As filed with the Securities and Exchange Commission on September 16, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

NextGen Acquisition Corp. II*

(Exact Name of Registrant as Specified in Its Charter)

_____________________________

Cayman Islands*	3711	98-1576914
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2255 Glades Road, Suite 324A
Boca Raton, FL 33431
(561) 208-8860

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________

Patrick Ford
Chief Financial Officer and Secretary
c/o NextGen Acquisition Corp. II
2255 Glades Road, Suite 324A
Boca Raton, FL 33431
(561) 208-8860
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Howard L. Ellin, Esq. David J. Goldschmidt, Esq. June S. Dipchand, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 375-3000	Justin G. Hamill, Esq. Rachel W. Sheridan, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200

_____________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share security		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value(3)	47,824,321	$9.90	(4)	$473,460,777.90	$51,654.57
Warrants(5)	14,419,818	$13.13	(6)	$189,260,111.25	$20,648.28
Common stock issuable upon exercise of the warrants(7)	14,419,818	—	(8)	—	—
Common stock(9)	314,315,651	$9.90	(4)	$3,111,724,944.90	$339,489.19
Total	390,979,608			$3,774,445,834.05	$411,792.04

____________

(1)      Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), NextGen Acquisition Corp. II, a Cayman Islands exempted company (“NextGen”), intends to effect a deregistration under Section 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which NextGen’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by NextGen (after the Domestication), the continuing entity following the Domestication, which will be renamed “Virgin Orbit Holdings, Inc.” (“Virgin Orbit”), as further described in the proxy statement/prospectus. As used herein, “Virgin Orbit” refers to NextGen after the Domestication, including after such change of name.

(2)      Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)      The number of shares of common stock of Virgin Orbit being registered represents (i) 38,259,457 Class A ordinary shares that were registered pursuant to NextGen’s Registration Statement on Form S-1 (File No. 333-253848) (the “IPO Registration Statement”) and offered by NextGen in its initial public offering and (ii) 9,564,864 Class B ordinary shares that were issued prior to NextGen’s initial public offering. NextGen’s outstanding Class A ordinary shares and Class B ordinary shares will be automatically converted by operation of law into shares of Virgin Orbit common stock following the Domestication.

(4)      Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of NextGen (the company to which Virgin Orbit will succeed following the Domestication) on The Nasdaq Capital Market (“Nasdaq”) on September 14, 2021 ($9.90 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

(5)      The number of warrants to acquire shares of Virgin Orbit common stock being registered represents (i) 7,651,891 redeemable warrants to purchase Class A ordinary shares that were registered pursuant to the IPO Registration Statement and offered by NextGen in its initial public offering and (ii) 6,767,927 warrants to purchase Class A ordinary shares that were issued in a private placement concurrently with NextGen’s initial public offering to NextGen Sponsor II LLC (the “Sponsor”). Such warrants will automatically be converted by operation of law into warrants to purchase shares of Virgin Orbit common stock following the Domestication.

(6)      Estimated solely for the purpose of calculating the registration fee, and represents the sum of (i) the average of the high and low prices of the public warrants of NextGen (the company to which Virgin Orbit will succeed following the Domestication) on Nasdaq on September 14, 2021 ($1.63 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC) and (ii) the exercise price of $11.50 per share of common stock issuable upon exercise of such public warrants. This calculation is in accordance with Rule 457(f)(1) and 457(i) of the Securities Act.

(7)      Represents shares of Virgin Orbit common stock to be issued upon the exercise of (i) 7,651,891 redeemable warrants to purchase Class A ordinary shares of NextGen that were registered pursuant to the IPO Registration Statement and offered by NextGen in its initial public offering and (ii) 6,767,927 warrants to purchase Class A ordinary shares that were issued in a private placement concurrently with NextGen’s initial public offering. Such warrants will automatically be converted by operation of law into warrants to purchase shares of Virgin Orbit common stock following the Domestication.

(8)      No additional registration fee is payable pursuant to Rule 457(i).

(9)      The number of shares of common stock of Virgin Orbit being registered represents (i) 302,791,020 shares of Virgin Orbit common stock after giving effect to the Exchange Ratio issuable upon consummation of the Business Combination described herein and (ii) 11,524,631 shares of Virgin Orbit common stock after giving effect to the Exchange Ratio issuable pursuant to options to purchase shares of Virgin Orbit common stock.

*        Prior to the consummation of the Merger described herein, the Registrant intends to effect the Domestication. All securities being registered will be issued by NextGen (after the Domestication), the continuing entity following the Domestication, which will be renamed “Virgin Orbit Holdings, Inc.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2021

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
NEXTGEN ACQUISITION CORP. II
(A CAYMAN ISLANDS EXEMPTED COMPANY)

_____________________________

PROSPECTUS FOR
362,139,972 SHARES OF COMMON STOCK AND
14,419,818 WARRANTS
OF NEXTGEN ACQUISITION CORP. II

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “VIRGIN ORBIT HOLDINGS, INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

_____________________________

The board of directors of NextGen Acquisition Corp. II, a Cayman Islands exempted company (“NextGen” and, after the Domestication as described below, “Virgin Orbit”), has unanimously approved (1) the domestication of NextGen as a Delaware corporation (the “Domestication”); (2) the merger of Pulsar Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of NextGen, with and into Vieco USA, Inc. (“Vieco USA”), a Delaware corporation (the “Merger”), with Vieco USA surviving the Merger as a wholly owned subsidiary of Virgin Orbit, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 22, 2021, by and among NextGen, Merger Sub and Vieco USA, attached to this proxy statement/prospectus as Annex A (as may be amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, NextGen will change its name to “Virgin Orbit Holdings, Inc.”

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of NextGen (the “NextGen Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Virgin Orbit (the “Virgin Orbit common stock”); (2) each then issued and outstanding warrant of NextGen (the “NextGen warrants”) will convert automatically into a warrant to acquire one share of Virgin Orbit common stock (the “Virgin Orbit warrants”); and (3) each of the then issued and outstanding units of NextGen that have not been previously separated into the underlying NextGen Class A ordinary shares and underlying NextGen warrants upon the request of the holder thereof (the “NextGen units”), will be cancelled and will entitle the holder thereof to one share of Virgin Orbit common stock and one-fifth of one Virgin Orbit warrant. Accordingly, this proxy statement/prospectus covers (a) 47,824,321 shares of Virgin Orbit common stock to be issued in the Domestication and (b) 14,419,818 Virgin Orbit warrants to be issued in the Domestication.

In the event the Available Cash Consideration Amount (as defined herein) exceeds zero dollars, Vieco USA may, prior to the Election Deadline (as defined herein), elect that holders of Vieco USA common stock receive in exchange for shares of Vieco USA common stock a portion of the consideration payable in cash, in lieu of shares of Virgin Orbit common stock, up to the amount of the Available Cash Consideration Amount (the “Cash Election”, and such amount of cash consideration, the “Cash Consideration”).

At the Effective Time (after giving effect to the Vieco USA Pre-Closing Restructuring, as defined herein and as more fully described in the Merger Agreement and elsewhere in this proxy statement/prospectus), among other things, each outstanding share of Vieco USA common stock as of immediately prior to the Effective Time (other than in respect of excluded shares as described more fully in the Merger Agreement) will be cancelled and converted into the right to receive, (a) in the event that the Cash Election is not exercised by Vieco USA prior to the Election Deadline, a number of shares of Virgin Orbit common stock (at a deemed value of $10.00 per share) equal to the Exchange Ratio (as defined herein) or (b) in the event that the Cash Election is exercised by Vieco USA prior to the Election Deadline, (i) an amount in cash equal to the quotient obtained by dividing (A) the Cash Consideration by (B) the number of Aggregate Fully Diluted Vieco USA Common Shares (as defined herein), and (ii) a number of shares of Virgin Orbit common stock equal to the quotient obtained by dividing (A) the number of Virgin Orbit common stock constituting the Stock Consideration (as defined herein) by (B) the Aggregate Fully Diluted Vieco USA Common Shares, which will, in the case of the consideration described in either clause (a) or (b) hereof, as applicable, represent, in the aggregate, a pre-transaction equity value of Vieco USA of $3,100,000,000 (the “Aggregate Merger Consideration”). The foregoing determinations do not take into account any additional equity incentive compensation awards that may subsequently be granted or any Vieco USA Option (as defined herein) with an exercise price per share that is equal to or greater than the Per Share Merger Consideration (as defined herein) and also assume that all other outstanding Vieco USA Options are exercised immediately before the Effective Time for the net number of shares subject to the option after deduction of the applicable exercise price. All Vieco USA Options will be converted into Virgin Orbit Options (as defined herein); provided that any Vieco USA Options that have an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled without consideration. See the section entitled “BCA Proposal — The Merger Agreement — Consideration.”

The NextGen units, NextGen Class A ordinary shares and NextGen warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “NGCAU,” “NGCA” and “NGCAW,” respectively. NextGen will apply for listing, to be effective at the closing of the Business Combination, of Virgin Orbit common stock and Virgin Orbit warrants on Nasdaq under the proposed symbols “VORB” and “VORBW”, respectively. It is a condition of the consummation of the Business Combination described above that NextGen receives confirmation from Nasdaq that the securities have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing conditions will be met or that NextGen will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination described above will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of NextGen with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting of NextGen. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

NEXTGEN ACQUISITION CORP. II

A Cayman Islands Exempted Company
(Company Number 370012)
2255 Glades Road, Suite 324A,
Boca Raton, FL 33431

Dear NextGen Acquisition Corp. II Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of NextGen Acquisition Corp. II, a Cayman Islands exempted company (“NextGen” and, after the Domestication, as described below, “Virgin Orbit”), at            , Eastern Time, on             , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, or virtually via live webcast at https://www.cstproxy.com/nextgenacqii/2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

At the extraordinary general meeting, NextGen shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 22, 2021, by and among NextGen, Pulsar Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Vieco USA, Inc., a Delaware corporation (“Vieco USA”), a copy of which is attached to this proxy statement/prospectus as Annex A (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, following the Domestication of NextGen to Delaware as described below, for the merger of Merger Sub with and into Vieco USA (the “Merger”), with Vieco USA surviving the Merger as a wholly owned subsidiary of Virgin Orbit, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus.

As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of NextGen has unanimously approved a change of NextGen’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”). As described in this proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, NextGen will change its name to “Virgin Orbit Holdings, Inc.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of NextGen (the “NextGen Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Virgin Orbit (the “Virgin Orbit common stock”), (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of NextGen (the “NextGen Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock, (3) each then issued and outstanding warrant of NextGen (the “NextGen warrants”) will convert automatically into a warrant to acquire one share of Virgin Orbit common stock (the “Virgin Orbit warrants”) pursuant to the Warrant Agreement, dated March 22, 2021, between NextGen and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent (the “Warrant Agent”), and (4) each of the then issued and outstanding units of NextGen that have not been previously separated into the underlying NextGen Class A ordinary shares and underlying NextGen warrants upon the request of the holder thereof (the “NextGen units”), will be cancelled and will entitle the holder thereof to one share of Virgin Orbit common stock and one-fifth of one Virgin Orbit warrant. As used herein, “public shares” means the NextGen Class A ordinary shares (including those underlying the NextGen units) that were registered pursuant to the Registration Statement on Form S-1 (333-253848) and the shares of Virgin Orbit common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see the section entitled “Domestication Proposal.”

You will also be asked to consider and vote upon (1) five separate proposals to approve material differences between NextGen’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Virgin Orbit (collectively, the “Organizational Documents Proposals”), (2) a proposal to elect              directors who, upon consummation of the Business Combination, will be the directors of Virgin Orbit (the “Director Election Proposal”), (3) a proposal to approve for purposes of complying with the applicable provisions of The Nasdaq Stock Market Listing Rule 5635, the issuance of Virgin Orbit common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors, pursuant to the PIPE Investment (with all of the foregoing capitalized terms defined herein) and (b) the Vieco USA Stockholders (as defined herein) pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (4) a proposal to approve and adopt Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”), (5) a proposal to approve and adopt Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal”) and (6) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal (as defined herein), the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in this proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

In the event the Available Cash Consideration Amount (as defined herein) exceeds zero dollars, Vieco USA may, prior to the Election Deadline (as defined herein), elect that holders of Vieco USA common stock receive in exchange for shares of Vieco USA common stock a portion of the consideration payable in cash, in lieu of shares of Virgin Orbit common stock, up to the amount of the Available Cash Consideration Amount (the “Cash Election”, and such amount of cash consideration, the “Cash Consideration”).

At the Effective Time (after giving effect to the Vieco USA Pre-Closing Restructuring, as defined herein and as more fully described in the Merger Agreement and elsewhere in this proxy statement/prospectus), among other things, each outstanding share of Vieco USA common stock as of immediately prior to the Effective Time (other than in respect of excluded shares as described more fully in the Merger Agreement) will be cancelled and converted into the right to receive, (a) in the event that the Cash Election is not exercised by Vieco USA prior to the Election Deadline, a number of shares of Virgin Orbit common stock (at a deemed value of $10.00 per share) equal to the Exchange Ratio (as defined herein) or (b) in the event that the Cash Election is exercised by Vieco USA prior to the Election Deadline, (i) an amount in cash equal to the quotient obtained by dividing (A) the Cash Consideration by (B) the number of Aggregate Fully Diluted Vieco USA Common Shares (as defined herein), and (ii) a number of shares of Virgin Orbit common stock equal to the quotient obtained by dividing (A) the number of Virgin Orbit common stock constituting the Stock Consideration (as defined herein) by (B) the Aggregate Fully Diluted Vieco USA Common Shares, which will, in the case of the consideration described in either clause (a) or (b) hereof, as applicable, represent, in the aggregate, a pre-transaction equity value of Vieco USA of $3,100,000,000 (the “Aggregate Merger Consideration”). The foregoing determinations do not take into account any additional equity incentive compensation awards that may subsequently be granted or any Vieco USA Option (as defined herein) with an exercise price per share that is equal to or greater than the Per Share Merger Consideration (as defined herein) and also assume that all other outstanding Vieco USA Options are exercised immediately before the Effective Time for the net number of shares subject to the option after deduction of the applicable exercise price. All Vieco USA Options will be converted into Virgin Orbit Options (as defined herein); provided that any Vieco USA Options that have an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled without consideration. See the section entitled “BCA Proposal — The Merger Agreement — Consideration” in this proxy statement/prospectus.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing of the Business Combination (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the Stockholder Support Agreement, (iii) the Stockholders’ Agreement, (iv) the Registration Rights Agreement, (v) the Subscription Agreements and (vi) the Amended TMLA. For additional information, see the section entitled “BCA Proposal — Related Agreements” in this proxy statement/prospectus.

Pursuant to the Cayman Constitutional Documents, a holder of public shares (a “public shareholder”), which excludes shares held by the Sponsor, may request that NextGen redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, NextGen’s transfer agent, Virgin Orbit will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Virgin Orbit common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of NextGen — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and two directors of NextGen (Mr. Mattson and Mr. Summe (the “Sponsor Parties”)) have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of August 22, 2021, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares of NextGen.

The Merger Agreement provides that the obligations of Vieco USA and NextGen to consummate the Merger are conditioned on, among other things, that as of the Closing, the Trust Amount (as defined herein), plus the PIPE Investment Amount (as defined herein) actually received by NextGen at or prior to the Closing Date, is equal to or greater than $200.0 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). The Trust Amount is equal to the amount of cash available in the trust account, after deducting (i) the amount required to satisfy NextGen’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents, (ii) transaction expenses of NextGen and (iii) the payment of any deferred underwriting commissions being held in the trust account. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands, and its affiliates (collectively, “VIL”) will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the aggregate dollar value of such purchase, the “Additional Equity Amount”). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed $200.0 million, then the Minimum Cash Condition will be deemed satisfied. If there are significant redemptions by public shareholders and if VIL does not exercise its right to purchase additional shares of Virgin Orbit common stock, then the Minimum Cash Condition may not be satisfied. In the event the Minimum Cash Condition is not satisfied, the Business Combination could not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. If Vieco USA and NextGen waive the Minimum Cash Condition, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement, which, to the extent such claim is successful and such option is exercised, would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows.

In addition, pursuant to the Cayman Constitutional Documents, in no event will NextGen redeem public shares in an amount that would cause Virgin Orbit’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus (including the approval of the Merger Agreement and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Vieco USA common stock (as defined herein). There can be no assurance Vieco USA or NextGen would waive any such provision of the Merger Agreement.

NextGen is providing this proxy statement/prospectus and accompanying proxy card to NextGen’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by NextGen’s shareholders at the extraordinary general meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of NextGen’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

After careful consideration, the board of directors of NextGen has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to NextGen’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of NextGen, you should keep in mind that NextGen’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted.

An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO NEXTGEN’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of NextGen’s board of directors, we would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

George N. Mattson	Gregory L. Summe
Co-Chairman	Co-Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated             , 2021 and is first being mailed to shareholders on or about            , 2021.

NEXTGEN ACQUISITION CORP. II

A Cayman Islands Exempted Company
(Company Number 370012)
2255 Glades Road, Suite 324A,
Boca Raton, FL 33431

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON             , 2021

TO THE SHAREHOLDERS OF NEXTGEN ACQUISITION CORP. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of NextGen Acquisition Corp. II, a Cayman Islands exempted company, company number 370012 (“NextGen”), will be held at             , Eastern Time, on            , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, or virtually via live webcast at https://www.cstproxy.com/nextgenacqii/2021. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•        Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of August 22, 2021, by and among NextGen, Merger Sub and Vieco USA, a copy of which is attached to this proxy statement/prospectus statement as Annex A (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the merger of Merger Sub with and into Vieco USA (the “Merger”), with Vieco USA surviving the Merger as a wholly owned subsidiary of Virgin Orbit, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

•        Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of NextGen’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Merger, the “Business Combination”) (the “Domestication Proposal”);

•        Organizational Documents Proposals — to consider and vote upon the following five separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between NextGen’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of NextGen (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Virgin Orbit Holdings, Inc.” in connection with the Business Combination (NextGen after the Domestication, including after such change of name, is referred to herein as “Virgin Orbit”);

(A)    Proposal No. 3 — Organizational Documents Proposal A — to authorize the change in the authorized share capital of NextGen from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “NextGen Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “NextGen Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “NextGen preferred shares”), to             shares of common stock, par value $0.0001 per share, of Virgin Orbit (the “Virgin Orbit common stock”) and             shares of preferred stock, par value $0.0001 per share, of Virgin Orbit (the “Virgin Orbit preferred stock”) (“Organizational Documents Proposal A”);

(B)    Proposal No. 4 — Organizational Documents Proposal B — to authorize the board of directors of Virgin Orbit (the “Virgin Orbit Board”) to issue any or all shares of Virgin Orbit preferred stock in one or more series, with such terms and conditions as may be expressly determined by the Virgin Orbit Board and as may be permitted by the DGCL, subject to the Stockholders’ Agreement (“Organizational Documents Proposal B”);

(C)    Proposal No. 5 — Organizational Documents Proposal C — to provide that the Virgin Orbit Board be divided into three classes, with each class made up of, as nearly as may be possible, of one-third of the total number of directors constituting the entire Virgin Orbit Board, with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

(D)    Proposal No. 6 — Organizational Documents Proposal D — to provide that certain provisions of the Proposed Organizational Documents will be subject to the Stockholders Agreement, including provisions governing amendments to the Proposed Organizational Documents, actions by written consent of stockholders and the issuance of preferred stock, with respect to which the Requisite Vieco USA Stockholder will have certain rights pursuant to the Stockholders’ Agreement; and

(E)    Proposal No. 7 — Organizational Documents Proposal E — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “NextGen Acquisition Corp. II” to “Virgin Orbit Holdings, Inc.”, (2) making Virgin Orbit’s corporate existence perpetual, (3) adopting the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, except that the modified restrictions provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions, (5) granting an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives) and (6) removing certain provisions related to NextGen’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which NextGen’s board of directors believes is necessary to adequately address the needs of Virgin Orbit after the Business Combination (“Organizational Documents Proposal E”);

•        Proposal No. 8 — The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect seven directors who, upon consummation of the Business Combination, will be the directors of Virgin Orbit (the “Director Election Proposal”);

•        Proposal No. 9 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of The Nasdaq Stock Market Listing Rule 5635, the issuance of Virgin Orbit common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors, pursuant to the PIPE Investment and (b) the Vieco USA Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•        Proposal No. 10 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”);

•        Proposal No. 11 — The ESPP Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal”); and

•        Proposal No. 12 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of Proposals No. 1 through 11 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on            , 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to NextGen’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of NextGen’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

After careful consideration, the board of directors of NextGen has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to NextGen’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of NextGen, you should keep in mind that NextGen’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of NextGen that Virgin Orbit redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), NextGen’s transfer agent, that Virgin Orbit redeem all or a portion of your public shares for cash; and

(iii)   deliver your public shares to Continental, NextGen’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, NextGen’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, NextGen’s transfer agent, Virgin Orbit will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Virgin Orbit common stock that will be redeemed promptly after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of NextGen — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

NextGen Sponsor II LLC, a Cayman Islands limited liability company and shareholder of NextGen (the “Sponsor”), and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, dated as of August 22, 2021, a copy of which is attached to this proxy statement/prospectus statement as Annex B (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

The Merger Agreement provides that the obligations of Vieco USA and NextGen to consummate the Merger are conditioned on, among other things, that as of the Closing, the Trust Amount (as defined herein) plus the PIPE Investment Amount (as defined herein) actually received by NextGen at or prior to the Closing Date (as defined herein) is equal to or greater than $200.0 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”). The Trust Amount is equal to the amount of cash available in the trust account, after deducting (i) the amount required to satisfy NextGen’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents, (ii) transaction expenses of NextGen and (iii) the payment of any deferred underwriting commissions being held in the trust account. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands, and its affiliates (collectively, “VIL”) will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the aggregate dollar value of such purchase, the “Additional Equity Amount”). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed $200.0 million, then the Minimum Cash Condition will be deemed satisfied. If there are significant redemptions by public shareholders and if VIL does not exercise its right to purchase additional shares of Virgin Orbit common stock, then the Minimum Cash Condition may not be satisfied. In the event the Minimum Cash Condition is not satisfied, the Business Combination could not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. If Vieco USA and NextGen waive the Minimum Cash Condition, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement, which, to the extent such claim is successful and such option is exercised, would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows.

In addition, pursuant to the Cayman Constitutional Documents, in no event will NextGen redeem public shares in an amount that would cause Virgin Orbit’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) to be less than $5,000,001.

The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in this proxy statement/prospectus. There can be no assurance that Vieco USA or NextGen would waive any such provision of the Merger Agreement.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important.    Whether or not you plan to attend in person or virtually the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing NGCA.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of NextGen Acquisition Corp. II,

, 2021

George N. Mattson	Gregory L. Summe
Co-Chairman	Co-Chairman

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO NEXTGEN’S TRANSFER AGENT BY NO LATER THAN            , 2021 (AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING). YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ANNEXES

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning NextGen, without charge, by written request to NextGen’s Secretary at NextGen Acquisition Corp. II, 2255 Glades Road, Suite 324A, Boca Raton, FL 33431, or by telephone request at (561) 208-8860; or Morrow Sodali LLC, NextGen’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing NGCA.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for NextGen’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of NextGen to be held on            , 2021, you must request the information no later than            , 2021, five business days prior to the date of the extraordinary general meeting.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. NextGen does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, a reference to:

•        “2017 Plan” means the VO Holdings 2017 Stock Incentive Plan to be assumed by Virgin Orbit at Closing;

•        “2021 Plan” means the Virgin Orbit 2021 Incentive Award Plan attached to this proxy statement/prospectus as Annex G;

•        “Aabar Space, Inc.” means Aabar Space, Inc., a company limited by shares under the laws of the British Virgin Islands and a subsidiary of Mubadala;

•        “Additional Equity Amount” means the total dollar value of the additional equity VIL purchases if it exercises its right, under certain conditions, to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00;

•        “Aggregate Fully Diluted Vieco USA Common Shares” means, without duplication, (a) the aggregate number of shares of Vieco USA common stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Vieco USA Pre-Closing Restructuring), or (ii) issuable upon the exercise of Vieco USA Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time (after giving effect to the Vieco USA Pre-Closing Restructuring), minus (b) the treasury shares as of immediately prior to the Effective Time, minus (c) a number of shares equal to (x) the aggregate exercise price of the Vieco USA Options described in clauses (a)(ii) above divided by (y) the product obtained by multiplying (A) the Exchange Ratio by (B) $10.00 (the “Per Share Merger Consideration”); provided, that any Vieco USA Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Vieco USA Common Shares;

•        “Amended TMLA” means the amended and restated trademark license agreement in the form attached as an annex to the Deed of Novation, Amendment and Restatement entered into by and among NextGen, VEL and Virgin Orbit, LLC, dated August 22, 2021;

•        “Available Cash Consideration Amount” means an amount (but not below zero) equal to: (x) the sum of (A) the amount of cash available in the trust account following the extraordinary general meeting, after deducting the amount required to satisfy the aggregate amount payable with respect to all redemptions by public shareholders, plus (B) the PIPE Investment Amount, minus (y) $500,000,000;

•        “Base Purchase Price” means $3,100,000,000;

•        “Boeing Warrant” means that certain common stock purchase warrant by and between NextGen and The Boeing Company (“Boeing”), to be entered into at and contingent upon the Closing, pursuant to which Boeing may purchase (including via cashless exercise) up to 500,000 shares of Virgin Orbit common stock, at $10.00 per share;

•        “Business Combination” means the Domestication together with the Merger;

•        “Cash Election” means the election that Vieco USA may, prior to the Election Deadline, make in the event that the Available Cash Consideration Amount exceeds zero dollars, such that holders of Vieco USA common stock receive, in exchange for shares of Vieco USA common stock, a portion of the consideration payable in cash, in lieu of shares of Virgin Orbit common stock, up to the amount of the Available Cash Consideration Amount;

•        “Cayman Constitutional Documents” means NextGen’s Amended and Restated Memorandum and Articles of Association, as amended from time to time;

•        “Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised);

•        “Closing” means the closing of the Business Combination;

•        “Closing Date” means the date on which the Closing actually occurs;

v

•        “Company,” “we,” “us” and “our” mean NextGen prior to its domestication as a corporation incorporated in the State of Delaware and to Virgin Orbit after its domestication as a corporation incorporated in the State of Delaware, including after its change of name to “Virgin Orbit Holdings, Inc.”;

•        “Condition Precedent Approvals” means approval at the extraordinary general meeting of the Condition Precedent Proposals;

•        “Condition Precedent Proposals” means the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the ESPP Proposal, collectively;

•        “Confidentiality Agreement” means the Confidentiality Agreement, dated March 25, 2021, by and between NextGen and VO Holdings;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “DGCL” means the General Corporation Law of the State of Delaware;

•        “DoD” means the U.S. Department of Defense;

•        “Domestication” means the domestication of NextGen Acquisition Corp. II as a corporation incorporated in the State of Delaware;

•        “EAR” means the Export Administration Regulations;

•        “Earnback Period” means the time period between the date of the Sponsor Support Agreement and the five-year anniversary of the Closing;

•        “Earnback Triggering Event I” means the dollar volume-weighted average price of one share of Virgin Orbit common stock quoted on Nasdaq (or such other exchange on which the shares of Virgin Orbit common stock are then listed) equaling or exceeding $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty consecutive trading day period within the Earnback Period;

•        “Earnback Triggering Event II” means the dollar volume-weighted average price of one share of Virgin Orbit common stock quoted on Nasdaq (or such other exchange on which the shares of Virgin Orbit common stock are then listed) equaling or exceeding $15.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty consecutive trading day period within the Earnback Period;

•        “Earnback Triggering Events” means the Earnback Triggering Event I and Earnback Triggering Event II, collectively;

•        “Effective Time” means the date and time the Merger becomes effective;

•        “Election Deadline” means promptly after all redemptions by public shareholders have been determined (but in no event later than 24 hours after such determination).

•        “EO” means Earth Observation;

•        “ESG” means environmental, social and governance;

•        “ESPP” means the Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex H;

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended;

•        “Exchange Ratio” means the ratio equal to (i) the number of shares of Virgin Orbit common stock constituting the Maximum Implied Stock Consideration divided by (ii) the number of Aggregate Fully Diluted Vieco USA Common Shares;

•        “FAA” means the U.S. Federal Aviation Administration;

•        “FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia), as amended;

•        “FCC” means the U.S. Federal Communications Commission;

•        “FOCI” means foreign ownership, control or influence;

•        “founder shares” means the NextGen Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the NextGen Class A ordinary shares that will be issued upon the conversion thereof;

•        “GAAP” means generally accepted accounting principles in the United States of America;

•        “GSE” means the ground support equipment used to load the LauncherOne rocket with fuel, liquid oxygen and other gases;

•        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “initial public offering” means NextGen’s initial public offering that was consummated on March 25, 2021;

•        “IPO Registration Statement” means the Registration Statement on Form S-1 (333-253848) filed by NextGen in connection with its initial public offering, which became effective on March 22, 2021;

•        “IRS” means the U.S. Internal Revenue Service;

•        “Initial PIPE Investment” means the purchase of shares of Virgin Orbit common stock pursuant to the Initial Subscription Agreements;

•        “Initial Subscription Agreements” means the subscription agreements executed on or prior to August 22, 2021 pursuant to which the Initial PIPE Investment will be consummated;

•        “IoT” means Internet of Things;

•        “IT” means information technology;

•        “ITAR” means the International Traffic in Arms Regulations;

•        “JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

•        “LEO” means Low Earth orbit;

•        “Maximum Implied Stock Consideration” means a number of ordinary shares equal to the quotient obtained by dividing (i) $3,100,000,000, by (ii) $10.00;

•        “Merger” means the merger of Merger Sub with and into Vieco USA, with Vieco USA surviving the merger as a wholly owned subsidiary of Virgin Orbit;

•        “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 22, 2021, by and among NextGen, Merger Sub and Vieco USA, as may be amended from time to time, a copy of which is attached to this proxy statement/prospectus as Annex A;

•        “Merger Sub” means Pulsar Merger Sub, Inc., a Delaware corporation;

•        “Minimum Available Cash Amount” means $200.0 million;

•        “Minimum Cash Condition” means the Trust Amount and the PIPE Investment Amount, in the aggregate, being equal to or greater than the Minimum Available Cash Amount;

•        “Mubadala” means Mubadala Investment Company PJSC, a sovereign wealth fund of the United Arab Emirates, and its subsidiaries, including Aabar Space Inc.;

•        “NASA” means the National Aeronautics and Space Administration;

•        “Nasdaq” means the Nasdaq Capital Market;

•        “NextGen” and the “Registrant” mean NextGen Acquisition Corp. II, a Cayman Islands exempted company, prior to its domestication as a corporation in the State of Delaware;

•        “NextGen Class A ordinary shares” means NextGen’s Class A ordinary shares, par value $0.0001 per share;

•        “NextGen Class B ordinary shares” means NextGen’s Class B ordinary shares, par value $0.0001 per share;

•        “NextGen units” and “units” mean the units of NextGen, each unit representing one NextGen Class A ordinary share and one-fifth of one redeemable warrant to acquire one NextGen Class A ordinary share, that were offered and sold by NextGen in its initial public offering and registered pursuant to the IPO Registration Statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•        “NOAA” means the National Oceanic and Atmospheric Administration;

•        “NSIA” means the National Security and Investment Act 2021 (United Kingdom);

•        “ordinary shares” means the NextGen Class A ordinary shares and the NextGen Class B ordinary shares, collectively;

•        “OSP-4” means Orbital Services Program-4;

•        “Other Vieco USA Stockholders” means Vieco USA Stockholders other than the Requisite Vieco USA Stockholder;

•        “Person” means any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•        “PIPE Investment” means the purchase of shares of Virgin Orbit common stock pursuant to the Subscription Agreements;

•        “PIPE Investment Amount” means the aggregate gross purchase price received by NextGen substantially concurrently with or immediately following Closing for the shares in the PIPE Investment;

•        “PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements;

•        “private placement warrants” means the NextGen private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of Virgin Orbit issued as a matter of law upon the conversion thereof at the time of the Domestication;

•        “pro forma” means giving pro forma effect to the Business Combination;

•        “Proposed Bylaws” means the proposed bylaws of Virgin Orbit upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex K;

•        “Proposed Certificate of Incorporation” means the proposed certificate of incorporation of Virgin Orbit upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex J;

•        “Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws;

•        “public shareholders” means holders of public shares, whether acquired in NextGen’s initial public offering or acquired in the secondary market;

•        “public shares” means the NextGen Class A ordinary shares (including those underlying the units) that were offered and sold by NextGen in its initial public offering and registered pursuant to the IPO Registration Statement or the shares of Virgin Orbit common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•        “public warrants” means the redeemable warrants (including those underlying the units) that were offered and sold by NextGen in its initial public offering and registered pursuant to the IPO Registration Statement or the redeemable warrants of Virgin Orbit issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•        “redemption” means each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•        “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among Virgin Orbit and the Vieco USA Registration Rights Holders;

•        “Requisite Vieco USA Stockholder” means Vieco 10;

•        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

•        “SAS” means Sky and Space Company Ltd (ACN 117 770 475), a company limited by shares under the laws of the Commonwealth of Australia;

•        “SEC” means the United States Securities and Exchange Commission;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Sponsor” means NextGen Sponsor II LLC, a Cayman Islands limited liability company;

•        “Sponsor Related PIPE Investors” means the PIPE Investors that are affiliates of the Sponsor (together with their permitted transferees);

•        “Sponsor Support Agreement” means that certain Support Agreement, dated August 22, 2021, by and among the Sponsor, NextGen, the Sponsor Parties and Vieco USA, as amended and modified from time to time;

•        “Sponsor Earnback Shares” means 15% of those 9,564,864 (rounded up to the nearest whole share) issued and outstanding NextGen Class B ordinary shares, comprised of two separate 50% tranches, owned by the Sponsor that become unvested immediately prior to the Closing and will remain restricted from transfer (subject to certain exceptions) and subject to potential forfeiture to Virgin Orbit for no consideration, subject to the occurrence (or deemed occurrence) of the applicable Earnback Triggering Events during the Earnback Period;

•        “Sponsor Earnback Warrants” means 15% of those 6,767,927 (rounded up to the nearest whole share) issued and outstanding NextGen Class B ordinary shares, comprised of two separate 50% tranches, owned by the Sponsor that become unvested immediately prior to the Closing and will remain restricted from transfer (subject to certain exceptions) and subject to potential forfeiture to Virgin Orbit for no consideration, subject to the occurrence (or deemed occurrence) of the applicable Earnback Triggering Events during the Earnback Period;

•        “Stock Consideration” means a number of shares of Virgin Orbit common stock equal to the Maximum Implied Stock Consideration; provided, however, if Vieco USA exercises the Cash Election, then “Stock Consideration” shall mean a number of Virgin Orbit common stock equal to (x) the Maximum Implied Stock Consideration, minus (y) (i) a number of shares of ordinary shares equal to the quotient obtained by dividing (A) the Cash Consideration by (B) $10.00;

•        “Stockholder Support Agreement” means that certain Support Agreement, dated August 22, 2021, by and among NextGen, the Requisite Vieco USA Stockholder and Vieco USA, as amended and modified from time to time;

•        “Stockholders’ Agreement” means the Stockholders’ Agreement to be entered into at Closing, by and among NextGen and the Requisite Vieco USA Stockholder;

•        “Subscription Agreements” means the Initial Subscription Agreements and Subsequent Subscription Agreements pursuant to which the PIPE Investment will be consummated;

•        “Subsequent PIPE Investment” means the purchase of shares of Virgin Orbit common stock pursuant to the Subsequent Subscription Agreements;

•        “Subsequent Subscription Agreements” means the subscription agreements, if any, executed after August 22, 2021 and on or prior to the Closing Date pursuant to which the Subsequent PIPE Investment will be consummated;

•        “Third-Party PIPE Investor” means any PIPE Investor who is not (i) a Sponsor Related PIPE Investor, (ii) the Sponsor or (iii) a Vieco USA PIPE Investor;

•        “trust account” means the trust account established at the consummation of NextGen’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•        “Trust Agreement” means the Investment Management Trust Agreement, dated March 22, 2021, by and between NextGen and Continental, as trustee;

•        “Trust Amount” means the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy NextGen’s obligations to its shareholders (if any) that exercise their redemption rights and transaction expenses of NextGen and the payment of any deferred underwriting commissions being held in the trust account;

•        “VEL” means Virgin Enterprises Limited, a company limited by shares under the laws of England and Wales, and the trademark licensing entity of the Virgin Group;

•        “Vieco 10” means Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands, which (a) holds shares of Vieco USA common stock, as it is the legal entity through which Virgin Group and Mubadala have invested in Vieco USA, and (b) will be the largest shareholder in Virgin Orbit immediately following the Business Combination;

•        “Vieco USA” means Vieco USA, Inc., a Delaware corporation and its wholly-owned subsidiaries;

•        “Vieco USA common stock” means shares of Vieco USA common stock prior to the Business Combination (after giving effect to the Vieco USA Pre-Closing Restructuring), par value $0.0001 per share;

•        “Vieco USA Options” means options to purchase shares of Vieco USA common stock prior to the Business Combination (after giving effect to the Vieco USA Pre-Closing Restructuring);

•        “Vieco USA PIPE Investor” means any PIPE Investor that is a holder, directly or indirectly, of shares of Vieco USA common stock or securities exercisable for or convertible into Vieco USA common stock as of the date of the Merger Agreement and is not a Sponsor Related PIPE Investor;

•        “Vieco USA Pre-Closing Restructuring” means the merger of VO Holdings with and into Vieco USA, with Vieco USA surviving the merger, pursuant to which (i) all shares of common stock of Vieco USA held by the Requisite Vieco USA Stockholder immediately prior to such merger will be cancelled in exchange for a number of shares of Vieco USA common stock equal to the number of shares of VO Holdings common stock held by Vieco USA immediately prior to such merger, (ii) the VO Holdings common stock held by all other stockholders of VO Holdings (the “Other VO Holdings Stockholders”) immediately prior to such merger will be cancelled and converted into a number of shares of Vieco USA common stock equal to the number of shares of VO Holdings common stock held by the Other VO Holdings Stockholders immediately prior to such merger, (iii) the 2017 Stock Plan will be assumed by Vieco USA and the VO Holdings Options issued pursuant thereto will be cancelled and converted into an equal number of Vieco USA Options (with the same per share exercise prices) and (iv) all outstanding stock appreciation rights

x

related to VO Holdings will be cancelled and converted into a number of shares of Vieco USA common stock based on the appreciation value of such stock appreciation rights at the time of such merger, assuming the same per share price of Vieco USA common stock as that of VO Holdings common stock.

•        “Vieco USA Registration Rights Holders” means the Requisite Vieco USA Stockholder and NextGen Sponsor II LLC;

•        “Vieco USA Stockholders” means the stockholders of Vieco USA and holders of Vieco USA Options prior to the Business Combination (after giving effect to the Vieco USA Pre-Closing Restructuring);

•        “VIL” means Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands, and its affiliates, and a wholly owned subsidiary of Virgin Group;

•        “Virgin Group” means Virgin Group Holdings Limited, its wholly owned subsidiaries and its affiliates, including the Requisite Vieco USA Stockholder;

•        “Virgin Orbit” means NextGen after the Domestication and its name change from NextGen Acquisition Corp. II to Virgin Orbit Holdings, Inc.;

•        “Virgin Orbit Board’ means the board of directors of Virgin Orbit;

•        “Virgin Orbit common stock” means shares of Virgin Orbit common stock, par value $0.0001 per share;

•        “Virgin Orbit Equity Plans” means the 2017 Plan and 2021 Plan;

•        “Virgin Orbit Options” means options to purchase shares of Virgin Orbit common stock;

•        “VO Holdings” means VO Holdings, Inc., a Delaware corporation and a subsidiary of Vieco USA;

•        “VO Holdings Options” means options to purchase shares of VO Holdings common stock outstanding prior to the Vieco USA Pre-Closing Restructuring;

•        “VO Holdings common stock” means shares of VO Holdings common stock, par value $0.01 per share, outstanding prior to the Vieco USA Pre-Closing Restructuring;

•        “VO Holdings SARs” means the stock appreciation rights related to the shares of common stock of VO Holdings outstanding prior to giving effect to the Vieco USA Pre-Closing Restructuring;

•        “VOX” means Vieco USA’s wholly owned subsidiary, VOX Space, LLC, a Delaware limited liability company; and

•        “warrants” means the public warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to NextGen Class A ordinary shares or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, NextGen, Vieco USA and Virgin Orbit. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When NextGen discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, NextGen’s management.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•        NextGen’s ability to complete the Business Combination or, if NextGen does not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver (if applicable) of the conditions to the Merger, including, among other things:

•        the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of NextGen and Vieco USA, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the HSR Act, (iv) if required, approval under the NSIA, (v) Vieco USA reducing its interest in SAS such that no Australian foreign investment approval is required, or receipt of Australian foreign investment approval, (vi) receipt of approval for listing on Nasdaq of the shares of Virgin Orbit common stock to be issued in connection with the Merger, (vii) that NextGen have at least $5,000,001 of net tangible assets (inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) upon Closing, (viii) the absence of any injunctions or adoption of any laws prohibiting the Merger, (ix) the completion of the Vieco USA Pre-Closing Restructuring, (x) the completion of the Domestication and (xi) customary bringdown of the representations, warranties and covenants of the parties therein; and

•        that the sum of the Trust Amount, plus the PIPE Investment Amount actually received by NextGen at or prior to the Closing Date, is equal to or greater than the Minimum Available Cash Amount;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the projected financial information, anticipated growth rate, and market opportunity of Virgin Orbit;

•        the ability to obtain or maintain the listing of Virgin Orbit common stock and Virgin Orbit warrants on Nasdaq following the Business Combination;

•        our public securities’ potential liquidity and trading;

•        our ability to raise financing in the future;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•        NextGen officers and directors allocating their time to other businesses and potentially having conflicts of interest with NextGen’s or Virgin Orbit’s business or in approving the Business Combination;

•        Vieco USA officers and directors allocating their time to other businesses and potentially having conflicts of interest with Virgin Orbit’s business or in approving the Business Combination;

•        the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•        the impact of the regulatory environment and complexities with compliance related to such environment;

•        factors relating to the business, operations and financial performance of Virgin Orbit and its subsidiaries, including:

•        the impact of the COVID-19 pandemic;

•        the ability of Virgin Orbit to maintain an effective system of internal controls over financial reporting;

•        the ability of Virgin Orbit to grow market share in its existing markets or any new markets it may enter;

•        the ability of Virgin Orbit to respond to general economic conditions;

•        the ability of Virgin Orbit to manage its growth effectively;

•        the ability of Virgin Orbit to achieve and maintain profitability in the future;

•        the ability of Virgin Orbit to access sources of capital, including debt financing and other sources of capital to finance operations and growth;

•        the ability of Vieco USA to maintain and enhance its products and brand, and to attract customers;

•        the ability of Vieco USA to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices; the success of strategic relationships with third parties; and

•        other factors detailed in the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us, Vieco USA or Virgin Orbit. There can be no assurance that future developments affecting us, Vieco USA or Virgin Orbit will be those that NextGen or Vieco USA have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of NextGen, Vieco USA or Virgin Orbit) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” beginning on page 32 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. NextGen and Vieco USA undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any NextGen shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF NEXTGEN

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to NextGen’s shareholders. NextGen urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at            , Eastern Time, on            , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, or virtually via live webcast. To participate in the special meeting, visit https://www.cstproxy.com/nextgenacqii/2021 and enter the 12 digit control number included on your proxy card. You may register for the meeting as early as            , Eastern Time, on            , 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.

Q:     Why am I receiving this proxy statement/prospectus?

A:     NextGen shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Vieco USA, with Vieco USA surviving the merger as a wholly owned subsidiary of Virgin Orbit, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “BCA Proposal” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.

As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, NextGen will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which NextGen’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (1) each then issued and outstanding NextGen Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock; (2) each of the then issued and outstanding NextGen Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock; (3) each then issued and outstanding NextGen warrant will convert automatically into a Virgin Orbit warrant, pursuant to the Warrant Agreement, dated as of March 22, 2021, between NextGen and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (4) each of the then issued and outstanding units of NextGen that have not been previously separated into the underlying NextGen Class A ordinary shares and underlying NextGen warrants upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of Virgin Orbit common stock and one-fifth of one Virgin Orbit warrant. See the section entitled “Domestication Proposal” for additional information.

The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see the section entitled “What amendments will be made to the current constitutional documents of NextGen?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF NEXTGEN AND VIECO USA, CAREFULLY AND IN ITS ENTIRETY.

Q:     What proposals are shareholders of NextGen being asked to vote upon?

A:     At the extraordinary general meeting, NextGen is asking holders of ordinary shares to consider and vote upon:

•        a proposal to approve by ordinary resolution and adopt the Merger Agreement;

•        a proposal to approve by special resolution the Domestication;

•        the following five separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•        to authorize the change in the authorized share capital of NextGen from (i) 500,000,000 NextGen Class A ordinary shares, 50,000,000 NextGen Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, to (ii)            shares of Virgin Orbit common stock and            shares of Virgin Orbit preferred stock, respectively;

•        to authorize the board of directors of Virgin Orbit (the “Virgin Orbit Board”) to issue any or all shares of Virgin Orbit preferred stock in one or more series, with such terms and conditions as may be expressly determined by the Virgin Orbit Board and as may be permitted by the DGCL, subject to the Stockholders’ Agreement;

•        to provide that the Virgin Orbit Board be divided into three classes, with each class made up of, as nearly as may be possible, of one-third of the total number of directors constituting the entire Virgin Orbit Board, with only one class of directors being elected in each year and each class serving a three-year term;

•        to provide that certain provisions of the Proposed Organizational Documents will be subject to the Stockholders Agreement, including provisions governing amendments to the Proposed Organizational Documents, actions by written consent of stockholders and the issuance of preferred stock, with respect to which the Requisite Vieco USA Stockholder will have certain rights pursuant to the Stockholders’ Agreement; and

•        to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including, (1) changing the corporate name from “NextGen Acquisition Corp. II” to “Virgin Orbit Holdings, Inc.”, (2) making Virgin Orbit’s corporate existence perpetual, (3) adopting the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, except that the modified restrictions provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions, (5) granting an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives) and (6) removing certain provisions related to NextGen’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which NextGen’s board of directors believes is necessary to adequately address the needs of Virgin Orbit after the Business Combination;

•        a proposal to approve by ordinary resolution the election of seven directors to serve staggered terms, who, upon consummation of the Business Combination, will be the directors of Virgin Orbit;

•        a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of Nasdaq, the issuance of (a) shares of Virgin Orbit common stock to the PIPE Investors, including the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors, pursuant to the PIPE Investment and (b) shares of Virgin Orbit common stock to the Vieco USA Stockholders pursuant to the Merger Agreement;

•        a proposal to approve by ordinary resolution the 2021 Plan;

•        a proposal to approve by ordinary resolution the ESPP; and

•        a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If NextGen’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. See the sections entitled “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal,” “ESPP Proposal” and “Adjournment Proposal.”

NextGen will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of NextGen should read it carefully.

After careful consideration, NextGen’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of NextGen and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     Are the proposals conditioned on one another?

A:     Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:     Why is NextGen proposing the Business Combination?

A:     NextGen was organized to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Vieco USA is a vertically integrated space company that provides customers dedicated small satellite launch capabilities. Vieco USA has invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747-400 aircraft (“Cosmic Girl”), and the LauncherOne rocket (“LauncherOne”). Cosmic Girl serves as a reusable mobile launch pad, carrying LauncherOne aloft, and LauncherOne is a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows Vieco USA to serve a broad array of applications and end markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small satellite ground launch providers. NextGen believes Vieco USA offers the agility, flexibility, and affordability necessary to transform the space landscape.

Based on its due diligence investigations of Vieco USA and the industry in which it operates, including the financial and other information provided by Vieco USA in the course of NextGen’s due diligence investigations, NextGen’s board of directors believes that the Business Combination is in the best interests of NextGen and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination” for additional information.

Although NextGen’s board of directors believes that the Business Combination presents a unique business combination opportunity and is in the best interests of NextGen and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination,” as well as in the section entitled “Risk Factors — Risks Related to Vieco USA’s Business and Industry.”

Q:     What will Vieco USA Stockholders receive in return for NextGen’s acquisition of all of the issued and outstanding equity interests of Vieco USA?

A:     In the event the Available Cash Consideration Amount exceeds zero dollars, Vieco USA may, prior to the Election Deadline, elect that holders of Vieco USA common stock receive in exchange for shares of Vieco USA common stock a portion of the consideration payable in cash, in lieu of shares of Virgin Orbit common stock, up to the amount of the Available Cash Consideration Amount (the “Cash Election”, and such amount of cash consideration, the “Cash Consideration”).

At the Effective Time (after giving effect to the Vieco USA Pre-Closing Restructuring, as defined herein and as more fully described in the Merger Agreement and elsewhere in this proxy statement/prospectus), among other things, each outstanding share of Vieco USA common stock as of immediately prior to the Effective Time (other than in respect of excluded shares as described more fully in the Merger Agreement) will be cancelled and converted into the right to receive, (a) in the event that the Cash Election is not exercised by Vieco USA prior to the Election Deadline, a number of shares of Virgin Orbit common stock (at a deemed value of $10.00 per share) equal to the Exchange Ratio or (b) in the event that the Cash Election is exercised by Vieco USA prior to the Election Deadline, (i) an amount in cash equal to the quotient obtained by dividing (A) the Cash Consideration by (B) the number of Aggregate Fully Diluted Vieco USA Common Shares, and (ii) a number of shares of Virgin Orbit common stock equal to the quotient obtained by dividing (A) the number of Virgin Orbit common stock constituting the Stock Consideration by (B) the Aggregate Fully Diluted Vieco USA Common Shares, which will, in the case of the consideration described in either clause (a) or (b) hereof, as applicable, represent, in the aggregate, a pre-transaction equity value of Vieco USA of $3,100,000,000 (the “Aggregate Merger Consideration”). The foregoing determinations do not take into account any additional equity incentive compensation awards that may subsequently be granted or any Vieco USA Option with an exercise price per share that is equal to or greater than the Per Share Merger Consideration and also assume that all other outstanding Vieco USA Options are exercised immediately before the Effective Time for the net number of shares subject to the option after deduction of the applicable exercise price. All Vieco USA Options will be converted into Virgin Orbit Options; provided that any Vieco USA Options that have an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled without consideration. For further details, see the section entitled “BCA Proposal — The Merger Agreement — Consideration.”

Q:     What equity stake will current NextGen shareholders and Vieco USA Stockholders hold in Virgin Orbit immediately after the consummation of the Business Combination?

A:     As of the date of this proxy statement/prospectus, there are (i) 47,824,321 ordinary shares issued and outstanding, which includes the 9,564,864 founder shares held by the Sponsor and the 38,259,457 public shares, and (ii) 14,419,818 warrants issued and outstanding, which includes the 6,767,927 private placement warrants held by the Sponsor and the 7,651,891 public warrants. Each whole warrant entitles the holder thereof to purchase one NextGen Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Virgin Orbit common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the NextGen fully diluted share capital would be 62,244,139 common stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) Requisite Vieco USA Stockholder is expected to hold an ownership interest of 78.0% of the fully diluted Virgin Orbit common stock, (2) Other Vieco USA Stockholders are expected to hold an ownership interest of 0.2% of the fully diluted Virgin Orbit common stock, (3) Vieco USA PIPE Investors are expected to hold an ownership interest of 1.2% of the fully diluted Virgin Orbit common stock, (4) the Sponsor is expected to hold an ownership interest of 2.9% of the fully diluted Virgin Orbit common stock, (5) NextGen’s public shareholders will retain an ownership interest of 9.9% of the fully diluted Virgin Orbit common stock, (6) Third-Party PIPE Investors are expected to hold an ownership interest of 1.0% of the fully diluted Virgin Orbit common stock, (7) holders of Virgin Orbit Options are expected to hold an ownership interest of 3.0% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing, (8) holders of NextGen private placement warrants are expected to hold an ownership interest of 1.7% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing, (9) holders of NextGen public warrants are expected to hold an ownership interest of 2.0% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing and (10) a Third-Party PIPE Investor is expected to be issued a warrant, which is expected to hold an ownership interest of 0.1% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing.

These levels of ownership interest are based on VO Holdings’ capitalization as of September 10, 2021 and assume (i) no additional issuance of VO Holdings common stock from the continued funding by Vieco 10 or VO Holdings Options exercises, (ii) that no public shareholders exercise their redemption rights in connection with the Business Combination, (iii) Vieco USA does not exercise the Cash Election, (iv) no forfeitures of any shares or warrants of Virgin Orbit common stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants and (v) Virgin Orbit sells and issues 10,000,000 shares of Virgin Orbit common stock to the PIPE Investors pursuant to the PIPE Investment. The Third-Party PIPE Investors have agreed to purchase 4,000,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $40,000,000 of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 1,500,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $15,000,000 of gross proceeds. The Vieco USA PIPE Investors, including VIL and Aabar Space Inc., have agreed to purchase 4,500,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $45,000,000 of gross proceeds. In addition, if, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00. If the actual facts are different from these assumptions, the percentage ownership retained by the current NextGen shareholders in Virgin Orbit will be different.

The following table illustrates varying ownership levels in Virgin Orbit immediately following the consummation of the Business Combination based on the assumptions above.

	Fully Diluted Share Ownership in Virgin Orbit(1)
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(2)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Requisite Vieco USA Stockholder(3)	301,982,373	78.0%	301,982,373	83.4%
Other Vieco USA Stockholders	808,647	0.2%	808,647	0.2%
Vieco USA PIPE Investors(4)	4,500,000	1.2%	4,500,000	1.2%
Sponsor(5)	11,064,864	2.9%	11,064,864	3.1%
Public shareholders	38,259,457	9.9%	13,237,600	3.7%
Third-Party PIPE Investors(6)	4,000,000	1.0%	4,000,000	1.1%
Vieco USA Options(7)	11,524,631	3.0%	11,524,631	3.2%
Private placement warrants(8)	6,767,927	1.7%	6,767,927	1.9%
Public warrants	7,651,891	2.0%	7,651,891	2.1%
Third-Party PIPE Investor warrant(9)	500,000	0.1%	500,000	0.1%
Total	387,059,790	100.0%	362,037,933	100.0%

____________

(1)      Excludes the impact of the Cash Election.

(2)      Assumes maximum redemptions of 25,021,858 public shares of NextGen’s Class A ordinary shares in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed the amount in the maximum redemptions scenario, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount of up to $100.0 million at $10.00 per share. If there are significant redemptions by public shareholders, the maximum amount of redemptions could exceed 25,021,858 public shares of NextGen’s Class A ordinary shares.

(3)      Represents shares of Vieco USA common stock assumed to be owned by the Requisite Vieco USA Stockholder at the Closing as converted based on the Exchange Ratio.

(4)      Reflects the sale and issuance of 4,500,000 shares of Virgin Orbit common stock to the Vieco USA PIPE Investors, including VIL and Aabar Space Inc., at $10.00 per share.

(5)      The 11,064,864 shares owned by the Sponsor are inclusive of the 1,500,000 shares of Virgin Orbit common stock issued to the Sponsor Related PIPE Investors and the 1,434,730 Sponsor Earnback Shares that will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(6)      Reflects the sale and issuance of 4,000,000 shares of Virgin Orbit common stock to the Third-Party PIPE Investors at $10.00 per share.

(7)      Includes equity awards under the 2017 Plan assumed to be outstanding at the Closing as converted based on the Exchange Ratio.

(8)      The 6,767,927 private placement warrants beneficially owned by the Sponsor includes the 1,015,190 Sponsor Earnback Warrants, which will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such warrants not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(9)      Represents shares of Virgin Orbit common stock issuable under a warrant expected to be issued to a Third-Party PIPE Investor upon the Closing.

See the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of Virgin Orbit following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Q:     What is the maximum number of shares that may be redeemed and still allow NextGen to satisfy the Minimum Cash Condition?

A:     The maximum number of public shares that may be redeemed and still allow NextGen to satisfy the Minimum Cash Condition is 25,021,858. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed 25,021,858, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount of up to $100.0 million at $10.00 per share. The Minimum Cash Condition is waivable by the parties to the Merger Agreement, and if so waived, the maximum amount of redemptions could exceed the 25,021,858 public shares redemption scenario as presented in this proxy statement/prospectus.

Q:     How has the announcement of the Business Combination affected the trading price of the NextGen Class A ordinary shares?

A:     On August 20, 2021, the trading date before the public announcement of the Business Combination, NextGen’s public units, Class A ordinary shares and warrants closed at $10.00, $9.68 and $1.84, respectively. On September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the Company’s public units, Class A ordinary shares and warrants closed at $10.25, $9.90 and $1.60, respectively.

Q:     Will the Company obtain new financing in connection with the Business Combination?

A:     Yes. The respective PIPE Investors have agreed to purchase, in the aggregate, 10,000,000 shares of Virgin Orbit common stock at $10.00 per share for an aggregate commitment amount of $100,000,000, $60,000,000 of which is expected to be funded by the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination and other customary closing conditions. See the section entitled “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”

Q:     Why is NextGen proposing the Domestication?

A:     Our board of directors believes that there are significant advantages to us that will arise as a result of a change of NextGen’s domicile to Delaware. Further, NextGen’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. NextGen’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, NextGen will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which NextGen will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:     What amendments will be made to the current constitutional documents of NextGen?

A:     The Merger Agreement contemplates, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, NextGen’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace NextGen’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 NextGen Class A ordinary shares, 50,000,000 NextGen Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize shares, consisting of shares of Virgin Orbit common stock and shares of Virgin Orbit preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)

The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by NextGen’s board of directors. Accordingly, NextGen’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of NextGen to carry out a conversion of NextGen Class B ordinary shares on the Closing Date, as contemplated by the current amended and restated articles of association of NextGen (as may be amended from time to time) (the “Existing Articles”).

The Proposed Organizational Documents authorize the Virgin Orbit Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Virgin Orbit Board may determine, subject to the Stockholders’ Agreement.

	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article V, section B of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that NextGen’s board of directors shall be composed of one class.

The Proposed Organizational Documents provide that the Virgin Orbit Board be divided into three classes, with each class made up of, as nearly as may be possible, of one-third of the total number of directors constituting the entire Virgin Orbit Board, with only one class of directors being elected in each year and each class serving a three-year term.

	See paragraph 1 of the Existing Memorandum.	See Article VI, Section A of the Proposed Certificate of Incorporation.
Changes Relating to the Stockholders’ Agreement (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain any provisions subject to any stockholders’ agreement.

The Proposed Organizational Documents provide that certain provisions will be subject to the Stockholders Agreement, including provisions governing amendments to the Proposed Organizational Documents, actions by written consent of stockholders and the issuance of preferred stock, with respect to which the Requisite Vieco USA Stockholder will have certain rights pursuant to the Stockholders’ Agreement.

See Article V, Section B and Article XIV, Section A of the Proposed Certificate of Incorporation and Article X of the Proposed Bylaws.
Corporate Name (Organizational Documents Proposal E)	The Cayman Constitutional Documents provide that the name of the company is “NextGen Acquisition Corp. II”	The Proposed Organizational Documents provide that the name of the corporation will be “Virgin Orbit Holdings, Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal E)

The Cayman Constitutional Documents provide that if NextGen does not consummate a business combination (as defined in the Cayman Constitutional Documents) by March 25, 2023, NextGen will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate NextGen’s trust account.

The Proposed Organizational Documents do not include any provisions relating to Virgin Orbit’s ongoing existence; the default under the DGCL will make Virgin Orbit’s existence perpetual.
	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

	Cayman Constitutional Documents	Proposed Organizational Documents
Exclusive Forum (Organizational Documents Proposal E)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt the Court of Chancery of the State Delaware as the exclusive forum for certain stockholder litigation (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom.

See Article XII of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents Proposal E)	The Cayman Constitutional Documents do not provide restrictions on takeovers of NextGen by a related shareholder following a business combination.

The Proposed Organizational Documents will have Virgin Orbit elect not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, except that the modified restrictions provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions.

See Article IX, Section A of the Proposed Certificate of Incorporation.
Waiver of Corporate Opportunities (Organizational Documents Proposal E)

The Cayman Constitutional Documents provide that NextGen renounces any interest or expectancy in, or in being offered an opportunity to participate in, in any potential transaction or matter that may be a corporate opportunity for NextGen, on the one hand, and one of its officers or directors, on the other, or that may be a corporate opportunity for both NextGen and one of its officers or directors.

The Proposed Organizational Documents grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives).

	See Article 51 of the Cayman Constitutional Documents.	See Article X of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal E)	The Cayman Constitutional Documents include various provisions related to NextGen’s status as a blank check company prior to the consummation of a business combination.

The Proposed Organizational Documents do not include such provisions related to NextGen’s status as a blank check company, which no longer will apply upon consummation of the Merger, as NextGen will cease to be a blank check company at such time.

See Article 49 of the Cayman Constitutional Documents.

Q:     How will the Domestication affect my ordinary shares, warrants and units?

A:     As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding NextGen Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock, (2) each of the then issued and outstanding NextGen Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock; (3) each then issued and outstanding NextGen warrant will convert automatically into a Virgin Orbit warrant, pursuant to the Warrant Agreement and (4) each of the then issued and outstanding units of NextGen that have not been previously separated into the underlying NextGen Class A ordinary shares and underlying NextGen warrants upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of Virgin Orbit common stock and one-fifth of one Virgin Orbit warrant. See the section entitled “Domestication Proposal” for additional information.

Q:     What are the U.S. federal income tax consequences of the Domestication?

A:     As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder whose NextGen Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of NextGen stock entitled to vote and less than 10% of the total value of all classes of NextGen stock will not recognize any gain or loss and will not be required to include any part of NextGen’s earnings in income;

•        A U.S. Holder whose NextGen Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of NextGen stock entitled to vote and less than 10% of the total value of all classes of NextGen stock will generally recognize gain (but not loss) on the exchange of NextGen Class A ordinary shares for Virgin Orbit common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its NextGen Class A ordinary shares provided certain other requirements are satisfied; and

•        A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of NextGen stock entitled to vote or 10% or more of the total value of all classes of NextGen stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its NextGen Class A ordinary shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

NextGen does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

If NextGen were to be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. However, provided the Domestication is completed in 2021, NextGen intends to take the position that it is not classified as a PFIC because it qualifies for an exception to the PFIC rules known as the “start-up exception.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under “U.S. Federal Income Tax Considerations — PFIC Considerations.”

Additionally, the Domestication may cause non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Virgin Orbit common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”

Q:     Did the board of directors of NextGen obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. Although the Cayman Constitutional Documents do not require NextGen to seek an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions unless it pursues a business combination with an affiliated company, the board of directors of NextGen received an opinion dated August 22, 2021, of Rothschild & Co US Inc. (“Rothschild & Co”) to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in Rothschild & Co’s written opinion, the Aggregate Consideration (as defined in the section entitled “BCA Proposal — Opinion of Rothschild & Co”) payable pursuant to the Merger Agreement was fair, from a financial point of view, to NextGen. These factors are discussed in greater detail in the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination.” See also the section entitled “BCA Proposal — Opinion of Rothschild & Co,” and the opinion of Rothschild & Co attached hereto as Annex L for additional information.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and the Sponsor Parties have agreed to waive their redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     How do I exercise my redemption rights?

A:     If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

•        (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•        submit a written request to Continental, NextGen’s transfer agent, that Virgin Orbit redeem all or a portion of your public shares for cash; and

•        deliver your public shares to Continental, NextGen’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, NextGen’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, NextGen’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of NextGen’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, NextGen’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that NextGen’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, NextGen’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, NextGen’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, NextGen’s agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Virgin Orbit will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Virgin Orbit common stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, NextGen’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, NextGen’s transfer agent, by            , Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     It is expected that a U.S. Holder (as defined in the section entitled “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its Virgin Orbit common stock will generally be treated as selling such Virgin Orbit common stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Virgin Orbit common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under the section entitled “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:     Following the closing of NextGen’s initial public offering, an amount equal to $382.6 million ($10.00 per unit) of the net proceeds from NextGen’s initial public offering and the sale of the private placement warrants (inclusive of the partial exercise by the underwriters of the over-allotment option) was placed in the trust account. As of June 30, 2021, funds in the trust account totaled $382,609,385 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of NextGen’s obligation to redeem 100% of the public shares if it does not complete a business combination by March 25, 2023 and (3) the redemption of all of the public shares if NextGen is unable to complete a business combination by March 25, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of NextGen public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Virgin Orbit following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q:     What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:     Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of Vieco USA and NextGen to consummate the Merger are conditioned on, among other things, that as of the Closing, the sum of the Trust Amount plus the PIPE Investment Amount actually received by NextGen at or prior to the Closing Date is equal to or greater than the Minimum Available Cash Amount (the “Minimum Cash Condition”). If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the aggregate dollar value of such purchase, the “Additional Equity Amount”). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed $200.0 million, then the Minimum Cash Condition will be deemed satisfied. If there are significant redemptions by public shareholders and if VIL does not exercise its right to purchase additional shares of Virgin Orbit common stock, then the Minimum Cash Condition may not be satisfied. In the event the Minimum Cash Condition is not satisfied, the Business Combination could not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. The Subscription Agreements provide that each PIPE Investor’s obligation to close is conditioned upon no waivers under the Merger Agreement by NextGen that materially and adversely affect the economic benefits such PIPE Investor would have reasonably expected to receive under the respective Subscription Agreement without such PIPE Investor’s prior written consent. If Vieco USA and NextGen waive the Minimum Cash Condition without the prior written consent of each PIPE Investor, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement to the extent that such waiver has a material and adverse effect on the economic benefits such PIPE Investor would have reasonably expected to receive under its Subscription Agreement. If exercised, such cancellation would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows.

In addition, pursuant to the Cayman Constitutional Documents, in no event will we redeem public shares in an amount that would cause Virgin Orbit’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) to be less than $5,000,001.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of NextGen and Vieco USA, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the HSR Act, (iv) if required, approval under the NSIA, (v) Vieco USA reducing its interest in SAS such that no Australian foreign investment approval is required, or receipt of Australian foreign investment approval, (vi) receipt of approval for listing on Nasdaq of the shares of Virgin Orbit common stock to be issued in connection with the Merger, (vii) that NextGen have at least $5,000,001 of net tangible assets upon Closing (inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing), (viii) the absence of any injunctions or adoption of any laws prohibiting the Merger, (ix) the completion of the Vieco USA Pre-Closing Restructuring, (x) the completion of the Domestication and (xi) customary bringdown of the representations, warranties and covenants of the parties therein.

The Merger Agreement provides that the obligations of Vieco USA and NextGen to consummate the Merger are conditioned on, among other things, the Minimum Cash Condition. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than the Minimum Available Cash Amount, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the aggregate dollar value of such purchase, the “Additional Equity Amount”). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed the Minimum Available Cash Amount, then the Minimum Cash Condition shall be deemed satisfied. In the event the Minimum Cash Condition is not satisfied, the Business Combination could not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. If Vieco USA and NextGen waive the Minimum Cash Condition, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement, which, to the extent such claim is successful and such option is exercised, would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows.

In addition, pursuant to the Cayman Constitutional Documents, in no event will NextGen redeem public shares in an amount that would cause Virgin Orbit’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) to be less than $5,000,001.

For more information about conditions to the consummation of the Business Combination, see the section entitled “BCA Proposal — The Merger Agreement.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently expected that the Business Combination will be consummated in the fourth quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to NextGen shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by NextGen’s shareholders at the extraordinary general meeting and NextGen elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see the section entitled “BCA Proposal — The Merger Agreement.”

Q:     What happens if the Business Combination is not consummated?

A:     NextGen will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If NextGen is not able to complete the Business Combination with Vieco USA by March 25, 2023 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, NextGen will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:     Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:     Neither NextGen’s shareholders nor NextGen’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:     What do I need to do now?

A:     NextGen urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. NextGen’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q:     When and where will the extraordinary general meeting be held?

A:     The extraordinary general meeting will be held at            , Eastern Time, on            , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, or virtually via live webcast at https://www.cstproxy.com/nextgenacqii/2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:     Who is entitled to vote at the extraordinary general meeting?

A:     The NextGen board of directors has fixed            , 2021 as the record date for the extraordinary general meeting. If you were a shareholder of NextGen at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:     How many votes do I have?

A:     NextGen shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 47,824,321 ordinary shares issued and outstanding, of which 38,259,457 were issued and outstanding public shares.

Q:     What constitutes a quorum?

A:     A quorum of NextGen shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 23,912,161 ordinary shares would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the extraordinary general meeting?

A:     The following votes are required for each proposal at the extraordinary general meeting:

•        BCA Proposal:    The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Organizational Documents Proposals:    The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Director Election Proposal:    The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Stock Issuance Proposal:    The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Incentive Award Plan Proposal:    The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        ESPP Proposal:    The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:     What are the recommendations of NextGen’s board of directors?

A:     NextGen’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of NextGen’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     How does the Sponsor intend to vote their shares?

A:     The Sponsor and the Sponsor Parties have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Vieco USA or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of NextGen’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Vieco USA or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and each of the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) NextGen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. NextGen will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     What happens if I sell my NextGen ordinary shares before the extraordinary general meeting?

A:     The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Shareholders may send a later-dated, signed proxy card to NextGen’s Secretary at NextGen’s address set forth below so that it is received by NextGen’s Secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on            , 2021) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to NextGen’s Secretary, which must be received by NextGen’s Secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the extraordinary general meeting?

A:     If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Virgin Orbit. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of NextGen. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).

Q:     What should I do with my share certificates, warrant certificates or unit certificates?

A:     Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, NextGen’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of NextGen units, Class A ordinary shares, Class B ordinary shares and warrants will receive shares of Virgin Orbit common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.

Q:     What should I do if I receive more than one set of voting materials?

A:     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:     NextGen will pay the cost of soliciting proxies for the extraordinary general meeting. NextGen has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. NextGen has agreed to pay Morrow a fee of $37,500, plus disbursements (to be paid with non-trust account funds). NextGen will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of NextGen Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of NextGen Class A ordinary shares and in obtaining voting instructions from those owners. NextGen’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the extraordinary general meeting?

A:     The preliminary voting results will be expected to be announced at the extraordinary general meeting. NextGen will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: NGCA.info@investor.morrowsodali.com
www.morrowsodali.com

You also may obtain additional information about NextGen from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, NextGen’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company, 1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
E-Mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal — The Merger Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

Combined Business Summary

The Parties to the Business Combination

NextGen

NextGen Acquisition Corp. II is a blank check company incorporated on January 11, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. NextGen has neither engaged in any operations nor generated any revenue to date. Based on NextGen’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 25, 2021, NextGen consummated its initial public offering of its units, with each unit consisting of one NextGen Class A ordinary share and one-fifth of one public warrant. Simultaneously with the closing of the initial public offering, NextGen completed the private sale of 6,333,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to us of $9.5 million. On April 9, 2021, the underwriters partially exercised the over-allotment option and on April 13, 2021, simultaneously with the closing of the over-allotment, NextGen consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 434,594 private placement warrants by the Sponsor, generating gross proceeds to the Company of $651,891. The private placement warrants are identical to the warrants sold as part of the units in NextGen’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of NextGen’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of NextGen’s initial public offering, a total of $382.6 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants (inclusive of the partial exercise by the underwriters of the over-allotment option) was placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of June 30, 2021, funds in the trust account totaled $382,609,385. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend NextGen’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) to modify the substance or timing of NextGen’s obligation to redeem 100% of the public shares if it does not complete a business combination by March 25, 2023, and (3) the redemption of all of the public shares if NextGen is unable to complete a business combination by March 25, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

The NextGen units, NextGen Class A ordinary shares and NextGen warrants are currently listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “NGCAU,” “NGCA” and “NGCAW,” respectively.

NextGen’s principal executive office is located at 2255 Glades Road, Suite 324A, Boca Raton, FL 33431. Its telephone number is (561) 208-8860. NextGen’s corporate website address is https://www.nextgenacq.com/. NextGen’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Merger Sub

Pulsar Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation and a wholly owned subsidiary of NextGen. Merger Sub does not own any material assets or operate any business.

Vieco USA

Vieco USA, Inc. (“Vieco USA”) is a vertically integrated space company that provides customers dedicated small satellite launch capabilities. Vieco USA’s philosophy is to operate a mobile launch system that can “launch at any time, from any place, to any orbit.” Vieco USA’s vision is to use space to drive positive and lasting change on Earth, from connecting communities to advancing scientific initiatives and the next generation of world-changing space technology.

Since Vieco USA’s founding in 2017, it has invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747-400 aircraft, and the LauncherOne rocket. Cosmic Girl serves as a reusable mobile launch pad, carrying LauncherOne aloft, and LauncherOne is a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows Vieco USA to serve a broad array of applications and end markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small satellite ground launch providers.

Vieco USA believes there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. As one of the few proven small satellite launch providers, Vieco USA believes it is well-positioned to benefit from these attractive industry tailwinds. So far, Vieco USA successfully completed two orbital launches in 2021, each at the beginning of its targeted launch window, which demonstrates the efficacy of its launch system. To date, Vieco USA has delivered 17 satellites to their desired orbits with high precision.

By utilizing an air-launch system via Cosmic Girl and the LauncherOne rocket, Vieco USA offers the agility, flexibility and responsiveness that small satellite customers need to achieve their mission objectives. Vieco USA’s launches have delivered satellites to orbit for customers across commercial, civil and national security and defense markets, both domestically and internationally. Leveraging the successes from these launches, Vieco USA has been able to secure active contracts representing over $300 million of potential revenue, including signed, binding Launch Service Agreements (“LSAs”) and signed, non-binding Memorandums of Understanding (“MOUs”) and Letters of Intent (“LOIs”), alongside an additional $1.3 billion of identified active proposals. Active proposals are identified sales opportunities currently being pursued.

Vieco USA develops and manufactures its launch technology from a vertically-integrated manufacturing facility in Long Beach, California. Leveraging advanced, state-of-the art manufacturing capabilities, including automation and additive manufacturing technologies, Vieco USA believes it has the necessary infrastructure in-place to meet the medium-term demand for its launch business. Prior to the Business Combination, Virgin Group and Mubadala have invested approximately $1 billion of capital to found, scale and grow the business.

Vieco USA’s diverse portfolio is organized across three core offerings:

•        Commercial & Civil:    Vieco USA provides dedicated launch services for commercial and civil customers, both from the United States and internationally. This offering also includes civil spaceports, where Vieco USA utilizes its mobile launch system to provide foreign nations in-country launch capabilities, allowing these countries to become spacefaring through existing airport infrastructure.

•        National Security and Defense:    Vieco USA provides national security launch services to U.S. Government customers, including the Space Force, Air Force and other agencies within the Department of Defense (“DoD”) and the intelligence community. Vieco USA also intends to offer government squadrons services wherein the entire air-launch system will be sold to government customers who will own and operate the system directly, providing enhanced flexibility and responsiveness. Additionally, due to the distinct features of LauncherOne, which is itself a hypersonic system, Vieco USA can also provide solutions for missile defense target applications and other key hypersonic research and development activities.

•        Space Solutions:    Leveraging existing launch capabilities and Vieco USA’s track record as a systems integrator, Vieco USA seeks to provide end-to-end value-added services for Internet of Things (“IoT”) and Earth Observation (“EO”) applications through the combination of agreements with satellite operators and a satellite constellation Vieco USA will own and operate. Using a satellite-as-a-service model, Vieco USA plans to deploy its own satellites beginning in late 2023 to serve government and commercial customers, both domestically and internationally.

Through years of research and development, Vieco USA has in place a proprietary system that enables it to provide key launch capabilities. This is comprised of:

•        Cosmic Girl:    Cosmic Girl is a modified Boeing 747-400 aircraft that serves as a reusable mobile launch pad. This allows the launch system to be fully mobile and to launch payloads into orbit with an unprecedented level of flexibility. The interior of the aircraft has been modified to ensure minimal maintenance requirements. The aircraft also permits onboard launch operations with just two pilots and two launch engineers. One of the most important modifications is the pylon, which is used to carry the LauncherOne rocket up to a height of approximately 35,000 feet prior to launch. The system efficiency is significantly improved with the use of this technique, due to the reusability of Cosmic Girl as a reusable mobile launch pad and the aerodynamics of launching a rocket from the altitude and speed that Cosmic Girl reaches as compared to ground launch. Vieco USA expects its future research and development efforts in this area will include the modification of a cargo Boeing 747 aircraft that would be a fully transportable, self-contained launch system that can carry the entire ground support equipment (“GSE”) to anywhere in the world.

•        LauncherOne:    LauncherOne is a two-stage rocket used to launch satellites into orbit. It is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. It is engineered for optimal performance in conjunction with Cosmic Girl and has the lowest launch cost per kilogram among small rocket ground launchers. The rocket, designed for simplicity, has an all-carbon composite design with linerless tanks thereby increasing system reliability and increasing production efficiency. With its one engine per stage design, the system has enhanced resilience. Vieco USA’s nearest competitor, Rocket Lab, has 11 engines versus Vieco USA’s two. This is a key advantage for Vieco USA’s system since engines have the highest risk of failure in a rocket. Vieco USA’s on-board autonomous range safety systems further enhance system reliability and eliminates the need for extensive ground safety infrastructure. LauncherOne is designed to carry payloads of approximately 300 kilograms, with expected future modifications allowing for potential payloads of up to 500 kilograms.

Vieco USA’s competitive strengths include:

•        Unique Launch Technology:    By launching its rockets from a modified Boeing 747-400 aircraft flying at nearly Mach 1 speeds, Vieco USA believes that it has disrupted the paradigm of ground-based launch, which has been largely unchanged for 60 years. Vieco USA’s technology provides a more flexible, responsive platform, which Vieco USA estimates to be approximately 30% more efficient than ground-based systems. Vieco USA has the lowest launch cost per kilogram among small rocket launchers. The mobility of the system offers the capacity to launch from any government-licensed horizontal spaceport that can support a Boeing 747-400 aircraft, which enables Vieco USA’s rocket to achieve any desired orbit. The anonymity, responsiveness and resiliency of Vieco USA’s system is also particularly unique and enhances the value proposition to its defense sector customers.

•        Balanced, End-to-end Portfolio of Space Offerings:    Vieco USA’s portfolio mix is well-balanced across customer type, geographic reach, and product and solution offerings. With an established launch system, Vieco USA is able to cater to a wide range of customers, including civil, commercial and national security, both within the US and internationally. It has also provided Vieco USA a great platform to expand into military offerings such as defensive hypersonics and missile defense systems. Vieco USA also expects to operate and maintain our own satellite constellation systems to develop IoT and EO applications.

•        Vertically-integrated, Well-invested and Scalable Manufacturing Facility:    Vieco USA is over 90% vertically integrated, with an approximately 195,000 square foot factory and payload processing center in Long Beach, California and propulsion, test and launch operation facilities in Mojave, California. Vieco USA’s factory leverages advanced manufacturing techniques and its production lines are highly scalable, with specially designed work-flow cells that are constructed to be efficiently replicated with ease as Vieco USA’s production demands increase.

•        Deep Government Relationships Across the U.S. Government and Allies: Vieco USA has a demonstrated track record with government and national security contracts, with contracts from the Space Force, Air Force and others, in addition to being selected for the Orbital Services Program-4 (“OSP-4”) IDIQ and participating in the Advanced Battle Management System (ABMS-2) exercise with USSPACECOM in September 2020. Vieco USA has and expects to continue to leverage the extensive reach of the U.S. Government and alignment with allies to expand its engagement internationally.

•        International Reach:    Vieco USA has launched satellites for multiple international customers in 2021, including the Royal Netherlands Air Force and SatRevolution, a Polish commercial company, and has future launches planned for multiple additional international customers. Through its mobile system, Vieco USA have a unique ability to also serve international customers from their own soil, as demonstrated by existing contracts with civil spaceport customers including the United Kingdom, Japan and Brazil. Vieco USA’s first international launch is expected from Cornwall, United Kingdom in 2022. Vieco USA recently was invited to Cornwall for the G7 summit where Vieco USA met with The Prime Minister of the UK and The Prime Minister of Australia.            In addition, a pilot from the UK’s Royal Air Force has been assigned on loan to Vieco USA, for a period of up to five years, to learn to conduct launches from Cosmic Girl.

•        Environmentally Responsible Technology Offering:    Most traditional ground launch bases are protected wildlife reserves (for example, Astra’s Kodiak Island in Alaska, and SpaceX’s Cape Canaveral in Florida), selected due to the need to have launch facilities away from areas of human population. Ground-based launch systems are typically a significant contributor to air, ground and noise pollution because of the smoke and soot that gets released, along with the sound of the actual blast that takes place at ground level upon rocket ignition. All of these factors have significant impacts to the otherwise pristine areas of natural beauty that Vieco USA’s competitors use for launch operations. Vieco USA’s air-launch system, on the other hand, provides an advantage to ground-based systems by minimizing impact to the local environment. The environmental and noise pollution of Vieco USA’s air-launch system occurs at an altitude of approximately 35,000 feet, significantly reducing the sound and carbon emissions to the local area and the impact to local wildlife.

•        Virgin Brand:    The Virgin brand brings a proven track record of innovation, reliability and delivering exceptional customer experiences as well as a proven flight track record. Virgin’s reach has been instrumental in developing key customer relationships across civil, commercial and national security and defense markets. In Vieco USA’s space solutions business, Virgin Group’s family of companies has also provided key potential anchor partners for our targeted applications, including the potential for us to provide connected ship management capabilities to Virgin Voyages and connected aircraft management capabilities to Virgin Atlantic, for example.

•        Highly Experienced Management Team:    Vieco USA’s team has extensive experience leading successful space companies. Its CEO, Dan Hart has over three decades of experience at Boeing, where he most recently served as Vice President of Government Satellite Systems. Its senior engineering and manufacturing teams have experience from legacy space companies such as Raytheon Technologies, Boeing and Lockheed Martin to new space companies such as SpaceX and OneWeb. Additionally, its teams have worked on a significant number of industry-defining space programs, including Delta II, IV, SpaceX Falcon 9 and GMD among others.

Vieco USA’s growth strategy includes:

•        Leveraging its success from the most recent launches to capture a greater share of the launch market from its competitors, especially targeting customers who are looking for dedicated launch opportunities;

•        Becoming the key launch provider, through both its own launch services as well as squadron sales, for its national security and defense sector customers, given its unique air-launch system;

•        Expanding the engagement with its national security and defense sector customers to include missile defense targets and hypersonic applications, given the differentiated technical specifications of LauncherOne;

•        Expanding its offerings internationally by leveraging its spaceport franchise;

•        Expanding its manufacturing capabilities to accommodate the growing demands of its customers;

•        Establishing its space solutions segment to become an end-to-end provider of value-added services in specific EO and IoT applications where it believes it is best positioned; and

•        Securing additional anchor customers for its space solutions offering by leveraging its existing relationships with Virgin Group and Mubadala.

Our space solutions business will focus on IoT connectivity and EO applications, specifically in the areas of Electro Optics, Synthetic Aperture Radar, and Hyperspectral Short-Wave and Mid-Wave Infrared multi-intelligence. We will seek to acquire capacity for our space solutions business through some of our customers. To that end, we have invested in Hypersat, SAS, and Arqit and are looking at other candidates. In parallel, we are also developing our own satellites working with a major industry supplier, which we believe will enable us to launch four satellites in 2023. Our objective is to fuse data that we gather and provide data analytics services tailored for customers.

On the national security and defense front, missile defense target and hypersonics segments are fast growing sections of the DoD budget, with the hypersonic segments expected to grow at a 21% compound annual growth rate from 2021 through 2025, highlighting the increasing focus on technological advancement within the sector according to the National Defense Magazine in November 2020.

Our first international launch is expected from Spaceport Cornwall in 2022. We were recently invited to Cornwall for the G7 summit where we met with the Prime Minister of the U.K. and the Prime Minister of Australia. In addition to our activities at Cornwall, we have an agreement with the Brazilian Government to provide air-launch services at Alcantara Launch Center with launches expected to commence as early as 2023. We have also completed the first phase of a program at Spaceport Japan in Oita, which was established in collaboration with the Space Port Japan Association and ANA Japan to provide an air-launch service commencing in 2023. We are also engaged in discussions with several other countries.

Additionally, our launch system benefits from transportability, mobility and weather avoidance, which makes it ideal for a tactically responsive space launch. We currently have contracts with the U.S. Space Force and the intelligence community that are taking advantage of these attributes and we are also in discussions with the U.S. Government to provide operationally responsive space capabilities to enable new options for military leaders and a deterrence to those wishing to bring aggression to low earth orbit. Rapid and responsive reconstitution, augmentation, and replenishment of space assets will enable the United States to counter or deter aggressive behavior through quick characterization and attribution of threats and rapid response options to mitigate them. This capability does not currently exist within the U.S. Space Command and represents an emergent operational need.

Vieco USA is a Delaware corporation and is a wholly owned subsidiary of Vieco 10. Vieco USA’s principal executive office is located at 4022 E. Conant St., Long Beach, California 90808. Their telephone number is (562) 388-4400.

Organizational Structure

The following diagram shows the current ownership structure of NextGen:

Sponsor
Public shareholders
~20%
~80%
NextGen
Merger Sub

The following diagram shows the current ownership structure of Vieco USA:

Aabar Space Inc.
VIL
~20%
~80%
Vieco 10
Vieco USA
Other Vieco USA Stockholders
~99%
~1%
VO Holdings

Proposals to be Put to the Shareholders of NextGen at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of NextGen and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

BCA Proposal

NextGen is asking its shareholders to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of August 22, 2021, by and among NextGen, Merger Sub and Vieco USA, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides, among other things, following the Domestication of NextGen to Delaware as described below, for the merger of Merger Sub with and into Vieco USA (the “Merger”), with Vieco USA surviving the merger as a wholly owned subsidiary of Virgin Orbit, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination,” NextGen’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for NextGen’s initial public offering, including that the business of Vieco USA and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see the section entitled “BCA Proposal.”

Aggregate Merger Consideration

In the event the Available Cash Consideration Amount exceeds zero dollars, Vieco USA may, prior to the Election Deadline, elect that holders of Vieco USA common stock receive in exchange for shares of Vieco USA common stock a portion of the consideration payable in cash, in lieu of shares of Virgin Orbit common stock, up to the amount of the Available Cash Consideration Amount (the “Cash Election”, and such amount of cash consideration, the “Cash Consideration”).

At the Effective Time (after giving effect to the Vieco USA Pre-Closing Restructuring, as defined herein and as more fully described in the Merger Agreement and elsewhere in this proxy statement/prospectus), among other things, each outstanding share of Vieco USA common stock as of immediately prior to the Effective Time (other than in respect of excluded shares as described more fully in the Merger Agreement) will be cancelled and converted into the right to receive, (a) in the event that the Cash Election is not exercised by Vieco USA prior to the Election Deadline, a number of shares of Virgin Orbit common stock (at a deemed value of $10.00 per share) equal to the Exchange Ratio or (b) in the event that the Cash Election is exercised by Vieco USA prior to the Election Deadline, (i) an amount in cash equal to the quotient obtained by dividing (A) the Cash Consideration by (B) the number of Aggregate Fully Diluted Vieco USA Common Shares, and (ii) a number of shares of Virgin Orbit common stock equal to the quotient obtained by dividing (A) the number of Virgin Orbit common stock constituting the Stock Consideration by (B) the Aggregate Fully Diluted Vieco USA Common Shares, which will, in the case of the consideration described in either clause (a) or (b) hereof, as applicable, represent a pre-transaction equity value of Vieco USA of $3,100,000,000 (the “Aggregate Merger Consideration”). The foregoing determinations do not take into account any additional equity incentive compensation awards that may subsequently be granted or any Vieco USA Option with an exercise price per share that is equal to or greater than the Per Share Merger Consideration and also assume that all other outstanding Vieco USA Options are exercised immediately before the Effective Time for the net number of shares subject to the option after deduction of the applicable exercise price. All Vieco USA Options will be converted into Virgin Orbit Options; provided that any Vieco USA Options that have an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled without consideration. See the section entitled “BCA Proposal — The Merger Agreement — Consideration.”

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the respective shareholders of NextGen and Vieco USA, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the HSR Act, (iv) if required, approval under the NSIA, (v) Vieco USA reducing its interest in SAS such that no Australian foreign investment approval is required, or receipt of Australian foreign investment approval, (vi) receipt of approval for listing on Nasdaq of the shares of Virgin Orbit common stock to be issued in connection with the Merger, (vii) that NextGen have at least $5,000,001 of net tangible assets (inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) upon Closing, (viii) the absence of any injunctions or adoption of any laws prohibiting the Merger, (ix) the completion of the Vieco USA Pre-Closing Restructuring, (x) the completion of the Domestication and (xi) customary bringdown of the representations, warranties and covenants of the parties therein.

Other conditions to Vieco USA’s obligations to consummate the Merger include, among others, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy NextGen’s obligations to its shareholders that exercise their redemption rights pursuant to the Cayman Constitutional Documents and transaction expenses of NextGen and the payment of any deferred underwriting commissions being held in the trust account (such amount, the “Trust Amount”), plus the PIPE Investment Amount actually received by NextGen at or prior to the Closing Date, is equal to or greater than $200.0 million (the “Minimum Available Cash Amount”) (such condition, the “Minimum Cash Condition”).

If the Trust Amount, when added to the PIPE Investment Amount actually received by NextGen at or prior to the Closing Date, is equal to or greater than the Minimum Available Cash Amount, then the Minimum Cash Condition will be deemed to have been satisfied. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation)

to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the aggregate dollar value of such purchase, the “Additional Equity Amount”). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed $200.0 million, then the Minimum Cash Condition will be deemed satisfied. If there are significant redemptions by public shareholders and if VIL does not exercise its right to purchase additional shares of Virgin Orbit common stock, then the Minimum Cash Condition may not be satisfied. In the event the Minimum Cash Condition is not satisfied, the Business Combination could not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. If Vieco USA and NextGen waive the Minimum Cash Condition, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement, which, to the extent such claim is successful and such option is exercised, would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows. In addition, pursuant to the Cayman Constitutional Documents, in no event will NextGen redeem public shares in an amount that would cause Virgin Orbit’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) to be less than $5,000,001.

For further details, see the section entitled “BCA Proposal — The Merger Agreement.”

Domestication Proposal

If the BCA Proposal is approved, then NextGen is asking its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of NextGen has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of NextGen’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while NextGen is currently governed by the Cayman Islands Companies Act, upon the Domestication, Virgin Orbit will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, NextGen encourages shareholders to carefully review the information in the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding NextGen Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock, (2) each of the then issued and outstanding NextGen Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock, (3) each then issued and outstanding NextGen warrant will convert automatically into a Virgin Orbit warrant, pursuant to the Warrant Agreement and (4) each NextGen unit will be cancelled and will entitle the holder thereof to one share of Virgin Orbit common stock and one-fifth of one Virgin Orbit warrant.

For further details, see the section entitled “Domestication Proposal.”

Organizational Documents Proposals

If the BCA Proposal and the Domestication Proposal are approved, NextGen will ask its shareholders to approve by special resolution five separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. NextGen’s board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Virgin Orbit after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

(A)    Organizational Documents Proposal A — to authorize the change in the authorized share capital of NextGen from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “NextGen Class A ordinary shares”), 50,000,000 NextGen Class B ordinary shares, par value $0.0001 per share (the “NextGen Class B ordinary shares” and, together with the NextGen Class A ordinary shares, the “ordinary shares”), and 5,000,000

preferred shares, par value $0.0001 per share (the “NextGen preferred shares”), to            shares of common stock, par value $0.0001 per share, of Virgin Orbit (the “Virgin Orbit common stock”) and            shares of preferred stock, par value $0.0001 per share, of Virgin Orbit (the “Virgin Orbit preferred stock”);

(B)    Organizational Documents Proposal B — to authorize the Virgin Orbit Board to issue any or all shares of Virgin Orbit preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Virgin Orbit Board and as may be permitted by the DGCL, subject to the Stockholders’ Agreement;

(C)    Organizational Documents Proposal C — to provide that the Virgin Orbit Board be divided into three classes, with each class made up of, as nearly as may be possible, of one-third of the total number of directors constituting the entire Virgin Orbit Board, with only one class of directors being elected in each year and each class serving a three-year term;

(D)    Organizational Documents Proposal D — to provide that certain provisions of the Proposed Organizational Documents will be subject to the Stockholders Agreement, including provisions governing amendments to the Proposed Organizational Documents, actions by written consent of stockholders and the issuance of preferred stock, with respect to which the Requisite Vieco USA Stockholder will have certain rights pursuant to the Stockholders’ Agreement.

(E)    Organizational Documents Proposal E — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “NextGen Acquisition Corp. II” to “Virgin Orbit Holdings, Inc.”, (2) making Virgin Orbit’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, except that the modified restrictions provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions, (5) granting an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives) and (6) removing certain provisions related to NextGen’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which NextGen’s board of directors believes is necessary to adequately address the needs of Virgin Orbit after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and NextGen encourages shareholders to carefully review the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Virgin Orbit.

Director Election Proposal

Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, NextGen’s shareholders are also being asked to approve by ordinary resolution the Director Election Proposal. Upon the consummation of the Business Combination, the Board will consist of seven directors. For additional information on the proposed directors, see the section entitled “Director Election Proposal.”

Stock Issuance Proposal

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, NextGen’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal. For additional information, see the section entitled “Stock Issuance Proposal.”

Incentive Award Plan Proposal

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, NextGen’s shareholders are also being asked to approve by ordinary resolution the 2021 Plan, in order to comply with The Nasdaq Stock Market Listing Rule 5635(c) and the Internal Revenue Code. For additional information, see the section entitled “Incentive Award Plan Proposal.”

ESPP Proposal

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal are approved, NextGen’s shareholders are also being asked to approve by ordinary resolution the ESPP, in order to comply with The Nasdaq Stock Market Listing Rule 5635(c) and the Internal Revenue Code. For additional information, see the section entitled “ESPP Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize NextGen to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved, including as a result of the failure of any other cross-conditioned Condition Precedent Proposal to be approved), NextGen’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see the section entitled “Adjournment Proposal.”

NextGen’s Board of Directors’ Reasons for the Business Combination

NextGen was organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

In evaluating the Business Combination, the NextGen board of directors consulted with NextGen’s management and considered a number of factors. In particular, the NextGen board of directors considered, among other things, the following factors, although not weighted or in any order of significance:

•        Vieco USA’s Large and Growing Addressable Market.    The global market for space is estimated to be approximately $1.1 trillion by 2040, with continuing growth anticipated to be fueled by significantly smaller, lower cost and more capable satellites, increasing importance for national and international security interests and burgeoning space-based internet of things (IoT) and earth observations (EO) applications. Advancing technology has spurred an evolution of the space industry, allowing for an expanded range of applications for small satellites with improved capabilities, while simultaneously reducing satellite and launch costs to lower the barriers of entry on space. The continuing advancements in technology and expanding capabilities of small satellite applications are expected to drive growth in the commercial and civil launch, national security and space-based connectivity solutions segments.

•        Vieco USA’s track record of successful commercial launches.    In 2021 through August, Vieco USA has twice delivered revenue-generating payloads into orbit on behalf of its customers.

•        Vieco USA’s Multiple Avenues to Accelerate Growth Opportunities.    Vieco USA’s balanced portfolio of space offerings creates multiple growth opportunities in commercial and defense satellite launches and space-based connectivity solutions, while leveraging core capabilities across segments on behalf of its diverse and global customers.

•        Vieco USA’s Strategic Position.    Vieco USA’s highly differentiated air launch technology enables it to provide customers with dedicated small satellite launch capabilities. Vieco USA’s unique offering of launching its rockets from approximately 35,000 feet creates the lowest unit cost per kilogram payload, complete mobility, a fully reusable mobile launch pad and range independence. Furthermore, Vieco USA’s launch method creates minimal environmental impact on surrounding areas, emitting approximately 90% less carbon onto local areas and resulting in approximately 94% less noise pollution than ground launched rockets. Vieco USA’s unique capabilities position it to provide specific offerings beyond those capable by many of its competitors.

•        Advanced Manufacturing and Automation.    Vieco USA’s advanced manufacturing and automation allow for low-cost and flexible production of its LauncherOne rocket, with over 90% of each rocket built in-house at Vieco USA’s facility in Long Beach, California. Vieco USA’s utilization of automated composite fabrication and its strategic relationship with DMG Mori leveraging advanced manufacturing both reduces production time from month to days and significantly reduces cycle time.

•        Experienced Management Team.    The NextGen board of directors believes that Vieco USA’s management team has extensive experience in key aspects of the space, satellite launch and space solutions sectors. Vieco USA’s management team is led by Dan Hart, who serves as Chief Executive Officer, and executives with experience from leading companies such as Boeing, Saturn, Aerojet Rocketdyne and Loral. We expect that Vieco USA executives will continue with the combined company following the Business Combination. For additional information regarding Virgin Orbit’s executive officers, see the section entitled “Management of Virgin Orbit Following the Business Combination — Executive Officers.”

•        Attractive Entry Valuation.    Virgin Orbit will have an anticipated initial pre-transaction enterprise value of $3.2 billion, implying a 2.1x multiple of 2025 projected revenue. After the completion of the Business Combination, the majority of the net proceeds from NextGen’s trust account and the PIPE Investment are expected to be held on Virgin Orbit’s balance sheet to fund operations, scale manufacturing and support continued growth into new services and geographical markets.

For a more complete description of the NextGen board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the NextGen board of directors, see the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section entitled “BCA Proposal — Related Agreements.”

Stockholders’ Agreement

The Merger Agreement contemplates that, at the Closing, Virgin Orbit will enter into a Stockholders’ Agreement with Vieco 10 (together with any individuals or entities that thereafter become party to the agreement, the “Voting Parties”), pursuant to which, among other things, Vieco 10 will be granted rights to designate directors for election to the Virgin Orbit Board (and the Voting Parties will vote in favor of such designees) and will, under certain circumstances, have the right to approve certain matters as set forth therein.

From and after the Closing, the Stockholders’ Agreement contemplates that the Virgin Orbit Board will consist of seven directors or such other number of directors as the Requisite Vieco USA Stockholder determines, four (4) of whom will be designated by the Requisite Vieco USA Stockholder (subject to reduction in the future based on the Requisite Vieco USA Stockholder’s beneficial ownership of Virgin Orbit’s voting stock), and also contains certain provisions intended to maintain, following the consummation of the Merger, the Company’s qualification as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). “BCA Proposal — Related Agreements — Stockholders’ Agreement.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, NextGen entered into a sponsor support agreement, with the Sponsor, the Sponsor Parties and Vieco USA, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and the Sponsor Parties agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.

The Sponsor and the Sponsor Parties also agreed not to (a) sell or otherwise dispose of, or agree to sell or dispose of, directly or indirectly, any shares of Virgin Orbit common stock or other capital stock of Virgin Orbit or any shares of Virgin Orbit common stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Virgin Orbit common stock (“Lock-up Shares”) held by the Sponsor and the Sponsor Parties immediately after the Closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), for the Lock-up Period, subject to certain exceptions. The “Lock-up Period” means (x) for 25% of the Lock-up Shares, 180 days after the Closing (the “180 Day Lock-up Period”), (y) for 25% of the Lock-up Shares, 18 months after the Closing and (z) for 50% of the Lock-up Shares, 24 months after the Closing. If (i) at least 120 days have elapsed since the Closing and (ii) the 180 Day Lock-up Period is scheduled to end during a blackout period or within five trading days prior to a blackout period, the 180 Day Lock-up Period will end ten trading days before the start of the blackout period, subject to certain conditions. The Sponsor Support Agreement will terminate upon the earliest of (i) the termination of the Merger Agreement, (ii) a change of control of NextGen following the Closing and (iii) the latest to occur of (A) the expiration of the Lock-up Period and (B) the earlier to occur of (I) the occurrence of an Earnback Triggering Event during the Earnback Period and (II) the fifth anniversary of the Closing Date.

In addition, the Sponsor has agreed that the Sponsor Earnback Shares and the Sponsor Earnback Warrants (together, the “Sponsor Earnback Securities”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the Earnback Period, (i) Earnback Triggering Event I occurs, (ii) Earnback Triggering Event II occurs or (iii) there is a change of control of Virgin Orbit that results in the holders of Virgin Orbit common stock receiving a price per share equal to, or in excess of, the applicable vesting price per share for the Earnback Triggering Events. Any Sponsor Earnback Securities that remain unvested after the fifth anniversary of the Closing will be forfeited.

For additional information, see the section entitled “BCA Proposal — Related Agreements — Sponsor Support Agreement.”

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, NextGen entered into a stockholder support agreement with Vieco USA and the Requisite Vieco USA Stockholder, a copy of which is attached to this proxy statement/prospectus as Annex C (the “Stockholder Support Agreement”). Pursuant to the Stockholder Support Agreement, the Requisite Vieco USA Stockholder agreed to, among other things, vote to adopt and approve, upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part being declared effective and delivered or otherwise made available to stockholders, the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions of the Stockholder Support Agreement.

The Requisite Vieco USA Stockholder also agreed not to (a) sell or otherwise dispose of, or agree to sell or dispose of, directly or indirectly, any Lock-up Shares held by the Requisite Vieco USA Stockholder immediately after the Closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), for the Lock-up Period, subject to certain exceptions. If (i) at least 120 days have elapsed since the Closing and (ii) the 180 Day Lock-up Period is scheduled to end during a blackout period or within five trading days prior to a blackout period, the 180 Day Lock-up Period will end ten trading days before the start of the blackout period, subject to certain conditions. The Stockholder Support Agreement will terminate upon the earlier of (i) the termination of the Merger Agreement and (ii) the expiration of the Lock-up Period.

For additional information, see the section entitled “BCA Proposal — Related Agreements — Stockholder Support Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Virgin Orbit, the Sponsor and the Vieco USA Registration Rights Holders will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which Virgin Orbit will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Virgin Orbit common stock and other equity securities of Virgin Orbit that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. For additional information, see the section entitled “BCA Proposal — Related Agreements — Registration Rights Agreement.”

Trademark License Agreement

On August 22, 2021, and in connection with the execution of the Merger Agreement, Virgin Orbit, LLC, VEL and NextGen agreed that the trademark license agreement with VEL would, effective on the consummation of the Business Combination, be amended and restated and novated to Virgin Orbit, in order for Virgin Orbit to continue to have these rights following consummation of the Business Combination. Pursuant to the Amended TMLA, Virgin Orbit will have certain exclusive and non-exclusive rights to use the “Virgin Orbit” name and brand and the Virgin signature logo. The rights of Virgin Orbit under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by VEL to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on the Virgin Orbit Board, such as Vieco 10’s right to designate directors to the Virgin Orbit Board under the Stockholders’ Agreement, under the Amended TMLA, Virgin Orbit has agreed to provide VEL with the right to appoint one director to the Virgin Orbit Board (provided the designee is qualified to serve on the Virgin Orbit Board under all applicable corporate governance policies and regulatory and Nasdaq requirements).

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, NextGen entered into the Initial Subscription Agreements, pursuant to which the respective PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of Virgin Orbit common stock at $10.00 per share for an aggregate commitment amount of $100,000,000. Under the Merger Agreement, NextGen may enter into Subsequent Subscription Agreements on substantially similar terms to the Initial Subscription Agreements, subject to the consent of Vieco USA. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreements is conditioned upon, among other customary closing conditions, the conditions to the closing of the Business Combination, including the Minimum Cash Condition, having been satisfied or waived. In the event the Minimum Cash Condition is not satisfied, the Business Combination would not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. If Vieco USA and NextGen waive the Minimum Cash Condition, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement, which, to the extent such claim is successful and such option is exercised, would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows. The closings under the Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see the section entitled “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”

Ownership of Virgin Orbit following the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 47,824,321 ordinary shares issued and outstanding, which includes the 9,564,864 founder shares held by the Sponsor and the 38,259,457 public shares, and (ii) 14,419,818 warrants issued and outstanding, which includes the 6,767,927 private placement warrants held by the Sponsor and the 7,651,891 public warrants. Each whole warrant entitles the holder thereof to purchase one NextGen Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Virgin Orbit common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the NextGen fully diluted share capital would be 62,244,139 common stock equivalents.

Upon completion of the Business Combination, we anticipate that: (1) Requisite Vieco USA Stockholder is expected to hold an ownership interest of 78.0% of the fully diluted Virgin Orbit common stock, (2) Other Vieco USA Stockholders are expected to hold an ownership interest of 0.2% of the fully diluted Virgin Orbit common stock, (3) Vieco USA PIPE Investors are expected to hold an ownership interest of 1.2% of the fully diluted Virgin Orbit common stock, (4) the Sponsor is expected to hold an ownership interest of 2.9% of the fully diluted Virgin Orbit common stock, (5) NextGen’s public shareholders will retain an ownership interest of 9.9% of the fully diluted Virgin Orbit common stock, (6) Third-Party PIPE Investors are expected to hold an ownership interest of 1.0% of the fully diluted Virgin Orbit common stock, (7) holders of Virgin Orbit Options are expected to hold an ownership interest of 3.0% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing, (8) holders of NextGen private placement warrants are expected to hold an ownership interest of 1.7% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing, (9) holders of NextGen public warrants are expected to hold an ownership interest of 2.0% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing and (10) a Third-Party PIPE Investor is expected to be issued a warrant, which is expected to hold an ownership interest of 0.1% of the fully diluted Virgin Orbit common stock assuming as though exercised upon the Closing.

These levels of ownership interest are based on VO Holdings’ capitalization as of September 10 and assume (i) no additional issuance of VO Holdings common stock from the continued funding by Vieco 10 or VO Holdings Options exercises, (ii) that no public shareholders exercise their redemption rights in connection with the Business Combination, (iii) Vieco USA does not exercise the Cash Election, (iv) no forfeitures of any shares or warrants of Virgin Orbit common stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants and (v) Virgin Orbit sells and issues 10,000,000 shares of Virgin Orbit common stock to the PIPE Investors pursuant to the PIPE Investment. The Third-Party PIPE Investors have agreed to purchase 4,000,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $40,000,000 of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 1,500,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $15,000,000 of gross proceeds. The Vieco USA PIPE Investors, including VIL and Aabar Space Inc., have agreed to purchase 4,500,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $45,000,000 of gross proceeds. In addition, if, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00. If the actual facts are different from these assumptions, the percentage ownership retained by the current NextGen shareholders in Virgin Orbit will be different.

The following table illustrates varying ownership levels in Virgin Orbit immediately following the consummation of the Business Combination based on the assumptions above.

	Fully Diluted Share Ownership in Virgin Orbit(1)
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(2)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Requisite Vieco USA Stockholder(3)	301,982,373	78.0%	301,982,373	83.4%
Other Vieco USA Stockholders	808,647	0.2%	808,647	0.2%
Vieco USA PIPE Investors(4)	4,500,000	1.2%	4,500,000	1.2%
Sponsor(5)	11,064,864	2.9%	11,064,864	3.1%
Public shareholders	38,259,457	9.9%	13,237,600	3.7%
Third-Party PIPE Investors(6)	4,000,000	1.0%	4,000,000	1.1%
Vieco USA Options(7)	11,524,631	3.0%	11,524,631	3.2%
Private placement warrants(8)	6,767,927	1.7%	6,767,927	1.9%
Public warrants	7,651,891	2.0%	7,651,891	2.1%
Third-Party PIPE Investor warrant(9)	500,000	0.1%	500,000	0.1%
Total	387,059,790	100.0%	362,037,933	100.0%

____________

(1)      Excludes the impact of the Cash Election.

(2)      Assumes maximum redemptions of 25,021,858 public shares of NextGen’s Class A ordinary shares in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed the amount in the maximum redemptions scenario, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount of up to $100.0 million at $10.00 per share. If there are significant redemptions by public shareholders, the maximum amount of redemptions could exceed 25,021,858 public shares of NextGen’s Class A ordinary shares.

(3)      Represents shares of Vieco USA common stock assumed to be owned by the Requisite Vieco USA Stockholder at the Closing as converted based on the Exchange Ratio.

(4)      Reflects the sale and issuance of 4,500,000 shares of Virgin Orbit common stock to the Vieco USA PIPE Investors, including VIL and Aabar Space Inc., at $10.00 per share.

(5)      The 11,064,864 shares owned by the Sponsor are inclusive of the 1,500,000 shares of Virgin Orbit common stock issued to the Sponsor Related PIPE Investors and the 1,434,730 Sponsor Earnback Shares that will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(6)      Reflects the sale and issuance of 4,000,000 shares of Virgin Orbit common stock to the Third-Party PIPE Investors at $10.00 per share.

(7)      Includes equity awards under the 2017 Plan assumed to be outstanding at the Closing as converted based on the Exchange Ratio.

(8)      The 6,767,927 private placement warrants beneficially owned by the Sponsor includes the 1,015,190 Sponsor Earnback Warrants, which will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such warrants not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(9)      Represents shares of Virgin Orbit common stock issuable under a warrant expected to be issued to a Third-Party PIPE Investor upon the Closing.

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information

Date, Time and Place of Extraordinary General Meeting of NextGen’s Shareholders

The extraordinary general meeting of the shareholders of NextGen will be held at            , Eastern Time, on            , 2021, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York NY 10001, or virtually via live webcast at https://www.cstproxy.com/nextgenacqii/2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

NextGen shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on            , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. NextGen warrants do not have voting rights. As of the close of business on the record date, there were 47,824,321 ordinary shares issued and outstanding, of which 38,259,457 were issued and outstanding public shares.

Quorum and Vote of NextGen Shareholders

A quorum of NextGen shareholders is necessary to hold a valid meeting. A quorum will be present at the NextGen extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 23,912,161 ordinary shares would be required to achieve a quorum.

The Sponsor and the Sponsor Parties have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

The proposals presented at the extraordinary general meeting require the following votes:

•        BCA Proposal:    The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Organizational Documents Proposals:    The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Director Election Proposal:    The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Stock Issuance Proposal:    The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Incentive Award Plan Proposal:    The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        ESPP Proposal:    The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of NextGen that Virgin Orbit redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•        (i) hold public shares or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•        submit a written request to Continental Stock Transfer & Trust Company (“Continental”), NextGen’s transfer agent, that Virgin Orbit redeem all or a portion of your public shares for cash; and

•        deliver your public shares to Continental, NextGen’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, such holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, NextGen’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, NextGen’s transfer agent, Virgin Orbit will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Virgin Orbit common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of NextGen — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and the Sponsor Parties have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither NextGen shareholders nor NextGen warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. NextGen has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of NextGen — Revoking Your Proxy.”

Interests of NextGen’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of NextGen’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and NextGen’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of NextGen shareholders and warrant holders generally. As more fully described below, the Sponsor, among other things, (1) will only be able to realize a return on its equity in NextGen (which may be materially higher than those realized by public NextGen shareholders and warrant holders) if NextGen completes a business combination within the required period, and (2) has advanced funds to NextGen to cover transaction expenses, for which it will only be reimbursed if NextGen completes a business combination within the required period. Further, certain of NextGen’s officers and directors, and their affiliates, are entitled to receive distributions of the assets of the Sponsor and therefore will benefit when NextGen completes a business combination within the required period. More specifically, the Sponsor and NextGen’s directors’ and executive officers’ interests include, among other things, the interests listed below:

•        The 9,564,864 NexGen Class B ordinary shares owned by Sponsor, if valued based on the closing price of $9.90 per public share on the Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, and if unrestricted and freely tradable, would have an aggregate market value of $94.7 million (after giving effect to the conversion of such NexGen Class B ordinary shares into shares of Virgin Orbit common stock in connection with the Merger, including after giving effect to the Domestication). The Sponsor purchased such 9,564,864 NexGen Class B ordinary shares for an aggregate purchase price of $25,000 prior to NextGen’s initial public offering. If NextGen does not consummate a business combination by March 25, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 9,564,864 NextGen Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, NextGen would likely have few, if any, net assets and because the Sponsor and NextGen’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any NextGen Class A ordinary shares and NextGen Class B ordinary shares held by it or them, as applicable, if NextGen fails to complete a business combination within the required period.

•        The Sponsor purchased an aggregate of 6,767,927 private placement warrants from NextGen simultaneously with the consummation of NextGen’s initial public offering for an aggregate purchase price of $10.15 million, which will automatically convert into 6,767,927 Virgin Orbit warrants in connection with the Merger (including after giving effect to the Domestication). The 6,767,927 private placement warrants, if valued based on the closing price of $1.60 per public warrant on the Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, and if unrestricted and freely tradable, would have an aggregate market value of $10.8 million, but may expire and become worthless if NextGen fails to complete a business combination by March 25, 2023. As a result of Sponsor’s interest in the NextGen Class B ordinary shares and private placement warrants, Sponsor and its affiliates have an incentive to complete an initial business combination and may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect NextGen’s initial business combination.

•        The Sponsor Related PIPE Investors have subscribed for $15,000,000 of the PIPE Investment, for which they will receive up to 1,500,000 shares of Virgin Orbit common stock. The 1,500,000 shares of Virgin Orbit common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $14.9 million based upon the closing price of $9.90 per public share on Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See the section entitled “Certain Relationships and Related Person Transactions — NextGen Acquisition Corp. II — PIPE Subscription Agreements.”

•        Pursuant to that certain Amended and Restated Limited Liability Company Agreement, dated as of February 8, 2021, by and among NextGen’s directors and executive officers and their affiliates, as applicable (the “Sponsor LLC Agreement”), certain of NextGen’s directors and executive officers made certain capital contributions to the Sponsor, the proceeds of which were used by the Sponsor to purchase the 9,564,864 NexGen Class B ordinary shares for an aggregate purchase price of $25,000. In addition, certain affiliates of George N. Mattson and Gregory L. Summe, as well as affiliates of each of NextGen’s directors, have made certain at-risk capital contributions, the proceeds of which were used by the Sponsor to purchase the 6,767,927 private placement warrants for $10.15 million. Upon or after the consummation of a business combination and as determined by certain members of the Sponsor, certain of NextGen’s directors and executive officers are entitled to receive distributions of the assets of the Sponsor pursuant to the terms of the Sponsor LLC Agreement. As such, certain of NextGen’s directors and executive officers have a direct or indirect economic interest in the securities owned by the Sponsor.

•        In the event that NextGen fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, NextGen will be required to provide for payment of claims of creditors that were not waived that may be brought against NextGen within the ten years following such redemption. In order to protect the amounts held in NextGen’s trust account, the Sponsor has agreed that it will be liable to NextGen if and to the extent any claims by a third party (other than NextGen’s independent auditors) for services rendered or products sold to NextGen, or a prospective target business with which NextGen has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of NextGen’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor has advanced funds to NextGen for working capital purposes, including $770,000 as of September 15, 2021. These outstanding advances have been documented in a promissory note, dated as of August 12, 2021 (the “Promissory Note”), issued by NextGen to the Sponsor, pursuant to which NextGen may borrow up to $1,500,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of March 25, 2023 and the date NextGen consummates its initial business combination. If NextGen does not complete the initial business combination within the required period, NextGen may use a portion of the working capital held outside the trust account to repay such advances and any other working capital advances made to NextGen, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to NextGen, and Sponsor may not be able to recover the value it has loaned to NextGen and any other working capital advances it may make.

•        NextGen’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on NextGen’s behalf, such as identifying and investigating possible business targets and business combinations, as well as repayment of working capital advances. However, if NextGen fails to consummate a business combination by March 25, 2023, they will not have any claim against the trust account for reimbursement or repayment. Accordingly, NextGen may not be able to reimburse such expenses or repay such advances if the Business Combination or another business combination, is not completed by such date. As of September 15, 2021 there was $770,000 of unpaid reimbursable expenses or working capital advances outstanding (which consists of funds advanced to NextGen by Sponsor pursuant to the Promissory Note).

•        As noted above, the Sponsor purchased 9,564,864 NextGen Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0026 per share (after taking into account the forfeiture by Sponsor of 1,935,136 founder shares, including 497,636 as a result of the underwriter’s partial exercise of the over-allotment option). As a result, Sponsor will have a rate of return on its investment which differs from the rate of return of NextGen shareholders who purchased NextGen shares at various other prices, including NextGen shares included in NextGen units that were sold at $10.00 per unit in NextGen’s initial public offering. The closing price of NextGen’s public shares on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90. As a result of and upon the effective time of the Domestication, among other things, each of the then issued and outstanding NextGen Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock. In the event the stock price of the post-combination company falls below the price paid by a NextGen shareholder at the time of purchase of the NextGen shares by such shareholder, a situation may arise in which Sponsor maintains a positive rate of return while such NextGen shareholder does not.

•        The Sponsor (including its representatives and affiliates) and NextGen’s directors and officers may in the future become, affiliated with entities that are engaged in a similar business to NextGen. For example, Mr. Mattson and Mr. Summe, each of whom serves as an officer and director of NextGen and may be considered an affiliate of the Sponsor, have also recently incorporated NextGen Acquisition Corp. III (“NGAC III”), which is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting an initial business combination. Mr. Mattson and Mr. Summe are Co-Chairmen of NGAC III, and each of our other officers is also an officer of NGAC III and owe fiduciary duties under Cayman Islands Companies Act to NGAC III. The Sponsor and NextGen’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to NextGen completing its initial business combination. NextGen’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to NextGen, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in NextGen’s favor and such potential business opportunities may be presented to other entities prior to their presentation to NextGen, subject to applicable fiduciary duties under Cayman Islands

Companies Act. NextGen’s Cayman Constitutional Documents provide that NextGen renounces any interest or expectancy in, or in being offered an opportunity to participate in, in any potential transaction or matter that may be a corporate opportunity for NextGen, on the one hand, and one of its officers or directors, on the other, or that may be a corporate opportunity for both NextGen and one of its officers or directors.

•        NextGen’s existing directors and officers will be eligible for continued indemnification and continued coverage under NextGen’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•        Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Virgin Orbit common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and the Sponsor Parties have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Vieco USA or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of NextGen’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Vieco USA or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and each of the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) NextGen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. NextGen will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Interests of Vieco USA’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of NextGen’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that Vieco USA’s directors and executive officers may have interests in such proposal that are different from, or in addition to, those of NextGen’s shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        Certain of Vieco USA’s directors and executive officers hold outstanding equity awards under the 2017 Plan. The Merger Agreement provides that each Vieco USA Option, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be assumed by NextGen and converted into a comparable option to purchase shares of Domesticated Acquiror Common Stock (each an “Acquiror Option”), based upon the Exchange Ratio. Each Acquiror Option will otherwise be subject to the same terms and conditions as applied to the underlying Vieco USA Option immediately prior to the Effective Time.

•        Vieco USA is party to an employment agreement with Mr. Hart that provides Mr. Hart with severance protections. The employment agreement with Mr. Hart provides that Mr. Hart will be eligible for severance benefits in certain circumstances following a termination of employment without cause or with good reason. See certain circumstance in the section entitled “Vieco USA Executive Compensation” for additional information about this arrangement.

Recommendation to Shareholders of NextGen

NextGen’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of NextGen’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” the Stock Issuance Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume (i) that no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) that Virgin Orbit issues 302,791,020 shares of Virgin Orbit common stock to the Vieco USA Stockholders and reserves 11,524,631 shares of Virgin Orbit common stock for potential future issuance upon the exercise of Virgin Orbit Options as part of the merger consideration pursuant to the Merger Agreement. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

Sources		Uses
($ in millions)
Cash and investments held in trust account(1)	382.6	Cash to balance sheet(5)	425.2
Vieco USA PIPE Investors(2)	60.0	Transaction expenses(6)	57.4
Third-Party PIPE Investment(3)	40.0	Vieco USA Stockholders(4)	3,100.0
Vieco USA Stockholders(4)	3,100.0
Total sources	3,582.6	Total uses	3,582.6

____________

(1)      Calculated as of June 30, 2021.

(2)      Reflects the proceeds of $60.0 million from the sale and issuance of 6,000,000 shares of Virgin Orbit common stock to the Sponsor and 4,500,000 the Vieco USA PIPE Investors including VIL and Aabar Space Inc., at a purchase price of $10.00 per share pursuant to the Subscription Agreements in connection with the PIPE Investment.

(3)      Reflects the proceeds of $40.0 million from the sale and issuance of 4,000,000 shares of Virgin Orbit common stock to Third-Party PIPE Investors at a purchase price of $10.00 per share pursuant to the Subscription Agreements in connection with the PIPE Investment.

(4)      Based on the Base Purchase Price.

(5)      If we assume redemptions of 25,021,858 public shares of NextGen’s Class A ordinary shares in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on trust account figures as of June 30, 2021, which is the maximum redemptions scenario described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Basis of Pro Forma Presentation,” we expect to still satisfy the Minimum Available Cash Amount required to consummate the Business Combination of at least $200.0 million, after giving effect to the proceeds from the PIPE Investment and the payments of deferred underwriting commission and NextGen’s estimated transaction expenses. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed the amount in the maximum redemptions scenario, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount of up to $100.0 million at $10.00 per share. If there are significant redemptions by public shareholders, the maximum amount of redemptions could exceed 25,021,858 public shares of NextGen’s Class A ordinary shares.

(6)      Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $57.4 million incurred by NextGen and Vieco USA prior to, or concurrent with, the Closing, including the deferred underwriting fees of $13.4 million related to NextGen’s initial public offering.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see the section entitled “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of NextGen as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Virgin Orbit immediately following the Domestication will be the same as those of NextGen immediately prior to the Domestication.

The Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, NextGen is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Virgin Orbit will represent a continuation of the financial statements of Vieco USA with the Business Combination treated as the equivalent of Vieco USA issuing stock for the net assets of NextGen, accompanied by a recapitalization. The net assets of NextGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Vieco USA in future reports of Virgin Orbit. See the section entitled “BCA Proposal — Expected Accounting Treatment of the Business Combination.”

Regulatory Matters

None of NextGen nor Vieco USA are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act, approvals required to be obtained from the Federal Communications Commission (“FCC”) in connection with licenses issued by the FCC, and the actions and approvals pursuant to the NSIA and under FATA described below. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

HSR Act

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On September 3, 2021, NextGen and Vieco USA filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The waiting period is expected to expire on October 4, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. NextGen cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, NextGen cannot assure you as to its result.

FCC

Approvals from the FCC are required to transfer the control of various licenses. Although NextGen and Vieco USA have agreed to use commercially reasonable efforts to obtain all such required approvals, there can be no assurance that the FCC will issue them in a timely manner or will not impose conditions when it does.

FAA

Although no approvals of the Federal Aviation Administration (“FAA”) are required prior to closing, the FAA may engage in a policy review with other U.S. government agencies to ensure the validity and continuation of all existing government licenses, registrations, permits, and any pending applications post-Closing.

United Kingdom

The United Kingdom’s new investment screening regime under the NSIA is expected to come into full effect on January 4, 2022. Pursuant to the new investment screening regime, certain transactions involving entities that carry on specified activities in the United Kingdom must be approved by the relevant U.K. Secretary of State. If a required approval is not obtained, the NSIA provides that the relevant transaction will be void. The specified activities include certain activities relating to space and satellite technologies.

Accordingly, if the Closing does not occur prior to January 4, 2022 (or such time as the screening regime comes into full effect), approval of the U.K. Secretary of State pursuant to the NSIA will need to be obtained before Closing may occur. If the Closing occurs prior to such time, no approval will be required but the U.K. Secretary of State would nevertheless retain the ability to review the transactions contemplated by the Merger Agreement on its own initiative.

The parties intend to discuss the transactions contemplated by the Merger Agreement with the Investment Security Unit of the U.K. Department of Business, Energy & Industrial Strategy, which is responsible for managing the new investment screening regime. If the Closing does not occur prior to January 4, 2022 (or such time as the screening regime comes into full effect), the parties will make a formal notification under the new investment screening regime to seek approval.

NextGen cannot assure you that the relevant U.K. Secretary of State will approve the transactions contemplated by the Merger Agreement, or that the U.K. Secretary of State will not require conditions or undertakings in relation to the transactions contemplated by the Merger Agreement.

Australia

Vieco USA holds 11 million ordinary shares, and options to subscribe for an additional 7 million ordinary shares, in the capital of Sky and Space Company Ltd, an Australian corporation (“SAS”), which constitutes a “direct interest” in SAS under the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia), as amended (“FATA”).

Under the Merger Agreement, Vieco USA has agreed that by September 21, 2021, it shall cause Virgin Orbit to effect all transfers and cancellations, and take all such other actions, as are reasonably necessary to ensure that neither Vieco USA nor any of its subsidiaries (including Virgin Orbit) has a “direct interest” in SAS at the Closing (the “SAS Divestment”).

If the SAS Divestment occurs before the Closing, the Business Combination will not be a “significant action” and a “notifiable action” under the FATA and we will not be required to notify the Business Combination to the Treasurer of the Commonwealth of Australia under the FATA and obtain written confirmation from the Treasurer (or his delegate) that the Australian Government has no objection to our acquisition of a “direct interest” in SAS as a result of the Business Combination. Otherwise, the Business Combination may be a “significant action” and a “notifiable action”, or a “notifiable national security action”, under the FATA in which case we will be required under the FATA to give such notification and obtain such confirmation before Closing. Under the Merger Agreement, if we determine that the SAS Divestment will not occur by September 21, 2021, we may, following consultation with Vieco USA, give and maintain such notification.

NextGen cannot assure you that any required approval under FATA (including a statement of no objection) will be obtained, or whether conditions, undertakings or other requirements will apply to any approval (or statement of no objection) if obtained.

Emerging Growth Company

NextGen is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in NextGen’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. NextGen has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, NextGen, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of NextGen’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of NextGen’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

In evaluating the proposals to be presented at NextGen’s extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

•        Even if the Business Combination and the PIPE Investment are completed, we will likely require additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our research and development, operations or commercialization efforts, which could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

•        The success of our business will be highly dependent on our ability to effectively market and sell our launch services for small low Earth orbit (“LEO”) satellites, our national security and defense services and space solutions, and to convert contracted revenues and our pipeline of potential contracts into actual revenues.

•        The market for launch services for small LEO satellites and space solutions is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

•        Our ability to grow our business depends on the successful operation and performance of our launch systems and related technology and our ability to introduce new enhancements or services, which are subject to many uncertainties, some of which are beyond our control.

•        We may not be able to convert our estimated $300.0 million in contracted revenue or $3.6 billion in potential contracts into actual revenue.

•        Our forecast of operating and financial results relies in large part upon assumptions and analyses that we have developed, and actual results may vary or fluctuate significantly. Such possible variations and fluctuations make our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

•        We routinely conduct hazardous operations when testing and launching our rockets, which could result in damage to property or persons. Unsatisfactory performance or failure of our rockets and related technology at launch or during operations could reduce customer confidence and have a material adverse effect on our business, financial condition and results of operations.

•        If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our rockets at a quantity and quality that our customers demand, our ability to grow our business may suffer.

•        We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

•        If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

SELECTED HISTORICAL FINANCIAL INFORMATION OF NEXTGEN

The selected historical condensed statements of operations data of NextGen for the period from January 11, 2021 (date of inception) to June 30, 2021, for the three months ended June 30, 2021 and the condensed balance sheet data as of June 30, 2021 are derived from NextGen’s unaudited interim condensed financial statements included elsewhere in this prospectus. In NextGen’s management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly NextGen’s financial position as of June 30, 2021 and the results of operations for the three months ended June 30, 2021 and the period from January 11, 2021 (date of inception) to June 30, 2021.

NextGen’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the selected historical financial data set forth below together with NextGen’s financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus, the information in the section entitled “NextGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained elsewhere in this prospectus.

NextGen is providing the following selected historical consolidated financial information to assist you in your analysis of the financial aspects of the Business Combination.

Statement of Operations Data (in thousands, except share and per share data)	Three Months Ended June 30, 2021	From January 11, 2021 (Inception) through June 30, 2021
	(Unaudited)	(Unaudited)
Operating costs	$(907)	$(1,337)
Loss from operations	(907)	(1,337)
Loss upon issuance of private placement warrants	(9)	(9)
Change in fair value of derivative warrant liabilities	(16,391)	(16,077)
Financing costs – derivative warrant	(54)	(605)
Net gain from investments held in Trust Account	13	15
Other expense, net	(16,441)	(16,676)
Loss before provision for income taxes	(17,348)	(18,013)
Provision for income taxes	—	—
Net loss	(17,348)	(18,013)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	31,599,183	31,713,657
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.00
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	15,687,865	12,676,421
Basic and diluted net loss per ordinary shares	$(1.11)	$(1.42)
Balance Sheet Data (in thousands)	As of June 30, 2021
(Unaudited)
Investments held in Trust Account	$382,609
Total assets	383,961
Total liabilities	50,590
Class A ordinary shares subject to possible redemption	328,371
Total shareholders’ equity	$5,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF VIECO USA

The selected historical consolidated statements of operations data of Vieco USA for the years ended December 31, 2020 and 2019 and the selected historical consolidated balance sheets data as of December 31, 2020 and 2019 are derived from Vieco USA’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of operations data of Vieco USA for the six months ended June 30, 2021 and 2020 and the selected historical consolidated balance sheet data as of June 30, 2021 are derived from Vieco USA’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus. The unaudited interim condensed consolidated financial data set forth below have been prepared on the same basis as our audited annual consolidated financial statements and, in the opinion of Vieco USA’s management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of such data. Vieco USA’s historical results are not necessarily indicative of the results that may be expected for any other period in the future and Vieco USA’s results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the selected historical consolidated financial data set forth below together with Vieco USA’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus, the information in the section entitled “Vieco USA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus. Vieco USA is providing the following selected historical consolidated financial information to assist you.

Statement of Operations Data (in thousands, except share and per share data)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Revenue	$7,228	$1,463	$3,840	$477
Costs and expenses:
Cost of revenue	16,673	741	3,168	67
Selling, general and administrative	41,132	23,739	42,855	42,685
Research and development	28,205	68,332	137,135	150,565
Total costs and expenses	86,010	92,812	183,158	193,317
Operating loss	(78,782)	(91,349)	(179,318)	(192,840)
Interest expense, net	(13)	(2,386)	(4,852)	(2,791)
Other income	1,895	449	62,671	1,014
Loss before income taxes	(76,900)	(93,286)	(121,499)	(194,617)
Provision for income taxes	—	—	5	5
Net loss	(76,900)	(93,286)	(121,504)	(194,622)
Net loss attributable to non-controlling interests in VO Holdings, Inc.	3,472	1,823	3,397	3,654
Net loss attributable to Vieco USA, Inc.	(73,428)	(91,463)	(118,107)	(190,968)
Net loss per share attributable to common stockholders, basic and diluted	$(734,280)	$(914,630)	$(1,181,070)	$(1,909,680)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	100	100	100	100
Balance Sheet Data (in thousands)	As of June 30, 2021	As of December 31,
		2020	2019
Total assets	$122,668	$100,556	$225,323
Total liabilities	74,738	300,225	338,490
Total stockholders’ equity (deficit)	47,930	(199,669)	(113,167)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination and the other events described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, NextGen is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Virgin Orbit will represent a continuation of the financial statements of Vieco USA with the Business Combination treated as the equivalent of Vieco USA issuing stock for the net assets of NextGen, accompanied by a recapitalization. The net assets of NextGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Vieco USA in future reports of Virgin Orbit.

The selected unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives pro forma effect to the Business Combination and the other events as if consummated on June 30, 2020. The selected unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and for the year ended December 31, 2020 give effect to the Business Combination and the other events as if consummated on January 1, 2020, the beginning of the earliest period presented.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786, of Virgin Orbit appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and accompanying notes of NextGen and Vieco USA for the applicable periods included elsewhere in this proxy statement/prospectus. The Selected Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Virgin Orbit’s financial position or results of operations actually would have been had the Business Combination and the other events been completed as of the dates indicated. The Selected Pro Forma Information does not purport to project the financial position or operating results of Virgin Orbit that may be expected for any other period in the future.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by NextGen’s public shareholders of shares of NextGen’s Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:

•        Assuming No Redemptions — this scenario assumes that no public shareholders of NextGen exercise their redemption rights with respect to their public shares of Class A ordinary shares for a pro rata share of the funds in the trust account.

•        Assuming Maximum Redemptions — this scenario assumes that 25,021,858 public shares of NextGen’s Class A ordinary shares are redeemed for an aggregate payment of $250.2 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of June 30, 2021 and still satisfy the Minimum Cash Condition required to consummate the Business Combination of at least $200.0 million, after giving effect to the proceeds from the PIPE Investment and to the payments of the estimated transaction costs incurred by NextGen in connection with the Business Combination of $32.4 million, including the deferred underwriting commissions from NextGen’s initial public offering of $13.4 million. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed the amount assumed by this scenario, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount up to $100.0 million at $10.00 per share in order to satisfy the Minimum Cash Condition. If there are significant redemptions by public shareholders, the maximum amount of redemptions could exceed the 25,021,858 public share redemption scenario presented herein.

The following summarizes the pro forma Virgin Orbit common stock issued and outstanding immediately after the Business Combination based on VO Holdings’ capitalization as of September 10, 2021, presented under the two assumed redemption scenarios:

	Fully Diluted Share Ownership in Virgin Orbit(1)
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(2)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Requisite Vieco USA Stockholder(3)	301,982,373	78.0%	301,982,373	83.4%
Other Vieco USA Stockholders	808,647	0.2%	808,647	0.2%
Vieco USA PIPE Investors(4)	4,500,000	1.2%	4,500,000	1.2%
Sponsor(5)	11,064,864	2.9%	11,064,864	3.1%
Public shareholders	38,259,457	9.9%	13,237,600	3.7%
Third-Party PIPE Investors(6)	4,000,000	1.0%	4,000,000	1.1%
Vieco USA Options(7)	11,524,631	3.0%	11,524,631	3.2%
Private placement warrants(8)	6,767,927	1.7%	6,767,927	1.9%
Public warrants	7,651,891	2.0%	7,651,891	2.1%
Third-Party PIPE Investor warrant(9)	500,000	0.1%	500,000	0.1%
Total	387,059,790	100.0%	362,037,933	100.0%

____________

(1)      Excludes the impact of the Cash Election.

(2)      Assumes maximum redemptions of 25,021,858 public shares of NextGen’s Class A ordinary shares in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed the amount in the maximum redemptions scenario, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount of up to $100.0 million at $10.00 per share. If there are significant redemptions by public shareholders, the maximum amount of redemptions could exceed 25,021,858 public shares of NextGen’s Class A ordinary shares.

(3)      Represents shares of Vieco USA common stock assumed to be owned by the Requisite Vieco USA Stockholder at the Closing as converted based on the Exchange Ratio.

(4)      Reflects the sale and issuance of 4,500,000 shares of Virgin Orbit common stock to the Vieco USA PIPE Investors, including VIL and Aabar Space Inc., at $10.00 per share.

(5)      The 11,064,864 shares owned by the Sponsor are inclusive of the 1,500,000 shares of Virgin Orbit common stock issued to the Sponsor Related PIPE Investors and the 1,434,730 Sponsor Earnback Shares that will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(6)      Reflects the sale and issuance of 4,000,000 shares of Virgin Orbit common stock to the Third-Party PIPE Investors at $10.00 per share.

(7)      Includes equity awards under the 2017 Plan assumed to be outstanding at the Closing as converted based on the Exchange Ratio.

(8)      The 6,767,927 private placement warrants beneficially owned by the Sponsor includes the 1,015,190 Sponsor Earnback Warrants, which will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such warrants not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(9)      Represents shares of Virgin Orbit common stock issuable under a warrant expected to be issued to a Third-Party PIPE Investor upon the Closing.

See the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of Virgin Orbit following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2021 (in thousands)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Cash	$449,241	$199,023
Total assets	$549,238	$299,020
Total liabilities	$111,937	$111,937
Total stockholders’ equity	$437,301	$187,083
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Six Months Ended June 30, 2021 (in thousands, except share and per share data)
Revenue	$7,228	$7,228
Net loss	$(96,388)	$(96,388)
Net loss per share attributable to common stockholders – basic and diluted	$(0.28)	$(0.30)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	343,261,292	318,239,435
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2020 (in thousands, except share and per share data)
Revenue	$3,840	$3,840
Net loss	$(124,322)	$(124,322)
Net loss per share attributable to common stockholders – basic and diluted	$(0.40)	$(0.44)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	308,560,425	283,538,568

MARKET PRICE AND DIVIDEND INFORMATION

NextGen units, NextGen Class A ordinary shares and public warrants are currently listed on the Nasdaq under the symbols “NGCAU” and “NGCA” and “NGCAW,” respectively.

The closing price of the units, common stock and public warrants as of August 20, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.00, $9.68 and $1.84, respectively. As of            , 2021, the record date for the extraordinary general meeting, the most recent closing price for each unit, common stock and public warrant was $            , $            and $            , respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of NextGen’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there was one holder of record of NextGen’s Class A ordinary shares, two holders of record of NextGen’s Class B ordinary shares, one holder of record of NextGen units and two holders of NextGen warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose NextGen units, NextGen Class A ordinary shares and NextGen public warrants are held of record by banks, brokers and other financial institutions. See the section entitled “Beneficial Ownership of Securities.”

Dividend Policy

NextGen has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Virgin Orbit subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Virgin Orbit Board. NextGen’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the Virgin Orbit Board will declare any dividends in the foreseeable future. Further, the ability of Virgin Orbit to declare dividends may be limited by the terms of financing or other agreements entered into by Virgin Orbit or its subsidiaries from time to time.

Price Range of Vieco USA’s Securities

Historical market price information regarding Vieco USA is not provided because there is no public market for Vieco USA’s securities. For information regarding Vieco USA’s liquidity and capital resources, see the section entitled “Vieco USA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to our business, financial condition and prospects.

Risks Related to Vieco USA’s Business and Industry

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of Vieco USA and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Virgin Orbit and its subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Virgin Orbit, in which event the market price of Virgin Orbit common stock could decline, and you could lose part or all of your investment.

Even if the Business Combination and the PIPE Investment are completed, we will likely require additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our research and development, operations or commercialization efforts, which could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

Since inception, our operations have consumed substantial amounts of cash, which was funded primarily through cash flows financed by Vieco 10. Our net losses were $76.9 million, $121.5 million and $194.6 million for the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. While we have generated limited revenue from our initial launches, we have only recently begun commercial launch operations, with our initial successful launch occurring on January 17, 2021, and our second launch occurring on June 30, 2021, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase our profitability. Our ability to generate profit will depend on our ability to grow our operations and drive operational efficiencies in our business to generate better margins. We expect our operating expenses to increase over the next several years as we increase the number of our launches each year, continue to attempt to streamline our manufacturing process, hire additional employees, increase marketing efforts, expand our sales resources, expand our commercial and civil operations, national security and defense services, including franchise spaceports and dedicated aircraft for military use, and space solutions and continue research and development efforts relating to new products and technologies. These efforts may be more costly than we expect, and we may not succeed in increasing our revenue sufficiently to offset these expenses or realize the benefits we anticipate. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Our future growth and operating performance may fail to meet investor or analyst expectations, or we may have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations. In addition, other unanticipated costs may arise.

Furthermore, based on recent market trends, in the event that NextGen’s stock price is at, around or below $10.00 per share during the redemption period, there will likely be significant redemptions by NextGen’s public shareholders in connection with the Business Combination. In such event, following the Closing, we will likely need to obtain additional financing through public or private equity, debt financings or other sources, in addition to the net proceeds from the Business Combination and the PIPE Investment, in order to fund our planned operations to the point where our business is generating positive cash flows.

Additional factors may further accelerate our need for additional financing, including if our revenues are lower than projected, if our actual costs and expenses in connection with the Business Combination and the PIPE Investment are higher than projected, and/or if our actual costs and expenses on a go-forward basis are higher than estimated; furthermore, our operating plan may change as a result of many factors, including those currently unknown to us, and we may need to seek additional funds sooner than planned, in each case, through public or private equity, debt financings or other sources. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability.

Additional funding may not be available to us on acceptable terms, or at all, and any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop, enhance or operate our launch services, improve our operating infrastructure, acquire complementary businesses and technologies, or develop and expand marketing and sales resources or engage in commercialization efforts. Furthermore, even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital due to favorable market conditions or strategic considerations. If adequate funds are not available on a timely or reasonable basis, we may be required to delay, limit, reduce or terminate our research and development, operations or commercialization efforts. We could be forced to sell or dispose of certain of our rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on our business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause our business to fail and liquidate with little or no return to investors.

The success of our business will be highly dependent on our ability to effectively market and sell our launch services for small low Earth orbit (“LEO”) satellites, our national security and defense services and space solutions, and to convert contracted revenues and our pipeline of potential contracts into actual revenues.

We have generated only limited revenue from launching payloads, and we expect that our success will be highly dependent, especially in the foreseeable future, on our ability to effectively market and sell our launch services for small LEO satellites. We expect that our success will also be highly dependent on our ability to effectively market and sell our launch services in connection with national security and defense services, such as missile defense targets and hypersonic applications, and space solutions, including Internet of Things (“IoT”) solutions. We have limited experience in marketing and selling such services and applications, and if we are unable to utilize our current or future sales organization effectively in order to adequately target and engage our potential customers, our business may be adversely affected. We also expect to expand our marketing services as part of our expansion in the near future. There can be no assurance that our investment in this regard will be successful or result in revenue growth.

We also expect that our success will be highly dependent on our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. We have received interest from a wide range of customers across various satellite applications or use cases, both in the public and private sectors. As of June 30, 2021, we estimate that our contracted revenue (including non-binding MOUs and LOIs) is worth approximately $300.0 million, while our pipeline consists of approximately $3.6 billion in potential contracts in negotiation or early discussions. Our contracted revenues and our estimated pipeline may not fully convert into actual revenues because a majority of our customers has the right to terminate their launch service agreements if our launches are delayed beyond a specified period or if we do not achieve certain milestones. We may experience delays or we may not meet these milestones, in which case the value of our contracted revenues may be significantly lower than our current estimates. Additionally, if we are unable to keep up with the demand for our launch services from a production and delivery perspective, we may not be in a position to deliver on our contracted revenues or our pipeline of potential contracts. Customers may also experience defaults or bankruptcies, which may impact our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. For example, for the year ended December 31, 2020, our revenues were impacted by the bankruptcy of our largest commercial customer. See the section entitled “Vieco USA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Components of Results of Operations.”

We remain in active discussions with potential customers and anticipate an increase in contracted revenue as the small satellite and satellite constellation markets and demand for national security and defense services and space solutions, such as IoT services, continue to develop. Our success depends, in part, on our ability to attract new customers and retain existing customers in a cost-effective manner. Notwithstanding our estimated contracted revenue, we expect that we will need to make significant investments in order to attract new customers. Our sales growth is dependent upon our ability to implement strategic initiatives, and these initiatives may not be effective in generating sales growth. In addition, marketing campaigns, which we have not historically utilized, can be expensive and may not result in the acquisition of customers in a cost-effective manner, if at all. Further, as our brand becomes more widely known, future marketing campaigns or brand content may not attract new customers at the same rate as past campaigns or brand content.

We may be unable to attract new customers or our number of customers may decline materially or fluctuate as a result of many factors, including, among other things:

•        dissatisfaction with the quality of, or pricing of, our launch services or with changes we make to our launch services;

•        competition in the launch services industry;

•        negative publicity related to our brand;

•        lack of market acceptance of our business model, particularly in new geographies where we seek to expand such as the United Kingdom, Brazil and Japan;

•        changes to government defense spending levels; or

•        the unpredictable nature of the impact of the COVID-19 pandemic and its variants or a future outbreak of disease or similar public health concern.

In addition, if we are unable to provide high-quality support to customers or help resolve issues in a timely and acceptable manner, our ability to attract and retain customers could be adversely affected. If we are unable to attract new customers or retain existing customers for any of these reasons among others, our business, financial condition and results of operations will be harmed.

The market for launch services for small LEO satellites and space solutions is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for launch services for small LEO satellites and space solutions, such as IoT services, is not yet well established and is still emerging. Our estimates for the total addressable launch market and satellite market are based on a number of internal and third-party estimates, including our contracted revenue, the number of potential customers who have expressed interest in our services, assumed prices and production costs for our rockets, assumed launch cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Our ability to grow our business depends on the successful operation and performance of our launch systems and related technology and our ability to introduce new enhancements or services, which are subject to many uncertainties, some of which are beyond our control.

Our current forecasts depend on our ability to make further enhancements to our rockets design and specifications, including our ability to make further cost reductions and increases to the efficiency of our rockets, for example, through increases in rocket payload capacity. If we do not complete these enhancements in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful enhancement of our launch systems and development of related technology involves many uncertainties, some of which are beyond our control, including:

•        timing of finalizing launch systems enhancements;

•        our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•        performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

•        performance of a limited number of suppliers for certain raw materials and supplied components;

•        performance of our third-party contractors that support our research and development activities;

•        our ability to maintain rights from third parties for intellectual properties critical to our research and development activities;

•        our ability to maintain sufficient financing to fund our planned operations and capital expenditures;

•        our ability to continue funding and maintain our current research and development activities; and

•        the impact of the COVID-19 pandemic and its variants on us, our customers, suppliers and distributors, and the global economy.

Furthermore, the development of space solutions will require leveraging our existing launch capabilities and our track record as a systems integrator to offer smart mobility and smart logistics services and data analytics. If we are unable to introduce these new enhancements, services or leverage our capabilities in a timely and cost-effective manner, our sales, profitability and our ability to grow our business could be adversely impacted.

We may not be able to convert our estimated $300.0 million in contracted revenue or $3.6 billion in potential contracts into actual revenue.

We expect that our success will be highly dependent on our ability to convert contracted revenues and our pipeline of potential contracts into actual revenues. As of June 30, 2021, we estimate that our contracted revenue (including non-binding MOUs and LOIs) will generate approximately $300.0 million, while our pipeline consists of approximately $3.6 billion in potential contracts in negotiation or early discussions. Our contracted revenues and our estimated pipeline may not fully convert into actual revenues because a majority of our customers has the right to terminate their launch service agreements if we do not achieve certain milestones, such as the timely completion of project reviews, or other termination rights stemming from launch delays. We may experience delays or we may not meet these milestones, in which case the value of our contracted revenues may be significantly lower than our current estimates. We remain in active discussions with potential customers and anticipate an increase in contracted revenue as the markets for small satellite launch, satellite constellations, national security and defense services and space solutions continue to develop. We expect that following the successful delivery of customer payloads on our first several commercial launches, our existing and new customers will continue to use us on the further rollout of their satellite constellations and we will attract customers for national security and defense services and space solutions.

Some of our existing launch service agreements include provisions allowing the customers to terminate the contracts for convenience, with a termination penalty for at least the amounts already paid, or to terminate the contracts for cause (for example, if we do not achieve certain milestones on a timely basis). If any of our significant launch service agreements is terminated and not replaced, our results of operations may differ materially and adversely from those anticipated. In addition, our contracts with government customers often contain provisions with additional rights and remedies favorable to such customers that are not typically found in commercial contracts. As a result, we may not receive some revenue from these orders, and any contracted revenue we report may not be indicative of our future actual revenue.

Many events may cause a delay in our ability to fulfill our existing or future orders, or cause planned launches not to be completed at all, some of which may be out of our control, including unexpected weather patterns, maintenance issues, technical issues, natural disasters, changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule launches, which could have a material adverse effect on our business, financial condition and results of operations.

Our forecast of operating and financial results relies in large part upon assumptions and analyses that we have developed, and actual results may vary or fluctuate significantly. Such possible variations and fluctuations make our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance and incorporate certain financial and operational assumptions, including revenue growth across all three of our service offerings, the realization of our production and launch manifest, that our launch rate will grow based on market demand, our ability to scale production and improve operational efficiencies, and missile defense targets, hypersonic experiments and countermeasures increasing in budgetary priority and use cases, among other assumptions. These assumptions are preliminary and there can be no assurance that the actual results upon which our assumptions are based will be in line with our expectations. The projections cover multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside of our control, and which may result in our quarterly and annual operating results fluctuating significantly, which makes it difficult for us to predict our future operating results.

These fluctuations may occur due to a variety of factors, many of which are outside of our control, including:

•        the number of launches we schedule for a period and the price at which we sell them;

•        unexpected weather patterns, maintenance issues, technical issues, natural disasters or other events that force us to cancel or reschedule launches;

•        the cost of raw materials or supplied components critical for the manufacture and operation of our rockets, launch equipment and equipment associated with national security and defense services or space solutions;

•        the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•        our ability to develop, attract and retain customers for our national security and defense services and space solutions;

•        developments involving our competitors;

•        changes in governmental regulations or in the status of our regulatory approvals or applications;

•        our ability to maintain sufficient financing to fund our planned operations and capital expenditures;

•        future accounting pronouncements or changes in our accounting policies; and

•        general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of Virgin Orbit common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

We routinely conduct hazardous operations when testing and launching our rockets, which could result in damage to property or persons. Unsatisfactory performance or failure of our rockets and related technology at launch or during operations could reduce customer confidence and have a material adverse effect on our business, financial condition and results of operations.

We manufacture and operate highly sophisticated launch systems that depend on complex technology. While we have built operational processes to ensure that the design, manufacture, performance and servicing of our launch systems meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, pilot error, cyber-attacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to our businesses, including the loss of customer confidence in our business, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise.

Such issues with our launch systems could result in delaying or cancelling planned launches, increased regulation or other systemic consequences. In particular, given the importance of Cosmic Girl for our launch operations, if an anomaly or defect were to be detected in Cosmic Girl, which would delay use of the aircraft, we would not be able to provide launch services for a significant amount of time. Likewise, damage to or unexpected and prolonged maintenance of Cosmic Girl would impact our launch cadence until repair or maintenance is completed.

Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, or damages to customer payloads could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our rockets at a quantity and quality that our customers demand, our ability to grow our business may suffer.

The success of our business depends in part on effectively managing and maintaining our launch services, manufacturing additional rockets and satellites, conducting a sufficient number of launches to meet customer demand and providing customers with an experience that meets or exceeds their expectations. Even if we succeed in developing rockets consistent with our targeted timeline, we could thereafter fail to develop the ability to produce these rockets at quantity with a quality management system that ensures that each unit performs as required or could fail to anticipate and respond in a timely and cost-effective manner to changes in market preferences. Any delay in our ability to produce rockets at our expected rate of production and with a reliable quality management system could have a material adverse effect on our business, financial condition and results of operations. Any event or circumstance resulting in reduced market acceptance of our launch services could reduce our sales. Unanticipated shifts in market preferences may also result in excess inventory and underutilized manufacturing capacity. For example, a market shift away from IoT services could result in significantly less space solutions demand and therefore reduced demand for our launch services.

In addition, if our current or future launch services do not meet expected performance or quality standards, this could cause operational delays. Further, launch operations within restricted airspace require advance scheduling and coordination with government agencies, range owners and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact our cadence of our launch operations or could result in cancellations or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to conduct our launches could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our business development, research and development, customer and commercial strategy, products and services, supply chain, and manufacturing functions. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and manufacture our rockets as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support with regard to national security, defense services and space solutions, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our rockets and other equipment. Further, as we continue to grow our revenue from expansion of our portfolio and further our commercialization, we expect that our costs will increase. For example, increases in costs will include the quarterly royalty expenses that will ramp-up under the Amended TMLA following consummation of the Business Combination. See “BCA Proposal — Related Agreements — Trademark License Agreement.”

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, finding manufacturing capacity to produce our rockets and other equipment, and delays in production and launches or deployment of national security and defense services and space solutions. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our presence around the globe, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, increase our launch cadence, hire more employees, and continue research and development efforts relating to new products and technologies and expand internationally. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

Our prospects and operations may be adversely affected by changes in market preferences and economic conditions that affect demand for our launch services.

Because our business is currently concentrated on launching small LEO satellites, we are vulnerable to changes in market preferences or other market changes, such as general economic conditions, energy and fuel prices, recession and fears of recession, interest rates, tax rates and policies, inflation, war and fears of war, inclement weather, natural disasters, terrorism and outbreak of viruses or widespread illness. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, our potential customers may choose not to expend the amounts that we anticipate based on our expectations with respect to the addressable market for launch and satellite services. There could be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, decreased market confidence, decreased interest in space solutions, decreased discretionary spending and reduced customer or governmental demand for LEO launch vehicles and satellites, which could have a material adverse effect on our business, financial condition and results of operations.

Adverse publicity stemming from any incident involving us or our competitors could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. If our rockets or payloads or those of one of our competitors were to be involved in a public incident, accident or catastrophe, this could create an adverse public perception of satellite launch or manufacturing activities and result in decreased customer demand for launch and satellite services, which could cause a material adverse effect on our business, financial conditions and results of operations. Further, if our rockets or other equipment were to be involved in a public incident, accident or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business could cause customers with existing contracts with us to cancel their contracts and could significantly impact our ability to make future sales. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from an incident or accident.

Due to the unique structure of our launch operations, there is the possibility that an accident or catastrophe could lead to the loss of human life or a medical emergency.

We rely on human involvement to conduct our launch operations and undertake regular maintenance of our rockets, elements of which involve hazardous operations. In our test and launch operations, our technicians must approach the rocket to connect and disconnect hoses and pipes through which the propellant, RP-1 fuel and liquid oxygen, flows into the rocket. In addition, during launch and any flight test with a fully loaded rocket, two pilots and two launch engineers are on board Cosmic Girl. While we believe that the design and operation of our systems and the safety procedures we follow enable us to manage and limit the risk of an accidental combustion of the propellant or any other catastrophe related to the launch operations, including the operation of Cosmic Girl, these processes involve hazardous operations which may result in the loss of human life or a medical emergency for our technicians, pilots and launch engineers.

Increased congestion from the proliferation of LEO constellations could materially increase the risk of potential collisions with space debris and limit or impair the growth of the small LEO satellite market.

Recent years have seen increases in the number of satellites deployed to low earth orbits, and publicly announced plans call for many thousands of additional satellite deployments over the next decade. The proliferation of these LEO constellations could materially increase the risks of potential collisions with space debris and limit or impair the growth of the small LEO satellite market, as potential customers may be less inclined to use our launch services to deliver payloads into low earth orbits.

Certain future operational facilities may require significant expenditures in capital improvements and operating expenses to develop and foster basic levels of service needed by our launch operations, and the ongoing need to maintain existing operational facilities requires us to expend capital.

Increasing the manufacturing rate of our rockets, including the production rate of our rockets, may require significant capital expenditures, and in the future we may be required to make similar expenditures to expand, improve or construct additional facilities for the manufacture and testing of our rockets. In addition, as our existing facilities in Long Beach, California mature, our business will require capital expenditures for the maintenance, renovation and improvement of these locations to remain competitive. This creates an ongoing need for capital, and, to the extent we cannot fund capital expenditures from cash flows from operations, we will need to borrow or otherwise obtain funds. If we cannot access the capital we need, we may not be able to execute our growth strategy, take advantage of future opportunities or respond to competitive pressures. If the costs of funding new locations or renovations or enhancements at existing locations exceed budgeted amounts or the time for building or renovation is longer than anticipated, our business, financial condition and results of operations could be materially adversely affected.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Our ability to manufacture our rockets is dependent upon sufficient availability of raw materials and supplied components, including hydrogen, helium, liquid oxygen and nitrogen which are used in our rockets and RP-1 (which is our rocket fuel), some of which are sourced from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in the manufacture of our rockets or increased costs.

In addition, we have in the past and may in the future experience delays in manufacturing or operations as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by International Traffic in Arms Regulations (“ITAR”), Export Administration Regulations (“EAR”) and other restrictions on transfer of sensitive technologies.

Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could have a material adverse effect on our business, financial condition and results of operations.

We and our suppliers rely on complex systems and components, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We and our suppliers rely on complex systems and components for the operation and assembly of our launch systems and services, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. These components may suffer unexpected malfunctions from time to time and may require repairs and spare parts to resume operations, which may not be readily available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, difficulty or delays in obtaining governmental permits, damages or defects in various components, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, they may result in monetary losses, delays, unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, financial condition and results of operations.

If we experience unexpected costs to fulfill a launch service contract in excess of the estimated transaction price, we would have to record an estimated contract loss provision which could adversely affect our financial results.

Our launch service contracts generally consist of multiple launches with each launch being allocated a fixed price and identified as distinct performance obligations. Revenue for each launch service is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. When we determine it is probable that costs to provide the services stipulated by a launch services agreement will exceed the allocated fixed price for each launch, we record a provision for a contract loss. Contract losses are recorded at the contract level and are recognized when known. The provision for contract losses outstanding as of June 30, 2021 was $4.9 million.

Consistent with the accounting of our firm fixed price contracts, we continually review cost performance and estimates-to-complete at least quarterly and in many cases more frequently. Adjustments to original estimates for a contract’s revenue, estimated costs at completion and estimated profit or loss are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. The impact of revisions in estimate of completion for our launch service contracts are recognized on a cumulative catch-up basis in the period in which the revisions are made. Our future results of operations would be adversely affected to the extent we incur unanticipated contract losses on our fixed-price contracts.

We expect to face intense competition in the commercial launch industry and other industries in which we may operate.

We face intense competition in the commercial launch industry. Currently, our primary competitors in the U.S. market for commercial launch of small satellites to LEO are SpaceX and RocketLab. In addition, we are aware of several entities actively engaged in developing commercial launch capabilities for small and medium sized payloads, including Relativity, Ad Astra Rocket Company, ABL, and Firefly, among others. We also face competition from foreign launch companies, such as Arianespace, Vega and launch providers in China and India, as well as potential new competitors in other countries.

Some of our current and potential competitors are larger and have substantially greater resources than we have and expect to have in the future. They may also be able to devote greater resources to the development of their current and future technologies or the promotion and sale of their offerings, or offer lower prices. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We believe our ability to compete successfully as a commercial provider of launch services does and will depend on a number of factors, which may change in the future due to increased competition, including the price of our offerings, customer confidence in the safety of our offerings, customer satisfaction with the services we offer, and the frequency and availability of our launch services. If we are unable to compete successfully, this could cause a material adverse effect on our business, financial condition and results of operations.

We expect to invest significant resources in developing new offerings and exploring the application of our proprietary technologies for other uses in national security and defense services and space solutions, and those opportunities may never materialize.

While our primary focus for the foreseeable future will be on commercializing launch services, we may invest significant resources in developing new technologies, services, products and offerings related to our national security and defense services and space solutions. Development of some of these new technologies, services, products and offerings, such as those related to our national security and defense services, are tied to existing contractual obligations. However, we may not realize the expected benefits of these investments. Relatedly, we may be subject to competition from our competitors within the launch industry, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Further, under the terms of the Amended TMLA, our ability to operationalize some of the technologies may be dependent upon the consent of VEL. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition and results of operations.

Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges and other risks that we may not be able to anticipate. There can be no assurance that consumer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations, and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings or technologies.

We conduct a significant portion of our business pursuant to government contracts, including with the U.S. government, which are subject to unique risks including early termination, audits, investigations, sanctions and penalties.

We derive significant revenue from contracts with NASA and the U.S. government and plan to enter into further contracts with the U.S. and foreign governments in the future. By 2025, we expect a substantial portion of our revenues to be earned pursuant to U.S. and foreign government contracts. Business conducted pursuant to such contracts is subject to extensive procurement regulations, including the Federal Acquisition Regulation, and other unique risks.

These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Some of our federal government contracts are subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. Funding may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changes in U.S. national security strategy and/or priorities or other reasons. Further uncertainty with respect to ongoing programs could also result if the U.S. government finances its operations through temporary funding measures such as “continuing resolutions” rather than full-year appropriations.

In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•        specialized disclosure and accounting requirements unique to government contracts;

•        financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•        public disclosures of certain contract and company information; and

•        mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Certain contracts with the U.S. government may require us to be issued facility security clearances under the National Industrial Security Program. The National Industrial Security Program requires that a corporation maintaining a facility security clearance be effectively insulated from foreign ownership, control or influence (“FOCI”). Failure to maintain an agreement with the U.S. Department of Defense (“DoD”) regarding the appropriate FOCI mitigation arrangement could result in invalidation or termination of the facility security clearances, which in turn would mean that we would not be able to enter into future contracts with the U.S. government requiring facility security clearances, and may result in the loss of our ability to complete existing contracts with the U.S. government.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contract laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. The False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could cause a material adverse effect on our business, financial condition and results of operations.

Changes in levels of U.S. government defense spending or overall acquisition priorities could negatively impact our financial position and results of operations.

We derive a substantial portion of our revenue from the U.S. government, primarily from defense related programs. Levels of U.S. defense spending are very difficult to predict and may be impacted by numerous factors, such as the evolving nature of national security threats, U.S. foreign policy, the domestic political environment, macroeconomic conditions and the ability of the U.S. government to enact relevant legislation such as authorization and appropriations bills.

The Bipartisan Budget Act of 2019 raised preexisting spending limits on federal discretionary defense and non-defense spending for fiscal years 2020 and 2021 (“FY20” and “FY21,” respectively), reducing budget uncertainty and the risk of sequestration. Although FY20 and FY21 appropriations have been enacted, the timeliness of future appropriations for government departments and agencies remains a recurrent risk. A lapse in appropriations for government departments or agencies would result in a full or partial government shutdown, which could impact our operations. Alternatively, Congress may fund government departments and agencies with one or more “continuing resolutions” rather than full-year appropriations; however, this could restrict the execution of certain program activities and delay new programs or competitions. In addition, long-term uncertainty remains with respect to overall levels of defense spending beyond FY21 and it is likely that the U.S. government discretionary spending levels will continue to be subject to pressure.

In addition, there continues to be uncertainty with respect to future acquisition priorities and program-level appropriations for the DoD and other government agencies (including NASA), including tension between modernization and sustainment investments, within the overall budgetary framework described above. Future budget cuts or investment priority changes, including changes associated with the authorizations and appropriations process could result in reductions, cancellations, and/or delays of existing contracts or programs. Any of these impacts could have a material adverse effect on our results of operations, financial position and cash flows.

Failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.

If our main data center were to fail, or if we were to suffer an interruption or degradation of services at our main data center, we could lose important manufacturing and technical data, which could harm our business. Our facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that our or any of our third-party providers’ systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close the facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any of our third-party providers’ business continuity and disaster recovery plans prove to be inadequate. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our or our customers’ data, the loss, corruption or alteration of this data, interruptions in our operations or damage to our computer hardware or systems or those of our customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and could have a material adverse effect on our business, financial condition and results of operations.

In addition, we use complex proprietary software in our technology infrastructure, which we seek to continually update and improve. Replacing such systems is often time-consuming and expensive, and can also be intrusive to daily business operations. Further, we may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of our systems. We may experience periodic system interruptions from time to time. Any slowdown or failure of our underlying technology infrastructure could harm our business, reputation and ability to acquire and serve our customers, which could materially adversely affect our results of operations. Our disaster recovery plan or those of our third-party providers may be inadequate, and our business interruption insurance may not be sufficient to compensate us for the losses that could occur.

Our networks and those of our third-party service providers may be vulnerable to security risks.

The secure transmission of confidential, classified or export-controlled information in encrypted form over public networks is a critical element of our operations. Our networks, and those of our third-party service providers, including AWS, may be vulnerable to unauthorized access, computer viruses and other security problems, including our inadvertent dissemination of non-public, classified or export-controlled information. Persons who circumvent security measures or gain access to customer information could wrongfully use our or our customers’ information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, our reputation could be damaged. If an actual, threatened or perceived breach of our or our third-party service providers’ security were to occur, or if we were to inadvertently release confidential customer or supplier information, the market perception of the effectiveness of our security measures could be harmed. We and/or our third-party service providers may be required to expend significant resources to protect against the threat of any such security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Any security measures implemented by us or our service providers may prove to be inadequate and have an adverse effect on our business, financial condition and operating results.

Cyber-attacks and other security breaches could have an adverse effect on our business, harm our reputation and expose us to liability. Cybersecurity incidents could disrupt our business or result in the loss of critical and confidential or classified information.

Our business may be impacted by disruptions to our own or third-party information technology (“IT”) infrastructure, which could result from (among other causes) cyber-attacks on or failures of such infrastructure or compromises to its physical security, as well as from damaging weather or other acts of nature. Cyber-based risks, in particular, are evolving and include, but are not limited to, both attacks on our IT infrastructure and attacks on the IT infrastructure of third parties (both on premises and in the cloud) attempting to gain unauthorized access to our confidential or other proprietary information, classified or export-controlled information, or information relating to our employees, customers and other third parties. Cyber-based risks could also include attacks targeting the security, integrity and/or availability of the hardware, software and information installed, stored or transmitted in our rockets and systems. Such attacks could disrupt our systems or those of third parties, impact business operations, result in unauthorized release of confidential or otherwise protected information, and corrupt our data or that of third parties.

The threats we face vary from attacks common to most industries to more advanced and persistent, highly organized adversaries, including nation states, which target us and other defense contractors. We continue to make investments and adopt measures designed to enhance our protection, detection, response, and recovery capabilities, and to mitigate potential risks to our technology, products, services and operations from potential cyber-attacks. However, our current measures are limited, and it is possible that intrusions or potential vulnerabilities could go undetected for an extended period or that the measures we have taken or will take are inadequate to protect against, or adequately respond to or mitigate, the effects of such cyber-attacks. We could potentially be subject to production downtimes, operational delays, other detrimental impacts on our operations, the compromise of confidential or otherwise protected information, misappropriation, destruction or corruption of data, security breaches, other manipulation or improper use of our or third-party systems, networks or products, financial losses from remedial actions, loss of business, or potential liability, penalties, fines and/or damage to our reputation, any of which could have a material adverse effect on our business, competitive position, financial condition and results of operations. Due to the evolving nature of such risks, the impact of any potential incident cannot be predicted.

Due to our remote workforce, we may face increased business continuity and cyber risks that could significantly harm our business and operations.

The COVID-19 pandemic has caused us to modify our business practices by migrating a majority of our employees to a primarily remote setup where they access our servers remotely through home or other networks to perform their job responsibilities. While some of our operations can be performed remotely and are operating effectively at present, there is no guarantee that this will continue or that we will continue to be as effective while working remotely because our team is dispersed, many employees and contractors may have additional personal needs to attend to (such as looking after children as a result of school closures or a family member who becomes sick), employees may become sick themselves and be unable to work, and any unavailability of or unreliable home Internet may affect work continuity and efficiency. As COVID-19 conditions improve and restrictions are lifted, similar uncertainties exist with the return to work process, particularly in light of the spread of COVID-19 variants.

Additionally, while we put in place additional safeguards to protect data security and privacy, a remote workforce places additional pressure on our user infrastructure and third parties that are not easily mitigated, including additional dependencies on third-party communication tools, such as instant messaging and online meeting platforms.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition and results of operations.

Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. As we expand our business, our estimates of the required team size to support our estimated launch rates may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we do not carry key man insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition and results of operations.

Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties and the facilities of our third-party contractors and suppliers that may be caused by fires, earthquakes, tsunamis and other natural disasters or severe weather, power losses, telecommunications failures, terrorist attacks, disruptive political events, epidemic outbreaks, human errors and similar events. Additionally, our manufacturing and launch operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Moreover, while Cosmic Girl anticipates having multiple launch locations around the world from which she can take off, our initial launch operations are currently launched from the Mojave Air and Space Port based in Mojave, California. Likewise, our payload processing is undertaken at our payload processing facility in Long Beach, California. Any significant interruption due to any of the above hazards and operational risks to the manufacturing or operation of our payload processing and space launch systems at one of our primary facilities, including from weather conditions, natural disasters, growth constraints, performance by third-party providers (such as electric, utility or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located, or damage sustained to the runway could result in manufacturing delays or the delay or cancellation of our planned commercial launches and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

For example, severe weather, such as rainfall, snowfall or extreme temperatures, may impact the ability of our launches to be carried out as planned, resulting in additional expense to reschedule, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. To the extent these events also impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, we may be unable to maintain or increase our launch schedules or fulfill our other contracts.

Moreover, the disaster recovery and business continuity plans we have in place currently may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial launch operations. Our insurance coverage may also be inadequate to cover our liabilities related to such hazards or operational risks. We may also be unable to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could have a material adverse effect on our business, financial condition and results of operations.

The COVID-19 pandemic has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our services, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any outbreak of contagious diseases or other adverse public health developments, including with respect to COVID-19 or otherwise, could have a material adverse effect on our business operations. These impacts to our operations have included, and could again in the future include, disruptions or restrictions on the ability of our employees’ and customers’ to travel or our ability to pursue collaborations and other business transactions, travel to customers, and oversee the activities of our third-party manufacturers and suppliers. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, placed significant restrictions on travel and many businesses announced extended closures. These travel restrictions and business closures have and may in the future adversely impact our operations locally and worldwide. Such restrictions and closures have caused or may cause temporary closures of the facilities of our suppliers, manufacturers and customers. A disruption in the operations of our employees, contractors, suppliers, customers, manufacturers or access to customers would likely impact our operating results. We are continuing to monitor and assess the effects of the COVID-19 pandemic on our operations; however, we cannot at this time accurately predict what effects these conditions will ultimately have on our operations due to uncertainties relating to the severity of the disease, the duration of the outbreak and speed of vaccinations, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our services and impact our operating results.

We have identified two material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in, and the value of, our common stock.

As a privately held company, we are not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, however, we will be required to provide management’s attestation on internal control over financial reporting. If we are unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in our consolidated financial statements, failure to meet our reporting obligations on a timely basis, increases in compliance costs, and subject us to adverse regulatory consequences, all of which may adversely affect investor confidence in, and the value of, our common stock.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The first material weakness is related to the lack of sufficient personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for the proper segregation of duties and the ability to close our books and records and report its results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment information technology and application controls in our financial reporting.

We have begun the process of, and are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include several actions:

•        We are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes;

•        We are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, if appropriate;

•        We are designing and implementing IT and application controls in our financially significant systems to address our relative information processing objectives; and

•        We are enhancing our system’s role-based access and implementing automated controls to help improve the reliability of our process and reporting.

Finally, we are designing and implementing additional integration in our financially significant systems to provide the IT processes alongside efforts in business processes, which are supporting our internal control over financial reporting. While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

However, while we are designing and implementing measures to remediate our existing material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business, personnel, IT systems and applications, or other factors. If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, it is possible that a material misstatement of our financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of the Virgin Orbit common stock could be negatively affected.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Virgin Orbit’s Intellectual Property

If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.

Our success depends, in part, on our ability to protect and maintain our proprietary intellectual property rights, including certain methodologies, practices, tools, technologies, technical expertise and other proprietary know-how we utilize in designing, developing, implementing and maintaining applications and processes used in our launch systems and related technologies. To date, we have relied primarily on a combination of trade secrets, trademarks and non-disclosure agreements to protect our intellectual property, and intend to continue to rely on these and other means, including patent protection, in the future. Our trademark applications may not be granted, any trademark registrations that may be issued to us may not sufficiently protect our intellectual property, and our intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business.

Further, although we enter into non-disclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with our customers, consultants, suppliers and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and suppliers, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

Additionally, monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. The laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations and cash flows. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

The “Virgin” brand is not under our control, and negative publicity related to the Virgin brand name could materially adversely affect our business.

We believe the “Virgin” brand, which is integral to our corporate identity, represents quality, innovation, creativity, fun, a sense of competitive challenge and employee-friendliness. We will be licensed to use the “Virgin” brand in our business pursuant to a license granted under the Amended TMLA from VEL, an entity affiliated with the Virgin Group. For more information on the terms of the Amended TMLA, please refer to the section of this proxy statement/prospectus entitled “Information about Vieco USA — Intellectual Property — Virgin Trademark and License Agreement.” We expect to rely on the general goodwill of our customers and our pilots and employees towards the Virgin brand as part of our internal corporate culture and external marketing strategy.

We will not own the Virgin brand or any other Virgin-related assets, and we will license the right to use the Virgin brand pursuant to the Amended TMLA. The Virgin brand is also licensed to and used by a number of other companies unrelated to us and in a variety of industries, and the integrity and strength of the Virgin brand will depend in large part on the efforts of the licensor and any other licensees of the Virgin brand and how the brand is used, promoted and protected by them, which will be outside of our control. Consequently, any adverse publicity in relation to the Virgin brand name or its principals, or in relation to another Virgin-branded company over which we have no control or influence, could have a material adverse effect on our business, financial condition and results of operations.

In addition, the license to the Virgin brand granted to us under the Amended TMLA will expire in no later than thirty years under the terms of the agreement and there is no guarantee that we will renew or replace the Amended TMLA on commercially reasonable terms or at all. In addition, there are certain circumstances under which the Amended TMLA may be terminated in its entirety. In addition, VEL may elect not to renew the Amended TMLA at the end of the initial 10-year term or the first 10-year renewal term. Termination or non-renewal of the Amended TMLA would eliminate our rights to use the Virgin brand and may result in our having to negotiate a new or reinstated agreement with less favorable terms or cause us to lose our rights under the Amended TMLA, including our right to use the Virgin brand, which would require us to change our corporate name and undergo other significant rebranding efforts. These rebranding efforts may require significant resources and expenses and may affect our ability to attract and retain customers, all of which may have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned and licensed intellectual property, including the Virgin brand that we license from VEL, a member of the Virgin Group. Under the Amended TMLA, VEL holds the right to take actions to obtain, maintain, enforce and protect the Virgin brand. Should VEL determine not to maintain, enforce or protect the Virgin brand or other licensed intellectual property, we could be materially harmed.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results and prospects.

In addition, we may from time to time face allegations that we are infringing, misappropriating or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity and prospects.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team and harm our business, our operating results and our reputation.

Risks Related to Virgin Orbit’s Legal and Regulatory Environment

If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

As part of our growth strategy, we plan to leverage our initial U.S. operations to expand internationally. We have publicly announced plans to launch from the United Kingdom, Brazil and Japan. As such, we expect that we will be subject to additional risks related to entering into international business relationships, including:

•        restructuring our operations to comply with local regulatory regimes;

•        identifying, hiring and training highly skilled personnel;

•        unexpected changes in tariffs, trade barriers and regulatory requirements, including ITAR, EAR and Office of Foreign Assets Control (“OFAC”);

•        economic weakness, including inflation, or political instability in foreign economies and markets;

•        compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•        foreign taxes, including withholding of payroll taxes;

•        the need for U.S. government approval to operate our launch systems outside the United States;

•        foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

•        government appropriation of assets;

•        workforce uncertainty in countries where labor unrest is more common than in the United States; and

•        disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act (“ FCPA”), OFAC regulations and U.S. anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.

Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our launch operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, conducting commercial launches in the United States requires licenses and permits from certain agencies of the Department of Transportation, including the Federal Aviation Administration (the “FAA”), and review by other agencies of the U.S. Government, including the DoD, Department of State, NASA, and the Federal Communications Commission (the “FCC”). License approval includes an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. Delays in FAA action allowing us to conduct commercial launches could adversely affect our ability to operate our business and our financial results.

Moreover, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs.

Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not.

We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operation.

Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the EAR, the ITAR, and economic sanctions administered by the Treasury Department’s OFAC. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment and reputational harm.

Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under the ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our launch business. The authorization requirements include the need to get permission to release controlled technology to foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-corruption and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other third-parties who act on the company’s behalf from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We maintain policies and procedures designed to promote compliance with the anti-corruption laws. However, we cannot provide assurance that our internal controls will always prevent and detect noncompliance, and we can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other third parties who act on our behalf, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

We are subject to environmental regulation and may incur substantial costs.

We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal and many state laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties or at third-party sites where we have sent hazardous substances for disposal without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect our operations, operating costs, or competitive position.

Environmental, social and governance matters may impact our business and reputation.

Increasingly, in addition to the importance of their financial performance, companies are being judged by their performance on a variety of environmental, social and governance (“ESG”) matters, which are considered to contribute to the long-term sustainability of companies’ performance.

A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of ESG measures to their investment decisions. Topics taken into account in such assessments include, among others, companies’ efforts and impacts on climate change and human rights, ethics and compliance with law, diversity and the role of companies’ board of directors in supervising various sustainability issues.

ESG goals and values are embedded in our core mission and vision, and we actively take into consideration their expected impact on the sustainability of our business over time and the potential impact of our business on society and the environment, including offsetting or reducing carbon emissions and sound pollution from launches. However, in light of investors’ increased focus on ESG matters, there can be no certainty that we will manage such issues successfully, or that we will successfully meet society’s expectations as to our proper role. This could lead to risk of litigation or reputational damage relating to our ESG policies or performance.

Further, our emphasis on ESG issues may not maximize short-term financial results and may yield financial results that conflict with the market’s expectations. We have and may in the future make business decisions that may reduce our short-term financial results if we believe that the decisions are consistent with our ESG goals, which we believe will improve our financial results over the long-term. These decisions may not be consistent with the short-term expectations of our stockholders and may not produce the long-term benefits that we expect, in which case our business, financial condition, and operating results could be harmed.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax laws and tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.

General Risk Factors Related to Vieco USA

Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.

Investments in us may be subject to U.S. and non-U.S. foreign investment screening regulations which may impose conditions or limitations on certain investors (including, but not limited to, limits on purchasing Vieco USA capital stock, or after the Business Combination, Virgin Orbit common stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, forced divestiture, or other measures).

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, among other things expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” The new CFIUS legislation also imposed mandatory filings for certain investment transactions into U.S. businesses with a nexus to critical technologies.

Moreover, other countries continue to strengthen their own foreign direct investment (“FDI”) screening regimes, and investments and transactions outside of the U.S. may be subject to review by non-U.S. FDI regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by CFIUS or another FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory policies and practices are rapidly evolving, and in the event that CFIUS or another FDI regulator reviews one or more proposed or existing investment by investors in Vieco USA or the Business Combination, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors, or that the Business Combination will be able to proceed on the terms currently proposed. CFIUS or another FDI regulator may seek to prevent the Business Combination, require Virgin Orbit to divest some or all of its business operations, impose requirements on the management, control and conduct of the Virgin Orbit business, or impose limitations or restrictions on, or prohibit, investments by certain investors (including, but not limited to, limits on purchasing Vieco USA capital stock, or after the Business Combination, Virgin Orbit common stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

In particular, if the Closing occurs prior to the commencement of the U.K’s new investment screening regime under the NSIA, no approval will be required under the NSIA. However, the U.K. Secretary of State has the power to call in transactions for review (including retrospectively in relation to transactions occurring after November 11, 2020) where he or she reasonably suspects that a transaction has given rise or may give rise to a risk to national security. The U.K. Secretary of State has broad powers to make interim and final orders for the purpose of preventing, remedying or mitigating such a national security risk. Any such orders may adversely affect Virgin Orbit following the Business Combination and can include a requirement that some or all of the business be divested, as well as impose requirements on the management, control and conduct of the business.

Risks Related to the Business Combination and NextGen

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to NextGen prior to the consummation of the Business Combination.

Based on recent market trends, in the event that NextGen’s stock price is at, around or below $10.00 per share during the redemption period, there will likely be significant redemptions by NextGen’s public shareholders in connection with the Business Combination, resulting in a greater risk that there will be a reduced amount of cash available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows.

Based on recent market trends, in the event that NextGen’s stock price is at, around or below $10.00 per share during the redemption period, there will likely be significant redemptions by NextGen’s public shareholders in connection with the Business Combination. In such event, following the Closing, Virgin Orbit will likely need to obtain additional financing through public or private equity, debt financings or other sources, in addition to the net proceeds from the Business Combination and the PIPE Investment, in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows. Additional funding may not be available to Virgin Orbit on acceptable terms, or at all. If adequate funds are not available on a timely or reasonable basis, Virgin Orbit may be required to delay, limit, reduce or terminate its research and development, operations or commercialization efforts. Further, Virgin Orbit could be forced to sell or dispose of certain of its rights or assets. Any inability to raise adequate funds on commercially reasonable terms could have a material adverse effect on Virgin Orbit’s business, financial condition, results of operations and prospects, including the possibility that a lack of funds could cause its business to fail and liquidate with little or no return to investors.

The Sponsor and the Sponsor Parties have agreed to vote in favor of the Business Combination, regardless of how NextGen’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.

Our public shareholders are protected from a material adverse event of Vieco USA arising between the date of the Merger Agreement and the Closing primarily by (i) the right to redeem their public shares for a pro rata portion of the funds held in the trust account, calculated as of two business days prior to the vote at the extraordinary general meeting, and (ii) the closing condition in the Merger Agreement that the representation made by Vieco USA that, from January 18, 2021 to the date of the Merger Agreement, there has not been any Company Material Adverse Effect (as defined in the Merger Agreement), be true and correct in all respects as of the Closing Date as though made on and as of such date.

Additionally, if we do not obtain shareholder approval at the extraordinary general meeting, Vieco USA can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and three business days prior to May 23, 2022 (the “Agreement End Date”). We are also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.

Since the Sponsor and NextGen’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Vieco USA is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if the Business Combination is not completed.

When you consider the recommendation of NextGen’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and NextGen’s directors and officers have interests in such proposal that are different from, or in addition to, those of NextGen shareholders and warrant holders generally. As more fully described below, the Sponsor, among other things, (1) will only be able to realize a return on its equity in NextGen (which may be materially higher than those realized by public NextGen shareholders and warrant holders) if NextGen completes a business combination within the required period, and (2) has advanced funds to NextGen to cover transaction expenses, for which it will only be reimbursed if NextGen completes a business combination within the required period. Further, certain of NextGen’s officers and directors, and their affiliates, are entitled to receive distributions of the assets of the Sponsor and therefore will benefit when NextGen completes a business combination within the required period. More specifically, the Sponsor and NextGen’s directors’ and executive officers’ interests include, among other things, the interests listed below:

•        The 9,564,864 NexGen Class B ordinary shares owned by Sponsor, if valued based on the closing price of $9.90 per public share on the Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, and if unrestricted and freely tradable, would have an aggregate market value of $94.7 million (after giving effect to the conversion of such NexGen Class B ordinary shares into shares of Virgin Orbit common stock in connection with the Merger, including after giving effect to the Domestication). The Sponsor purchased such 9,564,864 NexGen Class B ordinary shares for an aggregate purchase price of $25,000 prior to NextGen’s initial public offering. If NextGen does not consummate a business combination by March 25, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 9,564,864 NextGen Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, NextGen would likely have few, if any, net assets and because the Sponsor and NextGen’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any NextGen Class A ordinary shares and NextGen Class B ordinary shares held by it or them, as applicable, if NextGen fails to complete a business combination within the required period.

•        The Sponsor purchased an aggregate of 6,767,927 private placement warrants from NextGen simultaneously with the consummation of NextGen’s initial public offering for an aggregate purchase price of $10.15 million, which will automatically convert into 6,767,927 Virgin Orbit warrants in connection with the Merger (including after giving effect to the Domestication). The 6,767,927 private placement warrants, if valued based on the closing price of $1.60 per public warrant on the Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, and if unrestricted and freely tradable, would have an aggregate market value of $10.8 million, but may expire and become worthless if NextGen fails to complete a business combination by March 25, 2023. As a result of Sponsor’s interest in the NextGen Class B ordinary shares and private placement warrants, Sponsor and its affiliates have an incentive to complete an initial business combination and may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect NextGen’s initial business combination.

•        The Sponsor Related PIPE Investors have subscribed for $15,000,000 of the PIPE Investment, for which they will receive up to 1,500,000 shares of Virgin Orbit common stock. The 1,500,000 shares of Virgin Orbit common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $14.9 million based upon the closing price of $9.90 per public share on Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See the section entitled “Certain Relationships and Related Person Transactions — NextGen Acquisition Corp. II — PIPE Subscription Agreements.”

•        Pursuant to that certain Amended and Restated Limited Liability Company Agreement, dated as of February 8, 2021, by and among NextGen’s directors and executive officers and their affiliates, as applicable (the “Sponsor LLC Agreement”), certain of NextGen’s directors and executive officers made certain capital contributions to the Sponsor, the proceeds of which were used by the Sponsor to purchase the 9,564,864 NexGen Class B ordinary shares for an aggregate purchase price of $25,000. In addition, certain affiliates of George N. Mattson and Gregory L. Summe, as well as affiliates of each of NextGen’s directors, have made certain at-risk capital contributions, the proceeds of which were used by the Sponsor to purchase the 6,767,927 private placement warrants for $10.15 million. Upon or after the consummation of a business combination and as determined by certain members of the Sponsor, certain of NextGen’s directors and executive officers are entitled to receive distributions of the assets of the Sponsor pursuant to the terms of the Sponsor LLC Agreement. As such, certain of NextGen’s directors and executive officers have a direct or indirect economic interest in the securities owned by the Sponsor.

•        In the event that NextGen fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, NextGen will be required to provide for payment of claims of creditors that were not waived that may be brought against NextGen within the ten years following such redemption. In order to protect the amounts held in NextGen’s trust account, the Sponsor has agreed that it will be liable to NextGen if and to the extent any claims by a third party (other than NextGen’s independent auditors) for services rendered or products sold to NextGen, or a prospective target business with which NextGen has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of NextGen’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor has advanced funds to NextGen for working capital purposes, including $770,000 as of September 15, 2021. These outstanding advances have been documented in a promissory note, dated as of August 12, 2021 (the “Promissory Note”), issued by NextGen to the Sponsor, pursuant to which NextGen may borrow up to $1,500,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of March 25, 2023 and the date NextGen consummates its initial business combination. If NextGen does not complete the initial business combination within the required period, NextGen may use a portion of the working capital held outside the trust account to repay such advances and any other working capital advances made to NextGen, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to NextGen, and Sponsor may not be able to recover the value it has loaned to NextGen and any other working capital advances it may make.

•        NextGen’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on NextGen’s behalf, such as identifying and investigating possible business targets and business combinations, as well as repayment of working capital advances. However, if NextGen fails to consummate a business combination by March 25, 2023, they will not have any claim against the trust account for reimbursement or repayment. Accordingly, NextGen may not be able to reimburse such expenses or repay such advances if the Business Combination or another business combination, is not completed by such date. As of September 15, 2021 there was $770,000 of unpaid reimbursable expenses or working capital advances outstanding (which consists of funds advanced to NextGen by Sponsor pursuant to the Promissory Note).

•        As noted above, the Sponsor purchased 9,564,864 NextGen Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0026 per share (after taking into account the forfeiture by Sponsor of 1,935,136 founder shares, including 497,636 as a result of the underwriter’s partial exercise of the over-allotment option). As a result, Sponsor will have a rate of return on its investment which differs from the rate of return of NextGen shareholders who purchased NextGen shares at various other prices, including NextGen shares included in NextGen units that were sold at $10.00 per unit in NextGen’s initial public offering. The closing price of NextGen’s public shares on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90. As a result of and upon the effective time of the Domestication, among other things, each of the then issued and outstanding NextGen Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock. In the event the stock price of the post-combination company falls below the price paid by a NextGen shareholder at the time of purchase of the NextGen shares by such shareholder, a situation may arise in which Sponsor maintains a positive rate of return while such NextGen shareholder does not.

•        The Sponsor (including its representatives and affiliates) and NextGen’s directors and officers may in the future become, affiliated with entities that are engaged in a similar business to NextGen. For example, Mr. Mattson and Mr. Summe, each of whom serves as an officer and director of NextGen and may be considered an affiliate of the Sponsor, have also recently incorporated NGAC III, which is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effective an initial business combination. Mr. Mattson and Mr. Summe are Co-Chairmen of NGAC III, and each of our other officers is also an officer of NGAC III and owe fiduciary duties under Cayman Islands Companies Act to NGAC III. The Sponsor and NextGen’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to NextGen completing its initial business combination. NextGen’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to NextGen, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in NextGen’s favor and such potential business opportunities may be presented to other entities prior to their presentation to NextGen, subject to applicable fiduciary duties under Cayman Islands Companies Act. NextGen’s Cayman Constitutional Documents provide that NextGen renounces any interest or expectancy in, or in being offered an opportunity to participate in, in any potential transaction or matter that may be a corporate opportunity for NextGen, on the one hand, and one of its officers or directors, on the other, or that may be a corporate opportunity for both NextGen and one of its officers or directors.

•        NextGen’s existing directors and officers will be eligible for continued indemnification and continued coverage under NextGen’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•        Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Virgin Orbit common stock and warrants held by such parties following the consummation of the Business Combination.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor and NextGen’s directors and officers may have influenced their motivation in identifying and selecting Vieco USA as a business combination target, completing an initial business combination with Vieco USA and influencing the operation of the business following the initial business combination. In considering the recommendations of NextGen’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of NextGen’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in NextGen’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require NextGen to agree to amend the Merger Agreement, to consent to certain actions taken by Vieco USA or to waive rights that NextGen is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Vieco USA’s business or a request by Vieco USA to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at NextGen’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, NextGen does not believe there will be any changes or waivers that NextGen’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, NextGen will circulate a new or amended proxy statement/prospectus and resolicit NextGen’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.

We and Vieco USA will incur significant transaction and transition costs in connection with the Business Combination.

We and Vieco USA have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the

Business Combination. We and Vieco USA may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by out of the proceeds of the Business Combination or by Virgin Orbit following the closing of the Business Combination.

The Requisite Vieco USA Stockholder will control the direction of Virgin Orbit’s business, and the concentrated ownership of Virgin Orbit common stock will prevent you and other stockholders from influencing significant decisions.

In connection with the Business Combination, Virgin Orbit will enter into the Stockholders’ Agreement with the Requisite Vieco USA Stockholder. Pursuant to the terms of the Stockholders’ Agreement, Virgin Orbit will be required to take all necessary action to cause the specified designees of the Requisite Vieco USA Stockholder to be nominated to serve on the Virgin Orbit Board. For so long as the Requisite Vieco USA Stockholder holds a majority of Virgin Orbit common stock, it will be able to control the composition of the Virgin Orbit Board, which in turn will be able to control all matters affecting Virgin Orbit, subject to the terms of the Stockholders’ Agreement, including:

•        any determination with respect to Virgin Orbit’s business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on the Virgin Orbit’s Board, additional or replacement directors;

•        any determinations with respect to mergers, business combinations or disposition of assets;

•        determination of Virgin Orbit’s management policies;

•        Virgin Orbit’s financing policy;

•        Virgin Orbit’s compensation and benefit programs and other human resources policy decisions; and

•        the payment of dividends on Virgin Orbit common stock.

Additionally, the Requisite Vieco USA Stockholder will individually control shares representing a majority of the total outstanding shares of Virgin Orbit common stock upon completion of the Business Combination. Even if the Requisite Vieco USA Stockholder were to control less than a majority of the total outstanding shares of Virgin Orbit common stock, it will be able to influence the outcome of corporate actions so long as it owns a significant portion of the total outstanding shares of Virgin Orbit common stock. Specifically, under the terms of the Stockholders’ Agreement, for so long as the Requisite Vieco USA Stockholder continues to beneficially own at least 25% of the shares of Virgin Orbit common stock it beneficially owns upon completion of the Business Combination, in addition to any vote or consent of the stockholders or the Virgin Orbit Board as required by law, Virgin Orbit and its subsidiaries must obtain the Requisite Vieco USA Stockholder’s prior written consent to engage in:

•        a business combination or similar transaction having a fair market value (“FMV”) of $10.0 million or more;

•        a non-ordinary course sale of assets or equity interest having a FMV of $10.0 million or more;

•        a non-ordinary course acquisition of any business or assets having a FMV of $10.0 million or more;

•        an acquisition of equity interests having a FMV of $10.0 million or more;

•        approval of any non-ordinary course investment having a FMV of $10.0 million or more, other than any investment expressly contemplated by the annual operating budget of Virgin Orbit then in effect;

•        an issuance or sale of any capital stock of Virgin Orbit or its subsidiaries, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of capital stock of Virgin Orbit;

•        making any dividends or distribution to the stockholders of Virgin Orbit other than redemptions and those made in connection with the cessation of services of employees;

•        incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or similar transaction;

•        transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;

•        increasing or decreasing the size of the Virgin Orbit Board; or

•        engaging of any professional advisors for any of the foregoing matters listed above.

Furthermore, for so long as the Requisite Vieco USA Stockholder continues to beneficially own at least 10% of the shares of Virgin Orbit common stock it beneficially owns upon completion of the Business Combination, in addition to any vote or consent of the stockholders or the Virgin Orbit Board as required by law, Virgin Orbit and its subsidiaries must obtain the Requisite Vieco USA Stockholder’s prior written consent to engage in:

•        any business combination or similar transaction;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or related transaction; or

•        an issuance of capital stock in excess of 5% of the then issued and outstanding shares of Virgin Orbit or its subsidiaries, other than issuances upon the exercise of options in accordance with their respective terms.

Because the interests of the Requisite Vieco USA Stockholder may differ from the interests of Virgin Orbit or its other stockholders, actions that the Requisite Vieco USA Stockholder takes with respect to us may not be favorable to Virgin Orbit or its other stockholders. For additional information, see the section entitled “BCA Proposal — Related Agreements — Stockholders’ Agreement.”

The announcement of the proposed Business Combination could disrupt Vieco USA’s and/or Virgin Orbit’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Vieco USA’s and Virgin Orbit’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect Vieco USA’s and Virgin Orbit’s ability to retain and hire key personnel and other employees;

•        customers, suppliers, business partners and other parties with which Vieco USA maintains business relationships may experience uncertainty about the future of these relationships in light of the Business Combination and seek alternative relationships with third parties, seek to alter their business relationships with Virgin Orbit or fail to extend an existing relationship with Vieco USA to Virgin Orbit; and

•        Vieco USA has expended and Virgin Orbit will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Virgin Orbit’s results of operations and cash available to fund its businesses.

Following the Business Combination, we will be a controlled company within the meaning of the Nasdaq listing standards, and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.

Following the completion of the Business Combination, the Requisite Vieco USA Stockholder will control a majority of the voting power of our common stock. As a result, we will be considered a “controlled company” within the meaning of the Nasdaq listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our board of directors by the independent members of our board of directors. Following the Business Combination, we may rely on some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we cease to be a “controlled company” in the future, we will be required to comply with the Nasdaq listing standards, which may require replacing a number of our directors and will require development of certain other governance-related policies and practices (including adopting written charters for each committee and instituting annual performance evaluations). These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on its personnel, systems and resources.

We will incur increased costs as a result of becoming a public company.

As a public company, we will incur significant legal, accounting, insurance, and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements.
We also have incurred and will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC. The expenses incurred by public companies for reporting and corporate governance purposes generally have been increasing. We expect these rules and regulations to increase our legal and financial reporting compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. In estimating these costs, we took into account expenses related to insurance, legal, accounting, and compliance activities, as well as other expenses not currently incurred. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees, or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, and other regulatory action and potentially civil litigation.

Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Vieco USA has identified all material issues or risks associated with Vieco USA, its business or the industry in which it competes.

Furthermore, we cannot assure you that factors outside of Vieco USA’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or Virgin Orbit. Additionally, we have no indemnification rights against Vieco USA or the Vieco USA Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any shareholders or warrant holders of NextGen who choose to remain Virgin Orbit stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Investors may not have the same benefits as an investor in an underwritten public offering.

We will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of our securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following.

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. Our investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of our business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of our securities or helping to stabilize, maintain or affect the public price of our securities following the closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our securities that will be outstanding immediately following the closing. In addition, since we will become public through a merger, securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf. All of these differences from an underwritten public offering of our securities could result in a more volatile price for our securities.

Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the securities or sufficient demand among potential investors immediately after the closing, which could result in a more volatile price for the securities.

In addition, the Sponsor, certain members of the NextGen board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of our securities following completion of the Business Combination, and that would not be present in an underwritten public offering of our securities. Such interests may have influenced the NextGen board of directors in making their recommendation that NextGen shareholders vote in favor of the approval of the BCA Proposal and the other proposals described in this proxy statement/prospectus. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger.

The historical financial results of Vieco USA and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Virgin Orbit’s actual financial position or results of operations would have been.

The historical financial results of Vieco USA included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone company during the periods presented or those Virgin Orbit will achieve in the future. This is primarily the result of the following factors: (i) Virgin Orbit will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Virgin Orbit’s capital structure will be different from that reflected in Vieco USA’s historical financial statements. Virgin Orbit’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Virgin Orbit’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions, including, but not limited to, NextGen being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Vieco USA on the Closing Date and the number of NextGen Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Virgin Orbit’s future operating or financial performance and Virgin Orbit’s actual financial condition and results of operations may vary materially from Virgin Orbit’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Vieco USA and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Virgin Orbit common stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Vieco USA. We and certain investors, the Vieco USA Stockholders, and directors and officers of Vieco USA and its affiliates will become stockholders of Virgin Orbit. We will depend on Vieco USA for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to Virgin Orbit common stock. The financial condition and operating requirements of Vieco USA may limit our ability to obtain cash from Vieco USA. The earnings from, or other available assets of, Vieco USA may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on Virgin Orbit common stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the Business Combination.

If Vieco USA and NextGen waive the Minimum Cash Condition without the prior written consent of each PIPE Investor, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement to the extent that such waiver has a material and adverse effect on the economic benefits such PIPE Investor would have reasonably expected to receive under its Subscription Agreement. If such claim is successful and such option is exercised, such cancellation would result in a reduction in the PIPE Investment Amount, thereby reducing the amount of cash available to Virgin Orbit following the consummation of the Business Combination.

The consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition. Assuming redemptions do not exceed the maximum redemptions scenario described elsewhere in this proxy statement/prospectus, NextGen will be able to satisfy the Minimum Cash Condition based on the proceeds it will receive from the PIPE

Investment, together with remaining funds left in NextGen’s trust account after taking into account the redemptions and estimated transaction costs incurred by NextGen in connection with the Business Combination of $32.4 million, including the deferred underwriting commissions from the NextGen’s initial public offering of $13.4 million. The maximum redemptions scenario assumes that 25,021,858 public shares of NextGen’s Class A ordinary shares are redeemed for an aggregate payment of $250.2 million, which is derived from the number of shares that could be redeemed based on an assumed redemption price of approximately $10.00 per share. Based on recent market trends, in the event that NextGen’s stock price is at, around or below $10.00 per share during the redemption period, there will likely be significant redemptions in excess of the maximum redemptions scenario.

If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the aggregate dollar value of such purchase, the “Additional Equity Amount”). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed $200.0 million, then the Minimum Cash Condition will be deemed satisfied. If there are significant redemptions by public shareholders and if VIL does not exercise its right to purchase additional shares of Virgin Orbit common stock, then the Minimum Cash Condition may not be satisfied. In the event the Minimum Cash Condition is not satisfied, the Business Combination could not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. The Subscription Agreements provide that each PIPE Investor’s obligation to close is conditioned upon the occurrence of no waivers under the Merger Agreement by NextGen that materially and adversely affect the economic benefits such PIPE Investor would have reasonably expected to receive under the respective Subscription Agreement without such PIPE Investor’s prior written consent. If Vieco USA and NextGen waive the Minimum Cash Condition without the prior written consent of each PIPE Investor, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement to the extent that such waiver has a material and adverse effect on the economic benefits such PIPE Investor would have reasonably expected to receive under its Subscription Agreement. If such claim is successful and such option is exercised, such cancellation would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows.

Furthermore, pursuant to the Cayman Constitutional Documents, in no event will NextGen redeem public shares in an amount that would cause Virgin Orbit’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) to be less than $5,000,001. If such condition is not met, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

The Sponsor may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Vieco USA or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of NextGen’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Vieco USA or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the

Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and each of the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) NextGen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders or shareholders for approval in connection with our initial business combination.

Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all suppliers, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed the Business Combination within the required time period, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties, including, without limitation, claims by suppliers and prospective target businesses.

If, after we distribute the proceeds in the trust account to our public shareholders, NextGen files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties, thereby exposing the members of our board of directors and us to claims of damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty or having acted in bad faith, thereby exposing it and us to claims of damages. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation would be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we enter into an insolvency proceeding, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that, for example, immediately following the distribution, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The public shareholders will experience immediate dilution as a consequence of the issuance of Virgin Orbit common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Virgin Orbit.

Upon completion of the Business Combination, we anticipate that: (1) Requisite Vieco USA Stockholder is expected to hold an ownership interest of 78.0% of the fully diluted Virgin Orbit common stock, (2) Other Vieco

USA Stockholders are expected to hold an ownership interest of 0.2% of the fully diluted Virgin Orbit common stock, (3) Vieco USA PIPE Investors are expected to hold an ownership interest of 1.2% of the fully diluted Virgin Orbit common stock, (4) the Sponsor is expected to hold an ownership interest of 2.9% of the fully diluted Virgin Orbit common stock, (5) NextGen’s public shareholders will retain an ownership interest of 9.9% of the fully diluted Virgin Orbit common stock, (6) Third-Party PIPE Investors are expected to hold an ownership interest of 1.0% of the fully diluted Virgin Orbit common stock, (7) holders of Virgin Orbit Options are expected to hold an ownership interest of 3.0% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing, (8) holders of NextGen private placement warrants are expected to hold an ownership interest of 1.7% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing, (9) holders of NextGen public warrants are expected to hold an ownership interest of 2.0% of the fully diluted Virgin Orbit common stock as though exercised upon the Closing and (10) a Third-Party PIPE Investor is expected to be issued a warrant, which is expected to hold an ownership interest of 0.1% of the fully diluted Virgin Orbit common stock assuming as though exercised upon the Closing.

These levels of ownership interest are based on VO Holdings’ capitalization as of September 10, 2021 and assume (i) no additional issuance of VO Holdings common stock from the continued funding by Vieco 10 or VO Holdings Options exercises, (ii) that no public shareholders exercise their redemption rights in connection with the Business Combination, (iii) Vieco USA does not exercise the Cash Election, (iv) no forfeitures of any shares or warrants of Virgin Orbit common stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants and (v) Virgin Orbit sells and issues 10,000,000 shares of Virgin Orbit common stock to the PIPE Investors pursuant to the PIPE Investment. The Third-Party PIPE Investors have agreed to purchase 4,000,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $40,000,000 of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 1,500,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $15,000,000 of gross proceeds. The Vieco USA PIPE Investors, including VIL and Aabar Space Inc., have agreed to purchase 4,500,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $45,000,000 of gross proceeds. In addition, if, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00. If the actual facts are different from these assumptions, the percentage ownership retained by the current NextGen shareholders in Virgin Orbit will be different.

In addition, Vieco USA employees and consultants hold stock options, and after the Business Combination, are expected to be granted equity awards under the 2021 Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Virgin Orbit common stock.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of NextGen securities and may adversely affect prevailing market prices for our units, public shares or public warrants.

Warrants will become exercisable for Virgin Orbit common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 14,419,818 shares of Virgin Orbit common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Virgin Orbit common stock will be issued, which will result in dilution to the existing holders of Virgin Orbit common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Virgin Orbit common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Even if the Business Combination is consummated, the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a Warrant Agreement between the Warrant Agent and NextGen. The Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the warrant agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the warrant agreement solely with respect to the private placement warrants will also require at least 65% of the then outstanding private placement warrants.

Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Virgin Orbit’s common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Virgin Orbit’s common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us (subject to limited exceptions) so long as they are held by our Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Virgin Orbit common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Virgin Orbit common stock determined based on the redemption date and the fair market value of our Virgin Orbit common stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of Virgin Orbit common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Following the Business Combination, Virgin Orbit currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Virgin Orbit Board and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Nasdaq may not list Virgin Orbit’s securities on its exchange, which could limit investors’ ability to make transactions in Virgin Orbit’s securities and subject Virgin Orbit to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of securities on Nasdaq, we will be required to demonstrate Virgin Orbit’s compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have Virgin Orbit’s securities listed on

Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if Virgin Orbit’s securities are listed on Nasdaq, Virgin Orbit may be unable to maintain the listing of its securities in the future.

If Virgin Orbit fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Vieco USA would not be required to consummate the Business Combination. In the event that Vieco USA elected to waive this condition, and the Business Combination was consummated without Virgin Orbit’s securities being listed on Nasdaq or on another national securities exchange, Virgin Orbit could face significant material adverse consequences, including:

•        a limited availability of market quotations for Virgin Orbit’s securities;

•        reduced liquidity for Virgin Orbit’s securities;

•        a determination that Virgin Orbit common stock is a “penny stock” which will require brokers trading in Virgin Orbit common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Virgin Orbit’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Virgin Orbit’s securities are not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

NextGen’s and Vieco USA’s ability to consummate the Business Combination, and the operations of Virgin Orbit following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has, and could continue to, adversely affect the economies and financial markets worldwide, business operations and the conduct of commerce generally, which may delay or prevent the consummation of the Business Combination, and the business of Vieco USA or Virgin Orbit following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if Vieco USA, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Vieco USA is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Vieco USA’s ability to consummate the Business Combination and Virgin Orbit’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Vieco USA and Virgin Orbit may also incur additional costs due to delays caused by COVID-19, which could adversely affect Virgin Orbit’s financial condition and results of operations.

NextGen has identified a material weakness in its internal control over financial reporting as of March 31, 2021, and as of June 30, 2021. If NextGen is unable to develop and maintain an effective system of internal control over financial reporting, NextGen may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in NextGen and materially and adversely affect NextGen’s business and operating results.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). Following the issuance of the SEC Staff Statement, after consultation with NextGen’s independent registered public accounting firm, NextGen management concluded that, in light of the SEC Staff Statement, NextGen identified a material weakness in its internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of NextGen’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for NextGen to provide reliable financial reports and prevent fraud. NextGen will continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If NextGen identifies any new material weaknesses in the future, any such newly identified material weakness could limit NextGen’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, NextGen may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in NextGen’s financial reporting and NextGen’s stock price may decline as a result. NextGen cannot assure you that the measures taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

NextGen and, following the Business Combination, Virgin Orbit, may face litigation and other risks as a result of the material weakness in NextGen’s internal control over financial reporting.

As a result of such material weakness, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, NextGen and, following the Business Combination, Virgin Orbit, face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, NextGen has no knowledge of any such litigation or dispute. However, NextGen can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on its business, results of operations and financial condition or NextGen’s ability to complete the Business Combination and related transactions in a timely manner or at all.

NextGen’s warrants are accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our securities.

NextGen accounts for its warrants as derivative warrant liabilities. At each reporting period, (1) the accounting treatment of the warrants will be re-evaluated for proper accounting treatment as a liability or equity, and (2) the fair value of the liability of the public warrants and private placement warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement.The impact of changes in fair value on earnings may have an adverse effect on the market price of NextGen’s securities.

Additional Risks Related to Ownership of Virgin Orbit Common Stock Following the Business Combination and Virgin Orbit Operating as a Public Company

The price of Virgin Orbit’s common stock and warrants may be volatile.

Upon consummation of the Business Combination, the price of Virgin Orbit common stock, as well as Virgin Orbit warrants, may fluctuate due to a variety of factors, including:

•        changes in the industries in which Virgin Orbit and its customers operate;

•        developments involving Virgin Orbit’s competitors;

•        changes in laws and regulations affecting its business;

•        variations in its operating performance and the performance of its competitors in general;

•        actual or anticipated fluctuations in Virgin Orbit’s quarterly or annual operating results;

•        publication of research reports by securities analysts about Virgin Orbit or its competitors or its industry;

•        the public’s reaction to Virgin Orbit’s press releases, its other public announcements and its filings with the SEC;

•        actions by stockholders, including the sale by the Third-Party PIPE Investors of any of their shares of our common stock;

•        additions and departures of key personnel;

•        commencement of, or involvement in, litigation involving the combined company;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Virgin Orbit common stock available for public sale; and

•        general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Virgin Orbit common stock and warrants regardless of the operating performance of Virgin Orbit.

Virgin Orbit does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Virgin Orbit currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Virgin Orbit Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in the Stockholders’ Agreement and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

If analysts do not publish research about Virgin Orbit’s business or if they publish inaccurate or unfavorable research, Virgin Orbit’s stock price and trading volume could decline.

The trading market for Virgin Orbit common stock will depend in part on the research and reports that analysts publish about its business. Virgin Orbit does not have any control over these analysts. If one or more of the analysts who cover Virgin Orbit downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of Virgin Orbit’s common stock could decline. If few analysts cover Virgin Orbit, the demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering Virgin Orbit in the future or fail to publish reports on it regularly.

Virgin Orbit may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Virgin Orbit’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Virgin Orbit may be the target of this type of litigation in the future. Securities litigation against Virgin Orbit could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Future resales of Virgin Orbit’s common stock after the consummation of the Business Combination may cause the market price of Virgin Orbit’s securities to drop significantly, even if Virgin Orbit’s business is doing well.

In connection with the Business Combination, pursuant to the Proposed Bylaws of Virgin Orbit, certain Vieco USA Stockholders and certain of Vieco USA’s officers and directors will be restricted from selling or transferring any Lock-up Shares. Such restrictions begin at Closing and end on the date that is 180 days after the Closing, subject to certain exceptions.

Additionally, the Requisite Vieco USA Stockholder, the Sponsor and the Sponsor Parties have agreed to an extended lock-up period of 18 months following the Closing with respect to 25% of their Lock-up Shares and two years following the Closing with respect to 50% of their Lock-up Shares, however they are permitted to sell Lock-up Shares during such extended lock-up period via written trading plans in compliance with Rule 10b5-1 under the Exchange Act following the date that is 180 days after the Closing. If (i) at least 120 days have elapsed since the Closing and (ii) the 180 Day Lock-up Period is scheduled to end during a blackout period or within five trading days prior to a blackout period, the 180 Day Lock-up Period will end ten trading days before the start of the blackout period, subject to certain conditions.

However, following the expiration of such lock-ups, the Sponsor, the Sponsor Parties and the Requisite Vieco USA Stockholder will not be restricted from selling shares of Virgin Orbit’s common stock held by them, other than by applicable securities laws. Additionally, the Third-Party PIPE Investors will not be restricted from selling any of their shares of Virgin Orbit’s common stock following the closing of the Business Combination, other than by applicable securities laws. As such, sales of a substantial number of shares of Virgin Orbit common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Virgin Orbit common stock. Upon completion of the Business Combination, the Sponsor, the Sponsor Parties and the Requisite Vieco USA Stockholder (inclusive of the (i) 4,500,000 shares of Virgin Orbit common stock issued to the Vieco USA PIPE Investors, including VIL and Aabar Space Inc., (ii) 1,500,000 shares of Virgin Orbit common stock issued to the Sponsor Related PIPE Investors and (iii) 1,434,730 Sponsor Earnback Shares) will collectively beneficially own approximately 86.8% of the outstanding shares of Virgin Orbit common stock based on VO Holdings’ capitalization as of September 10, 2021, assuming (i) no additional issuance of VO Holdings common stock from the continued funding by Vieco 10 or VO Holdings Options exercises, (ii) that no public shareholders exercise their redemption rights in connection with the Business Combination, (iii) that Vieco USA does not exercise the Cash Election, (iv) no forfeitures of any shares or warrants of Virgin Orbit common stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants and (v) that Virgin Orbit sells and issues 10,000,000 shares of Virgin Orbit common stock to the PIPE Investors pursuant to the PIPE Investment. Assuming approximately 25,021,858 public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the Requisite Vieco USA Stockholder would rise to 93.3% of the outstanding shares of Virgin Orbit common stock (inclusive of the (i) 4,500,000 shares of Virgin Orbit common stock issued to the Vieco USA PIPE Investors, including VIL and Aabar Space Inc., (ii) 1,500,000 shares of Virgin Orbit common stock issued to the Sponsor Related PIPE Investors and (iii) 1,434,730 Sponsor Earnback Shares) based on VO Holdings’ capitalization as of September 10, 2021.

The shares held by Sponsor, the Sponsor Parties and the Requisite Vieco USA Stockholder may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Virgin Orbit’s share price or the market price of Virgin Orbit common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Virgin Orbit’s business operations.

As a public company, Virgin Orbit will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Virgin Orbit will incur significant legal, accounting and other expenses that Vieco USA did not previously incur. Virgin Orbit’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in Virgin Orbit incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for Virgin Orbit to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for Virgin Orbit to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Vieco USA is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Vieco USA as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Virgin Orbit after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Virgin Orbit common stock. Additionally, once Virgin Orbit is no longer an emerging growth company, it will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We are currently an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equals or exceeds

$250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of NextGen Class A ordinary shares and warrants.

U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of NextGen Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations”) may become subject to withholding tax on any amounts treated as dividends paid on Virgin Orbit common stock after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually and constructively) NextGen Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of our earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) NextGen Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of NextGen stock entitled to vote and less than 10% or more of the total value of all classes of NextGen stock, will generally recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its NextGen Class A ordinary shares for Virgin Orbit common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the NextGen Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of NextGen stock entitled to vote or 10% or more of the total value of all classes of NextGen stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the NextGen Class A ordinary shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

Additionally, if NextGen were treated as a PFIC for U.S. federal income tax purposes, certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication. However, provided the Domestication is completed in 2021, NextGen intends to take the position that it is not classified as a PFIC because it qualifies for an exception to the PFIC rules known as the “start-up exception.” The requirement to qualify for the start-up exception and the potential application of the PFIC rules to the Domestication are discussed more fully under the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”

Upon consummation of the Business Combination, the rights of holders of Virgin Orbit common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of NextGen Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of Virgin Orbit common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of Virgin Orbit common stock could differ from the rights that holders of NextGen Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Virgin Orbit becomes involved in costly litigation, which could have a material adverse effect on Virgin Orbit.

In addition, there are differences between the new organizational documents of Virgin Orbit and the current constitutional documents of NextGen. For a more detailed description of the rights of holders of Virgin Orbit common stock and how they may differ from the rights of holders of NextGen Class A ordinary shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Virgin Orbit are attached as Annex J and Annex K, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and Virgin Orbit’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Virgin Orbit common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Virgin Orbit Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•        providing for a classified board of directors with staggered, three-year terms;

•        the ability of the Virgin Orbit Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        subject to the terms of the Stockholders’ Agreement, the Virgin Orbit Board will have the exclusive right to expand the size of the Virgin Orbit Board and to elect directors to fill a vacancy created by the expansion of Virgin Orbit Board or the resignation, death or removal of a director, which will prevent stockholders from being able to fill vacancies on the Virgin Orbit Board;

•        once Virgin Orbit no longer qualifies as a “controlled company” under the Nasdaq listing standards, its stockholders will not be able to act by written consent, which will force stockholder action to be taken at an annual or special meeting of stockholders;

•        the proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the limitation of the liability of, and the indemnification of, the directors and officers of Virgin Orbit;

•        the ability of the Virgin Orbit Board to amend the bylaws, which may allow the Virgin Orbit Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•        advance notice procedures with which stockholders must comply to nominate candidates to the Virgin Orbit Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Virgin Orbit Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Virgin Orbit; and

•        expansive negative consent rights for the Requisite Vieco USA Stockholder which provide that as long as the Requisite Vieco USA Stockholder maintains certain ownership thresholds to appoint a director under the Stockholders’ Agreement, the written consent of the Requisite Vieco USA Stockholder is required to enter into certain business combinations or related transactions.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the board of directors or management of Virgin Orbit.

The provisions of the proposed certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against our directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.

Virgin Orbit’s proposed certificate of incorporation provides that, unless Virgin Orbit consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Virgin Orbit, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Virgin Orbit to Virgin Orbit or to Virgin Orbit’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Virgin Orbit or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Certificate of Incorporation also provides that, unless Virgin Orbit consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

For the avoidance of doubt, this provision is intended to benefit and may be enforced by Virgin Orbit, its officers and directors, the underwriter for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against directors and officers of Virgin Orbit, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Virgin Orbit, a court could find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in such action.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Virgin Orbit’s proposed certificate of incorporation limits liability of Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives’ liability to Virgin Orbit for breach of fiduciary duty and could also prevent Virgin Orbit from benefiting from corporate opportunities that might otherwise have been available to it.

Virgin Orbit’s proposed certificate of incorporation provides that, to the fullest extent permitted by law, and other than corporate opportunities that are expressly presented to one of Virgin Orbit’s directors or officers in his or her capacity as such, Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives:

•        will not have any fiduciary duty to refrain from (i) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which Virgin Orbit or any of its subsidiaries now engages or proposes to engage or (ii) competing with Virgin Orbit or any of its affiliates, subsidiaries or representatives, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than Virgin Orbit or any of its subsidiaries);

•        will have no duty to communicate or present such transaction or matter to Virgin Orbit or any of its subsidiaries, as the case may be; and

•        will not be liable to Virgin Orbit or its stockholders or to any subsidiary of Virgin Orbit for beach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of Virgin Orbit by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to Virgin Orbit or any of its subsidiaries, affiliates or representatives.

Risks Related to the Redemption

There is no guarantee that a NextGen stockholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a stockholder may be able to sell his, her or its public shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than a NextGen stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public shares. Similarly, if a NextGen public shareholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of Virgin Orbit’s common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A NextGen stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If NextGen stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to NextGen’s transfer agent prior to the vote at the extraordinary general meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Vieco USA is consummated, NextGen will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own such shares following the Business Combination. See the section entitled “Extraordinary General Meeting of NextGen — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Your inability to redeem any such excess public shares could result in you suffering a material loss on your investment in NextGen if you sell such excess public shares in open market transactions. NextGen cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price.

However, NextGen’s stockholders’ ability to vote all of their public shares (including such excess shares) for or against the BCA Proposal is not restricted by this limitation on redemption.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Vieco USA by March 25, 2023 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Our ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases. For example, the outbreak of COVID-19 continues in the U.S. and, while the extent of the impact of the outbreak on NextGen will depend on future developments, it could limit our ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of COVID-19 and other events (such as terrorist attacks, natural disasters or a significant outbreak of infectious diseases) may negatively impact the business of Virgin Orbit following the Business Combination.

If NextGen is not able to complete the Business Combination with Vieco USA by March 25, 2023, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to NextGen’s Cayman Constitutional Documents, NextGen will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of NextGen’s remaining shareholders and its board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (i) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (a) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by March 25, 2023 or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of the public shares if we have not completed an initial business combination by March 25, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.

If we have not completed our initial business combination, our public shareholders may be forced to wait until after March 25, 2023 before redemption from the trust account.

If we have not completed our initial business combination by March 25, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond March 25, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to March 25, 2023 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of June 30, 2021, NextGen had cash of approximately $435,000 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2021, NextGen had total current liabilities of $428,321.

The funds available to us outside of the trust account may not be sufficient to allow us to operate until March 25, 2023, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to NextGen in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF NEXTGEN

General

NextGen is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by NextGen’s board of directors for use at the extraordinary general meeting of NextGen to be held on            , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about            , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held on            , 2021, at            , Eastern Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at One Manhattan West, New York, NY 10001, or via live webcast at https://www.cstproxy.com/nextgenacqii/2021, or such other date, time and place to which such meeting may be adjourned or virtually postponed, to consider and vote upon the proposals.

Purpose of the NextGen Extraordinary General Meeting

At the extraordinary general meeting, NextGen is asking holders of ordinary shares to:

•        consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement attached to this proxy statement/prospectus statement as Annex A, pursuant to which, among other things, following the Domestication of NextGen to the State of Delaware, the Merger of Merger Sub with and into Vieco USA, with Vieco USA surviving the merger as a wholly owned subsidiary of Virgin Orbit in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

•        consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of NextGen’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•        consider and vote upon the following five separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•        to authorize the change in the authorized share capital of NextGen from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “NextGen Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “NextGen Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “NextGen preferred shares”), to            shares of common stock, par value $0.0001 per share, of Virgin Orbit (the “Virgin Orbit common stock”) and            shares of preferred stock, par value $0.0001 per share, of Virgin Orbit (the “Virgin Orbit preferred stock”) (“Organizational Documents Proposal A”);

•        to authorize the Virgin Orbit Board to issue any or all shares of Virgin Orbit preferred stock in one or more series, with such terms and conditions as may be expressly determined by the Virgin Orbit Board and as may be permitted by the DGCL, subject to the Stockholders’ Agreement (“Organizational Documents Proposal B”);

•        to provide that the Virgin Orbit Board be divided into three classes, with each class made up of, as nearly as may be possible, of one-third of the total number of directors constituting the entire Virgin Orbit Board, with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”);

•        to provide that certain provisions of the Proposed Organizational Documents will be subject to the Stockholders Agreement, including provisions governing amendments to the Proposed Organizational Documents, actions by written consent of stockholders and the issuance of preferred stock, with respect to which the Requisite Vieco USA Stockholder will have certain rights pursuant to the Stockholders’ Agreement; and

•        to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “NextGen Acquisition Corp. II” to “Virgin Orbit Holdings, Inc.”, (2) making Virgin Orbit’s corporate existence perpetual, (3) adopting the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, except that the modified restrictions provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions, (5) granting an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives) and (6) removing certain provisions related to NextGen’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which NextGen’s board of directors believes is necessary to adequately address the needs of Virgin Orbit after the Business Combination (“Organizational Documents Proposal E”);

•        consider and vote upon a proposal to approve by ordinary resolution, to elect seven directors who, upon consummation of the Business Combination, will be the directors of Virgin Orbit (the “Director Election Proposal”);

•        consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of The Nasdaq Stock Market Listing Rule 5635, the issuance of shares of Virgin Orbit common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors, pursuant to the PIPE Investment and (b) the Vieco USA Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•        consider and vote upon a proposal to approve by ordinary resolution, the Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan Proposal”);

•        consider and vote upon a proposal to approve by ordinary resolution, the Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Plan Proposal, the “Condition Precedent Proposals”); and

•        consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of NextGen Board of Directors

NextGen’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of NextGen’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate

Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

NextGen shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on            , 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. NextGen warrants do not have voting rights. As of the close of business on the record date, there were 47,824,321 ordinary shares issued and outstanding, of which 38,259,457 were issued and outstanding public shares.

The Sponsor and the Sponsor Parties have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

Quorum

A quorum of NextGen shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 23,912,161 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to NextGen but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on the approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on the approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Award Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on the approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The ESPP Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on the approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Incentive Award Plan Proposal and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each NextGen ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by NextGen’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        You can attend the extraordinary general meeting and vote in person or online. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way NextGen can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a NextGen shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify NextGen’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person or online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali, LLC, NextGen’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing NGCA.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a public shareholder may request of NextGen that Virgin Orbit redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

•        (a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•        submit a written request to Continental, NextGen’s transfer agent, that Virgin Orbit redeem all or a portion of your public shares for cash; and

•        deliver your public shares to Continental, NextGen’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on            , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Virgin Orbit public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 49.3 of NextGen’s memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly.

Immediately following the Domestication and the consummation of the Business Combination, Virgin Orbit shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, NextGen’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, NextGen’s transfer agent, Virgin Orbit will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Virgin Orbit common stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Virgin Orbit public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, NextGen’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that NextGen’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, NextGen’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, NextGen’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, NextGen’s agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and the Sponsor Parties have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90. As of June 30, 2021, funds in the trust account totaled $382,609,385 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. NextGen cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither NextGen’s shareholders nor NextGen’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

NextGen is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. NextGen and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. NextGen will bear the cost of the solicitation.

NextGen has hired Morrow Sodali LLC to assist in the proxy solicitation process. NextGen will pay that firm a fee of $37,500 plus disbursements. Such fee will be paid with non-trust account funds.

NextGen will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. NextGen will reimburse them for their reasonable expenses.

NextGen Initial Shareholders

As of the date of this proxy statement/prospectus, there are 47,824,321 ordinary shares issued and outstanding, which includes the 9,564,864 founder shares held by the Sponsor and related parties and the 38,259,457 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,419,818 warrants, which includes the 6,767,927 private placement warrants held by the Sponsor and the 7,651,891 public warrants.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Vieco USA or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of NextGen’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Vieco USA or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the

Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and each of the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) NextGen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL

NextGen is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. NextGen shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because NextGen is holding a shareholder vote on the Merger, NextGen may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about NextGen, Vieco USA or any other matter.

Structure of the Merger

On August 22, 2021, NextGen entered into the Merger Agreement with Merger Sub and Vieco USA, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Vieco USA, the separate corporate existence of Merger Sub will cease and Vieco USA will be the surviving corporation and a wholly owned subsidiary of NextGen and (ii) NextGen will change its name to “Virgin Orbit Holdings, Inc.”

Prior to and as a condition to the Merger, pursuant to the Domestication, NextGen will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which NextGen’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see the section entitled “Domestication Proposal.”

Prior to the Effective Time and as a condition to the Merger, VO Holdings, Inc. (“VO Holdings”), will merge with and into Vieco USA, with Vieco USA surviving the merger (the “Vieco USA Pre-Closing Restructuring”). Pursuant to the Vieco USA Pre-Closing Restructuring, (i) all shares of common stock of Vieco USA held by the Requisite Vieco USA Stockholder immediately prior to such merger will be cancelled in exchange for a number of shares of Vieco USA common stock equal to the number of shares of VO Holdings common stock held by Vieco USA immediately prior to such merger, (ii) the VO Holdings common stock held by all other stockholders of VO Holdings (the “Other VO Holdings Stockholders”) immediately prior to such merger will be cancelled and converted into a number of shares of Vieco USA common stock equal to the number of shares of VO Holdings common stock held by the Other VO Holdings Stockholders immediately prior to such merger, (iii) the VO Holdings, Inc. 2017 Stock Incentive Plan will be assumed by Vieco USA and the VO Holdings Options issued pursuant thereto will be cancelled and converted into an equal number of Vieco USA Options (with the same per share exercise prices) and (iv) all outstanding stock appreciation rights related to VO Holdings will be cancelled and converted into a number of shares of Vieco USA common stock based on the appreciation value of such stock appreciation rights at the time of such merger, assuming the same per share price of Vieco USA common stock as that of VO Holdings common stock.

Consideration

Aggregate Merger Consideration

In the event that the sum of (x) (A) the amount of cash available in the trust account following the extraordinary general meeting, after deducting the amount required to satisfy the aggregate amount payable with respect to all redemptions by public shareholders, plus (B) the PIPE Investment Amount, minus (y) $500,000,000 exceeds zero dollars (such excess amount, the “Available Cash Consideration Amount”), Vieco USA may, prior to the Election Deadline, elect that holders of Vieco USA common stock receive in exchange for shares of Vieco USA common stock a portion of the consideration payable in cash, in lieu of shares of Virgin Orbit common stock, up to the amount of the Available Cash Consideration Amount (the “Cash Election”, and such amount of cash consideration, the “Cash Consideration”).

At the Effective Time (after giving effect to the Vieco USA Pre-Closing Restructuring), among other things, each outstanding share of Vieco USA common stock as of immediately prior to the Effective Time (other than in respect of excluded shares as described more fully in the Merger Agreement) will be cancelled and converted into the right to receive, (a) in the event that the Cash Election is not exercised by Vieco USA prior to the Election Deadline, a number of shares of Virgin Orbit common stock (at a deemed value of $10.00 per share) equal to the Exchange Ratio or (b) in the event that the Cash Election is exercised by Vieco USA prior to the Election Deadline, (i) an amount in cash equal to the quotient obtained by dividing (A) the Cash Consideration by (B) the number of Aggregate Fully Diluted Vieco USA Common Shares, and (ii) a number of shares of Virgin Orbit common stock equal to the quotient obtained by dividing (A) the number of Virgin Orbit common stock constituting the Stock Consideration by (B) the Aggregate Fully Diluted Vieco USA Common Shares, which will, in the case of the consideration described in either clause (a) or (b) hereof, as applicable, represent a pre-transaction equity value of Vieco USA of $3,100,000,000 (the “Aggregate Merger Consideration”). The foregoing determinations do not take into account any additional equity incentive compensation awards that may subsequently be granted or any Vieco USA Option with an exercise price per share that is equal to or greater than the Per Share Merger Consideration and also assume that all other outstanding Vieco USA Options are exercised immediately before the Effective Time for the net number of shares subject to the option after deduction of the applicable exercise price.

Treatment of Vieco USA Equity Awards

As a result of and upon the Closing, among other things, all Vieco USA Options, whether vested or unvested, will be converted into Virgin Orbit Options, exclusive of any Vieco USA Options that have an exercise price per share that is equal to or greater than the Per Share Merger Consideration, which will be cancelled without consideration. Subject to the terms of the Merger Agreement, each Virgin Orbit Option will relate to the number of whole shares of Virgin Orbit common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Vieco USA common stock subject to the applicable Vieco USA Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. The exercise price for each Virgin Orbit Option will equal (i) the exercise price of the applicable Vieco USA Option divided by (ii) the Exchange Ratio, rounded up to the nearest full cent. The terms of each Virgin Orbit Option will otherwise be substantially the same as the Vieco USA Option for which it is substituted.

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing of the Merger will take place by electronic delivery of documents and release of signatures at a time to be agreed by Vieco USA and NextGen on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties.

Representations and Warranties

The Merger Agreement contains representations and warranties of NextGen, Merger Sub and Vieco USA, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect” below. The representations and warranties of NextGen are also qualified by information included in NextGen’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Vieco USA

Vieco USA has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Vieco USA and its subsidiaries, financial statements, no undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Vieco USA benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, permits, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance and security clearances, information supplied, customers and suppliers, sufficiency of assets, aviation regulation compliance, government contracts, communications regulation compliance, and no additional representations and warranties.

The representations and warranties of Vieco USA identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), the entirety of Section 4.3 of the Merger Agreement (Due Authorization), the entirety of Section 4.6 of the Merger Agreement (Capitalization of Vieco USA), the first sentence of Section 4.7(a) and the entirety of Sections 4.7(b) – (c) (Capitalization of Subsidiaries) and the entirety of Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Vieco USA Fundamental Representations”).

Representations and Warranties of NextGen and Merger Sub

NextGen and Merger Sub have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing and financial statements, governmental authorities and consents, the trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization of NextGen, brokers’ fees, indebtedness, taxes, business activities, Nasdaq stock market quotation, registration statement, proxy statement and proxy statement/registration statement, PIPE Investment, takeover statutes and charter provisions, CFIUS, no outside reliance, employees and benefit plans, and no additional representations or warranties.

The representations and warranties of NextGen and Merger Sub identified as fundamental under the terms of the Merger Agreement are those made pursuant to: the first and second sentences of Section 5.1 of the Merger Agreement (Company Organization), the entirety of Section 5.2 of the Merger Agreement (Due Authorization), the entirety of Section 5.12 of the Merger Agreement (Capitalization of NextGen) and the entirety of Section 5.13 of the Merger Agreement (Brokers’ Fees) (collectively, the “NextGen Fundamental Representations”).

Survival of Representations and Warranties

The representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Vieco USA are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of NextGen are qualified in whole or in part by a material adverse effect on the ability of NextGen to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Vieco USA (“Vieco USA Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Vieco USA and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Vieco USA to consummate the transactions contemplated therein.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Vieco USA Material Adverse Effect under clause (a) in the immediately preceding paragraph:

(i)     any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(ii)    any change in interest rates or economic, political, business or financial market conditions generally;

(iii)   the taking of any action required by the Merger Agreement;

(iv)   any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures (as defined herein) or any change in such COVID-19 Measures following the date of the Merger Agreement) or change in climate;

(v)    any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(vi)   any failure of Vieco USA to meet any projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from the definition of Vieco USA Material Adverse Effect underlying such failure to meet projections or forecasts has resulted, or would reasonably be expected to result, in a Vieco USA Material Adverse Effect);

(vii)  any Events generally applicable to the industries or markets in which Vieco USA and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(viii) the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Vieco USA and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 of the Merger Agreement and the condition to Closing with respect thereto);

(ix)   any matter set forth on Vieco USA’s disclosure letter (the “Vieco USA Disclosure Letter”);

(x)    any Events to the extent actually known by those individuals set forth on Section 1.1(a) of NextGen’s disclosure letter (the “NextGen Disclosure Letter”) on or prior to the date hereof;

(xi)   any launch failure, crash, fatality, launch or flight delay, launch or flight cancellation, or any other operational or other delays of the business of Vieco USA and any other launch provider; or

(xii)  any action taken by, or at the request of, NextGen or Merger Sub.

Any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Vieco USA Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of Vieco USA and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Vieco USA and its subsidiaries conduct their respective operations (which shall include the aerospace industry generally), but only to the extent of the incremental disproportionate effect on Vieco USA and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Vieco USA and its subsidiaries conduct their respective operations.

Covenants and Agreements

Vieco USA has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain additional financial statements, affiliate agreements, the Vieco USA Pre-Closing Restructuring, acquisition proposals, and the divestment of shares held in SAS (as defined under the heading “— Covenants and Agreements — Covenants of Vieco USA”).

NextGen has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, Nasdaq listing, no solicitation by NextGen, NextGen’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, NextGen public filings, PIPE subscriptions and stockholder litigation.

Conduct of Business by Vieco USA

Vieco USA has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement (including the Vieco USA Pre-Closing Restructuring) or the Ancillary Agreements (as defined under the heading “— Closing Conditions — Conditions to the Obligations of Each Party”), or as consented to by NextGen in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use commercially reasonable efforts to operate the business of Vieco USA in the ordinary course consistent with past practice, other than due to any actions taken in compliance with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive or guidelines promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act (“COVID-19 Measures”).

During the Interim Period, Vieco USA has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement (including the Vieco USA Pre-Closing Restructuring) or the Ancillary Agreements or the Vieco USA Disclosure Letter or as consented to by NextGen in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law or any COVID-19 Measures:

•        change or amend the governing documents of Vieco USA or any of Vieco USA’s subsidiaries, except as otherwise required by law, or form or cause to be formed any new subsidiary of Vieco USA;

•        make or declare any dividend or distribution to the shareholders of Vieco USA or make any other distributions in respect of any of Vieco USA’s or any of its subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned subsidiary of Vieco USA to Vieco USA or another wholly-owned subsidiary of Vieco USA;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Vieco USA’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned subsidiary of Vieco USA that remains a wholly-owned subsidiary of Vieco USA after consummation of such transaction;

•        purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Vieco USA or its subsidiaries, except for (i) the acquisition by Vieco USA or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Vieco USA or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Vieco USA and any wholly-owned subsidiary of Vieco USA or between wholly-owned subsidiaries of Vieco USA;

•        enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contract, real property lease or government contract, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by law;

•        sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Vieco USA or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among Vieco USA and its wholly-owned subsidiaries or among its wholly-owned subsidiaries;

•        acquire any ownership interest in any real property;

•        except as otherwise required by law, or the terms of any benefit plan as in effect on the date of the Merger Agreement, (i) grant any severance, retention, change in control or termination or similar pay, except (A) with respect to retention, in the ordinary course of business consistent with past practice, in connection with promotion or hiring and (B) with respect to severance, termination, or similar pay, to any employee whose employment terminates after the date of the Merger Agreement, in the ordinary course of business consistent with past practice, (ii) terminate, adopt, enter into or materially amend any benefit plan, (iii) materially increase the cash compensation, bonus opportunity or employee benefits of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (iv) establish any trust or take any other action to secure the payment of any compensation payable by Vieco USA or any of Vieco USA’s subsidiaries or (v) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Vieco USA or any of Vieco USA’s subsidiaries;

•        (i) terminate the employment of any employee of Vieco USA or any of its subsidiaries whose individual base compensation exceeds $250,000, other than for cause, death or disability, or (ii) hire any individual to become an employee of Vieco USA or any of its subsidiaries, other than in the ordinary course of business consistent with past practice or to replace an employee whose employment terminates after the date hereof, and in each case with compensation and benefits that are no more favorable in the aggregate than those provided to similarly situated employees of Vieco USA or any of its subsidiaries;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•        make any material loans or material advances to any person, except for (i) advances to employees, officers or independent contractors of Vieco USA or any of Vieco USA’s subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among Vieco USA and its wholly owned subsidiaries or among the wholly owned subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

•        (i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) with any governmental authority in respect of material taxes, (v) settle any claim or assessment in respect of material taxes, (vi) affirmatively surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

•        incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Vieco USA or any subsidiary of Vieco USA or guaranty any debt securities of another person, other than any indebtedness or guarantee (x) incurred in the ordinary course of business and in an aggregate amount not to exceed $1,000,000, or (y) incurred between Vieco USA and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries;

•        issue any additional securities, including shares of Vieco USA common stock or securities exercisable for or convertible into Vieco USA common stock, other than (i) grants of any additional equity or equity-based compensation or issuances of equity securities upon the exercise of equity-based awards and (ii) issuances of equity securities in VO Holdings to Vieco USA in connection with Vieco USA’s monthly funding obligations to VO Holdings;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Vieco USA or its subsidiaries (other than the Merger);

•        waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•        grant to, or agree to grant to, any person rights to any intellectual property that is material to Vieco USA and its subsidiaries, or dispose of, abandon or permit to lapse any rights to any intellectual property that is material to Vieco USA and its subsidiaries except for (i) the expiration of patents and copyrights that are Vieco USA’s registered intellectual property in accordance with the applicable statutory term or (ii) the commercially reasonable exercise of Vieco USA or any of its subsidiaries’ business judgment as to the costs and benefits of maintaining such item;

•        disclose or agree to disclose to any person (other than NextGen or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Vieco USA or any of its subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

•        make or commit to make capital expenditures other than in an amount not in excess of the amount disclosed in the Vieco USA Disclosure Letter, in the aggregate;

•        manage Vieco USA’s and its subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

•        permit any of its material intellectual property to become subject to a lien (other than a permitted lien) or sell, lease, license or otherwise dispose of any of its material intellectual property rights but excluding licenses to intellectual property granted by Vieco USA or any of Vieco USA’s subsidiaries in the ordinary course of business consistent with past practice;

•        enter into or extend any collective bargaining agreement, works council agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, works council, or group of employees of Vieco USA or its subsidiaries as the bargaining representative for any employees of Vieco USA or its subsidiaries;

•        waive the restrictive covenant obligations of any current or former employee of Vieco USA or any of Vieco USA’s subsidiaries;

•        (i) limit the right of Vieco USA or any of Vieco USA’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Vieco USA and its subsidiaries, taken as a whole;

•        terminate without replacement or amend in a manner materially detrimental to Vieco USA or any of Vieco USA’s subsidiaries, permit to lapse or fail to use commercially reasonable efforts to maintain and, to the extent necessary to continue to operate the business in the ordinary course of business consistent with past practice, reinstate or replace any material governmental authorization or material permit required for the conduct of the business of Vieco USA or any of Vieco USA’s subsidiaries;

•        terminate (without replacement with similar or better coverage terms and limits) or amend in a manner materially detrimental to Vieco USA or any of Vieco USA’s subsidiaries any material insurance policy insuring the business of Vieco USA or any of Vieco USA’s subsidiaries; or

•        enter into any agreement to do any action prohibited under the Merger Agreement.

Conduct of Business of NextGen

NextGen has agreed that during the Interim Period, it will, and will cause Merger Sub to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or as consented to by Vieco USA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, NextGen has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements, or as consented to by Vieco USA in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•        seek any approval from NextGen’s shareholders to change, modify or amend the Trust Agreement or the governing documents of NextGen or Merger Sub, except as contemplated by the Condition Precedent Proposals or the Adjournment Proposal (collectively, the “Transaction Proposals”);

•        except as contemplated by the Transaction Proposals, (i) make or declare any dividend or distribution to the shareholders of NextGen or make any other distributions in respect of any of NextGen’s or Merger Sub’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of NextGen’s or Merger Sub’s capital stock or equity interests, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of NextGen or Merger Sub, other than a redemption of shares of NextGen Class A ordinary shares effected in connection with the Merger;

•        (i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) with any governmental authority in respect of material taxes, (v) settle any claim or assessment in respect of material taxes, (vi) affirmatively surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

•        other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of NextGen or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•        issue or sell any debt securities or warrants or other rights to acquire any debt securities of Vieco USA or any of its subsidiaries, or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee (i) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, or (ii) incurred between NextGen and Merger Sub;

•        incur, assume or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, or guarantee any indebtedness of another person, or otherwise knowingly and purposefully incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of NextGen (which the parties agree shall include any indebtedness in respect of any working capital loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000);

•        (i) issue any securities of NextGen or securities exercisable for or convertible into securities of NextGen, other than the issuance of the stock consideration in connection with the Merger, (ii) grant any options, warrants or other equity-based awards with respect to securities of NextGen not outstanding on the date of the Merger Agreement, or (iii) amend, modify or waive any of the material terms or rights set forth in any NextGen warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•        grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of NextGen; or

•        enter into any agreement to do any action prohibited under the Merger Agreement.

During the Interim Period, NextGen will, and will cause its subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, the Merger Agreement, the Cayman Constitutional Documents, the Trust Agreement and all other agreements or contracts to which NextGen or its subsidiaries may be a party.

Covenants of NextGen

Pursuant to the Merger Agreement, NextGen has agreed, among other things, to:

•        prior to the Closing Date, approve, adopt and submit for stockholder approval (i) the 2021 Plan in substantially the form attached as Exhibit E to the Merger Agreement and (ii) the ESPP in substantially the form attached as Exhibit F to the Merger Agreement, in each case with such changes as may be agreed in writing by NextGen and Vieco USA;

•        as soon as practicable following the date that is 60 days after the Closing and subject to applicable securities laws, file an effective registration statement on Form S-8 (or other applicable form) with respect to Virgin Orbit’s common stock issuable under the 2021 Plan and the ESPP and use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the 2021 Plan and the ESPP remain outstanding;

•        take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•        until the Effective Time, ensure NextGen remains listed as a public company on Nasdaq, and prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Virgin Orbit’s common stock and warrants issuable in the Merger and the Domestication and use commercially reasonable efforts to obtain approval for the listing of such shares of and warrants for Virgin Orbit’s common stock;

•        during the Interim Period, not, and cause its subsidiaries not, and instruct its and their representatives not, make any proposal or offer regarding, initiate any discussions or negotiations in respect of, or enter into any agreement for certain alternative transactions and terminate any such negotiations that were ongoing as of the date of the Merger Agreement;

•        subject to the terms of the Stockholders’ Agreement and NextGen’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

•        the Virgin Orbit Board shall consist of up to seven directors, which shall initially be comprised of (i)            as a designee of NextGen, in its sole discretion, who shall serve as a Class III director, (ii)            , as designee of NextGen, who is reasonably acceptable to Vieco USA, (iii) Dan Hart, who shall be the Chief Executive Officer of Virgin Orbit as of the Closing and (iv) up to four directors designated by Vieco USA in good faith consultation with NextGen, who will initially be            ,            ,            and            ;

•        unless, at Vieco USA’s election, Virgin Orbit qualifies, at the Effective Time, as a “controlled” company under the rules of Nasdaq, the Virgin Orbit Board shall have a majority of “independent” directors for the purposes of Nasdaq and each of whom shall serve in such capacity in accordance with the terms of the Stockholders’ Agreement and the governing documents of Virgin Orbit following the Effective Time;

•        the initial officers of NextGen will be as set forth in the Vieco USA Disclosure Letter (as may be updated by Vieco USA prior to Closing following written notice to NextGen), who will serve in such capacity in accordance with the terms of the governing documents of Virgin Orbit following the Effective Time;

•        subject to approval of NextGen’s shareholders, cause the Domestication to become effective prior to the Effective Time (see the section entitled “Domestication Proposal”);

•        from and after the Effective Time, as more fully set forth in the Merger Agreement, NextGen and Virgin Orbit will indemnify and hold harmless each present and former director and officer of Vieco USA and NextGen and each of their respective subsidiaries against any costs, expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person;

•        NextGen shall or shall cause Vieco USA following the Merger to (i) maintain, and cause its subsidiaries to maintain for a period of not less than six years from the Effective Time provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration (including provisions relating to expense advancement) of its and its subsidiaries’ former and current officers, directors and employees, no less favorable to those persons than the provisions of the governing documents of Vieco USA, NextGen or their respective subsidiaries, as applicable, in each case, as of the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each;

•        For a period of six years from the Effective Time, NextGen shall or shall cause Vieco USA following the Merger to maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering those persons who are currently covered by NextGen’s, Vieco USA’s or their respective subsidiaries’ directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will NextGen be required to pay an annual premium for such insurance in excess of 400% of the aggregate annual premium payable by NextGen or Vieco USA, as applicable, for such insurance policy(ies) in effect on the date of the Merger Agreement;

•        on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of Vieco USA and NextGen with the post-Closing directors and officers of Virgin Orbit, which indemnification agreements will continue to be effective following the Closing;

•        except as otherwise contemplated in the NextGen Disclosure Letter, from the date of the Merger Agreement through the Effective Time, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•        except as otherwise approved in writing by Vieco USA (which approval shall not be unreasonably withheld, conditioned or delayed), NextGen will not (i) permit any amendment or modification to any economic term or other material covenant, agreement or condition to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any such provision or to any remedy under, or any replacements of, or any assignment or transfer of, any of the Initial Subscription Agreements or (ii) enter into any Subsequent Subscription Agreements;

•        use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it deems to be proper or advisable to consummate the transaction contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) NextGen the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; and

•        promptly notify and keep Vieco USA reasonably informed of the status of any litigation brought or, to NextGen’s knowledge, threatened in writing against NextGen or its board of directors by any of NextGen’s stockholders in connection with the Merger Agreement, any Ancillary Agreement or the transactions contemplated therein, and will provide Vieco USA with the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, and will give due consideration to Vieco USA’s advice with respect to such litigation, and, except as set forth in the NextGen Disclosure Letter, will not settle or agree to settle any such litigation without prior written consent of Vieco USA, such consent not to be unreasonably withheld, conditioned or delayed.

Covenants of Vieco USA

Pursuant to the Merger Agreement, Vieco USA has agreed, among other things, to:

•        subject to confidentiality obligations that may be applicable to information furnished to Vieco USA or any of its subsidiaries by third parties that may be in the possession of Vieco USA or its subsidiaries and except for any information that is subject to attorney-client privilege or is sensitive information under or in connection with a government bid or government contract, and to the extent permitted by applicable law, afford NextGen and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Vieco USA and its subsidiaries, to all of their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Vieco USA and its subsidiaries as such representatives may reasonably request;

•        provide to NextGen and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or, to the knowledge of Vieco USA, any legal proceeding that is, or would be reasonably expected to be, material to Vieco USA, threatened during the Interim Period, or to the compliance and risk management operations and activities of Vieco USA and its subsidiaries during the Interim Period, in each case, as NextGen or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any material compliance and risk management matters or decisions of Vieco USA or its subsidiaries, and (iii) copies of any material written communications sent or received by Vieco USA or its subsidiaries in connection with such legal proceedings;

•        deliver to NextGen, as soon as reasonably practicable following the date of the Merger Agreement, (i) the audited financial statements of Vieco USA (together with the auditor’s reports thereon and notes thereto) and its subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, (ii) the auditor reviewed financial statements of Vieco USA and its subsidiaries (including all notes thereto) as of and for the six-month period ended June 30, 2021, (iii) if the Effective Time has not occurred prior to November 12, 2021, then as soon as reasonably practicable following November 12, 2021, deliver to NextGen the auditor reviewed financial statements of Vieco USA and its subsidiaries (including all notes thereto) as of and for the nine-month period ended September 30, 2021, and (iv) if the Effective Time has not occurred prior to March 31, 2022, then as soon as reasonably practicable following March 31, 2022, deliver to NextGen the auditor reviewed financial statements of Vieco USA and its subsidiaries (including all notes thereto) as of and for the year ended December 31, 2021;

•        at or prior to Closing, terminate or settle all Affiliate Agreements (as defined in the Merger Agreement), other than those set forth in the applicable section of the Vieco USA Disclosure Letter, without further liability to NextGen, Vieco USA or any of its subsidiaries;

•        prior to the Closing, effect, or cause its subsidiaries to effect, all transfers and take all such actions as are necessary so that the Vieco USA Pre-Closing Restructuring will be consummated prior to the Closing, and will provide NextGen reasonable time to review and comment on the documents effecting the Pre-Closing Restructuring Plan (as defined in the Merger Agreement) and will consider in good faith any comments received in writing from NextGen relating thereto;

•        during the Interim Period, not, and to instruct and use its commercially reasonable efforts to cause its subsidiaries and representatives to not, (i) solicit, initiate or participate in any negotiations with any person with respect to alternative transactions, or provide any non-public information or data concerning Vieco USA or any of its subsidiaries to any person relating to such alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to an alternative transaction. From and after the date of the Merger Agreement, Vieco USA will, and will instruct its officers and directors to, and Vieco USA will instruct and use commercially reasonable efforts to cause its representatives, its subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to certain alternative transactions (other than NextGen and its representatives). Vieco USA will promptly notify NextGen if any person makes any written proposal, offer or inquiry with respect to an alternative transaction and provide NextGen with a description of the material terms and conditions thereof to the extent that such disclosure would not result in breach of Vieco USA’s confidentiality obligations that are in existence as of the date of the Merger Agreement. Vieco USA and its subsidiaries and their respective representatives will not be restricted with respect to any actions taken in connection with (i) the Vieco USA Pre-Closing Restructuring and (ii) preliminary discussions with potential financing sources related to the arrangement of financing in order to facilitate the consummation of the transactions contemplated by the Merger Agreement or for the financing of NextGen following the Closing; and

•        within 30 days following the date of the Merger Agreement, will, or will cause its subsidiaries to, use commercially reasonable efforts to effect all transfers and cancellations, and take all such other actions, as are reasonably necessary to ensure that neither Vieco USA nor any of its subsidiaries has a “direct interest” (as defined in the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia) (“FATA”)) in SAS at Closing (the “SAS Divestment”), and will provide NextGen with reasonable time to review and comment on the documents effecting the divestment and will consider in good faith any comments received in writing from NextGen relating thereto.

Joint Covenants of NextGen and Vieco USA

In addition, each of NextGen and Vieco USA has agreed, among other things, to take certain actions set forth below.

•        Each of NextGen and Vieco USA will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act;

•        Each of NextGen and Vieco USA will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement;

•        Each of NextGen and Vieco USA will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement;

•        NextGen will cooperate in good faith with the antitrust authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by the Merger Agreement as soon as practicable and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any antitrust authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with Vieco USA’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a governmental order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of Vieco USA or NextGen or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of Vieco USA or NextGen and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated by the Merger Agreement;

•        Vieco USA will as promptly as practicable after the Closing Date (and in any event within five calendar days after the Closing Date) prepare and file any notifications pursuant to 22 C.F.R. §122 with the United States Department of State Directorate of Defense Trade Controls (“DDTC”);

•        Each of NextGen and Vieco USA will use its commercially reasonable efforts to take all actions necessary, proper or advisable, as determined by each such party in its reasonable discretion, to consummate the transaction contemplated by the Merger Agreement, including, with respect to the filing to be made pursuant to the Merger Agreement, and any other requests, inquiries, actions or other proceedings by or from governmental authorities, including any permits or governmental authorizations required by the Communications Act of 1934 or otherwise by the Federal Communications Commission (the “FCC”); Vieco USA will notify NextGen of any applications to acquire, reinstate, or replace any permits or governmental authorizations issued by the FCC as soon as practicable after filing such applications;

•        Each of NextGen and Vieco USA will (and, to the extent required, shall cause its controlled affiliates to) (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary waiver, clearance, approval, consent, permits, orders, authorization or governmental authorization under laws prescribed or enforceable by any governmental authority, for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement, including by NextGen using its commercially reasonable efforts to seek written confirmation from the United Kingdom Investment Security Unit that the transactions contemplated by the Merger Agreement are unlikely to be called in under the NSIA notwithstanding any requirement to notify the transactions under that NSIA not having commenced as of the date of the Merger Agreement; and (ii) cooperate fully with each other in the defense of such matters;

•        To the extent not prohibited by law, Vieco USA will promptly furnish to NextGen, and NextGen will promptly furnish to Vieco USA, copies of any notices or written communications received by such party or any of its affiliates from any third party or any governmental authority with respect to the transactions contemplated by the Merger Agreement, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its affiliates to any governmental authority concerning the transactions contemplated by the Merger Agreement;

•        NextGen will have the option, but not the obligation, to give and maintain any notice under the FATA or take any other action reasonably necessary to satisfy the applicable condition set forth in the Merger Agreement after it has in good faith and acting reasonably, following consultation with Vieco USA, determined that the SAS Divestment will not occur within 30 days following the date of the Merger Agreement and considered any comments received in writing from Vieco USA relating thereto;

•        Each of Vieco USA, on the one hand, and NextGen, on the other, shall be responsible for and pay one-half of the filing fees payable to the antitrust authorities in connection with the transactions contemplated by the Merger Agreement;

•        (i) NextGen and Vieco USA will jointly prepare and NextGen will file with the SEC mutually acceptable materials, including the proxy statement and (ii) NextGen will prepare and file with the SEC the Registration

Statement (as defined below) in connection with the registration under the Securities Act of (a) the shares of Virgin Orbit common stock and warrants to be issued in connection with the Domestication and (b) the shares of Virgin Orbit common stock that constitute the Stock Consideration;

•        Each of NextGen and Vieco USA will use its commercially reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement;

•        NextGen will use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Merger Agreement, and Vieco USA will furnish all information as may be reasonably requested in connection with any such action;

•        Each of NextGen and Vieco USA agrees to furnish to the other party all information concerning itself, its subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of NextGen, Vieco USA or their respective subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•        NextGen shall be responsible for and pay one-hundred percent (100%) of the filing fee payable to the SEC for filing the proxy statement/registration statement;

•        NextGen will, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) disseminate the Registration Statement to shareholders of NextGen, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Transaction Proposals, in each case in accordance with its governing documents then in effect and Nasdaq Listing Rule 5620(b) (such meeting to be held on a date no later than 30 business days following the date the Registration Statement is declared effective), (iii) solicit proxies from the holders of public shares of NextGen to vote in favor of each of the Transaction Proposals, and (iv) provide its shareholders (including the holders of NextGen Class A ordinary shares) with the opportunity to elect to effect a redemption;

•        Vieco USA will use its commercially reasonable efforts to solicit and obtain the requisite stockholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Vieco USA Stockholder Approval”), either by (i) irrevocable written consent of the Vieco USA Stockholder sufficient to obtain Vieco USA Stockholder Approval promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders (but in any event no later than 2 business days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders), or (ii) in the event Vieco USA determines it is unable to obtain such written consent, by calling and holding a meeting of the stockholders of Vieco USA for the purpose of voting solely upon the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, promptly after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders (but in any event no later than 2 business days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders);

•        NextGen and Vieco USA will each, and will each cause their respective subsidiaries to use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of NextGen, Vieco USA, or their respective affiliates are required to obtain in order to consummate the Merger and take such other action as may be reasonably necessary or reasonably requested by another party to satisfy the conditions to the Closing of the Merger set forth in the Merger Agreement or otherwise to comply with the Merger Agreement or to consummate the transactions contemplated thereby;

•        Each of Vieco USA and NextGen will, prior to the Effective Time, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Vieco USA common stock or acquisitions of shares of Virgin Orbit common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•        Each of Vieco USA and NextGen will each, and will each cause their respective subsidiaries and affiliates (as applicable) and its and their representatives and, in the case of the Vieco USA, Vieco 10 Limited and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement, including the PIPE Investment; and

•        NextGen will use its commercially reasonable efforts to, and will instruct its financial advisors to, keep Vieco USA and its financial advisors reasonably informed with respect to the PIPE Investment and material changes in the rotation of NextGen’s Class A ordinary shares during such period, including by (i) providing regular updates and (ii) reasonably consulting and cooperating with, and considering in good faith any feedback from, Vieco USA or its financial advisors with respect to such matters during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

Closing Conditions

The consummation of the Merger is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived by the applicable parties to the Merger Agreement, the Merger may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Vieco USA and NextGen to consummate the Merger are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy NextGen’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents, transaction expenses of NextGen and the payment of any deferred underwriting commissions being held in the trust account (such amount, the “Trust Amount”) plus the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing, is equal to at least $200.0 million (the “Minimum Cash Condition”). If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the dollar value of such purchase, the “Additional Equity Amount”). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed $200.0 million, then the Minimum Cash Condition will be deemed satisfied.

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may (to the extent permitted by applicable law) be waived in writing by all of such parties:

•        the approval of the Transaction Proposals by NextGen’s shareholders will have been obtained (the “NextGen Shareholder Approval”);

•        Vieco USA Stockholder Approval shall have been obtained;

•        the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•        the waiting period or periods under the HSR Act and any other required regulatory approval set forth on the Vieco USA Disclosure Letter applicable to the transactions contemplated by the Merger Agreement and the (i) Sponsor Support Agreement, (ii) Stockholder Support Agreement, (iii) Confidentiality Agreement, (iv) Registration Rights Agreement and (v) Stockholders’ Agreement (clauses (i), (ii), (iii), (iv) and (v), collectively, the “Ancillary Agreements”) will have been obtained, expired or been terminated, as applicable;

•        if a transaction contemplated by the Merger Agreement or any part thereof is a “notifiable acquisition” pursuant to section 6 of the NSIA that requires approval pursuant to section 13 of the NSIA as in force at the relevant time, such transaction is approved by the U.K. Secretary of State pursuant to the NSIA;

•        the first to occur of (i) NexGen receiving a “no objection notification” under the FATA from the Treasurer of the Commonwealth of Australia (or a delegate) to the effect that the Commonwealth Government does not object to the acquisition by NextGen of a “direct interest” under the FATA in SAS as a result of the Merger either unconditionally or subject to conditions that are reasonably acceptable to NextGen and Vieco USA, (ii) the Treasurer of the Commonwealth of Australia ceasing to have the power to make an order or decision contemplated by section 77(1) or (2) of the FATA in relation to the acquisition by NextGen of a “direct interest” in SAS as a result of the Merger, and (iii) as a result of the SAS Divestment, the Merger will not, or ceases to, result in any action by NextGen that is (a) both a “significant action” and a “notifiable action” under the FATA or (b) a “notifiable national security action” under the FATA;

•        there will not (i) be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator (a “Governmental Order”)), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), enjoining or otherwise prohibiting the consummation of the Merger, and (ii) have been adopted following the date of the Merger Agreement any law or regulation that would result in the consummation of the Merger being illegal or otherwise prohibited;

•        the Minimum Cash Condition. For more information, see the section entitled “— Minimum Cash Condition” above;

•        NextGen will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment amount actually received by NextGen prior to or substantially concurrently with the Closing); and

•        the shares of Virgin Orbit common stock to be issued in connection with the Merger will have been approved for listing on Nasdaq.

Conditions to the Obligations of NextGen and Merger Sub

The obligations of NextGen and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by NextGen and Merger Sub:

•        certain of the representations and warranties of Vieco USA pertaining to the capitalization of Vieco USA will be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated by (except with respect to the first sentence of Section 6.1 of the Merger Agreement) or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•        each of the Vieco USA Fundamental Representations (other than the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated by (except with respect to the first sentence of Section 6.1 of the Merger Agreement) or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•        the representation and warranty of Vieco USA on absence of changes contained in the Merger Agreement will be true and correct in all respects as of the Closing Date as though made on and as of such date;

•        each of the other representations and warranties of Vieco USA contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Vieco USA Material Adverse Effect; provided, that, for purposes of Section 9.2(a) of the Merger Agreement, no Event that is expressly contemplated by the Pre-Closing Restructuring Plan will be deemed to constitute an inaccuracy in or breach of any Veico USA’s representations and warranties;

•        each of the covenants of Vieco USA to be performed or complied with as of or prior to the Closing will have been performed or complied with in all material respects; provided, that for purposes of Section 9.2(b) of the Merger Agreement, a covenant of Vieco USA will only be deemed to have not been performed or complied with if Vieco USA has failed to perform or comply with any such covenant in any material respect and failed to cure such failure to perform or comply within twenty (20) days after notice of such breach (or if earlier, three (3) business days prior to the Agreement End Date (as defined herein)); and

•        the Vieco USA Pre-Closing Restructuring will have been completed prior to the Closing.

Conditions to the Obligations of Vieco USA

The obligation of Vieco USA to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Vieco USA:

•        each of the representations and warranties of NextGen regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated by (except with respect to the first sentence of Section 7.5 of the Merger Agreement) or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•        each of the NextGen Fundamental Representations (other than the capitalization representations referenced above) will be true and correct in all material respects, in each case as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated by (except with respect to the first sentence of Section 7.5 of the Merger Agreement) or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•        the representation and warranty of NextGen regarding absence of changes will be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date;

•        each of the other representations and warranties of NextGen contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on NextGen or NextGen’s ability to consummate the transactions contemplated by the Merger Agreement;

•        each of the covenants of NextGen to be performed or complied with as of or prior to the Closing will have been performed and complied with in all material respects; provided, that for purposes of Section 9.3(b) of the Merger Agreement, a covenant of NextGen will only be deemed to have not been performed or complied with if NextGen has failed to perform or comply with any such covenant in any material respect and failed to cure such failure to perform or comply within twenty (20) days after notice of such breach (or if earlier, three (3) business days prior to the Agreement End Date); and

•        the Domestication will have been completed and a time-stamped copy of the certificate issued by the Secretary of State of Delaware in relation thereto will be delivered to Vieco USA.

Termination; Effectiveness

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•        by the mutual written consent of Vieco USA and NextGen;

•        by Vieco USA or NextGen if any Governmental Order has become final and nonappealable and has the effect of making the consummation of the Merger illegal or otherwise prohibiting consummation of the Merger, provided the Governmental Authority issuing such Governmental Order has jurisdiction over Vieco USA and NextGen with respect to the transactions contemplated by the Merger Agreement, or if there shall be adopted following the date of the Merger Agreement any law or regulation that would result in the consummation of the Merger being illegal or otherwise prohibited;

•        by Vieco USA if the NextGen Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at a meeting of NextGen’s shareholders duly convened therefor or at any adjournment thereof;

•        by Vieco USA if there has been a modification in recommendation of the board of directors of NextGen with respect to any of the Transaction Proposals;

•        by written notice to Vieco USA from NextGen in the event of certain uncured breaches on the part of Vieco USA or if the Closing has not occurred on or before May 23, 2022 (the “Agreement End Date”), unless NextGen is in material breach of the Merger Agreement, provided, however, that if, as of the Agreement End Date, all of the conditions, other than those relating to certain regulatory approvals having been obtained and those conditions that by their nature are to be satisfied at the Closing, are satisfied or, if permissible, waived, then NextGen shall have the right to, by providing written notice to Vieco USA prior to the Agreement End Date, extend the Agreement End Date for one period of three (3) months;

•        by NextGen, if the Vieco USA Stockholder Approval has not been obtained within two business days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

•        by written notice to NextGen from Vieco USA in the event of certain uncured breaches on the part of NextGen or Merger Sub or if the Closing has not occurred on or prior to the Agreement End Date, unless Vieco USA is in material breach of the Merger Agreement, provided, however, that if, as of the Agreement End Date, all of the conditions, other than those relating to certain regulatory approvals having been obtained and those conditions that by their nature are to be satisfied at the Closing, are satisfied or, if permissible, waived, then Vieco USA shall have the right to, by providing written notice to NextGen prior to the Agreement End Date, extend the Agreement End Date for one period of three (3) months.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Vieco USA, NextGen or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties to the Merger Agreement with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Virgin Orbit will, upon the consummation of the Merger and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Vieco USA and pay or cause to be paid any transaction expenses of NextGen or its affiliates (including the Sponsor, which includes any outstanding amounts under any working capital loans, subject to a $1.5 million cap on the repayment of any such working capital loans). NextGen and Vieco USA will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Certain Engagements in Connection with the Business Combination and Related Transactions

Goldman Sachs & Co. LLC (“Goldman Sachs”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) are acting as co-placement agents to NextGen in connection with the PIPE Investment. In addition, Goldman Sachs is acting as exclusive financial advisor to NextGen in connection with the proposed Business Combination. Goldman Sachs has received fees and expense reimbursements in connection therewith. Goldman Sachs was also an underwriter on the initial public offering of NextGen and will receive a fee upon consummation of the Business Combination in connection therewith. Credit Suisse is also acting as exclusive financial advisor to Virgin Orbit in connection with the proposed Business Combination and as lead capital markets advisor to Virgin Orbit. Credit Suisse has received fees and expense reimbursements in connection therewith. Credit Suisse was also an underwriter on the initial public offering of NextGen and will receive a fee upon consummation of the Business Combination in connection therewith. Rothschild & Co was retained as an additional financial advisor to NextGen for the purpose of providing a fairness opinion in connection with the proposed Business Combination, which was requested by NextGen’s board of directors. Rothschild & Co will receive an aggregate fee of approximately $1,000,000 from NextGen for its services, $250,000 of which became payable upon delivery of Rothschild & Co’s opinion and $750,000 of which is contingent upon the consummation of the Merger contemplated by the Merger Agreement. In connection with such engagements, the fees and expense reimbursements received by Goldman Sachs, Credit Suisse and Rothschild & Co (or their respective affiliates) are subject to the terms and conditions of their respective engagement letters with NextGen and Virgin Orbit, as applicable. In addition, NextGen signed engagement letters with Goldman Sachs, Credit Suisse and Rothschild & Co waiving any conflicts and acknowledging their respective roles described above. Credit Suisse also signed an engagement letter with Virgin Orbit waiving any conflicts and acknowledging its role described above.

In addition, Goldman Sachs (together with its affiliates) and Credit Suisse (together with its affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Goldman Sachs, Credit Suisse and their respective affiliates may provide investment banking and other commercial dealings to NextGen, Virgin Orbit and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Goldman Sachs, Credit Suisse and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of NextGen or Virgin Orbit, or their respective affiliates. Goldman Sachs, Credit Suisse and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of such related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Stockholders’ Agreement

Board Composition

The Merger Agreement contemplates that, at the Closing, Virgin Orbit will enter into the Stockholders’ Agreement with the Requisite Vieco USA Stockholder (together with any individuals or entities that thereafter become party to the agreement, the “Voting Parties”), pursuant to which, among other things, the Voting Parties will agree to take all necessary action to cause the Virgin Orbit Board to be comprised of seven directors effective immediately following the effective time of the Merger, four of whom (the “VO designees”) will initially be            ,            ,            and            and will thereafter be designated by the Requisite Vieco USA Stockholder for as long as the Requisite Vieco USA Stockholder beneficially owns a number of shares of Virgin Orbit common stock representing at least 50% of the number of shares beneficially owned by the Requisite Vieco USA Stockholder immediately following the effective time of the Merger (provided that if such percentage falls below (w) 50%, the Requisite Vieco USA Stockholder will have the right to designate only three directors, (x) 25%, the Requisite Vieco USA Stockholder will have the right to designate only two directors, (y) 10%, the Requisite Vieco USA Stockholder will have the right to designate only one director, and (z) 5%, the Requisite Vieco USA Stockholder will not have the right to designate any directors).

As long as the Requisite Vieco USA Stockholder is entitled to designate four directors for election to the Virgin Orbit Board, the Voting Parties and Virgin Orbit shall take all necessary action to cause the Chairperson of the Board to be an individual chosen by the Requisite Vieco USA Stockholder, who shall initially be            . Except as otherwise set forth in the Stockholders’ Agreement, the Virgin Orbit Board shall determine the Chairperson of the Virgin Orbit Board.

The Virgin Orbit Board may from time to time by vote or resolution establish and maintain one or more committees of the Virgin Orbit Board, each committee to consist of one or more VO designees. Subject to applicable laws, stock exchange regulations and applicable listing requirements, the Requisite Vieco USA Stockholder shall have the right to have one VO designee appointed to serve on each committee of the Virgin Orbit Board for so long as the Vieco USA Stockholder is entitled to designate at least two directors to the Virgin Orbit Board. The Voting Parties and Virgin Orbit shall take all necessary action to cause the initial composition of certain committees of the Virgin Orbit Board to be agreed between the Requisite Vieco USA Stockholder and Virgin Orbit. The Virgin Orbit Board may dissolve any committee or remove any member of a committee at any time, provided that, for so long as the Requisite Vieco USA Stockholder is entitled to designate at least two directors to the Virgin Orbit Board, following any such removal, the Requisite Vieco USA Stockholder shall have the right to maintain at least one VO designee serving on such committee.

Resignation; Removal; Vacancies

Upon any decrease in the number of directors that the Requisite Vieco USA Stockholder is entitled to designate for nomination to the Virgin Orbit Board, the Requisite Vieco USA Stockholder shall take all necessary action to cause the appropriate number of designees to offer to tender their resignation, effective as of the next annual meeting of stockholders of Virgin Orbit. If as a result of changes in ownership by the Requisite Vieco USA Stockholder of Virgin Orbit common stock such that there are any seats on the Virgin Orbit Board for which the Requisite Vieco USA Stockholder does not have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and with the organizational documents of Virgin Orbit then in effect.

The Requisite Vieco USA Stockholder will have the exclusive right to remove one or more of the VO designees from the Virgin Orbit Board and the Requisite Vieco USA Stockholder will have the exclusive right to designate directors for election to the Virgin Orbit Board to fill vacancies created by reason of death, removal or resignation of VO designees (in each case, so long as the Requisite Vieco USA Stockholder retains its right to designate a director to such seat on the Virgin Orbit Board by virtue of its ownership levels of Virgin Orbit common stock).

Voting; Necessary Actions

In addition, pursuant to the Stockholders’ Agreement, each of Virgin Orbit and the Voting Parties will agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with the Stockholders’ Agreement) that would frustrate, obstruct or otherwise affect the provisions of the Stockholders’ Agreement and the intention of the parties thereto with respect to the composition of the Virgin Orbit Board as therein stated. Each Voting Party, to the extent not prohibited by the certificate of incorporation of Virgin Orbit as then in effect, will vote all of its shares of Virgin Orbit common stock held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Virgin Orbit Board those individuals designated in accordance with the Stockholders’ Agreement and to otherwise effect the intent of the provisions of the Stockholders’ Agreement.

The Stockholders’ Agreement contains certain provisions intended to maintain, following the consummation of the Merger, the Company’s qualification as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c).

Requisite Vieco USA Stockholder Approval Rights; Limitations

Pursuant to the Stockholders’ Agreement, among other things, the Requisite Vieco USA Stockholder will also have certain approval rights with respect to significant corporate transactions as contemplated thereby (subject to certain ownership thresholds with respect to voting securities of Virgin Orbit), which will require the prior written consent of the Requisite Vieco USA Stockholder before any such action is taken by Virgin Orbit or any of its subsidiaries, in each case, in accordance with the terms and subject to the conditions contemplated by the Stockholders’ Agreement.

Pursuant to the Stockholders’ Agreement, the Requisite Vieco USA Stockholder’s approval rights include:

(A) For so long as the Requisite Vieco USA Stockholder is entitled to designate two directors to the Virgin Orbit Board under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or the Virgin Orbit Board as required by law, Virgin Orbit and its subsidiaries must obtain the Requisite Vieco USA Stockholder’s prior written consent to engage in:

•        any business combination or similar transaction;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or related transaction; or

•        an issuance of capital stock in excess of 5% of the then issued and outstanding shares of Virgin Orbit or its subsidiaries, other than issuances upon the exercise of options in accordance with their respective terms.

(B) For so long as the Requisite Vieco USA Stockholder is entitled to designate three directors to the Virgin Orbit Board under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or the Virgin Orbit Board as required by law, Virgin Orbit and its subsidiaries must obtain the Requisite Vieco USA Stockholder’s prior written consent to engage in:

•        a business combination or similar transaction having a FMV of $10.0 million or more;

•        a non-ordinary course sale of assets or equity interest having a FMV of $10.0 million or more;

•        a non-ordinary course acquisition of any business or assets having a FMV of $10.0 million or more;

•        an acquisition of equity interests having a FMV of $10.0 million or more;

•        approval of any non-ordinary course investment having a FMV of $10.0 million or more, other than any investment expressly contemplated by the annual operating budget of Virgin Orbit then in effect;

•        an issuance or sale of any capital stock of Virgin Orbit or its subsidiaries, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of capital stock of Virgin Orbit;

•        making any dividends or distribution to the stockholders of Virgin Orbit other than redemptions and those made in connection with the cessation of services of employees;

•        incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or similar transaction;

•        transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;

•        increasing or decreasing the size of the Virgin Orbit Board; or

•        engaging of any professional advisors for any of the foregoing matters listed in this section (B).

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, NextGen, the Sponsor, Vieco USA and the Persons set forth on Schedule I thereto entered into the Sponsor Support Agreement, dated as of August 22, 2021, a copy of which is attached to this proxy statement/prospectus as Annex B. Pursuant to the Sponsor Support Agreement, the Sponsor and the Sponsor Parties agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Support Agreement.

The Sponsor and the Sponsor Parties also agreed not to (a) sell or otherwise dispose of, or agree to sell or dispose of, directly or indirectly, any Lock-up Shares held by the Sponsor and the Sponsor Parties immediately after the Closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), for the Lock-up Period, subject to certain exceptions. If (i) at least 120 days have elapsed since the Closing and (ii) the 180 Day Lock-up Period is scheduled to end during a blackout period or within five trading days prior to a blackout period, the 180 Day Lock-up Period will end ten trading days before the start of the blackout period, subject to certain conditions.

In addition, the Sponsor has agreed that the Sponsor Earnback Shares and the Sponsor Earnback Warrants (together, the “Sponsor Earnback Securities”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during Earnback Period, (i) Earnback Triggering Event I occurs, (ii) Earnback Triggering Event II occurs or (iii) there is a change of control of Virgin Orbit that results in the holders of Virgin Orbit common stock receiving a price per share equal to, or in excess of, the applicable vesting price per share for the Earnback Triggering Events. Any Sponsor Earnback Securities that remain unvested after the fifth anniversary of the Closing will be forfeited.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the termination of the Merger Agreement if the Closing does not occur, (b) the consummation of a change of control transaction following the Closing, (c) the written agreement of NextGen, Vieco USA and such Sponsor and (d) the later to occur of (i) the expiration of the Lock-up Period and (ii) the earlier to occur of (A) the occurrence of Earnback Triggering Event II during the time period between the date of the Merger Agreement and the five-year anniversary of the Closing Date and (B) the fifth anniversary of the Closing. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.

Stockholder Support Agreement

In connection with the execution of the Merger Agreement, NextGen entered into a support agreement with Vieco USA and the Requisite Vieco USA Stockholder, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Stockholder Support Agreement”). Pursuant to the Stockholder Support Agreement, the Requisite Vieco USA Stockholder agreed to, among other things, vote to adopt and approve, upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part being declared effective and delivered or otherwise made available to stockholders, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Stockholder Support Agreement.

The Requisite Vieco USA Stockholder also agreed not to (a) sell or otherwise dispose of, or agree to sell or dispose of, directly or indirectly, any Lock-up Shares held by the Requisite Vieco USA Stockholder immediately after the Closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b), for the Lock-up Period, subject to certain exceptions. If (i) at least 120 days have elapsed since the Closing and (ii) the 180 Day Lock-up Period is scheduled to end during a blackout period or within five trading days prior to a blackout period, the 180 Day Lock-up Period will end ten trading days before the start of the blackout period, subject to certain conditions.

The Stockholder Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the termination of the Merger Agreement if the Closing does not occur, (b) the written agreement of NextGen, Vieco USA and such Sponsor and (c) the expiration of the Lock-up Period. Upon such termination of the Stockholder Support Agreement, all obligations of the parties under the Stockholder Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Stockholder Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Stockholder Support Agreement prior to such termination.

Registration Rights Agreement

The Merger Agreement contemplates that, prior to or concurrently with the Closing, Virgin Orbit, the Sponsor and the Vieco USA Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which Virgin Orbit will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Virgin Orbit common stock and other equity securities of Virgin Orbit that are held by the parties thereto from time to time, subject to the restrictions on transfer therein.

The Registration Rights Agreement amends and restates the registration rights agreement by and among NextGen, the Sponsor and the other parties thereto, dated March 22, 2021 and entered into in connection with NextGen’s initial public offering. The Registration Rights Agreement will terminate with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein).

Trademark License Agreement

Since 2017, Virgin Orbit, LLC has possessed certain exclusive and non-exclusive rights to use the name and brand “Virgin Orbit” and the Virgin signature logo. On August 22, 2021 and in connection with the execution of the Merger Agreement, Virgin Orbit, LLC, VEL and NextGen agreed that the trademark license agreement with VEL would, effective on the consummation of the Business Combination, be amended and restated and novated to Virgin Orbit in order for Virgin Orbit to continue to have these certain rights to the “Virgin Orbit” name and brand and the Virgin signature logo following consummation of the Business Combination. The rights of Virgin Orbit under the amended and restated trademark license (the “Amended TMLA”) are subject to certain reserved rights and pre-existing licenses granted by VEL to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on the Virgin Orbit Board, such as Vieco 10’s right to designate directors to the Virgin Orbit Board under the Stockholders’ Agreement, under the Amended TMLA, Virgin Orbit has agreed to provide VEL with the right to appoint one director to the Virgin Orbit Board (provided the designee is qualified to serve on the Virgin Orbit Board under all applicable corporate governance policies and regulatory and Nasdaq requirements).

Unless terminated earlier, the Amended TMLA will have an initial term of 10 years from the date of the consummation of the Business Combination, subject to up to two additional 10-year renewals at VEL’s option. The Amended TMLA may be terminated by VEL upon the occurrence of a number of specified events, including if:

•        we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);

•        our use of the Virgin brand or our conduct has been or is likely to be damaging to the Virgin brand;

•        we use the brand name “Virgin Orbit” outside of the scope of the activities licensed under the Amended TMLA without VEL’s prior written consent;

•        we become insolvent;

•        we undergo a change of control;

•        we fail to make use of the “Virgin Orbit” brand to conduct our business;

•        we challenge the validity of, or entitlement of VEL to use or license, the “Virgin” brand;

•        if we fail to undertake any satellite launch services for paying customers for a specified period (other than in connection with addressing a launch failure);

•        any catastrophic failure or accident occurs involving any of our rockets, air-borne vehicles or launch systems that leads to death; or

•        our operation of our rockets, air-borne vehicles or launch systems gives rise to any material safety issues.

Upon any termination or expiration of the Amended TMLA, we will (unless otherwise agreed with VEL) have 20 business days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.

Pursuant to the terms of the Amended TMLA, we will be obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of our and our subsidiaries’ gross sales and (b)(i) for each of the first four quarters after our commercial launch , a mid-six figure amount in dollars; (ii) for each of the next four quarters (i.e the fifth through eighth quarter after our commercial launch), a high-six figure amount in dollars; (iii) for each of the next four quarters (i.e. the ninth through twelfth quarter after our commercial launch), a low-seven figure amount in dollars; and (iv) thereafter, for each subsequent quarter, a slightly higher low-seven figure amount in dollars, which will increase in correlation with the consumer price index on each anniversary of our commercial launch, beginning with the fourth anniversary. In relation to certain sponsorship opportunities, a higher, low-double-digit percentage royalty on related gross sales applies.

The Amended TMLA also contains, among other things, customary indemnification provisions in favor of VEL, representations and warranties made by us, information rights of VEL and restrictions on our and our affiliates’ ability to apply for or obtain registration for any intellectual property similar to that licensed to us pursuant to the Amended TMLA. Furthermore, VEL is generally responsible for the protection, maintenance and enforcement of the licensed intellectual property, including the Virgin brand.

All Virgin and Virgin-related trademarks are owned by VEL and our use of such trademarks will be subject to the terms of the Amended TMLA, including our adherence to VEL’s quality control guidelines and granting VEL customary audit rights over our use of the licensed intellectual property.

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, NextGen entered into the Initial Subscription Agreements, pursuant to which the respective PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of Virgin Orbit common stock at $10.00 per share for an aggregate commitment amount of $100,000,000. Under the Merger Agreement, NextGen may enter into Subsequent Subscription Agreements on substantially similar terms to the Initial Subscription Agreements, subject to the consent of Vieco USA. The obligation of the parties to consummate the purchase and sale of the shares covered by the Subscription Agreements is conditioned upon, among other customary closing conditions, the conditions to the closing of the Business Combination having been satisfied. In the event the Minimum Cash Condition is not satisfied, the Business Combination would not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. If Vieco USA and NextGen waive the Minimum Cash Condition, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement, which, to the extent such claim is successful and such option is exercised, would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

The Subscription Agreements provide for certain registration rights with respect to the PIPE Investors. In particular, Virgin Orbit is required to, as soon as practicable but no later than 30 business days following the Closing, submit to or file with the SEC a registration statement registering the resale of such shares. Additionally, Virgin Orbit is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing date thereof, (ii) the first anniversary of the date of the Subscription Agreements, (iii) the 10th business day after the date Virgin Orbit is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review and (iv) the 90th calendar day following the Closing. Virgin Orbit must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (i) the date the PIPE Investors no longer hold any registrable shares, (ii) the date all registrable shares held by the PIPE Investors may be sold without restriction under Rule 144 under the Securities Act and (iii) three years from the date of effectiveness of the registration statement.

Additionally, pursuant to the Subscription Agreements, the respective PIPE Investors agreed to waive any and all right, title and interest or any claim of any kind it has or may have in the future, in or to any monies held in the trust account. The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Subscription Agreement and the Company; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement fail to occur; and (d) the Agreement End Date, subject to a three-month extension at either NextGen’s or Vieco USA’s option if all conditions under the Merger Agreement, other than those relating to certain regulatory approvals having been obtained, are satisfied.

Background to the Business Combination

NextGen is a blank check company incorporated on January 11, 2021, as a Cayman Islands exempted company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The proposed Business Combination was the result of an extensive search for a potential transaction using the networks of our management team, including our board of directors and senior advisors, as well as our underwriters. The terms of the Merger Agreement were the result of extensive negotiations between NextGen and Vieco USA. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.

On January 18, 2021, our Sponsor subscribed for an aggregate of 11,500,000 NextGen Class B ordinary shares, par value $0.0001 per share, for an aggregate purchase price of $25,000, or approximately $0.0022 per share. On March 22, 2021, our Sponsor cancelled an aggregate of 1,437,500 NextGen Class B ordinary shares, thereby reducing the aggregate number of NextGen Class B ordinary shares held by our Sponsor to 10,062,500, which is equivalent to a purchase price of approximately $0.0025 per share. On March 25, 2021, NextGen completed its initial public offering of 35,000,000 units, at a price of $10.00 per unit (the “NextGen units”), and on April 13, 2021, pursuant to the underwriters’ partial exercise of the over-allotment option, the underwriters purchased an additional 3,259,457 units, at a price of $10.00 per unit, generating gross proceeds of $382,594,570 (inclusive of the partial exercise by the underwriters of the over-allotment option) before transaction costs (including deferred underwriting expenses to be paid upon the completion of NextGen’s initial business combination). The underwriters’ forfeiture of the remaining over-allotment option resulted in our Sponsor’s forfeiture of 497,636 NextGen Class B ordinary shares, resulting in our Sponsor holding 9,564,864 NextGen Class B ordinary shares.

Each NextGen unit consisted of one NextGen Class A ordinary share and one-fifth of one public warrant. Each whole public warrant entitles the holder thereof to purchase one NextGen Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, NextGen completed the private sale of an aggregate of 6,333,333 private placement warrants at a price of $1.50 per warrant to the Sponsor. Simultaneously with the closing of the over-allotment, NextGen consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 434,594 private placement warrants at a price of $1.50 per warrant by the Sponsor. In connection with NextGen’s initial public offering, Goldman Sachs and Credit Suisse acted as underwriters to NextGen, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) acted as U.S. legal advisor to NextGen, and Maples and Calder (Cayman) LLP (“Maples”) acted as Cayman Islands legal advisor to NextGen.

NextGen did not select any business combination target in advance of its initial public offering and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any potential business combination target in advance of its initial public offering. Since the completion of its initial public offering, NextGen considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of NextGen contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the industrial, technology and healthcare sectors, among others. NextGen considered businesses that it believed, among other things, had attractive long-term growth potential, were well-positioned within their industry and would benefit from the broad network and substantial strategic, financial, and operational experience of NextGen’s leadership team. In the process that led to identifying Vieco USA as an attractive investment opportunity, NextGen’s management team considered 45 potential business combination targets and made contact with representatives of 16 such potential combination targets to discuss the potential for a business combination transaction, and entered into non-disclosure agreements with 5 such potential business combination targets, all of which did not contain an exclusivity provision.

Beginning on the week of March 29, 2021, weekly meetings via teleconference were held among members of NextGen’s management team in order to discuss matters relating to NextGen’s initial business combination. Such meetings were intended to allow NextGen’s management team to discuss updates regarding the status of the evaluation of, and outreach to, potential business combination targets, including, but not limited to, Vieco USA. Before entering into the Term Sheet (as defined below) with Vieco USA on April 21, 2021, NextGen’s management team actively pursued several potential business combination targets, conducting preliminary due diligence on, having management meetings with and negotiating terms of potential transactions with such potential business combination targets. After entering into the Confidentiality Agreement (as defined below) with Vieco USA on March 25, 2021, which did not contain an exclusivity provision, NextGen continued to actively pursue 7 other potential business combination targets until April 21, 2021, at which point NextGen agreed to be subject to an exclusivity period with Vieco USA pursuant to the Term Sheet. During this process, NextGen’s management ultimately determined, and the NextGen board of directors agreed, that Vieco USA was the most attractive business combination target they had reviewed, and that the potential business combination with Vieco USA met the primary investment criteria that had been identified by management, as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination” for additional information. For that reason, management decided not to further pursue the other potential business combination targets it had considered.

Vieco USA was initially introduced to NextGen on March 25, 2021 via teleconference with Credit Suisse, in their capacity as Vieco USA’s financial advisor. During such teleconference, Credit Suisse indicated Vieco USA was interested in entering into discussions with NextGen. Later that day, NextGen executed a non-disclosure agreement (the “Confidentiality Agreement”) with Vieco USA. After the Confidentiality Agreement was executed, Vieco USA began providing preliminary confidential information to NextGen regarding Vieco USA and its subsidiaries and their collective business operations.

On March, 25, 2021, NextGen engaged Goldman Sachs to provide M&A advisory services on the potential business combination.

From March 29, 2021 through mid-April 2021, representatives of NextGen held multiple meetings via teleconference and video teleconference and exchanged e-mails with representatives of Vieco USA to discuss Vieco USA’s business operations, including financial information, portfolio of commercial services, technology, commercial strategy, competitive positioning, market opportunity, and the terms of a potential business combination transaction between the parties, including valuation and valuation methodology, subject to further due diligence review of Vieco USA and its business operations by representatives of NextGen.

On March 29, 2021, representatives of NextGen (including George Mattson and Gregory Summe) and representatives of Vieco USA (including Dan Hart, Jim Simpson, and Brita O’Rear) first met in an introductory meeting via videoconference. Vieco USA’s management provided an introductory presentation on Vieco USA that discussed Vieco USA’s corporate history, portfolio of commercial services, competitive positioning and financial summary.

On March 31, 2021, NextGen held a meeting via video teleconference with all of the members of the NextGen board of directors in addition to members of NextGen’s management team, NextGen’s senior advisors and representatives of Goldman Sachs. During the meeting, Gregory Summe, George Mattson, and Patrick Ford provided the members of the NextGen board with a general overview of the pipeline process, including the opportunity for a potential business combination with Vieco USA.

From April 1, 2021 through mid-April 2021, representatives of NextGen and of Vieco USA and their respective advisors held multiple conference calls to discuss the proposed terms of a non-binding term sheet, in addition to the parties’ perspectives on, among other things, the PIPE Investment and subjecting a portion of securities held by the Sponsor to vesting restrictions upon Closing. On April 9, 2021, representatives of NextGen e-mailed to Credit Suisse, as representatives of Vieco USA, a draft of the non-binding term sheet (the “Draft Term Sheet”). NextGen and Vieco USA and their respective representatives then exchanged comments in negotiating the Draft Term Sheet on matters including, among other things, Vieco USA’s enterprise value, target PIPE investment, certain conditions related to the participants in the PIPE Investment, vesting provisions with respect to certain securities held by the Sponsor, and representation on Vieco USA’s board of directors.

On April 1, 2021, representatives of NextGen and of Vieco USA held a meeting via videoconference to discuss follow-up due diligence matters submitted by NextGen related to Vieco USA’s financial model, business plan, and accounting. From April 1, 2021 through mid-April 2021, the NextGen team continued to conduct due diligence as documents were uploaded on a rolling basis to the virtual data room and subsequent requests for production were made to the Vieco USA team and its advisors.

Beginning on April 5, 2021 and running through June 2021, NextGen conducted extensive commercial diligence, which included (i) a detailed review of material contracts, including purchase orders, supplier agreements, engineering agreements, independent contractor agreements and other strategic alliance contracts, (ii) multiple meetings via teleconference or videoconference with key customers of Vieco USA, including Arqit, SatRevolution, and DIU, and written correspondence with NASA (iii) a detailed review of the launch pipeline, supply chain and Vieco USA’s competitive positioning across business segments, (iv) continued review of the financial forecasts of Vieco USA, (v) a visit to Vieco USA’s Long Beach, California manufacturing facility on April 5, 2021, and (vi) a visit to Vieco USA’s launch site in Mojave, California on June 29 and 30, 2021, including a tour of Cosmic Girl, a walkaround of a pre-launch LauncherOne, and a customer reception from initial take-off through successful payload deployment in orbit.

On April 20, 2021, following additional discussion among the parties of the terms of a potential business combination transaction involving NextGen and Vieco USA, NextGen and Vieco USA agreed on a final version of the Draft Term Sheet (the “Term Sheet”).

Effective as of April 21, 2021, Mr. Mattson and Mr. Summe, on behalf of NextGen, and Mr. Hart, on behalf of Vieco USA, executed the agreed non-binding Term Sheet regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving NextGen and Vieco USA, which reflected an enterprise value range of $3.1 to 3.6 billion, with no adjustment for Vieco USA’s cash or debt, and subject to further diligence, and which contemplated that a newly formed, wholly owned subsidiary of NextGen would merge with and into Vieco USA with Vieco USA surviving. Pursuant to the Term Sheet, the total merger consideration would consist of a number of newly issued ordinary shares of NextGen at the Closing, valued at $10.00 per share, in aggregate in an amount equal to the final enterprise value ascribed to Vieco USA by the parties, or if requested by Vieco USA, a portion of the consideration would consist of cash paid to certain equity holders of Vieco USA (to be selected by Vieco USA) in lieu of ordinary shares of NextGen if, in the aggregate, the cash remaining in the trust account after redemptions, and the PIPE Investment proceeds exceeded $500 million. Additionally, pursuant to the Term Sheet, NextGen would assume Vieco USA’s existing equity awards and adopt a customary equity incentive plan for incentive equity issuances after the Closing.

Pursuant to the Term Sheet:

•        The total size of the PIPE Investment was contemplated to be between $250 million and $300 million to be provided by the Sponsor Related PIPE Investors.

•        The parties agreed that the Virgin Orbit Board would be determined by Vieco USA, in consultation with NextGen, prior to the Closing, with one director designated by NextGen in its sole discretion and one director designated by NextGen reasonably acceptable to Vieco USA.

•        Each of Vieco USA and NextGen agreed to be subject to an exclusivity period from the date of the Term Sheet until the earlier of (i) the parties’ mutual agreement in writing to terminate the obligations contained in the Term Sheet, and (ii) June 5, 2021 (subject to extension).

•        Certain securities held by the Sponsor would be subject to vesting restrictions at share price thresholds of $12.50 and $15.00, and the size of each tranche of securities for each such threshold would be 50%.

Following the signing of the Term Sheet, Vieco USA provided certain of NextGen’s advisors with access to a detailed virtual data room. The NextGen team, alongside its advisors and consultants, began to work closely with the Vieco USA team to conduct more detailed cross-functional due diligence across the commercial, technology, legal, regulatory and other functional areas.

In addition to commercial diligence, NextGen also conducted due diligence on Vieco USA’s defense outlook. To assist with the defense due diligence, NextGen engaged a senior national security space expert. As part of the diligence process, the relevant NextGen advisors held multiple calls with Vieco USA which consisted of, among other things, a review of (i) Vieco USA’s defense strategy, (ii) Vieco USA’s LauncherOne technology in the context of defense alternatives, (iii) the benefits of Vieco USA’s approach to launch, and (iv) Vieco USA’s defense pipeline.

In addition to the above diligence matters, NextGen retained third-party consultants and advisors to conduct legal, regulatory, financial, tax and insurance due diligence. As part of its legal diligence, NextGen instructed its legal counsel, Skadden, to conduct certain legal diligence of Vieco USA’s corporate matters, material contracts, employment matters, real property, intellectual property, environmental and litigation matters. NextGen also engaged Jenner & Block LLP (“Jenner & Block”) to review Vieco USA’s government contracts, aerospace and regulatory matters and Johnson Winter & Slattery to review Australian regulatory matters. Following a preliminary review of the documents uploaded to the virtual data room, the NextGen team and its advisors and the Vieco USA team and its advisors held meetings via teleconference to address legal and regulatory diligence matters. Additional diligence calls were held between the NextGen team and its advisors and the Vieco USA team and its advisors on legal and diligence matters.

On April 28, 2021, representatives of Skadden, on behalf of NextGen, and representatives of Latham & Watkins, on behalf of Vieco USA, held a telephone conference call to discuss certain process matters including, among other things, the preparation of definitive transaction documents, legal due diligence, the PIPE Investment and related work streams.

In late April 2021, representatives of NextGen and its advisors held meetings via teleconference and video teleconference to discuss, among other things, updates in the capital markets, Vieco USA’s commercial pipeline, the total addressable market of Vieco USA’s businesses, Vieco USA’s technology, Vieco USA’s supply chain, and financial modeling in connection with the potential business combination.

On May 4, 2021, NextGen began working with a leading global consulting firm to conduct a comprehensive assessment of market size, competitive landscape and Virgin Orbit’s ability to compete across several markets, including commercial and civil launch, defense and space solutions. As part of the process, the consulting firm conducted interviews with satellite operators, competitors, and former government officials, reviewed public and proprietary industry data, and Vieco USA’s internal data. During the month of May, the NextGen team and its advisors continued to conduct due diligence as documents were uploaded on a rolling basis to the virtual data room and subsequent requests for production were made to the Vieco USA team and its advisors. NextGen and its advisors also held meetings via teleconference and video teleconference to discuss, among other things, Vieco USA’s defense business and future outlook, the competitive dynamics of Vieco USA’s business in comparison to other industry participants, an overview of small satellite technology and applications, future development of Vieco USA’s LauncherOne rocket technology, financial and tax matters, and the applicable regulatory frameworks to Vieco USA’s businesses.

On June 3, 2021, NextGen and Vieco USA entered into an amendment to the Term Sheet (the “Term Sheet Extension”) pursuant to which NextGen and Vieco USA agreed to extend the exclusivity period under the Term Sheet until July 5, 2021.

On June 8, 2021, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, and counsel to the Placement Agents an initial draft of the form of Subscription Agreement based on the terms of the Term Sheet, as updated by subsequent discussions, pursuant to which the PIPE Investors would agree to purchase shares of Virgin Orbit common stock at $10.00 per share, with each such purchase being consummated substantially concurrently with the closing of the Merger, subject to the terms and conditions set forth therein. The parties negotiated the terms of the form of the Subscription Agreement, exchanging multiple drafts thereof, before an agreed upon draft of the form of the Subscription Agreement was posted to the virtual data room on August 4, 2021 to be viewed and commented on by the PIPE Investors. The principal terms negotiated related to, among other things, (i) whether and under what conditions the PIPE Investors would be able to refuse to consummate the transactions consummated by the Subscription Agreement and (ii) the terms and conditions of any registration rights to be granted to the PIPE Investors pursuant to the Subscription Agreements.

On June 11, 2021, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, an initial draft of the Merger Agreement based on the terms of the Term Sheet, as updated by subsequent discussions, which contemplated, among other things, that NextGen would domesticate as a Delaware corporation in connection with and prior to the Closing. The final documentation, including with respect to transaction structure, mechanics relating to the treatment in the Merger of certain of Vieco USA’s outstanding securities (such as Vieco USA’s options and stock appreciation rights), restrictions on the conduct of Vieco USA’s business between signing and Closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to closing and termination rights of the parties, arrangements with Vieco USA’s officers and employees and certain other terms and conditions, the details of which were not fully addressed in the Term Sheet, required additional negotiation by the parties. See the section entitled “BCA Proposal — The Merger Agreement” for additional information.

On June 15, 2021, NextGen held a meeting via video teleconference with all members of the NextGen board of directors, senior advisors, and NextGen’s management team and representatives of Goldman Sachs and Skadden. During the meeting, members of NextGen’s management team including Mr. Summe and Mr. Mattson, with assistance from NextGen’s advisors, provided the members of NextGen’s board of directors and senior advisors with (i) a summary of the due diligence conducted on Vieco USA to date, (ii) an overview of Dr. Ash Carter’s review of Vieco USA’s strategy for the defense sector, (iii) additional background on the commercial launch and space solutions industry and Vieco USA, and (iv) a benchmarking analysis of comparable companies in the commercial and civil launch and space solutions sectors. Following the discussion, questions of NextGen’s board of directors and senior advisors were addressed.

Beginning on June 21, 2021, representatives of Goldman Sachs and Credit Suisse, in their capacity as placement agents for the PIPE Investment (the “Placement Agents”), began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements or arrangements, to discuss Vieco USA, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. Over the next several weeks, representatives of NextGen, Vieco USA, Goldman Sachs and Credit Suisse participated in various virtual meetings with prospective participants in the PIPE Investment.

On June 25, 2021, following additional discussion among the parties, representatives of Latham & Watkins, on behalf of Vieco USA, e-mailed to representatives of Skadden, on behalf of NextGen, a revised draft of the Merger Agreement, which included, among other things, certain changes to the treatment of Vieco USA Options as a result of the proposed business combination and to certain representations and warranties and covenants.

During the month of June, the NextGen team and its advisors continued to conduct due diligence as documents were uploaded on a rolling basis to the virtual data room and subsequent requests for production were made to the Vieco USA team and its advisors. NextGen and its advisors also held meetings via teleconference and video teleconference to discuss, among other things, Vieco USA’s financial forecast. Separate debrief sessions were held between NextGen and its senior national security expert and leading global consulting firm to review key learnings and takeaways from their respective engagements.

On July 9, 2021, following additional discussion among the parties, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, a further revised draft of the Merger Agreement, which included, among other things, certain changes to the exchange procedures and mechanics relating to the treatment in the Merger of certain of Vieco USA’s outstanding securities (such as Vieco USA Options and stock appreciation rights).

On July 13, 2021, representatives of Latham & Watkins, on behalf of Vieco USA, e-mailed to representatives of Skadden, on behalf of NextGen, initial drafts of the forms of certificate of incorporation and bylaws for the combined company to be adopted by NextGen in connection with the consummation of the proposed business combination, the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Merger Agreement on August 22, 2021, to which the agreed forms of the Proposed Certificate of Incorporation and Proposed Bylaws were attached as exhibits. See the section entitled “Organizational Documents Proposals” for additional information.

On July 13, 2021, representatives of Latham & Watkins, on behalf of Vieco USA, e-mailed to representatives of Skadden, on behalf of NextGen, an initial draft of the form of the Amended and Restated Registration Rights Agreement based on the terms of the Term Sheet, as updated by subsequent discussions, pursuant to which, among other things, NextGen would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of NextGen (after the Domestication) that are held by the parties thereto from time to time. Between July 13, 2021 and August 22, 2021, representatives of Latham & Watkins and Skadden negotiated the terms of the Amended and Restated Registration Rights Agreement, exchanging multiple drafts thereof. The primary terms discussed related to, among other things, the size requirements and other conditions of the demand rights thereunder. The final terms to the Registration Rights Agreement were agreed upon by the parties on August 22, 2021 and were attached as exhibits to the Merger Agreement. See “— Related Agreements — Registration Rights Agreement” for additional information.

On July 20, 2021, NextGen and Vieco USA entered into an amendment to the Term Sheet pursuant to which NextGen and Vieco USA agreed to extend the exclusivity period under the Term Sheet until August 23, 2021.

On July 20, 2021, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, an initial draft of a Sponsor Support Agreement, to be entered into by Vieco USA, NextGen, the Sponsor and the Sponsor Parties, and an initial draft of a Vieco USA Stockholder Support Agreement, to be entered into by Vieco USA, NextGen and the Requisite Vieco USA Stockholder. Pursuant to the Sponsor Support Agreement, among other things, the Sponsor and the Sponsor Parties would agree to vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the proposed business combination with respect to any ordinary shares held by them. Pursuant to the Vieco USA Stockholder Support Agreement, among other things, the Requisite Vieco USA Stockholder would agree to approve and adopt the Merger Agreement and the transactions contemplated thereby. Over the course of the next several days, the parties continued to negotiate the terms of the Sponsor Support Agreement and the Vieco USA Stockholder Support Agreement, exchanging multiple drafts before agreed final versions of the Sponsor Support Agreement and Vieco USA Stockholder Support Agreement were executed by the parties to such agreements on August 22, 2021. The principal terms of the Sponsor Support Agreement being negotiated during such time included those related to the obligations of the Sponsor and the Sponsor Parties with respect to voting the ordinary shares held by it, lock-up provisions, restrictions on modifying or amending affiliate agreements and certain vesting and forfeiture restrictions on certain securities held by the Sponsor. The principal terms of the Vieco USA Stockholder Support Agreement being negotiated during such time included those related to the obligations of the Requisite Vieco

USA Stockholder to provide the approvals set forth therein, vesting triggers for unvested Sponsor securities, and the terms governing the lock-up provision. See the sections entitled “BCA Proposal — Related Agreements — Sponsor Support Agreement” and “BCA Proposal — Related Agreements — Stockholder Support Agreement” for additional information.

On July 23, 2021, representatives of Latham & Watkins, on behalf of Vieco USA, e-mailed to representatives of Skadden, on behalf of NextGen, a revised draft of the Merger Agreement, which included, among other things, (i) certain changes to the treatment of Vieco USA stock appreciation rights and (ii) certain changes to the representations and warranties of Vieco USA and NextGen.

On August 7, 2021, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, a revised draft of the Merger Agreement, which included, among other things, (i) certain changes relating to Vieco USA’s obligations with respect to the operation of its business in the ordinary course between signing and closing, (ii) certain changes to the representations and warranties and covenants of Vieco USA and NextGen and (iii) certain changes to the termination provisions.

Between August 8, 2021 and August 22, 2021, representatives of Skadden, on behalf of NextGen, received comments to the form of Subscription Agreement from the PIPE Investors, negotiated the terms of the form of the Subscription Agreement and prepared substantially similar forms of the Subscription Agreement to the form of the Subscription Agreement filed with the Current Report on Form 8-K by NextGen (the “Other Subscription Agreements”) for certain of the PIPE Investors, including the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors. Comments received and negotiated by representatives of Skadden, on behalf of NextGen, with the PIPE Investors and their respective advisors, included, among other things (i) certain conditions to closing, (ii) the terms of the registration rights included therein and (iii) the representations and warranties of NextGen and the PIPE Investors. After taking into account comments from the prospective PIPE Investors and discussing such comments with representatives of Latham & Watkins, on behalf of Vieco USA, and representatives of Sullivan and Cromwell LLP (“Sullivan & Cromwell”), on behalf of the Placement Agents, on each of August 19, 2021 and August 21, 2021, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, and counsel to the Placement Agents, a revised draft of the form of Subscription Agreement to be posted to the data room. On August 19, 2021, Credit Suisse, on behalf of Vieco USA, posted to the data room an extended financial forecast for Vieco USA (the “Extended Financial Forecast”). On August 22, 2021, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, representatives of Sullivan & Cromwell, on behalf of the Placement Agents, and representatives of Goldman Sachs an updated form of the Subscription Agreement and forms of the Other Subscription Agreements agreed by NextGen, Vieco USA and the Placement Agents. Representatives of Skadden, on behalf of NextGen and representatives of Latham & Watkins, on behalf of Vieco USA, provided such updated form of Subscription Agreement to the prospective PIPE Investors. Certain terms of the forms of Subscription Agreement were further negotiated between the representatives of each of Skadden and Latham & Watkins and counsel to the Placement Agents, on behalf of their respective clients, and certain PIPE Investors, including by their respective advisors, before the execution of the Subscription Agreements by such PIPE Investors on August 22, 2021. See “— Related Agreements — Subscription Agreements” for additional information.

On August 12, 2021, representatives of Latham & Watkins, on behalf of Vieco USA, e-mailed to representatives of Skadden, on behalf of NextGen, a revised draft of the Merger Agreement, which included, among other things, certain changes to the representations and warranties and covenants of Vieco USA and NextGen.

On August 15, 2021, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, a revised draft of the Merger Agreement, which included, among other things, (i) certain changes relating to Vieco USA’s obligations with respect to the operation of its business in the ordinary course between signing and Closing, (ii) certain changes to the representations and warranties of Vieco USA and NextGen and (iii) certain changes to the conditions to Closing.

On August 16, 2021, representatives of Latham & Watkins, on behalf of Vieco USA, e-mailed to representatives of Skadden, on behalf of NextGen, a revised draft of the Merger Agreement, which included, among other things, (i) certain changes to the conditions to Closing and (ii) certain changes to the representations and warranties and covenants of Vieco USA and NextGen.

On August 16, 2021, a representative of VEL, e-mailed to representatives of Skadden a draft Deed of Novation, Amendment and Restatement (the “Novation Deed”), relating to an existing trademark license agreement (granting to Virgin Orbit, LLC certain rights to use certain VIRGIN marks that are legally and beneficially owned by VEL), which would be novated to NextGen and amended and restated in full in the form attached as an annex thereto with effect from and after the consummation of the proposed business combination, which VEL stated was in agreed form following negotiations between VEL and Virgin Orbit, LLC. Representatives of Skadden, on behalf of NextGen, and representatives of VEL negotiated certain changes to such agreed form (relating to the general scope of the license and to the treatment of withholding taxes) during the week of August 16, 2021 prior to the execution of the Novation Deed on August 22, 2021. See “— Related Agreements — Trademark License Agreement” for additional information.

On August 18, 2021, representatives of Skadden, on behalf of NextGen, e-mailed to representatives of Latham & Watkins, on behalf of Vieco USA, a revised draft of the Merger Agreement, which included, among other things, (i) certain changes to the covenants of Vieco USA, namely, for the divestiture of shares in an Australian company prior to Closing and (ii) certain changes to the conditions to Closing.

During the second half of June to the first half of August, representatives of NextGen and Vieco USA held meetings with new institutional investors which were largely set up by the Placement Agents. Ultimately, after receiving investor feedback as part of the PIPE process, Vieco USA and NextGen agreed to set the pre-transaction enterprise valuation at $3.1 billion and to reduce the gross proceeds to be raised in the PIPE to $100 million and to reduce the minimum cash required to be available upon the closing of the proposed business combination to $200 million after deducting NextGen’s transaction expenses, including deferred underwriting commissions, which condition would be for the mutual benefit of Vieco USA and NextGen.

On August 18, 2021, after discussion between representatives of Vieco USA and NextGen, it was agreed that if, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands, and its affiliates (collectively, “VIL”) will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the aggregate dollar value of such purchase, the “Additional Equity Amount,” in substantially the same form and on substantially the same terms as the Subscription Agreements). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed $200.0 million, then the Minimum Cash Condition shall be deemed satisfied.

From August 20, 2021 through August 22, 2021, representatives of Skadden and Latham & Watkins continued to negotiate the terms of the Merger Agreement, exchanging multiple drafts thereof. The parties subsequently finalized the transaction documents (or forms thereof, as applicable) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Vieco USA Stockholder Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with the Sponsor Related PIPE Investors, the Vieco USA PIPE Investors and each of the Third-Party PIPE Investors, the Stockholders Agreement, the Amended TMLA and the Merger Agreement and the exhibits thereto.

On August 22, 2021, NextGen held a meeting via teleconference of all of the members of the NextGen board of directors in addition to representatives of Goldman Sachs, Rothschild & Co, Skadden and Maples. At the meeting, the senior management of NextGen provided an overview of the proposed business combination with Vieco USA as the proposed business combination target (including the rationale for the combined business) and updated NextGen’s board of directors regarding the final negotiations of the terms of the proposed business combination. A representative of Maples gave a presentation to the NextGen board of directors on the directors’ fiduciary duties under Cayman law. Representatives of Rothschild & Co provided an overview of the financial analyses summarized under the section entitled “BCA Proposal — Opinion of Rothschild & Co”, then delivered to the board of directors of NextGen its oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 22, 2021, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in Rothschild & Co’s written opinion, the Aggregate Consideration (as defined in the section entitled “BCA Proposal — Opinion of Rothschild & Co”), payable pursuant to the Merger Agreement was fair, from a financial point of view, to NextGen. Following the delivery of Rothschild & Co’s oral opinion, NextGen’s board of directors, with the assistance of Skadden, discussed and reviewed the proposed business combination, including Vieco USA as the proposed business combination target, the terms and conditions of the Merger Agreement and the key ancillary agreements (copies of all of which were provided to all of the members of the board of directors of NextGen in advance of the meeting), the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Merger Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination” for additional information related to the factors considered by NextGen’s board of directors in approving the Business Combination. At the conclusion of the presentations, NextGen’s board of directors unanimously determined, among other things, that the BCA Proposal is in the best interests of NextGen and its shareholders and recommended that its shareholders vote “FOR” the adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination.

Later on August 22, 2021, following the NextGen board meetings, NextGen, Vieco USA, and the Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, NextGen also entered into the Vieco USA Stockholder Support Agreement, the Sponsor Support Agreement, the Deed of Novation and the Subscription Agreements, in each case, with the applicable other parties thereto. See the section entitled “BCA Proposal — Related Agreements — Stockholder Support Agreement” for additional information.

On August 23, 2021, NextGen and Vieco USA issued a joint press release announcing the execution of the Merger Agreement, which NextGen filed with a Current Report on Form 8-K along with an investor presentation prepared by members of NextGen’s and Vieco USA’s management team and used in connection with meetings with existing NextGen shareholders and other persons regarding Vieco USA and the Business Combination along with the Extended Financial Forecast. Other exhibits filed with such Current Report included the executed Merger Agreement, the form of the Subscription Agreement, the form of the Sponsor Support Agreement, the form of the Vieco USA Stockholder Support Agreement, the form of the Stockholders Agreement and the form of the Registration Rights Agreement.

NextGen’s Board of Directors’ Reasons for the Business Combination

On August 22, 2021, the NextGen board of directors (i) determined that it is advisable for NextGen to enter into the Merger Agreement and the documents contemplated thereby, (ii) approved the execution and delivery of the Merger Agreement and the documents and transactions contemplated thereby, and (iii) recommended the adoption and approval of the Merger Agreement and the other documents and transactions contemplated thereby by NextGen’s shareholders. In evaluating the Business Combination and making these determinations and this recommendation, the NextGen board of directors consulted with NextGen’s senior management and considered a wide variety of factors.

In light of the complexity of those factors, NextGen’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching the directors’ respective decisions. Individual members of NextGen’s board of directors may have given different weight to different factors. This explanation of NextGen’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The NextGen board of directors and management considered the general criteria and guidelines that NextGen believed would be important in evaluating prospective target businesses as described in the prospectus for NextGen’s initial public offering. The NextGen board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, NextGen stated that it intended to focus primarily on acquiring a company or companies exhibiting some of the following criteria and guidelines:

(i)     have a leading position in an attractive industry;

(ii)    ability to drive growth through the enablement or scaling of technology;

(iii)   exhibit long-term growth prospects, with the potential to grow both organically and through acquisitions;

(iv)   generate stable free cash-flow;

(v)    have multiple, diverse potential drivers of revenue growth and in segments of established markets with attractive, long-term growth potential supported by secular tailwinds;

(vi)   are fundamentally sound companies that are underperforming their potential but which may offer compelling value;

(vii)  offer the opportunity for NextGen’s management team to partner with established management teams or business owners to achieve long-term strategic and operational excellence;

(viii) exhibit unrecognized value or other characteristics that NextGen believes have been misevaluated by the marketplace based on NextGen’s analysis and due diligence review, desirable returns on capital, and a need for capital to achieve the company’s growth strategy;

(ix)   will offer the potential for an attractive risk-adjusted return for NextGen’s shareholders;

(x)    can benefit from being, and are prepared to be, a publicly owned company with access to broader capital markets to help achieve the company’s business strategy and capital structure needs; and

(xi)   the presence of a catalyst or strategic action that can create shareholder value.

In considering the Business Combination, the NextGen board of directors determined that the Business Combination was an attractive business opportunity and met several of the criteria and guidelines above, although not weighted or in any order of significance.

More specifically, the NextGen board of directors considered the following factors:

•        Vieco USA and the Business Combination.    The NextGen board of directors considered the following factors related to Vieco USA and the Business Combination, which are based on diligence conducted by NextGen and its advisors, and on information that Vieco USA has provided to NextGen:

•        Vieco USA’s Large and Growing Addressable Market.    The global market for space is estimated to be approximately $1.1 trillion by 2040, with continuing growth anticipated to be fueled by significantly smaller, lower cost and more capable satellites, increasing importance for national and international security interests and burgeoning space-based internet of things (IoT) and earth observations (EO) applications. Advancing technology has spurred an evolution of the space industry, allowing for an expanded range of applications for small satellites with improved capabilities, while simultaneously reducing satellite and launch costs to lower the barriers of entry on space. The continuing advancements in technology and expanding capabilities of small satellite applications are expected to drive growth in the commercial and civil launch, national security and space-based connectivity solutions segments.

•        Vieco USA’s track record of successful commercial launches.    In 2021 through August, Vieco USA has twice delivered revenue generating payloads into orbit on behalf of its customers.

•        Vieco USA’s Multiple Avenues to Accelerate Growth Opportunities.    Vieco USA’s balanced portfolio of space offerings creates multiple growth opportunities in commercial and defense satellite launches and space-based connectivity solutions, while leveraging core capabilities across segments on behalf of its diverse and global customers.

•        Vieco USA’s Strategic Position.    Vieco USA’s highly differentiated air launch technology enables it provide customers dedicated small satellite launch capabilities. Vieco USA’s unique offering of launching its rockets from approximately 35,000 feet creates the lowest unit cost per kilogram payload, complete mobility, a fully reusable launch stage and range independence. Furthermore, Vieco USA’s launch method creates minimal environmental impact on surrounding areas, emitting approximately 90% less carbon onto local areas and resulting in approximately 94% less sound pollution than ground launched rockets. Vieco USA’s unique capabilities position it to provide specific offerings beyond those capable by many of its competitors.

•        Advanced Manufacturing and Automation.    Vieco USA’s advanced manufacturing and automation allow for low-cost and flexible production of its LauncherOne Rocket, with over 90% of each rocket built in-house at Vieco USA’s facility in Long Beach, California. Vieco USA’s utilization of automated composite fabrication and its strategic relationship with DMG Mori leveraging advanced manufacturing both reduces production time from month to days and significantly reduces cycle time.

•        Experienced Management Team.    The NextGen board of directors believes that Vieco USA’s management team has extensive experience in key aspects of the space, satellite launch and space solutions sectors. Vieco USA’s management team is led by Dan Hart, who serves as Chief Executive Officer, and executives with experience from leading companies such as Boeing, Saturn, Aerojet Rocketdyne and Loral. We expect that Vieco USA executives will continue with the combined company following the Business Combination. For additional information regarding Virgin Orbit’s executive officers, see the section entitled “Management of Virgin Orbit Following the Business Combination — Executive Officers.”

•        Attractive Entry Valuation.    Virgin Orbit will have an anticipated initial pre-transaction enterprise value of $3.2 billion, which is based on a variety of assumptions, including, without limitation, no redemptions by NextGen’s public shareholders, implying a 2.1x multiple of 2025 projected revenue. After the completion of the Business Combination, the majority of the net proceeds from NextGen’s trust account and the PIPE Investment are expected to be held on Virgin Orbit’s balance sheet to fund operations, scale manufacturing and support continued growth into new services and geographical markets.

•        Best Available Opportunity.    The NextGen board of directors determined, after a thorough review of other business combination opportunities reasonably available to NextGen, that the proposed Business Combination represents the optimal potential business combination for NextGen based upon the process utilized to evaluate and assess other potential acquisition targets, and the NextGen board of directors’ belief that such processes had not presented a better alternative.

•        Continued Ownership By Sellers.    The NextGen board of directors considered that Vieco USA’s existing stockholders would be receiving a significant amount of Virgin Orbit’s common stock in the proposed Business Combination and that the existing stockholders of Vieco USA are “rolling over” their existing equity interests in Vieco USA into equity interests in Virgin Orbit, which, after including the PIPE Investment by Vieco USA PIPE Investor, would represent approximately 82.4% of the pro forma fully diluted share ownership of the combined company after Closing based on VO Holdings’ capitalization as of September 10, 2021, assuming that (i) no additional issuance of VO Holdings common stock from the continued funding by Vieco 10 or VO Holdings Options exercises, (ii) no public shareholders exercise their redemption rights in connection with the Business Combination, (iii) Vieco USA does not exercise the Cash Election, (iv) no forfeitures of any shares or warrants of Virgin Orbit common stock in connection with the Sponsor Earnback Shares and Sponsor Earnback Warrants and (v) Virgin Orbit sells and issues 10,000,000 shares of Virgin Orbit common stock to the PIPE Investors pursuant to the PIPE Investment. The Third-Party PIPE Investors have agreed to purchase 4,000,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $40,000,000 of gross proceeds. The Sponsor Related PIPE Investors have agreed to purchase 1,500,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $15,000,000 of gross proceeds. The Vieco USA PIPE Investors, including VIL and Aabar Space Inc., have agreed to purchase 4,500,000 shares of Virgin Orbit common stock, at $10.00 per share, for approximately $45,000,000 of gross proceeds. In addition, if, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00. If the actual facts are different from these assumptions, the percentage ownership retained by Vieco USA’s existing stockholders (following the Pre-Closing Restructuring) in the combined company will be different.

Further, all of the net proceeds to be delivered to the combined company in connection with the Business Combination (including from NextGen’s trust account and from the PIPE Investment) are expected to remain on the balance sheet of the combined company after Closing in order to fund Vieco USA’s existing operations and support new and existing growth initiatives. If there are significant redemptions by public shareholders and if VIL does not exercise its right to purchase additional shares of Virgin Orbit common stock, then the Minimum Cash Condition may not be satisfied. In the event and NextGen waive the Minimum Cash Condition. If Vieco USA and NextGen waive the Minimum Cash Condition, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement, which, to the extent such claim is successful and such option is exercised, would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows.

•        Investment by Third-Parties.    The NextGen board of directors considered that certain third parties, including top-tier institutional and strategic investors, are investing $40.0 million in the combined company through the purchase of 4,000,000 shares pursuant to the PIPE Investment, comprised of Boeing, AE Industrial Partners LP and affiliates of Park West Asset Management LLC. Although the $40.0 million investment by the Third-Party PIPE Investors is less than the amount contemplated in the Term Sheet, the NextGen board of directors considered the investment by key strategic and top-tier institutional investors as another strong sign of confidence in Virgin Orbit following the Business Combination and the benefits to be realized as a result of the Business Combination.

•        Results of Due Diligence.    In addition to conducting legal, regulatory, financial, tax and insurance due diligence, NextGen worked with highly qualified third-party consultants, a senior National Security space expert and a leading global consulting firm, to conduct defense and commercial (including on the civil launch, defense and space solutions sectors) due diligence on Vieco USA. The NextGen board of directors considered the scope of the due diligence investigation conducted by NextGen’s senior management, third-party consultants and outside technical, legal, regulatory, financial, tax, and insurance advisors and evaluated the results thereof and information available to it related to Vieco USA, including:

•        extensive virtual meetings, site visits and calls with Vieco USA’s management team regarding its operations, projections and the proposed transaction;

•        multiple virtual meetings, site visits, and calls with top customers and partners regarding Vieco USA’s product performance, technology, and prospects; and

•        review of materials related to Vieco USA and its business, made available by Vieco USA, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, environmental matters, export control and cybersecurity matters, FAA, FCC, FIRB, NSIA and other regulatory and compliance matters and other legal and business diligence.

•        Terms of the Merger Agreement.    The NextGen board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section entitled “BCA Proposal” for detailed discussions of the terms and conditions of these agreements.

•        The Role of the Independent Directors.    In connection with the Business Combination, NextGen’s independent directors, Ms. Melina E. Higgins, Mr. Jeffrey M. Moslow and Mr. Josef H. von Rickenbach evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved, as members of the NextGen board of directors, the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

•        Opinion of Rothschild & Co.    The board of directors of NextGen also considered the opinion dated August 22, 2021, of Rothschild & Co to the board of directors of NextGen that as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in Rothchild & Co’s written opinion, the Aggregate Consideration (as defined in the section entitled “BCA Proposal — Opinion of Rothschild & Co”), payable pursuant to the Merger Agreement was fair, from a financial point of view, to NextGen as more fully described below in the section entitled “BCA Proposal — Opinion of Rothschild & Co” and the full text of the written opinion is attached as Annex L.

The NextGen board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•        Potential Inability to Complete the Merger.    The NextGen board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to NextGen if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for stockholder and antitrust approval). The Merger Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit NextGen, the Sponsor and certain of their respective affiliates from soliciting other business combination proposals on behalf of NextGen, which restricts NextGen’s ability to consider other potential business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

The consummation of the Merger is conditioned upon satisfaction of the Minimum Cash Condition. Assuming redemptions do not exceed the maximum redemptions scenario described elsewhere in this proxy statement/prospectus, NextGen will be able to satisfy the Minimum Cash Condition based on the proceeds it will receive from the PIPE Investment, together with remaining funds left in NextGen’s trust account after taking into account the redemptions and estimated transaction costs incurred by NextGen in connection with the Business Combination of $32.4 million, including the deferred underwriting commissions from the NextGen’s initial public offering of $13.4 million. The maximum redemptions scenario assumes that 25,021,858 public shares of NextGen’s Class A ordinary shares are redeemed for an aggregate payment of $250.2 million, which is derived from the number of shares that could be redeemed based on an assumed redemption price of approximately $10.00 per share. Based on recent market trends, in the event that NextGen’s stock price is at, around or below $10.00 per share during the redemption period, there will likely be significant redemptions in excess of the maximum redemptions scenario. The NextGen board of directors considered the risk that a significant portion of the current public shareholders of NextGen would redeem their public shares for cash in connection with consummation of the Business Combination and that the $100.0 million PIPE Investment was significantly smaller than the $250.0 million to $300.0 million PIPE Investment contemplated in the Term Sheet, thereby reducing, in each case, the amount of cash available to Virgin Orbit following the consummation of the Business Combination and potentially requiring Vieco USA and NextGen to waive the Minimum Cash Condition under the Merger Agreement in order for the Business Combination to be consummated.

If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than $200.0 million, then, at or prior to the Closing, VIL will have the right (but not the obligation) to purchase up to $100.0 million of additional shares of Virgin Orbit common stock at a price per share of $10.00 (the aggregate dollar value of such purchase, the “Additional Equity Amount”). If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for exercising redemption rights, the PIPE Investment Amount and the Additional Equity Amount equal or exceed $200.0 million, then the Minimum Cash Condition will be deemed satisfied. If there are significant redemptions by public shareholders and if VIL does not exercise its right to purchase additional shares of Virgin Orbit common stock, then the Minimum Cash Condition may not be satisfied. In the event the Minimum Cash Condition is not satisfied, the Business Combination could not be consummated unless Vieco USA and NextGen waive the Minimum Cash Condition. If Vieco USA and NextGen waive the Minimum Cash Condition, each PIPE Investor may claim to have the option to cancel its respective purchase commitment under its Subscription Agreement, which, to the extent such claim is successful and such option is exercised, would lead to a reduction in the PIPE Investment Amount, resulting in fewer net proceeds available to Virgin Orbit following the consummation of the Business Combination and as a result, would likely require Virgin Orbit to obtain additional financing in order to fund its planned operations to the point where Virgin Orbit’s business is generating positive cash flows.

•        Vieco USA’s Business Risks.    The NextGen board of directors considered that NextGen shareholders would be subject to the execution risks associated with Virgin Orbit if they retained their public shares following the Closing, which were different from the risks related to holding public shares of NextGen prior to the Closing. In this regard, the NextGen board of directors considered that there were risks associated with successful implementation of Virgin Orbit’s long term business plan and strategy and Virgin Orbit realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as the potential negative impact, including the potential impact of the COVID-19 pandemic and related macroeconomic uncertainty. The NextGen board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that NextGen shareholders may not fully realize the anticipated benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

•        Post-Business Combination Corporate Governance; Terms of the Stockholders’ Agreement.    The NextGen board of directors considered the corporate governance provisions of the Merger Agreement, the Stockholders’ Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing. In particular, they considered that the Requisite Vieco USA Stockholder will individually control shares representing a majority of the total outstanding shares of Virgin Orbit common stock upon completion of the Business Combination. Even if the Requisite Vieco USA Stockholder was to control less than a majority of Virgin Orbit common stock, it will be able to influence the outcome of corporate actions so long as it owns a significant portion of outstanding shares of Virgin Orbit common stock. The Requisite Vieco USA Stockholder will have the right to designate directors to the Virgin Orbit Board for as long as it holds certain amounts of shares of the Virgin Orbit common stock and will have a right to approve or reject certain transactions involving Virgin Orbit. The NextGen board of directors was aware that these rights are not generally available to shareholders of NextGen, including shareholders that may hold a large number of shares. See the sections entitled “BCA Proposal — The Merger Agreement” and “— Related Agreements — Stockholders’ Agreement” for detailed discussions of the terms and conditions of the Merger Agreement and Stockholders’ Agreement.

Given that the existing stockholders of Vieco USA (following the Pre-Closing Restructuring) will collectively control shares representing a majority of Virgin Orbit’s total outstanding shares of common stock upon completion of the Business Combination, and that the Virgin Orbit Board will be classified following the Closing pursuant to the terms of the Proposed Organizational Document, the existing stockholders of Vieco USA may be able to elect future directors and make other decisions (including approving certain transactions involving Virgin Orbit and other corporate actions) without the consent or approval of any of NextGen’s current shareholders, directors or management team. See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.

•        No Survival of Remedies for Breach of Representations, Warranties or Covenants of Vieco USA.    The NextGen board of directors considered that the terms of the Merger Agreement provide that NextGen will not have any surviving remedies against Vieco USA or its stockholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the Vieco USA representations, warranties or covenants set forth in the Merger Agreement. The NextGen board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Vieco USA (following the Pre-Closing Restructuring) will be, collectively, the majority stockholders in Virgin Orbit.

•        Litigation.    The NextGen board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•        Fees and Expenses.    The NextGen board of directors considered the fees and expenses associated with completing the Business Combination.

•        Diversion of Management.    The NextGen board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Vieco USA’s business.

In addition to considering the factors described above, the NextGen board of directors also considered that:

•        Interests of NextGen’s Directors and Executive Officers.    NextGen’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of NextGen’s shareholders, as described in the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination.” However, NextGen’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for NextGen’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by NextGen with any other target business or businesses, and (iii) NextGen’s directors and executive officers hold equity interests in NextGen with value that, after the Closing, will be based on the future performance of Virgin Orbit’s common stock. In addition, NextGen’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the NextGen board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the foregoing considerations, the NextGen board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects NextGen shareholders will receive as a result of the Business Combination. The NextGen board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The preceding discussion of the information and factors considered by the NextGen board of directors is not intended to be exhaustive but includes the material factors considered by the NextGen board of directors. In view of the complexity and wide variety of factors considered by the NextGen board of directors in connection with its evaluation of the Business Combination, the NextGen board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the NextGen board of directors may have given different weight to different factors. The NextGen board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the NextGen board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Rothschild & Co

NextGen retained Rothschild & Co as its financial advisor in connection with its evaluation of the potential purchase of a material interest in Vieco USA or its businesses or assets through a sale or exchange of capital stock or assets, a merger, consolidation, or other business combination, including, without limitation, with respect to the Merger contemplated by the Merger Agreement. NextGen selected Rothschild & Co based on its qualifications and expertise. As part of its investment banking business, Rothschild & Co regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings and other transactions.

On August 22, 2021, at a meeting the board of directors of NextGen held to evaluate the proposed transaction contemplated by the Merger Agreement, Rothschild & Co delivered to the board of directors of NextGen its oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 22, 2021, to the effect that, as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in the written opinion, the Aggregate Consideration payable pursuant to the Merger Agreement was fair, from a financial point of view, to NextGen. “Aggregate Consideration” means (i) the number of shares of Virgin Orbit common stock equal to the Exchange Ratio multiplied by the number of Vieco USA common stock, other than Treasury Shares (as defined in the Merger Agreement) and shares of Vieco USA common stock subject to Company Options (as defined in the Merger Agreement) or (ii) the sum of (A) the number of Virgin Orbit common stock equal to the Maximum Implied Stock Consideration minus a number of Virgin Orbit common stock equal to the Cash Consideration divided by $10.00, divided by the number of Aggregate Fully Diluted Vieco USA Common Shares multiplied by the number of shares of Vieco USA common stock, other than Treasury Shares and shares of Vieco USA common stock subject to Company Options and (B) the amount in cash equal to the Cash Consideration divided by the number of Aggregate Fully Diluted Vieco USA Common Shares multiplied by the number of shares of Vieco USA common stock, other than Treasury Shares and shares of Vieco USA common stock subject to Company Options, as applicable.

The full text of Rothschild & Co’s written opinion, dated August 22, 2021, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex L. The summary of Rothschild & Co’s opinion contained in Annex L is qualified in its entirety by reference to the full text of such opinion.

Rothschild & Co’s opinion was provided for the benefit of the board of directors of NextGen in connection with and for the purpose of its evaluation of the Merger contemplated by the Merger Agreement. Rothschild & Co’s opinion should not be construed as creating any fiduciary duty on Rothschild & Co’s part to any party. Rothschild & Co’s opinion was limited to the fairness, from a financial point of view, to NextGen of the Aggregate Consideration payable pursuant to the Merger Agreement, and Rothschild & Co was not asked to, nor did it, offer any opinion as to the terms, other than the Aggregate Consideration to the extent expressly set forth in its opinion, of the Merger Agreement or the Merger contemplated by the Merger Agreement, including, without limitation, the Domestication, the conversion of the NextGen Class A ordinary shares, NextGen Class B ordinary shares, NextGen warrants and NextGen units into the Virgin Orbit common stock and Virgin Orbit warrants, as applicable, the Vieco USA Pre-Closing Restructuring, the vesting and settlement of the Vieco USA stock appreciation rights, the conversion of the Vieco USA Options into the Virgin Orbit Options, the Vieco USA Stockholder Support Agreement, any redemption, the Sponsor Support Agreement, the Stockholders’ Agreement, the PIPE Investment, the Subscription Agreements, the Amended TMLA, the Registration Rights Agreement, or any ongoing obligations of NextGen or Vieco USA under the Merger Agreement or any other agreements. Rothschild & Co made no representation or warranty regarding the adequacy of the opinion or the analyses underlying the opinion for the purposes of NextGen’s compliance with the terms of its governing documents or the rules of any securities exchange. Rothschild & Co expressed no opinion as to what the value of Virgin Orbit common stock actually will be when issued pursuant to the Merger contemplated by the Merger Agreement or the price at which Virgin Orbit common stock or any other class of securities of NextGen would trade at any future time. In addition, Rothschild & Co did not express any opinion as to the underlying business decision of the board of directors of NextGen, NextGen, the holders of any securities of NextGen or any other party to engage in the Merger contemplated by the Merger Agreement or the relative merits of the Merger contemplated by the Merger Agreement as compared to any alternative transaction. Rothschild & Co’s opinion did not constitute a recommendation to the board of directors of NextGen or the board of directors of Vieco USA as to whether to approve the Merger contemplated by the Merger Agreement or a recommendation as to how any holder of Vieco USA common stock or NextGen ordinary shares or any other class of securities of Vieco USA or NextGen should vote or act with respect to the Merger contemplated by the Merger Agreement or any other matter, including whether any PIPE Investor should participate in the PIPE Investment and whether any holders of NextGen ordinary shares or any other class of securities of NextGen should redeem their NextGen ordinary shares or other securities pursuant to a redemption. In addition, Rothschild & Co was not asked by the board of directors of NextGen to address, nor did Rothschild & Co’s opinion address, (i) the fairness to, or any other consideration of, any holders of NextGen ordinary shares or Vieco USA common stock, or the holders of any other class of securities, or creditors or other constituencies of NextGen or Vieco USA; (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of NextGen, Vieco USA, or any class of such persons, whether relative to the Aggregate Consideration pursuant to the Merger Agreement or otherwise; or (iii) the fairness to NextGen or the PIPE Investors of the price per share of the Virgin Orbit common stock to be paid by the PIPE Investors in the PIPE Investment.

In connection with its opinion, Rothschild & Co, among other things:

•        reviewed a draft of the Merger Agreement dated August 19, 2021;

•        reviewed certain publicly available business and financial information that Rothschild & Co deemed to be generally relevant concerning Vieco USA and the industry in which it operates;

•        compared the proposed financial terms of the Merger contemplated by the Merger Agreement with the publicly available financial terms of certain transactions involving companies Rothschild & Co deemed generally relevant and the consideration paid in such transactions;

•        compared the financial and operating performance of Vieco USA with publicly available information concerning certain public companies Rothschild & Co deemed generally relevant, including data related to public market trading levels and implied trading multiples;

•        reviewed certain internal financial and operating information with respect to the business, operations and prospects of Vieco USA furnished to or discussed with Rothschild & Co by the management of Vieco USA;

•        reviewed the Financial Forecasts (as defined below in the section entitled “BCA Proposal — Unaudited Projected Financial Information”) provided by the management of NextGen and certain information relating to the expenses expected to result from the Merger contemplated by the Merger Agreement provided by the management of NextGen; and

•        performed such other financial studies and analyses and considered such other information as Rothschild & Co deemed appropriate for the purposes of its opinion.

In addition, Rothschild & Co held discussions with certain members of the management of each of Vieco USA and NextGen regarding the Merger contemplated by the Merger Agreement, the past and current business operations and financial condition and prospects of Vieco USA, the Financial Forecasts and certain other matters Rothschild & Co believed necessary or appropriate to its inquiry.

In arriving at its opinion, with NextGen’s consent, Rothschild & Co relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to Rothschild & Co by NextGen, Vieco USA and their respective associates, affiliates and advisors, or otherwise reviewed by or for Rothschild & Co, and Rothschild & Co did not assume any responsibility or liability therefor. Rothschild & Co did not conduct any valuation or appraisal of any assets or liabilities of NextGen or Vieco USA (including, without limitation, real property owned by Vieco USA or to which Vieco USA holds a leasehold interest), nor were any such valuations or appraisals provided to Rothschild & Co, and Rothschild & Co did not express any opinion as to the value of such assets or liabilities. Rothschild & Co did not evaluate the solvency or fair value of NextGen or Vieco USA under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild & Co did not assume any obligation to conduct any physical inspection of the properties or the facilities of NextGen or Vieco USA. At the direction of the management of NextGen, Rothschild & Co used and relied upon the Financial Forecasts for purposes of its opinion. In relying on the Financial Forecasts, Rothschild & Co assumed, at the direction of NextGen, that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by NextGen’s management as to the expected future results of operations and financial condition of Vieco USA and the other matters covered thereby and that the financial results reflected in such Financial Forecasts will be achieved at the times and in the amounts projected. In addition, Rothschild & Co relied, with NextGen’s consent, on the assessments of NextGen as to NextGen’s ability to retain key employees, customers, suppliers and strategic partners of Vieco USA. In addition, at the direction of the management of NextGen, Rothschild & Co assumed that for purposes of its analysis and to calculate the combined company’s pro forma enterprise value, the combined company will have cash, net of debt and transaction expenses, of at least $446 million on its balance sheet at the consummation of the Merger contemplated by the Merger Agreement (including the PIPE Investment and after giving effect to any redemptions of NextGen ordinary shares). Rothschild & Co did not express any view as to the reasonableness of the Financial Forecasts and the assumptions on which they are based. Rothschild & Co was not requested to, and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger contemplated by the Merger Agreement, the securities, assets, businesses or operations of Vieco USA or NextGen or any other party, or any alternatives to the Merger contemplated by the Merger Agreement, (ii) participate in the structuring or negotiation of the Merger contemplated by the Merger Agreement, (iii) advise the board of directors of NextGen, NextGen or any other party with respect to alternatives to the Merger contemplated by the Merger Agreement, or (iv) identify or introduce to the board of directors of NextGen or NextGen any prospective investors, lenders or other participants in the Merger contemplated by the Merger Agreement.

For purposes of rendering its opinion, Rothschild & Co assumed that the transactions contemplated by the Merger Agreement, including, without limitation, the PIPE Investment, would be consummated as contemplated in the Merger Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the Merger Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger contemplated by the Merger Agreement, no material delays, limitations, conditions or restrictions would be imposed. For purposes of rendering its opinion, Rothschild & Co assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of Vieco USA or NextGen since the date of the most recent financial statements and other information, financial or otherwise, relating to Vieco USA and NextGen made available to Rothschild & Co, and that there was no information or any facts that would make any of the information reviewed by Rothschild & Co incomplete or misleading. In addition, in performing its analyses and rendering its opinion, Rothschild & Co assumed, at NextGen’s direction, that Vieco USA will not make the Cash Election and that the redemption price per share of NextGen’s ordinary shares provided a reasonable basis upon which to evaluate NextGen’s ordinary shares. Rothschild & Co did not express any opinion as to any tax or other consequences that may result from the Merger contemplated by the Merger Agreement, nor did its opinion address any legal, tax, regulatory or accounting matters. Rothschild & Co relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon the assessments made by NextGen and its other advisors with respect to such issues. In arriving at its opinion, Rothschild & Co did not take into account any litigation, regulatory or other proceeding that was pending or may be brought against NextGen, Vieco USA or any of their respective affiliates. In addition, Rothschild & Co relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement reviewed by it. Rothschild & Co’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to Rothschild & Co as of, the date of the opinion and the conditions and prospects, financial and otherwise, of NextGen and Vieco USA as they were reflected in the information provided to Rothschild & Co and as they were represented to Rothschild & Co in discussions with the management of NextGen and Vieco USA. Although subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion.

The following represents a summary of the material financial analyses performed by Rothschild & Co, each of which is a standard valuation methodology customarily undertaken in transactions of this type, in connection with providing its opinion, dated August 22, 2021, to the board of directors of NextGen. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Rothschild & Co. The preparation of a fairness opinion is a complex analytical process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. No one method of analysis should be regarded as critical to the overall conclusion reached by Rothschild & Co. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Rothschild & Co was based on all analyses and factors taken as a whole and also on application of Rothschild & Co’s experience and judgment, which conclusion may involve significant elements of subjective judgment and qualitative analysis. Some of the summaries of financial analyses performed by Rothschild & Co include information presented in tabular format. In order to fully understand the financial analyses performed by Rothschild & Co, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Rothschild & Co. The order of analyses described below does not represent the relative importance or weight given to the analysis by Rothschild & Co.

As used in this section, (a) the “EV” of a company as of any given time refers to the enterprise value of such company at such time and (b) the “EBITDA” of a company for any given period means the earnings before interest, taxes, depreciation and amortization of such company during such period. For purposes of its financial analyses, Rothschild & Co calculated an illustrative EV for Vieco USA by multiplying a share price of Vieco USA common stock of $10.00 per share, as provided by the management of NextGen, by the number of fully diluted shares of Vieco USA, as provided by the management of NextGen, to derive an implied EV for Vieco USA, and subtracted from the resulting implied EV the amount of net cash of Vieco USA, as provided by the management of NextGen. The calculation resulted in an illustrative EV of $3,218 million for Vieco USA, which is referred to in this section as the “Vieco USA Transaction EV”.

Selected Comparable Company Analysis

Rothschild & Co performed a selected comparable companies analysis in order to derive an implied EV reference range for Vieco USA from the market value and trading multiples of other comparable companies and then compared this implied EV reference range with the Vieco USA Transaction EV. Rothschild & Co selected the comparable companies that Rothschild & Co deemed most relevant to consider in relation to Vieco USA, based on its professional judgment and experience, because they are companies with operations in the launch and space solutions industries that for purposes of this analysis Rothschild & Co considered similar to the operations of one or more of the business lines of Vieco USA. However, because of inherent differences in businesses, operations and prospects, none of the comparable companies listed below are directly comparable to Vieco USA. The comparable companies selected by Rothschild & Co for purposes of this analysis included the following companies, which Rothschild & Co refers to, collectively, as the “selected companies”:

Launch Companies:

•        Rocket Lab USA, Inc. (“Rocket Lab”)

•        Astra Space, Inc. (“Astra”)

Space Solutions Companies:

•        Spire Global, Inc. (“Spire”)

•        AST SpaceMobile, Inc. (“AST”)

For purposes of its analysis of the selected companies, Rothschild & Co (i) reviewed, among other things, for each of the selected companies, public filings made by such selected companies for certain historical financial information and data for such selected companies that Rothschild & Co obtained from broker research and where applicable, adjusted to account for certain events such as acquisitions and divestitures; (ii) calculated the EV of each of the selected companies as a multiple of the estimated revenue for calendarized fiscal years ending December 31, 2024, and December 31, 2025, which multiple Rothschild & Co refers to as “EV/Revenue” and (iii) calculated the EV of each of the selected companies as a multiple of the estimated EBITDA for calendarized fiscal years ending December 31, 2024, and December 31, 2025, which multiple Rothschild & Co refers to as “EV/EBITDA”.

EV was calculated as fully diluted market value based on per share stock prices plus, with respect to each of the selected companies, such company’s most recently disclosed net debt, minority interest, and certain other adjustments.

The results of Rothschild & Co’s review are summarized in the chart below:

	EV/Revenue		EV/EBIDTA
	2024E	2025E	2024E	2025E
Launch Companies
Rocket Lab*	9.6x	5.8x	36.3x	25.7x
Astra	2.7x	1.4x	8.8x	3.0x
Mean	6.1x	3.6x	22.6x	14.4x
Median	6.1x	3.6x	22.6x	14.4x
Space Solutions Companies
Spire	2.3x	1.2x	5.6x	2.6x
AST	1.4x	0.6x	1.4x	0.6x
Mean	1.8x	0.9x	3.5x	1.6x
Median	1.8x	0.9x	3.5x	1.6x
Overall Mean	4.0x	2.2x	13.0x	8.0x
Overall Median	2.5x	1.3x	7.2x	2.8x

____________

*        Rocket Lab shown using the August 20, 2021 stock price of Vector Acquisition Corporation and pro forma for the announced transaction.

Based on the 2024E EV/Revenue, 2025E EV/Revenue, 2024E EV/EBITDA and 2025E EV/EBITDA multiples calculated above and on Rothschild & Co’s professional judgment, including its professional judgment that the multiples for the Launch Companies were the most relevant, Rothschild & Co applied an illustrative range of EV/Revenue multiples of 2.75x to 6.00x and 1.50x to 3.50x to the estimated revenue of Vieco USA for fiscal years 2024 and 2025, respectively, as provided in the Financial Forecasts, and an illustrative range of EV/EBIDTA multiples of 8.8x to 22.6x and 3.0x to 14.4x to the estimated EBITDA of Vieco USA for fiscal years 2024 and 2025, respectively, as provided in the Financial Forecasts, to reach a range of implied EVs for Vieco USA for fiscal year 2024 and 2025, rounded to the nearest $25 million, as compared to the Vieco USA Transaction EV:

Implied EV Reference Range for Vieco USA (in millions)		Vieco USA Transaction EV (in millions)
EV/2024E Revenue	$2,525 – $5,475	$3,218
EV/2025E Revenue	$2,325 – $5,450
EV/2024E EBITDA	$2,025 – $5,175
EV/2025E EBITDA	$1,525 – $7,275

Selected Precedent SPAC Transactions Analysis

Rothschild & Co performed a selected precedent SPAC transactions analysis in order to derive an implied EV reference range for Vieco USA from EV/Revenue and EV/EBITDA multiples in SPAC transactions involving other companies that occurred since December 2020 and then compared this implied EV reference range with the Vieco USA Transaction EV. Using publicly available information, Rothschild & Co analyzed the EV multiples in the 8 selected SPAC transactions since December 2020, listed in the table below involving target companies with business operations in the launch and space solutions industries that generally reflected similar characteristics to Vieco USA’s business operations.

Announcement Date	Target	EV/Revenue		EV/EBIDTA
		2024E	2025E	2024E	2025E
Launch Companies
March 2021	Rocket Lab	9.1x	5.4x	34.3x	24.3x
February 2021	Astra	2.7x	1.4x	8.9x	3.1x
Mean		5.9x	3.4x	21.6x	13.7x
Median		5.9x	3.4x	21.6x	13.7x
Space Solutions Companies
July 2021	Satellogic Inc.	2.3x	1.1x	4.3x	1.8x
July 2021	Planet Labs, Inc.	5.2x	3.3x	37.1x	12.7x
March 2021	Redwire Space, Inc.	0.8x	0.4x	5.0x	2.5x
March 2021	Spire	2.6x	1.3x	6.2x	2.9x
February 2021	BlackSky Global LLC	2.9x	2.0x	6.4x	4.5x
December 2020	AST	1.3x	0.5x	1.4x	0.5x
Mean		2.5x	1.5x	10.1x	4.2x
Median		2.5x	1.2x	5.6x	2.7x
Overall Mean		3.4x	2.0x	12.9x	6.5x
Overall Median		2.6x	1.4x	6.3x	3.0x

Based on its professional judgment and experience, Rothschild & Co deemed these SPAC transactions relevant to consider in relation to Vieco USA and the Merger contemplated by the Merger Agreement. No company, business or SPAC transaction used in this analysis is identical or directly comparable to Vieco USA or the Merger contemplated by the Merger Agreement. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or SPAC transactions to which Vieco USA or the Merger contemplated by the Merger Agreement was compared.

For purposes of this analysis, Rothschild & Co calculated the EV of each of the target companies in the selected precedent SPAC transactions based on the market and financial data of the target companies as well as the implied EV/Revenue and EV/EBITDA multiple of the target company publicly disclosed at the time each such selected SPAC transaction was announced.

Based on the EV/Revenue and EV/EBITDA multiples calculated for the selected SPAC transactions and on Rothschild & Co’s professional judgment, including its professional judgment that the multiples for the Launch Companies were the most relevant, Rothschild & Co applied an illustrative range of EV/Revenue multiples of 2.75x to 6.00x and 1.50x to 3.50x to the estimated revenue of Vieco USA for the fiscal year ending December 31, 2024, and December 31, 2025, respectively, as provided in the Financial Forecasts, and applied an illustrative range of EV/EBIDTA multiples of 8.9x to 21.6x and 3.1x to 13.7x to the estimated EBIDTA of Vieco USA for the fiscal year ending December 31, 2024, and December 31, 2025, respectively, as provided in the Financial Forecasts, to reach the following implied EV reference ranges for Vieco USA, rounded to the nearest $25 million, as compared to the Vieco USA Transaction EV:

Implied EV Reference Range for Vieco USA (in millions)		Vieco USA Transaction EV (in millions)
EV/2024E Revenue	$2,525 – $5,475	$3,218
EV/2025E Revenue	$2,325 – $5,450
EV/2024E EBITDA	$2,050 – $4,950
EV/2025E EBITDA	$1,575 – $6,900

Discounted Cash Flow Analysis

Rothschild & Co performed discounted cash flow analyses for Vieco USA in order to derive an implied EV reference range for Vieco USA if it were to remain an independent company, and then compared this implied EV reference range with the Vieco USA Transaction EV. In this analysis, Rothschild & Co calculated a range of implied EVs based on the perpetuity growth method by adding (i) the estimated unlevered, after-tax free cash flows that Vieco USA was forecasted to generate from the three months ended December 31, 2021 through the end of fiscal year 2030 based on the Financial Forecasts provided by the management of NextGen, after the application of a range of illustrative discount rates, which were based on the estimated weighted average cost of capital (“WACC”) for Vieco USA to (ii) a range of illustrative terminal values of Vieco USA, after the application of a range of illustrative discount rates based on the estimated WACC for Vieco USA. Rothschild & Co estimated the terminal value of Vieco USA by applying an illustrative range of growth rates in perpetuity of 2.00% to 3.00%, which Rothschild & Co selected using its experience and professional judgment, to the estimated unlevered after-tax free cash flows for the terminal period. This terminal value calculation resulted in a range of illustrative discounted terminal values of Vieco USA, the midpoint of which is $2,092 million.

Unlevered, after-tax free cash flows were calculated as NOPAT (net operating profit after taxes, i.e. Adjusted EBITDA less depreciation and amortization, less tax expense based on a marginal cash tax rate and inclusive of NOLs where applicable), plus depreciation and amortization, less capital expenditures, less increases in net working capital. Rothschild & Co used the mid-year discounting convention and applied a range of illustrative discount rates of 12.5% to 25.0%, based on an estimated WACC of 18.75%, which Rothschild & Co calculated using certain Vieco USA-specific inputs, including Vieco USA’s cost of equity using the capital asset pricing model and a beta for Vieco USA, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was based on Rothschild & Co’s professional judgment and expertise and taking into account the Financial Forecasts and market expectations.

These analyses indicated the following implied EV reference ranges for Vieco USA, rounded to the nearest $25 million, as compared to the Vieco USA Transaction EV:

Implied EV Reference Range for Vieco USA (in millions)	Vieco USA Transaction EV (in millions)
$2,075 – $8,200	$3,218

The valuation and financial analyses set out above are not a comprehensive description of all analyses and examinations actually conducted by Rothschild & Co in connection with its opinion and are qualified in their entirety by reference to the full text of the written opinion of Rothschild & Co attached herein as Annex L.

Miscellaneous

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved, and therefore a fairness opinion necessarily is not susceptible to partial analysis or summary description. Rothschild & Co believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all of the described analyses and factors, would create an incomplete view of the process underlying Rothschild & Co’s analyses and opinion. In arriving at its fairness determination, Rothschild & Co considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Rothschild & Co made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above as a comparison is directly comparable to Vieco USA or the Merger contemplated by the Merger Agreement.

In performing its analyses, Rothschild & Co made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NextGen. Rothschild & Co’s analyses were based in part on the Financial Forecasts and other third party research analyst estimates, which are not necessarily indicative of actual values or actual future results and which may be significantly more or less favorable than those suggested by Rothschild & Co’s analyses. These analyses were prepared solely as part of the analysis performed by Rothschild & Co with respect to the fairness, from a financial point of view, to NextGen of the Aggregate Consideration payable pursuant to the Merger Agreement, and were provided to the board of directors of NextGen in connection with the delivery of Rothschild & Co’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, Rothschild & Co’s opinion, together with the financial analyses performed by Rothschild & Co in connection with its opinion and reviewed by the board of directors of NextGen, were among the many factors that the board of directors of NextGen took into consideration in making the recommendation of the board of directors of NextGen as described in the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination”. Rothschild & Co was not requested to, and did not, recommend any specific amount of consideration to the board of directors of NextGen or that any specific amount of consideration constituted the only appropriate consideration in the Merger contemplated by the Merger Agreement. The amount and type of consideration payable in the Merger contemplated by the Merger Agreement was determined through arms-length negotiations between Vieco USA and NextGen. Consequently, Rothschild & Co’s opinion should not be viewed as determinative of the views of the board of directors of NextGen or the management of NextGen with respect to the Aggregate Consideration or the Merger contemplated by the Merger Agreement, including whether the board of directors of NextGen would have been willing to determine that a different Aggregate Consideration was fair.

Rothschild & Co is acting as financial advisor to NextGen with respect to the Merger contemplated by the Merger Agreement and will receive an aggregate fee of approximately $1,000,000 from NextGen for its services, $250,000 of which became payable upon delivery of Rothschild & Co’s opinion and $750,000 of which is contingent upon the consummation of the Merger contemplated by the Merger Agreement. NextGen has also agreed to reimburse Rothschild & Co for certain expenses and to indemnify Rothschild & Co against certain liabilities arising out of its engagement.

During the two-year period ending on August 22, 2021, Rothschild & Co did not provide financial services to NextGen or Vieco USA other than, in the case of NextGen, with respect to Rothschild & Co’s engagement in connection with the Merger contemplated by the Merger Agreement.

Rothschild & Co has provided financial advisory services to an entity in which the Co-Founders and Co-Chairmen of the Parent are Co-Founders and Co-Chairmen, which services were unrelated to the Merger contemplated by the Merger Agreement and for which it has received fees. Rothschild & Co has also provided financial advisory services to an entity for which a Co-Founder and Co-Chairman of NextGen is a member of the board of directors, which services were unrelated to the Merger contemplated by the Merger Agreement and for which it has received fees.

A foreign investment banking affiliate of Rothschild & Co has provided certain financial advisory services to an affiliate of Virgin Group, an affiliate of which is a shareholder of Vieco USA, for which a Rothschild & Co affiliate has received fees for its services. In addition, Rothschild & Co and its foreign investment banking affiliates also have provided and/or are currently providing certain financial advisory services to Mubadala Investment Company PJSC, an affiliate of which is a shareholder of Vieco 10, and/or its affiliates from time to time for which Rothschild & Co and its affiliates have received and/or may receive fees for their services, including representing Mubadala Investment Company PJSC and/or its affiliates in connection with strategic advisory, mergers and acquisitions, equity and debt advisory and restructuring matters. In addition, Rothschild & Co and its affiliates may in the future provide financial services to NextGen, Vieco USA and/or their respective affiliates in the ordinary course of its businesses from time to time and may receive fees for the rendering of such services. In addition, in the ordinary course of Rothschild & Co’s asset management, merchant banking and other business activities, its affiliates may trade in the securities of Vieco USA, NextGen, any of their respective affiliates and third parties.

Rothschild & Co’s opinion was given and speaks only as of its date. Subsequent developments may affect Rothschild & Co’s opinion and the assumptions used in preparing it, and Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion. Rothschild & Co’s opinion was approved by the Global Advisory Commitment Committee of Rothschild & Co.

Unaudited Projected Financial Information

As a private company, Vieco USA does not as a matter of course make public projections as to future results. Prior to approval by the NextGen board of directors and the execution of the Merger Agreement and related agreements, Vieco USA provided its internally-derived forecasts, finalized in August of 2021, for each of the years in the nine-year period ending December 31, 2030 to NextGen for use as a component of its overall evaluation of Vieco USA (the “Financial Forecasts”). Such projected financial information is included in this proxy statement/prospectus because it was provided to the NextGen board of directors for its evaluation of the Business Combination. Virgin Orbit’s projected financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP with respect to forward looking financial information, but, in the view of Vieco USA’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and Virgin Orbit’s expected future financial performance. The forecasts do not take into account unforeseen costs associated with supporting a public company. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subject in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may differ materially from actual results.

Vieco USA’s management provided projections for each of the years in the nine-year period ending December 31, 2030, in part, in order to capture an increasing number of launches, average revenue per launch, additional manufacturing capacity and the evolution of Vieco USA’s product portfolio, including commercial and civil, national security and defense and space solutions. Vieco USA’s projections extend to 2030 in order to capture the initial revenue and profit opportunity of its various solution offerings. Given the various risks and uncertainties relating to Virgin Orbit’s business, there may be significant differences between actual and projected results and that projections for later years are even less certain than projections for earlier years.

The projections reflect numerous estimates and assumptions, including economic, market and operational assumptions, all of which are difficult to predict and many of which are beyond Virgin Orbit’s control, such as the risks and uncertainties contained in the sections entitled “Risk Factors”, “Vieco USA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Statement Regarding Forward-Looking Statements.” The financial projections provided to NextGen’s board of directors are forward-looking statements that are based on growth assumptions, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Virgin Orbit’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. While all projections are necessarily speculative, notably, statements regarding Virgin Orbit’s nine-year business plan and yearly forecasts, and summary financial projections are, without limitation, subject to material assumptions regarding Virgin Orbit’s ability to design, manufacture, develop, and operate its products and provide its services at scale and meet its customers’ business needs, Virgin Orbit’s ability to successfully execute its development plans and growth strategy, Virgin Orbit’s ability to maintain sufficient financing to fund its operations and growth, and Virgin Orbit’s ability to source and maintain customer contracts. Vieco USA cautions that its assumptions may not materialize and that market developments and economic conditions may render such assumptions, although believed reasonable at the time they were made, subject to greater uncertainty.

The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Vieco USA, NextGen or their respective affiliates, officers, directors, advisors or representatives currently consider the projections to be a reliable prediction of actual future events, and reliance should not be placed on the projections to make a decision regarding the transaction. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them. Accordingly, the projections should not be looked upon as “guidance” of any sort. Virgin Orbit does not intend to refer back to these projections in its future periodic reports filed under the Exchange Act.

THE PROJECTED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, VIECO USA AND NEXTGEN UNDERTAKE NO OBLIGATIONS AND EXPRESSLY DISCLAIM ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THE PROJECTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE PROJECTED FINANCIAL INFORMATION, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF VIECO USA, NEXTGEN NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY VIRGIN ORBIT SHAREHOLDER, NEXTGEN SHAREHOLDER, VIECO USA SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The projections were prepared by, and are the responsibility of Vieco USA’s management. The projections have not been audited. Neither Vieco USA’s independent auditors, NextGen’s independent auditors nor any other independent accountants have examined, compiled, or otherwise performed procedures with respect to the accompanying projected financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with the projected financial information. The report of Vieco USA’s independent auditors included in this proxy statement/prospectus relates to historical financial information of Vieco USA. It does not extend to the projections and should not be read as if it does. You are encouraged to review the financial statements of Vieco USA, Inc. included in this proxy statement/prospectus, as well as the financial information provided in the section entitled “Selected Historical Consolidated Financial and Operating Data of Vieco USA” in this proxy statement/prospectus and to not rely on any single financial measure.

Adjusted EBITDA and Unlevered Free Cash Flow are non-GAAP measures, which are additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as alternatives to gross profit, net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of liquidity. Non-GAAP financial measures as used by Vieco USA may not be comparable to similarly titled amounts used by other companies. Not all of the information necessary for a quantitative reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is available without unreasonable efforts at this time. Accordingly, we have not provided a reconciliation of such financial measures.

The key elements of the projections provided to NextGen are summarized below.

	Virgin Orbit Financial Forecast
	Forecast Year Ending December 31
(in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
	(unaudited)
Revenue(1)	$15	$70	$331	$914	$1,554	$2,063	$2,555	$2,999	$3,814	$4,621
Gross Profit(1)	(20)	(4)	98	378	724	1,098	1,384	1,619	2,029	2,441
Net Income(1)	(171)	(180)	(77)	127	362	676	770	874	1,132	1,397
Adjusted EBITDA(2)	(156)	(151)	(17)	229	504	854	1,150	1,358	1,717	2,069
Unlevered Free Cash Flow(3)	(155)	(222)	(120)	90	530	854	820	873	1,229	1,615

____________

(1)      Management estimates of revenue, gross profit and net income based on launch manifest. Estimates of revenue includes estimates of other income such as grant-related income treated as a cost offset for reporting purposes, consistent with GAAP reporting. Commercial and civil launch estimates are based on active contracts, active proposals and identified opportunities plus external market assessments and expectations of market capture. National security and defense estimates are based on active contracts active proposals and identified opportunities plus external market assessments. Space solutions estimates are based on external market assessments and expectations of market capture.

(2)      Defined as net income plus the deduction of the sums of interest expense, taxes and depreciation and amortization. Non-cash or non-recurring expenses that cannot reasonably be identified or estimated for the periods presented have not been considered for purposes of the projections and may affect Virgin Orbit’s Adjusted EBITDA for the periods presented.

(3)      Defined as NOPAT (net operating profit after taxes, i.e. Adjusted EBITDA less depreciation and amortization, less tax expense based on a marginal cash tax rate and inclusive of NOLs where applicable), plus depreciation and amortization, less capital expenditures, less increases in net working capital.

Virgin Orbit’s forecasted financial information was prepared using a number of assumptions, including the following assumptions that Vieco USA’s management believed to be material:

•        Revenue growth across all three of Virgin Orbit’s service offerings, including:

o       Growth from $5 million in 2021 to $789 million in 2026 from its commercial & civil offering, driven by increases in launches, as well the delivery of franchises for foreign defense departments;

o       Growth from $10 million in 2021 to $838 million in 2026 from its national security and defense offering, driven by increases in launches, delivery of U.S. Government squadrons, development and launches of hypersonic/target vehicles, as well as the special mission aircraft product offering; and

o       After development and launch of its constellation in 2023 and gaining full capabilities in 2024, growth to $436 million in 2026, driven mainly by Earth Observation and Internet of Things services from the constellation;

•        Revenue, gross profit and net income estimates are based on launch manifest;

•        Expected benefit from economies of scale, learning curve improvements, and margin growth from Virgin Orbit’s differentiated offerings over time will improve gross profit margins;

•        Capital expenditures driven by expanding Virgin Orbit’s production capabilities through additional manufacturing capacity, incremental aircraft, and launch sites; as well as investment into the evolution of Virgin Orbit’s service offering;

•        Launch rate will grow based on market demand, Virgin Orbit’s ability to scale production, and improve operational efficiencies;

•        Proliferation of small satellites drives commercial demand for dedicated launch;

•        U.S. Government shift to disaggregated resilient architecture will drive significant launch demand;

•        Access to sources of capital, including debt financing and other sources of capital, to finance operations and growth;

•        International spaceports to create strong installed base for re-occurring launch and O&M (Operations and Maintenance); and

•        Missile defense targets, hypersonic experiments and countermeasures increasing in budgetary priority and use cases.

Vieco USA believes that the assumptions used to derive its forecasts are both reasonable and supportable. The forecasts for revenue reflect the consistent application of the accounting policies of Vieco USA and should be read in conjunction with the accounting policies included in Note 2 — “Summary of Significant Accounting Policies” accompanying the historical audited consolidated financial statements of Vieco USA and included elsewhere in this proxy statement/prospectus.

Satisfaction of 80% Test

It is a requirement under the Nasdaq listing requirements that any business acquired by NextGen have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the pre-money valuation of $3.1 billion for Vieco USA compared to the $382.6 million in the trust account as of June 30, 2021, the NextGen board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of NextGen and its shareholders and appropriately reflected Vieco USA’s value. In reaching this determination, the NextGen board of directors relied on the financial analysis and opinion of Rothschild & Co in addition to considering all of the factors described in the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination.” The board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. NextGen’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Vieco USA met this requirement.

Interests of NextGen’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of NextGen’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and NextGen’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of NextGen shareholders and warrant holders generally. As more fully described below, the Sponsor, among other things, (1) will only be able to realize a return on its equity in NextGen (which may be materially higher than those realized by public NextGen shareholders and warrant holders) if NextGen completes a business combination within the required period, and (2) has advanced funds to NextGen to cover transaction expenses, for which it will only be reimbursed if NextGen completes a business combination within the required period. Further, certain of NextGen’s officers and directors, and their affiliates, are entitled to receive distributions of the assets of the Sponsor and therefore will benefit when NextGen completes a business combination within the required period. More specifically, the Sponsor and NextGen’s directors’ and executive officers’ interests include, among other things, the interests listed below:

•        The 9,564,864 NexGen Class B ordinary shares owned by Sponsor, if valued based on the closing price of $9.90 per public share on the Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, and if unrestricted and freely tradable, would have an aggregate market value of $94.7 million (after giving effect to the conversion of such NexGen Class B ordinary shares into shares of Virgin Orbit common stock in connection with the Merger, including after giving effect to the Domestication). The Sponsor purchased such 9,564,864 NexGen Class B ordinary shares for an aggregate purchase price of $25,000 prior to NextGen’s initial public offering. If NextGen does not consummate a business combination by March 25, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 9,564,864 NextGen Class B ordinary shares owned by the Sponsor would be worthless because following the redemption of the public shares, NextGen would likely have few, if any, net assets and because the Sponsor and NextGen’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any NextGen Class A ordinary shares and NextGen Class B ordinary shares held by it or them, as applicable, if NextGen fails to complete a business combination within the required period.

•        The Sponsor purchased an aggregate of 6,767,927 private placement warrants from NextGen simultaneously with the consummation of NextGen’s initial public offering for an aggregate purchase price of $10.15 million, which will automatically convert into 6,767,927 Virgin Orbit warrants in connection with the Merger (including after giving effect to the Domestication). The 6,767,927 private placement warrants, if valued based on the closing price of $1.60 per public warrant on the Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, and if unrestricted and freely tradable, would have an aggregate market value of $10.8 million, but may expire and become worthless if NextGen fails to complete a business combination by March 25, 2023. As a result of Sponsor’s interest in the NextGen Class B ordinary shares and private placement warrants, Sponsor and its affiliates have an incentive to complete an initial business combination and may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect NextGen’s initial business combination.

•        The Sponsor Related PIPE Investors have subscribed for $15,000,000 of the PIPE Investment, for which they will receive up to 1,500,000 shares of Virgin Orbit common stock. The 1,500,000 shares of Virgin Orbit common stock which the Sponsor Related PIPE Investors have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have had an aggregate market value of $14.9 million based upon the closing price of $9.90 per public share on Nasdaq on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. See the section entitled “Certain Relationships and Related Person Transactions — NextGen Acquisition Corp. II — PIPE Subscription Agreements.”

•        Pursuant to that certain Amended and Restated Limited Liability Company Agreement, dated as of February 8, 2021, by and among NextGen’s directors and executive officers and their affiliates, as applicable (the “Sponsor LLC Agreement”), certain of NextGen’s directors and executive officers made certain capital contributions to the Sponsor, the proceeds of which were used by the Sponsor to purchase the 9,564,864 NexGen Class B ordinary shares for an aggregate purchase price of $25,000. In addition, certain affiliates of George N. Mattson and Gregory L. Summe, as well as affiliates of each of NextGen’s directors, have made certain at-risk capital contributions, the proceeds of which were used by the Sponsor to purchase the 6,767,927 private placement warrants for $10.15 million. Upon or after the consummation of a business combination and as determined by certain members of the Sponsor, certain of NextGen’s directors and executive officers are entitled to receive distributions of the assets of the Sponsor pursuant to the terms of the Sponsor LLC Agreement. As such, certain of NextGen’s directors and executive officers have a direct or indirect economic interest in the securities owned by the Sponsor.

•        In the event that NextGen fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, NextGen will be required to provide for payment of claims of creditors that were not waived that may be brought against NextGen within the ten years following such redemption. In order to protect the amounts held in NextGen’s trust account, the Sponsor has agreed that it will be liable to NextGen if and to the extent any claims by a third party (other than NextGen’s independent auditors) for services rendered or products sold to NextGen, or a prospective target business with which NextGen has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of NextGen’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        In order to finance transaction costs in connection with a Business Combination, the Sponsor has advanced funds to NextGen for working capital purposes, including $770,000 as of September 15, 2021. These outstanding advances have been documented in a promissory note, dated as of August 12, 2021

(the “Promissory Note”), issued by NextGen to the Sponsor, pursuant to which NextGen may borrow up to $1,500,000 from the Sponsor (including those amounts which are currently outstanding). The Promissory Note is non-interest bearing, unsecured and due and payable in full on the earlier of March 25, 2023 and the date NextGen consummates its initial business combination. If NextGen does not complete the initial business combination within the required period, NextGen may use a portion of the working capital held outside the trust account to repay such advances and any other working capital advances made to NextGen, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to NextGen, and Sponsor may not be able to recover the value it has loaned to NextGen and any other working capital advances it may make.

•        NextGen’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on NextGen’s behalf, such as identifying and investigating possible business targets and business combinations, as well as repayment of working capital advances. However, if NextGen fails to consummate a business combination by March 25, 2023, they will not have any claim against the trust account for reimbursement or repayment. Accordingly, NextGen may not be able to reimburse such expenses or repay such advances if the Business Combination or another business combination, is not completed by such date. As of September 15, 2021 there was $770,000 of unpaid reimbursable expenses or working capital advances outstanding (which consists of funds advanced to NextGen by Sponsor pursuant to the Promissory Note).

•        As noted above, the Sponsor purchased 9,564,864 NextGen Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0026 per share (after taking into account the forfeiture by Sponsor of 1,935,136 founder shares, including 497,636 as a result of the underwriter’s partial exercise of the over-allotment option). As a result, Sponsor will have a rate of return on its investment which differs from the rate of return of NextGen shareholders who purchased NextGen shares at various other prices, including NextGen shares included in NextGen units that were sold at $10.00 per unit in NextGen’s initial public offering. The closing price of NextGen’s public shares on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90. As a result of and upon the effective time of the Domestication, among other things, each of the then issued and outstanding NextGen Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock. In the event the stock price of the post-combination company falls below the price paid by a NextGen shareholder at the time of purchase of the NextGen shares by such shareholder, a situation may arise in which Sponsor maintains a positive rate of return while such NextGen shareholder does not.

•        The Sponsor (including its representatives and affiliates) and NextGen’s directors and officers may in the future become, affiliated with entities that are engaged in a similar business to NextGen. For example, Mr. Mattson and Mr. Summe, each of whom serves as an officer and director of NextGen and may be considered an affiliate of the Sponsor, have also recently incorporated NGAC III, which is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effective an initial business combination. Mr. Mattson and Mr. Summe are Co-Chairmen of NGAC III, and each of our other officers is also an officer of NGAC III and owe fiduciary duties under Cayman Islands Companies Act to NGAC III. The Sponsor and NextGen’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to NextGen completing its initial business combination. NextGen’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to NextGen, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in NextGen’s favor and such potential business opportunities may be presented to other entities prior to their presentation to NextGen, subject to applicable fiduciary duties under Cayman Islands Companies Act. NextGen’s Cayman Constitutional Documents provide that NextGen renounces any interest or expectancy in, or in being offered an opportunity to participate in, in any potential transaction or matter that may be a corporate opportunity for NextGen, on the one hand, and one of its officers or directors, on the other, or that may be a corporate opportunity for both NextGen and one of its officers or directors.

•        NextGen’s existing directors and officers will be eligible for continued indemnification and continued coverage under NextGen’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•        Pursuant to the Registration Rights Agreement, the Sponsor and the Sponsor Related PIPE Investors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Virgin Orbit common stock and warrants held by such parties following the consummation of the Business Combination.

The Sponsor and the Sponsor Parties have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Vieco USA or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of NextGen’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Vieco USA or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and each of the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) NextGen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. NextGen will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, NextGen is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Virgin Orbit will represent a continuation of the financial statements of Vieco USA with the Business Combination treated as the equivalent of Vieco USA issuing stock for the net assets of NextGen, accompanied by a recapitalization. The net assets of NextGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Vieco USA in future reports of Virgin Orbit.

Vieco USA is expected to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemptions scenarios:

•        Vieco USA Stockholders will have a relative majority of the voting power of Virgin Orbit;

•        The Virgin Orbit Board will have seven (7) members, and Vieco USA Stockholders will have the ability to nominate the majority of the members of the Virgin Orbit Board;

•        Vieco USA’s senior management will comprise the senior management roles of Virgin Orbit and be responsible for the day-to-day operations;

•        Virgin Orbit will assume the Vieco USA’s name of business; and

•        The intended strategy and operations of Virgin Orbit will continue Vieco USA’s current strategy and operations to develop small satellite launch solutions.

The accounting treatment of the Sponsor Earnback Shares is being evaluated to assess if the arrangements qualify as equity classified instruments or liability classified instruments, including evaluating if the Earnback Triggering Events include events or adjustments that are not considered indexed to the fair value of the Virgin Orbit common stock. If the arrangements are required to be accounted for as liabilities, then the Sponsor Earnback Shares will be recognized as liabilities at fair value upon the Closing and remeasured to fair value at each balance sheet date in future reporting periods with changes in fair value recorded in the Virgin Orbit consolidated statement of operations.

We currently expect the public warrants and private placement warrants to remain liability classified instruments upon the Closing.

Regulatory Matters

None of NextGen nor Vieco USA are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act, approvals required to be obtained from the FCC in connection with licenses issued by the FCC, and the actions and approvals pursuant to the NSIA and under FATA described below. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

HSR Act

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On September 3, 2021, NextGen and Vieco USA filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The waiting period is expected to expire on October 4, 2021.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the

Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. NextGen cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, NextGen cannot assure you as to its result.

FCC

Approvals from the FCC are required to transfer the control of various licenses. Although NextGen and Vieco USA have agreed to use commercially reasonable efforts to obtain all such required approvals, there can be no assurance that the FCC will issue them in a timely manner or will not impose conditions when it does.

FAA

Although no approvals of the FAA are required prior to closing, the FAA may engage in a policy review with other U.S. government agencies to ensure the validity and continuation of all existing government licenses, registrations, permits, and any pending applications post-Closing.

United Kingdom

The United Kingdom’s new investment screening regime under the NSIA is expected to come into full effect on January 4, 2022. Pursuant to the new investment screening regime, certain transactions involving entities that carry on specified activities in the United Kingdom must be approved by the relevant U.K. Secretary of State. If a required approval is not obtained, the NSIA provides that the relevant transaction will be void. The specified activities include certain activities relating to space and satellite technologies.

Accordingly, if the Closing does not occur prior to January 4, 2022 (or such time as the screening regime comes into full effect), approval of the U.K. Secretary of State pursuant to the NSIA will need to be obtained before Closing may occur. If the Closing occurs prior to such time, no approval will be required but the U.K. Secretary of State would nevertheless retain the ability to review the transactions contemplated by the Merger Agreement on its own initiative.

The parties intend to discuss the transactions contemplated by the Merger Agreement with the Investment Security Unit of the U.K. Department of Business, Energy & Industrial Strategy, which is responsible for managing the new investment screening regime. If the Closing does not occur prior to January 4, 2022 (or such time as the screening regime comes into full effect), the parties will make a formal notification under the new investment screening regime to seek approval.

NextGen cannot assure you that the relevant U.K. Secretary of State will approve the transactions contemplated by the Merger Agreement, or that the U.K. Secretary of State will not require conditions or undertakings in relation to the transactions contemplated by the Merger Agreement.

Australia

Vieco USA holds 11 million ordinary shares, and options to subscribe for an additional 7 million ordinary shares, in the capital of Sky and Space Company Ltd, an Australian corporation (“SAS”), which constitutes a “direct interest” in SAS under the FATA.

Under the Merger Agreement, Vieco USA has agreed that by September 21, 2021, it shall cause Virgin Orbit to effect all transfers and cancellations, and take all such other actions, as are reasonably necessary to ensure that neither Vieco USA nor any of its subsidiaries (including Virgin Orbit) has a “direct interest” in SAS at the Closing (the “SAS Divestment”).

If the SAS Divestment occurs before the Closing, the Business Combination will not be a “significant action” and a “notifiable action” under the FATA and we will not be required to notify the Business Combination to the Treasurer of the Commonwealth of Australia under the FATA and obtain written confirmation from the Treasurer (or his delegate) that the Australian Government has no objection to our acquisition of a “direct interest” in SAS as a result of the Business Combination. Otherwise, the Business Combination may be a “significant action” and a “notifiable action”, or a “notifiable national security action”, under the FATA in which case we will be required under the FATA to give such notification and obtain such confirmation before Closing. Under the Merger Agreement, if we determine that the SAS Divestment will not occur by September 21, 2021, we may, following consultation with Vieco USA, give and maintain such notification.

NextGen cannot assure you that any required approval under FATA (including a statement of no objection) will be obtained, or whether conditions, undertakings or other requirements will apply to any approval (or statement of no objection) if obtained.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that NextGen’s entry into the Merger Agreement, dated as of August 22, 2021, by and among NextGen, Pulsar Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and subsidiary of NextGen, and Vieco USA, Inc. (“Vieco USA”), a Delaware corporation, a copy of which is attached to the proxy statement/prospectus as Annex A (as may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, following the Domestication of NextGen to Delaware as described below, the merger of Merger Sub with and into Vieco USA (the “Merger”), with Vieco USA surviving the Merger as a wholly owned subsidiary of Virgin Orbit, in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of NextGen’s Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director (s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

If the BCA Proposal is approved, then NextGen is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Merger will be consummated.

As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of NextGen has unanimously approved a change of NextGen’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with NextGen’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, NextGen will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which NextGen will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, (1) each of the then issued and outstanding NextGen Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock, (2) each of the then issued and outstanding NextGen Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock, (3) each then issued and outstanding NextGen warrant will convert automatically into a Virgin Orbit warrant, pursuant to the Warrant Agreement and (4) each NextGen unit will be cancelled and will entitle the holder thereof to one share of Virgin Orbit common stock and one-fifth of one Virgin Orbit warrant.

The Domestication Proposal, if approved, will approve a change of NextGen’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while NextGen is currently governed by the Cayman Islands Companies Act, upon the Domestication, Virgin Orbit will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then NextGen will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace NextGen’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of Virgin Orbit under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Cayman Constitutional Documents of NextGen, attached hereto as Annex I and the Proposed Organizational Documents of Virgin Orbit, attached hereto as Annex J and Annex K.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The board of directors of NextGen believes that there are several reasons why a reincorporation in Delaware is in the best interests of NextGen and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•        Prominence, Predictability, and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Virgin Orbit, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Virgin Orbit’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Virgin Orbit’s incorporation in Delaware may make Virgin Orbit more attractive to future candidates for the Virgin Orbit Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Virgin Orbit to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors will provide appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of NextGen as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Virgin Orbit immediately following the Domestication will be the same as those of NextGen immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that NextGen be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is to be consummated, NextGen will replace the current amended and restated memorandum of association of NextGen under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of NextGen (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Virgin Orbit, in each case, under the DGCL.

NextGen’s shareholders are asked to consider and vote upon and to approve by special resolution five separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for Virgin Orbit. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of NextGen, attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex J and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex K. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 NextGen Class A ordinary shares, 50,000,000 NextGen Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize shares, consisting of shares of Virgin Orbit common stock and shares of Virgin Orbit preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)

The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by NextGen’s board of directors. Accordingly, NextGen’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of NextGen to carry out a conversion of NextGen Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

The Proposed Organizational Documents authorize the Virgin Orbit Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Virgin Orbit Board may determine, subject to the Stockholders’ Agreement.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article V, section B of the Proposed Certificate of Incorporation.
Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that NextGen’s board of directors shall be composed of one class.

The Proposed Organizational Documents provide that the Virgin Orbit Board be divided into three classes, with each class made up of, as nearly as may be possible, of one-third of the total number of directors constituting the entire Virgin Orbit Board, with only one class of directors being elected in each year and each class serving a three-year term.

	See Article 29 of the Existing Articles.	See Article VI, section A of the Proposed Certificate of Incorporation.
Changes Relating to the Stockholders’ Agreement (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain any provisions subject to any stockholders’ agreement.

The Proposed Organizational Documents provide that certain provisions therein will be subject to the Stockholders Agreement, including provisions governing amendments to the Proposed Organizational Documents, actions by written consent of stockholders and the issuance of preferred stock, with respect to which the Requisite Vieco USA Stockholder will have certain rights pursuant to the Stockholders’ Agreement.

See Article V, Section B and Article XIV, Section A of the Proposed Certificate of Incorporation and Article X of the Proposed Bylaws.

Corporate Name (Organizational Documents Proposal E)	The Cayman Constitutional Documents provide that the name of the company is “NextGen Acquisition Corp. II”	The Proposed Organizational Documents provide that the name of the corporation will be “Virgin Orbit Holdings, Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal E)

The Cayman Constitutional Documents provide that if NextGen does not consummate a business combination (as defined in the Cayman Constitutional Documents) March 25, 2023, NextGen will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate NextGen’s trust account.

The Proposed Organizational Documents do not include any provisions relating to Virgin Orbit’s ongoing existence; the default under the DGCL will make Virgin Orbit’s existence perpetual.
	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Exclusive Forum (Organizational Documents Proposal E)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.

The Proposed Organizational Documents adopt the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom.

See Article XII of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents Proposal E)	The Cayman Constitutional Documents do not provide restrictions on takeovers of NextGen by a related shareholder following a business combination.

The Proposed Organizational Documents will have Virgin Orbit elect not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, except that the modified restrictions provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions.

See Article IX, Section A of the Proposed Certificate of Incorporation.
Waiver of Corporate Opportunities (Organizational Documents Proposal E)

The Cayman Constitutional Documents provide that NextGen renounces any interest or expectancy in, or in being offered an opportunity to participate in, in any potential transaction or matter that may be a corporate opportunity for NextGen, on the one hand, and one of its officers or directors, on the other, or that may be a corporate opportunity for both NextGen and one of its officers or directors.

The Proposed Organizational Documents grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives).

	See Article 51 of the Cayman Constitutional Documents.	See Article X of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal E)	The Cayman Constitutional Documents include various provisions related to NextGen’s status as a blank check company prior to the consummation of a business combination.

The Proposed Organizational Documents do not include such provisions related to NextGen’s status as a blank check company, which no longer will apply upon consummation of the Merger, as NextGen will cease to be a blank check company at such time.

See Article 49 of the Cayman Constitutional Documents.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex J and Annex K, respectively), with such principal changes as described in Organizational Documents Proposals A-E.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED SHARE CAPITAL, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal A — to authorize the change in the authorized share capital of NextGen from (i) 500,000,000 NextGen Class A ordinary shares, 50,000,000 NextGen Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, of NextGen (the “NextGen preferred shares”) to (ii)            shares of Virgin Orbit common stock and            shares of Virgin Orbit preferred stock.

As of the date of this proxy statement/prospectus, there are (i) 38,259,457 NextGen Class A ordinary shares issued and outstanding, (ii) 9,564,864 NextGen Class B ordinary shares issued and outstanding and (iii) no NextGen preferred shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 7,651,891 public warrants and 6,767,927 private placement warrants of NextGen, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the NextGen warrants will be exercisable after giving effect to the Merger for one share of Virgin Orbit common stock at an exercise price of $11.50 per share. No NextGen warrants are exercisable until the later of (1) 30 days after the Closing and (2) March 25, 2022.

Pursuant to the Merger Agreement, Virgin Orbit will issue or, as applicable, reserve for issuance in respect of Vieco USA Options outstanding as of immediately prior to the Effective Time that will be converted into awards based on Virgin Orbit common stock, an aggregate of 310,000,000 shares of Virgin Orbit common stock to Vieco USA Stockholders (which assumes that all Virgin Orbit Options are net-settled immediately prior to Closing and that the Cash Election is not exercised), and pursuant to the PIPE Investment, Virgin Orbit will issue 10,000,000 shares of Virgin Orbit common stock to the PIPE Investors, including the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors.

In order to ensure that Virgin Orbit has sufficient authorized capital for future issuances, NextGen’s board of directors has approved, subject to shareholder approval, that the Proposed Organizational Documents of Virgin Orbit change the authorized share capital of NextGen from (i) 500,000,000 NextGen Class A ordinary shares, 50,000,000 NextGen Class B ordinary shares and 5,000,000 NextGen preferred shares to (ii)            shares of Virgin Orbit common stock and            shares of Virgin Orbit preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Virgin Orbit, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of Virgin Orbit that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.

Vote Required for Approval

The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF VIRGIN ORBIT AT THE BOARD OF DIRECTORS’ DISCRETION, SUBJECT TO THE STOCKHOLDERS’ AGREEMENT, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal B — to authorize the Virgin Orbit Board to issue any or all shares of Virgin Orbit preferred stock in one or more series, with such terms and conditions as may be expressly determined by the Virgin Orbit Board and as may be permitted by the DGCL, subject to the Stockholders’ Agreement.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Virgin Orbit after the Business Combination.

If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of Virgin Orbit will be            shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action, subject to the Stockholders’ Agreement. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Virgin Orbit, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Virgin Orbit and thereby protect continuity of or entrench its management, which may adversely affect the market price of Virgin Orbit and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Virgin Orbit, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Virgin Orbit Board to issue the authorized preferred stock on its own volition will enable Virgin Orbit to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Virgin Orbit currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS

Overview

Organizational Documents Proposal C — to provide that the Virgin Orbit Board be divided into three classes, with each class made up of, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, with only one class of directors being elected in each year and each class serving a three-year term.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Virgin Orbit after the Business Combination.

If Organizational Documents Proposal C is approved, the Virgin Orbit Board will remain a classified board. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in Virgin Orbit for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (a) the Virgin Orbit Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

In addition, pursuant to the Stockholders’ Agreement, each of Virgin Orbit and the Voting Parties will agree not to take, directly or indirectly, any actions that would frustrate, obstruct or otherwise affect the provisions of the Stockholders’ Agreement and the intention of the parties thereto with respect to the composition of the Virgin Orbit Board as therein stated. Each Voting Party, to the extent not prohibited by the certificate of incorporation of Virgin Orbit as then in effect, will vote all of its shares of Virgin Orbit common stock held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Virgin Orbit Board those individuals designated in accordance with the Stockholders’ Agreement and to otherwise effect the intent of the provisions of the Stockholders’ Agreement.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Virgin Orbit, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that a classified board of directors in the best interest of Virgin Orbit because it is designed to assure the continuity and stability of Virgin Orbit’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with Virgin Orbit and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist Virgin Orbit in protecting the interests of our stockholders in the event of an unsolicited offer for Virgin Orbit by encouraging any potential acquirer to negotiate directly with the Virgin Orbit Board.

This proposal may increase the amount of time required for a takeover bidder to obtain control of Virgin Orbit without the cooperation of the Virgin Orbit Board, even if the takeover bidder were to acquire a majority of the voting power of Virgin Orbit’s outstanding voting stock. Without the ability to obtain immediate control of the Virgin Orbit Board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of Virgin Orbit. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of the Virgin Orbit Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Virgin Orbit Board, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over Virgin Orbit, our board of directors believes that by forcing potential bidders to negotiate with the Virgin Orbit Board for a change of control transaction, the Virgin Orbit Board will be better able to maximize stockholder value in any change of control transaction.

Our board of directors is not aware of any present or threatened third-party plans to gain control of Virgin Orbit, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of Virgin Orbit’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of Virgin Orbit’s stockholders in hostile takeover situations. The NextGen board of directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of Virgin Orbit.

Vote Required for Approval

The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE PROPOSED ORGANIZATIONAL DOCUMENTS BEING SUBJECT TO THE STOCKHOLDERS’ AGREEMENT

Overview

Organizational Documents Proposal D — to provide that certain provisions of the Proposed Organizational Documents will be subject to the Stockholders Agreement, including provisions governing amendments to the Proposed Organizational Documents, actions by written consent of stockholders and the issuance of preferred stock, with respect to which the Requisite Vieco USA Stockholder will have certain rights pursuant to the Stockholders’ Agreement.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Virgin Orbit after the Business Combination.

Pursuant to the Stockholders’ Agreement, among other things, subject to the Requisite Vieco USA Stockholder’s continued satisfaction of certain ownership thresholds with respect to the voting securities of Virgin Orbit, the Requisite Vieco USA Stockholder will be granted certain rights to designate directors for election to the Virgin Orbit Board (and the Voting Parties will vote in favor of such designees) and will, under certain circumstances, have certain approval rights with respect to significant corporate transactions as contemplated thereby, which will require the prior written consent of the Requisite Vieco USA Stockholder before any such action is taken by Virgin Orbit or any of its subsidiaries, in each case, in accordance with the terms and subject to the conditions contemplated by the Stockholders’ Agreement. From and after the Closing, the Stockholders’ Agreement contemplates that, the Virgin Orbit Board will consist of seven directors and also contains certain provisions intended to maintain, following the consummation of the Merger, Virgin Orbit’s qualification as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c). For additional information on the Stockholders’ Agreement, see the section entitled “BCA Proposal — Related Agreements — Stockholders’ Agreement.”

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Virgin Orbit, copies of which are attached to this proxy statement/prospectus as Annex J and Annex K. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of the Proposed Organizational Documents do not conflict with the rights granted under the Stockholders’ Agreement. For additional information on the Stockholders’ Agreement, see the section entitled “BCA Proposal — Related Agreements — Stockholders’ Agreement.”

Vote Required for Approval

The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL E — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal E — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex J and Annex K, respectively), including (1) changing the corporate name from “NextGen Acquisition Corp. II” to “Virgin Orbit Holdings, Inc.”, (2) making Virgin Orbit’s corporate existence perpetual, (3) adopting the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom, (4) electing not to be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL, except that the modified restrictions provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions, (5) granting an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives) and (6) removing certain provisions related to NextGen’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which NextGen’s board of directors believes is necessary to adequately address the needs of Virgin Orbit after the Business Combination.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of Virgin Orbit after the Business Combination.

The Proposed Organizational Documents stipulate that, unless Virgin Orbit consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Virgin Orbit, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Virgin Orbit to Virgin Orbit or to Virgin Orbit’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Virgin Orbit or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Organizational Documents also provide that, unless Virgin Orbit consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

The Proposed Organizational Documents will cause Virgin Orbit to not be governed by Section 203 of the DGCL and, instead, will include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, except that the modified restrictions will provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions.

The Proposed Organizational Documents will also grant an explicit waiver regarding corporate opportunities to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives).

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of NextGen’s operations should NextGen not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, Virgin Orbit will not be a blank check company.

Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Virgin Orbit’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal E, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal E. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Virgin Orbit, attached hereto as Annex J and Annex K as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “NextGen Acquisition Corp. II” to “Virgin Orbit Holdings, Inc.” is desirable to reflect the Business Combination with Vieco USA and to clearly identify Virgin Orbit as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making Virgin Orbit’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Virgin Orbit following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Virgin Orbit in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Virgin Orbit will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

DGCL 203 Opt Out and Replacement

Our board of directors intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

Virgin Orbit will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

Our board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203, except that the modified restrictions provide that the Vieco USA shareholders that receive Virgin Orbit common stock at the Effective Time and their permitted transferees will not be deemed to be “interested stockholders,” regardless of the percentage of their voting stock and are therefore not subject to such restrictions. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Virgin Orbit. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Virgin Orbit that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders. The board of directors believes that such provisions will help to prevent a third party from acquiring “creeping control” of Virgin Orbit without paying a fair premium to all stockholders.

Waiver of Corporate Opportunities

Our board of directors believes that granting this waiver is essential to NextGen’s ability to retain and attract qualified directors and to carry out the intent of the parties with respect to composition of the Virgin Orbit Board pursuant to the Stockholders’ Agreement. NextGen expects that qualified directors would likely engage in business activities outside of Virgin Orbit and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of Virgin Orbit, in part given that a number of such directors will be designated by the Requisite Vieco USA Stockholder pursuant to the Stockholders’ Agreement. NextGen’s board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on the Virgin Orbit Board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to Virgin Orbit and its affiliates) and would make it difficult for the parties to carry out the intent of the Stockholders’ Agreement (which granted certain rights to the Requisite Vieco USA Stockholder following the Business Combination) or maintain the benefits to be derived by the combined company through its business relations with VIL, Aabar Space Inc. and the Sponsor. NextGen’s board of directors believes that the limits and exclusions contained in the corporate opportunity waiver included in the Proposed Organizational Documents provides a clear delineation between which corporate opportunities the “exempted persons” identified thereunder may or may not pursue in his, her or its individual capacity, and that such clarity will enable Virgin Orbit to attract and retain qualified directors, including as contemplated by the Stockholders’ Agreement.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to NextGen’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Virgin Orbit and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and NextGen’s board of directors believes it is the most appropriate period for Virgin Orbit following the Business Combination. In addition, certain other provisions in NextGen’s current certificate require that proceeds from NextGen’s initial public offering be held in the trust account until a business combination or liquidation of NextGen has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of Organizational Documents Proposal E requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal E is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Organizational Documents Proposal E will have no effect, even if approved by holders of ordinary shares.

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

The Director Election Proposal — to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, to elect            directors who, upon consummation of the Business Combination, will be the directors of Virgin Orbit (“Director Election Proposal”).

Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, NextGen’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal.

Nominees

As contemplated by the Merger Agreement, the Virgin Orbit Board following consummation of the transaction will consist of up to seven directors, which shall initially include:

(i)     one director nominee to be designated by NextGen (who shall serve as a Class III director in accordance with the Cayman Constitutional Documents following the Effective Time), in its sole discretion, prior to the Closing, and will thereafter be designated, nominated and elected as contemplated by the Stockholders’ Agreement and the Proposed Organizational Documents, as applicable;

(ii)    one director nominee to be designated by NextGen, that is reasonably acceptable to Vieco USA, prior to the Closing, and will thereafter be designated, nominated and elected as contemplated by the Stockholders’ Agreement and the Proposed Organizational Documents, as applicable;

(iii)   one director nominee who shall be the Chief Executive Officer of Vieco USA as of the Closing, and will thereafter be designated, nominated and elected as contemplated by the Stockholders’ Agreement and the Proposed Organizational Documents, as applicable;

(iv)   up to four director nominees to be designated by Vieco USA, in good faith consultation with NextGen, prior to the Closing, and will thereafter be designated, nominated and elected as contemplated by the Stockholders’ Agreement and the Proposed Organizational Documents, as applicable.

Accordingly, our board of directors has nominated each of            ,             ,             ,             ,             ,
             and            to serve as our directors upon the consummation of the Business Combination, in each case, in accordance with the terms and subject to the conditions of the Stockholders’ Agreement and the Proposed Organizational Documents. For more information on the experience of each of these director nominees, please see the section entitled “Management of Virgin Orbit Following the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the NextGen Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Virgin Orbit Board upon the consummation of the Business Combination.”

Name of Director

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Rule 5635(a) of The Nasdaq Stock Market Listing Rules, the issuance, or reservation for future issuance, of shares of Virgin Orbit common stock to (a) the PIPE Investors, including the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors, pursuant to the PIPE Investment and (b) Vieco USA Stockholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”).

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, NextGen’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635(a)(1), shareholder approval is required prior to the present or potential issuance of common stock or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock of another company if the common stock is not issued in a public offering for cash and (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock (or securities convertible into or exercisable for common stock) or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of the official Nasdaq closing price immediately before signing of the binding agreement and the average official Nasdaq closing price for the five trading days immediately preceding the signing of the binding agreement of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. If the Business Combination is completed pursuant to the Merger Agreement, NextGen currently expects to issue an estimated 312,791,020 shares of Virgin Orbit common stock (assuming that none of NextGen’s outstanding public shares are redeemed) in connection with the Business Combination and the PIPE Investment. For further details, see the section entitled “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”

Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of the Nasdaq-listed company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of NextGen’s ordinary shares, the Sponsor is considered a substantial shareholder of NextGen under Nasdaq Listing Rule 5635(e)(3). For this reason, NextGen is seeking the approval of NextGen shareholders for the issuance of shares of Virgin Orbit common stock in connection with the Business Combination and the PIPE Investment.

In the event that this proposal is not approved by NextGen shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by NextGen shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Virgin Orbit common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of Virgin Orbit common stock will not be issued.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Rule 5635 of the Nasdaq Rules, the issuance of shares of Virgin Orbit common stock pursuant to the Merger Agreement and the PIPE Investment, including to Vieco USA Stockholders and the PIPE Investors be approved in all respects.”

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

NextGen is asking its shareholders to approve the Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”) and the material terms thereunder. The NextGen board of directors adopted the Incentive Award Plan, prior to the NextGen extraordinary general meeting, subject to stockholder approval at the NextGen extraordinary general meeting.

The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is attached to this proxy statement/prospectus as Annex G.

The Incentive Award Plan

The purpose of the Incentive Award Plan is to enhance Virgin Orbit’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The NextGen board of directors believes that equity awards are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Description of the Material Features of the Incentive Award Plan

This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan.

Eligibility and Administration

Employees, consultants and directors of the combined company and its subsidiaries, will be eligible to receive awards under the Incentive Award Plan. Following the Closing, the combined company is expected initially to have approximately 660 employees, six non-employee directors and 31 other individual service providers who will be eligible to receive awards under the Incentive Award Plan.

Following the Closing, the Incentive Award Plan will be administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the Incentive Award Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the Incentive Award Plan, to interpret the Incentive Award Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Award Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Award Plan.

Shares Available for Awards

The Incentive Award Plan will provide for equity incentive compensation awards in respect of Virgin Orbit common stock. The initial aggregate number of shares of common stock that will be available for issuance under the Incentive Award Plan will be equal to 10% of the outstanding shares as of immediately after the Closing. In addition, the number of shares of common stock available for issuance under the Incentive Award Plan will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i) an amount equal to 5% of the outstanding shares on the final day of the immediately preceding calendar year or (ii) such smaller number of shares as is determined by our board of directors. Shares issued under the Incentive Award plan may consist, in whole or in part, of authorized but unissued common stock, treasury common stock or common stock purchased in the open market.

Assuming a “no redemptions” scenario, the estimated number of shares as of the Closing will be          ; therefore, the maximum potential initial share limit for the Incentive Award Plan as of the Closing will be          . The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Award Plan, will be           .

If an award under the Incentive Award Plan expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the Incentive Award Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the Incentive Award Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the Incentive Award Plan will not reduce the shares available for grant under the Incentive Award Plan. However, the following shares may not be used again for grant under the Incentive Award Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the Incentive Award Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Award Plan but, to the extent granted in respect of an ISO, will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Award Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $750,000 (which limit shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation).

The closing price of NextGen’s public shares on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90.

Awards

The Incentive Award Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the Incentive Award Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Award Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options and SARs.    Stock options provide for the purchase of shares of common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•        Restricted Stock.    Restricted stock is an award of nontransferable shares of common stock that are subject to certain vesting conditions and other restrictions.

•        RSUs.    RSUs are contractual promises to deliver shares of common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Award Plan.

•        Other Stock or Cash Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Award Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards. In the event of a change in control (as defined in the Incentive Award Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Repricing

Our board of directors may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our board of directors may amend or terminate the Incentive Award Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Award Plan, may materially and adversely affect an award outstanding under the Incentive Award Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Incentive Award Plan will remain in effect until the tenth anniversary of the effective date of the Incentive Award Plan, unless earlier terminated. No awards may be granted under the Incentive Award Plan after its termination (and incentive stock options may not be granted under the Incentive Award Plan following the tenth anniversary of the date the NextGen board adopts the Incentive Award Plan).

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Incentive Award Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Award Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Award Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the Incentive Award Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the Incentive Award Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Award Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Award Plan and awards granted under the Incentive Award Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Award Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

We expect to grant equity awards of           shares under the Incentive Award Plan to certain of our employees and directors in connection with the closing of the Business Combination. These awards are expected to vest          , generally subject to the grantee’s continued employment or service.

Other than these awards, the benefits or amounts that may be received or allocated to directors, officers and employees under the Incentive Award Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of NextGen’s public shares on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90.

Name and Principal Position(s)	Equity Awards (# Shares)
Dan Hart, Chief Executive Officer
Brita O’Rear, Vice President & Chief Financial Officer
Derrick Boston, Chief Legal Officer
All current executive officers as a group ( persons)
All current non-executive directors as a group ( persons)
All employees, including all current officers who are not executive officers, as a group ( persons)

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Incentive Award Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Virgin Orbit’s adoption of the Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of the NextGen Board

THE NEXTGEN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

ESPP PROPOSAL

Overview

NextGen is asking its shareholders to approve the Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The NextGen board of directors approved the ESPP, prior to the NextGen extraordinary general meeting, subject to stockholder approval at the NextGen extraordinary general meeting.

The ESPP, if approved, will provide employees of the combined company and its participating subsidiaries with the opportunity to purchase shares of Virgin Orbit common stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the ESPP enhances such employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Accordingly, the NextGen board of directors believes that approval of the ESPP is in the best interests of NextGen and the NextGen board of directors recommends that stockholders vote for approval of the ESPP.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex H.

Description of the Material Features of the ESPP

Summary of the ESPP

This section summarizes certain principal features of the ESPP, which authorizes the grant of options to employees of Virgin Orbit and its participating subsidiaries that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to assist eligible employees of the combined company and its participating subsidiaries in acquiring a stock ownership interest in Virgin Orbit pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Eligibility and Administration

Unless otherwise determined by our board of directors, the compensation committee of our board of directors will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The plan administrator may designate certain of Virgin Orbit’s subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of Virgin Orbit and its participating designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of common stock and other stock of Virgin Orbit.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Following the Closing, the combined company is expected initially to have approximately 660 U.S. employees who would be eligible to participate in the ESPP.

Shares Available for Awards

The initial aggregate number of shares of common stock that will be available for issuance under the ESPP will be equal to 2% of the outstanding shares as of immediately after the Closing. In addition, the number of shares of common stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (a) an amount equal to 1% of the outstanding shares on the final day of the immediately preceding calendar year or (b) such smaller number of shares as is determined by our board of directors.

Assuming a “no redemptions” scenario, the estimated number of outstanding shares as of immediately after the Closing will be             shares; therefore, the maximum potential initial share limit for the ESPP as of the Closing will be             shares. The maximum number of shares that may be issued pursuant to the ESPP will be            .

We cannot precisely predict the share usage under the ESPP as it will depend on a range of factors including the level of employee participation, the contribution rates of participants, the trading price of the common stock and future hiring activity. Any shares distributed pursuant to the ESPP may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

The closing price of NextGen’s public shares on September 13, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.90.

Participating in an Offering

•        Offering Periods and Purchase Periods.    We intend for the ESPP to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

•        Enrollment and Contributions.    The ESPP permits participants to purchase shares through payroll deductions of not less than 1% and up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which will include a participant’s gross base compensation for services to us, excluding prior week adjustment, overtime payments, sales commissions, incentive compensation, periodic bonuses, one-time bonuses (e.g., retention or sign-on bonuses), expense reimbursement, fringe benefits, vacation pay, holiday pay, jury duty pay, funeral leave, military pay, education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by Virgin Orbit or a subsidiary thereof towards such participant’s benefits under any employee benefit plan. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 10,000 shares for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of common stock as of the first day of the offering period).

•        Purchase Rights.    On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of common stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.

•        Purchase Price.    The purchase price of the shares, in the absence of a contrary designation by the plan administrator, will be 85% of the lower of the fair market value of common stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period.

•        Withdrawal and Termination of Employment.    Participants may voluntarily end their participation in the ESPP at any time during an offering period prior to the end of the offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain transactions or events affecting the common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Foreign Participants

The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Plan Amendment and Termination

The administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the ESPP in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the ESPP under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the ESPP, and is intended for general information only. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Other federal taxes and foreign, state and local income taxes, and employment, estate and gift tax considerations, are not discussed, and may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them.

If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the discount (generally, 15%) from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Virgin Orbit will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Virgin Orbit will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

New Plan Benefits

Benefits under the ESPP will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP.

Vote Required for Approval

The approval of the ESPP Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Approvals is not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Virgin Orbit’s adoption of the Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of the NextGen Board

THE NEXTGEN BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows NextGen’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Virgin Orbit and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, NextGen’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved”.

Recommendation of the NextGen Board of Directors

THE NEXTGEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NEXTGEN SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of NextGen’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of NextGen and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, NextGen’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of NextGen’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to NextGen shareholders of Class A ordinary shares and warrants of the Domestication and exercise of redemption rights. This section applies only to NextGen shareholders that hold their Class A ordinary shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “— U.S. Holders — Effects of Section 367 to U.S. Holders”;

•        persons that acquired our securities pursuant to an exercise of employee share options or upon payout of a restricted stock unit, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations; or

•        passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), or any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds NextGen Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any NextGen Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGER, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of NextGen Class A ordinary shares or warrants who or that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States,

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•        an estate whose income is subject to U.S. federal income tax regardless of its source, or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, NextGen will change its jurisdiction of incorporation from the Cayman Islands to Delaware.

It is intended that the Domestication qualify as an F Reorganization. Skadden, Arps, Slate, Meagher & Flom LLP will deliver an opinion that the Domestication will qualify as an F Reorganization. Such opinion will be filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and will be based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of NextGen Class A ordinary shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— U.S. Holders — Effects of Section 367 to U.S. Holders” and “— U.S. Holders — PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if NextGen (i) transferred all of its assets and liabilities to Virgin Orbit in exchange for all of the outstanding common stock and warrants of Virgin Orbit; and (ii) then distributed the common stock and warrants of Virgin Orbit to the holders of securities of NextGen in liquidation of NextGen. The taxable year of NextGen will be deemed to end on the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to NextGen Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of Virgin Orbit common stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the NextGen Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and (ii) the holding period for a share of Virgin Orbit common stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the NextGen Class A ordinary share or warrant surrendered in exchange therefor.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to NextGen Class A ordinary shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

“U.S. Shareholders” of NextGen

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of NextGen stock entitled to vote or 10% or more of the total value of all classes of NextGen stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the NextGen Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of NextGen warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its NextGen Class A ordinary shares is the net positive earnings and profits of NextGen (as determined under Treasury Regulations under Section 367) attributable to such NextGen Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such NextGen Class A ordinary shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

NextGen does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If NextGen’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its NextGen Class A ordinary shares. It is possible, however, that the amount of NextGen’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

U.S. Holders that Own Less Than 10 Percent of NextGen

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) NextGen Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s NextGen Class A ordinary shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Virgin Orbit common stock received in the Domestication in an amount equal to the excess of the fair market value of such Virgin Orbit common stock over the U.S. Holder’s adjusted tax basis in the NextGen Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its NextGen Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from NextGen establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s NextGen Class A ordinary shares and (B) a representation that the U.S. Holder has notified NextGen (or Virgin Orbit) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to NextGen or Virgin Orbit no later than the date such tax return is filed. In connection with this election, NextGen intends to provide each U.S. Holder eligible to make such an election with information regarding NextGen’s earnings and profits upon request.

NextGen does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code; provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that NextGen had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its NextGen Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION AND THE CONSEQUENCES TO THEM OF MAKING AN ELECTION.

U.S. Holders that Own NextGen Class A Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually and constructively) NextGen Class A ordinary shares with a fair market value less than $50,000 and is not a U.S. Shareholder should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under the heading “— U.S. Holders — Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by NextGen would be considered to be passive income and cash held by NextGen would be considered to be a passive asset.

PFIC Status of NextGen

Based upon the composition of its income and assets, and upon a review of its financial statements, NextGen believes that, but for application of the start-up exception described below, it likely would be considered a PFIC. Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Because NextGen’s “start-up year” and its year of formation are both 2021, so long as the Domestication is completed in 2021, NextGen intends to take the position that it is not classified as a PFIC.

Effects of PFIC Rules on the Domestication

In the unlikely event the Domestication is not completed in 2021, and NextGen therefore does not qualify for the start-up exception, as discussed above, NextGen believes that it likely would be classified as a PFIC for U.S. federal income tax purposes. In such case, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of NextGen Class A ordinary shares and warrants upon the Domestication if:

(vii)  NextGen were classified as a PFIC at any time during such U.S. Holder’s holding period in such NextGen Class A ordinary shares or warrants and

(viii) the U.S. Holder had not timely made (a) a QEF Election (as defined herein) for the first taxable year in which the U.S. Holder owned such NextGen Class A ordinary shares or in which NextGen was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined herein) with respect to such NextGen Class A ordinary shares. Generally, Treasury Regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of NextGen.

Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s NextGen Class A ordinary shares or warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which NextGen was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— U.S. Holders — Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, if NextGen is determined to be a PFIC, U.S. Holders of NextGen Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined herein) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their NextGen Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined herein) generally would not be subject to the adverse PFIC rules discussed above with respect to their NextGen Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of NextGen, whether or not such amounts are actually distributed.

The application of the PFIC rules to NextGen warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an NextGen warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined herein) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of NextGen warrants for Virgin Orbit warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of NextGen Class A ordinary shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of NextGen Class A ordinary shares (but not warrants) would depend on whether the U.S. Holder has made a timely and effective election to treat NextGen as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of NextGen Class A ordinary shares during which NextGen qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s NextGen Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its NextGen Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to NextGen is contingent upon, among other things, the provision by NextGen of a “PFIC Annual Information Statement” to such U.S. Holder. If the Domestication is completed in 2022, NextGen will endeavor to provide to a U.S. Holder such information upon request. There is no assurance, however, that NextGen will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to NextGen warrants.

The impact of the PFIC rules on a U.S. Holder of NextGen Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the NextGen Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made by a U.S. Holder, such U.S. Holder generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules would apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares if NextGen were classified as a PFIC. A mark-to-market election is not available with respect to warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of NextGen Class A ordinary shares (which will be exchanged for Virgin Orbit common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Virgin Orbit common stock will depend on whether the redemption qualifies under Section 302 of the Code as a sale of Virgin Orbit’s common stock redeemed or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Virgin Orbit common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Virgin Orbit’s common stock redeemed.

The redemption of Virgin Orbit common stock will generally qualify as a sale of Virgin Orbit’s common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Virgin Orbit common stock actually owned by such U.S. Holder, but also shares of Virgin Orbit common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Virgin Orbit common stock owned directly, Virgin Orbit common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Virgin Orbit common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Virgin Orbit common stock which could be acquired pursuant to the exercise of the warrants.

The redemption of Virgin Orbit common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Virgin Orbit outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of Virgin Orbit outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of Virgin Orbit’s common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of Virgin Orbit’s common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of Virgin Orbit’s common stock owned by certain family members and such U.S. Holder does not constructively own any other Virgin Orbit shares. The redemption of Virgin Orbit common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Virgin Orbit. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Virgin Orbit’s common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Virgin Orbit’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Virgin Orbit common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in Virgin Orbit’s common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Virgin Orbit common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Virgin Orbit common stock constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR VIRGIN ORBIT COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Virgin Orbit common stock and warrants.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Virgin Orbit common stock and warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to Virgin Orbit common stock, to the extent paid out of Virgin Orbit’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the

non-U.S. Holder’s adjusted tax basis in its Virgin Orbit common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Virgin Orbit common stock, which will be treated as described in the section entitled “— Non-U.S. Holders — Sale, Exchange or Other Disposition of Virgin Orbit Common Stock and Warrants” below.

Dividends paid by Virgin Orbit to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of Virgin Orbit common stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Virgin Orbit common stock or warrants unless:

(i)     such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)    the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)   Virgin Orbit is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) Virgin Orbit’s common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding Virgin Orbit common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of Virgin Orbit common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Virgin Orbit common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Virgin Orbit does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Virgin Orbit will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder of Virgin Orbit common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Virgin Orbit common stock will depend on whether the redemption qualifies as a sale of Virgin Orbit’s common stock redeemed, as described above under “— U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Virgin Orbit common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “— Non-U.S. Holders — Sale, Exchange or Other Disposition of Virgin Orbit common stock and Warrants.” If such a redemption does not qualify as a sale of Virgin Orbit common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “— Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “— U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Virgin Orbit common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund; provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Virgin Orbit common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Virgin Orbit common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Virgin Orbit common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Virgin Orbit common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus, except as set forth in the following sentence. Unless the context otherwise requires, all references in this section to “Virgin Orbit” refer to NextGen and its wholly owned subsidiaries after giving effect to the Business Combination.

The unaudited pro forma condensed combined financial information of Virgin Orbit has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 and presents the combination of the historical financial information of NextGen and Vieco USA adjusted to give effect to the Business Combination and the other related events contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial information of Virgin Orbit also gives effect to other financing events consummated by Vieco USA that are not yet reflected in the historical financial information of Vieco USA and are considered material transactions separate from the Business Combination.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited balance sheet of NextGen as of June 30, 2021 with the historical unaudited consolidated balance sheet of Vieco USA as of June 30, 2021 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on June 30, 2020.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed statement of operations of NextGen for the period from January 11, 2021 (inception) through June 30, 2021 and the historical unaudited consolidated statement of operations of Vieco USA for the six months ended June 30, 2021 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed statement of operations for the year ended December 31, 2020 adjusts the historical audited consolidated statement of operations of Vieco USA for the year ended December 31, 2020 on a pro forma basis as if the Business Combination and the other events, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        the historical unaudited condensed financial statements of NextGen as of and for the period from January 11, 2021 (date of inception) through June 30, 2021, and the historical audited financial statements of NextGen for the period from January 11, 2021 (date of inception) to January 18, 2021;

•        the historical unaudited consolidated financial statements of Vieco USA as of and for the six months ended June 30, 2021 and the historical audited consolidated financial statements of Vieco USA as of and for the year ended December 31, 2020; and

•        other information relating to NextGen and Vieco USA included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section entitled “Proposal No. 1 — The BCA Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “NextGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Vieco USA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Merger Agreement, NextGen will be renamed “Virgin Orbit Holdings, Inc.” Merger Sub will merge with and into Vieco USA, with Vieco USA surviving the Merger. Vieco USA will become a wholly owned subsidiary of Virgin Orbit. Upon the consummation of the Business Combination, all holders of 237,246,063 issued and outstanding Vieco USA common stock will receive an estimated 302,791,020 shares of Virgin Orbit common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio to be immediately issued and outstanding as of the Closing and all holders of issued and outstanding Vieco USA Options will receive Virgin Orbit Options, covering an estimated 11,524,631 shares of Virgin Orbit common stock after giving effect to the Exchange Ratio, based on the following events contemplated by the Merger Agreement:

•        the surrender and exchange of all 100 issued and outstanding shares of Vieco USA common stock and 237,064,928 shares of VO Holdings common stock into 237,064,928 shares of Vieco USA common stock pursuant to the merger of VO Holdings with and into Vieco USA with Vieco USA being the surviving entity occurring prior to the Closing;

•        the vesting and settlement of 290,689 granted and outstanding VO Holdings SARs with 181,135 shares of Vieco USA common stock for which the performance condition is deemed satisfied upon the merger of VO Holdings with and into Vieco USA occurring prior to the Closing;

•        the surrender and exchange of all 237,246,063 issued and outstanding shares of Vieco USA common stock into 302,791,020 shares of Virgin Orbit common stock as adjusted by the Exchange Ratio; and

•        the cancellation and exchange of all 9,029,903 granted and outstanding vested and unvested Vieco USA Options into 11,524,631 Virgin Orbit Options exercisable for shares of Virgin Orbit common stock with the same terms and vesting conditions except for the number of shares exercisable and the exercise price, each of which was adjusted by the Exchange Ratio.

Other Related Events in connection with the Business Combination

Other related events that are contemplated to occur in connection with the Business Combination are summarized below:

•        the filing and effectiveness of Vieco USA’s certificate of incorporation and the effectiveness of Vieco USA’s bylaws, each of which will occur immediately prior to the Effective Time and the closing of the PIPE Investment;

•        the sale and issuance of 10,000,000 shares of Virgin Orbit common stock at a purchase price of $10.00 per share for an aggregate purchase price of $100.0 million pursuant to the Subscription Agreements entered in connection with the PIPE Investment;

•        the expected grant of a warrant to purchase 500,000 shares of Virgin Orbit common stock at $10.00 per share to a Third-Party PIPE Investor upon the Closing. The terms of the warrant have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information pursuant to the expected grant of the warrant;

•        the effectiveness of Vieco USA’s new commercial relationships with Third-Party PIPE Investors that includes refundable prepayments by Virgin Orbit upon the Closing contingent on the delivery of services by the Third-Party PIPE Investors. The terms of these new commercial relationships, including payments, have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information pursuant to commercial relationships;

•        the potential grant of stock options to employees of Virgin Orbit to purchase a number of shares of Virgin Orbit common stock upon the Closing, subject to certain vesting conditions. The terms of the stock option grant, including the number of stock options, have not been finalized and remain subject to change. Accordingly, no effect has been given to the unaudited pro forma condensed combined financial information for transactions pursuant to the potential grant of stock options;

•        the effectiveness of Virgin Orbit, LLC’s trademark license agreement with VEL that is amended and restated and novated to Virgin Orbit (the Amended TMLA) upon consummation of the Business Combination as agreed upon by Virgin Orbit, LLC, NextGen and VEL on August 22, 2021. Pursuant to the terms of the Amended TMLA, Virgin Orbit will be obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of its gross sales and (b) a mid-six figure amount in dollars, which increases to a low-seven figure amount in dollars over a four-year ramp up and thereafter increases in correlation with the consumer price index. See the subsection entitled “Information about Vieco USA — Intellectual Property — Virgin Trademark License Agreement”;

•        during the Earnback Period following the Closing, the Sponsor will subject 1,434,730 shares of issued and outstanding Virgin Orbit common stock, comprised of two separate tranches of 717,365 shares per tranche, to potential forfeiture to Virgin Orbit for no consideration until the occurrence (or deemed occurrence) of the respective Earnback Triggering Events. As the Earnback Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnback Shares are treated as contingently recallable in the pro forma condensed combined financial information; and

•        during the Earnback Period following the Closing, the Sponsor will subject 1,015,190 warrants of issued and outstanding Virgin Orbit warrants underlying Virgin Orbit common stock, comprised of two separate tranches of 507,595 shares per tranche, to potential forfeiture to Virgin Orbit for no consideration until the occurrence (or deemed occurrence) of the respective Earnback Triggering Events. As the Earnback Triggering Events have not yet been achieved, these issued and outstanding Sponsor Earnback Warrants are treated as contingently recallable in the pro forma condensed combined financial information.

Other Reorganization Events

Other reorganization and financing events consummated by NextGen and Vieco USA that are not yet reflected in the historical financial information of NextGen and Vieco USA and are considered material transactions separate from the Business Combination are summarized below:

•        the surrender and exchange of all 100 issued and outstanding shares of Vieco USA common stock and 237,246,063 shares of VO Holdings common stock into 237,246,063 shares of Vieco USA common stock pursuant to the merger of VO Holdings with and into Vieco USA with Vieco USA being the surviving entity expected to occur prior to the Closing; and

•        the vesting and settlement of 290,689 granted and outstanding VO Holdings SARs with 181,135 shares of Vieco USA common stock for which the performance condition is deemed satisfied upon the merger of VO Holdings with and into Vieco USA expected to occur prior to the Closing.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, NextGen is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Virgin Orbit will represent a continuation of the financial statements of Vieco USA with the Business Combination treated as the equivalent of Vieco USA issuing shares for the net assets of NextGen, accompanied by a recapitalization. The net assets of NextGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Vieco USA in future reports of Virgin Orbit.

Vieco USA has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemptions scenarios:

•        Vieco USA Stockholders will have a relative majority of the voting power of Virgin Orbit;

•        The Virgin Orbit Board will have seven (7) members, and Vieco USA stockholders will have the ability to nominate the majority of the members of the Virgin Orbit Board;

•        Vieco USA’s senior management will comprise the senior management roles of Virgin Orbit and be responsible for the day-to-day operations;

•        Virgin Orbit will assume the Vieco USA’s name of business; and

•        The intended strategy and operations of Virgin Orbit will continue Vieco USA’s current strategy and operations to develop small satellite launch solutions.

The accounting treatment of the Sponsor Earnback Shares is being evaluated to assess if the arrangements qualify as equity classified instruments or liability classified instruments, including evaluating if the Earnback Triggering Events include events or adjustments that are not considered indexed to the fair value of the Virgin Orbit common stock. If the arrangements are required to be accounted for as liabilities, then the Sponsor Earnback Shares will be recognized as liabilities at fair value upon the Closing and remeasured to fair value at each balance sheet date in future reporting periods with changes in fair value recorded in the Virgin Orbit consolidated statement of operations.

We currently expect the public warrants and the private placement warrants to remain liability classified instruments upon the Closing.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of Virgin Orbit upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Virgin Orbit following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. NextGen and Vieco USA have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the NextGen shareholders approve the Business Combination. Pursuant to the existing certificate of incorporation, NextGen’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. NextGen cannot predict how many of its public shareholders will exercise their right to redeem their public shares of NextGen’s Class A ordinary shares for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

•        Assuming No Redemptions — this scenario assumes that no public shareholders of NextGen exercise their redemption rights with respect to their public shares of Class A ordinary shares for a pro rata share of the funds in the trust account.

•        Assuming Maximum Redemptions — this scenario assumes that 25,021,858 public shares of NextGen’s Class A ordinary shares are redeemed for an aggregate payment of $250.2 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of June 30, 2021 and still satisfy the Minimum Cash Condition required to consummate the Business Combination of at least $200.0 million, after giving effect to the proceeds from the PIPE Investment and to the payments of the estimated transaction costs incurred by NextGen in connection with the Business Combination of $32.4 million, including the deferred underwriting commissions from NextGen’s initial public offering of $13.4 million. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed the amount assumed by this scenario, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount up to $100.0 million at $10.00 per share in order to satisfy the Minimum Cash Condition. If there are significant redemptions by public shareholders, the maximum amount of redemptions could exceed the 25,021,858 public share redemption scenario presented herein.

The following summarizes the pro forma Virgin Orbit common stock issued and outstanding immediately after the Business Combination based on VO Holdings’ capitalization as of September 10, 2021, presented under the two assumed redemption scenarios:

	Fully Diluted Share Ownership in Virgin Orbit(1)
	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)(2)
	Number of Shares	% Ownership	Number of Shares	% Ownership
Requisite Vieco USA Stockholder(3)	301,982,373	78.0%	301,982,373	83.4%
Other Vieco USA Stockholders	808,647	0.2%	808,647	0.2%
Vieco USA PIPE Investors(4)	4,500,000	1.2%	4,500,000	1.2%
Sponsor(5)	11,064,864	2.9%	11,064,864	3.1%
Public shareholders	38,259,457	9.9%	13,237,600	3.7%
Third-Party PIPE Investors(6)	4,000,000	1.0%	4,000,000	1.1%
Vieco USA Options(7)	11,524,631	3.0%	11,524,631	3.2%
Private placement warrants(8)	6,767,927	1.7%	6,767,927	1.9%
Public warrants	7,651,891	2.0%	7,651,891	2.1%
Third-Party PIPE Investor warrant(9)	500,000	0.1%	500,000	0.1%
Total	387,059,790	100.0%	362,037,933	100.0%

____________

(1)      Excludes the impact of the Cash Election.

(2)      Assumes maximum redemptions of 25,021,858 public shares of NextGen’s Class A ordinary shares in connection with the Business Combination at approximately $10.00 per share based on trust account figures as of June 30, 2021. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed the amount in the maximum redemptions scenario, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount of up to $100.0 million at $10.00 per share. If there are significant redemptions by public shareholders, the maximum amount of redemptions could exceed 25,021,858 public shares of NextGen’s Class A ordinary shares.

(3)      Represents shares of Vieco USA common stock assumed to be owned by the Requisite Vieco USA Stockholder at the Closing as converted based on the Exchange Ratio.

(4)      Reflects the sale and issuance of 4,500,000 shares of Virgin Orbit common stock to the Vieco USA PIPE Investors, including VIL and Aabar Space Inc., at $10.00 per share.

(5)      The 11,064,864 shares owned by the Sponsor are inclusive of the 1,500,000 shares of Virgin Orbit common stock issued to the Sponsor Related PIPE Investors and the 1,434,730 Sponsor Earnback Shares that will be restricted from transfer (subject to exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such shares not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(6)      Reflects the sale and issuance of 4,000,000 shares of Virgin Orbit common stock to the Third-Party PIPE Investors at $10.00 per share.

(7)      Includes equity awards under the 2017 Plan assumed to be outstanding at the Closing as converted based on the Exchange Ratio.

(8)      The 6,767,927 private placement warrants beneficially owned by the Sponsor includes the 1,015,190 Sponsor Earnback Warrants, which will be restricted from transfer (subject to certain exceptions), subject to the occurrence (or deemed occurrence) of the Earnback Triggering Events during the Earnback Period. Any such warrants not released from these transfer restrictions during the Earnback Period will be forfeited back to Virgin Orbit for no consideration.

(9)      Represents shares of Virgin Orbit common stock issuable under a warrant expected to be issued to a Third-Party PIPE Investor upon the Closing.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the issued and outstanding public warrants issued in connection with NextGen’s initial public offering as such securities are not exercisable until the later of 30 days after the Closing of the Business Combination or 12 months from the closing of NextGen’s initial public offering. There are also no adjustments for the issued and outstanding Virgin Orbit Options with an estimated underlying 11,524,631 shares reserved for the potential future issuance of Virgin Orbit common stock and for the 38,655,979 shares reserved under the Virgin Orbit Equity Plans for the potential future issuance of common stock, as such events have not yet occurred.

The unaudited pro forma condensed combined financial information contained herein also assumes the Company does not exercise the Cash Election.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands)

					No Redemptions Scenario			Maximum Redemptions Scenario
	Historical NextGen	Historical Vieco USA	Other Reorganization Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$435	$23,588	$—		$382,609	B	$449,241	$(250,218)	I	$199,023
	—	—	—		100,000	C	—	—		—
	—	—	—		(57,391)	D	—	—		—
Restricted cash	—	828	—		—		828	—		828
Accounts receivable, net	—	1,133	—		—		1,133	—		1,133
Contract assets	—	1,801	—		—		1,801	—		1,801
Inventory	—	12,057	—		—		12,057	—		12,057
Prepayments	917	8,168	—		—		9,085	—		9,085
Total current assets	1,352	47,575	—		425,218		474,145	(250,218)		223,927

Investments held in Trust Account	382,609	—	—		(382,609)	B	—	—		—
Property, plant and equipment, net	—	54,267	—		—		54,267	—		54,267
Right-of-use assets	—	15,449	—		—		15,449	—		15,449
Investments	—	1,706	—		—		1,706	—		1,706
Deferred transaction costs	—	3,284	—		—		3,284	—		3,284
Other noncurrent assets	—	387	—		—		387	—		387
Total assets	383,961	$122,668	$—		$42,609		$549,238	$(250,218)		$299,020

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$173	$8,248	$—		$—		$8,421	$—		$8,421
Current portion of lease obligation	—	1,556	—		—		1,556	—		1,556
Accrued liabilities	254	20,987	—		—		21,241	—		21,241
Deferred revenue	—	828	—		—		828	—		828
Due to related party	1	34	—		—		35	—		35
Total current liabilities	428	31,653	—		—		32,081	—		32,081

Derivative warrant liabilities	36,771	—	—		—		36,771	—		36,771
Deferred underwriting commissions	13,391	—	—		(13,391)	D	—	—		—
Lease obligation, net of current portion	—	14,872	—		—		14,872	—		14,872
Deferred revenue, net of current portion	—	27,918	—		—		27,918	—		27,918
Other long-term liabilities	—	295	—		—		295	—		295
Total liabilities	50,590	74,738	—		(13,391)		111,937	—		111,937

NextGen’s Class A shares subject to possible redemption	328,372	—	—		(328,372)	F	—	—		—

Stockholders’ equity
Vieco USA common stock	—	—	24	A	(24)	E	—	—		—
VO Holdings common stock	—	—	(2,368)	A	2,368	E	—	—		—
NextGen Class A ordinary shares	1	—	—		(1)	F	—	—		—
NextGen Class B ordinary shares	1	—	—		(1)	G	—	—		—
Virgin Orbit common stock	—	—	—		1	C	66	(3)	I	63
	—	—	—		30	E	—	—		—
	—	—	—		34	F	—	—		—
	—	—	—		1	G	—	—		—
Additional paid-in capital	23,010	764,242	25,458	A	99,999	C	1,176,661	(250,215)	I	926,446
	—	—	—		(44,000)	D	—	—		—
	—	—	—		(2,374)	E	—	—		—
	—	—	—		(18,013)	H	—	—		—
	—	—	—		328,339	F	—	—		—
Accumulated deficit	(18,013)	(739,540)	—	A	18,013	H	(739,540)	—		(739,540)
Accumulated other comprehensive income	—	114	—		—		114	—		114
Total stockholders’ equity of Vieco USA	333,371	24,816	23,114		56,000		437,301	(250,218)		187,083
Non-controlling interests in VO Holdings	—	23,114	(23,114)	A	—		—	—		—
Total stockholders’ equity	333,371	47,930	—		56,000		437,301	(250,218)		187,083
Total liabilities and stockholders’ equity	$383,961	$122,668	$—		$42,609		$549,238	$(250,218)		$299,020

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(in thousands, except per share data)

					No Redemptions Scenario			Maximum Redemptions Scenario
	Historical NextGen	Historical Vieco USA	Other Reorganization Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$—	$7,228	$—		$—		$7,228	$—		$7,228
Cost of revenue	—	16,673	—		—		16,673	—		16,673
Gross profit	—	(9,445)	—		—		(9,445)	—		(9,445)
Selling, general and administrative expenses	1,257	41,132	—		1,460	AA	43,849	—		43,849
General and administrative expenses – related party	80	—			—		80	—		80
Research and development expenses	—	28,205	—		—		28,205	—		28,205
Operating loss	(1,337)	(78,782)	—		(1,460)		(81,579)	—		(81,579)
Interest expense, net	—	(13)	—		—		(13)	—		(13)
Other income	—	1,895	—		—		1,895	—		1,895
Loss upon issuance of private placement warrants	(9)	—	—		—		(9)	—		(9)
Change in fair value of derivative warrant liabilities	(16,077)	—	—		—		(16,077)	—		(16,077)
Financing costs – derivative warrant	(605)	—	—		—		(605)	—		(605)
Net gain from cash equivalents held in Trust Account	15	—	—		(15)	BB	—	—		—
Loss before income taxes	(18,013)	(76,900)	—		(1,475)		(96,388)	—		(96,388)
Provision for income taxes	—	—	—		—		—	—		—
Net loss	(18,013)	(76,900)	—		(1,475)		(96,388)	—		(96,388)
Net loss attributable to non-controlling interests in VO Holdings	—	3,472	—		(3,472)	CC	—	—		—
Net loss attributable to Vieco USA	$(18,013)	$(73,428)	$—		$(4,947)		$(96,388)	$—		$(96,388)

Net loss attributable to common stockholders per share – basic and diluted	$(1.42)	$(734,280.00)	$0.00	$0.00	$0.00		$(0.28)	$0.00		$(0.30)
Weighted average shares outstanding – basic and diluted	12,676,421	100	—	—	—		343,261,292	—		318,239,435

Other comprehensive loss
Foreign currency translation adjustment	—	20	—		—		20	—		20
Total comprehensive loss	$(18,013)	$(73,408)	$—		$(4,947)		$(96,368)	$—		$(96,368)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except per share data)

					No Redemptions Scenario			Maximum Redemptions Scenario
	Historical NextGen	Historical Vieco USA	Other Reorganization Events	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Additional Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue	$—	$3,840	$—		$—		$3,840	$—		$3,840
Cost of revenue	—	3,168	—		—		3,168	—		3,168
Gross profit	—	672	—		—		672	—		672
Selling, general and administrative expenses	—	42,855	1,179	DD	1,420	EE	45,454	—		45,454
Research and development expenses	—	137,135	219	DD	—		137,354	—		137,354
Operating loss	—	(179,318)	(1,398)		(1,420)		(182,136)	—		(182,136)
Interest expense, net	—	(4,852)			—		(4,852)	—		(4,852)
Other income	—	62,671	—		—		62,671	—		62,671
Loss before income taxes	—	(121,499)	(1,398)		(1,420)		(124,317)	—		(124,317)
Provision for income taxes	—	5	—		—		5	—		5
Net loss	—	(121,504)	(1,398)		(1,420)		(124,322)	—		(124,322)
Net loss attributable to non-controlling interests in VO Holdings	—	3,397	—		(3,397)	FF	—	—		—
Net loss attributable to Vieco USA	$—	$(118,107)	$(1,398)		$(4,817)		$(124,322)	$—		$(124,322)

Net loss attributable to common stockholders per share – basic and diluted	$0.00	$(1,181,070.00)	$0.00		$0.00		$(0.40)	$0.00		$(0.44)
Weighted average shares outstanding – basic and diluted	—	100	—		—		308,560,425	—		283,538,568

Other comprehensive loss
Foreign currency translation adjustment	—	(93)	—		—		(93)	—		(93)
Total comprehensive loss	$—	$(118,200)	$(1,398)		$(4,817)		$(124,415)	$—		$(124,415)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.           Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, NextGen will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Virgin Orbit will represent a continuation of the financial statements of Vieco USA with the Business Combination treated as the equivalent of Vieco USA issuing stock for the net assets of NextGen, accompanied by a recapitalization. The net assets of NextGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Vieco USA in future reports of Virgin Orbit.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination and the other events as if consummated on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination and the other events as if consummated on January 1, 2021 and January 1, 2020, respectively, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        the historical unaudited financial statements of NextGen;

•        the historical audited consolidated financial statements of Vieco USA as of and for the year ended December 31, 2020;

•        the historical unaudited financial statements of Vieco USA for the six months ended June 30, 2021; and

•        other information relating to NextGen and Vieco USA included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section entitled “BCA Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections entitled “NextGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Vieco USA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given Vieco USA incurred significant losses during the historical periods presented.

2.           Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The maximum redemptions scenario takes into consideration the effects of adjustments to the unaudited pro forma condensed combined financial information presented under the no redemptions scenario plus additional adjustments necessary to present the unaudited pro forma condensed combined financial information under the maximum redemptions scenario.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)    Reflects the surrender and exchange of all 100 issued and outstanding shares of Vieco USA common stock and all 237,246,063 shares of VO Holdings common stock and in exchange for the issuance of 237,246,063 shares of Vieco USA common stock and the vesting and settlement of 290,689 granted and outstanding VO Holdings SARs with 181,135 shares of Vieco USA common stock for which the performance condition is deemed satisfied upon the merger of VO Holdings with and into Vieco USA expected to occur prior to the Closing.

(B)    Reflects the liquidation and reclassification of $382.6 million of investments held in the trust account to cash and cash equivalents that become available for generate corporate use by Virgin Orbit.

(C)    Reflects the proceeds of $100.0 million from the sale and issuance of 10,000,000 shares of Virgin Orbit common stock, of which the Sponsor Related PIPE Investors have agreed to purchase at least 1,500,000 of such shares and the Vieco USA PIPE Investors, including VIL and Aabar Space Inc., have agreed to purchase at least 4,500,000 of such shares at a purchase price of $10.00 per share pursuant to the Subscription Agreements entered in connection with the PIPE Investment.

(D)    Represents the cash disbursement for the preliminary estimated direct and incremental transaction costs of $57.4 million incurred by NextGen and Vieco USA in connection with the Business Combination and the PIPE Investment, prior to, or concurrent with the Closing, including the $13.4 million deferred underwriting fees related to NextGen’s initial public offering.

(E)    Represents the issuance of 302,791,020 shares of Virgin Orbit common stock to the holders of outstanding Vieco USA common stock at the Closing pursuant to the Merger Agreement to effect the reverse recapitalization.

(F)    Reflects the reclassification of NextGen’s Class A ordinary shares subject to possible redemptions into permanent equity assuming no redemptions and immediate conversion of all 38,259,457 shares of NextGen’s Class A ordinary shares into shares of Virgin Orbit common stock on a one-to-one basis in connection with the Business Combination.

(G)    Reflects the conversion of 9,564,864 shares of NextGen’s Class B ordinary shares into shares of Virgin Orbit common stock on a one-to-one basis upon the Closing.

(H)    Reflects the elimination of NextGen’s historical accumulated deficit with a corresponding adjustment for APIC of Virgin Orbit in connection with the reverse recapitalization at the Closing.

(I)     Represents the cash disbursed under the maximum redemptions scenario to redeem 25,021,858 public shares in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of June 30, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 were as follows:

(AA) Represents the net increase in trademark license royalty expense under the Amended TMLA.

(BB) Represents the elimination of investment income related to investments held in the trust account.

(CC) Represents the elimination of net loss attributable to non-controlling interests in VO Holdings.

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year end December 31, 2020 were as follows:

(DD) Represents the estimated stock-based compensation expense associated with the granted and outstanding VO Holdings SARs for which the performance condition is deemed to be satisfied upon the merger of VO Holdings with and into Vieco USA with Vieco USA being the surviving entity expected to occur prior to the Closing.

(EE)  Represents the net increase in trademark license royalty expense under the Amended TMLA.

(FF)  Represents the elimination of net loss attributable to non-controlling interests in VO Holdings.

3.           Net Loss per Share

Represents the net loss per share calculated using the pro forma basic and diluted weighted average shares outstanding of Virgin Orbit common stock as a result of the pro forma adjustments. As the Business Combination are being reflected as if the reverse recapitalization had occurred on January 1, 2020, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share reflects (i) the historical Vieco USA common stock, as adjusted by the Exchange Ratio, outstanding as of the respective issuance date and (ii) assumes that the new shares issuable relating to the other reorganization and financing events, as adjusted by the Exchange Ratio, and the Business Combination have been outstanding as of January 1, 2020, the beginning of the earliest period presented. Under the maximum redemptions scenario, the public shares of NextGen’s Class A ordinary shares assumed to be redeemed by NextGen public shareholders are eliminated as of January 1, 2020.

Basic and diluted net loss per share attributable to common stockholders are presented in conformity with the two-class method required for participating securities. The 1,434,730 Sponsor Earnback Shares are securities that do not contractually entitle the holders of such shares to participate in nonforfeitable dividends and do not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statement of operations reflects a net loss for the period presented and, accordingly, no loss amounts have been allocated to the Sponsor Earnback Shares. The Sponsor Earnback Shares have also been excluded from basic and diluted pro forma net loss per share attributable to common stockholders as such shares of Virgin Orbit common stock are contingently recallable until the Earnback Triggering Events have occurred.

The unaudited pro forma condensed combined per share information has been presented under the two assumed redemption scenarios as follows:

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
(in thousands, except share and per share data)	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
Numerator:
Net loss attributable to common shareholders – basic and diluted.	$(96,368)	$(96,368)	$(124,322)	$(124,322)

Denominator:
Virgin Group	287,957,268	287,957,268	253,405,784	253,405,784
Other Vieco USA Stockholders	479,703	479,703	330,320	330,320
Sponsor	12,564,864	12,564,864	12,564,864	12,564,864
Public shareholders	38,259,457	13,237,600	38,259,457	13,237,600
Third-Party PIPE Investors	4,000,000	4,000,000	4,000,000	4,000,000
Weighted average shares outstanding – basic and diluted	343,261,292	318,239,435	308,560,425	283,538,568
Net loss per share attributable to common shareholders – basic and diluted	$(0.28)	$(0.30)	$(0.40)	$(0.44)

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented because including them would have had an anti-dilutive effect:

	Six Months Ended June 30, 2021		Year Ended December 31, 2020
	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
Vieco USA Options	11,524,631	11,524,631	11,524,631	11,524,631
Private placement warrants	5,752,737	5,752,737	5,752,737	5,752,737
Public warrants	7,651,891	7,651,891	7,651,891	7,651,891
Third-Party PIPE Investor warrant	500,000	500,000	500,000	500,000

The 1,015,190 Sponsor Earnback Warrants are excluded from the pro forma anti-dilutive table as the underlying shares are contingently recallable until the Earnback Triggering Events have occurred.

INFORMATION ABOUT NEXTGEN

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to NextGen prior to the consummation of the Business Combination.

General

NextGen is a blank check company incorporated on January 11, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although NextGen is not limited to a particular industry or sector for purposes of consummating a business combination, NextGen focuses on businesses in the industrial, technology and healthcare industries, which complements NextGen’s founders’ expertise. NextGen has neither engaged in any operations nor generated any revenue to date. Based on NextGen’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 25, 2021, NextGen consummated the initial public offering of its units, with each unit consisting of one NextGen Class A ordinary share and one-fifth of one public warrant. Simultaneously with the closing of the initial public offering, NextGen completed the private sale of 6,333,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to NextGen of $9.5 million. On April 9, 2021, the underwriters partially exercised the over-allotment option and on April 13, 2021, simultaneously with the closing of the over-allotment, NextGen consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 434,594 private placement warrants by the Sponsor, generating gross proceeds to the Company of $651,891. The private placement warrants are identical to the warrants sold as part of the units in NextGen’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of NextGen’s initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of NextGen’s initial public offering, a total of $382.6 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants (inclusive of the partial exercise by the underwriters of the over-allotment option) were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of June 30, 2021, funds in the trust account totaled $382,609,385. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of NextGen’s obligation to redeem 100% of the public shares if it does not complete a business combination by March 25, 2023 and (3) the redemption of all of the public shares if NextGen is unable to complete a business combination by March 25, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Effecting NextGen’s Initial Business Combination

Fair Market Value of Target Business

The rules of Nasdaq require that NextGen’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the trust account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting fees and taxes payable on the income earned on the trust account). NextGen’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

NextGen is seeking shareholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). NextGen will consummate the Business Combination only if we have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and the Sponsor Parties have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and the Sponsor Parties have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Vieco USA or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of NextGen’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Vieco USA or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal, the ESPP Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and each of the Organizational Documents Proposals, (3) satisfaction of the Minimum Cash Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) NextGen’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) being at least $5,000,001.

Liquidation if No Business Combination

If NextGen has not completed the Business Combination with Virgin Orbit by March 25, 2023 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to NextGen’s Cayman Constitutional Documents, NextGen will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 38,259,457 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of NextGen’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has entered into a letter agreement with NextGen, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their NextGen Class B ordinary shares if NextGen fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if NextGen fails to complete its business combination within the allotted time period.

The Sponsor and NextGen’s directors and officers have agreed, pursuant to a written agreement with NextGen, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of NextGen’s obligation to allow for redemption in connection with NextGen’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by March 25, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless NextGen provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, NextGen may not redeem its public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by NextGen prior to or substantially concurrently with the Closing) to be less than $5,000,001 following such redemptions.

NextGen expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing NextGen’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, NextGen may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of NextGen’s creditors which would have higher priority than the claims of NextGen’s public shareholders. NextGen cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See the section entitled “Risk Factors — Risks Related to the Business Combination and NextGen — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein. While NextGen intend to pay such amounts, if any, NextGen cannot assure you that NextGen will have funds sufficient to pay or provide for all creditors’ claims.

Although NextGen will seek to have all suppliers, service providers (other than NextGen’s independent auditors), prospective target businesses and other entities with which NextGen does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of NextGen’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against NextGen’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, NextGen’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where NextGen may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where NextGen is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of NextGen’s public shares, if NextGen has not completed NextGen’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with NextGen’s initial business combination, NextGen will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than NextGen’s independent auditors) for services rendered or products sold to us, or a prospective target business with which NextGen has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under NextGen’s indemnity of the underwriters of NextGen’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. NextGen has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and NextGen believes that the Sponsor’s only assets are securities of NextGen and, therefore, the Sponsor may not be able to satisfy those obligations. None of NextGen’s other directors or officers will indemnify us for claims by third parties, including, without limitation, claims by suppliers and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, NextGen’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While NextGen currently expects that its independent directors would take legal action on NextGen’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that NextGen’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, NextGen cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See the section entitled “Risk Factors — Risks Related to the Business Combination and NextGen — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering)” and other risk factors contained herein.

NextGen will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all suppliers, service providers (other than NextGen’s independent auditors), prospective target businesses and other entities with which NextGen does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under NextGen’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If NextGen files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in NextGen’s insolvency estate and subject to the claims of third parties with priority over the claims of NextGen’s shareholders. To the extent any insolvency claims deplete the trust account, NextGen cannot assure you NextGen will be able to return $10.00 per share to NextGen’s public shareholders. Additionally, if NextGen files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable transfer. As a result, a bankruptcy court could seek to recover some or all amounts received by NextGen’s shareholders. Furthermore, NextGen’s board of directors may be viewed as having breached its fiduciary duty to NextGen’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. NextGen cannot assure you that claims will not be brought against us for these reasons. See the section entitled “Risk Factors — Risks Related to the Business Combination and NextGen — If, after we distribute the proceeds in the trust account to our public shareholders, NextGen files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties, thereby exposing the members of our board of directors and us to claims of damages.”

NextGen’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) NextGen’s completion of an initial business combination, and then only in connection with those NextGen Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (2) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of NextGen’s obligation to allow redemption in connection with NextGen’s initial business combination or to redeem 100% of the public shares if NextGen does not complete NextGen’s initial business combination by March 25, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the public shares if NextGen has not completed an initial business combination by March 25, 2023, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of NextGen warrants will not have any right to the proceeds held in the trust account with respect to the NextGen warrants.

Facilities

NextGen currently maintains its executive offices at 2255 Glades Road, Suite 324A, Boca Raton, FL 33431. The cost for this space is included in the $20,000 per month fee that NextGen pays the Sponsor for office space, administrative, financial and support services. NextGen considers its current office space, adequate for NextGen’s current operations.

Upon consummation of the Business Combination, the principal executive offices of Virgin Orbit will be located at 4022 E. Conant St., Long Beach, California 90808.

Employees

NextGen currently has one officer and does not intend to have more than one full-time employee prior to the completion of NextGen’s initial business combination. Members of NextGen’s management team are not obligated to devote any specific number of hours to NextGen’s matters but they intend to devote as much of their time as they deem necessary to NextGen’s affairs until NextGen has completed NextGen’s initial business combination. The amount of time that any members of NextGen’s management team will devote in any time period will vary based on whether a target business has been selected for NextGen’s initial business combination and the current stage of the Business Combination process.

Competition

If NextGen succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Vieco USA’s competitors. NextGen cannot assure you that, subsequent to the Business Combination, Virgin Orbit will have the resources or ability to compete effectively. Information regarding Virgin Orbit’s competition is set forth in the sections entitled “Information about Vieco USA — Competition.”

Directors and Executive Officers

NextGen’s current directors and officers are as follows:

Name	Age	Position
George N. Mattson	55	Co-Chairman and Director
Gregory L. Summe	64	Co-Chairman and Director
Patrick T. Ford	33	Chief Financial Officer and Secretary
Melina E. Higgins	53	Director
Jeffrey M. Moslow	57	Director
Josef H. von Rickenbach	66	Director

George N. Mattson has been a Co-Chairman of NextGen since January 18, 2021. Mr. Mattson has served as a director of the Board of Directors of Xos, Inc. (f/k/a NextGen Acquisition Corporation (“NGAC I”)) since July 2020 and served as Co-Chairman of NGAC I from September 2020 until August 2021. Mr. Mattson is an independent investor focusing on control investment in lower middle market companies. Mr. Mattson served as a Partner and Co-Head of the Global Industrials Group in Investment Banking at Goldman, Sachs & Co. from November 2002 through August 2012. Mr. Mattson joined Goldman Sachs in 1994 and served in a variety of positions before becoming Partner and Co-Head of the Global Industrials Group. Mr. Mattson serves as a director of Delta Air Lines, Inc. (NYSE: DAL), where he is chair of the Finance Committee, and Virgin Galactic Holdings, Inc. Mr. Mattson also served as a director of Air France-KLM S.A. (PAR: AF) from 2017 until February 2021. Mr. Mattson holds a B.S. degree in Electrical Engineering from Duke University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Gregory L. Summe has been a Co-Chairman of NextGen since January 18, 2021. Mr. Summe served as a director of the Board of Directors of NGAC I and Co-Chairman of NGAC I from July 2020 and September 2020, respectively, until August 2021. Mr. Summe is the Founder and Managing Partner of Glen Capital Partners LLC, a value-oriented investment fund. From 2009 to 2014, Mr. Summe was the Managing Director and Vice Chairman of Global Buyout at the Carlyle Group. Prior to joining Carlyle, Mr. Summe was the Chairman, CEO and President of PerkinElmer, Inc., a global provider of products, services and solutions for the diagnostics, life sciences and applied markets which he led from 1998 to 2009. He also served as a Senior Advisor to Goldman Sachs Capital Partners from 2008 to 2009. Prior to joining PerkinElmer, Mr. Summe was with AlliedSignal, now Honeywell International, serving successively as the President of General Aviation Avionics, President of the Aerospace Engines Group, and President of the Automotive Products Group. Before joining AlliedSignal, he was the General Manager of Commercial Motors at General Electric and was a Partner with the consulting firm McKinsey & Company, Inc. Mr. Summe serves as a director of NXP Semiconductors N.V. (Nasdaq: NXPI), the State Street Corporation (NYSE: STT), Avantor Inc. (NYSE: AVTR), and the Pella Corporation. He chairs the Nominating & Governance Committees at NXP Semiconductors and Avantor along with the Strategy Committee at State Street and the Compensation Committee at Pella. He was previously the chairman of the board of directors of Freescale Semiconductor and Euromax International, and a director of Biomet Inc., TRW Inc., LMI Aerospace, Veyance, and Automatic Data Processing, Inc. (Nasdaq: ADP). Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School at the University of Pennsylvania. He is in the Engineering Hall of Distinction at the University of Kentucky.

Patrick T. Ford has served as Chief Financial Officer and Secretary of NextGen since January 18, 2021. Mr. Ford served as the Chief Financial Officer and Secretary of NGAC I from July 2020 until August 2021. Mr. Ford has spent over a decade working in the financial services industry, including as Director of Investments of Glen Capital, which he joined in 2015. Prior to Glen Capital, Mr. Ford was Vice President of Chestnut Securities, Inc., where he advised healthcare, technology and industrial clients on equity and debt placements, M&A advisory, financial planning & analysis, valuation and tender defense. Mr. Ford is a CFA® charterholder and CFP® certificant. Mr. Ford holds a B.A. in Russian from Middlebury College.

Melina E. Higgins has been a director of NextGen since March 2021. Ms. Higgins joined Goldman, Sachs & Co. in 1989 and retired as a Partner in 2010. She was Head of the Americas for Private Debt and served on the Principal Investment Area Investment Committee that approved and oversaw global private equity and private debt investments. She was co-chairperson of the Investment Advisory Committee for the Goldman Sachs mezzanine funds and previously served on the Investment Committee for the Urban Investment Group. U.S. Banker ranked her as one of the Top 20 Nonbank Women in Finance. Ms. Higgins has significant board experience, having served on the boards of directors of over a dozen companies. She is currently chairperson of Antares Midco, Inc. and a director of Genworth Financial, Inc. and Viatris Inc., where she serves as chair of the Finance Committee. Ms. Higgins is a member of the Women’s Leadership Board at Harvard University’s John F. Kennedy School of Government. She holds an M.B.A. from Harvard Business School and a B.A. in Economics and Spanish from Colgate University.

Jeffrey M. Moslow has been a director of NextGen since March 2021. Mr. Moslow served as a director of the Board of Directors of NGAC I from October 2020 until August 2021. Since 2012, Mr. Moslow, in partnership with Mr. Mattson, has personally made control investments in lower middle market private industrial companies with a strategic focus on partnering with founders and management teams to provide capital and experience to drive organic and inorganic growth. Prior to 2012 Mr. Moslow was a partner at Goldman Sachs & Co. Over the course of his career he ran Investment Banking Services, which had oversight of the relationships of Corporate and Sponsor clients in the Americas. He also served on the Commitments Committee which had global oversight for reviewing firm wide underwriting for diligence and reputational issues. Mr. Moslow was also a trusted advisor to many companies across all industries. He serves on the boards of numerous nonprofit organizations, including his alma mater, Tufts University where he is currently the Vice Chairman, chairs the Finance Committee and is a member of the Investment Committee for the endowment. He has also chaired numerous audit and risk committees for nonprofit organizations. Mr. Moslow holds B.S. degrees in Classics and Economics from Tufts University and a Juris Doctor degree from Harvard Law School.

Josef H. von Rickenbach has been a director of NextGen since March 2021. Mr. von Rickenbach served as a director of the Board of Directors of NGAC I from October 2020 until August 2021. Mr. von Rickenbach is the Managing Director of stet vision LLC. He serves as Chairman of the Board at ZAGENO Inc. and also as a Director on the Board of Aileron Therapeutics, Inc. Previously Mr. von Rickenbach was co-Founder, President & CEO of biotech company Helio Vision, Inc., a Boston-based ophthalmic biopharma company developing a therapy for proliferative vitreoretinopathy (PVR). Helio Vision was merged into Aldeyra Therapeutics (Nasdaq: ALDX) in early 2019. Mr. von Rickenbach was co-Founder, Chairman & CEO of PAREXEL International Corporation. He took PAREXEL from its pioneering beginnings as one of the first clinical research organizations (CROs) in the early 1980s to one of the top three global biopharmaceutical services providers. He led PAREXEL through its IPO, multiple public offerings, and over 40 mergers and acquisitions during his 36 years at the helm of the company, expanding its services portfolio to meet changing client needs and market demand. Under his leadership, PAREXEL evolved to provide a comprehensive range of drug development services, including globally integrated clinical development, regulatory affairs consulting, commercialization services and information technologies that expedite time-to-market. In a “going private” transaction in 2017, PAREXEL was acquired for $5 billion by Pamplona Capital Management. Mr. von Rickenbach holds a B.A. in Business Economics from Lucerne University in Switzerland and an M.B.A. from Harvard Business School.

Number, Terms of Office and Appointment of Directors and Officers

NextGen’s board of directors consists of five members. Prior to NextGen’s initial business combination, holders of NextGen’s founder shares have the right to appoint all of our directors and remove members of the board of directors for any reason, and holders of NextGen’s public shares do not have the right to vote on the appointment of directors during such time. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by a majority of at least 90% of NextGen’s ordinary shares attending and voting in a general meeting. Each of NextGen’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on NextGen’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of NextGen’s board of directors or by a majority of the holders of NextGen’s ordinary shares (or, prior to NextGen’s initial business combination, holders of NextGen’s founder shares).

NextGen’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. NextGen’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that NextGen’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The rules of Nasdaq require that a majority of NextGen’s board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, members of NextGen’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

NextGen’s board has determined that each of Ms. Higgins, Mr. Moslow and Mr. von Rickenbach is an “independent director” under applicable SEC and Nasdaq rules.

NextGen’s independent directors have regularly attended NextGen scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

None of NextGen’s directors or executive officers have received any cash compensation for services rendered to NextGen. Commencing on March 23, 2021 through the earlier of the consummation of NextGen’s initial business combination and NextGen’s liquidation, NextGen accrues an obligation to the Sponsor a total of $20,000 per month for office space, administrative, financial and support services. The Sponsor, NextGen’s directors and executive officers, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. NextGen’s audit committee reviews on a quarterly basis all payments that were made by NextGen to the Sponsor, directors, executive officers or NextGen’s or any of their affiliates.

NextGen is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence NextGen’s management’s motivation in identifying or selecting a target business and NextGen does not believe that the ability of its management to remain with it after the consummation of its initial business combination should be a determining factor in its decision to proceed with any business combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to NextGen’s knowledge, threatened against us of any members of NextGen’s management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

NextGen has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, NextGen’s annual reports contain financial statements audited and reported on by NextGen’s independent registered public accounting firm.

NEXTGEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “our,” “us” “we” or “NextGen” refer to NextGen prior to the consummation of the Business Combination.    The following discussion and analysis of NextGen’s financial condition and results of operations should be read in conjunction with NextGen’s consolidated financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. NextGen’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on January 11, 2021 for the purpose of effecting a Business Combination. Our sponsor is NextGen Sponsor II LLC, a Cayman Islands exempted company.

The registration statement for our initial public offering was declared effective on March 22, 2021. On March 25, 2021, we consummated our initial public offering of 35,000,000 units, at $10.00 per unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $19.7 million, inclusive of approximately $12.3 million in deferred underwriting commissions. On April 9, 2021, the underwriters partially exercised the over-allotment option and on April 13, 2021, purchased an additional 3,259,457 units, generating gross proceeds of $32.6 million, and incurred additional offering costs of approximately $1,792,701 million in underwriting fees (inclusive of approximately $1,140,810 in deferred underwriting fees).

Simultaneously with the closing of our initial public offering, we consummated the private sale of 6,333,333 private placement warrants, at a price of $1.50 per private placement warrant with our Sponsor, generating gross proceeds of $9.5 million. Simultaneously with the closing of the over-allotment on April 13, 2021, we consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 434,594 private placement warrants by the Sponsor, generating gross proceeds to us of $651,891.

Upon the closing of our initial public offering, the over-allotment and the private placement, $350.0 million ($10.00 per unit) of the net proceeds of the sale of the units in our initial public offering and the private placement were placed in a trust account with Continental acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the trust account as described below.

If we are unable to complete a Business Combination within 24 months from the closing of our initial public offering, or March 25, 2023, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Proposed Vieco USA Business Combination

On August 22, 2021, we entered into the Merger Agreement, which provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     at the Closing, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into Vieco USA, the separate corporate existence of Merger Sub will cease and Vieco USA will be the surviving corporation and our wholly owned subsidiary;

(ii)    as a result of the Merger, among other things, and after giving effect to the Vieco USA Pre-Closing Restructuring, each outstanding share of Vieco USA common stock as of immediately prior to the Effective Time (other than in respect of excluded shares as described more fully in the Merger Agreement) will be cancelled and converted into the right to receive, (a) in the event that the Cash Election is not exercised by Vieco USA prior to the Election Deadline, a number of shares of Virgin Orbit common stock (at a deemed value of $10.00 per share) equal to the Exchange Ratio or (b) in the event that the Cash Election is exercised by Vieco USA prior to the Election Deadline, (i) an amount in cash equal to the quotient obtained by dividing (A) the Cash Consideration by (B) the number of Aggregate Fully Diluted Vieco USA Common Shares, and (ii) a number of shares of Virgin Orbit common stock equal to the quotient obtained by dividing (A) the number of Virgin Orbit common stock constituting the Stock Consideration by (B) the Aggregate Fully Diluted Vieco USA Common Shares, which will, in the case of the consideration described in either clause (a) or (b) hereof, as applicable, represent, in the aggregate, a pre-transaction equity value of Vieco USA of $3,100,000,000. The foregoing determinations do not take into account any additional equity incentive compensation awards that may subsequently be granted or any Vieco USA Option with an exercise price per share that is equal to or greater than the Per Share Merger Consideration and also assume that all other outstanding Vieco USA Options are exercised immediately before the Effective Time for the net number of shares subject to the option after deduction of the applicable exercise price. All Vieco USA Options will be converted into Virgin Orbit Options; provided that any Vieco USA Options that have an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be cancelled without consideration; and

(iii)   upon the effective time of the Domestication, we will immediately be renamed “Virgin Orbit Holdings, Inc.” or such other name as agreed to by NextGen and Vieco USA prior to Closing.

On August 22, 2021, concurrently with the execution of the Merger Agreement, we entered into the Initial Subscription Agreements, pursuant to which the respective PIPE Investors agreed to purchase, in the aggregate, 10,000,000 shares of Virgin Orbit common stock at $10.00 per share for an aggregate commitment amount of $100,000,000, $60,000,000 of which is expected to be funded by the Sponsor Related PIPE Investors and the Vieco USA PIPE Investors. Under the Merger Agreement, NextGen may enter into Subsequent Subscription Agreements on substantially similar terms to the Initial Subscription Agreements, subject to the consent of Vieco USA. The closings under the Subscription Agreements will occur substantially concurrently with the Closing.

The issuance of additional shares in a business combination:

•        may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the NextGen Class B ordinary shares resulted in the issuance of NextGen Class A ordinary shares on a greater than one-to-one basis upon conversion of the NextGen Class B ordinary shares;

•        may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

•        could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

•        may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

•        may adversely affect prevailing market prices for our units, ordinary shares and/or warrants; and

•        may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•        our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•        our inability to pay dividends on our ordinary shares;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a business combination will be successful.

Results of Operations

Our entire activity from January 11, 2021 (inception) through March 22, 2021, was in preparation for the initial public offering, and since our initial public offering, our activity has been limited to the search for a prospective initial Business Combination. We will not generate any operating revenues until the closing and completion of the Business Combination.

For the period from January 11, 2021 (inception) through June 30, 2021, we had a net loss of approximately $18.0 million, which consisted of approximately $1.3 million general and administrative expenses, approximately $80,000 of related party administrative fees, approximately $9,000 of loss upon issuance of private placement warrants, approximately $16.0 million loss from change in fair value of warrant liabilities and approximately $606,000 of offering costs — derivative warrant liabilities, which was partially offset by approximately $15,000 gain on investment held in the trust account.

As a result of the restatement of our audited opening balance sheet as of March 25, 2021, as discussed in more detail below and in Part I, Item 4 of our Form 10-Q for the period ended March 31, 2021, we classify the warrants issued in connection with our initial public offering and the private placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our unaudited condensed statement of operations.

Liquidity and Capital Resources

As of June 30, 2021, we had approximately $435,000 in cash and working capital of approximately $924,000. To date, our liquidity needs have been satisfied through a payment of $25,000 from the Sponsor in exchange for the issuance of the founder shares, the loan under a promissory note from our Sponsor of $300,000 and the net proceeds from the consummation of the private placement not held in the trust account. We fully repaid the balance of the promissory note upon closing of our initial public offering. In addition, in order to finance transaction costs in connection with a Business Combination, the our officers, directors and initial shareholders may, but are not obligated to, provide us funds as may be required.

On August 12, 2021, we issued a promissory note to our Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $1,500,000. The promissory note is non-interest bearing and payable on the earlier of (i) March 25, 2023 and (ii) the completion of our initial business combination. On September 15, 2021, there was $770,000 outstanding under the promissory note.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors to meet our needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, we will be using the funds held outside of the trust account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an administrative services agreement to pay our Sponsor $20,000 per month for office space, administrative, financial and support services provided to us.

Registration and Shareholder Rights

The holders of the founder shares, private placement warrants and any warrants that may be issued upon conversion of working capital loans (and any NextGen Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of our initial public offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $7.0 million in the aggregate, paid upon the closing of our initial public offering. In addition, $0.35 per unit, or approximately $12.3 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement. In connection closing of the over-allotment on April 13, 2021, the underwriters were entitled to an additional fee of $651,891 paid upon closing, and $1,140,810 in deferred underwriting commissions.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Investments Held in Trust Account

Our portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When our investments held in the trust account are comprised of U.S. government securities, the investments are classified as trading securities. When our investments held in the trust account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from cash equivalents held in the trust account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the trust account are determined using available market information.

NextGen Class A Ordinary Shares Subject to Possible Redemption

We account for NextGen Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” NextGen Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable NextGen Class A ordinary shares (including NextGen Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, NextGen Class A ordinary shares are classified as shareholders’ equity. NextGen Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence (or deemed occurrence) of uncertain future events. Accordingly, as of June 30, 2021, 32,837,178 NextGen Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net Loss Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. An aggregate of 32,837,178 NextGen Class A ordinary shares subject to possible redemption on June 30, 2021 has been excluded from the calculation of basic loss per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in the initial public offering (including the consummation of the over-allotment units) and the private placement to purchase an aggregate of 13,767,927 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.

We apply the two-class method in calculating income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted for NextGen Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on Investment held by the trust account, net of applicable franchise and income taxes, by the weighted average number of shares of NextGen Class A ordinary shares subject to possible redemption outstanding since original issuance.

Net income (loss) per ordinary share, basic and diluted for non-redeemable ordinary share is calculated by dividing net income (loss) less income attributable to NextGen Class A ordinary shares subject to possible redemption by the weighted average number of shares of non-redeemable ordinary shares outstanding for the period presented.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 7,651,891 warrants to purchase NextGen Class A ordinary shares to investors in our initial public offering and issued 6,767,927 private placement warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our unaudited condensed statement of operations. The fair value of the warrants issued by us in connection with our initial public offering and the private placement warrants have been estimated using Monte Carlo simulations at each measurement date.

Recent Accounting Pronouncements

Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any material commitments or contractual obligations that would be required to be disclosed pursuant to Item 303(b) of Regulation S-K.

Quantitative and Qualitative Disclosure About Market Risk

As of June 30, 2021, we were not subject to any market or interest rate risk. The net proceeds of our initial public offering and the sale of the private placement warrants held in the trust account will be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

We have not engaged in any hedging activities since our inception and we do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Disclosure Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer (as such terms are defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), we conducted evaluations of the effectiveness of our disclosure controls and procedures as of March 31, 2021 and as of June 30, 2021. Based on these evaluations, our principal executive officer and principal financial officer concluded that during the period covered by this report, our disclosure controls and procedures were not effective as of March 31, 2021 or as of June 30, 2021, in each case, because of a material weakness in our internal control over financial reporting related to the reclassification of our warrants and other accounting matters which resulted in the restatement of our audited opening balance sheet as of March 25, 2021, as discussed in more detail below and in Part I, Item 4 of our Form 10-Q for the period ended March 31, 2021. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our unaudited financial statements were prepared in accordance with GAAP. Accordingly, management believes that the unaudited condensed financial statements included in this proxy statement/prospectus present fairly in all material respects our financial position, results of operations and cash flows for the period presented.

Internal Control Over Financial Reporting

This proxy statement/prospectus does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

Except as noted below, there was no change in our internal control over financial reporting (as such terms are defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that occurred during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Our internal control over financial reporting did not result in the proper classification of our warrants. Since issuance on March 22, 2021, our warrants were accounted for as equity within our balance sheet. On April 12, 2021, the SEC Staff issued the SEC Staff Statement in which the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. After discussion and evaluation, taking into consideration the SEC Staff Statement, including with our independent registered public accounting firm, we have concluded that our warrants should be presented as liabilities with subsequent fair value remeasurement.

Management has implemented remediation steps to address the material weakness and to improve our internal control over financial reporting. Specifically, we expanded and improved our review process for complex securities and related accounting standards. We plan to further improve this process by enhancing access to accounting literature, identification of third-party professionals with whom to consult regarding complex accounting applications and consideration of additional staff with the requisite experience and training to supplement existing accounting professionals.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT VIECO USA

Unless the context otherwise requires, all references in this subsection to “we”, “us” or “our” refer to the business of Vieco USA and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Virgin Orbit and its subsidiaries following the consummation of the Business Combination.

Company Overview

We are a vertically integrated space company that provides customers dedicated small satellite launch capabilities. Our philosophy is to operate a mobile launch system that can “launch at any time, from any place, to any orbit.” Our vision is to use space to drive positive and lasting change on Earth, from connecting communities to advancing scientific initiatives and the next generation of world-changing space technology.

Since our founding in 2017, we have invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747 aircraft, and the LauncherOne rocket. Cosmic Girl serves as a reusable mobile launch pad, carrying LauncherOne aloft, and LauncherOne is a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows us to serve a broad array of applications and end markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small satellite ground launch providers.

We believe there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. Indeed, there are numerous private small-satellite launch companies, but just three that are able to boast a successful launch to orbit — SpaceX, Rocket Lab and Vieco USA. As one of the few proven small satellite launch providers, we believe we are well-positioned to benefit from these attractive industry tailwinds. So far, we successfully completed two orbital launches in 2021, each at the beginning of our targeted launch window, which demonstrates the efficacy of our launch system. To date, we have delivered 17 satellites to their desired orbits with high precision.

By utilizing an air-launch system via Cosmic Girl and the LauncherOne rocket, we offer the agility, flexibility and responsiveness that small satellite customers need to achieve their mission objectives. Our launches have delivered satellites to orbit for customers across commercial, civil and national security and defense markets, both domestically and internationally. Leveraging the successes from these launches, we have been able to secure active contracts representing over $300 million of potential revenue, including signed, binding LSAs and signed, non-binding MOUs and LOIs, alongside an additional $1.3 billion of identified active proposals. Active proposals are identified sales opportunities currently being pursued.

We develop and manufacture our launch technology from a vertically-integrated manufacturing facility in Long Beach, California. Leveraging advanced, state-of-the art manufacturing capabilities, including automation and additive manufacturing technologies, we believe we have the necessary infrastructure in-place to meet the medium-term demand for our launch business. Prior to the Business Combination, Virgin Group and Mubadala have invested approximately $1 billion of capital to found, scale and grow the business.

Our diverse portfolio is organized across three core offerings:

•        Commercial & Civil:    We provide dedicated launch services for commercial and civil customers, both from the United States and internationally. This offering also includes civil spaceports, where we utilize our mobile launch system to provide foreign nations in-country launch capabilities, allowing these countries to become spacefaring through existing airport infrastructure.

•        National Security and Defense:    We provide national security launch services to U.S. Government customers, including the Space Force, Air Force and other agencies within the DoD and the intelligence community. We also intend to offer government squadrons services wherein the entire air-launch system will be sold to government customers who will own and operate the system directly, providing enhanced flexibility and responsiveness. Additionally, due to the distinct features of LauncherOne, which is itself a hypersonic system, we can also provide solutions for missile defense target applications and other key hypersonic research and development activities.

•        Space Solutions:    Leveraging existing launch capabilities and our track record as a systems integrator, we seek to provide end-to-end value-added services for IoT and Earth Observation (“EO”) applications through the combination of agreements with satellite operators and a satellite constellation we will own and operate. Using a satellite-as-a-service model, we plan to deploy our own satellites beginning in late 2023 to serve government and commercial customers, both domestically and internationally.

Industry Overview

We operate in the large and growing space economy, which according to Adam Jonas’s the New Space Economy is expected to grow from approximately $350 billion in 2021 to over $1.1 trillion by 2040. This rapid growth is being driven by various factors, the most significant being the reduced costs for both launch and satellite manufacturing due to technological advancements. As a result, space solutions have proliferated across multiple end markets, including communications, maritime, logistics, and importantly, national security and defense.

Over the last decade, space technology has advanced on multiple fronts, including increases in satellite bandwidth and throughput, which allows for high-rate data transfer, miniaturization of satellite components, which reduces satellite developmental costs, advances in consumer electronics and chip technology, which increases overall system efficiencies and expanded reach and global coverage from satellites in LEO. The private sector has played a meaningful role in the evolution of space technology, whereas historically innovation was almost entirely government-driven.

According to management estimates based on Prophesy Market Insights, the small satellite launch market is expected to grow from approximately $8 billion in 2019 to approximately $25 billion in 2029. Additionally, 2020 marked a record year for the number of commercial satellites launched, a significant increase from prior years, with small satellites representing around 95% of the market per Euroconsult Research.

Space is viewed as crucial to national security and defense, as nations rely on space solutions for critical communications, precise location information, navigation capabilities and broader global monitoring. The U.S. Government and its allies are focused on maintaining and evolving space capabilities, while also thwarting anti-satellite rocket technologies that are being developed and tested by adversaries. According to Euroconsult’s Government Space Programs 2020 report, world governments are expected to spend approximately $80 billion by 2024 on space programs to maintain existing systems and to invest significantly in research and development initiatives across advanced military technologies. In addition, the hypersonics segment is the fastest growing part of the DoD budget, with a 21% compound annual growth rate from 2021 through 2025, highlighting the increasing focus on technology advancement within the sector according to the National Defense Magazine, Nov 2020.

Our Products & Services Overview

We have a diverse portfolio of space offerings, spanning various end markets and applications. Our portfolio is organized into three main offerings, each leveraging our underlying launch technology and core capabilities.

•        Commercial & Civil

o       Commercial & Civil Launch:    Caters to the launch demands of commercial and civil customers both in the United States and international markets, including customers such as Arqit and SatRevolution, and civil customers, such as NASA. We offer these customers dedicated satellite launch to any orbit with both timing and launch location flexibility given the mobility of our system. We provide customers with the ability to inject payloads directly into their desired orbits without the time loss associated with traveling from one orbit to another as in rideshare launches, thereby providing them the option to an earlier revenue stream. Moreover, the architecture of the air-launch system is designed for a more reliable and agile launch cadence than the traditional ground-launch rideshare system adopted by many of our competitors such as SpaceX or Rocket Lab. The responsiveness of our systems is also critical for supporting the operation and maintenance of satellite constellations in instances where a satellite malfunctions and needs urgent replacement.

o       Civil Spaceports:    The unique modularity of the LauncherOne system permits launches from any government licensed horizontal spaceport with a runway long enough to support a Boeing 747-400 aircraft. We leverage fully transportable GSE (ground-based systems required for launch operations)

to eliminate the need for extensive infrastructure investments traditionally associated with ground launch applications. We are also in the process of bringing flexible launch for small satellites to a global network of spaceports and countries across the world. Currently, we are seeking to commence LauncherOne operations from both Spaceport Cornwall at Cornwall Airport Newquay (NQY) in the UK and at Oita Airport (OIT) in Japan in the coming years. We are also in discussions with various other countries on the prospects of leveraging their existing aircraft runway infrastructure to adopt our spaceport product offering and develop in-country launch capabilities.

•        National Security

o       National Security Launch and Squadron Services:    Provides launch services for national security and defense customers such as the U.S. Government and its allies. We believe our launch system is particularly attractive to these customers because of its capability for anonymity; our ability to fly Cosmic Girl to, and launch from, different locations makes it difficult for our adversaries to predict timing and location of launch, relative to a static ground-based launch pad, making it highly attractive for National Security customers that prioritize operation covertness. Moreover, the resiliency and responsiveness of the system is especially important should there be a need to replace critical satellites that go out of operation. We believe that our squadron services offering, in which we expect to deliver turnkey capability through the sale of equipment as well as services to the U.S. Government, is of increased interest as it facilitates the necessary capabilities for the Space Force to responsively and independently deploy appropriate assets against the U.S. Government’s adversaries, a previously non-existent capability.

o       Missile Defense Targets and Hypersonic Applications:    Hypersonics (high-speed systems or devices that travel at speeds over Mach 5) are a growing area of focus for the DoD, especially as several foreign nations race to build military capabilities in this area for offensive purposes. With our system’s ability to achieve hypersonic speeds and our deep connectivity within the DoD, we believe we are well-positioned to support and complement the various Hypersonic Training, Testing and Exercising (“TT&E”) activities and develop advanced defense mechanisms for the U.S. Government. As missile defense is a core part of the U.S. defense strategy, we believe LauncherOne is able to serve as a cost-effective alternative to expensive targets that are currently in use for research and development efforts by the Missile Defense Agency (“MDA”).

•        Space Solutions

o       IoT Solutions:    Currently under development, this solution seeks to provide end-to-end value-added services for the smart mobility and smart logistics sectors of the IoT market. Key areas of focus include:

•        Connected ship management: expected to track and monitor shipping assets across the globe in real-time and provide improved connectivity at sea;

•        Connected aircraft management: expected to track and monitor aircrafts across the globe in real-time and provide improved connectivity in air;

•        Pipeline monitoring: expected to monitor pipeline status and potential leaks in real-time providing customers the opportunity to mitigate losses by proactively addressing issues in the system; and

•        Smart agriculture: expected to track and monitor weather and soil data for precision farming applications.

o       EO Solutions:    Also under development, this solution seeks to develop multi-modal imaging offerings in an integrated suite including data collection methodologies such as Synthetic Aperture Radar (SAR), infrared-hyperspectral and electro-optical techniques. We believe applications for this offering include public safety, insurance, agriculture, oil and gas.

Our Launch System

Through years of research and development, we have in place a proprietary system that enables us to provide key launch capabilities. This is comprised of:

•        Cosmic Girl:    Cosmic Girl is a modified Boeing 747-400 aircraft that serves as a reusable mobile launch pad. This allows the launch system to be fully mobile and to launch payloads into orbit with an unprecedented level of flexibility. The interior of the aircraft has been modified to ensure minimal maintenance requirements. The aircraft also permits onboard launch operations with just two pilots and two launch engineers. One of the most important modifications is the pylon, which is used to carry the LauncherOne rocket up to a height of approximately 35,000 feet prior to launch. The system efficiency is significantly improved with the use of this technique, due to the reusability of Cosmic Girl as the mobile launch pad and the aerodynamics of launching a rocket from the altitude and speed that Cosmic Girl reaches as compared to ground launch. We expect our future research and development efforts in this area will include the modification of a cargo Boeing 747 aircraft that would be a fully transportable, self-contained launch system that can carry the entire GSE to anywhere in the world.

•        LauncherOne:    LauncherOne is a two-stage rocket used to launch satellites into orbit. It is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. It is engineered for optimal performance in conjunction with Cosmic Girl and has the lowest launch cost per kilogram among small rocket ground launchers. The rocket, designed for simplicity, has an all-carbon composite design with linerless tanks and, thereby increasing system reliability and increasing production efficiency. With its one engine per stage design, the system has enhanced resilience. Our nearest competitor, Rocket Lab, has 11 engines versus our two. This is a key advantage for our system since engines have the highest risk of failure in a rocket. Our on-board autonomous range safety systems further enhance system reliability and eliminates the need for extensive ground safety infrastructure. LauncherOne is designed to carry payloads of approximately 300 kilograms, with expected future modifications allowing for potential payloads of up to 500 kilograms.

Our Competitive Strengths

Our competitive strengths include:

•        Unique Launch Technology:    By launching our rockets from a modified Boeing 747-400 aircraft flying at nearly Mach 1 speeds, we believe that we have disrupted the paradigm of ground-based launch, which has been largely unchanged for 60 years. Our technology provides a more flexible, responsive platform, which we estimate to be approximately 30% more efficient than ground-based systems. We have the lowest launch cost per kilogram among small rocket launchers. The mobility of the system offers the capacity to launch from any government-licensed horizontal spaceport that can support a Boeing 747-400 aircraft, which enables our rocket to achieve any desired orbit. The anonymity, responsiveness and resiliency of our system is also particularly unique and enhances the value proposition to our defense sector customers.

•        Balanced, End-to-end Portfolio of Space Offerings:    Our portfolio mix is well-balanced across customer type, geographic reach, and product and solution offerings. With an established launch system, we are able to cater to a wide range of customers, including civil, commercial and national security, both within the US and internationally. It has also provided us a great platform to expand into military offerings such as defensive hypersonics and missile defense systems. We also expect to operate and maintain our own satellite constellation systems to develop IoT and EO applications.

•        Vertically-integrated, Well-invested and Scalable Manufacturing Facility:    We are over 90% vertically integrated, with an approximately 195,000 square foot factory and payload processing center in Long Beach, California and propulsion, test and launch operation facilities in Mojave, California. Our factory leverages advanced manufacturing techniques and our production lines are highly scalable, with specially designed work-flow cells that are constructed to be efficiently replicated with ease as our production demands increase.

•        Deep Government Relationships Across the U.S. Government and Allies:    We have a demonstrated track record with government and national security contracts, with contracts from the Space Force, Air Force and others, in addition to being selected for the Orbital Services Program-4 (“OSP-4”) IDIQ and participating in the Advanced Battle Management System (ABMS-2) exercise with USSPACECOM in September 2020. We have and expect to continue to leverage the extensive reach of the U.S. Government and alignment with allies to expand our engagement internationally.

•        International Reach:    We have launched satellites for multiple international customers in 2021, including the Royal Netherlands Air Force and SatRevolution, a Polish commercial company, and have future launches planned for multiple additional international customers. Through our mobile system, we have a unique ability to also serve international customers from their own soil, as demonstrated by existing contracts with civil spaceport customers including the United Kingdom, Japan and Brazil. Our first international launch is expected from Cornwall, United Kingdom in 2022. We recently were invited to Cornwall for the G7 summit where we met with The Prime Minister of the UK and The Prime Minister of Australia. In addition, a pilot from the UK’s Royal Air Force has been assigned on loan to us, for a period of up to five years, to learn to conduct launches from Cosmic Girl.

•        Environmentally Responsible Technology Offering:    Most traditional ground launch bases are protected wildlife reserves (for example, Astra’s Kodiak Island in Alaska, and SpaceX’s Cape Canaveral in Florida), selected due to the need to have launch facilities away from areas of human population. Ground-based launch systems are typically a significant contributor to air, ground and noise pollution because of the smoke and soot that gets released, along with the sound of the actual blast that takes place at ground level upon rocket ignition. All of these factors have significant impacts to the otherwise pristine areas of natural beauty that our competitors use for launch operations. Our air-launch system, on the other hand, provides an advantage to ground-based systems by minimizing impact to the local environment. The environmental and noise pollution of our air-launch system occurs at an altitude of approximately 35,000 feet, significantly reducing the sound and carbon emissions to the local area and the impact to local wildlife.

•        Virgin Brand:    The Virgin brand brings a proven track record of innovation, reliability and delivering exceptional customer experiences as well as a proven flight track record. Virgin’s reach has been instrumental in developing key customer relationships across civil, commercial and national security and defense markets. In our space solutions business, Virgin Group’s family of companies has also provided key potential anchor partners for our targeted applications, including the potential for us to provide connected ship management capabilities to Virgin Voyages and connected aircraft management capabilities to Virgin Atlantic, for example.

•        Highly Experienced Management Team:    Our team has extensive experience leading successful space companies. Our CEO, Dan Hart has over three decades of experience at Boeing, where he most recently served as Vice President of Government Satellite Systems. Our senior engineering and manufacturing teams have experience from legacy space companies such as Raytheon Technologies, Boeing and Lockheed Martin to new space companies such as SpaceX and OneWeb. Additionally, our teams have worked on a significant number of industry-defining space programs, including Delta II, IV, SpaceX Falcon 9 and GMD, among others.

Our Growth Strategy

We are pursuing several strategies to drive growth:

•        Leveraging our success from the most recent launches to capture a greater share of the launch market from our competitors, especially targeting customers who are looking for dedicated launch opportunities;

•        Becoming the key launch provider, through both our own launch services as well as squadron sales, for our national security and defense sector customers, given our unique air-launch system;

•        Expanding the engagement with our national security and defense sector customers to include missile defense targets and hypersonic applications, given the differentiated technical specifications of LauncherOne;

•        Expanding our offerings internationally by leveraging our spaceport franchise;

•        Expanding our manufacturing capabilities to accommodate the growing demands of our customers;

•        Establishing our space solutions segment to become an end-to-end provider of value-added services in specific EO and IoT applications where we believe we are best positioned; and

•        Securing additional anchor customers for our space solutions offering by leveraging our existing relationships with Virgin Group and Mubadala.

Our space solutions business will focus on IoT connectivity and EO applications, specifically in the areas of Electro Optics, Synthetic Aperture Radar, and Hyperspectral Short-Wave and Mid-Wave Infrared multi-intelligence. We will seek to acquire capacity for our space solutions business through some of our customers. To that end, we have invested in Hypersat, SAS, and Arqit and are looking at other candidates. In parallel, we are also developing our own satellites working with a major industry supplier, which we believe will enable us to launch four satellites in 2023. Our objective is to fuse data that we gather and provide data analytics services tailored for customers.

On the national security and defense front, missile defense target and hypersonics segments are fast growing sections of the DoD budget, with the hypersonic segments expected to grow at a 21% compound annual growth rate from 2021 through 2025, highlighting the increasing focus on technological advancement within the sector according to the National Defense Magazine in November 2020.

Our first international launch is expected from Spaceport Cornwall in 2022. We were recently invited to Cornwall for the G7 summit where we met with the Prime Minister of the U.K. and the Prime Minister of Australia. In addition to our activities at Cornwall, we have an agreement with the Brazilian Government to provide air-launch services at Alcantara Launch Center with launches expected to commence as early as 2023. We have also completed the first phase of a program at Spaceport Japan in Oita, which was established in collaboration with the Space Port Japan Association and ANA Japan to provide an air-launch service commencing in 2023. We are also engaged in discussions with several other countries.

Additionally, our launch system benefits from transportability, mobility and weather avoidance, which makes it ideal for a tactically responsive space launch. We currently have contracts with the U.S. Space Force and the intelligence community that are taking advantage of these attributes and we are also in discussions with the U.S. Government to provide operationally responsive space capabilities to enable new options for military leaders and a deterrence to those wishing to bring aggression to low earth orbit. Rapid and responsive reconstitution, augmentation, and replenishment of space assets will enable the United States to counter or deter aggressive behavior through quick characterization and attribution of threats and rapid response options to mitigate them. This capability does not currently exist within the U.S. Space Command and represents an emergent operational need.

Customers

Through our last two launches, we have been able to cater to domestic and international customers from each of our core focus sectors. Our commercial customers include satellite and constellation providers such as Arqit and SatRevolution. Our civil customers mostly fall within our spaceport offering and our launch offerings for civil space agencies, including NASA. Current contracted spaceports include:

•        United Kingdom:    Spaceport in Cornwall, which was established in collaboration with the U.K. Space Agency and the U.K. Ministry of Defense;

•        Japan:    Spaceport in Oita, which was established in collaboration with Space Port Japan Association and ANA Japan; and

•        Brazil:    Spaceport at Alcantara Launch Center, which will be established with the support of Brazilian Space Agency & Brazil’s Air Force.

Outside of Spaceports, we provide dedicated launch services for space agencies. To-date, we have established a track record of successful launches for NASA and intend to expand to other national civil space agencies. In particular, we intend to work with governments that have space agencies but lack their own infrastructure for domestic space launch. We have also established relationships with numerous customers in the national security and defense sector, including the Space Force, the U.S. Air Force, the National Reconnaissance Office (“NRO”) and the MDA. Our

current customer pipeline includes parties that have signed binding LSAs or nonbinding MOUs and LOIs, or with whom there are proposals and contracts under negotiation with an internally calculated high Pwin rate. This pipeline has significant diversity, with over 100 unique customers identified.

Sales & Marketing

We sell our commercial and civil, and national security and defense launch services through a high-quality business development team with deep connectivity across the orbital launch customer base. We market our services through two distinct organizations, one devoted to commercial and civil applications, and one devoted to U.S. Government applications. We believe this distinction is advantageous as it provides the necessary safeguards to handle classified information and to deliver against sensitive governmental mission briefs.

We boast a global organization for commercial and civil applications, focusing on non-national security customers, commercial customers, as well as civil agencies both in the United States and internationally, such as NASA, the U.K. Space Agency, and the Space Port Japan Association.

Our organization for U.S. Government applications is based entirely in the United States, focusing exclusively on U.S. Government customers such as the DoD, Air Force, Space Force, and the MDA, as well as other national security-focused U.S. Government agencies.

These business development teams work closely with our broader corporate organization, in particular our engineers and flight technicians, to develop and deliver optimal solutions for our customers. The team benefits from a depth of experience, with many having served in senior leadership positions for government agencies, and leading space and aerospace companies. We believe their prior experience not only benefits the products and services that we offer, but also provides deep connectivity to our customers.

In order to build brand awareness and disseminate information regarding our products and services, we have established a broad marketing effort, including:

•        Conferences and industry events at which we participate, sponsor, exhibit and speak;

•        Press releases and media engagement;

•        Social media postings;

•        Merchandising;

•        Cooperative marketing efforts with customers; and

•        General marketing collateral such as our website, user guides, data sheets, presentations, live streams and videos.

Moreover, we believe we benefit from the strength of the Virgin brand and being part of the wider family of more than 40 Virgin-branded businesses, which employ over 60,000 people in more than 30 countries and span multiple sectors: travel and leisure, health and wellness, music and entertainment, telecoms and media, financial services and space.

Manufacturing, Assembly and Launch Operations

The Vieco USA headquarters is a 150,701 square foot facility in Long Beach, California, housing office space and a large manufacturing floor. Since moving in to the facility, we have invested significantly in our production facilities, which will allow us to scale rapidly over the next few years. The vast majority of our design, engineering, manufacturing, integration, assembly and test activities occur in this facility. Our engineering team works directly adjacent to the LauncherOne production and assembly line, which features state-of-the-art manufacturing equipment and custom-built test rigs. Our automated composites fabrication process enables us to build rocket tanks in days versus months. We also have a relationship with DMG MORI that allows us to leverage their advanced manufacturing technology which has helped reduce cycle time by over 10 times. Our operations are highly integrated, with over 90% of each rocket built in-house. There are currently five rockets in production and our facility has a production capacity of approximately 20 rockets annually. The factory is highly scalable with easy expansion of production capabilities by the addition of new work cells.

Our payload processing facility is located near our headquarters in Long Beach. The payload processing facility is where our customers’ payloads are encapsulated after spacecraft unpacking and testing are completed. The Vieco USA team conducts high-energy testing near the Mojave Air and Space Port in Mojave, California, where there are multiple custom-built test stands for liquid propulsion, composite tank, component, and overall stage testing. Acceptance testing for LauncherOne’s Newton family of engines occurs at our horizontal test stands, and stage tests are performed on vertical test stands.

Competition

Our main competitors fall into four categories:

•        Established air-launch providers, with proof of delivering payloads into orbit, of which there is one known operational competitor, Northrop Grumman;

•        Established vertical ground launch providers, with proof of delivering payloads into orbit, including SpaceX, International Launch Services (ILS) and Rocket Lab, as well as foreign space agencies such as Roscosmos (GK Launch Services), ISC Kosmotras, the Indian Space Research Organisation’s PSLV, and the European Space Agency’s Vega;

•        Companies that are reported to have plans to provide launch vehicles that are capable of delivering payloads into orbit, but that have yet to reach orbit, including Astra, ABL, Relativity Space, Firefly Aerospace, Southern Launch and LandSpace; and

•        Space solutions providers offering IoT and EO services, as well as a range of on-orbit services, such as BlackSky, Spire, Planet Labs, Momentus, StarLink, OneWeb and China Spacesat.

We believe that our ability to compete successfully as a commercial provider of satellite launch services does and will depend on a number of factors, including:

•        Flight track record, reliability and simplicity of launches;

•        Launch technical performance;

•        Responsiveness and ability to launch on demand;

•        Environmental responsibility and reusability of the system;

•        Ability to quickly grow market share and scale;

•        Customer experience; and

•        Price competitiveness and advantage.

We believe that we compete favorably on the basis of these factors.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees, and we seek to control access to and distribution of our proprietary information through non-disclosure agreements with our supplier and business partners. Unpatented research, development and engineering skills make an important contribution to our business, and we will pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

Trademark License Agreement

Since 2017, Virgin Orbit, LLC has possessed certain exclusive and non-exclusive rights to use the name and brand “Virgin Orbit” and the Virgin signature logo. On August 22, 2021 and in connection with the execution of the Merger Agreement, Virgin Orbit, LLC, VEL and NextGen agreed that the trademark license agreement with VEL would, effective on the consummation of the Business Combination, be amended and restated and novated to Virgin

Orbit in order for Virgin Orbit to continue to have these certain rights to the “Virgin Orbit” name and brand and the Virgin signature logo following consummation of the Business Combination. The rights of Virgin Orbit under the amended and restated trademark license are subject to certain reserved rights and pre-existing licenses granted by VEL to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on the Virgin Orbit Board, such as Vieco 10’s right to designate directors to the Virgin Orbit Board under the Stockholders’ Agreement, under the Amended TMLA, Virgin Orbit has agreed to provide VEL with the right to appoint one director to the Virgin Orbit Board (provided the designee is qualified to serve on the Virgin Orbit Board under all applicable corporate governance policies and regulatory and Nasdaq requirements).

Unless terminated earlier, the Amended TMLA will have an initial term of 10 years from the date of the consummation of the Business Combination, subject to up to two additional 10-year renewals at VEL’s option. The Amended TMLA may be terminated by VEL upon the occurrence of a number of specified events, including if:

•        we commit a material breach of our obligations under the Amended TMLA (subject to a cure period, if applicable);

•        our use of the Virgin brand or our conduct has been or is likely to be damaging to the Virgin brand;

•        we use the brand name “Virgin Orbit” outside of the scope of the activities licensed under the Amended TMLA without VEL’s prior written consent;

•        we become insolvent;

•        we undergo a change of control;

•        we fail to make use of the “Virgin Orbit” brand to conduct our business;

•        we challenge the validity of, or entitlement of VEL to use or license, the “Virgin” brand;

•        if we fail to undertake any satellite launch services for paying customers for a specified period (other than in connection with addressing a launch failure);

•        any catastrophic failure or accident occurs involving any of our rockets, air-borne vehicles or launch systems that leads to death; or

•        our operation of our rockets, air-borne vehicles or launch systems gives rise to any material safety issues.

Upon any termination or expiration of the Amended TMLA, we will (unless otherwise agreed with VEL) have 20 business days to exhaust, return or destroy any products or other materials bearing the licensed trademarks, and to change our corporate name to a name that does not include any of the licensed trademarks, including the Virgin name.

Pursuant to the terms of the Amended TMLA, we will be obligated to pay VEL quarterly royalties equal to the greater of (a) a low single-digit percentage of our and our subsidiaries’ gross sales and (b)(i) for each of the first four quarters after our commercial launch , a mid-six figure amount in dollars; (ii) for each of the next four quarters (i.e the fifth through eighth quarter after our commercial launch), a high-six figure amount in dollars; (iii) for each of the next four quarters (i.e. the ninth through twelfth quarter after our commercial launch), a low-seven figure amount in dollars; and (iv) thereafter, for each subsequent quarter, a slightly higher low-seven figure amount in dollars, which will increase in correlation with the consumer price index on each anniversary of our commercial launch , beginning with the fourth anniversary. In relation to certain sponsorship opportunities, a higher, low-double-digit percentage royalty on related gross sales applies.

The Amended TMLA also contains, among other things, customary indemnification provisions in favor of VEL, representations and warranties made by Virgin Orbit, information rights of VEL and restrictions on our and our affiliates’ ability to apply for or obtain registration for any intellectual property similar to that licensed to us pursuant to the Amended TMLA. Furthermore, VEL is generally responsible for the protection, maintenance and enforcement of the licensed intellectual property, including the Virgin brand.

All Virgin and Virgin-related trademarks are owned by VEL and our use of such trademarks will be subject to the terms of the Amended TMLA, including our adherence to VEL’s quality control guidelines and granting VEL customary audit rights over our use of the licensed intellectual property.

Facilities

We operate primarily at, two locations in California (Long Beach and Mojave). We have one location in Guam. All of our facilities are located on land that is leased from third parties. We believe that such facilities meet our current and future anticipated needs.

In Long Beach, we maintain approximately 150,000 square feet of testing and operations facilities at our facility on Conant St, and approximately 44,000 square feet of operations space at our facility on McGowan St. We maintain approximately 44,000 square feet of testing and operations space at the Mojave Air and Space Port in Mojave, California. In addition, we maintain approximately 14,000 square feet of warehouse and operations facilities in Guam.

The Long Beach campus consists of two main operational buildings under separate lease agreements that collectively house fabrication, assembly, warehouse, office and test operations. The leases on the Long Beach facilities are coterminous, with an option to extend the lease term to 2030. The Mojave campus consists of testing areas, launch operations areas, storage and office space. These facilities are leased pursuant to several agreements, which generally have five-year initial terms coupled with renewal options. The leases are currently in the renewal periods and are set to end in 2025. The Guam facility will consist of launch operations areas, storage and office space. It is leased pursuant to a lease agreement which may be extended until 2025.

Human Capital

Our employees are critical to our success. As of September 10, 2021, we had 598 employees and 31 contractors. Prior to joining our company, many of our employees had prior experience working for a wide variety of reputed research, commercial and military aerospace and non-aerospace organizations. To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good. Our employees are not subject to collective bargaining agreements.

Governmental Regulation

Federal Aviation Administration

The regulations, policies and guidance issued by the FAA apply to the use and operation of the LauncherOne system. Once a notification of intent to launch is transmitted to FAA, the FAA’s commercial space transportation requirements apply. Operators of launch vehicles are required to have proper licenses, permits and authorizations from the FAA and comply with the FAA’s insurance requirements for third-party liability and government property. While Cosmic Girl is currently registered with the FAA, in the event of a change in ownership, the FAA license will be updated with current information. In that instance, once any such new vehicle registration applications are filed, the applications will serve as registrations until the FAA issues the new vehicle registrations, which will allow operations to continue during that period.

When not operating in a launch mode (Cosmic Girl and a fully-loaded LauncherOne), Cosmic Girl is regulated under an Experimental Airworthiness Certificate by the FAA. The FAA is responsible for the regulation and oversight of matters relating to experimental aircraft, the control of navigable air space, the qualification of flight personnel, flight training practices, compliance with FAA aircraft certification and maintenance, and other matters affecting air safety and operations.

Failure to comply with the FAA’s aviation or space transportation regulations may result in civil penalties or private lawsuits, or the suspension or revocation of licenses or permits, which would prevent operating the LauncherOne system.

Informed Consent and Waiver

Commercial spaceflight operations and any third-party claims that arise from operation of spaceflights are subject to federal laws governing informed consents and waivers of claims.

Our launch system utilizes pilots and launch engineers on Cosmic Girl during a launch operation. Per federal regulation 14 CFR §460.9, Vieco USA is required to have all flight crew members (pilots and launch engineers) sign an informed consent stating that “The United States Government has not certified the launch vehicle and any reentry vehicle as safe for carrying flight crew or space flight participants.” Vieco USA holds these consent forms and transmits them to FAA-AST.

Per federal regulation 14 CFR §440 Appendix B, Vieco USA is also required to obtain a Waiver of Claims from the payload provider and U.S. Government. This form will waive and release claims between Vieco USA, the payload provider, and the U.S. Government. All operators with an FAA-license for commercial launches and reentries are covered by this federal indemnification and are required to carry insurance in amounts up to the maximum probable loss level likely to occur in an accident subject to a cap. In the instance of a catastrophic loss, U.S. law provides that the federal government will pay up to $3.0 billion to indemnify the operator above the levels covered by insurance.

International Traffic in Arms Regulations and Export Controls

Our launch services business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR and the EAR. The ITAR generally restrict the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulate the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the United States.

The U.S. Government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. Government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime with respect to the spaceflight business.

Many different types of internal controls and efforts are required to ensure compliance with such export control rules. In particular, we are required to maintain a registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software and technology; and obtain licenses or other forms of U.S. Government authorizations to engage in activities, including the performance of services for foreign persons, related to and that support our launch services business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. The inability to secure and maintain necessary licenses and other authorizations could negatively affect our ability to compete successfully or to operate our launch services business as planned. Any changes in the export control regulations or U.S. Government licensing policy, such as that necessary to implement U.S. Government commitments to multilateral control regimes, may restrict our operations.

Failures by us to comply with export control laws and regulations could result in civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts, or limitations on our ability to enter into contracts with the U.S. Government.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

MANAGEMENT OF VIRGIN ORBIT FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of June 30, 2021, concerning the persons who are expected to serve as directors and executive officers of Virgin Orbit following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in the section entitled “Director Election Proposal.”

Name	Age	Position
Executive Officers/Directors:
Dan Hart	60	Chief Executive Officer, Director
Jim Simpson	61	Chief Strategy Officer
Tony Gingiss	52	Chief Operating Officer
Brita O’Rear	55	Vice President & Chief Financial Officer
Derrick Boston	57	Chief Legal Officer

Non-Employee Directors:

Executive Officers

Dan Hart.    Mr. Hart has served as President and Chief Executive Officer of Vieco USA since July 2017. From 1983 until he joined Vieco USA, Mr. Hart held various aerospace leadership roles at Boeing, where he most recently served as Vice President of Government Satellite Systems. In that position, he oversaw Boeing’s government satellite programs, while developing and managing missions for the DoD, NASA, NOAA, and other national programs. Mr. Hart’s portfolio included marquee programs such as Global Positioning System (“GPS”), Wideband Global SATCOM, the Tracking and Data Relay Satellites (TDRS) system, and the X-37 spaceplane. Mr. Hart holds a Bachelor of Science degree in physics from the State University of New York at Albany and attended the Harvard Business School Advanced Management Program.

Jim Simpson.    Mr. Simpson has served as Chief Strategy Officer of Vieco USA since November 2020 and is responsible for defining Vieco USA’s strategy and leading business development efforts across all end markets. Prior to joining Vieco USA full-time, he served as a board member from May 2019 through November 2020. Mr. Simpson previously served as Chief Executive Officer of Saturn Satellite Networks, Inc. (May 2019 – November 2020), a manufacturer of GEO communications satellites, and ABS Corporation (December 2017 – August 2018), a satellite connectivity and service provider. From September 2015 to December 2017, Mr. Simpson served as Senior Vice President for Strategy & Business Development at Aerojet Rocketdyne, where he led the company’s new business capture and strategic alignment initiatives. Prior to these roles, Mr. Simpson spent 35 years at Boeing in various leadership roles within the Satellite & Launch Business. Mr. Simpson holds Bachelor of Science and Master of Science degrees in Materials Engineering from University of California Los Angeles and a Master of Business Administration degree from University of Southern California Marshall School of Business.

Tony Gingiss.    Mr. Gingiss has served as Chief Operating Officer of Vieco USA since February 2021 and is responsible for leading the development of Vieco USA’s space launch program. Prior to joining Vieco USA, from September 2017 to January 2021, Mr. Gingiss served as the Chief Executive Officer of OneWeb Satellites, a joint venture between OneWeb and Airbus. Prior to leading this joint venture, he served as Vice President of the Space Segment at OneWeb, where he was responsible for satellite and launch vehicle procurement. Prior to joining OneWeb, Mr. Gingiss served as the Director of Strategic Integration for Boeing’s Satellite Systems, where he was responsible for leading strategy and innovation efforts across government and commercial end markets. From 2011 to 2016, Mr. Gingiss was the Program Director of National Space Communications Programs (NSCP) and Advanced Systems Programs (ASP). From 2007 to 2011, Mr. Gingiss led the Systems Engineering organization for Boeing’s GPS IIF through its first two launches in May 2010 and July 2011. Mr. Gingiss holds a Bachelor of Science degree in Aerospace Engineering from Purdue University and a Master of Science degree in Aeronautics & Astronautics from MIT.

Brita O’Rear.    Ms. O’Rear has served as Vice President and Chief Financial Officer of Vieco USA since July 2017 and is responsible for leading all corporate finance, budgeting, and accounting efforts across the business. Prior to joining Vieco USA, from July 2016 to May 2017, Ms. O’Rear led the finance and accounting team at Astronics Test Systems. From 2013 to mid-2016, Ms. O’Rear served as the Vice President of Finance at Thales Avionics InFlyt Experience and Thales North America. From 1997 to 2013, Ms. O’Rear served as the Deputy CFO and Senior Director of Finance at Thales Avionics In-Flight Entertainment. Prior to Thales Avionics, Ms. O’Rear held finance roles at B/E Aerospace and Lockheed Martin. Ms. O’Rear holds a Bachelor of Science degree in Accounting and Finance from California State University of Fullerton and a Master of Business Administration degree from the University of Redlands.

Derrick Boston.    Mr. Boston has served as Chief Administrative Officer and General Counsel of Vieco USA since April 2017 and is responsible for leading the legal team and supervising the information technology, facilities and security teams. Prior to joining Vieco USA, from March 2008 to January 2017, he served as Executive Vice President, Business Development and General Counsel of Panavision Inc., where he oversaw all legal matters across the business and led strategic business development projects. He also served from 2010 to 2013 as President of Panavision’s Advanced Imaging Group, through which he led three of its subsidiaries. Mr. Boston is a corporate securities lawyer and has been a partner at Irell & Manella and Guth | Christopher, both based in Los Angeles, California. Mr. Boston holds a Bachelor of Arts degree in Government from Harvard University and a Juris Doctor degree from Harvard Law School, where he was an editor of the Harvard Law Review.

Directors

Upon the consummation of the Business Combination, NextGen anticipates the initial size of the Virgin Orbit Board being seven directors, each of whom will be voted upon by NextGen’s shareholders entitled to vote on the Director Election Proposal at the extraordinary general meeting.

Corporate Governance

Composition of the Board of Directors

The business and affairs of Virgin Orbit will be managed under the direction of the Virgin Orbit Board. Following the consummation of the Business Combination, the Virgin Orbit Board will initially consist of seven directors. Subject to the terms of the Stockholders’ Agreement, the Proposed Organizational Documents provide that the number of directors on the Virgin Orbit Board will be fixed by the Virgin Orbit Board.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Virgin Orbit Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Virgin Orbit Board expects to focus primarily on each person’s background and experience in order to provide an appropriate mix of experience and skills relevant to the size and nature of the business.

Pursuant to the Merger Agreement, NextGen will take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the Virgin Orbit Board will consist of:

•        one director who will initially be designated by NextGen, in its sole discretion, prior to the Closing, who shall serve as a Class III director;

•        one director who will initially be designated by NextGen that is reasonably acceptable to Vieco USA prior to the Closing;

•        one director who will initially be the chief executive officer of Virgin Orbit as of the Closing; and

•        up to four directors who will initially be designated by Vieco USA, in good faith consultation with NextGen, prior to the Closing.

The Merger Agreement contemplates that, at the Closing, Virgin Orbit will enter into the Stockholders’ Agreement with Vieco 10 (together with any individuals or entities that thereafter become party to the agreement, the “Voting Parties”), pursuant to which, among other things, the Voting Parties will agree to take all necessary action to cause the Virgin Orbit Board to be comprised of seven directors effective immediately following the effective time of the Merger, four of whom (the “VO designees”) will initially be            ,            ,            and            and will thereafter be designated by Vieco 10 for as long as Vieco 10 (or its permitted transferees) beneficially owns a number of shares of Virgin Orbit common stock representing at least 50% of the number of shares beneficially owned by Vieco 10 immediately following the effective time of the Merger (provided that if such percentage falls below (w) 50%, Vieco 10 will have the right to designate only three directors, (x) 25%, Vieco 10 will have the right to designate only two directors, (y) 10%, Vieco 10 will have the right to designate only one director, and (z) 5%, Vieco 10 will not have the right to designate any directors).

Upon any decrease in the number of directors that Vieco 10 is entitled to designate for nomination to the Virgin Orbit Board, Vieco 10 shall take all necessary action to cause the appropriate number of designees to offer to tender their resignation, effective as of the next annual meeting of stockholders of Virgin Orbit. If as a result of changes in ownership by Vieco 10 of Virgin Orbit common stock such that there are any seats on the Virgin Orbit Board for which Vieco 10 does not have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and with the organizational documents of Virgin Orbit then in effect.

Vieco 10 will have the exclusive right to remove one or more of the VO designees from the Virgin Orbit Board and Vieco 10 will have the exclusive right to designate directors for election to the Virgin Orbit Board to fill vacancies created by reason of death, removal or resignation of VO designees (in each case, so long as Vieco 10 retains its right to designate a director to such seat on the Virgin Orbit Board by virtue of its ownership levels of Virgin Orbit common stock).

In addition, pursuant to the Stockholders’ Agreement, each of Virgin Orbit and the Voting Parties will agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with the Stockholders’ Agreement) that would frustrate, obstruct or otherwise affect the provisions of the Stockholders’ Agreement and the intention of the parties thereto with respect to the composition of the Virgin Orbit Board as therein stated. Each Voting Party, to the extent not prohibited by the certificate of incorporation of Virgin Orbit as then in effect, will vote all of its shares of Virgin Orbit common stock held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Virgin Orbit Board those individuals designated in accordance with the Stockholders’ Agreement and to otherwise effect the intent of the provisions of the Stockholders’ Agreement.

See the section entitled “BCA Proposal — Related Agreements — Stockholders’ Agreement — Resignation; Removal; Vacancies.”

In addition, under the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on the Virgin Orbit Board, such as Vieco 10’s right to designate directors to the Virgin Orbit Board under the Stockholders’ Agreement, Virgin Orbit has agreed to provide VEL with the right to appoint one director to the Virgin Orbit Board (provided the designee is qualified to serve on the Virgin Orbit Board under all applicable corporate governance policies and regulatory and Nasdaq requirements). See the section entitled “BCA Proposal — Related Agreements — Trademark License Agreement.”

Classified Board of Directors

In accordance with the terms of the Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, the Virgin Orbit Board will consist of seven directors and be divided into classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Virgin Orbit Board will be divided among the three classes as follows:

•        the Class I directors, which we anticipate will be            and            , and their terms will expire at the first annual meeting of stockholders to be held after the consummation of the Business Combination;

•        the Class II directors, which we anticipate will be            ,            and            , and their terms will expire at the second annual meeting of stockholders to be held after the consummation of the Business Combination; and

•        the Class III directors, which we anticipate will be            ,            and            , and their terms will expire at the third annual meeting of stockholders to be held after the consummation of the Business Combination.

Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Virgin Orbit Board may have the effect of delaying or preventing changes in control of Virgin Orbit.

Director Independence

As a result of Virgin Orbit’s common stock being listed on the Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of the exchange in determining whether a director is independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of            ,            ,            ,            and            qualifies as “independent” as defined under the applicable Nasdaq rules.

Controlled Company Exemption

Upon consummation of the Business Combination, the Voting Parties will collectively beneficially own more than 50% of the combined voting power for the election of directors. As a result, Virgin Orbit will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq and may elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:

•        that a majority of its board of directors consist of directors who qualify as “independent” as defined under the rules of the Nasdaq;

•        that it have a nominating and corporate governance committee and, if it has such a committee, that it is composed entirely of independent directors; and

•        that it have a compensation committee and, if it has such a committee, that it is composed entirely of independent directors.

Immediately following the consummation of the Business Combination, Virgin Orbit may elect to utilize one or more of these exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that Virgin Orbit ceases to be a “controlled company” and its shares continue to be listed on the Nasdaq, Virgin Orbit will be required to comply with these provisions within the applicable transition periods. See the section entitled “Risk Factors — Following the Business Combination, we will be a controlled company within the meaning of the Nasdaq listing standards, and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such requirements.”

Committees of the Board of Directors

The Virgin Orbit Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the Virgin Orbit Board and standing committees. Virgin Orbit will have three standing committees — an audit committee, a compensation committee and a nominating and governance committee.

In addition, from time to time, special committees may be established under the direction of the Virgin Orbit Board when it deems it necessary or advisable to address specific issues. Following the consummation of the Business Combination, copies of the charters for each committee will be available on Virgin Orbit’s website, www.virginorbit.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

The audit committee’s responsibilities will include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing Virgin Orbit’s independent registered public accounting firm;

•        discussing with Virgin Orbit’s independent registered public accounting firm their independence from management;

•        reviewing with Virgin Orbit’s independent registered public accounting firm the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by Virgin Orbit’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and Virgin Orbit’s independent registered public accounting firm the interim and annual financial statements that Virgin Orbit files with the SEC;

•        reviewing and monitoring Virgin Orbit’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon consummation of the Business Combination, the audit committee will consist of            ,            and            , with            serving as chair. The Virgin Orbit Board has determined that each of the members of the audit committee will qualify as independent under the Nasdaq rules applicable to members of the Virgin Orbit Board generally and under the Nasdaq rules and Exchange Act Rule 10A-3 specific to audit committee members and that each of the members of the audit committee will meet the requirements for financial sophistication under the applicable Nasdaq rules. In addition, the Virgin Orbit Board has determined that             will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Code of Ethics

Virgin Orbit will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Virgin Orbit’s website, www.virginorbit.com. Virgin Orbit intends to make any legally required disclosures regarding amendments to, or waivers of, the provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee

Virgin Orbit’s compensation committee will consist of            ,             , and            , with            serving as the chair. The Virgin Orbit Board has determined that each of the members of the compensation committee will meet the independence requirements under Nasdaq and SEC rules. The Virgin Orbit Board has determined that each member of this committee will also be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The functions of the compensation committee are expected to include:

•        reviewing and approving, or recommending that the Virgin Orbit Board approve, the compensation and the terms of any compensatory agreements of our Chief Executive Officer and our other executive officers;

•        reviewing and recommending to the Virgin Orbit Board the compensation of its directors;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or making recommendations to the Virgin Orbit Board with respect to, incentive compensation and equity plans;

•        establishing Virgin Orbit’s overall compensation philosophy; and

•        such other functions as are required to comply with Nasdaq listing rules.

The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Virgin Orbit will comply with future requirements to the extent they become applicable.

Nominating and Governance Committee

Virgin Orbit’s nominating and governance committee (“nominating and governance committee”) will consist of            ,             , and            , with            serving as the chair. The Virgin Orbit Board has determined that each of the members of the nominating and governance committee will meet the independence requirements under Nasdaq and SEC rules.

The functions of the nominating and governance committee are expected to include:

•        identifying and recommending candidates for membership on the Virgin Orbit Board;

•        recommending directors to serve on board committees;

•        oversight of Virgin Orbit’s governance initiatives;

•        reviewing and recommending to the Virgin Orbit Board any changes to its corporate governance principles;

•        reviewing proposed waivers of the code of conduct for directors and executive officers;

•        overseeing the process of evaluating the performance of the Virgin Orbit Board; and

•        advising the Virgin Orbit Board on corporate governance matters.

The composition and function of the nominating and governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Virgin Orbit will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of Vieco USA’s executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Virgin Orbit Board.

VIECO USA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Vieco USA’s management believes is relevant to an assessment and understanding of Vieco USA’s consolidated results of operations and financial condition. The discussion should be read together with the section entitled “Selected Historical Consolidated Financial and Operating Data of Vieco USA” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and unaudited interim condensed consolidated financial statements as of June 30, 2021 and the six months ended June 30, 2021 and 2020, and the related notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon Vieco USA’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Vieco USA,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of Vieco USA and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Virgin Orbit and its subsidiaries following the consummation of the Business Combination.

Overview

We are a vertically integrated space company that provides customers dedicated small satellite launch capabilities. Our philosophy is to operate a mobile launch system that can “launch at any time, from any place, to any orbit.” Our vision is to use space to drive positive and lasting change on Earth, from connecting communities to advancing scientific initiatives and the next generation of world-changing space technology.

Since our founding in 2017, we have invested in research and development efforts to develop a unique air-launch system, comprised of Cosmic Girl, a modified Boeing 747 aircraft, and the LauncherOne rocket. Cosmic Girl serves as a reusable mobile launch pad, carrying LauncherOne aloft, and LauncherOne is a two-stage rocket that is the world’s first and only liquid-fueled, air-launched rocket to reach orbit successfully. This mobile system allows us to serve a broad array of applications and end markets, providing customers with a highly differentiated solution to launch satellites relative to other existing small satellite ground launch providers.

We believe there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. Indeed, there are numerous private small-satellite launch companies, but just three that are able to boast a successful launch to orbit — SpaceX, Rocket Lab and Vieco USA. As one of the few proven small satellite launch providers, we believe we are well-positioned to benefit from these attractive industry tailwinds. So far, we successfully completed two orbital launches in 2021, each at the beginning of our targeted launch window, which demonstrates the efficacy of our launch system. To date, we have delivered 17 satellites to their desired orbits with high precision.

By utilizing an air-launch system via Cosmic Girl and the LauncherOne rocket, we offer the agility, flexibility and responsiveness that small satellite customers need to achieve their mission objectives. Our launches have delivered satellites to orbit for customers across commercial, civil and national security and defense markets, both domestically and internationally. Leveraging the successes from these launches, we have been able to secure active contracts representing over $300 million of potential revenue, including signed, binding LSAs and signed, non-binding MOUs and LOIs, alongside an additional $1.3 billion of identified active proposals. Active proposals are identified sales opportunities currently being pursued.

We develop and manufacture our launch technology from a vertically-integrated manufacturing facility in Long Beach, California. Leveraging advanced, state-of-the art manufacturing capabilities, including automation and additive manufacturing technologies, we believe we have the necessary infrastructure in-place to meet the medium-term demand for our launch business. Prior to the Business Combination, Virgin Group and Mubadala have invested approximately $1 billion of capital to found, scale and grow the business.

We have been primarily focused and engaged in designing and developing launch solutions for small satellites since our inception in 2017. We have incurred net losses of $76.9 million, $121.5 million and $194.6 million for the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, respectively, and expect to incur significant losses in the near term.

Since achieving commercialization in June 2021, we have continued and will continue to make significant investments in capital expenditures to build and expand our production for commercial small satellite launches, hire top-tier leaders and innovators, and continue to invest in research and development. We expect that our existing cash and cash equivalents provided by Corvina Holdings Limited (“Corvina”), our intermediate holding company of the parent company, Vieco 10 (the “Parent Company”) in addition to the proceeds from the Business Combination, assuming no redemptions by the public shareholders, and the PIPE Investment, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus.

Key Factors Affecting Performance

We believe that our future success and financial performance depend on several factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Customer Demand

Since our first test flight in 2020, a broad range of potential customers, including national security organizations, commercial satellite providers, and civil service providers have shown significant interest in our service. Our commercial customers include satellite and constellation providers such as Arqit and SatRevolution. Civil customers mostly fall within our spaceport and launch offerings for civil space agencies with customers including, NASA, Spaceport Cornwall in the United Kingdom, Spaceport Japan at Oita Airport in Japan, and Alcantara Launch Center in Brazil. Outside of spaceports, we also provide dedicated launch services for civil space agencies such as NASA, and we expect to provide such service to other governments which have space agencies but lack the infrastructure for domestic space launches. Some national security and defense customers include the United States Space Force, the U.S. Air Force, NRO and the Missile Defense Agency. Leveraging our successful launches in January 2021 and June 2021, we have been able to secure active contracts representing over $300 million of potential revenue, including signed, binding launch services agreements, and signed, non-binding memorandums of understanding and letters of intent.

We also believe there is near- and medium-term growth potential in the space market, driven by rapid advances in launch and satellite technology. As a result, there has been a proliferation of private sector space companies pursuing the growing demand for space solutions across multiple applications. As one of the few proven small satellite launch providers to have successfully reached orbit, we believe we are well-positioned to benefit from these attractive industry tailwinds. Therefore, we plan to leverage our existing launch capabilities and our track record as a systems integrator to provide end-to-end value-added services for IoT and EO applications through the combination of agreements with satellite operators and a satellite constellation we will own and operate. Using a satellite-as-a-service model, we expect to deploy our own satellites beginning in late 2023 to serve government and commercial, both domestically and internationally.

Technology Innovation

We design, build, and test LauncherOne in-house and operate at the forefront of composite structures, liquid rocket engines, ultra-responsive launch systems, ruggedized avionics and optimized flight software, automated flight safety systems, and advanced manufacturing techniques. We believe the synergy of these technologies enables greater responsiveness to the commercial and government small satellite markets. Our unique air-launch system launches satellites into space from a rocket carried beneath the wing of a modified Boeing 747-400, meaning it has greater flexibility and mobility than other satellite launch systems. To continue establishing market share and attracting customers, we plan to continue to make substantial investments in research and development for the continued enhancements of LauncherOne and commercialization of future generations of our rockets.

Manufacturing Capacity

As we plan to continue to scale our production of rockets for our small satellite services, we are making significant investments in capital expenditures for building and enhancing our manufacturing capacity. We expect our capital expenditures to continue to increase for the next several years. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and manufacture rockets, our ability to achieve sales, and customer demand for our rockets at the levels we anticipate. Our headquarters is a 150,701 square foot facility in Long Beach, California, which is used for design, engineering, manufacturing, integration, assembly, and test activities. We currently have five rockets in production and the capacity to manufacture up to approximately twenty rockets annually at our current manufacturing facility and we plan to scale and expand our production capabilities through additional facilities to be procured in the future. We also have a payload processing facility located in Long Beach, California where payloads are encapsulated after spacecraft unpacking and testing is complete.

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of the coronavirus disease (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. We have taken steps to protect our workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, we initially reduced and later temporarily suspended on-site operations for one week at our facilities in Long Beach, California in late March 2020. Starting late March 2020, approximately two-thirds of our workforce and contractors were able to complete their duties from home. As government authorities had classified our business as part of the nation’s critical infrastructure, the remaining one-third of our workforce was able to resume on-site operations under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks, undertaking regular and thorough disinfecting of surfaces and tools and regular testing of our employees and contractors for COVID-19. As of the date of this proxy statement/prospectus, most of our employees whose work requires them to be in our facilities are now back on-site, but we have experienced, and expect to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19. While many restrictions associated with COVID-19 have more recently been relaxed, the longevity and extent of the COVID-19 pandemic remains uncertain, including due to the emergence and impact of the COVID-19 variants. These measures and challenges may continue for the duration of the pandemic and may affect our revenue growth while the pandemic continues. See the section entitled “Risk Factors” for further discussion of the impacts of the COVID-19 pandemic on our business.

Components of Results of Operations

Revenue

Launch services

Small satellite launch operations revenue is recognized for providing customer launch services by placing payloads into orbit. Revenue for each customer payload is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. We began recognizing revenue for launch services in January 2021 when we generated $4.6 million from our launch with NASA. After successfully completing our launch in June 2021, we expect a significant portion of our future revenue growth to be derived from further commercialization of our small satellite launch operations and expansion of our portfolio of space offerings.

We also generate revenue by providing engineering services, which primarily relates to research and studies, to our customers. Revenue is recognized as control of the performance obligation is transferred over time to the customer. As of June 30, 2021, we have two engineering services revenue contracts for which we expect to transfer all remaining performance obligations to the customer in the years ending December 31, 2022 and 2023, respectively. We expect that we will continue to earn revenue from engineering services, but that such revenue will represent a smaller portion of our future revenue growth compared to launch services. We generated $0.3 million and $1.1 million during the six months ended June 30, 2021 and 2020, respectively, from engineering services.

Bridge ventilators

On April 30, 2020, we secured an Emergency Use Authorization from the U.S. Food and Drug Administration to develop a mass-producible bridge ventilator to aid in the COVID-19 pandemic. We have sold 600 ventilators and recognized $1.9 million in revenue related to these units in the fiscal year ended December 31, 2020. We have stopped our ventilator production and sales in 2021.

Cost of Revenue

Cost of revenue relates to launch services, engineering services, and bridge ventilator production and primarily includes costs for materials and human capital, such as payroll and benefits. We expect that we will continue to incur cost of revenue from launch services and engineering services while we have stopped bridge ventilator production in 2021. Since LauncherOne achieved technological feasibility in January 2021, we began capitalizing and subsequently charging to cost of revenue the costs incurred to launch small satellites. Costs associated with launch services include the costs for rocket manufacturing, overhead, launch and cost variance absorption. Costs for rocket manufacturing include materials, labor, fuel, payroll and benefits for pilots and ground crew, maintenance and depreciation of facilities and equipment and other allocated overhead expenses. As we continue to grow our revenue from further commercialization of our small satellite launch operations and expansion of our portfolio of space offerings, we expect that our cost of revenue will increase. Our increases in cost of revenue will include the quarterly royalty expenses that will ramp-up under the Amended TMLA effective after the Business Combination.

Gross Profit and Gross Margin

Gross profit is calculated as revenue less cost of revenue. Gross margin is the percentage obtained by dividing gross profit by its revenue. Our gross profit and gross margin have varied historically based on the mix of revenue from small satellite launch services, engineering services and bridge ventilator production. Although our gross profit and gross margin may continue to vary by offering as we scale our business, we expect our overall gross profit and gross margin to improve over time.

Selling, General and Administrative Expense

Selling, general and administrative expenses consist of personnel-related expenses and allocated costs related to general corporate functions, primarily including executive management and administration, finance and accounting, legal, business development, and government affairs. Personnel-related expenses primarily include salaries and benefits. Allocated costs include costs related to information technology, facilities, human resources and safety. Personnel-related expenses also include allocated sustaining activities relating to launch operations and production processes support, including required launch system maintenance, updates and documentation.

As we continue to grow, we expect that our selling, general and administrative costs will increase. We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and professional services.

Research and Development Expense

We conduct research and development activities to develop existing and future technologies that advance our satellite launch and space solution offerings. Research and development activities include basic research, applied research, concept formulation studies, design, development and related test program activities. Costs incurred to develop our LauncherOne rockets primarily include equipment, material, labor and overhead. Costs incurred for performing test flights primarily include rocket engines and fuel. Research and development costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. We plan to continue to make substantial investments in research and development for the continued enhancements of the LauncherOne and the development of a third stage modified LauncherOne for additional services. As LauncherOne achieved technical feasibility in January 2021, we began capitalizing the production costs of our LauncherOne rockets.

Interest Expense

Interest expense relates to our finance lease obligations and outstanding long-term debt due to the Parent Company.

Other Income, net

Other income consists of sources of income that are not related to our primary operations, including interest income and miscellaneous non-operating items, such as our employee store merchandising and legal settlements. For the year ended December 31, 2020, other income was largely impacted by the bankruptcy of our largest customer. Due to the customer’s bankruptcy, we wrote off $62.2 million of the non-refundable deposits previously recorded in deferred revenue. Other income will also consist of changes in fair value of warrant liabilities after the Business Combination.

Income Tax Provision

Our provision for income taxes consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.

Results of Operations

The following table sets forth our results of operations for the periods presented. The period-to-period comparisons of financial results is not necessarily indicative of future results.

	Six Months Ended June 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
(In thousands, except share and per share data)	2021	2020			2020	2019
Revenue	$7,228	$1,463	$5,765	394%	$3,840	$477	$3,363	705%
Cost of revenue	16,673	741	15,932	2150%	3,168	67	3,101	4628%
Gross profit (loss)	(9,445)	722	(10,167)	(1408)%	672	410	262	64%
Selling, general and administrative expenses	41,132	23,739	17,393	73%	42,855	42,685	170	0%
Research and development expenses	28,205	68,332	(40,127)	(59)%	137,135	150,565	(13,430)	(9)%
Operating loss	(78,782)	(91,349)	12,567	(14)%	(179,318)	(192,840)	13,522	(7)%
Interest expense, net	(13)	(2,386)	2,373	(99)%	(4,852)	(2,791)	(2,061)	74%
Other income, net	1,895	449	1,446	322%	62,671	1,014	61,657	6081%
Loss before income taxes	(76,900)	(93,286)	16,386	(18)%	(121,499)	(194,617)	73,118	(38)%
Provision for income taxes	—	—	—	n/a	5	5	—	0%
Net loss	(76,900)	(93,286)	16,386	(18)%	(121,504)	(194,622)	73,118	(38)%
Net loss attributable to non-controlling interests in VO Holdings, Inc.	3,472	1,823	1,649	90%	3,397	3,654	(257)	0%
Net loss attributable to Vieco USA, Inc.	$(73,428)	$(91,463)	$18,035	(20)%	$(118,107)	$(190,968)	72,861	(38)%
Net loss per share
Basic and diluted	$(734,280)	$(914,630)	$180,350	(20)%	$(1,181,070)	$(1,909,680)	$728,610	(38)%
Weighted average shares outstanding
Basic and diluted	100	100			100	100
Other comprehensive loss
Foreign currency translation adjustment	20	17	3	18%	(93)	(41)	(52)	127%
Total comprehensive loss	$(73,408)	$(91,446)	$18,038	(20)%	$(118,200)	$(191,009)	$72,809	(38)%

Revenue

	Six Months Ended June 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
(In thousands)	2021	2020			2020	2019
Revenue	$7,228	$1,463	$5,765	394%	$3,840	$477	$3,363	705%

Six months ended June 30, 2021 compared to six months ended June 30, 2020

Revenue increased by $5.8 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily attributable to the recognition of launch services revenue of $6.2 million from our two launches in the six months ended June 30, 2021. We did not generate any revenue from launch services during the six months ended June 30, 2020. A $0.8 million increase in revenue from the Royal Air Force pilot training program was offset by a $1.2 million decrease in revenue from engineering services and bridge ventilators built to help in the fight against the COVID-19 pandemic during 2020.

Year ended December 31, 2020 compared to year ended December 31, 2019

Revenue increased by $3.4 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to the $1.9 million increase in revenue from bridge ventilators built to help in the fight against the COVID-19 pandemic during 2020 and the $1.5 million increase in revenue from engineering services. We did not generate any revenue from launch services during the years ended December 31, 2020 and 2019.

Cost of Revenue and Gross Profit

	Six Months Ended June 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
(In thousands)	2021	2020			2020	2019
Revenue	$7,228	$1,463	$5,765	394%	$3,840	$477	$3,363	705%
Cost of revenue	16,673	741	15,932	2150%	3,168	67	3,101	4628%
Gross profit (loss)	(9,445)	722	(10,167)	(1408)%	672	410	262	64%

Gross margin	(131)%	49%			18%	86%

Six months ended June 30, 2021 compared to six months ended June 30, 2020

Cost of revenue increased by $15.9 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily attributable to our two launches in the six months ended June 30, 2021 and the recognition of contract losses of $4.9 million during the six months ended June 30, 2021. After the launch in January 2021, we began to capitalize costs associated with the launch services. Gross profit decreased by $10.2 million, or 1,408%, and gross margin decreased by 180 percentage points for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily attributable to the shift of revenues from the development of bridge ventilators in the six months ended June 30, 2020 to launch services with the two launches in the six months ended June 30, 2021.

Year ended December 31, 2020 compared to year ended December 31, 2019

Cost of revenue increased by $3.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to an increase in the costs associated with producing bridge ventilators during 2020. Additionally, gross profit increased by $0.3 million, or 64%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, while gross margin decreased by 68 percentage points for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to the development of the bridge ventilators in the year ended December 31, 2020.

Selling, General and Administrative Expenses

	Six Months Ended June 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
(In thousands)	2021	2020			2020	2019
Selling, general and administrative expenses	$41,132	$23,739	$17,393	73%	$42,855	$42,685	$170	0%

Six months ended June 30, 2021 compared to six months ended June 30, 2020

Selling, general and administrative expenses increased by $17.4 million, or 73%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily attributable to the increase in personnel-related expenses of $20.2 million, partially offset by a decrease in facilities, overhead and general corporate expenses of $2.8 million. The increase in personnel-related expenses is primarily related to sustaining the launch and production processes during the six months ended June 30, 2021. The sustaining activities relating to launch operations and production processes support, such as required launch system maintenance, updates and documentation, increased upon LauncherOne reaching technological feasibility as a result of the launch in January 2021.

Year ended December 31, 2020 compared to year ended December 31, 2019

Selling, general and administrative expenses decreased by $0.2 million, or 0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily attributable to the impact of COVID-19 which resulted in a decrease in facilities, overhead and general corporate expenses.

Research and Development Expenses

	Six Months Ended June 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
(In thousands)	2021	2020			2020	2019
Research and development expenses	$28,205	$68,332	$(40,127)	(59)%	$137,135	$150,565	$(13,430)	(9)%

Six months ended June 30, 2021 compared to six months ended June 30, 2020

Research and development expenses decreased by $40.1 million, or 59%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily attributable to the decreases in personnel-related expenses of $34.0 million, facilities, overhead and general corporate expenses of $5.3 million and professional services fees of $0.8 million due to LauncherOne reaching technical feasibility during the six months ended June 30, 2021. LauncherOne reached technological feasibility upon the successful launch in January 2021. Since then, the research and development activities to develop the LauncherOne technology were significantly reduced, and we shifted our focus from technological development to sustaining launch and production processes.

Year ended December 31, 2020 compared to year ended December 31, 2019

Research and development expenses decreased by $13.4 million, or 9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to a reduction in research and development spend due to the impact of COVID-19 which resulted in a decrease in facilities, overhead and general corporate expenses of $17.1 million, professional services of $1.0 million, partially offset by an increase in personnel-related expenses of $4.7 million.

Interest Expense, Net

	Six Months Ended June 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
(In thousands)	2021	2020			2020	2019
Interest expense, net	$(13)	$(2,386)	$2,373	(99)%	$(4,852)	$(2,791)	$(2,061)	74%

Six months ended June 30, 2021 compared to six months ended June 30, 2020

Interest expense, net decreased by $2.4 million, or 99%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily attributable to a contribution by the Parent Company of the outstanding principal and accrued interest payable of the $235.1 million revolving loan facility (“RLF”). The RLF was considered extinguished because of such contribution.

Year ended December 31, 2020 compared to year ended December 31, 2019

Interest expense, net increased by $2.1 million, or 74%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily attributable to interest relating to the RLF entered with the Parent Company in October 2019.

Other Income, Net

	Six Months Ended June 30,		$ change	% change	Fiscal Year Ended December 31,		$ change	% change
(In thousands)	2021	2020			2020	2019
Other income, net	$1,895	$449	$1,446	322%	$62,671	$1,014	$61,657	6081%

Six months ended June 30, 2021 compared to six months ended June 30, 2020

Other income increased by $1.4 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 attributable to the unrealized gain of $1.7 million from the ordinary shares of SAS issued to us, offset by the loss of $0.3 million from a release of a customer deposit.

Year ended December 31, 2020 compared to year ended December 31, 2019

Other income increased by $61.7 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to the recognition of $62.2 million of non-refundable deposits historically recorded in deferred revenue as a result of the bankruptcy filing of our largest customer.

Provision for Income Taxes

Provision for income taxes was immaterial for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019. We have accumulated net operating losses at the federal and state level for the time period during we had not yet began commercial operations. We maintain a substantially full valuation allowance against net deferred tax assets. The income tax expenses are primarily related to minimum state filing fees in the states where we have operations.

Liquidity and Capital Resources

Sources of Liquidity

Our operations have historically participated in cash management and funding arrangements managed by the Parent Company. Only cash and cash equivalents held in bank accounts legally owned by our entities are reflected in the consolidated balance sheets. Cash and cash equivalents held in bank accounts legally owned by the Parent Company were not directly attributable to us for any of the periods presented. Transfers of cash, both to and from us, have been reflected as a contribution from or a distribution to the Parent Company in the consolidated balance sheets and as a financing activity on the accompanying consolidated statements of cash flows.

As of June 30, 2021, we had cash and cash equivalents of $23.6 million and restricted cash of $0.8 million. Since our inception, we have financed our operations and capital expenditures with cash primarily provided by the Parent Company. We expect our principal sources of liquidity following the Business Combination to be our cash and cash equivalents and any additional capital that may be obtained through borrowings or additional sales of equity securities.

Revolving Loan Facility

As of December 31, 2020, we have a nine-year term $200.0 million RLF and a ten-year term $30.0 million RLF, subordinated to the $200.0 million RLF, entered with the Parent Company. No repayments of principal balances or interest accrued have been made for the aggregate $230.0 million RLF. During the six months ended June 30, 2021, the Parent Company contributed the outstanding principal and accrued unpaid interest payable of the RLF as a capital contribution to us, which was recorded in equity for no consideration. As a result, the RLF was considered extinguished and there are no principal balances outstanding as of June 30, 2021.

Liquidity Requirements

We expect our expenses to increase in connection with ongoing activities, particularly as we continue to advance the development of our technologies, commercialize our satellite launch operations and starting to develop our space solution offerings, and continue to build and expand our production of rockets and aircraft.

Specifically, our operating expenses will increase as we:

•        scale up our facilities, manufacturing processes and capabilities to support expanding our volume of rockets;

•        pursue further research and development on our satellite launches and space solution offerings, including those related to our research and education efforts;

•        hire additional personnel in research and development, manufacturing operations, testing programs and maintenance as we increase the volume of our satellite launches and expand our space solution offerings;

•        seek regulatory approval for any changes, upgrades, or improvements to our technologies and operations in the future; and

•        hire additional personnel in management to support the expansion of our operational, financial and information technology functions as a public company upon the consummation of the Business Combination.

We expect our current cash and cash equivalents and the additional cash and cash equivalents to be received upon the consummation of the Business Combination, assuming no redemptions by the public shareholders, and the PIPE Investment will enable us to fund our operating expenses and capital expenditure requirements for reaching our full commercial operations and ongoing activities for a period of at least twelve months from the date of this proxy statement/prospectus. We have based this estimate on assumptions that may be incorrect, and we may consume capital significantly faster than anticipated due to circumstances beyond our control.

We have several non-cancelable leases primarily related to the lease of our manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from three to ten years and require us to pay all executory costs, such as maintenance and insurance. Our total remaining lease obligation as of June 30, 2021 is $16.4 million, with $1.6 million due in less than one year. We also have non-cancelable purchase commitments as of June 30, 2021 primarily related to supply and engineering services providers. Total non-cancelable purchase commitments approximately due in the next five years is $21.1 million, with $18.5 million due in less than one year.

Additionally, we are expanding our satellite launch operations and space solution offerings since commercialization. We currently have five rockets under construction and one carrier aircraft in operation. We expect to accelerate our production of rockets to reach an annual production capacity of approximately twenty rockets and we expect to acquire and modify additional carrier aircraft in the next few years. We have significantly reduced the per unit cost of producing rockets since production began. As such, we anticipate the costs to manufacture additional rockets to continue to decrease on a per unit basis as we advance and scale up our manufacturing processes and capabilities. We expect our capital investments to increase our production of rockets, modify additional carrier aircrafts, and advance and scale up our manufacturing facilities to be approximately $0.9 billion through 2026.

The recent commercialization of our satellite launch and space solution offerings and the anticipated expansion of our rocket production have unpredictable costs and are subject to significant risks, uncertainties and contingencies, many of which are beyond our control, that may affect the timing and magnitude of these anticipated expenditures. Many of these risks and uncertainties are described in more detail in this proxy statement/prospectus under the heading “Risk Factors — Risks Related to Vieco USA’s Business and Industry.” Our future capital requirements will depend on many factors, including rate of revenue growth, ability to reduce costs per unit, the expansion of research and development activities, hiring additional personnel, and investment in manufacturing operations. We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financial covenants that would restrict our operations. We cannot assure you that any such equity or debt financing will be available on favorable terms, or at all. If the needed financing is not available, or if the terms of financing are less desirable than we expect, our business, results of operations and financial condition could be adversely affected.

Cash Flows

Historical Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2020 and 2021:

	Six Months Ended June 30,		Fiscal Year Ended December 31,
(In thousands)	2021	2020	2020	2019
Cash used in operating activities	$(77,243)	$(76,071)	$(143,016)	$(183,919)
Cash used in investing activities	(11,749)	(6,205)	(13,298)	(15,750)
Cash provided by (used in) financing activities	86,622	(38,871)	31,660	335,072
Net increase (decrease) in cash and cash equivalents	$(2,370)	$(121,147)	$(124,654)	$135,403

Net Cash Used in Operating Activities

For the six months ended June 30, 2021, net cash used in operating activities was $77.2 million primarily consisting of $76.9 million of net loss, adjusted for $8.3 million of non-cash charges, and an increase in net operating assets and liabilities of $8.6 million. The non-cash charges primarily included the charges in stock-based compensation of $2.8 million, depreciation and amortization of $7.2 million and a gain in non-cash investments of $1.7 million.

For the six months ended June 30, 2020, net cash used in operating activities was $76.1 million primarily consisting of $93.3 million of net loss, adjusted for $11.0 million of non-cash charges, and a decrease in net operating assets and liabilities of $6.2 million. The non-cash charges primarily included the charges in stock-based compensation of $1.7 million, depreciation and amortization of $6.9 million and non-cash interest on long-term debt, due to the Parent Company of $2.4 million.

For the year ended December 31, 2020, net cash used in operating activities was $143.0 million primarily consisting of $121.5 million of net loss, adjusted for $22.0 million of non-cash charges, and an increase in net operating assets and liabilities of $43.5 million. The non-cash charges primarily included the charges in stock-based compensation of $3.2 million, depreciation and amortization of $14.0 million, and non-cash interest on long-term debt, due to the Parent Company of $4.8 million.

For the year ended December 31, 2019, net cash used in operating activities was $183.9 million primarily consisting of $194.6 million of net loss, adjusted for $21.8 million of non-cash charges, and an increase in net operating assets and liabilities of $11.1 million. The non-cash charges primarily included the charges in stock-based compensation of $3.5 million, depreciation and amortization of $16.5 million, and non-cash interest on long-term debt, due to the Parent Company of $1.8 million.

Net Cash Used in Investing Activities

For the six months ended June 30, 2021, net cash used in investing activities was $11.7 million consisting of purchases of property and equipment.

For the six months ended June 30, 2020, net cash used in investing activities was $6.2 million consisting of purchase of property and equipment.

For the year ended December 31, 2020, net cash used in investing activities was $13.3 million consisting of purchases of property and equipment.

For the year ended December 31, 2019, net cash used in investing activities was $15.8 million consisting of purchases of property and equipment.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $86.6 million for the six months ended June 30, 2021, consisting primarily of equity contributions received from the Parent Company of $85.9 million and cash received from the sale of non-controlling interest of $0.8 million, offset by payments of finance lease obligations of $0.1 million.

Net cash used by financing activities was $38.9 million for the six months ended June 30, 2020, consisting primarily of equity contributions distributed to the Parent Company of $118.5 million and payments of finance lease obligations of $0.1 million, offset by cash received from the sale of non-controlling interest of $0.2 million and equity contributions received from the Parent Company of $79.5 million.

Net cash provided by financing activities was $31.7 million for the year ended December 31, 2020, consisting primarily of equity contributions received from the Parent Company of $150.0 million and cash received from the sale of non-controlling interest of $0.4 million, offset by equity distributions to the Parent Company of $118.5 million and payments of finance lease obligations of $0.2 million.

Net cash provided by financing activities was $335.1 million for the year ended December 31, 2019, consisting primarily of proceeds from long-term debt due to the Parent Company of $228.5 million, equity contributions received from the Parent Company of $210.8 million and equity distributions to related party of $104.2 million.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Quantitative and Qualitative Disclosures about Market Risk

We have interest bearing demand deposit accounts and we have operations within the United States and United Kingdom. As such, we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and fluctuations in foreign currency exchange rates. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our cash and cash equivalents. We have cash and cash equivalents totaling $24.4 million as of June 30, 2021. Our cash and cash equivalents were invested in interest bearing demand deposit accounts. A hypothetical 10% change in interest rates would not have had a material impact on the value of our cash and cash equivalents as of June 30, 2021.

Foreign Currency Risk

Transaction Exposure

Currently, we do not use foreign currency forward contracts to manage exchange rate risk, as the amount subject to foreign currency risk is not material to our overall operations and results. Therefore, we are not exposed to foreign currency transaction risk.

Translation Exposure

The functional currency of our operations in the United Kingdom is the local currency (pound sterling). We translate the financial statements of the operations in the United Kingdom to United States Dollars and as such, we are exposed to foreign currency translation risk.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in its financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. Refer to Note 2 to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a description of other significant accounting policies.

Revenue Recognition

Launch Services

We recognize revenue from launch services when control is transferred to our customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services. A launch services agreement generally consists of multiple launches with each launch being allocated a fixed price. The revenue of a launch services agreement is recognized at a point-in-time when the performance obligation is complete, which is typically at the point of launch. However, as we are in the early stage of commercialization, the costs to provide the launch services for each contract are still subject to estimates, including labor costs, material costs, and allocated overhead and facilities and equipment costs.

When we determine it is probable that the costs to provide the services stipulated by the launch services agreement will exceed the allocated fixed price for each launch, we record a provision for the contract loss. Contract losses are recorded at the contract level and are recognized when known. To the extent the contract loss provision is less than the accumulated costs to fulfill the contract, we record the provision net of inventory and net of contract costs on the condensed consolidated balance sheet. During the six months ended June 30, 2021, we identified certain contracts where the expected costs to fulfil were in excess of the estimated transaction price, and as such, recorded a provision for the related contract loss. The provision for contract losses outstanding as of June 30, 2021 was $4.9 million, with $4.2 million recorded net of inventory and $0.7 million net of contract costs on the condensed consolidated balance sheet.

Long-lived Asset

Long lived assets consist of property, plant and equipment, net and right-of-use assets and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group, which represents a combination of assets that produce distinguishable cash flows, may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset to the carrying amount. If the carrying amount of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds the fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. We have not recorded any impairment charges during the years presented.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated useful life or lease term. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining depreciation period.

Leases

We determine if a long-term contractual obligation is a lease at inception. Our leases primarily relate to manufacturing and testing facilities, offices and equipment. We utilize our incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. When the discount rate implicit in the lease cannot be readily determined, we use the applicable incremental borrowing rate available at the lease commencement date in determining the present value of lease payments. The incremental borrowing rate represents the rate of interest we would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Because we do not generally borrow on a collateralized basis, we used incremental borrowing rates determined by a third-party valuation firm based on market yields for the respective lease terms.

Contingencies

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business resulting in loss contingencies. We determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, we disclose contingencies deemed to be reasonably possible and accrue loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Significant judgment is required to determine both probability and the estimated amount. We review these provisions on a quarterly basis and adjust these provisions accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. The outcome of legal matters and litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, our results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.

Stock-Based Compensation

We have granted stock-based awards through our controlled subsidiary, VO Holdings, consisting of stock options to our employees, nonemployee directors, and consultants, containing a service-based vesting condition under the 2017 Plan. These options generally expire 10 years from the date of grant and are exercisable when the options vest. The stock options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each quarter over the next three years. Stock-based compensation expense, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service period for each employee stock option expected to vest. We estimate the forfeiture rate based on the historical experience at the date of grant and revises it, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The unrecognized stock-based compensation as of June 30, 2021, December 31, 2020 and 2019, was approximately $3.2 million, $4.0 million and $3.0 million, respectively. The weighted average remaining amortization period as of June 30, 2021, December 31, 2020 and 2019 was 1.2 years, 1.4 years and 1.2 years, respectively.

Stock-based compensation expense related to the stock-based awards granted to our employees is measured and recognized in our consolidated financial statements based on fair value. The fair value of each stock option granted to employees is estimated on the grant date using the Black-Scholes option-pricing model. For performance-based stock options, the value of the award is measured at the grant date as the fair value of the award and is expensed over the requisite service period, using the accelerated attribution method, once the performance condition becomes probable of being achieved.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. The determination of the grant date fair value of stock option awards issued is affected by a number of variables, including the risk-free interest rates over the expected option term, the expected common share price volatility over the expected option term, the expected dividend yield of our common shares over the expected option term, and the fair value of the underlying common shares.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected Term — The expected term represents the period that our stock-based awards are expected to be outstanding and is based on historical experience of similar awards, considering the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

Expected Volatility — The volatility rate is determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards as we do not have sufficient history of trading in our common stock.

Dividend Yield — The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so in the near future.

Common Stock Valuation

The fair value of our common stock has historically been determined by our board of directors with the assistance of management and third-party valuation services providers. In the absence of a public trading market for our common stock, we develop an estimate of the fair value of our common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.

Our common stock valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation and Internal Revenue Code 409A (“IRC 409A”). The assumptions used to determine the estimated fair value of our common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:

•        projected financial data provided by us;

•        capital market data on interest rates, yields and rates of return for various investments;

•        the history and nature of our business, the progress of the our research and development efforts, our stage of development, business strategy and outlook;

•        the material risks related to our business and industry outlook;

•        the market performance of publicly-traded companies in comparable market sectors;

•        the degree of marketability for our common stock including contractual restrictions on transfer of the common stock; and

•        the likelihood of achieving a liquidity event for our preferred and common stockholders, given prevailing market conditions.

In determining the fair value of our common stock, we established the enterprise value of our business using the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by our management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors.

During the second quarter of 2021, we started to seriously consider going public as an exit alternative for our stockholders. We began applying the probability-weighted expected return method (“PWERM”) to determine the fair value of our common stock. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values of our common stock, assuming various outcomes. The probability weightings assigned to certain potential exit scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. During this process, we assigned probability weightings to an alternative liquidation event scenario or the Business Combination scenario. In the first scenario, the enterprise valuation was based on our alternative liquidation event to be completed in approximately one year with a valuation approach continued to be based on an income approach analysis with an option pricing model to determine the amount of aggregate equity value allocated to our common stock. In the second scenario, the enterprise valuation was based on the conversations held with external parties related to the expected Business Combination assumed to be consummated in less than one year.

In all valuation methods and scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that were not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are complex and subjective, such as those regarding our expected future revenue, expenses, operations and cash flows, discount rates, industry and economic outlook, and the probability of and timing associated with potential future events. Changes in any or all estimates and assumptions or the relationships between those assumptions impact our valuations as of each relevant valuation date and may have a material impact on the valuation of our common stock. Following the Business Combination, it will not be necessary to determine the fair value of our business as the common stock will be traded in a public market.

Income Taxes

We adopted the separate return approach for the purpose of presenting the consolidated financial statements, including the income tax provisions and the related deferred tax assets and liabilities. Our historic operations reflect a separate return approach for each jurisdiction in which we had a presence and Parent Company filed a tax return.

We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized. Our assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing our future taxable income on a jurisdictional basis, we consider the effect of our transfer pricing policies on that income. We have placed a valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As we grow, we will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items. We adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on our financial condition and operating results. The income tax expense includes the effects of any accruals that we believe are appropriate, as well as the related net interest and penalties.

Since our inception, we have been accumulating significant net operating losses at the federal and state levels, which are reflected in the income tax provision section of the balance sheet. The presented income tax expenses in these statements are primarily related to minimum state filing fees in the states where we have operations.

Recently Issued and Adopted Accounting Pronouncements

Please refer to Note 3 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements.

Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and influenced by that company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2020 and 2019, we identified two material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The first material weakness is related to the lack of sufficient personnel to execute, review and approve all aspects of the financial statement close and reporting process. This material weakness may not allow for the proper segregation of duties and the ability to close our books and records and report our results, including required disclosures, on a timely basis. The second material weakness arises from the need to augment IT and application controls in our financial reporting.

We have begun the process of, and we are focused on, designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses. Our efforts include several actions:

•        we are designing and implementing additional review procedures within our accounting and finance department to provide more robust and comprehensive internal controls over financial reporting that address the relative financial statement assertions and risks of material misstatement within our business processes;

•        we are actively recruiting additional personnel, in addition to engaging and utilizing third party consultants and specialists to supplement our internal resources and segregate key functions within our business processes, if appropriate;

•        we are designing and implementing IT and application controls in our financially significant systems to address our relative information processing objectives; and

•        we are enhancing our system’s role-based access and implementing automated controls to help improve the reliability of our process and reporting.

Finally, we are designing and implementing additional integration in our financially significant systems to provide the IT processes alongside efforts in business processes, which are supporting our internal control over financial reporting. While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. NextGen is an “emerging growth company” and has elected to take advantage of the benefits of this extended transition period.

Virgin Orbit will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date Virgin Orbit (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by Virgin Orbit’s emerging growth company status may make it difficult or impossible to compare Virgin Orbit’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to Note 2 of our consolidated financial statements included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the six months ended June 30, 2021, and the years ended December 31, 2020 and 2019.

Virgin Orbit will remain an “emerging growth company” under the JOBS Act until the earliest of (a)December 31, 2026, (b) the last date of Virgin Orbit’s fiscal year in which Virgin Orbit has total annual gross revenue of at least $1.07 billion, (c) the last date of Virgin Orbit’s fiscal year in which Virgin Orbit A is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Virgin Orbit has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Vieco USA EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Vieco USA executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with Vieco USA were as follows:

•        Dan Hart, Chief Executive Officer;

•        Brita O’Rear, Vice President & Chief Financial Officer; and

•        Derrick Boston, Chief Administrative Officer and General Counsel.

Following the consummation of the Business Combination, Mr. Hart will serve as our Chief Executive Officer, Ms. O’Rear will serve as our Vice President & Chief Financial Officer and Mr. Boston will serve as our Chief Legal Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the consummation of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020.

Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dan Hart	449,401	—	—	328,950	45,528	823,879
Chief Executive Officer
Brita O’Rear	293,872	—	121,978	138,108	18,018	571,976
Vice President & Chief Financial Officer
Derrick Boston	338,194	—	121,978	160,063	17,865	638,100
Chief Administrative Officer and General Counsel

____________

(1)      Amount reflects the aggregate grant date fair market value of stock options to purchase shares of VO Holdings granted under the 2017 Plan (as defined below) to the named executive officer during 2020, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note 11 of the Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount.

(2)      Bonus amounts represent annual bonuses earned by each named executive officer in 2020 and paid in cash in 2021, based on the attainment of pre-determined individual and company performance metrics as determined by the board of directors of VO Holdings in its discretion.

(3)      Amounts in this column include the amounts set forth in the table below:

Named Executive Officer	401(k) Plan Matching Contributions ($)	Life Insurance Premiums ($)	Charitable Contribution to the California Science Center ($)
Dan Hart	17,100	1,428	27,000
Brita O’Rear	17,100	918	—
Derrick Boston	17,100	765	—

2020 Salaries

In 2020, the named executive officers received annual base salaries to compensate them for services rendered to Vieco USA. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

On March 30, 2020, as a precautionary measure in response to the COVID-19 pandemic, our named executive officers voluntarily agreed to a temporary 20% reduction in their annual base salaries. As such, the annual base salaries earned for the period between March 30, 2020 and June 1, 2020 for Ms. O’Rear was reduced from $280,423 to $224,338 and for Mr. Boston was reduced from $325,000 to $260,000. In addition, (i) Mr. Hart’s annual base salary earned for the period between March 30, 2020 and April 27, 2020 was reduced from $391,400 to $313,120 and (ii) on April 27, 2020, the board of directors of VO Holdings approved the following changes to Mr. Hart’s annual base salary: (1) an upward adjustment from $313,120 to $430,000 and (2) as a precautionary measure in response to the COVID-19 pandemic, an immediate downward adjustment from $430,000 to $344,000 (such that his annual base salary earned for the period between April 27, 2020 and June 1, 2020 was $344,000). On June 1, 2020, the board of directors of VO Holdings approved a reset of the annual base salaries earned by our named executive officers to the contractual base salaries in effect on that date, following which our named executive officers earned the following annual base salaries: $430,000 for Mr. Hart, $280,423 for Ms. O’Rear and $325,000 for Mr. Boston.

In December 2020, the board of directors of VO Holdings increased the annual base salaries earned by each of our named executive officers as follows: for Mr. Hart an increase from $430,000 to $500,000, for Ms. O’Rear an increase from $280,423 to $290,798 and for Mr. Boston an increase from $325,000 to $336,375.

2020 Bonuses

In fiscal year 2020, Messrs. Hart and Boston and Ms. O’Rear were eligible to earn annual cash bonuses targeted at 75%, 50% and 50%, respectively, of their respective base salaries. Each named executive officer was eligible to earn his or her bonus based on the attainment of pre-determined company and individual performance metrics, which were comprised of company key performance indicators (weighted 65% of the executive’s bonus opportunity) including safety, financial, flight, production and growth goals, and individual goals (weighted 35% of the executive’s bonus opportunity). Bonus payouts in respect of individual performance were based on achievement of individual goals and were subject to a performance multiplier ranging from 0%-120% of target. In the aggregate, company performance goals for 2020 were achieved at a weighted average of 92% of target performance levels; and individual performance goals were achieved at 120% of target for Mr. Hart (for total performance achievement of 102% of target) and 110% of target for Ms. O’Rear and Mr. Boston (for total performance achievement of 98.5% of target).

The actual annual cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation”.

Equity Compensation

Each of our named executive officers currently hold stock options granted under the VO Holdings, Inc. 2017 Stock Incentive Plan, or the 2017 Plan. In 2020, VO Holdings granted to Ms. O’Rear and Mr. Boston a stock option as set forth below; Mr. Hart was not granted a stock option or other stock awards in 2020.

Stock options generally vest and become exercisable as to 25% of the underlying shares on the first anniversary of the vesting commencement date and thereafter as to 1/12th of the underlying shares on each quarterly anniversary of the vesting commencement date, subject to continued service through the applicable vesting date, and will accelerate in full in the event of a termination of employment by the Company without “cause” within 24 months following a “change in control” (each such term as defined in the 2017 Plan). The consummation of the Business Combination will not constitute a change in control for purposes of any outstanding equity awards under the 2017 Plan.

In connection with the Business Combination, NextGen’s board of directors adopted the 2021 Incentive Award Plan, referred to below as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including the named executive officers) and consultants of Vieco USA, employees of its subsidiaries and other eligible consultants and to enable Vieco USA and certain of its subsidiaries and affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan will become effective on the date immediately preceding the consummation of the Business Combination. For additional information about the 2021 Plan, please see Proposal 10 in this proxy statement/prospectus.

Other Elements of Compensation

Retirement Plans

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by Vieco USA. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, Vieco USA made safe harbor and discretionary matching contributions, in respect of contributions made by participants in the 401(k) plan, up to a specified percentage of employee contributions, including on behalf of the named executive officers. These safe harbor and discretionary matching contributions are fully vested as of the date on which the contribution is made. We anticipate that, following the consummation of the Business Combination, our named executive officers will continue to participate in our 401(k) plan on the same terms as other full-time employees.

Employee Benefits and Perquisites

Health/Welfare Plans.    In 2020, the named executive officers participated in Vieco USA health and welfare plans, including:

•        medical, dental and vision benefits;

•        medical and dependent care flexible spending accounts;

•        health savings accounts;

•        short-term and long-term disability insurance;

•        life insurance; and

•        vacation and paid holidays.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to the named executive officers.

No Tax Gross-Ups

Vieco USA does not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Vieco USA.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Dan Hart	May 23,2019	113,669	189,450	—		5.01	May 23, 2029
	November 20,2017	—	—	606,237	(2)	4.81	November 20, 2027
	November 20,2017(3)	1,237,733	176,820	—		4.81	November 20, 2027
Brita O’Rear	September 30,2020	—	55,334	—		4.03	September 30, 2030
	May 23,2019	7,897	13,163	—		5.01	May 23, 2029
	August 23,2018	5,737	4,463	—		4.89	August 23, 2028
	August 17,2017	48,750	11,250	—		4.81	August 17, 2027
Derrick Boston	September 30,2020	—	55,334	—		4.03	September 30, 2030
	May 23,2019	7,897	13,163	—		5.01	May 23, 2029
	May 16,2018	8,263	4,959	—		4.89	May 16, 2028
	August 23,2018	5,737	4,463	—		4.89	August 23, 2028
	July 24,2017	40,930	5,848	—		4.81	July 24, 2027

____________

(1)      Except as otherwise noted, each stock option vests and becomes exercisable as to 25% of the shares underlying the stock option on the one year anniversary of the vesting commencement date and thereafter as to 1/12th of the shares underlying the stock option on each quarterly anniversary of the vesting commencement date, subject to continued service through the applicable vesting date; provided that the stock option will vest in full upon a termination by the Company without “cause” within 24 months following a “change in control” (each as defined in the 2017 Plan).

(2)      This stock option award vested as to 50% of the shares underlying the stock option upon the achievement of a successful revenue-generating deployment of a satellite by Vieco USA’s small satellite launch system into its intended orbit (excluding “test” or “qualification” launches) (the date of such achievement the “first commercial launch”) and the remaining 50% of the shares underlying the stock option will vest at the end of the first calendar year in which Virgin Orbit has conducted five successful revenue-generating deployment launches of satellites into their respective intended orbits (based on the number of such launches rather than the number of satellites launched in such calendar year (the last day of such calendar year the “multiple launch success date”), subject to continued service through the applicable vesting date; provided that the stock option award will vest in full upon a termination by the Company without “cause” within 24 months following a “change in control” (each as defined in the 2017 Plan). We achieved the first commercial launch on June 30, 2021.

(3)      This stock option vests and becomes exercisable as to 25% of the shares underlying the stock option on the one year anniversary of the vesting commencement date and thereafter as to 1/8th of the shares underlying the stock option on each six-month anniversary of the vesting commencement date, subject to continued service through the applicable vesting date; provided that the stock option will vest in full upon a termination by the Company without “cause” within 24 months following a “change in control” (each as defined in the 2017 Plan).

For a description of the treatment of outstanding stock options to purchase shares of stock in VO Holdings in connection with the Business Combination, please see the section entitled, “Interests of Vieco USA’s Directors and Executive Officers in the Business Combination,” below.

Executive Compensation Arrangements

Dan Hart Employment Agreement

On February 13, 2017, Dan Hart entered into an employment agreement, which was amended effective June 1, 2021, with LauncherOne, LLC (Vieco USA’s predecessor) to serve as President. Mr. Hart was appointed Vieco USA’s Chief Executive Officer on July 3, 2017. Mr. Hart’s employment pursuant to the agreement will continue until terminated in accordance with the terms of the agreement.

Pursuant to the employment agreement, Mr. Hart’s initial base salary was $380,000 per year (in 2020, it was increased to $500,000); in addition, he is eligible to receive an annual performance bonus targeted at a percentage of his base salary (initially Mr. Hart’s annual performance bonus was targeted at up to 50% of his base salary; in 2020 Mr. Hart’s annual performance bonus was targeted at 75% of his base salary), to be paid based on the achievement of company and individual performance goals, subject to Mr. Hart’s employment through the payment date.

Mr. Hart was paid a one-time cash bonus equal to $300,000 following the first commercial launch date (as defined above), subject to repayment in the event that Mr. Hart resigns without “good reason” or his employment is terminated by his employer with “cause” (each as defined in the employment agreement) prior to the first anniversary of such payment date. The employment agreement, as amended, provides that Mr. Hart will be eligible to receive a one-time cash bonus equal to $500,000 following the fifth successful revenue generating deployment of a satellite by the company’s small satellite launch system into its intended orbit, subject to his continued employment.

The employment agreement also provides that Mr. Hart is eligible to participate in the health and welfare benefit plans and programs maintained by Vieco USA for the benefit of its senior level executives or its employees and that Mr. Hart will be entitled to 25 days of paid vacation annually, subject to applicable Vieco USA policy. Pursuant to the employment agreement, during each year in which Mr. Hart is actively serving on the board of the California Science Center, the Company will make an annual contribution of $20,000 to the California Science Center; Mr. Hart continues to serve on the board of California Science Center as of the date hereof.

Under his employment agreement, if Mr. Hart’s employment is terminated by Vieco USA without “cause” or due to his resignation for “good reason”, then, subject to his timely execution and non-revocation of a general release of claims, return of Company materials and continued compliance with restrictive covenants, he will be entitled to receive (i) continued payment of his base salary for a period of (a) 12 months, if such termination occurs prior to the multiple launch success date (as defined above), or (b) six months, if such termination occurs following the multiple launch success date, and (ii) provided that he timely elects COBRA, an amount equal to his COBRA premiums until the earlier to occur of (a) the 6-month anniversary of his termination date or (b) the date on which he receives health benefits from another employer.

Mr. Hart’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

None of our other named executive officers are party to written employment arrangements.

Equity Incentive Plans

2017 Stock Incentive Plan

VO Holdings maintain the 2017 Stock Incentive Plan (the “2017 Plan”), which was amended on October 21, 2020. The material terms of the 2017 Plan are summarized below. For a description of the treatment of the VO Holdings equity awards outstanding under the 2017 Plan in the Vieco USA Pre-Closing Restructuring, please see the section entitled “BCA Proposal — Structure of the Merger”, above.

Termination

Following the effectiveness of the 2021 Plan, the 2017 Plan will terminate and we will not make any further awards under the 2017 Plan. However, any outstanding awards granted under the 2017 Plan will remain outstanding, subject to the terms of the 2017 Plan and applicable award agreement. Shares of VO Holdings common stock subject to awards granted under the 2017 Plan that expire unexercised or are cancelled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the 2021 Plan, will not become available for issuance under the 2021 Plan.

Eligibility and Administration

The 2017 Plan provides for the grant of incentive stock options (or ISOs), nonqualified stock options (or NSOs), stock appreciation rights, restricted stock units (or RSUs) and the grant or sale of shares of VO Holdings common stock to VO Holdings employees, non-employee directors and consultants and the employees and consultants of VO Holdings’s parents, subsidiaries and affiliates. ISOs may only be granted to VO Holdings employees. The 2017 Plan is administered by the board of directors of VO Holdings or a subcommittee thereof appointed by its board of directors (in either case, the “plan administrator”). Subject to the provisions of the 2017 Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2017 Plan. All decisions, interpretations and other actions of the plan administrator shall be final and binding on all participants in the 2017 Plan.

Limitation on Awards and Shares Available

An aggregate of 14,500,000 shares of the common stock of VO Holdings have been authorized for issuance under the 2017 Plan. The shares offered under the 2017 Plan may be authorized but unissued shares, treasury shares or reacquired shares. In the event that shares that otherwise would have been issuable under the 2017 Plan are withheld in payment of the applicable purchase price, exercise price or withholding taxes, such shares remain available for issuance under the 2017 Plan. In the event that an outstanding award for any reason expires or is cancelled, the shares allocable to the expired or canceled portion of such award will not reduce the number of common shares available for issuance under the 2017 Plan.

Awards

The 2017 Plan provides for the grant of ISOs, NSOs, stock appreciation rights, RSUs and awards or sales of shares of VO Holdings common stock; however, only stock options and stock appreciation rights are outstanding under the 2017 Plan. All outstanding awards under the 2017 Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

Awards of stock options provide for the purchase of shares of VO Holdings common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The plan administrator determines the number of shares covered by each stock option and SAR, the exercise price of each stock option and SAR and the conditions and limitations applicable to the exercise of each stock option and SAR. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

Certain Transactions

In the event of a subdivision of common stock, a dividend payable in shares of common stock, a combination or consolidation of the outstanding shares of common stock into a lesser number of shares or any other increase or decrease in the number of issued shares of common stock effected without the receipt of consideration by VO Holdings, the plan administrator will make proportional adjustments to the 2017 Plan and outstanding awards. In addition, in the event of an extraordinary dividend, a recapitalization, a spin-off or similar transaction, the plan administrator may make proportional adjustments to the 2017 Plan and outstanding awards. In the event of a merger or consolidation, or in the event of a sale of all or substantially all of the company’s stock or assets, all outstanding awards under the 2017 Plan will be treated in the manner described in the applicable definitive transaction agreement (or, if none, in the manner determined by the plan administrator), which may include one or more of the following as determined by the plan administrator: (i) continuation, assumption or substitution of outstanding awards by the acquiring or surviving entity, (ii) cancellation of then-vested stock options or stock appreciation rights in consideration for cash (or another security) payments equal to the excess of the per share consideration payable in the transaction over the per share exercise price, (iii) cancellation of stock options without payment, provided that the applicable option holder is given notice and a reasonable opportunity to exercise their stock options (to the extent vested as of the effective date of such transaction), (iv) suspension of an option holder’s right to exercise during a limited period of time prior to the closing such transaction, (v) termination of the right of the option holder to exercise a stock option prior to vesting and (vi) acceleration in whole or in part of the vesting and exercisability of an outstanding award in connection with the transaction.

Vieco USA’s Non-Employee Director Compensation

In 2020, one non-employee director, Jim Simpson, received compensation for services performed as a member of Vieco USA’s board of directors prior to his appointment as our Chief Strategy Officer in November 2020, as reflected in the table below. None of the other non-employee directors of Vieco USA received compensation for services performed as members of the board of directors in 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Jim Simpson	$38,750	$38,750
Evan Lovell	—	—
Gaston Urda	—	—
James Cahillane	—	—
Patrick McCall	—	—

____________

(1)      Prior to his appointment as Chief Strategy Officer, Mr. Simpson was eligible to receive an annual $45,000 retainer for services as a member of the VO Holdings’ board of directors. In connection with his appointment as Chief Strategy Officer, he is eligible to receive an annual base salary of $390,000, an annual bonus opportunity targeted at 50% of his base salary, a $75,000 sign-on bonus, eligibility to receive a one-time “milestone” cash award equal to $100,000 upon achieving certain pre-determined sales goals and a stock option to purchase 75,000 shares of VO Holdings’ common stock (which was granted in February 2021).

We intend to approve and implement a compensation program for our non-employee directors who are not affiliated with Virgin Orbit that consists of annual retainer fees and long-term equity awards. The program is expected to provide directors with a             , subject to continued service on our board of directors. Each              is expected to be denominated as a             . In addition, each non-employee director is expected to receive an annual cash retainer for his or her services in an amount equal to $             and an annual equity award in a denominated dollar value equal to $            .

Interests of Directors and Executive Officers in the Business Combination

Vieco USA’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of NextGen’s shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

Treatment of Virgin Orbit Equity Awards in the Business Combination

As described below, certain of Vieco USA’s directors and executive officers hold outstanding equity awards under the 2017 Plan. The Merger Agreement provides that each Vieco USA Option, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be assumed by NextGen and converted into a comparable option to purchase shares of Virgin Orbit common stock (each an “Acquiror Option”), based upon the Exchange Ratio. Each Acquiror Option will otherwise be subject to the same terms and conditions as applied to the underlying Vieco USA Option immediately prior to the Effective Time.

Option Awards Under the 2017 Plan

The following table sets forth, for each of Vieco USA’s executive officers, the number of shares of common stock subject to vested and unvested Virgin Orbit Options held by the executive officer as of September 9, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. None of the non-employee directors currently hold outstanding Virgin Orbit Options. Depending on when the Closing date occurs, certain Virgin Orbit Options shown in the table may vest prior to the Closing date.

Name	Vested Virgin Orbit Options	Unvested Virgin Orbit Options
Executive Officers
Dan Hart	1,585,057	1,414,943
Brita O’Rear	79,496	67,098
Derrick Boston	77,016	69,578
Jim Simpson	0	75,000
Tony Gingiss	0	60,000

Severance Arrangements

Vieco USA is party to an employment agreement with Mr. Hart that provides Mr. Hart with severance protections. The employment agreement with Mr. Hart provides that Mr. Hart will be eligible for severance benefits in certain circumstances following a termination of employment without cause or with good reason. See the section entitled “Vieco USA Executive Compensation” for additional information about this arrangement.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of NextGen ordinary shares as of             , 2021 and (ii) the expected beneficial ownership of shares of Virgin Orbit common stock immediately following consummation of the Business Combination (assuming a “no redemptions” scenario and assuming a “maximum redemptions” scenario as described below) by:

•        each person who is known to be the beneficial owner of more than 5% of NextGen ordinary shares and/or is expected to be the beneficial owner of more than 5% of shares of Virgin Orbit common stock post-Business Combination;

•        each of NextGen’s current executive officers and directors;

•        each person who will become an executive officer or director of Virgin Orbit post-Business Combination; and

•        all executive officers and directors of NextGen as a group pre-Business Combination, and all executive officers and directors of Virgin Orbit post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of NextGen ordinary shares pre-Business Combination is based on 47,824,321 NextGen ordinary shares issued and outstanding as of             , 2021, which includes an aggregate of 9,564,864 NextGen Class B ordinary shares outstanding as of such date.

The expected beneficial ownership of shares of Virgin Orbit common stock after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•        Assuming No Redemptions — this scenario assumes that no public shareholders of NextGen exercise their redemption rights with respect to their public shares of Class A ordinary shares for a pro rata share of the funds in the trust account.

•        Assuming Maximum Redemptions — this scenario assumes that 25,021,858 public shares of NextGen’s Class A ordinary shares are redeemed for an aggregate payment of $250.2 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on funds held in the trust account as of June 30, 2021 and still satisfy the Minimum Cash Condition required to consummate the Business Combination of at least $200.0 million, after giving effect to the proceeds from the PIPE Investment and to the payments of the estimated transaction costs incurred by NextGen in connection with the Business Combination of $32.4 million, including the deferred underwriting commissions from NextGen’s initial public offering of $13.4 million. If, after the deadline for exercising redemption rights has passed in connection with the extraordinary general meeting, the redemptions exceed the amount assumed by this scenario, then, at or prior to the Closing, VIL has the right (but not the obligation) to purchase additional common stock in Virgin Orbit in an amount up to $100.0 million at $10.00 per share in order to satisfy the Minimum Cash Condition. If there are significant redemptions by public shareholders, the maximum amount of redemptions could exceed the 25,021,858 public share redemption scenario presented herein.

Based on the foregoing assumptions, and including the 10,000,000 shares of Virgin Orbit common stock issued in connection with the PIPE Investment, we estimate that there would be 387,059,790 shares of Virgin Orbit common stock issued and outstanding immediately following the consummation of the Business Combination in the no redemptions scenario, and 362,037,933 shares of Virgin Orbit common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of Virgin Orbit common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of             , 2021.

Unless otherwise indicated, NextGen believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owner(1)	Pre-Business Combination and PIPE Investment				Post-Business Combination and PIPE Investment
					Assuming No Redemptions		Assuming Redemptions
	Number of NextGen Ordinary Shares(2)	% of NextGen Class A Ordinary Shares	% of NextGen Class B Ordinary Shares	% of NextGen Ordinary Shares	Number of Shares of Virgin Orbit Common Stock	%	Number of Shares of Virgin Orbit Common Stock	%
5% Holders
Entities affiliated with Citadel Advisors, LLC
NextGen Sponsor II LLC

Directors and Executive Officers Pre-Business Combination
George N. Mattson
Gregory L. Summe
Patrick T. Ford
Melina E. Higgins
Jeffrey M. Moslow
Josef H. von Rickenbach
All NextGen directors and executive officers as a group (six individuals)

Directors and Executive Officers Post-Business Combination
Dan Hart
Jim Simpson
Tony Gingiss
Brita O’Rear
Derrick Boston
All Virgin Orbit directors and executive officers as a group ( individuals)

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of each of those listed in the table above “Directors and Executive Officers Pre-Business Combination” is c/o NextGen Acquisition Corp. II, 2255 Glades Road, suite 324A, Baca Raton, FL 33431 and post-Business Combination is 4022 East Conant Street Long Beach, CA 90808 United States.

(2)      Prior to the Closing, holders of record of NextGen Class A ordinary shares and NextGen Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by NextGen shareholders and vote together as a single class, except as required by law; provided, that holders of NextGen Class B ordinary shares have the right to elect all of NextGen’s directors prior to the Closing, and holders of NextGen’s Class A ordinary shares are not entitled to vote on the election of directors during such time. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding NextGen Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock and (b) each of the then issued and outstanding NextGen Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

NextGen Acquisition Corp. II

Founder Shares

In January 2021, the Sponsor purchased 11,500,000 NextGen Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0022 per share (the “founder shares”). The Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. The Sponsor also agreed to forfeit up to an aggregate of 1,312,500 founder shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters of NextGen’s initial public offering, so that the founder shares will represent 20% of NextGen’s issued and outstanding shares after NextGen’s initial public offering. On April 13, 2021, the underwriters partially exercised the over-allotment option to purchase an additional 3,259,457 NextGen units and forfeited the remaining option; thus, an aggregate of 497,636 shares of founder shares were forfeited accordingly.

These founder shares are identical to the NextGen Class A ordinary shares included in the units sold in NextGen’s initial public offering, except that (i) only the holders of the founder shares have the right to vote on the election of directors prior to the initial business combination, (ii) the founder shares are subject to certain transfer restrictions, (iii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the founder shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by March 25, 2023 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if NextGen fails to complete a business combination by March 25, 2023, (iv) the founder shares are automatically convertible into NextGen Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.

In connection with the Business Combination, upon the Domestication, 9,564,864 founder shares will convert automatically, on a one-for-one basis, into a share of Virgin Orbit common stock. For additional information, see the section entitled “Domestication Proposal.”

Private Placement Warrants

Simultaneously with the consummation of the initial public offering of NextGen, the Sponsor purchased 6,333,333 warrants to purchase one NextGen Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $1.50 per warrant, or $9.5 million in the aggregate, in a private placement. On April 9, 2021, the underwriters partially exercised the over-allotment option and on April 13, 2021, simultaneously with the closing of the over-allotment, NextGen consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 434,594 private placement warrants by the Sponsor, generating gross proceeds to the Company of $651,891. Each private placement warrant entitles the holder to purchase one NextGen Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of NextGen. The private placement warrants may not be redeemed by us so long as they are held by the Sponsor or its permitted transferees. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the initial public offering of NextGen. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.

The private placement warrants are identical to the warrants included in the units sold in the initial public offering of NextGen except that the private placement warrants: (i) are not redeemable by NextGen, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the NextGen Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of NextGen’s initial business combination.

In connection with the Business Combination, upon the Domestication, each of the 6,767,927 private placement warrants will convert automatically into a warrant to acquire one share of Virgin Orbit common stock pursuant to the Warrant Agreement. For additional information, see the section entitled “Domestication Proposal.”

Registration Rights

The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any NextGen Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement dated March 22, 2021 (the “Legacy Registration Rights Agreement”) requiring NextGen to register such securities for resale (in the case of the founder shares, only after conversion to NextGen Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that NextGen register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of NextGen’s initial business combination and rights to require NextGen to register for resale such securities pursuant to Rule 415 under the Securities Act. NextGen will bear the expenses incurred in connection with the filing of any such registration statements.

The Merger Agreement contemplates that, prior to or concurrently with the Closing, NextGen, the Sponsor and the Vieco USA Registration Rights Holders will enter into the Registration Rights Agreement, pursuant to which NextGen will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Virgin Orbit common stock and other equity securities of Virgin Orbit that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The Registration Rights Agreement will amend and restate the Legacy Registration Rights Agreement and terminates with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein).

PIPE Subscription Agreements

Concurrently with the execution of the Merger Agreement, NextGen entered into a Subscription Agreement with the Sponsor Related PIPE Investors, pursuant to which they subscribed for shares of Virgin Orbit common stock in connection with the PIPE Investment. The Sponsor Related PIPE Investors are expected to fund $15,000,000 of the PIPE Investment, for which they will receive 1,500,000 shares of Virgin Orbit common stock in the aggregate. Specifically, (i) George Mattson, a current director of NextGen, subscribed for 290,000 shares of Virgin Orbit common stock, (ii) Gregory Summe, a current director of NextGen, subscribed for 290,000 shares of Virgin Orbit common stock, (iii) Melina Higgins, a current director of NextGen, subscribed for 125,000 shares of Virgin Orbit common stock, (iv) Josef von Rickenbach, a current director of NextGen, subscribed for 125,000 shares of Virgin Orbit common stock, (v) Sterling Capital LLC, an entity affiliated with a current director of NextGen, Jeffrey Moslow, subscribed for 125,000 shares of Virgin Orbit common stock and (vi) individuals affiliated with our Sponsor subscribed for 545,000 shares of Virgin Orbit common stock. The Vieco USA PIPE Investors are expected to fund $45,000,000 of the PIPE Investment, for which they will receive 4,500,000 shares of Virgin Orbit common stock in the aggregate. Specifically, (i) VIL, an entity affiliated with Virgin Orbit, subscribed for 2,500,000 shares of Virgin Orbit common stock and (ii) Aabar Space Inc., an entity affiliated with Virgin Orbit, subscribed for 2,000,000 shares of Virgin Orbit common stock.

The PIPE Investment will be consummated substantially concurrently with or immediately following the closing of the Business Combination. For additional information, see the section entitled “BCA Proposal — Approval of the Business Combination — Related Agreements — PIPE Subscription Agreements.”

Related Party Note and Advances

On January 18, 2021, NextGen issued an unsecured promissory note to the Sponsor, pursuant to which NextGen borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the completion of the initial public offering. The borrowings outstanding under the note in the amount of $160,000 were repaid upon the closing of the initial public offering.

On August 12, 2021, NextGen issued an unsecured promissory note to the Sponsor, pursuant to which NextGen may borrow up to an aggregate principal amount of $1,500,000. The promissory note is non-interest bearing and payable on the earlier of (i) March 25, 2023 and (ii) the completion of our initial business combination. On September 15, 2021, there was $770,000 outstanding under the promissory note.

Prior to NextGen’s initial business combination, NextGen’s audit committee will review on a quarterly basis all payments made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses will be reimbursed. There is no individual cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on NextGen’s behalf; provided, however, that the sum total of such reimbursements shall not exceed the value of the loans provided to NextGen (as described herein) to fund working capital deficiencies or finance transaction costs in connection with a business combination. No such reimbursements will be made from the proceeds of NextGen’s initial public offering held in the trust account prior to the completion of NextGen’s initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of NextGen’s officers and directors may, but are not obligated to, loan NextGen funds as may be required. In the event that NextGen’s initial business combination does not close, NextGen may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account may be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor. Pursuant to the Merger Agreement, it is contemplated that no such conversion feature will be exercised, and instead the working capital loans provided to NextGen by the Sponsor in the amount of up to $1.5 million in a form of a promissory note will be repaid at the completion of NextGen’s initial business combination. NextGen does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as NextGen does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

NextGen is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or NextGen’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or NextGen’s officers or directors. In the event NextGen seeks to complete a business combination with a target that is affiliated with the Sponsor, or NextGen’s officers or directors, NextGen, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to NextGen from a financial point of view. Although NextGen is not required to obtain such an opinion in any other context, the board of directors of NextGen received an opinion dated August 22, 2021, of Rothschild & Co that as of such date and on the basis of and subject to the qualifications, limitations and assumptions set forth in Rothchild & Co’s written opinion, the Aggregate Consideration (as defined in the section entitled “BCA Proposal — Opinion of Rothschild & Co”), payable pursuant to the Merger Agreement was fair, from a financial point of view, to NextGen. These factors are discussed in greater detail in the section entitled “BCA Proposal — NextGen’s Board of Directors’ Reasons for the Business Combination.” See also the section entitled “BCA Proposal — Opinion of Rothschild & Co,” and the opinion of Rothschild & Co attached hereto as Annex L for additional information.

Administrative Services Agreement

NextGen entered into an agreement whereby, commencing on March 23, 2021 through the earlier of the consummation of a business combination or NextGen’s liquidation, NextGen agreed to pay the Sponsor a monthly fee of $20,000 for office space, administrative, financial and support services. NextGen incurred approximately $80,000 in administrative expenses under the agreement for six months ended June 30, 2021. As of June 30, 2021, there was no outstanding balance under the administrative services agreement.

Vieco USA

Trademark License Agreement

On August 22, 2021, and in connection with the execution of the Merger Agreement, Virgin Orbit, LLC, VEL and NextGen agreed that the trademark license agreement with VEL would, effective on the consummation of the Business Combination, be amended and restated and novated to Virgin Orbit, in order for Virgin Orbit to continue to have these rights following consummation of the Business Combination. Pursuant to the Amended TMLA, Virgin Orbit will have certain exclusive and non-exclusive rights to use the “Virgin Orbit” name and brand and the Virgin signature logo. The rights of Virgin Orbit under the Amended TMLA are subject to certain reserved rights and pre-existing licenses granted by VEL to third parties. In addition, for the term of the Amended TMLA, to the extent the Virgin Group does not otherwise have a right to place a director on the Virgin Orbit Board, such as Vieco 10’s right to designate directors to the Virgin Orbit Board under the Stockholders’ Agreement, under the Amended TMLA, Virgin Orbit has agreed to provide VEL with the right to appoint one director to the Virgin Orbit Board (provided the designee is qualified to serve on the Virgin Orbit Board under all applicable corporate governance policies and regulatory and Nasdaq requirements). For further information, see “BCA Proposal — Related Agreements — Trademark License Agreement.”

Monthly Cash Contributions

Vieco USA receives monthly cash contributions from the Requisite Vieco USA Stockholder, and Vieco USA contributes that cash to VO Holdings for the purpose of funding VO Holdings’ operations. In consideration of such funding, VO Holdings issues VO Holdings common stock each month to Vieco USA at fair value at the time of such contributions. Since January 2021, Vieco USA has received approximately $121 million in cash contributions from the Requisite Vieco USA Stockholder. It is expected that Vieco USA and VO Holdings will continue this practice until the closing of the Business Combination.

Non-Binding Term Sheet with Virgin Atlantic

In addition, Vieco USA has entered into a non-binding Term Sheet with Virgin Atlantic Airways Limited and Virgin Atlantic International Limited to explore such companies’ need for, and benefits of, receiving IoT services from Vieco USA. Such services could include connected sensors in aircraft to track their location and status, as well as in-flight Internet connectivity.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

NextGen is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Virgin Orbit, your rights will differ in some regards as compared to when you were a shareholder of NextGen.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of NextGen and Virgin Orbit according to applicable law or the organizational documents of NextGen and Virgin Orbit.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of NextGen, attached to this proxy statement/prospectus as Annex I, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex J and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex K. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Virgin Orbit and NextGen, respectively.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Act and NextGen’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal E).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors

Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

Pursuant to Organizational Documents Proposal E, an explicit corporate opportunities waiver will be granted to certain “exempted persons” (including Virgin Orbit’s non-employee directors, the Requisite Vieco USA Stockholder, VIL, Aabar Space Inc. and the Sponsor and their respective affiliates and representatives) who, to the fullest extent permitted by law, will not have any fiduciary duty to refrain from (i) engaging in and possessing interests in the same or similar business activities or lines of business in which NextGen or any of its subsidiaries engages or proposes to engage or (ii) competing with NextGen or any of its affiliates or subsidiaries.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors of NextGen owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Under the Cayman Constitutional Documents, NextGen renounces any interest or expectancy in, or in being offered an opportunity to participate in, in any potential transaction or matter that may be a corporate opportunity for NextGen, on the one hand, and one of its officers or directors, on the other, or that may be a corporate opportunity for both NextGen and one of its officers or directors.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF VIRGIN ORBIT SECURITIES

The following summary of the material terms of Virgin Orbit’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Certificate of Incorporation, the Proposed Bylaws, the Stockholders’ Agreement and the provisions of applicable law. We strongly urge you to read the Proposed Certificate of Incorporation, the Proposed Bylaws, the Stockholders’ Agreement in their entirety for a complete description of the rights and preferences of Virgin Orbit’s securities following the Business Combination. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex J and Annex K, respectively.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation authorizes the issuance of shares of Virgin Orbit capital stock, each with a par value of $0.0001, consisting of (a)            shares of Virgin Orbit common stock and (b)            shares of Virgin Orbit preferred stock.

The outstanding shares of NextGen’s ordinary shares are, and the shares of Virgin Orbit common stock issuable in connection with the Business Combination and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable. In connection with the consummation of the Business Combination, all outstanding NextGen Class A and Class B ordinary shares will be reclassified as shares of Virgin Orbit common stock on a one-for-one basis.

As of the record date for the extraordinary general meeting, there were (i)            NextGen Class A ordinary shares outstanding, (ii)            NextGen Class B ordinary shares outstanding, (iii) no NextGen preferred shares outstanding, (iv)            private placement warrants outstanding and (v)            public warrants outstanding.

Virgin Orbit Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Certificate of Incorporation, the holders of Virgin Orbit common stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of Virgin Orbit common stock will at all times vote together as one class on all matters submitted to a vote of Virgin Orbit common stock under the Proposed Certificate of Incorporation.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of Virgin Orbit preferred stock, under the Proposed Certificate of Incorporation, holders of Virgin Orbit common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Virgin Orbit Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Virgin Orbit, the holders of Virgin Orbit common stock will be entitled to receive all the remaining assets of Virgin Orbit available for distribution to stockholders, ratably in proportion to the number of shares of Virgin Orbit common stock held by them, after the rights of creditors of Virgin Orbit and the holders of any outstanding shares of Virgin Orbit preferred stock have been satisfied.

Preemptive or Other Rights

The holders of Virgin Orbit common stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Virgin Orbit common stock.

Election of Directors

The Virgin Orbit Board will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to the Director Election Proposal, Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors, subject to the Stockholders’ Agreement.

Virgin Orbit Preferred Stock

The Proposed Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Subject to the Stockholders Agreement, the Virgin Orbit Board is authorized to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series. The Virgin Orbit Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Virgin Orbit common stock and could have anti-takeover effects. The ability of the Virgin Orbit Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of Virgin Orbit management.

Redeemable Warrants

Public Shareholders’ Warrants

Each whole warrant will entitle the registered holder to purchase one share of Virgin Orbit common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of NextGen’s initial public offering on March 25, 2021, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of Virgin Orbit common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Virgin Orbit common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of shares of Virgin Orbit common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

During any period in which shares of Virgin Orbit common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of Virgin Orbit common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Virgin Orbit common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the shares of Virgin Orbit common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $18.00.    Once the public warrants become exercisable, we may redeem the public warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Virgin Orbit common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”).

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of shares of Virgin Orbit common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Virgin Orbit common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the second to last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Virgin Orbit common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00.    Once the public warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per public warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Virgin Orbit common stock (as defined below) except as otherwise described below;

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”); and

•        if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable

Warrants — Public Shareholders’ Warrants — Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Virgin Orbit common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Virgin Orbit common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of Virgin Orbit common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for shares of Virgin Orbit common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when shares of Virgin Orbit common stock are trading at or above $10.00 per share, which may be at a time when the trading price of Virgin Orbit common stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the public warrants when the shares of Virgin Orbit common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the public warrants when the shares of Virgin Orbit common stock are trading at a price below the exercise price of the public warrants, this could result in the warrant holders receiving fewer Virgin Orbit common stock than they would have received if they had chosen to wait to exercise their warrants for Virgin Orbit common stock if and when such Virgin Orbit common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Virgin Orbit common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Virgin Orbit common stock to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than shares of Virgin Orbit common stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in the Business Combination), the public warrants may be exercised for such security. At such time as the public warrants become exercisable for a security other than shares of Virgin Orbit common stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the public warrants.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Virgin Orbit common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of issued and outstanding Virgin Orbit common stock is increased by a capitalization or share dividend payable in Virgin Orbit common stock, or by a split-up of Virgin Orbit common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Virgin Orbit common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Virgin Orbit common stock. A rights offering made to all or substantially all holders of Virgin Orbit common stock entitling holders to purchase Virgin Orbit common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Virgin Orbit common stock equal to the product of (1) the number of Virgin Orbit common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Virgin Orbit common stock) and (2) one minus the quotient of (x) the price per Virgin Orbit common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Virgin Orbit common stock, in determining the price payable for Virgin Orbit common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Virgin Orbit common stock during the 10 trading day period ending on the trading day prior to the first date on which the Virgin Orbit common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay to all or substantially all of the holders of NextGen Class A Ordinary Shares a dividend or make a distribution in cash, securities or other assets to the holders of Virgin Orbit common stock on account of such Virgin Orbit common stock (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Virgin Orbit common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Virgin Orbit common stock in respect of such event.

If the number of issued and outstanding shares of Virgin Orbit common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Virgin Orbit common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Virgin Orbit common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of Virgin Orbit common stock.

Whenever the number of shares of Virgin Orbit common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Virgin Orbit common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Virgin Orbit common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of Virgin Orbit common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the public warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $18.00” and “— Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding Virgin Orbit common stock (other than those described above or that solely affects the par value of such Virgin Orbit common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Virgin Orbit common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of Virgin Orbit common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Virgin Orbit common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Virgin Orbit common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Virgin Orbit common stock in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants will be issued in registered form under a Warrant Agreement between the Warrant Agent and us. The Warrant Agreement provides that (a) the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the Warrant Agreement with respect to the private placement warrants, forward purchase warrants or working capital warrants, at least 65% of the then outstanding private placement warrants or working capital warrants, respectively. You should review a copy of the Warrant Agreement, which was filed as an exhibit to NextGen’s Current Report on Form 8-K filed with the SEC on March 25, 2021, for a complete description of the terms and conditions applicable to the public warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Virgin Orbit common stock. After the issuance of Virgin Orbit common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

So long as they are held by our Sponsor or its permitted transferees, the private placement warrants will not be transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions, to our directors and officers and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described above under “— Redeemable Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00”) so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described under “— Redeemable Warrants — Public Shareholders’ Warrants — Redemption of warrants when the price per share of Virgin Orbit common stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Virgin Orbit common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Virgin Orbit common stock underlying the public warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the public warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of Virgin Orbit common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) Virgin Orbit Board, (b) the chairperson of the Virgin Orbit Board, (c) the chief executive officer or president of Virgin Orbit or (c) for so long as Virgin Orbit qualifies as a “controlled company” within the meaning of the Nasdaq listing standards, by the secretary of Virgin Orbit upon the request, in writing, of any holder of record of at least 25% of the issued and outstanding shares of Virgin Orbit, provided that the Virgin Orbit Board may postpone, reschedule or cancel such special meeting.

Action by Written Consent

The Proposed Certificate of Incorporation provides that any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Stockholders’ Agreement, for so long as Virgin Orbit qualifies as a “controlled company”, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, will be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to the Stockholders’ Agreement, prior to the expiration of the Lock-up Period, the Requisite Vieco USA Stockholder will first consult and discuss with the Virgin Orbit Board before taking such action by written consent.

Removal of Directors and Filling Vacancies

Subject to the rights, if any, of the holders of any outstanding shares of Virgin Orbit preferred stock, under the Proposed Certificate of Incorporation, the Virgin Orbit Board or any individual director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote at an election of directors.

Subject to the rights, if any, of the holders of any outstanding shares of Virgin Orbit preferred stock, under the Proposed Certificate of Incorporation, any vacancies on the Virgin Orbit Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors will be filled (i) so long as Virgin Orbit does not qualify as a “controlled company”, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and, (ii) so long as Virgin Orbit qualifies as a “controlled company”, only by the affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote at an election of directors.

The Requisite Vieco USA Stockholder’s Approval Rights

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Proposed Certificate of Incorporation and Proposed Bylaws generally require the affirmative vote of 662/3% of the then outstanding shares entitled to vote thereon in order to approve an amendment. The Proposed Bylaws may be further amended or repealed by the Virgin Orbit Board. However, pursuant to the Stockholders’ Agreement, no amendment to the Proposed Certificate of Incorporation or Proposed Bylaws may be made, for so long as the Requisite Vieco USA Stockholder has the right to designate two directors to the Virgin Orbit Board under the Stockholders’ Agreement, without the Requisite Vieco USA Stockholder’s prior written consent.

Operational Matters

The Requisite Vieco USA Stockholder has expansive rights to approval material operational and other material matters of Virgin Orbit, including:

(A) For so long as the Requisite Vieco USA Stockholder is entitled to designate two directors to the Virgin Orbit Board under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or the Virgin Orbit Board as required by law, Virgin Orbit and its subsidiaries must obtain the Requisite Vieco USA Stockholder’s prior written consent to engage in:

•        any business combination or similar transaction;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or related transaction; or

•        an issuance of capital stock in excess of 5% of the then issued and outstanding shares of Virgin Orbit or its subsidiaries, other than issuances upon the exercise of options in accordance with their respective terms;

(B) For so long as the Requisite Vieco USA Stockholder is entitled to designate three directors to the Virgin Orbit Board under the Stockholders’ Agreement, in addition to any vote or consent of the stockholders or the Virgin Orbit Board as required by law, Virgin Orbit and its subsidiaries must obtain the Requisite Vieco USA Stockholder’s prior written consent to engage in:

•        a business combination or similar transaction having a FMV of $10.0 million or more;

•        a non-ordinary course sale of assets or equity interest having a FMV of $10.0 million or more;

•        a non-ordinary course acquisition of any business or assets having a FMV of $10.0 million or more;

•        an acquisition of equity interests having a FMV of $10.0 million or more;

•        approval of any non-ordinary course investment having a FMV of $10.0 million or more, other than any investment expressly contemplated by the annual operating budget of Virgin Orbit then in effect;

•        an issuance or sale of any capital stock of Virgin Orbit or its subsidiaries, other than an issuance of shares of capital stock upon the exercise of options to purchase shares of capital stock of Virgin Orbit;

•        making any dividends or distribution to the stockholders of Virgin Orbit other than redemptions and those made in connection with the cessation of services of employees;

•        incurring indebtedness outside of the ordinary course in an amount greater than $25.0 million in a single transaction or $100.0 million in aggregate consolidated indebtedness;

•        amendment of the terms of the Stockholders’ Agreement or the Registration Rights Agreement;

•        a liquidation or similar transaction;

•        transactions with any interested stockholder pursuant to Item 404 of Regulation S-K;

•        increasing or decreasing the size of the Virgin Orbit Board; or

•        engaging of any professional advisors for any of the foregoing matters listed in this section (B).

Transfer Agent and Warrant Agent

The transfer agent for Virgin Orbit common stock and warrant agent for Virgin Orbit warrants will be Continental.

SECURITIES ACT RESTRICTIONS ON RESALE OF VIRGIN ORBIT SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Virgin Orbit common stock or Virgin Orbit warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Virgin Orbit at the time of, or at any time during the three months preceding, a sale and (ii) Virgin Orbit is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Virgin Orbit was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Virgin Orbit common stock shares or Virgin Orbit warrants for at least six months but who are affiliates of Virgin Orbit at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Virgin Orbit common stock then outstanding; or

•        the average weekly reported trading volume of Virgin Orbit’s common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Virgin Orbit under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Virgin Orbit.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after NextGen has completed NextGen’s initial business combination.

NextGen anticipates that following the consummation of the Business Combination, Virgin Orbit will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws of Virgin Orbit establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. Except as described below, Virgin Orbit’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the Virgin Orbit Board, (ii) otherwise properly brought before such meeting by the Virgin Orbit Board or the chairperson of the Virgin Orbit Board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Virgin Orbit both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Virgin Orbit’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Virgin Orbit’s annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the corporation:

•        not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or

•        not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation.

In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described above.

Notwithstanding the foregoing, any holder of record of at least 25% of the voting power of the outstanding capital stock of Virgin Orbit entitled to vote in an election of directors generally will not be subject to the notice procedures described above and may bring any business before an annual meeting of stockholders in person at the annual meeting, without prior notice.

Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the first annual meeting of Virgin Orbit stockholders pursuant to Rule 14a-8 must be received at Virgin Orbit’s principal office a reasonable time before Virgin Orbit begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

The Proposed Bylaws of Virgin Orbit permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of Stockholders’ Agreement and Virgin Orbit’s Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by Virgin Orbit’s Proposed Bylaws. In addition, the stockholder must give timely notice to Virgin Orbit’s secretary in accordance with Virgin Orbit’s Proposed Bylaws, which, in general, require that the notice be received by Virgin Orbit’s secretary within the time periods described above under “— Stockholder Proposals.”

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with NextGen’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of NextGen Acquisition Corp. II, 2255 Glades Road, Suite 324A, Boca Raton, FL 33431. Following the Business Combination, such communications should be sent in care of Virgin Orbit, ATTN: Shareholder Communication, 4022 East Conant Street Long Beach, CA 90808 United States. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has passed upon the validity of the securities of Virgin Orbit offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of NextGen Acquisition Corp. II as of January 18, 2021, and for the period from January 11, 2021 (inception) through January 18, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Vieco USA, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, NextGen and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of NextGen’s annual report to shareholders and NextGen’s proxy statement. Upon written or oral request, NextGen will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that NextGen deliver single copies of such documents in the future. Shareholders may notify NextGen of their requests by calling or writing NextGen at its principal executive offices at 2255 Glades Road, Suite 324A, Boca Raton, FL 33431 or (561) 208-8860.

ENFORCEABILITY OF CIVIL LIABILITY

NextGen is a Cayman Islands exempted company. If NextGen does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon NextGen. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against NextGen in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, NextGen may be served with process in the United States with respect to actions against NextGen arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of NextGen’s securities by serving NextGen’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

NextGen has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

NextGen files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on NextGen at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, NextGen’s corporate website under the heading “Our Companies — NextGen II (NGCAU) — SEC Filings,” at http://www.nextgenacq.com. NextGen’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to NextGen has been supplied by NextGen, and all such information relating to Vieco USA has been supplied by Vieco USA, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

Incorporation by Reference of Certain of NextGen’s Filings with the SEC

The SEC allows NextGen to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call: (203) 658-9400
Email: NGCA.info@investor.morrowsodali.com
www.morrowsodali.com

If you are a shareholder of NextGen and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

NEXTGEN ACQUISITION CORP. II

Page
Condensed Financial Statements
Condensed Balance Sheet as of June 30, 2021 (Unaudited)	F-2
Unaudited Condensed Statements of Operations for the Three Months Ended June 30, 2021 and for the Period from January 11, 2021 (Inception) Through June 30, 2021	F-3
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the Three Months Ended June 30, 2021 and for the Period from January 11, 2021 (Inception) Through June 30, 2021	F-4
Unaudited Condensed Statement of Cash Flows for the Period from January 11, 2021 (Inception) Through June 30, 2021	F-5
Notes to Unaudited Condensed Financial Statements	F-6

VIECO USA, INC. AND SUBSIDIARIES

NEXTGEN ACQUISITION CORP. II
CONDENSED BALANCE SHEET
JUNE 30, 2021 (UNAUDITED)

Assets:
Current assets:
Cash	$434,607
Prepaid expenses	917,455
Total current assets	1,352,062
Investments held in Trust Account	382,609,385
Total Assets	$383,961,447

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$173,064
Accrued expenses	254,296
Due to related party	961
Total current liabilities	428,321
Derivative warrant liabilities	36,770,530
Deferred underwriting commissions	13,390,810
Total liabilities	50,589,661

Commitments and Contingencies
Class A ordinary shares; 32,837,178 shares subject to possible redemption at $10.00 per share	328,371,780

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 5,422,279 shares issued and outstanding (excluding 32,837,178 shares subject to possible redemption)	543
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,564,864 shares issued and outstanding	956
Additional paid-in capital	23,011,468
Accumulated deficit	(18,012,961)
Total shareholders’ equity	5,000,006
Total Liabilities and Shareholders’ Equity	$383,961,447

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEXTGEN ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2021 and
for the Period from January 11, 2021 (Inception) Through June 30, 2021

	For the Three Months Ended June 30, 2021	For the Period From January 11, 2021 (Inception) Through June 30, 2021
General and administrative expenses	$847,144	$1,256,713
General and administrative expenses – related party	60,000	80,000
Total operating expenses	(907,144)	(1,336,713)
Other income (expense):
Loss upon issuance of private placement warrants	(8,689)	(8,689)
Change in fair value of derivative warrant liabilities	(16,391,030)	(16,076,780)
Offering costs – derivative warrant liabilities	(54,499)	(605,594)
Net gain from investments held in Trust Account	13,371	14,815
Net loss	$(17,347,991)	$(18,012,961)

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	31,599,183	31,713,657
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.00
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	15,687,865	12,676,421
Basic and diluted net loss per share, non-redeemable ordinary shares	$(1.11)	$(1.42)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEXTGEN ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Three Months Ended June 30, 2021 and
for the Period from January 11, 2021 (Inception) Through June 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 11, 2021 (inception)	—	$—	—	$—	—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Sale of units in initial public offering, less fair value of derivative liabilities for public warrants	35,000,000	3,500	—	—	340,232,310	—	340,235,810
Offering costs	—	—	—	—	(18,963,451)	—	(18,963,451)
Excess cash received over the fair value of the private warrants	—	—	—	—	221,890	—	221,890
Shares subject to possible redemption	(31,585,427)	(3,158.54)	—	—	(315,851,111)	—	(315,854,270)
Net loss	—	—	—	—		(664,970)	(664,970)
Balance – March 31, 2021 (unaudited)	3,414,573	341	10,062,500	1,006	5,663,632	(664,970)	5,000,009
Sale of units in initial public offering, less fair value of derivative liabilities for public warrants	3,259,457	326	—	—	31,603,374	—	31,603,700
Offering costs	—	—	—	—	(1,738,203)	—	(1,738,203)
Forfeiture of Class B ordinary shares	—	—	(497,636)	(50)	50	—	—
Shares subject to possible redemption	(1,251,751)	(124)	—	—	(12,517,385)	—	(12,517,509)
Net loss	—	—	—	—	—	(17,347,991)	(17,347,991)
Balance – June 30, 2021 (unaudited)	5,422,279	$543	9,564,864	$956	$23,011,468	$(18,012,961)	$5,000,006

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEXTGEN ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
For the Period from January 11, 2021(Inception) Through June 30, 2021

Cash Flows from Operating Activities:
Net loss	$(18,012,961)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	25,000
Net gain from investments held in Trust Account	(14,815)
Change in fair value of derivative warrant liabilities	16,076,780
Offering costs – derivative warrant liabilities	605,594
Changes in operating assets and liabilities:
Prepaid expenses	(917,455)
Accounts payable	173,064
Accrued expenses	184,296
Due to related party	961
Net cash used in operating activities	(1,879,536)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(382,594,570)
Net cash used in investing activities	(382,594,570)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	85,500
Repayment of note payable to related party	(160,000)
Proceeds received from initial public offering, gross	382,594,570
Proceeds received from private placement	10,160,580
Offering costs paid	(7,771,937)
Net cash provided by financing activities	384,908,713

Net increase in cash	434,607

Cash – beginning of the period	—
Cash – end of the period	$434,607

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$70,000
Offering costs paid by related party under promissory note	$74,500
Deferred underwriting commissions	$13,390,810
Initial value of Class A ordinary shares subject to possible redemption	$334,712,170
Change in value of Class A ordinary shares subject to possible redemption	$(6,340,391)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS

NextGen Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 11, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of June 30, 2021, the Company had not yet commenced operations. All activity for the period from January 11, 2021 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is NextGen Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 22, 2021. On March 25, 2021, the Company consummated its Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $350.0 million (see Note 3), and incurring offering costs of approximately $19.7 million, of which approximately $12.3 million was for deferred underwriting commissions (see Note 6). The Company granted the underwriters a 45-day option to purchase up to an additional 5,250,000 Units at the Initial Public Offering price to cover over-allotments, if any. On April 9, 2021, the Underwriters partially exercised the over-allotment option and on April 13, 2021, purchased an additional 3,259,457 Units from the Company (the “Over-Allotment Units”), generating gross proceeds of $32,594,570, and forfeited the remainder of the option.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,333,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $9.5 million (see Note 4). In connection with the Underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 434,594 Private Placement Warrants (the “Additional Private Placement Warrants”), generating gross proceeds to the Company of approximately $651,891.

Upon the closing of the Initial Public Offering and the Private Placement, $350.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. In connection with the closing and sale of the Over-Allotment Units and the Additional Private Placement Warrants (together, the “Over-Allotment Closing”), a total of $32,594,570 in proceeds from the Over-Allotment Closing (which amount includes $1,140,810 of the Underwriters’ deferred discount) was placed in the Trust Account.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or March 25, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS (cont.)

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $435,000 in its operating bank account and a working capital of approximately $924,000.

To date, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of $300,000 (see Note 5) to the Company and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note upon closing of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5).

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended June 30, 2021 and for the period from January 11, 2021 (Inception) through June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the prospectus filed by the Company with the SEC on March 25, 2021.

Emerging growth company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and investments held in Trust Account. At June 30, 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Investments held in trust account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain from cash equivalents held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair value of financial instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2021, the carrying values of cash, prepaid expenses, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of the instruments.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

Offering costs associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A ordinary share were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021, 32,837,178 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Net loss per ordinary share

The Company with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. An aggregate of 32,837,178 Class A ordinary shares subject to possible redemption on June 30, 2021 has been excluded from the calculation of basic loss per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 13,767,927 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.

We apply the two-class method in calculating income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted for Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on Investment held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding since original issuance.

Net income (loss) per ordinary share, basic and diluted for non-redeemable ordinary share is calculated by dividing net income (loss) less income attributable to Class A ordinary shares subject to possible redemption by the weighted average number of shares of non-redeemable ordinary shares outstanding for the period presented.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:
	For the Three Months Ended June 30, 2021	For the Period From January 11, 2021 (Inception) Through June 30, 2021
Class A ordinary shares subject to possible redemption
Numerator:
Net gain from investments held in Trust Account	$11,476	$12,716
Net income attributable to Class A ordinary shares subject to possible redemption	$11,476	$12,716
Denominator:
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	31,599,183	31,713,657
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.00

Non-redeemable ordinary shares
Numerator:
Net loss	$(17,347,991)	$(18,012,961)
Less: Net income attributable to Class A ordinary shares subject to possible redemption	11,476	12,716
Net loss attributable to non-redeemable ordinary shares	$(17,359,467)	$(18,025,677)
Denominator:
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	15,687,865	12,676,421
Basic and diluted net loss per share, non-redeemable ordinary shares	$(1.11)	$(1.42)

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION (cont.)

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for 7,000,000 warrants issued in connection with its Initial Public Offering (“Public Warrants”) and 6,767,927 Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Recent accounting pronouncements

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On March 25, 2021, the Company consummated its Initial Public Offering of 35,000,000 Units, at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $19.7 million, of which approximately $12.3 million was for deferred underwriting commissions.

On April 9, 2021, the Underwriters partially exercised the over-allotment option and on April 13, 2021, purchased an additional 3,259,457 Units from the Company, generating gross proceeds of $32,594,570, and forfeited the remainder of the option.

Each Unit consists of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On January 18, 2021, the Sponsor subscribed for an aggregate of 11,500,000 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”), for an aggregate purchase price of $25,000. On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,312,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units is not exercised in full by the underwriters. On April 13, 2021, the underwriters partially exercised the over-allotment, thus, 497,636 Class B ordinary shares were forfeited.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,333,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $9.5 million. In connection with the Underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 434,594 Private Placement Warrants, generating gross proceeds to the Company of approximately $651,891.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 18, 2021, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed $160,000 under the Note and repaid the Note in full upon closing of the Initial Public Offering.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on Nasdaq, the Company agreed to pay the Sponsor a total of $20,000 per month for office space, administrative, financial and support services. Upon the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred approximately $60,000 and $80,000 in administrative expenses under the agreement, which is recognized in the accompanying

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

unaudited condensed statements of operations for the three and six months ended June 30, 2021 within General and administrative expenses — related party, respectively. As of June 30, 2021, there was no outstanding balance under the administrative services agreement.

In addition, the Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, directors, officers or any of their respective affiliates.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $7.7 million in the aggregate, paid upon the closing of the Initial Public Offering (including the closing of over-allotment). In addition, $0.35 per unit, or approximately $13.4 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company’s legal counsel agreed to defer their fees in excess of $250,000 until the consummation of the Company’s initial Business Combination. In the event, either (x) the initial Business Combination is not consummated within two years of the Initial Public Offering and the proceeds of the Initial Public Offering are returned to investors, or (y) the legal counsel declined to represent the Company in the initial Business Combination due to a conflict, the legal counsel will write off such deferred amounts.

The deferred amount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of June 30, 2021. As of June 30, 2021, there was approximately $1.6 million in deferred legal fees.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 6. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2021, there were 5,422,279 Class A ordinary shares issued and outstanding, excluding 32,837,178 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2021, there were 9,564,864 Class B ordinary shares issued and outstanding (see Note 4).

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law. Each ordinary share will have one vote on all such matters.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NOTE 7. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7. WARRANTS (cont.)

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (including both Public Warrants and Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
	Fair Value Measured as of June 30, 2021
	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account – mutual fund	$382,609,385	$—	$—
Liabilities:
Derivative warrant liabilities – Public warrants	$19,512,320	$—	$—
Derivative warrant liabilities – Private warrants	$—	$—	$17,258,210

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period The estimated fair value of Public Warrants was transferred from a Level 3 fair value measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in May 2021. There were no other transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2021.

Level 1 assets include investments in mutual fund that invest solely in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

NEXTGEN ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

For periods where no observable traded price is available, the fair value of the Public and Private Placement Warrants has been estimated using a Monte-Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Public and Private Placement Warrants, prior to the Public Warrants being traded in an active market, was determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, assuming one year to a Business Combination from the IPO date. Finally, the Company does not anticipate paying a dividend. Any changes in these assumptions can change the valuation significantly. For the three months ended June 30, 2021, the Company recognized a loss of approximately $16,391,000 presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations. For the period from January 11, 2021 (inception) through June 30, 2021, the Company recognized a loss of approximately $16,077,000 presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the period from January 11, 2021 (inception) through June 30, 2021 is summarized as follows:
Derivative warrant liabilities at March 25, 2021 (inception)	$—
Issuance of Public and Private Warrants	19,042,300
Change in fair value of derivative warrant liabilities	(314,250)
Derivative warrant liabilities at March 31, 2021	18,728,050
Issuance of Public and Private Warrants – over-allotment	1,651,460
Transfer of Public Warrants to Level 1 Measurement	(10,607,720)
Change in fair value of derivative warrant liabilities	7,486,420
Derivative warrant liabilities at June 30, 2021	$17,258,210

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	As of March 25, 2021	As of March 31, 2021	As of April 13, 2021	As of June 30, 2021
Exercise price	$11.50	$11.50	$11.50	$11.50
Stock Price	$9.72	$9.63	$9.68	$10.29
Option term (in years)	6.67	6.66	6.45	6.24
Volatility	20%	20%	20%	30%
Risk-free interest rate	1.21%	1.32%	1.16%	1.08%

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date the condensed financial statements were issued. Based upon this review, the Company identified the following subsequent event for disclosure.

On August 12, 2021, the Company issued a promissory note to Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 25, 2023 and (ii) the completion of the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
NextGen Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of NextGen Acquisition Corp. II (the “Company”) as of January 18, 2021, the related statements of operations, shareholders’ equity and cash flows for the period from January 11, 2021 (inception) through January 18, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 18, 2021, and the results of its operations and its cash flows for the period from January 11, 2021 (inception) through January 18, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of January 18, 2021 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

Houston, Texas

February 10, 2021, except for the effects of proposed initial public offering discussed in Notes 1 and 3, the Private Placement Warrants discussed in Note 4 and the surrender of Class B ordinary shares discussed in Note 8 as to which the date is March 24, 2021

NEXTGEN ACQUISITION CORP. II

BALANCE SHEET
January 18, 2021

Assets:
Current assets:
Prepaid expenses	$14,768
Total current assets	14,768
Deferred offering costs associated with proposed public offering	80,000
Total Assets	$94,768

Liabilities and Shareholder’s Equity:
Current liabilities:
Accrued expenses	$80,000
Total current liabilities	80,000

Commitments and Contingencies

Shareholder’s Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,062,500 shares issued and outstanding(1)(2)	1,006
Additional paid-in capital	23,994
Accumulated deficit	(10,232)
Total shareholder’s equity	14,768
Total Liabilities and Shareholder’s Equity	$94,768

____________

(1)      This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORP. II

STATEMENT OF OPERATIONS
For the period from January 11, 2021 (inception) through January 18, 2021

General and administrative expenses	$10,232
Net loss	$(10,232)

Weighted average ordinary shares outstanding, basic and diluted(1)	8,750,000

Basic and diluted net loss per ordinary share	$(0.00)

____________

(1)      This number excludes an aggregate of up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORP. II

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
For the period from January 11, 2021 (inception) through January 18, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 11, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	10,062,500	1,006	23,994	—	25,000
Net loss	—	—	—	—	—	(10,232)	(10,232)
Balance – January 18, 2021	—	$—	10,062,500	$1,006	$23,994	$(10,232)	$14,768

____________

(1)      This number includes up to 1,312,500 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

(2)      On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender (see Note 5).

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORP. II

STATEMENT OF CASH FLOWS
For the period from January 11, 2021 (inception) through January 18, 2021

Cash Flows from Operating Activities:
Net loss	$(10,232)
Changes in operating assets and liabilities:
Prepaid expenses	10,232
Net cash used in operating activities	—

Net increase in cash	—

Cash – beginning of the period	—
Cash – ending of the period	$—

Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs included in accrued expenses	$80,000
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORP. II

Notes to Financial Statements

NOTE 1. DESCRIPTION OF ORGANIZATION, GOING CONCERN AND BUSINESS OPERATIONS

NextGen Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 11, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).

As of January 18, 2021, the Company had not yet commenced operations. All activity for the period from January 11, 2021 (inception) through January 18, 2021 relates to the Company’s formation and the Proposed Public Offering (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 35,000,000 units at $10.00 per unit (or 40,250,000 units if the underwriters’ option to purchase additional units is exercised in full) (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) which is discussed in Note 3 (the “Proposed Public Offering”) and the sale of 6,333,333 warrants (or 7,033,334 warrants if the underwriters’ option to purchase additional units is exercised in full) at a price of $1.50 per warrant (“Private Placement Warrants”) in a private placement (the “Private Placement”) to the Company’s sponsor, NextGen Sponsor II LLC, a Cayman Islands limited liability company (“Sponsor”), that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Upon the closing of the Proposed Public Offering, management will agree that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds of the Private Placement Warrants, will be held in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, GOING CONCERN AND BUSINESS OPERATIONS (cont.)

(“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Proposed Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Proposed Public Offering (the “Initial Shareholders”) will agree to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the Initial Shareholders will agree to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company will agree not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Proposed Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors will agree not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders will agree to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters will agree to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, GOING CONCERN AND BUSINESS OPERATIONS (cont.)

Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of January 18, 2021, the Company had no cash and a working capital deficiency of approximately $65,000. Further, the Company has incurred and is expected to continue to incur significant costs in pursuit of its financing and acquisition plans. Management plans to address this need for capital through the Proposed Public Offering. The Company cannot assure that its plans to raise capital or to consummate an initial Business Combination will be successful. In addition, management is currently evaluating the impact of the COVID-19 pandemic on the industry and effect on the Company’s financial position, results of its operations and/or search for a target company.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from its inability to consummate the Proposed Public Offering or its inability to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Deferred offering costs

Deferred offering costs consist of legal fees incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net loss per ordinary share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares at January 18, 2021 were reduced for the effect of an aggregate of 1,312,500 Class B ordinary shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 6). At January 18, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of January 18, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. PROPOSED PUBLIC OFFERING

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 35,000,000 Units (or 40,250,000 Units if the underwriters’ option to purchase additional units is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fifth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

The Sponsor will agree to purchase an aggregate of 6,333,333 Private Placement Warrants (or 7,033,334 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant ($9.5 million in the aggregate, or approximately $10.6 million if the underwriters’ over-allotment option is exercised in full) in the Private Placement that will occur simultaneously with the closing of the Proposed Public Offering. In the event that the Sponsor, or an affiliate of the Sponsor, purchases any such units, the number of Private Placement Warrants to be purchased by the Sponsor will be reduced to account for the corresponding reduction in underwriting discounts payable upon completion the Proposed Public Offering.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 18, 2021, the Sponsor paid an aggregate of $25,000 to cover for certain expenses on behalf of the Company in exchange for issuance of 11,500,000 ordinary shares (the “Founder Shares”). On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender. The holders of the Founder Shares will agree to forfeit up to an aggregate of 1,312,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Proposed Public Offering.

The Initial Shareholders will agree not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On January 18, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Proposed Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due on the earlier of December 31, 2021 or the closing of the Proposed Public Offering. The Company intends to repay the Note from the proceeds of the Proposed Public Offering not being placed in the Trust Account. As of January 18, 2021, the Company had not borrowed any amount under the Note. Subsequent to January 18, 2021, the Company borrowed $160,000 under the Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on the date that the Company’s securities are first listed on Nasdaq, the Company will agree to pay the Sponsor a total of $20,000 per month for office space, administrative and support. Upon the Company’s liquidation, the Company will cease paying these monthly fees.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

In addition, the Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, directors, officers or any of their respective affiliates.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of this prospectus to purchase up to 5,250,000 additional Units at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $7.0 million in the aggregate (or approximately $8.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, $0.35 per unit, or approximately $12.3 million in the aggregate (or approximately $14.1 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. SHAREHOLDER’S EQUITY

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At January 18, 2021, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On January 18, 2021, the Company issued 11,500,000 Class B ordinary shares. On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

10,062,500 Class B ordinary shares outstanding, up to 1,312,500 Class B ordinary shares are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law. Each ordinary share will have one vote on all such matters.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Proposed Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At January 18, 2021, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company will agree that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the

Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

NEXTGEN ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDER’S EQUITY (cont.)

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (including both Public Warrants and Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. SUBSEQUENT EVENTS

Subsequent to January 18, 2021, the Company borrowed $160,000 under the Note.

On March 22, 2021 the Sponsor effected a surrender of 1,437,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 11,500,000 to 10,062,500. All shares and associated amounts have been retroactively restated to reflect the share surrender.

The Company has evaluated subsequent events to determine if events or transactions occurring after the balance sheet date through March 22, 2021, the date the financial statements were issued, that require potential adjustment to or disclosure in the financial statements and has concluded that, all such events, except as noted above, that would require recognition or disclosure have been recognized or disclosed.

VIECO USA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of June 30, 2021 and December 31, 2020
(In thousands, except per share data)

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$23,588	$22,433
Restricted cash	828	4,353
Accounts receivable, net	1,133	3,358
Contract costs	1,801	—
Inventory	12,057	66
Prepayments	8,168	6,421
Total current assets	47,575	36,631
Property, plant and equipment, net	54,267	49,103
Right-of-use assets	15,449	14,466
Investments	1,706	—
Deferred transaction costs	3,284	—
Other noncurrent assets	387	356
Total assets	$122,668	$100,556

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$8,248	$3,303
Current portion of lease obligation	1,556	1,154
Accrued liabilities	20,987	18,419
Deferred revenue	828	4,119
Due to related party	34	117
Total current liabilities	31,653	27,112
Lease obligation, net of current portion	14,872	14,179
Deferred revenue, net of current portion	27,918	23,520
Long-term debt due to Parent Company	—	235,108
Other long-term liabilities	295	306
Total liabilities	74,738	300,225
Commitments and contingencies (Note 12)
Stockholders’ equity (deficit)
Common stock (par value $0.0001 – 100 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	764,242	443,195
Accumulated deficit	(739,540)	(662,640)
Accumulated other comprehensive income	114	134
Total stockholders’ equity (deficit) of Vieco USA, Inc.	24,816	(219,311)
Non-controlling interests in VO Holdings, Inc.	23,114	19,642
Total stockholders’ equity (deficit)	47,930	(199,669)
Total liabilities and stockholders’ equity (deficit)	$122,668	$100,556

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2021	2020
Revenue	$7,228	$1,463
Cost of revenue	16,673	741
Gross profit	(9,445)	722
Selling, general and administrative expenses	41,132	23,739
Research and development expenses	28,205	68,332
Operating loss	(78,782)	(91,349)
Interest expense, net	(13)	(2,386)
Other income	1,895	449
Loss before income taxes	(76,900)	(93,286)
Provision for income taxes	—	—
Net loss	(76,900)	(93,286)
Net loss attributable to non-controlling interests in VO Holdings, Inc.	3,472	1,823
Net loss attributable to Vieco USA, Inc.	(73,428)	(91,463)

Net loss per share
Basic and diluted	$(734,280)	$(914,630)

Weighted average shares outstanding
Basic and diluted	100	100

Other comprehensive loss
Foreign currency translation adjustment	20	17
Total comprehensive loss	$(73,408)	$(91,446)

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Six months ended June 30, 2021 and 2020

(In thousands, except per share data)

(Unaudited)

	Common Stock		Additional Paid-in Capital	Non-controlling Interests in VO Holdings, Inc.	Accumulated other comprehensive loss	Accumulated Deficit	Total
	Share	Par Value
Balance as of December 31, 2019	100	$—	$411,683	$16,245	$41	$(541,136)	$(113,167)
Net loss	—	—	—	—	—	(93,285)	(93,285)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	—	—	—	(115)	—	—	(115)
Vesting of subsidiary stock options	—	—	—	1,721	—	—	1,721
Subsidiary stock options exercised	—	—	—	217	—	—	217
Other comprehensive loss	—	—	—	—	(18)	—	(18)
Parent Company contributions	—	—	79,500	—	—	—	79,500
Parent Company distributions	—	—	(118,488)	—	—	—	(118,488)
Balance as of June 30, 2020	100	$—	$372,695	$18,068	$23	$(634,421)	$(243,635)
	Common Stock		Additional Paid-in Capital	Non-controlling Interests in VO Holdings, Inc.	Accumulated other comprehensive loss	Accumulated Deficit	Total
	Share	Par Value
Balance as of December 31, 2020	100	$—	$443,195	$19,642	$134	$(662,640)	$(199,669)
Net loss	—	—	—	—	—	(76,900)	(76,900)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	—	—	—	(73)	—	—	(73)
Vesting of subsidiary stock options	—	—	—	2,748	—	—	2,748
Subsidiary stock options exercised	—	—	—	779	—	—	779
Advances to non-controlling stockholders	—	—	—	18	—	—	18
Other comprehensive loss	—	—	—	—	(20)	—	(20)
Parent Company contributions	—	—	85,939	—	—	—	85,939
Conversion of long-term debt due to Parent Company to Parent Company non-cash contributions	—	—	235,108	—	—	—	235,108
Balance as of June 30, 2021	100	$—	$764,242	$23,114	$114	$(739,540)	$47,930

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Six months ended June 30, 2021 and 2020

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(76,900)	$(93,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,748	1,721
Depreciation and amortization	7,236	6,908
Non-cash interest on long-term debt, due to Parent Company	—	2,375
Non-cash investments	(1,706)	—
Changes in operating assets and liabilities:
Accounts receivable	2,225	(43)
Contract costs	(1,801)	—
Inventory	(11,991)	(1,977)
Prepayments	(1,748)	2,004
Other noncurrent assets	(31)	(147)
Due from (to) related party, net	(83)	261
Accounts payable	4,945	1,002
Other long-term liabilities	(436)	28
Accrued liabilities	(716)	1,771
Deferred revenue	1,107	3,493
Other, net	(92)	(181)
Net cash used in operating activities	(77,243)	(76,071)

Cash flows from investing activities:
Purchase of property and equipment	(11,749)	(6,244)
Proceeds from sale of property and equipment	—	39
Net cash used in investing activities	(11,749)	(6,205)

Cash flows from financing activities:
Payments of finance lease obligations	(113)	(100)
Cash received from the sale of non-controlling interest	779	217
Advances to non-controlling stockholders	18	—
Parent Company contributions	85,938	79,500
Parent Company distributions	—	(118,488)
Net cash provided by (used in) financing activities	86,622	(38,871)

Net decrease in cash and cash equivalents and restricted cash	(2,370)	(121,147)

Cash and cash equivalents and restricted cash at the beginning of the period	26,786	151,440
Cash and cash equivalents and restricted cash at the end of the period	$24,416	$30,293

Cash and cash equivalents	$23,588	$27,820
Restricted cash	828	2,473
Cash and cash equivalents and restricted cash	$24,416	$30,293

Supplemental disclosures
Schedule for non-cash investing activities and financing activities
Conversion of long-term debt due to Parent Company to Parent Company non–cash contributions	$235,109	$—
Deferred transaction costs in accounts payable and accrued liabilities	$3,194	$—
Unpaid property, plant and equipment received	$790	$25

The accompanying notes are an integral part of the condensed consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(1)    Organization and Business Operations

Vieco USA, Inc. (the “Company”) is the holding company of the Virgin Orbit business, focused on the development, manufacture and related technologies of rockets for the purpose of conducting mission launch operations to place payloads into orbit. The Company is a vertically integrated aerospace company pioneering commercial space orbital air pad launch solutions for small satellites across various industries including government, research and education. The development and manufacturing activities are located in Long Beach, California, with a testing facility in Mojave, California. The Company had a successful demo launch in January 2021 and its first successful commercial launch in June 2021 out of Mojave, California. The Company plans to conduct future commercial launches out of Guam and Cornwall.

The Company’s consolidated subsidiaries include VO Holdings, Inc. (“VOH”), Virgin Orbit, LLC, (“Virgin Orbit”), Virgin Orbit UK Limited (“VOUK”), JACM Holdings, Inc. (“JACM”), Ground Station Mexico, S.A. de C.V. (“GSM”), and VOX Space, LLC (“VOX Space”), which is incorporated in the United States. The Company is wholly owned by Vieco 10 Limited, a British Virgin Islands Company (the “Parent Company”).

As of December 31, 2019, the Company owned common stock representing a 51% ownership in Virgin Galactic Holdings, Inc. (“VGH”), a publicly listed company. The Company subsequently distributed its 51% ownership in VGH to the Parent Company, such that the Company does not have a controlling ownership as of June 30, 2020 and does not have any ownership in VGH as of June 30, 2021 and December 31, 2020. The Company did not receive any consideration from the Parent Company for distributing the 51% ownership in VGH.

On January 13, 2021, Galactic Ventures, LLC (“GV LLC”), a subsidiary of the Company, merged with and into the Company with the Company being the surviving entity which directly controls VOH (collectively, with the distribution of the Company’s ownership in VGH to the Parent Company, the “Restructuring”). The assets and liabilities and results of operations of VGH have been excluded from these condensed consolidated financial statements. Refer to Note 2 — Summary of Significant Accounting Policies of the Company’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 (“Annual Report”) for further information.

Upon the Restructuring, the Parent Company contributed the outstanding principal of and accrued unpaid interest payable under a revolving loan facility (“RLF”) that GV LLC had owed prior to the Restructuring as a capital contribution to the Company for no consideration or shares issued. As a result, the RLF was extinguished and there was no outstanding principal and accrued unpaid interest as of June 30, 2021. Refer to Note 9 — Long-Term Debt.

Liquidity and Going Concern

The Company’s cash and cash equivalents were $23.6 million and $22.4 million as of June 30, 2021 and December 31, 2020, respectively. While the Company began generating revenues related to launch services in 2021, it is still dependent on Corvina Holdings Limited (“Corvina”) the intermediate holding company of the Parent Company, for continued support to fund operations, without which the Company would not be able to pay its liabilities and obligations as they come due, and would need to curtail its operations.

On August 26, 2021, Corvina agreed to provide financial support to the Company sufficient for it to satisfy its liabilities and obligations as they come due, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due, up to an amount of $219 million (being the amount required under the current business plan over and above cash already held in the Company in the amount of $27.2 million as of August 31, 2021) until the earlier of 1) September 30, 2022, and 2) the date on which the Company obtains adequate third-party funding required to satisfy the above obligations through September 30, 2022 (including, without limitation, through a merger or similar transaction that results in a direct or indirect parent company of the Company having funds required to satisfy the above through September 30, 2022).

On April 21, 2021, the Parent Company’s board of directors unanimously approved the pursuit of a merger transaction involving the Company and NextGen Acquisition Corp. II (“NextGen”), a special purpose acquisition company (“SPAC”) that would result in the Company being a wholly owned subsidiary of NextGen

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(1)    Organization and Business Operations (cont.)

(the “Transaction”). On August 22, 2021, the Company and the SPAC entered into an agreement and plan of merger (the “Merger Agreement”) for the Transaction. In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. The Company is also expected to receive approximately $500.0 million in cash consideration from NextGen and a private investment in a public entity (“PIPE”) transaction upon the closing of the Transaction. The cash consideration expected to be received by the Company is estimated before giving effect to the payment of transaction costs incurred in connection with the Transaction and assumes that no public stockholders of NextGen exercise their redemption rights with respect to their public shares of NextGen’s Class A ordinary shares for a pro rata share of the funds in the trust account of NextGen prior to the closing of the Transaction.

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of the coronavirus disease (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, including California and District of Columbia, where most of the Company’s workforce is located, the Company has taken steps to protect its workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, the Company initially reduced and then temporarily suspended on-site operations for one week at its facilities in Long Beach, California in late March 2020. Starting late March 2020, approximately two-thirds of the Company’s workforce and contractors were able to complete their duties from home. As government authorities had classified the Company’s business as part of the nation’s critical infrastructure, the remaining one-third of the Company’s workforce was able to resume on-site operations, under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks and undertaking regular and thorough disinfecting of surfaces and tools, and regular testing of the Company’s employees and contractors for COVID-19.

The COVID-19 pandemic and continuing precautionary measures taken have adversely impacted the Company’s operational efficiency and caused delays in operational activities. The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should the Company experiences sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented.

As of the date of the issuance of these condensed consolidated financial statements, most of the Company’s employees whose work requires them to be in its facilities are now back on-site, but the Company experienced, and expects to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19.

(2)    Summary of Significant Accounting Policies

(a)    Basis of Presentation

These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission. All intercompany transactions and balances between the various legal entities comprising the Company have been eliminated in consolidation. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted,

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

(b)    Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the condensed consolidated financial statements include, but are not limited to, useful lives of property, plant and equipment, net, leases, income taxes including deferred tax assets and liabilities and impairment valuation, assumptions included in the valuation of the stock-based awards, assumptions included in the valuation of the Company’s common stock, and contingencies.

(c)     Deferred Transaction Costs

Deferred transaction costs primarily consist of legal and other costs incurred that are directly related to the Transaction which is to be accounted for as a reverse recapitalization. These costs will be charged to stockholders’ equity (deficit) upon the completion of the Transaction. During the six months ended June 30, 2021, the Company incurred and capitalized transaction costs of approximately $3.3 million. As of June 30, 2021, the Company recorded $3.3 million of deferred transaction costs in the accompanying condensed consolidated balance sheets.

(d)    Inventory

As of December 31, 2020, inventory consisted entirely of spare parts from bridge ventilators the Company built to help in the fight against the COVID-19 pandemic (refer to Note 2 — Summary of Significant Accounting Policies of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020). Given the Company’s raw materials and work in process used for the production of the Company’s rockets did not have alternative use and technological feasibility had not yet been attained as of December 31, 2020, materials, labor and overhead costs used for the production of the Company’s rockets were recorded to research and development expenses.

On January 18, 2021, the Company determined technological feasibility was reached given this was the Company’s first successful delivery of a customer payload into orbit. The Company began capitalizing the raw materials, labor, and overhead costs for the production of the Company’s rockets during the six months ended June 30, 2021 within inventory. Inventory is stated at the lower of cost or net realizable value.

Since technological feasibility has been achieved, the determination of net realizable of long-term contract costs is based upon quarterly contract reviews that determine an estimate of costs to be incurred to complete all contract requirements. When actual contract costs and the estimate to complete exceed total estimated contract revenues, a loss provision will be recorded.

If events or changes in circumstances indicate that the utility of inventory has diminished through damage, deterioration, obsolescence, changes in price or other causes, a loss is recognized in the period in which it occurs. The Company determines the costs of other product and supply inventory by using the first-in first-out or average cost methods.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

(e)     Revenue

The Company recognizes revenue when control of the promised goods and services is transferred to its customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services. The Company’s launch service revenue contracts have been fixed-price contracts. To the extent actual costs vary from the cost upon which the price was negotiated, the Company will generate variable levels of profit or could incur a loss.

Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Launch Services

Small satellite launch operations revenue is recognized for providing customer launch services. The Company’s launch service contracts generally consist of multiple launches with each launch being allocated a fixed price and identified as distinct performance obligations. Revenue for each launch service is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. When the Company determines it is probable that costs to provide the services stipulated by the launch services agreement will exceed the allocated fixed price for each launch, the Company records a provision for the contract loss. Contract losses are recorded at the contract level and are recognized when known. To the extent the contract loss provision is less than the accumulated costs to fulfill the contracts, the Company records the provision net of inventory and net of contract assets in the condensed consolidated balance sheets. Launch service revenue was $6.2 million and $0 for the six months ended June 30, 2021 and 2020, respectively. Of the launch service revenue for the six months ended June 30, 2021, $4.6 million was related to a single customer.

Engineering services revenue contracts obligate the Company to provide primarily research and studies services that together are one distinct performance obligation; the delivery of engineering services. The Company elected to apply the “as-invoiced” practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price. Revenue is recognized as control of the performance obligation is transferred over time to the customer. Engineering services revenue was $0.3 million and $1.1 million for the six months ended June 30, 2021 and 2020, respectively.

Contract Balances

Contract assets are comprised of billed accounts receivable and unbilled receivables, which is the result of timing of revenue recognition, billings and cash collections. Amounts are generally billed as work progresses in accordance with agreed-upon milestones. The Company records accounts receivable when it has an unconditional right to consideration. Contract assets are classified as current if the invoice will be delivered to the customer within the succeeding 12-month period with the remaining recorded as long-term.

Contract liabilities primarily relate to small satellite launch operations and are recorded when cash payments are received or due in advance of performance. Cash payments for small satellite launch services are classified as customer deposits until enforceable rights and obligations exist, when such deposits also become nonrefundable. Customer deposits become nonrefundable and are recorded as non-current deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. Non-current deferred revenue was $27.9 million and $23.5 million as of June 30, 2021 and December 31, 2020, respectively. Current deferred revenue was $0.8 million and $4.1 million as of June 30, 2021 and December 31, 2020, respectively.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists.

Remaining Performance Obligations

Remaining performance obligations are committed and represent non-cancellable contracted revenue that has not yet been recognized and will be recognized as revenue in future periods. Some contracts allow customers to cancel the contracts without a significant penalty if the Company’s launches are delayed beyond a specified period or if the Company does not achieve certain milestones, and the cancellable amount of contract value is not included in the remaining performance obligations.

As of June 30, 2021, the Company has three launch services and two engineering services revenue contracts for which it expects to transfer all remaining performance obligations to the customer by the fiscal year ending December 31, 2024 and December 31, 2022, respectively. The Company does not disclose information about remaining performance obligations for (a) contracts with an original expected length of one year or less, (b) revenues recognized at the amount at which it has the right to invoice for services performed, or (c) variable consideration allocated to wholly unsatisfied performance obligations. The remaining performance obligations of the three launch services and two engineering services revenue contracts met these exemptions.

Contract Costs

The Company has not incurred incremental costs of obtaining its contracts with customers.

The Company evaluates whether or not it should capitalize the costs of fulfilling a contract. Such costs would be capitalized when they are not within the scope of other standards and: (1) are directly related to a contract; (2) generate or enhance resources that will be used to satisfy performance obligations; and (3) are expected to be recovered.

The Company began capitalizing contract costs associated with specific launch services contracts with customers as the Company determined technological feasibility was reached upon the Company’s second successful demo launch in January 2021. As of June 30, 2021, the Company recorded $1.8 million of contract costs in the accompanying condensed consolidated balance sheets.

(f)     Cost of Revenue

Cost of revenue related to launch services, engineering services and bridge ventilators consists of expenses related to materials and human capital, such as payroll and benefits. As the Company determined technological feasibility was reached upon the Company’s second successful demo launch in January 2021, the Company began capitalizing costs for the production of the Company’s rockets in the six months ended June 30, 2021, and has subsequently charged to cost of revenue the cost for rocket manufacturing including materials, labor and related mission launch costs including fuel, payroll and benefits for its launch and flight operations as well as the depreciation of the Company’s uniquely portable and reusable launch stage, Cosmic Girl (“Cosmic Girl”), facilities and equipment and other allocated overhead expenses. The costs of revenue were $16.7 million and $0.7 million for the six months ended June 30, 2021 and 2020, respectively.

(g)    Selling, General and Administrative

Selling, general and administrative expenses consist of personnel-related expenses and allocated costs related to general corporate functions, primarily including executive management and administration, finance and accounting, legal, business development, and government affairs. Personnel-related expenses

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

primarily include salaries and benefits. Allocated costs include costs related to information technology, facilities, human resources and safety. Personnel-related expenses also include allocated sustaining activities relating to launch operations and production processes support, including required launch system maintenance, updates and documentation.

(h)    Research and Development

The Company conducts research and development activities to develop existing and future technologies that advance its LauncherOne rocket systems for small satellite launch services towards commercialization. Research and development activities include basic research, applied research, concept formulation studies, design, development, and related test program activities. Costs incurred for developing its rockets primarily include equipment, material, and labor. Costs incurred for performing test flights primarily include rocket engines and fuel. Research and development costs also include rent, maintenance, and depreciation of Cosmic Girl, facilities and equipment and other allocated overhead expenses. The Company expensed all research and development costs as incurred of $28.2 million and $68.3 million for the six months ended June 30, 2021 and 2020, respectively.

(i)     Investments

Investments in which the Company has no significant influence (generally less than a 20% ownership interest) or does not have the ability to exercise significant influence are accounted as financial assets. Equity securities with readily determinable fair market value are accounted for at fair value based on quoted market prices. Equity securities without readily determinable fair values are accounted for either at fair value or using the measurement alternative which is at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. All gains and losses on investments in equity securities are included in other income in the condensed consolidated statement of operations and comprehensive loss. Refer to Note 14 — Investments in Noncontrolled Entity.

(j)     Fair Value of Common Stock

The fair value of the Company’s common stock has historically been determined by its board of directors with the assistance of management and third-party valuation service providers. In the absence of a public trading market for its common stock, the Company develops an estimate of the fair value of its common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.

The Company’s common stock valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation and Internal Revenue Code 409A (“IRC 409A”). The assumptions used to determine the estimated fair value of the Company’s common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:

•        projected financial data provided by the Company;

•        capital market data on interest rates, yields and rates of return for various investments;

•        the history and nature of the Company’s business, the progress of the Company’s research and development efforts, the Company’s stage of development, business strategy and outlook;

•        the material risks related to the Company’s business and industry outlook;

•        the market performance of publicly-traded companies in comparable market sectors;

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

•        the degree of marketability for the Company’s common stock including contractual restrictions on transfer of the common stock; and

•        the likelihood of achieving a liquidity event for the Company’s preferred and common stockholders, given prevailing market conditions.

In determining the fair value of the Company’s common stock, the Company established the enterprise value of its business using the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by the Company’s management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors.

During the second quarter of 2021, the Company started to seriously consider going public as an exit alternative for the Company’s stockholders. The Company began applying the probability-weighted expected return method (“PWERM”) to determine the fair value of its common stock. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values of the Company’s common stock, assuming various outcomes. The probability weightings assigned to certain potential exit scenarios were based on management’s expected near-term and long-term funding requirements and assessment of the most attractive liquidation possibilities at the time of the valuation. During this process, the Company assigned probability weightings to an alternative liquidation event scenario or the Transaction scenario. In the first scenario, the enterprise valuation was based on the Company’s alternative liquidation event to be completed in approximately one year with a valuation approach continued to be based on an income approach analysis with an option pricing model to determine the amount of aggregate equity value allocated to the Company’s common stock. In the second scenario, the enterprise valuation was based on the conversations held with external parties related to the expected Transaction assumed to be consummated in less than one year.

In all valuation methods and scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that was not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are complex and subjective, such as those regarding the Company’s expected future revenue, expenses, operations and cash flows, discount rates, industry and economic outlook, and the probability of and timing associated with potential future events. Changes in any or all estimates and assumptions or the relationships between those assumptions impact the Company’s valuations as of each relevant valuation date and may have a material impact on the valuation of the Company’s common stock. Following the Transaction, it will not be necessary to determine the fair value of the Company’s business as the common stock will be traded in a public market.

(k)    Other Summary of Significant Accounting Policies

There have been no significant changes from the significant accounting policies disclosed in Note 2 — Summary of Significant Accounting Policies of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020.

(3)    Recently Issued and Adopted Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”), in the form of Accounting Standards Updates (“ASU”).

If the Company, or its prospective parent company becomes public or is public, the Company expects such public company to be an “emerging growth company.” The Jumpstart Our Business Startups Act, or the JOBS

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(3)    Recently Issued and Adopted Accounting Pronouncements (cont.)

Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which affects general principles within Topic 740, and are meant to simplify and reduce the cost of accounting for income taxes. The Company removes certain exceptions to the general principles in Topic 740 and simplifies areas including franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, the incremental approach for intra-period tax allocation, interim period income tax accounting for year-to-date losses that exceed anticipated losses and enacted changes in tax laws in interim periods. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which removes references to various FASB Concepts Statements, situates all disclosure guidance in the appropriate disclosure section of the Codification, and makes other improvements and technical corrections to the Codification that are not expected to have a significant effect on current accounting practice. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently assessing the potential impact of ASU 2020-10 on its consolidated financial statements.

Refer to Note 3 — Recently Issued and Adopted Accounting Pronouncements of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 for further information.

(4)    Related Parties

The Company licenses its brand name from certain entities affiliated with Virgin Enterprise Limited (“VEL”), a company incorporated in England. VEL is an affiliate of the Parent Company. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Orbit” within the United States, Australia, South Africa, and the European Union. Royalties payable for the use of license are the greater of 1% of revenue or $0.2 million per quarter, prior to the date of the Company’s first commercial launch, Tubular Bells, Part One.

On October 16, 2019, the Company withdrew $104.2 million from the RLF the Company entered with the Parent Company (refer to Note 9 — Long-Term Debt) and distributed the amount to VGH to finance the operations of VGH. VGH was not obligated to repay the outstanding principal and accrued unpaid interest related to the amount withdrawn. As such, the amount has been reflected in the condensed consolidated balance sheets as a distribution to related party within additional paid-in capital, a component of stockholders’ equity (deficit), as of December 31, 2020.

On October 25, 2019, the Company entered into a transition services agreement (“TSA”) with VGH primarily for certain operating and administrative services that expires in October 2021. VGH provided pilot utilization services, finance and accounting services and insurance advisory services to the Company. The Company provides propulsion engineering services, tank design support services, tank manufacturing services, and office space access and usage services, as well as business development and regulatory affairs services to VGH. Costs incurred for the TSA are not material for the six months ended June 30, 2021 and June 30, 2020, respectively.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(4)    Related Parties (cont.)

In addition to the TSA, the Company records direct charges from VGH for other general administrative expenses. There were $97 thousand reimbursements for the six months ended June 30, 2021 and $223 thousand charges for the six months ended June 30, 2020, which were recorded as a reduction of selling, general and administrative expenses in the accompanying condensed consolidated statements of operations and comprehensive loss.

The Company has a payable of $34 thousand as of June 30, 2021 and a receivable of $0.5 million to VGH as of June 30, 2020.

(5)    Inventory

As of June 30, 2021, inventory is comprised of raw materials, labor, and overhead costs incurred for the production of the Company’s rockets and bridge ventilator spare parts. As of December 31, 2020, inventory is comprised entirely of bridge ventilator spare parts given technological feasibility was not reached until January 2021. Inventory consists of the following as of June 30, 2021 and December 21, 2020:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands)
Raw materials	$8,749	$66
Work in process	7,513	—
Inventories, gross	16,262	66
Provision for contract losses	(4,200)	—
Reserve for inventory excess and obsolescence	(5)	—
Inventory	$12,057	$66

(6)    Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following as of June 30, 2021 and December 31, 2020:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands)
Leasehold improvements	$21,305	$20,769
Machinery and equipment	54,235	50,285
Aircraft	8,000	8,000
IT software and equipment	21,150	20,190
Construction in progress	18,202	11,898
	122,892	111,142
Less: accumulated depreciation and amortization	(68,625)	(62,039)
Property, plant and equipment, net	$54,267	$49,103

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(6)    Property, Plant and Equipment, Net (cont.)

Depreciation expense recorded in the condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2021 and 2020 consisted of the following:

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Cost of revenues	$561	$—
Research and development, net	1,089	5,475
Selling, general and administrative	4,848	1,500
Total depreciation expense	$6,498	$6,975

The Company’s capitalized software totaled $0.6 million and $0.9 million, net of accumulated amortization of $7.1 million and $6.7 million, as of June 30, 2021 and December 31, 2020, respectively. No amortization expense is recorded until the software is ready for its intended use. For the six months ended June 30, 2021 and 2020, amortization expense related to capitalized software was $0.4 million and $0.6 million, respectively.

(7)    Leases

The Company leases out offices and other facilities and certain manufacturing and office equipment under long-term, non-cancelable operating and finance leases. Some leases include options to purchase, terminate, or extend for one or more years. These options are included in the lease term when it is reasonably certain that the option will be exercised. The Company does not recognize ROU assets and lease obligations for short-term leases.

On May 1, 2021, the Company signed an agreement to lease certain commercial space in Guam for a monthly rent of $37 thousand with two months free rent, and fourteen-month term from June 1, 2021 to July 31, 2022, with options to extend for an additional three one-year periods. The lease agreement was entered based on plans to operate in Guam as an additional spaceport for satellite launch services. As of June 30, 2021, the Company recorded $1.6 million of ROU asset and lease obligation related to this warehouse lease in Guam.

The components of lease expense related to leases for the period are as follows:

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Lease Cost:
Operating lease expense	$1,384	$1,286
Short-term lease expense	1,728	1,802
Finance lease cost:
Amortization of right-of-use assets	$128	$100
Interest on lease obligations	13	10
Total finance lease cost	141	110
Total lease cost	$3,253	$3,198

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(7)    Leases (cont.)

The components of supplemental cash flow information related to leases for the period are as follows:

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Cash flow information:
Cash paid for amounts included in the measurement of lease obligations for the year ended:
Operating cash flows for operating leases	$1,288	$894
Operating cash flows for finance leases	13	10
Financing cash flows for finance leases	113	100

Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$1,632	$—
Finance leases	—	—

Other information:
Weighted average remaining lease term:
Operating leases (in years)	8	10
Finance leases (in years)	2	2

Weighted average discount rates:
Operating leases	10.9%	11.8%
Finance leases	5.2%	3.7%

The supplemental balance sheet information related to leases for the period is as follows:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands)
Finance leases
Long-term right-of-use assets	$329	$457
Short-term finance lease liabilities	$258	$253
Long-term finance lease liabilities	170	286
Total finance lease liabilities	$428	$539

Operating leases
Long-term right-of-use assets	$15,120	$14,009
Short-term operating lease liabilities	$1,298	$901
Long-term operating lease liabilities	14,702	13,893
Total operating lease liabilities	$16,000	$14,794

Lease expense for the six months ended June 30, 2021 and 2020 was $3.3 million and $3.2 million, respectively.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(8)    Accrued Liabilities

A summary of the components of Accrued liabilities as of June 30, 2021 and December 31, 2020 is as follows:

	As of
	June 30, 2021	December 31, 2020
	(Unaudited)
	(In thousands)
Accrued payroll	$2,264	$1,035
Accrued vacation	3,948	3,308
Accrued bonus	4,712	6,568
Other accured expenses	10,063	7,508
Total accrued liabilities	$20,987	$18,419

(9)    Long-Term Debt

Revolving Loan Facility

On August 20, 2019, the Company signed a nine-year term $200.0 million RLF with the Parent Company that bears an annual interest rate of 1.87% or the Applicable Federal Rates provided by the Internal Revenue Service (the “IRS AFRs”) applicable at the date of each draw down.

On October 16, 2019, the Company signed an additional ten-year term $30.0 million RLF with the Parent Company that bears an annual interest rate of 1.86% or the IRS AFRs applicable at the date of each draw down, subordinated to the $200.0 million revolving credit facility.

The Company has outstanding principal and accrued unpaid interest balances of $235.1 million as of December 31, 2020. The Company recorded interest expense of $4.8 million for the year ended December 31, 2020. No repayments of principal balances or interest accrued have been made under the RLF.

Upon the Restructuring, the Parent Company contributed the outstanding principal of and accrued unpaid interest payable under the RLF as a capital contribution to the Company for no consideration or shares issued. As a result, the RLF was extinguished and there was no outstanding principal and accrued unpaid interest as of June 30, 2021.

(10)  Income Taxes

Income tax expense was $0 and $0 for the six months ended June 30, 2021 and 2020, respectively. The effective income tax rate was nil for the six months ended June 30, 2021 and 2020. The Company’s effective tax rate differs from the U.S. statutory rate primarily due to a substantially full valuation allowance against its net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized.

(11)  Stockholders’ Equity (Deficit)

(a)    Stock-Based Compensation

The Company maintains a stock-based compensation plan at VOH that provides its grantees stock options and stock appreciation rights (“SARs”).

2017 Stock Incentive Plan

Pursuant to the 2017 Stock Incentive Plan, the Company has the ability to grant stock options and SAR to employees.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(11)  Stockholders’ Equity (Deficit) (cont.)

Compensation expense is recognized only for those options or SARs expected to vest with forfeitures estimated based on historical experience and future expectations and is adjusted for forfeitures in the period they occur. Stock-based compensation awards are amortized on a straight-line basis over the vesting period based on continued service.

CEO Awards

On March 17, 2021, the Company granted its CEO a total of 676,091 stock options under the 2017 Stock Incentive Plan (“CEO Awards”). 33.3% of the stock options will vest upon continued service through the last day of the first calendar year in which the first commercial flight, Tubular Bells Part One, occurs, and the remaining 66.7% of the stock options will vest upon continued service through the last day of the first calendar year in which the Company has five successful revenue-generating deployment launches of satellites into their respective intended orbits in such calendar year. The estimated grant date fair value of the CEO Awards is approximated to be $2.0 million based on the estimated fair value of the Company’s underlying VOH common shares.

The Company uses the Black-Scholes option pricing model to determine the fair value of the CEO Awards. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price, as well as assumptions regarding complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, risk-free interest rate, and expected dividends.

The following table includes the activity for all stock options granted:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual life
	(In thousands)	(In dollars)	(In years)
Balances as of December 31, 2020	8,842	$4.65	8.20
Granted	932	5.51
Exercised	(159)	4.84
Forfeited options	(434)	4.60
Balances as of June 30, 2021	9,181	4.75	7.49

Exercisable as of June 30, 2021	4,723	$4.84	6.42

Stock-based compensation expense recorded in the condensed consolidated statements of operations and comprehensive loss during the six months ended June 30, 2021 and 2020 consisted of the following:

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Cost of revenue	$43	$—
Research and development	375	923
Selling, general and administrative	2,330	798
	$2,748	$1,721

As of June 30, 2021, and 2020, there was $2.8 million and $2.0 million, respectively, of total unrecognized stock-based compensation related to the unvested stock options granted under the 2017 Stock Incentive Plan. The cost is expected to be recognized over a weighted average term of 1.2 years. The total fair value of shares vested during the six months ended June 30, 2021 and 2020 was $1.0 million and $1.1 million, respectively, respectively.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(11)  Stockholders’ Equity (Deficit) (cont.)

The SARs activity is as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual life
	(In thousands)	(In dollars)	(In years)
Balances as of December 31, 2020	291	$4.81	6.50
Granted	—
Vested	—
Forfeited	—
Balances as of June 30, 2021	291	4.81	6.50

The Company’s 2017 Stock Incentive Plan is more fully described in Note 11 — Stockholders’ Deficit to the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020.

(b)    Stockholders’ Equity (Deficit)

There have been no significant changes from the Stockholders’ Equity (Deficit) disclosed in Note 11 — Stockholders’ Deficit of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 other than the grants of stock-based compensation.

(12)  Commitments and Contingencies

(a)    Lease Obligations

The Company has several noncancelable operating leases primarily related to the lease of its manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from 3 to 10 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent-free periods or escalating payment provisions, and the Company recognizes rent expense of such arrangements on a straight-line basis.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of June 30, 2021 are as follows:

	Operating Leases	Finance Leases
	(In thousands)
2021 (for the remaining period)	$1,499	$152
2022	3,046	249
2023	3,064	61
2024	3,121	—
2025	2,444	—
Thereafter	12,278	—
Total payments	$25,452	$462
Less:
Imputed interest/present value discount	$(9,452)	$(24)
Present value of lease liabilities	$16,000	$438

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(12)  Commitments and Contingencies (cont.)

(b)    Purchase commitments

The Company has noncancelable purchase commitments as of June 30, 2021, primarily related to supply and engineering services providers. The purchase commitments as of June 30, 2021 are as follows:

	Payments Due by Periods
Commitments and obligations	Less than 1 year (remaining)	1 – 3 years	3 – 5 years	More than 5 years	Total
	(In thousands)
Purchase commitments	$18,449	$1,994	$626	$—	$21,069

Amounts purchased under these arrangements for the six months ended June 30, 2021 and 2020 were $6.0 million and $4.0 million, respectively.

(c)     Litigation and Claims

From time to time, the Company is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company determines when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Significant judgment is required to determine both probability and the estimated amount. The Company reviews these provisions on a quarterly basis and adjust these provisions accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. The outcome of legal matters and litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, the Company’s results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.

On June 4, 2019, the Company filed a complaint in the U.S. District Court for the Southern District of New York as OneWeb, one of the Company’s largest customers, cancelled 35 of planned 39 launches. Subsequently on March 27, 2020, OneWeb filed for Chapter 11 Bankruptcy which terminated the entire launch service agreement entered with the Company during its bankruptcy process by September 18, 2020, resulting in a release of performance rights and performance obligations. As of the date of the issuance of these condensed consolidated financial statements, the disposition remains outstanding.

For the six months ended June 30, 2021 and 2020, there were no other material legal proceedings.

(d)    Contingencies

On October 1, 2017, the Company entered into a launch service agreement with a customer to provide a dedicated primary launch service which would deliver 150kg of the customer’s payload. Per the terms of the agreement, the dedicated primary launch shall have a firm fixed price of $4.9 million. The Company amended the contract from a dedicated primary launch to secondary rideshare launches, with the $4.9 million firm fixed price allocated across the three launches based on the relative anticipated payload kilogram weight.

The Company identified certain contracts where the expected costs to fulfill the contract will be in excess of the estimated transaction price. During the six months ended June 30, 2021, the Company determined that it was probable that the costs to provide the services as stipulated by the amended launch services agreement would exceed the allocated firm fixed price of each launch. The Company recorded a provision of contract loss for these three secondary rideshare launches due to the onerous contract, which was

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(12)  Commitments and Contingencies (cont.)

recognized as and when known. During the six months ended June 30, 2021, one of the three launches occurred. The provision for contract losses outstanding as of June 30, 2021 related to the remaining two launches is $4.9 million, with $4.2 million recorded net of inventory and $0.7 million net of contract costs in the condensed consolidated balance sheets.

Consistent with the accounting of its firm fixed price contracts, the Company continually reviews cost performance and estimates-to-complete at least quarterly and in many cases more frequently. Adjustments to original estimates for a contract’s revenue, estimated costs at completion and estimated profit or loss are often required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. The impact of revisions in estimate of completion for all types of contracts are recognized on a cumulative catch-up basis in the period in which the revisions are made.

(13)  Employee Benefit Plan

The Company has defined contribution plans, under which the Company pays fixed contributions into a separate entity, and additional contributions to the plans are based upon a percentage of the employees’ elected contributions. The Company will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general and administrative expenses and research and development expenses in the condensed consolidated statements of operations and comprehensive loss, as incurred. Defined contributions were $2.1 million and $2.2 million for the six months ended June 30, 2021 and 2020, respectively.

(14)  Investments in noncontrolled entity

Sky and Space Global Limited Investment

On October 23, 2020, the Company and Sky and Space Global Limited (“SAS”) entered into a settlement agreement to terminate and mutually release the parties from the launch service agreement dated September 16, 2016. The effectiveness of the settlement agreement is contingent upon the successful relisting and IPO of the parent company of SAS (“SAS Parent”) on the Australian Securities Exchange (“ASX”) and any additional requirements from the regulators along with the occurrence of the following events: (i) the issuance of 11,000,000 shares of SAS Parent, (ii) the grant of 7,000,000 stock options of SAS Parent, and (iii) the execution and delivery of the services and reseller agreement as described in the settlement agreement.

On February 16, 2021, under the terms of the settlement agreement, the Company was issued 11,000,000 ordinary shares of SAS Parent at AUD 0.20 per share for a total of 2.2 million AUD, or $1.7 million, which represents 14.7% of ownership in SAS Parent. The Company is also entitled to one observer seat on the board of directors of the parent company of SAS Parent so long as the Company maintains its ownership of 1,000,000 ordinary shares of SAS Parent. The Company does not have significant influence or the ability to exercise significant influence or control over SAS Parent. Therefore, the investment is accounted as a financial asset included as a non-current asset in the condensed consolidated balance sheets, with unrealized gain or loss and dividends recognized in the condensed consolidated statement of operations and comprehensive loss. The Company has recognized upon issuance of the 11,000,000 ordinary shares of SAS Parent, an unrealized gain from the investment of $1.7 million for the six months ended June 30, 2021.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(14)  Investments in noncontrolled entity (cont.)

On April 20, 2021, the Company was issued 7,000,000 fully vested call options with a strike price of AUD 0.40 per share, with settlement of the call options contingent upon the successful relisting and IPO of SAS Parent. As the relisting and IPO has not yet occurred as of June 30, 2021, the issuance of the options was not recognized in the condensed consolidated financial statements. The Company also determined the estimated value of such options to be not material.

The services agreement will allow the Company to receive a non-refundable fee of AUD 1.0 million per year for its promotion services for three years, to be paid on a quarterly basis beginning on July 1, 2021 and ending on April 1, 2024. The reseller agreement will require the Company to pay SAS a fee of AUD 0.1 million for each launch that is resold or referred to by SAS. Given the executions of the services agreement and the reseller agreement are contingent upon the successful relisting and IPO of SAS Parent, which has not yet occurred as of June 30, 2021, there were no recognition of the terms of the services agreement and the reseller agreement in the condensed consolidated financial statements.

Arqit PIPE Investment

On May 12, 2021, the Company entered into a binding term sheet (the “Term Sheet”) and a subscription agreement to commit to contribute $5.0 million to Arqit Limited (“Arqit”) in a PIPE transaction (the “Arqit PIPE Investment”), subject to and contingent upon the closing of a planned merger transaction (the “Arqit Transaction”) between Arqit and Centricus Acquisition Corp., a SPAC unaffiliated with the Company. Upon closing of the Arqit Transaction, Arqit will deliver $5.0 million to the Company as a non-refundable deposit to be applied towards the first satellite launch service to be provided by the Company under a yet to be executed launch service agreement, which will be negotiated within sixty days of the closing of the Arqit Transaction. Given the terms under the Term Sheet are contingent on the closing of the Arqit Transaction, the $5.0 million planned non-refundable deposit from Arqit towards a future launch is not recognized in the condensed consolidated financial statements as of and for the six months ended June 30, 2021. The Arqit PIPE Investment will be considered a financial asset upon the closing of the Arqit Transaction.

(15)  Subsequent Events

The Company has evaluated subsequent events from June 30, 2021 through September 15, 2021, the date at which the condensed consolidated financial statements were available to be issued and concluded there were no subsequent events to recognize in the condensed consolidated financial statements.

The Transaction

On August 22, 2021, the Company and the SPAC entered into the Merger Agreement for the Transaction. In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. Upon the consummation of the Transaction, the Company will become a wholly owned subsidiary of NextGen. Refer to Note 1 — Organization and Business Operations for additional information about the Transaction.

Sky and Space Global Limited Investment

On August 27, 2021, SAS Parent officially discontinued its efforts to be relisted on ASX and, therefore, the terms of settlement agreement will not be effective. However, on September 10, 2021, the Company amended the services and reseller agreement to remove the condition of SAS Parent to be relisted on ASX resulting in the services and reseller agreement becoming effective.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements

(15)  Subsequent Events (cont.)

Grant of Stock Options

On September 2, 2021, the Company granted 905,614 stock options to a former employee of the Company to purchase VOH common stock. The stock option grant was fully vested on the date of issuance and was intended to replace an earlier stock option grant with the same exercise price that had expired in 2020. The new stock option was not granted pursuant to the 2017 Stock Incentive Plan and has a mandatory exercise one year anniversary from date of grant. The aggregate grant date fair value of the stock options is estimated to be approximately $5.0 million, which will be expensed at the grant date. The aggregate grant date fair value is based on the estimated fair value of the underlying VOH common stock using preliminary valuation techniques with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material.

Arqit Transaction

On September 3, 2021, the Arqit Transaction was consummated, and the Company made the Arqit PIPE Investment, which will be considered a financial asset. Arqit concurrently delivered to the Company $5.0 million non-refundable deposit to be applied towards the first satellite launch service to be provided by the Company under the yet to be executed launch service agreement. The Company and Arqit are currently negotiating the launch service agreement.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Vieco USA, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vieco USA, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the years in the two year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Los Angeles, California
September 15, 2021

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2020 and 2019
(In thousands, except share data)

Assets	2020	2019
Current assets
Cash and cash equivalents	$22,433	$148,967
Restricted cash	4,353	2,473
Accounts receivable, net	3,358	2,007
Inventory	66	—
Prepayments	6,421	6,740
Due from related party	—	781
Total current assets	36,631	160,968
Property, plant and equipment, net	49,103	48,615
Right-of-use assets	14,466	15,460
Other noncurrent assets	356	280
Total assets	$100,556	$225,323

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$3,303	$3,783
Current portion of lease obligation	1,154	683
Accrued liabilities	18,419	12,498
Deferred revenue	4,119	4,183
Due to related party	117	—
Total current liabilities	27,112	21,147
Lease obligation, net of current portion	14,179	15,230
Deferred revenue, net of current portion	23,520	71,546
Long-term debt due to Parent Company	235,108	230,277
Other long-term liabilities	306	290
Total liabilities	300,225	338,490
Commitments and contingencies (Note 12)
Stockholders’ deficit
Common stock (par value $0.0001 – 100 shares authorized, issued and outstanding)	—	—
Additional paid-in capital	443,195	411,683
Accumulated deficit	(662,640)	(541,136)
Accumulated other comprehensive income	134	41
Total stockholders’ deficit of Vieco USA, Inc.	(219,311)	(129,412)
Non-controlling interests in VO Holdings, Inc.	19,642	16,245
Total stockholders’ deficit	(199,669)	(113,167)
Total liabilities and stockholders’ deficit	$100,556	$225,323

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
Years ended December 31, 2020 and 2019
(In thousands, except share and per share data)

	2020	2019
Revenue	$3,840	$477
Cost of revenue	3,168	67
Gross profit	672	410
Selling, general and administrative expenses	42,855	42,685
Research and development expenses	137,135	150,565
Operating loss	(179,318)	(192,840)
Interest expense, net	(4,852)	(2,791)
Other income, net	62,671	1,014
Loss before income taxes	(121,499)	(194,617)
Provision for income taxes	5	5
Net loss	(121,504)	(194,622)
Net loss attributable to non-controlling interests in VO Holdings, Inc.	3,397	3,654
Net loss attributable to Vieco USA, Inc.	(118,107)	(190,968)

Net loss per share
Basic and diluted	$(1,181,070)	$(1,909,681)

Weighted average shares outstanding
Basic and diluted	100	100

Other comprehensive loss
Foreign currency translation adjustment	(93)	(41)
Total comprehensive loss	$(118,200)	$(191,009)

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Deficit
Years Ended December 31, 2020 and 2019
(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Non-controlling Interests in VO Holdings, Inc.	Accumulated other comprehensive loss	Accumulated Deficit	Total
	Share	Par Value
Balance at December 31, 2018	100	$—	$305,224	$12,592	$—	$(346,514)	$(28,698)
Net loss	—	—	—	—	—	(194,622)	(194,622)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	—	—	—	(194)	—	—	(194)
Vesting of subsidiary stock options	—	—	—	3,529	—	—	3,529
Subsidiary stock options exercised	—	—	—	318	—	—	318
Other comprehensive loss	—	—	—	—	41	—	41
Parent Company contributions	—	—	210,819	—	—	—	210,819
Parent Company distributions	—	—	(160)	—	—	—	(160)
Distributions to related party	—	—	(104,200)	—	—	—	(104,200)
Balance at December 31, 2019	100	$—	$411,683	$16,245	$41	$(541,136)	$(113,167)
Net loss	—	—	—	—	—	(121,504)	(121,504)
Net loss attributable to non-controlling interests of VO Holdings, Inc.	—	—	—	(148)	—	—	(148)
Vesting of subsidiary stock options	—	—	—	3,154	—	—	3,154
Subsidiary stock options exercised	—	—	—	409	—	—	409
Advances to non-controlling stockholders	—	—	—	(18)	—	—	(18)
Other comprehensive loss	—	—	—	—	93	—	93
Parent Company contributions	—	—	150,000	—	—	—	150,000
Parent Company distributions	—	—	(118,488)	—	—	—	(118,488)
Balance at December 31, 2020	100	$—	$443,195	$19,642	$134	$(662,640)	$(199,669)

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
(In thousands)

	2020	2019
Cash flows from operating activities
Net loss	$(121,504)	$(194,622)

Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	3,154	3,529
Depreciation and amortization	13,975	16,494
Gain on disposal by sale of property and equipment	—	(18)
Non-cash interest on long-term debt, due to Parent Company	4,831	1,817

Change in operating assets and liabilities:
Accounts receivable	(1,351)	(2,007)
Inventory	(66)	—
Prepayments	320	(317)
Other noncurrent assets	(82)	(54)
Due from (to) related party, net	898	(9,231)
Accounts payable	(480)	782
Other long-term liabilities	(472)	290
Accrued liabilities	5,921	(757)
Deferred revenue	(48,090)	555
Other, net	(70)	(380)
Net cash used in operating activities	(143,016)	(183,919)

Cash flows from investing activities:
Purchase of property and equipment	(13,337)	(15,788)
Proceeds from sale of property and equipment	39	38
Net cash used in investing activities	(13,298)	(15,750)

Cash flows from financing activities:
Payments of finance lease obligations	(243)	(165)
Cash received from the sale of non-controlling interest	409	318
Advances to non-controlling stockholders	(18)	—
Proceeds from long-term debt, due to Parent Company	—	228,460
Parent Company contributions	150,000	210,819
Parent Company distributions	(118,488)	(160)
Distributions to related party	—	(104,200)
Net cash provided by financing activities	31,660	335,072
Net (decrease) increase in cash and cash equivalents and restricted cash	(124,654)	135,403
Cash and cash equivalents and restricted cash at the beginning of the year	151,440	16,037
Cash and cash equivalents and restricted cash at the end of the year	$26,786	$151,440
Cash and cash equivalents	$22,433	$148,967
Restricted cash	4,353	2,473
Cash and cash equivalents and restricted cash	$26,786	$151,440

Supplemental disclosure
Schedule for non-cash investing activities
Unpaid property, plant, and equipment received	$26	$167

The accompanying notes are an integral part of the consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)    Organization and Business Operations

Vieco USA, Inc. (the “Company”) is the holding company of the Virgin Orbit business, focused on the development, manufacture and related technologies of rockets for the purpose of conducting mission launch operations to place payloads into orbit. The Company is a vertically integrated aerospace company pioneering commercial space orbital air-pad launch solutions for small satellites across various industries including government, research and education. The development and manufacturing activities are located in Long Beach, California, with a testing facility in Mojave, California. The Company had its first successful demo launch out of Mojave, California and plans to conduct commercial launches out of Guam and Cornwall.

The Company’s consolidated subsidiaries include VO Holdings, Inc. (“VOH”), Virgin Orbit, LLC, (“Virgin Orbit”), Virgin Orbit UK Limited (“VOUK”), JACM Holdings, Inc. (“JACM”), Ground Station Mexico, S.A. de C.V. (“GSM”), and VOX Space, LLC (“VOX Space”), which is incorporated in the United States. The Company is wholly owned by Vieco 10 Limited, a British Virgin Islands Company (the “Parent Company”).

As of December 31, 2019, the Company owned common stock representing a 51% ownership in Virgin Galactic Holdings, Inc. (“VGH”), a publicly listed company. The Company subsequently distributed its 51% ownership in VGH to the Parent Company, such that the Company does not have any ownership in VGH as of December 31, 2020. The Company did not receive any consideration from the Parent Company for distributing the 51% ownership in VGH. On January 13, 2021, Galactic Ventures, LLC (“GV LLC”), a subsidiary of the Company, merged with and into the Company with the Company being the surviving entity which directly controls VOH (collectively, with the distribution of the Company’s ownership in VGH to the Parent Company, the “Restructuring”). The assets and liabilities and results of operations of VGH have been excluded from these consolidated financial statements. Refer to Note 2 — Summary of Significant Accounting Policies — Basis of Presentation for further information.

Liquidity and Going Concern

The Company’s cash and cash equivalents were $22.4 million and $149.0 million as of December 31, 2020 and 2019, respectively. While the Company began generating revenues in 2021, it is still dependent on Corvina Holdings Limited (“Corvina”) the intermediate holding company of the Parent Company, for continued support to fund operations, without which the Company would not be able to pay its liabilities and obligations as they come due and would need to curtail its operations.

On June 14, 2021, Corvina agreed to provide financial support to the Company sufficient for it to satisfy its liabilities and obligations as they come due, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due, up to an amount of $202.0 million (being the amount required under the current business plan over and above cash already held in the Company in the amount of $20.0 million as of June 14, 2021) until the earlier of 1) July 31, 2022, and 2) the date on which the Company obtains adequate third-party funding required to satisfy the above obligations through July 31, 2022 (including, without limitation, through a merger or similar transaction that results in a direct or indirect parent company of the Company having funds required to satisfy the above through July 31, 2022).

On April 21, 2021, the Parent Company’s board of directors unanimously approved the pursuit of a merger transaction involving the Company and NextGen Acquisition Corp. II (“NextGen”), a special purpose acquisition company (“SPAC”) that would result in the Company being a wholly owned subsidiary of NextGen (the “Transaction”). In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. The Company is also expected to receive approximately $500.0 million in cash consideration from NextGen and a private investment in a public entity (“PIPE”) transaction upon the closing of the Transaction. The cash consideration expected to be received by the Company is estimated before giving effect to the payment of transaction costs incurred in connection with the Transaction and assumes that no public stockholders of NextGen exercise their redemption rights with respect to their public shares of NextGen’s Class A ordinary shares for a pro rata share of the funds in the trust account of NextGen prior to the closing of the Transaction.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)    Organization and Business Operations (cont.)

Global Pandemic

On March 11, 2020, the World Health Organization characterized the outbreak of the coronavirus disease (“COVID-19”) as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.

Consistent with the actions taken by governmental authorities, including California and District of Columbia, where most of the Company’s workforce is located, the Company has taken steps to protect its workforce and support community efforts. As part of these efforts, and in accordance with applicable government directives, the Company initially reduced and then temporarily suspended on-site operations for one week at its facilities in Long Beach, California in late March 2020. Starting late March 2020, approximately two-thirds of the Company’s workforce and contractors were able to complete their duties from home. As government authorities had classified the Company’s business as part of the nation’s critical infrastructure, the remaining one-third of the Company’s workforce was able to resume on-site operations, under revised operational and manufacturing plans that conform to the latest COVID-19 health precautions. This includes universal facial covering requirements, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks and undertaking regular and thorough disinfecting of surfaces and tools, and regular testing of the Company’s employees and contractors for COVID-19.

The COVID-19 pandemic and continuing precautionary measures taken have adversely impacted the Company’s operational efficiency and caused delays in operational activities. The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should the Company experiences sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented.

As of the date of the issuance of these consolidated financial statements, most of the Company’s employees whose work requires them to be in its facilities are now back on-site, but the Company experienced, and expects to continue to experience, reductions in operational efficiency due to illness from COVID-19 and precautionary actions taken related to COVID-19.

(2)    Summary of Significant Accounting Policies

(a)    Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission. Based on an evaluation of the guidance under Staff Accounting Bulletin (“SAB”) Topic 5.Z.7, Accounting for the spin-off of a subsidiary, it was determined that the Restructuring should be reflected as a change in reporting entity. As such, the accompanying consolidated financial statements of the Company retroactively reflect the Restructuring, including all distributions and transactions in conjunction therewith, and exclude VGH for all periods presented. These consolidated financial statements are the consolidated financial statements of the Company and its subsidiaries, each of which is controlled, and is based on the financial position and results of operations of the Company as a standalone company. Intercompany balances and transactions between consolidated entities have been eliminated. Refer to Note 4 — Related Parties for further information regarding the Company’s related party transactions.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

The Company was historically funded by the Parent Company. Cash and cash equivalents are managed through bank accounts legally owned by the Company, and cash and cash equivalents held by the Parent Company were not attributable to the Company for any of the periods presented. Only cash amounts legally owned by entities dedicated to the Company are reflected in the consolidated balance sheets. Transfers of cash, both to and from the Parent Company’s treasury program by the Company or related parties that were not historically cash settled are reflected in the consolidated balance sheets as equity and as a financing activity on the accompanying consolidated statements of cash flows.

During the periods presented in the consolidated financial statements, the operations of the Company were included in the consolidated U.S. federal, and certain state and local and foreign income tax returns filed by the Parent Company, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements are presented on a separate return basis as if the Company had filed its own tax returns. The income taxes of the Company as presented in the consolidated financial statements may not be indicative of the income taxes that the Company will generate in the future. Additionally, certain tax attributes such as net operating losses or credit carryforwards are presented on a separate return basis, and accordingly, may differ in the future. In jurisdictions where the Company has been included in the tax returns filed by the Parent Company, any income tax receivables resulting from the related income tax provisions have been reflected in the consolidated balance sheets within additional paid-in capital, a component of stockholders’ deficit.

(b)    Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. Significant estimates inherent in the preparation of the consolidated financial statements include, but are not limited to, useful lives of property, plant and equipment, net, leases, income taxes including deferred tax assets and liabilities and impairment valuation, assumptions included in the valuation of the stock-based awards, assumptions included in the valuation of the Company’s common stock, and contingencies.

(c)     Principles of Consolidation

The accompanying consolidated financial statements include all entities controlled by the Company after reflecting the restructuring previously described.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive the benefits from its activities that could potentially be significant to the entity. In assessing control, potential voting rights that are currently exercisable or convertible are taken into account. The accounts of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

(d)    Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and all highly liquid, readily convertible investments, with a maturity of three months or less.

(e)     Restricted Cash

Restricted cash includes any cash deposits received from customers, that are contractually restricted for operational use until the launch service is provided or the deposits are refunded.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

(f)     Accounts Receivable

Accounts receivable are recorded at their net realizable value. The Company’s estimate for expected credit losses for outstanding accounts receivable are based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, and the establishment of specific reserves for customers in an adverse financial condition. Adjustments are made based upon the Company’s expectations of changes in macroeconomic conditions that may impact the collectability of outstanding receivables. The Company also considers current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The Company reassesses the adequacy of estimated credit losses each reporting period. There was no allowance for uncollectible amounts and no write-offs as of and for the years ended December 31, 2020 and 2019. The Company does not have any off-balance sheet credit exposure related to its customers.

(g)    Prepayments

Prepayments consist of prepaid rent, prepaid insurance, prepaid medical insurance, prepaid workers compensation and other general supplier prepayments.

(h)    Inventory

Inventory consists of spare parts from bridge ventilators the Company built to help in the fight against the COVID-19 pandemic (refer to Note 2 — Summary of Significant Accounting Policies — Revenue Recognition). Inventory is stated at the lower of cost or net realizable value. If events or changes in circumstances indicate that the utility of inventory has diminished through damage, deterioration, obsolescence, changes in price or other causes, a loss is recognized in the period in which it occurs. The Company determines the costs of other product and supply inventory by using the first-in first-out or average cost methods. Given the Company’s raw materials do not have alternative use and technological feasibility has not yet been attained as of December 31, 2020, materials, labor and overhead costs incurred for the production of the Company’s rockets are recorded to research and development expenses.

(i)     Property, Plant and Equipment, Net

Property, plant and equipment, net, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization.

Depreciation on property, plant and equipment is calculated on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated useful life or lease term.

The estimated useful lives for each class of property, plant and equipment are as follows:

Leasehold improvements	Shorter of the estimated useful life or lease term
Machinery and equipment	5 to 7 years
Aircraft	15 years
IT software and equipment	3 to 5 years

The Company incurs repairs and maintenance costs on major equipment, which is expensed as incurred. Assets disposed of or retired are removed from cost and accumulated depreciation accounts and any resulting gain or loss is reflected in the Company’s consolidated statements of operations and comprehensive loss.

(j)     Leases

The Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

Leases are recorded in the balance sheet as right-of-use assets (“ROU assets”) and operating and finance lease obligations. ROU assets represent the Company’s right to use the underlying assets for the lease terms and lease obligations represent the Company’s obligations to make lease payments arising from the leases. ROU assets and lease obligations are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. When the discount rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate represents the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Because the Company does not generally borrow on a collateralized basis, the Company used incremental borrowing rates determined by a third-party valuation firm based on market yields for the respective lease terms.

The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU assets and lease obligations. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Amortization of finance lease assets is recognized over the lease term as operating expenses based on the nature of the leased asset. Interest expense on finance lease liabilities is recognized over the lease term in interest expense. The Company elected to exclude from its balance sheets recognition of leases having a term of 12 months or less after considering renewal terms (“short-term leases”). The Company accounts for lease and non-lease components separately.

(k)    Capitalized Software

The Company capitalizes certain costs associated with the development or purchase of internal-use software. The amounts capitalized are included in property, plant and equipment, net on the consolidated balance sheets and are amortized on a straight-line basis over the estimated useful life of the resulting software, which approximates 3 years.

(l)     Long-Lived Assets

Long-lived assets consist of property, plant and equipment, net and ROU assets and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset to its carrying amount. The Company assesses impairment for asset groups, which represent a combination of assets that produce distinguishable cash flows. If the carrying amount of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, as considered necessary. The Company has not recorded any impairment charges during the years presented.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter period of the estimated useful life or lease term. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining depreciation period.

(m)   Other Noncurrent Assets

Other noncurrent assets consist primarily of security deposits related to operating lease facilities.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

(n)    Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company estimates fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which is categorized in one of the following levels:

•        Level 1 inputs:    Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date;

•        Level 2 inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability; and

•        Level 3 inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The carrying amounts included in the consolidated balance sheets under current assets and current liabilities approximate fair value because of the short maturity of these instruments.

The Company invested its restricted cash in money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The estimated changes in fair values of the investments held in money market funds is not material.

(o)    Fair Value of Common Stock

The fair value of the Company’s common stock has historically been determined by its board of directors with the assistance of management and third-party valuation service providers. In the absence of a public trading market for its common stock, the Company develops an estimate of the fair value of its common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.

The Company’s common share valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held- Company Equity Securities Issued as Compensation and Internal Revenue Code 409A (“IRC 409A”). The assumptions used to determine the estimated fair value of the Company’s common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:

•        projected financial data provided by the Company;

•        capital market data on interest rates, yields and rates of return for various investments;

•        the history and nature of the Company’s business, the progress of the Company’s research and development efforts, the Company’s stage of development, business strategy and outlook;

•        the material risks related to the Company’s business and industry outlook;

•        the market performance of publicly-traded companies in comparable market sectors;

•        the degree of marketability for the Company’s common stock including contractual restrictions on transfer of the common stock; and

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

•        the likelihood of achieving a liquidity event for the Company’s preferred and common stockholders, given prevailing market conditions.

In determining the fair value of the Company’s common stock, the Company established the enterprise value of its business using the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by the Company’s management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors.

In all valuation methods and scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that was not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgment and assumptions that are complex and subjective, such as those regarding the Company’s expected future revenue, expenses, operations and cash flows, discount rates, industry and economic outlook, and the probability of and timing associated with potential future events. Changes in any or all estimates and assumptions or the relationships between those assumptions impact the Company’s valuations as of each relevant valuation date and may have a material impact on the valuation of the Company’s common stock. Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer (“CEO”). The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources and evaluating financial performance.

(p)    Comprehensive Loss

Comprehensive loss represents all changes in equity other than transactions with owners. The Company’s comprehensive loss consists of net loss and foreign currency translation adjustments.

(q)    Revenue Recognition

The Company recognizes revenue when control of the promised goods and services is transferred to its customers in an amount that reflects the consideration it expects to be entitled to in exchange for those services. The Company’s launch service revenue contracts have been fixed-price contracts. To the extent actual costs vary from the cost upon which the price was negotiated, the Company will generate variable levels of profit or could incur a loss.

Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

Launch Services

Small satellite launch operations revenue is recognized for providing customer launch services. The Company’s launch service contracts generally consist of multiple launches with each launch being allocated a fixed price and identified as distinct performance obligations. Revenue for each launch service is recognized at a point in time when the performance obligation is complete, which is typically at the point of launch. The Company has yet to undertake first commercial spaceflight for paying small satellite customers and consequently have not generated any launch revenue as of December 31, 2020.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

Engineering services revenue contracts obligate the Company to provide primarily research and studies services that together are one distinct performance obligation; the delivery of engineering services. The Company elected to apply the “as-invoiced” practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price. Revenue is recognized as control of the performance obligation is transferred over time to the customer. Engineering services revenue was $2.0 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

Bridge Ventilators

On April 30, 2020, the Company secured an Emergency Use Authorization from the U.S. Food and Drug Administration for its development of a new mass-producible bridge ventilator to help in the fight against the COVID-19 pandemic. The Company’s engineers consulted with the Bridge Ventilator Consortium, led by the University of California Irvine and the University of Texas at Austin, a group formed to span and nurture efforts to build producible, simple ventilators to aid in the COVID-19 crisis. As part of these efforts, Virgin Orbit contracted with the California Emergency Medical Services Authority. The Company has provided 600 units and recognized revenue related to these units for a total of $1.9 million revenue for the year ended December 31, 2020.

Contract Balances

Contract assets are comprised of billed accounts receivable and unbilled receivables, which is the result of timing of revenue recognition, billings and cash collections. Amounts are generally billed as work progresses in accordance with agreed-upon milestones. The Company records accounts receivable when it has an unconditional right to consideration. Contract assets are classified as current if the invoice will be delivered to the customer within the succeeding 12-month period with the remaining recorded as long-term.

Contract liabilities primarily relate to small satellite launch operations and are recorded when cash payments are received or due in advance of performance. Cash payments for small satellite launch services are classified as customer deposits until enforceable rights and obligations exist, when such deposits also become nonrefundable. Customer deposits become nonrefundable and are recorded as non-current deferred revenue following the Company’s delivery of the conditions of carriage to the customer and execution of an informed consent. Non-current deferred revenue was $23.5 million and $71.5 million as of December 31, 2020 and 2019, respectively. The decrease in non-current deferred revenue was primarily due to the cancellation of a launch service agreement (“LSA”) of the Company’s largest customer, OneWeb (refer to Note 12 — Commitments and Contingencies). Current deferred revenue was $4.1 million and $4.2 million as of December 31, 2020 and 2019, respectively.

Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists.

Remaining Performance Obligations

Remaining performance obligations are committed and represent non-cancellable contracted revenue that has not yet been recognized and will be recognized as revenue in future periods. Some contracts allow customers to cancel the contracts without a significant penalty if the Company’s launches are delayed beyond a specified period or if the Company does not achieve certain milestones, and the cancellable amount of contract value is not included in the remaining performance obligations.

As of December 31, 2020, the Company has two engineering services revenue contracts for which it expects to transfer all remaining performance obligations to the customer in the fiscal year ending

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

December 31, 2021. The Company does not disclose information about remaining performance obligations for (a) contracts with an original expected length of one year or less, (b) revenues recognized at the amount at which it has the right to invoice for services performed, or (c) variable consideration allocated to wholly unsatisfied performance obligations. The remaining performance obligations of the two engineering services revenue contracts met these exemptions

Contract Costs

The Company has not incurred incremental costs of obtaining its contracts with customers.

Costs incurred to fulfill contracts with customers are recorded to research and development expenses given the Company’s raw materials do not have alternative use and technological feasibility has not yet been attained as of December 31, 2020.

(r)     Cost of Revenue

Cost of revenue related to engineering services and the bridge ventilators consist of expenses related to materials and human capital, such as payroll and benefits. There were no costs of revenue related to small satellite launch operations for the years ended December 31, 2020 or 2019. Once technological feasibility is reached, the Company will capitalize and subsequently charge to cost of revenue the cost for rocket manufacturing including materials, labor and related mission launch costs including fuel, payroll and benefits for its pilots and ground station crew and maintenance as well as the depreciation of the Company’s uniquely portable and reusable launch stage, Cosmic Girl (“Cosmic Girl”), facilities and equipment and other allocated overhead expenses, once placed into service. While the Company has made this conclusion, there is no impact to the consolidated financial statements as of December 31, 2020.

(s)     Selling, General and Administrative

Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing and human resources including amounts charged by the Parent Company; and the portion of depreciation expense, maintenance and rent relating to facilities that support the selling, general and administrative functions, including the manufacturing warehouse in Long Beach, California, and equipment; professional fees and other general corporate costs. Human capital expenses primarily include salaries and benefits.

(t)     Research and Development

The Company conducts research and development activities to develop existing and future technologies that advance its spaceflight systems for small satellite launch services towards commercialization. Research and development activities include basic research, applied research, concept formulation studies, design, development, and related test program activities. Costs incurred for developing its LauncherOne rocket systems primarily include equipment, material, and labor. Costs incurred for performing test flights primarily include rocket engines and fuel. Research and development costs also include rent, maintenance, and depreciation of facilities and equipment and other allocated overhead expenses. The Company expenses all research and development costs as incurred and has not capitalized any rocket development costs to date. Once technological feasibility is achieved, the Company will capitalize the costs for rocket manufacturing any additional components of its LauncherOne rocket systems.

On November 5, 2019, VOUK Limited entered into a grant agreement with the U.K. Space Agency (“UKSA”) whereby the Company was awarded £7.35 million, or $9.5 million, in grant funding to design, develop and manufacture ground support equipment and conduct mission planning to enable the horizontal launch of small satellites from Spaceport Cornwall at Cornwall Airport Newquay. Government grants are recognized over the period in which the Company will incur the related costs the grant is intended to compensate. The Company records the grant when there is reasonable assurance that conditions attached

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

to grant have been met and the grant will be received. Grant related income is recognized as a receivable for the compensation of costs in the period which it is receivable and deducted from related expenses. For the years ended December 31, 2020, and 2019, the Company recorded a grant reimbursement receivable of $2.1 million and $1.4 million, respectively, offset against research and development expenses in the accompanying consolidated statements of operations and comprehensive loss.

(u)    Other Income

Other income consists of sources of income that are not related to the Company’s primary operations, and include interest income earned on cash and cash equivalents held by the Company in interest bearing demand deposit accounts. Other income also includes miscellaneous non-operating items, such as Company employee store merchandising and legal settlements.

On March 27, 2020, the Company’s largest customer, OneWeb, filed for bankruptcy. On September 18, 2020, the LSA was cancelled during OneWeb’s bankruptcy process which resulted in the full termination of the LSA and released both parties’ performance rights and obligations under the LSA. Accordingly, in September 2020, the Company wrote-off $62.2 million of the non-refundable deposits paid towards the LSA which was historically recorded in deferred revenue, and recognized a corresponding increase in other income.

(v)     Interest Expense

Interest expense relates to finance lease obligations and the outstanding long-term debt due to Parent Company.

(w)    Income Taxes

The Company adopted the separate return approach for the purpose of the consolidated financial statements, including the income tax provisions and the related deferred tax assets and liabilities. The historic operations of the Company reflect a separate return approach for each jurisdiction in which the Company had a presence and the Parent Company filed a tax return for the years ended December 31, 2020 and 2019.

The Company records income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. The Company’s assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, the Company considers the effect of its transfer pricing policies on that income. The Company has placed a full valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As the Company expands, it will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items which may differ from that of the Parent Company. The Company’s policy is to adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results. The income tax expense includes the effects of any accruals that Company believe are appropriate, as well as the related net interest and penalties.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)    Summary of Significant Accounting Policies (cont.)

The Company has not yet started commercial operations and as such it is accumulating net operating losses at the federal and state levels. The Company has no material income tax expense for the years ended December 31, 2020 and 2019.

(x)    Concentrations of Credit Risks and Significant Vendors and Customers

Financial instruments that potentially subject us to a significant concentration of credit risk consist primarily of cash and cash equivalents and of certificates of deposit. In respect of accounts receivable, the Company is not exposed to any significant credit risk to any single counterparty or any company of counterparties having similar characteristics.

(y)     Foreign Currency

The functional currency of the Company’s foreign subsidiary operating in the United Kingdom is the local currency. Assets and liabilities are translated to the United States dollar using the period-end rates of exchange. Revenue and expenses are translated to the United States dollar at average rates of exchange prevailing during the respective period. Translation adjustments resulting from this process are recorded as a component of accumulated other comprehensive income (loss) in the consolidated balance sheet and stockholders’ deficit.

(z)     Stock-Based Compensation

The Company does not have a stock-based compensation plan. However, the Company’s controlled subsidiary, VOH, maintains stock-based compensation plans which include stock options and stock appreciation rights (“SARs”) for issuance to employees of the Company.

The Company estimates the fair value of stock based awards on the date of grant. The value of the portion of the grant that is ultimately expected to vest is recognized as expense during the requisite period. The Company has estimated the fair values for each option award as of the date of the grant using Black Scholes option pricing model. The options typically have a contractual term of 10 years. The stock options granted have an exercise price equal to the fair market value of the common stock on the grant date. The options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. The Company has not recognized any compensation expense related to its SARs given the vesting of the SARs are contingent upon an initial public offering (“IPO”) or a change of control. Compensation expense for these performance based awards is not recorded until the performance condition is probable of being met, however, such performance conditions are generally not considered probable until they actually occur.

(aa)  Non-Controlling Interests

Non-controlling interests on the consolidated statements of operations and comprehensive loss represent the portion of a majority-owned subsidiary’s net income or loss that is attributed by non-controlling stockholders. Non-controlling interests on the consolidated balance sheets represent the portion of equity in a consolidated subsidiary owned by non-controlling stockholders.

(bb)  Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholder by the average number of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common stock equivalents to the extent they are dilutive. For purposes of this calculation, stock options and SARs are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is antidilutive for all periods presented.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)    Recently Issued and Adopted Accounting Pronouncements

Changes to GAAP are established by the Financial Accounting Standards Board (“FASB”), in the form of Accounting Standards Updates (“ASU”).

The Company considers the applicability and impact of all ASUs. ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on its consolidated financial position and results of operations. If the Company, or its prospective parent company becomes public or is public, the Company expects such public company to be an “emerging growth company.” The Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out to the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.

(a)    Accounting Standard Updates Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which affects general principles within Topic 740, and are meant to simplify and reduce the cost of accounting for income taxes. The Company removes certain exceptions to the general principles in Topic 740 and simplifies areas including franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, the incremental approach for intra-period tax allocation, interim period income tax accounting for year-to-date losses that exceed anticipated losses and enacted changes in tax laws in interim periods. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements, which removes references to various FASB Concepts Statements, situates all disclosure guidance in the appropriate disclosure section of the Codification, and makes other improvements and technical corrections to the Codification that are not expected to have a significant effect on current accounting practice. The changes are effective for annual periods beginning after December 15, 2020. The Company is currently assessing the potential impact of ASU 2020-10 on its consolidated financial statements.

(b)    Adopted Accounting Standard Updates

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), with subsequent amendments. The amended ASU 2016-02 requires lessees to recognize on the balance sheet a ROU asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. Under legacy GAAP, operating leases were not recognized by a lessee in its balance sheet. In general, the asset and liability each equal the present value of lease payments. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. The amended ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amended ASU 2016-02 also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. A modified retrospective transition approach shall be used when adopting ASU 2016-02, which includes a number of optional practical expedients that entities may elect to apply.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)    Recently Issued and Adopted Accounting Pronouncements (cont.)

On January 1, 2019, the Company adopted ASU 2016-02 and applied this guidance for both reporting periods under the modified retrospective transition approach and applied the new guidance prospectively. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients’, which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs, and all of the new standard’s available transition practical expedients. The Company elected to exclude from its balance sheets recognition of short-term leases. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Amortization of finance lease assets is recognized over the lease term as operating expenses based on the nature of the leased asset. Interest expense on finance lease liabilities is recognized over the lease term in interest expense.

The amount of the ROU assets and lease obligations represents the aggregate discounted amount of the Company’s minimum lease obligations as of the reporting date. The difference between the ROU assets and lease obligations amounts represents deferred rent liabilities and lease incentives as of the reporting date that are netted against the ROU assets amount. As of December 31, 2020, and 2019, total future undiscounted minimum payments under operating leases amounted to $24.9 million and $27.9 million, respectively.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

On January 1, 2019, the Company adopted ASU 2014-09 and applied this guidance to those contracts which were not completed at the date of adoption using the modified retrospective method. The Company follows a five-step process in which the Company identifies the contract, identifies the related performance obligations, determines the transaction price, allocates the contract transaction price to the identified performance obligations, and recognizes revenue when (or as) the performance obligations are transferred to the customer. Refer to Note 2 — Summary of Significant Accounting Policies — Revenue Recognition for further revenue information.

Fair Value Measurement

Effective January 1, 2020, the Company adopted ASU 2018-13, Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820), which modified the disclosure requirements on fair value measurements. The adoption of ASU 2018-13 did not have a material impact on the Company’s consolidated financial statements.

Measurement of Credit Losses on Financial Instruments

Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments — Credit Losses, Measurement of Credit Losses on Financial Instruments (Topic 326), which requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(3)    Recently Issued and Adopted Accounting Pronouncements (cont.)

Stock-Based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting (Topic 718). The standard largely aligns the accounting for share-based payment awards issued to employees and non-employees by expanding the scope of Topic 718 to apply to non-employee share-based transactions, as long as the transaction is not effectively a form of financing. For public entities, ASU 2018-07 was required to be adopted for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. For nonpublic entities, ASU 2018-07 is effective for annual periods beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted for all entities but no earlier than the Company’s adoption of ASU 2018-07. The Company adopted ASU 2018-07 as of the required effective date of January 1, 2020. The adoption of ASU 2018-07 adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Restricted Cash

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows — Restricted Cash (Topic 230). The standard requires that a statement of cash flows explain changes in the reporting period in the total of cash, cash equivalents and restricted cash. When reconciling the beginning of the period and end of the period cash balances, restricted cash should be included with cash and cash equivalents. The standard is effective for all entities for fiscal years beginning after December 15, 2018. The Company adopted ASU 2016-18 as of the required effective date of January 1, 2019. The adoption of ASU 2016-18 did not have a material impact on the Company’s consolidated financial statements.

(4)    Related Parties

The Company licenses its brand name from certain entities affiliated with Virgin Enterprise Limited (“VEL”), a company incorporated in England. VEL is an affiliate of the Parent Company. Under the trademark license, the Company has the exclusive right to operate under the brand name “Virgin Orbit” within the United States, Australia, South Africa, and the European Union. Royalties payable for the use of license are the greater of 1% of revenue or $0.2 million per quarter, prior to the Company’s first commercial launch date.

The Company records direct charges from the Parent Company for corporate related functions, which includes tax, accounting and auditing professional fees. The Company was charged $141 thousand and $145 thousand of corporate expenses during the years ended December 31, 2020 and 2019, respectively. These expenses are included within selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

On October 16, 2019, the Company withdrew $104.2 million from the revolving loan facilities the Company entered with the Parent Company (refer to Note 9 — Long-Term Debt) and distributed the amount to VGH to finance the operations of VGH. VGH was not obligated to repay the outstanding principal and accrued unpaid interest related to the amount withdrawn. As such, the amount has been reflected in the consolidated balance sheets as a distribution to related party within additional paid-in capital, a component of stockholders’ deficit, as of December 31, 2019.

On October 25, 2019, the Company entered into a transition services agreement (“TSA”) with VGH primarily for certain operating and administrative services that expires in October 2021. VGH provided pilot utilization services, finance and accounting services and insurance advisory services to the Company. The Company provides propulsion engineering services, tank design support services, tank manufacturing services, and office space access and usage services, as well as business development and regulatory affairs services to VGH.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(4)    Related Parties (cont.)

In addition to the TSA, the Company records direct charges from VGH for other general administrative expenses. The Company incurred total operating expense charges, net, of $0.2 million for each of the years ended December 31, 2020 and 2019, which were recorded as a reduction of selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

The Company has a payable of $0.1 million to VGH as of December 31, 2020 and a receivable of $0.8 million from VGH as of December 31, 2019. On August 18, 2020, the Company received payment of $0.8 million related to the receivable outstanding as of December 31, 2019, and the $0.1 million payable remains outstanding as of December 31, 2020.

(5)    Inventory

As of December 31, 2020, inventory is comprised of only bridge ventilator spare parts.

(6)    Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following as of December 31, 2020 and 2019:

	2020	2019
	(In thousands)
Leasehold improvements	$20,769	$19,721
Machinery and equipment	50,285	45,004
Aircraft	8,000	8,000
IT software and equipment	20,190	18,455
Construction in progress	11,898	6,665
	111,142	97,845
Less: accumulated depreciation and amortization	(62,039)	(49,230)
Property, plant and equipment, net	$49,103	$48,615

Total depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $14.0 million and $16.5 million, respectively, of which $9.8 million and $10.6 million was recorded in research and development expenses with the remaining balance recorded in selling, general and administrative expenses.

The Company’s capitalized software totaled $0.9 million and $1.6 million, net of accumulated amortization of $6.7 million and $5.7 million as of December 31, 2020 and 2019, respectively. No amortization expense is recorded until the software is ready for its intended use. For the years ended December 31, 2020 and 2019, amortization expense related to capitalized software was $1.0 million and $1.4 million, respectively.

(7)    Leases

The Company leases out offices and other facilities and certain manufacturing and office equipment under long-term, non-cancelable operating and finance leases. Some leases include options to purchase, terminate, or extend for one or more years. These options are included in the lease term when it is reasonably certain that the option will be exercised. The Company does not recognize ROU assets and lease obligations for short-term leases.

At inception, the Company determines if an arrangement contains a lease and whether that lease meets the classification criteria of a finance or operating lease. Some arrangements contain lease components (e.g., minimum rent payments) and non-lease components (e.g., services). The Company has elected to account for these lease and non-lease components as a single lease component. The Company also elects not to apply the recognition requirements to short-term leases.

Operating lease ROU assets and lease obligations are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent the Company’s right to use an underlying asset

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(7)    Leases (cont.)

for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company utilizes its incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. As of the transition date on January 1, 2019, the Company utilized the incremental borrowing rate which varies between 11.1% to 11.8% depending on the length of the lease. This was determined by the Company based on input from a third-party valuation firm based on market yields for the respective lease terms. The operating lease ROU assets includes any lease payments made and excludes lease incentives. The Company’s variable lease payments primarily consist of lease payments resulting from changes in the consumer price index. Variable lease payments that do not depend on an index are excluded from the ROU assets and lease obligations and are recognized in the period in which the obligation for those payments is incurred. The Company’s ROU assets and lease obligations may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Finance leases are recorded as an asset and an obligation at an amount equal to the present value of the minimum lease payments during the lease term. Amortization expense and interest expense associated with finance leases are included in selling, general and administrative expenses and interest expense, respectively, on the consolidated statements of operations and comprehensive loss. Amortization of assets under finance lease were $0.2 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively.

The components of lease expense related to leases for the period are as follows:

	2020	2019
	(In thousands)
Lease cost:
Operating lease expense	$2,735	$2,328
Short-term lease expense	3,358	3,162

Finance lease cost:
Amortization of right-of-use assets	237	181
Interest on lease obligations	21	14
Total finance lease cost	258	195
Total lease cost	$6,351	$5,685

The components of supplemental cash flow information related to leases for the period are as follows:

	2020	2019
	(In thousands)
Cash flow information:
Cash paid for amounts included in the measurement of lease obligations for the year ended:
Operating cash flows from operating leases	$2,273	$2,247
Operating cash flows from finance leases	21	14
Financing cash flows from finance leases	230	164

Non-cash activity:
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$15,471
Finance leases	139	232

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(7)    Leases (cont.)

	2020	2019
Other Information:
Weighted average remaining lease term:
Operating leases (in years)	9	10
Finance leases (in years)	2	3

Weighted average discount rates:
Operating leases	11.8%	11.8%
Finance leases	5.1%	3.3%

The supplemental balance sheet information related to leases for the period is as follows:

	2020	2019
	(In thousands)
Finance Leases
Long-term right-of-use assets	$457	$500
Short-term finance lease obligations	253	193
Long-term finance lease obligations	286	437
Total finance lease obligations	$539	$630

Operating Leases
Long-term right-of-use assets	$14,009	$14,960
Short-term operating lease obligations	901	489
Long-term operating lease obligations	13,893	14,793
Total operating lease obligations	$14,794	$15,282

Lease expense for the years ended December 31, 2020 and 2019 was $6.1 million and $5.5 million, respectively.

(8)    Accrued Liabilities

A summary of the components of accrued liabilities as of December 31, 2020 and 2019 is as follows:

	2020	2019
	(In thousands)
Accrued payroll	$1,035	$1,729
Accrued vacation	3,308	2,348
Accrued bonus	6,568	3,668
Other accrued expenses	7,508	4,753
Total accrued liabilities	$18,419	$12,498

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(9)    Long-Term Debt

Revolving Loan Facility

On August 20, 2019, the Company signed a nine-year term $200.0 million revolving loan facility (“RLF”) with the Parent Company that bears an annual interest rate of 1.87% or the Applicable Federal Rates provided by the Internal Revenue Service (the “IRS AFRs”) applicable at the date of each draw down.

On October 16, 2019, the Company signed an additional ten-year term $30.0 million RLF with the Parent Company that bears an annual interest rate of 1.86% or the IRS AFRs applicable at the date of each draw down, subordinated to the $200.0 million revolving credit facility.

The Company has outstanding principal and accrued unpaid interest balances of $235.1 million and $230.3 million as of December 31, 2020 and December 31, 2019, respectively. The Company recorded interest expense of $4.8 million and $2.8 million for the years ended December 31, 2020 and 2019, respectively. No repayments of principal balances or interest accrued have been made under the RLF.

(10)  Income Taxes

(a)    Income Taxes

For the years ended December 31, 2020 and 2019, loss from continuing operations before taxes consists of the following:

	2020	2019
	(In thousands)
U.S. operations	$121,473	$194,592
Foreign operations	26	25
Loss before income taxes	$121,499	$194,617

The federal and state income tax provision (benefit) is summarized as follows for the years ended December 31, 2020 and 2019:

	2020	2019
	(In thousands)
Current
Federal	$—	$—
State	5	5
Foreign	—	—
Total current tax expense	5	5

Deferred
Federal	—	—
State	—	—
Foreign	—	—
Total deferred tax expense	—	—
Total tax expense	$5	$5

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)  Income Taxes (cont.)

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2020 and 2019 are as follows:

	2020	2019
	(In thousands)
Deferred tax assets
Accrued employee compensation	$2,186	$1,159
NOLs and capital loss carryforwards	87,623	69,139
Credit carryforwards	114,986	106,183
Equity compensation	3,961	3,247
R&D capitalized costs	44,051	32,070
Start-up costs	43,836	44,077
Other	137	106
Total deferred tax assets	$296,780	$255,981

Deferred tax liabilities
Fixed asset basis	$(1,876)	$(1,547)
Other	(236)	(319)
Total deferred tax liabilities	$(2,112)	$(1,866)

Valuation allowance	$(294,668)	$(254,115)
Net deferred taxes	$—	$—

Topic 740 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that the Company assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period. Because of the Company’s recent history of operating losses, the Company believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance.

The Company may be subject to the NOL utilization provisions of Section 382 of the Internal Revenue Code of 1986, as amended. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate. The Company has not completed a Section 382 analysis to determine if a change in ownership has occurred. Until an analysis is completed, there can be no assurance that the existing net operating loss carry-forwards or credits are not subject to significant limitation

Net operating losses and tax credit carryforwards as of December 31, 2020 are as follows:

	Amount	Expiration Years
	(In thousands)
Net operating losses, federal – Expiring	$153,787	2036 – 2037
Net operating losses, federal – Indefinite	95,079	Indefinite
Net operating losses, state	506,204	2037 – 2038
Net operating losses, foreign	48	Indefinite
Tax credits, federal	84,681	2037 – 2040
Tax credits, state	74,749	Indefinite

In the ordinary course of its business the Company incurs costs that, for tax purposes, are determined to be qualified research expenditures within the meaning of IRC §41 and are, therefore, eligible for the Increasing Research Activities credit under IRC §41. For the years ended December 31, 2020 and

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)  Income Taxes (cont.)

2019, the Company utilized the separate return approach for the purpose of presenting the consolidated financial statements, including the tax provisions and the related deferred tax assets and liabilities. The historic operations of the Company reflect a separate return approach for each jurisdiction in which the Company had a presence and the Parent Company filed tax return for the years ended December 31, 2020 and 2019.

(b)    Tax Rate Reconciliation

The Tax Cuts and Jobs Act (the “Tax Act”) was enacted on December 22, 2017. The Tax Act reduces the U.S. federal corporate tax rate to 21% and created a new requirement that Global Intangible Low Taxed Income (“GILTI”) which is based on income earned by foreign subsidiaries must be included in the gross income of the U.S. stockholder. Under U.S. GAAP, the Company is permitted to make an accounting policy election to either treat taxes due on future inclusions in U.S. taxable income related to GILTI as a current-period expense when incurred or to factor such amounts into its measurement of deferred taxes. The Company has made a policy election to treat such amounts as period costs and therefore has not made an adjustment to deferred income taxes for GILTI.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. In addition, governments around the world have enacted or implemented various forms of tax relief measures in response to the economic conditions in the wake of COVID-19. As of December 31, 2020, neither the CARES Act nor changes to income tax laws or regulations in other jurisdictions had a significant impact on the Company’s effective tax rate. The effective tax rate of the Company’s provision (benefit) for income taxes differs from the federal statutory rate as follows:

	2020	2019
	(In thousands)
Statutory rate	$(25,518)	$(40,872)
State taxes, net of federal benefit	(6,637)	(10,146)
Meals & entertainment	193	277
Permanent adjustments	214	187
Equity compensation	5	(2)
Other deferred adjustment	(4)	—
General business credits	(8,803)	(12,921)
Change in valuation allowance	40,555	63,482
Income tax expense	$5	$5

Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.

The Company records income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the recognition of deferred tax assets on a jurisdictional basis. Accordingly, in assessing its future taxable income on a jurisdictional basis, the Company considers the effect of its transfer pricing policies on that income. The Company has placed a full valuation allowance against U.S. federal and state deferred tax assets since the recovery of the assets is uncertain.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)  Income Taxes (cont.)

In accordance with Topic 740 and based on all available evidence, the Company believes that it is more likely than not that its deferred tax assets will not be utilized within their respective carryforward periods and has recorded a full valuation allowance against its net deferred tax assets as of December 31, 2020 and 2019. The Company assesses on a periodic basis the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income or losses, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance.

As of December 31, 2020, the Company had federal net operating loss carryforwards of $248.9 million, of which $153.8 million will begin to expire in 2036 and the remainder will carryforward indefinitely. The Company has state net operating losses of $506.2 million and these carryforwards will begin to expire in 2026. In addition, the Company has research and development tax credit carryforwards of $84.7 million for federal income tax purposes and $74.7 million for California tax purposes. The federal research and development tax credit carryforwards will begin to expire in 2025. The California state research and development tax credit will carry forward indefinitely. The Company’s ability to use its net operating loss carryforwards and federal and state tax credit carryforwards to offset future taxable income and future taxes, respectively, may be subject to restrictions attributable to equity transactions that result in changes in ownership as defined by Internal Revenue Code Section 382.

(c)     Uncertain Tax Positions

The Company believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. The Company regularly assesses the likely outcomes of these audits in order to determine the appropriateness of the Company’s tax provision. The Company adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that the Company will accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the Provision for taxes and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net earnings or cash flows.

As of December 31, 2020, and 2019, the Company has total uncertain tax positions of $31.9 million and $29.4 million, respectively. The Company estimates that these liabilities would be reduced by $31.9 million and $29.4 million, respectively, from offsetting tax benefits associated with the correlative effects of net operating losses and other timing adjustments. The net amounts of all years, if not required, would favorably affect the Company’s effective tax rate. No interest or penalties have been recorded related to the uncertain tax positions.

	2020	2019
	(In thousands)
Balance at the beginning of the year	$29,448	$14,851

Increases:
For current year’s tax positions	2,438	6,440
For prior years’ tax position		8,157

Decreases:
For prior years’ tax positions	—	—
Statute of limitations	—	—
Settlements with taxing authorities	—	—
Other decreases	—	—
Gross balance at the end of the year	$31,886	$29,448

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(10)  Income Taxes (cont.)

It is not expected that there will be a significant change in the Company’s uncertain tax positions in the next 12 months. The Company is subject to U.S. federal and state income taxes as well as to income taxes in multiple state jurisdictions, and various foreign jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities. As of the date of the financial statements, there are no tax examinations in progress. The statute of limitations for tax years ending after and including December 31, 2017 are open for federal, state, and foreign tax purposes, respectively.

(11)  Stockholders’ Deficit

(a)    Common Stock

The holders of common stock are entitled to one vote per share, to receive dividends, and upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders pursuant to the First Amended and Restated Bylaws.

(b)    Stock-Based Compensation

The Company maintains a stock-based compensation plan at VOH that provides its grantees stock option and SARs.

(i)     2017 Stock Incentive Plan

On June 15, 2017, the board and stockholders of VOH adopted the 2017 Stock Incentive Plan (the “Plan”), with the objective of attracting and retaining available employees and directors by providing stock-based and other performance-based compensation. Pursuant to the Plan, up to 8,320,000 shares of common stock have been reserved for issuance, upon exercise of options or SARs, to employees, nonemployee directors, and consultants of the Company and subsidiaries. In June 2020, the Company authorized an additional 6,180,000 shares of common stock.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and SARs. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price, as well as assumptions regarding complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, risk-free interest rate, and expected dividends.

The Company estimated expected volatility based on historical data of comparable publicly traded companies. The risk-free rate assumed in valuing the options is based on the U.S. Treasury rate in effect at the time of grant for the expected term of the option. The Company does not anticipate paying any cash dividends in the foreseeable future and, therefore, used an expected dividend yield of zero in the option pricing model. Compensation expense is recognized only for those options expected to vest with forfeitures estimated based on historical experience and future expectations and is adjusted for forfeitures in the period they occur. Stock-based compensation awards are amortized on a straight-line basis over the vesting period based on continued service.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(11)  Stockholders’ Deficit (cont.)

The following table includes the activity for all stock options granted:

	Shares available for grant	Number of shares granted	Weighted average exercise price	Weighted average remaining contractual term
	(In thousands)		(In dollars)	(In years)
Balances as of December 31, 2018	2,126	6,030	$4.81	8.61

Authorized	—	—
Granted	(1,587)	1,587	5.00
Exercised	—	(66)	4.82
Forfeited	507	(515)	4.92
Balances as of December 31, 2019	1,046	7,036	4.86	8.16

Authorized	6,180	—
Granted	(2,437)	2,437	4.08
Exercised	—	(87)	4.84
Forfeited	529	(544)	4.85
Balances as of December 31, 2020	5,318	8,842	4.65	8.16

Exercisable as of December 31, 2020	—	4,466	$4.84	6.81

For the years ended December 31, 2020 and 2019, stock-based compensation totaled $3.2 million and $3.5 million, respectively, and is included in selling, general and administrative expenses and research and development expenses of the consolidated statements of operations and comprehensive loss.

	2020	2019
	(In thousands)
Research and development	1,413	1,674
Selling, general and administrative	1,741	1,854
Total stock-based compensation	$3,154	$3,528

As of December 31, 2020 and 2019, there was $4.0 million and $3.0 million, respectively, of total unrecognized stock-based compensation related to the unvested stock options granted under the 2017 Stock Incentive Plan. The cost is expected to be recognized over a weighted average term of 2.6 years. The total fair value of shares vested during the years ended December 31, 2020 and 2019 was $3.2 million and $3.5 million, respectively.

On July 24, 2017, the Company issued 290,689 SARs related to VOH’s common stock to certain of the Company’s employees whereby two vesting requirements must be satisfied on or before the expiration date in order for the SARs to vest. The two vesting requirements are a time-based service requirement and a performance-based condition that VOH completes an IPO or change in control. The SARs can be settled through issuance of cash, shares, or a combination of cash and shares, at the option of the Company, equal to the appreciation value for each share of VOH common stock. The Company intends to settle the SARs in shares of VOH common stock upon vesting, and thus

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(11)  Stockholders’ Deficit (cont.)

has classified these SARs as equity. As the performance conditions have not been met, no SARs were vested, and no expense was recognized for the years ended December 31, 2020 and 2019. The SARs activity is as follows:

SARs Outstanding
	Number of shares granted	Weighted average exercise price	Weighted average remaining contractual term
	(In thousands)	(In dollars)	(In years)
Balances as of December 31, 2018	291	$4.81	6.50

Granted	—
Exercised	—
Forfeited	—
Balances as of December 31, 2019	291	4.81	6.50

Granted	—
Exercised	—
Forfeited	—
Balances as of December 31, 2020	291	4.81	6.50

The weighted average assumptions used to value the options and SARs grants are as follows:

Expected life (in years)	6.10
Volatility	60.00%
Risk-free interest rate	2.25
Dividend yield	—

(12)  Commitments and Contingencies

(a)    Lease Obligations

The Company has several noncancelable operating leases primarily related to the lease of its manufacturing and testing facilities. These leases generally contain renewal options for periods ranging from 3 to 10 years and require the Company to pay all executory costs, such as maintenance and insurance. Certain lease arrangements have rent-free periods or escalating payment provisions, and the Company recognizes rent expense of such arrangements on a straight-line basis.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(12)  Commitments and Contingencies (cont.)

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2020 are as follows:

	Operating Leases	Finance Leases
	(In thousands)
Year ending December 31:
2021	$2,600	$266
2022	2,595	249
2023	2,604	61
2024	2,651
2025	2,167
Thereafter	12,279
Total Payments	$24,896	$576
Less:
Imputed interest/present value discount	(10,102)	(37)
Present value of liabilities	$14,794	$539

(b)    Purchase commitments

The Company has noncancelable purchase commitments as of December 31, 2020, primarily related to supply and engineering services providers. The purchase commitments as of December 31, 2020 are as follows:

	Payments Due by Periods
Commitments and obligations	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years	Total
	(In thousands)
Purchase commitments	$3,514	$4,456	$772	$9	$8,751

Amounts purchased under these arrangements for the years ended December 31, 2020, and December 31, 2019, were $5.7 million and $8.9 million, respectively.

(c)     Litigation and Other Contingencies

From time to time, the Company is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. The Company determines when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, the Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Significant judgment is required to determine both probability and the estimated amount. The Company reviews these provisions on a quarterly basis and adjust these provisions accordingly to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information. The outcome of legal matters and litigation is inherently uncertain. Therefore, if one or more of these legal matters were resolved against us for amounts in excess of management’s expectations, the Company’s results of operations, and financial condition, including in a particular reporting period, could be materially adversely affected.

On June 4, 2019, the Company filed a complaint in the U.S. District Court for the Southern District of New York as OneWeb, one of the Company’s largest customers, cancelled 35 of planned 39 launches. Subsequently on March 27, 2020, OneWeb filed for Chapter 11 Bankruptcy which terminated the entire

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(12)  Commitments and Contingencies (cont.)

LSA during its bankruptcy process by September 18, 2020, resulting in a release of performance rights and performance obligations. As of the date of the issuance of these consolidated financial statements, the disposition remains outstanding.

For the years ended December 31, 2020 and 2019, there were no other material legal proceedings.

(13)  Employee Benefit Plan

The Company has defined contribution plans, under which the Company pays fixed contributions into a separate entity, and additional contributions to the plans are based upon a percentage of the employees’ elected contributions. The Company will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general and administrative expenses and research and development expenses in the consolidated statements of operations and comprehensive loss, as incurred. Defined contributions were $4.0 million and $3.8 million for the years ended December 31, 2020 and 2019, respectively.

(14)  Subsequent Events

The Company has evaluated subsequent events from December 31, 2020 through September 15, 2021, the date at which the consolidated financial statements were available to be issued and concluded there were no subsequent events to recognize in the consolidated financial statements.

GV LLC merges with the Company

On January 13, 2021, GV LLC merged with and into the Company with the Company being the surviving entity that directly controls VOH. Prior to the Restructuring, GV LLC had owed principal and accrued unpaid interest balances under the RLF (refer to Note 9 — Long-Term Debt). Upon the Restructuring, the Parent Company contributed the outstanding principal of and accrued unpaid interest payable of $235.1 million as of December 31, 2020 under the RLF as a capital contribution to the Company for no consideration or shares issued. As a result, the RLF was extinguished and there were no outstanding principal and accrued unpaid interest.

Investment in Sky and Space Global Limited

On October 23, 2020, the Company and Sky and Space Global Limited (“SAS”) entered into a settlement agreement to terminate and mutually release the parties from the launch service agreement dated September 16, 2016. The agreement will take effect depending on the successful relisting and IPO of SAS on the Australian Stock Exchange (“ASX”) and any additional requirements from regulators.

The settlement agreement also includes a services and reseller agreement. The Company will receive a non-refundable fee of AUD 1.0 million per year for its promotion services for three years on a quarterly basis beginning on July 1, 2021 and ending on April 1, 2024, and the Company will pay SAS a fee of AUD 0.1 million for each launch that is resold or referred by SAS.

Given the settlement was contingent on events which had not yet occurred as of December 31, 2020, the services and reseller agreement were not recognized in the consolidated financial statements for the year ended December 31, 2020.

On February 16, 2021, the Company was issued 11,000,000 ordinary shares of SAS at AUD 0.20 per share for a total of 2.2 million AUD, or $1.7 million, which represents 14.7% of ownership in SAS. On April 20, 2021, the Company was issued 7,000,000 call options with a strike price of AUD 0.40 per share that vests immediately.

On August 27, 2021, SAS Parent officially discontinued its efforts to be relisted on ASX and, therefore, the terms of settlement agreement will not be effective. However, on September 10, 2021, the Company amended the services and reseller agreement to remove the condition of SAS Parent to be relisted on ASX resulting in the services and reseller agreement becoming effective.

VIECO USA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(14)  Subsequent Events (cont.)

CEO Awards

On March 17, 2021, the Company granted its CEO a total of 676,091 stock options under the 2017 Stock Incentive Plan (“CEO Awards”). 33.3% of the stock options will vest upon continued service through the last day of the first calendar year in which the first commercial flight occurs, and the remaining 66.7% of the stock options will vest upon continued service through the last day of the first calendar year in which the Company has five successful revenue-generating deployment launches of satellites into their respective intended orbits in such calendar year. The estimated grant date fair value of the CEO Awards is approximated to be $1.8 million based on the estimated fair value of the Company’s underlying VOH common shares using preliminary valuation techniques with the most reliable information currently available. The actual fair value may differ from these estimates and such differences may be material. These vesting requirements have not been met upon the date of the issuance of the consolidated financial statements.

The Transaction

In connection with the Transaction, VOH is expected to merge with and into the Company with the Company being the surviving entity. Upon the consummation of the Transaction, the Company will become a wholly owned subsidiary of NextGen. Refer to Note 1 — Organization and Business Operations for additional information about the Transaction.

Warehouse Lease in Guam

On May 1, 2021, the Company signed an agreement to lease certain commercial space in Guam for $37 thousand per month, with two months free rent, and a fourteen-month term from June 1, 2021 to July 31, 2022, with options to extend for an additional three one-year periods. The lease agreement was entered based on plans to operate in Guam as an additional spaceport for satellite launch services.

Arqit PIPE Investment

On May 12, 2021, the Company committed to contribute $5.0 million to Arqit Limited (“Arqit”) in a PIPE transaction (the “Arqit PIPE Investment”), subject to and contingent upon the closing of a planned merger transaction (the “Arqit Transaction”) between Arqit and Centricus Acquisition Corp., a SPAC unaffiliated with the Company.

On September 3, 2021, the Arqit Transaction was consummated, and the Company made the Arqit PIPE Investment, which will be considered a financial asset. Arqit concurrently delivered to the Company $5.0 million non-refundable deposit to be applied towards the first satellite launch service to be provided by the Company under the yet to be executed launch service agreement. The Company and Arqit are currently negotiating the launch service agreement.

Grant of Stock Options

On September 2, 2021, the Company granted 905,614 stock options to a former employee of the Company to purchase VOH common stock. The stock option grant was fully vested on the date of issuance and was intended to replace an earlier stock option grant with the same exercise price that had expired in 2020. The new stock option was not granted pursuant to the 2017 Stock Incentive Plan. The aggregate grant date fair value of the stock options is estimated to be approximately $5.0 million, which will be expensed at the grant date. The aggregate grant date fair value is based on the estimated fair value of the underlying VOH common stock using preliminary valuation techniques with the most reliable information currently available. Actual fair value may differ from these estimates and such differences may be material.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NEXTGEN ACQUISITION CORP. II,

PULSAR MERGER SUB, INC.

and

VIECO USA, INC.

dated as of August 22, 2021

Annex A-i

Annex A-ii

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Stockholders’ Agreement
Exhibit E	Form of Incentive Award Plan
Exhibit F	Form of ESPP

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of August 22, 2021 (this “Agreement”), is made and entered into by and among NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), Pulsar Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Vieco USA, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in substantially the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by the Company and Acquiror);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; (iv) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall be cancelled and will entitle the holder thereof to one share of Domesticated Acquiror Common Stock and one-fifth of one Domesticated Acquiror Warrant; and (v) after its domestication as a corporation incorporated in the State of Delaware, Acquiror shall immediately be renamed “Virgin Orbit Holdings, Inc.” upon the Effective Time (as defined below);

WHEREAS, prior to the Closing and subject to the terms and conditions of this Agreement, and in accordance with the DGCL, the Company shall consummate the Pre-Closing Restructuring (as defined below), pursuant to which VO Holdings, Inc., a Delaware corporation (“VO Holdings”), shall merge with and into the Company, the separate company existence of VO Holdings will cease and the Company will be the surviving company;

WHEREAS, prior to the Closing, in connection with the consummation of the Pre-Closing Restructuring, each Company SAR (as defined below) that is outstanding as of immediately prior to the consummation of the Pre-Closing Restructuring shall become vested in full and be settled in an applicable number of shares of Company Common Stock as determined in accordance with the existing terms of such Company SAR;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company and a wholly owned subsidiary of Acquiror (the “Merger”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, effective as of the Effective Time, each Company Option (as defined below) that is outstanding immediately prior to the Effective Time will be converted into an Acquiror Option (as defined below);

WHEREAS, upon the Effective Time (as defined below), the Company Common Stock (as defined below) will be converted into the right to receive the Aggregate Merger Consideration as set forth in this Agreement;

Annex A-1

WHEREAS, each of the parties intends that, for United States federal income tax purposes, the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this Agreement by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholder (as defined below) has executed and delivered to Acquiror the Company Stockholder Support Agreement (as defined below) pursuant to which the Requisite Company Stockholder has agreed, among other things, to vote (whether pursuant to a duly convened meeting of the stockholders of the Company or pursuant to an action by written consent of the stockholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act (as defined below) and delivered or otherwise made available to stockholders in accordance with Section 8.2(c) of this Agreement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror and its shareholders for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror’s shareholders;

WHEREAS, Acquiror, as sole shareholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby prior to the Domestication, the “Acquiror Governing Documents”) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) at the Closing (and for the avoidance of doubt, following the Domestication) subject a certain percentage of its Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants to certain vesting conditions and potential forfeiture, and (iii) in connection with the Closing, not to transfer any Lock-up Shares (as defined in the Sponsor Support Agreement) until the end of the Lock-up Period (as defined in the Sponsor Support Agreement), subject to certain exceptions;

WHEREAS, on or prior to the date hereof, Acquiror entered into the Initial Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase shares of Domesticated Acquiror Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases (together with any purchases pursuant to the Subsequent Subscription Agreements (as defined below)) to be consummated immediately following the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Acquiror, Virgin Enterprises Limited, a company registered in England and Wales, and Virgin Orbit, LLC, a Delaware limited liability company, have executed and delivered the TMLA (as defined below) to the other parties thereto pursuant to which,

Annex A-2

among other things, the trade mark license agreement between Virgin Enterprises Limited and Virgin Orbit, LLC, dated March 1, 2017 (as amended) will be further amended, restated and novated in the form set out in the TMLA as of the Effective Time (as defined below), subject to the terms and conditions thereof;

WHEREAS, at the Closing, Acquiror, the Sponsor, the Company, certain of the Company’s stockholders, and their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by the Company and Acquiror), which shall, in each case, be effective as of the Closing;

WHEREAS, at the Closing, Acquiror and certain stockholders of the Company as of prior to the Closing shall enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”), substantially in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by the Company and Acquiror), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I.

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) immediately following the Domestication, the Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), the entirety of Section 5.2 (Due Authorization), the entirety of Section 5.12 (Capitalization of Acquiror) and the entirety of 5.13 (Brokers’ Fees).

“Acquiror Governing Documents” has the meaning specified in the Recitals hereto.

“Acquiror Group” has the meaning specified in Section 11.18(a).

“Acquiror Indemnified Parties” has the meaning specified in Section 7.8(a).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Preferred Shares” has the meaning specified in Section 5.12(a).

Annex A-3

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the Acquiror Common Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with the Acquiror Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, charge, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), or (ii) issuable upon the exercise of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Restructuring), minus (b) the Treasury Shares as of immediately prior to the Effective Time, minus (c) a

Annex A-4

number of shares equal to (x) the aggregate exercise price of the Company Options described in clause (a)(ii) above divided by (y) the Per Share Merger Consideration; provided, that any Company Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Aggregate Merger Consideration” means the Stock Consideration together with, if any, the Cash Consideration.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

“Available Cash Consideration Amount” means an amount (but not below zero) equal to: (x) the sum of (A) the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount, plus (B) the PIPE Investment Amount, minus (y) Five Hundred Million Dollars ($500,000,000).

“Aviation Regulations” has the meaning specified in Section 4.29.

“Base Purchase Price” means $3,100,000,000.

“Business Combination” has the meaning set forth in Article 1.1 of the Acquiror Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cash Consideration” has the meaning specified in Section 3.1(d).

“Cayman Acquiror Units” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Cayman Registrar of Companies under the Companies Act (As Revised) of the Cayman Islands.

Annex A-5

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules, regulations, written policies and orders of the FCC thereunder.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option or a Company SAR.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Cash Election” has the meaning specified in Section 3.1(d).

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), the entirety of Section 4.3 (Due Authorization), the entirety of Section 4.6 (Capitalization of the Company), the first sentence of Section 4.7(a) and the entirety of Sections 4.7(b) – (c) (Capitalization of Subsidiaries) and the entirety of Section 4.16 (Brokers’ Fees).

“Company Government Bid” means any offer, bid, quotation or proposal to sell products made or services provided by a Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Company Government Contract.

“Company Government Contract” means (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between a Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which a Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. For purposes of this definition, a task, delivery, or purchase or order under a Company Government Contract shall not constitute a separate Company Government Contract, but shall be part of the Company Government Contract to which it relates.

“Company Incentive Plan” means the VO Holdings, Inc. 2017 Stock Incentive Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.8(a).

“Company Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Group” has the meaning specified in Section 11.18(b).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate with all other Events, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the transactions contemplated herein; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” under clause (a) above: (i) any change in applicable Laws or GAAP or any interpretation thereof following the

Annex A-6

date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures following the date of this Agreement) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted, or would reasonably be expected to result, in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter, (x) any Events to the extent actually known by those individuals set forth on Section 1.1(a) of the Acquiror Disclosure Letter on or prior to the date hereof, or (xi) any launch failure, crash, fatality, launch or flight delay, launch or flight cancellation, or any other operational or other delays of the business of the Company and any other launch provider, or (xii) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the aerospace industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of common stock of VO Holdings granted under the Company Incentive Plan (to the extent outstanding as of immediately prior to the Pre-Closing Restructuring), which shall be converted into an option to purchase shares of Company Common Stock as a result of the Pre-Closing Restructuring.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company SAR” means a stock appreciation right relating to shares of common stock of VO Holdings, granted under the Company Incentive Plan (to the extent outstanding as of immediately prior to the Pre-Closing Restructuring), which shall be settled in an applicable number of shares of Company Common Stock as determined in accordance with the existing terms of the Company SAR in connection with the consummation of the Pre-Closing Restructuring.

“Company Service Provider” has the meaning specified in Section 4.21(e).

“Company Software” means the Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Stockholder Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholder, Acquiror and the Company, as amended or modified from time to time in accordance with the terms thereof.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Constituent Companies” has the meaning specified in Section 2.1(a).

Annex A-7

“Contracts” means any legally binding contracts, agreements, arrangements or undertakings (including memorandums of understanding and letters of understanding), subcontracts, leases, licenses, subleases, deeds, mortgages and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of Software subject to such license, that such Software subject to such license, or other Software incorporated into, derived from, or used or distributed with such Software subject to such license, as a result of the manner of use, modification and/or distribution by the Company or any of its Subsidiaries, as applicable, (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any of its Subsidiaries’ products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Current Company Government Contract” means any Company Government Contract for which the period of performance has not yet expired or been terminated, or final payment has not been received, or which remains open to audit.

“D&O Indemnified Parties” has the meaning specified in Section 7.8(a).

“DDTC” has the meaning specified in Section 8.15(c).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Election Deadline” means promptly after the Acquiror Share Redemptions have been determined (but in no event later than 24 hours after such determination).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, climate change, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Annex A-8

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the ratio equal to (i) the number of Acquiror Common Shares constituting the Maximum Implied Stock Consideration divided by (ii) the number of Aggregate Fully Diluted Company Common Shares.

“Excluded Shares” has the meaning specified in Section 3.1(a).

“Export Approvals” has the meaning specified in Section 4.25(a).

“FAA” has the meaning specified in Section 4.29.

“FATA” means the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia) and any regulations made thereunder.

“FCC” means the Federal Communications Commission or any successor Governmental Authority exercising similar functions.

“Financial Statements” has the meaning specified in Section 6.3.

“FY 2021 Financial Statements” has the meaning specified in Section 6.3(d).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, (vii) per- and polyfluoroalkyl substances and (viii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Award Plan” has the meaning specified in Section 7.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) any indebtedness for borrowed money (b) any lease that has been or is required to be recorded as a capitalized finance lease in accordance with GAAP, (c) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) obligations to pay the deferred and unpaid purchase price of property which have been delivered, including “earn outs” and “seller notes,” (g) with respect to the Company and its Affiliates, any refundable customer deposits held by the Company or its Affiliates, (h) with respect to the Company and its Affiliates, any equipment loans, (i) any unpaid interest, premiums, breakage costs, prepayment or early termination premiums,

Annex A-9

penalties, or other fees, costs or expenses payable, including as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (h), and (j) all Indebtedness of another Person referred to in clauses (a) through (i) above guaranteed directly or indirectly, jointly or severally.

“Initial PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Initial Subscription Agreements.

“Initial Subscription Agreements” means the subscription agreements executed on or prior to the date hereof pursuant to which the Initial PIPE Investment will be consummated.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, internet domain names, and social media usernames, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in Software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“Interim Financial Statements” has the meaning specified in Section 6.3.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means (a) all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, administered or enforced by the U.S. government, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, and the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and (b) all applicable Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above, except to the extent inconsistent with U.S. Law.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, real property title defect, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Maximum Implied Stock Consideration” means a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Sub” has the meaning specified in the Preamble hereto.

Annex A-10

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.19.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“NISPOM” has the meaning specified in Section 4.25(h).

“NSIA” means the National Security and Investment Act 2021 (United Kingdom).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any Software subject to an Open Source License.

“Owned Land” has the meaning specified in Section 4.20(b).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of, or issued by or on behalf of, a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Owned Land or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the land of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Owned Land or Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, exempted limited partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

Annex A-11

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the shares of Domesticated Acquiror Common Stock in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Pre-Closing Restructuring” means the restructuring transactions with respect to the Company and VO Holdings, as set forth in Section 1.1(c) of the Company Disclosure Letter (the “Pre-Closing Restructuring Plan”); provided that Acquiror and the Company may mutually agree to amend the Pre-Closing Restructuring Plan after the date hereof.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a).

“Q2 Financial Statements” has the meaning specified in Section 6.3.

“Q3 Financial Statements” has the meaning specified in Section 6.3(d).

“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Requisite Company Stockholder” means Vieco 10 Limited, a company limited by shares under the Laws of the British Virgin Islands.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Entity List, or the Military End User List or the U.S. Department of State’s Debarred List.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of sanctioned Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned fifty percent or more or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws and trade embargoes administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the United States Department of State), (ii) the European Union or any European Union member state, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SAS” means Sky and Space Company Ltd (ACN 117 770 475), a public company limited by shares under the laws of the Commonwealth of Australia.

“SAS Divestment” has the meaning specified in Section 6.7.

Annex A-12

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof, and all documentation, including user manuals and training materials, related to the foregoing.

“Sponsor” means NextGen Sponsor II LLC, a Cayman Islands exempted company.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Stock Consideration” means a number of Acquiror Common Shares equal to the Maximum Implied Stock Consideration; provided, however, if the Company exercises the Company Cash Election pursuant to Section 3.1(d), then “Stock Consideration” shall mean a number of Acquiror Common Shares equal to (x) the Maximum Implied Stock Consideration, minus (y) (i) a number of shares of Acquiror Common Shares equal to the quotient obtained by dividing (A) the Cash Consideration by (B) $10.00.

“Stockholders’ Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreements” means the Initial Subscription Agreements and the Subsequent Subscription Agreements.

“Subsequent PIPE Investment” means the purchase of shares of Domesticated Acquiror Common Stock pursuant to the Subsequent Subscription Agreements.

“Subsequent Subscription Agreements” means the subscription agreements, if any, executed after the date hereof and on or prior to the Closing Date pursuant to which the Subsequent PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation, company, exempted company, limited liability company, partnership, exempted limited partnership, association or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“TMLA” means the Deed of Novation, Amendment and Restatement, entered into by and among the Acquiror, Virgin Enterprises Limited and Virgin Orbit, LLC, dated as of the date hereof.

“Top Customers” has the meaning specified in Section 4.27(a).

“Top Vendors” has the meaning specified in Section 4.27(a).

Annex A-13

“Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries or any of their Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, including: (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee, independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (C) any and all filing fees payable by the Company or any of its Subsidiaries or any of their Affiliates to the Antitrust Authorities in connection with the transactions contemplated hereby and (D) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“VO Holdings” has the meaning specified in the Recitals hereto.

“Warrant Agreement” means the Warrant Agreement, dated as of March 22, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c).

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein in an accounting context and not expressly defined herein shall have the meanings given to them under GAAP.

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(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of the Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article V as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article IV as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II.

THE MERGER; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Certificate of Merger”), executed by the Constituent Companies in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2 Effects of the Merger. At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, and all choses in action belonging to each Constituent Company, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by electronic delivery of documents and release of signatures (by PDF (portable document format) and/or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the Company and the Acquiror on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be

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satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of Pre-Closing Restructuring and the Domestication.

Section 2.4 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), and Section 9.2(b) have been fulfilled;

(ii) the written resignations of all of the directors of the Company (other than those Persons identified as the initial directors of the Surviving Company, in accordance with Section 2.6), effective as of the Effective Time;

(iii) the Registration Rights Agreement, duly executed by a duly authorized representative of the Company and each of the stockholders set forth in Section 2.4(a)(iii) of the Company Disclosure Letter;

(iv) the Stockholders’ Agreement, duly executed by duly authorized representatives of the Company and the Company’s stockholders party thereto; and

(v) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration into which the Company Common Stock has been converted for further distribution to the Company’s stockholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor;

(iv) the Stockholders’ Agreement, duly executed by Acquiror; and

(v) to the Company, the written resignations of all of the directors and officers of Acquiror (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror, including transaction expenses incurred by Acquiror’s Affiliates on Acquiror’s behalf (including any HSR filing fees, any FATA notification

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fees and any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5 Governing Documents.

(a) The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto upon effectiveness of the Domestication, with such changes as may be agreed in writing by the Company and Acquiror), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6 Directors and Officers.

(a) The (i) officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Company from and after the Effective Time, and (ii) the directors of the Company as of immediately prior to the Effective Time shall be the directors of the Surviving Company from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Company.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of the Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of the Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7 Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority or unless the Company Cash Election prevents the Merger from qualifying for the Intended Tax Treatment. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the transactions contemplated hereby as being consistent with the Intended Tax Treatment, including by providing factual support letters.

Article III.

EFFECTS OF THE MERGER ON THE COMPANY COMMON STOCK AND EQUITY AWARDS

Section 3.1 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Common Stock, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock subject to Company Options (which shall be subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute Company Common Stock hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL

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(clauses (i), (ii) and (iii), collectively, the “Excluded Shares”)), shall be canceled and converted into and become the right to receive the applicable portion of the Aggregate Merger Consideration in accordance with Section 3.1(c) or Section 3.1(d), as applicable;

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 of the Surviving Company.

(c) At the Effective Time, in the event that the Company Cash Election is not exercised as contemplated by Section 3.1(d), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than in respect of Excluded Shares) shall be cancelled and converted into the right to receive a number of shares of Domesticated Acquiror Common Stock equal to the Exchange Ratio.

(d) In the event that the Available Cash Consideration Amount exceeds zero dollars ($0), the Company may, prior to the Election Deadline, elect that holders of Company Common Stock receive in exchange for shares of Company Common Stock a portion of the consideration payable hereunder in cash, in lieu of shares of Domesticated Acquiror Common Stock, up to the amount of Available Cash Consideration Amount (the “Company Cash Election”, and such amount of cash consideration, the “Cash Consideration”). If the Company Cash Election is exercised by the Company prior to the Election Deadline, then at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than in respect of Excluded Shares) shall be cancelled and converted into the right to receive:

(i) an amount in cash equal to the quotient obtained by dividing (A) the Cash Consideration by (B) the number of Aggregate Fully Diluted Company Common Shares; and

(ii) a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (A) the number of Acquiror Common Shares constituting the Stock Consideration by (B) the number of Aggregate Fully Diluted Company Common Shares.

(e) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger, with any fractional shares rounded down to the nearest whole share.

Section 3.2 Exchange Procedures.

(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or prior to the Effective Time, Acquiror shall deposit with the Exchange Agent (i) the number of shares of Acquiror Common Stock equal to the Stock Consideration to be paid in shares of Acquiror Common Stock and (ii) a cash amount in immediately available funds equal to the Cash Consideration, if any.

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) and Section 3.1(c) or Section 3.1(d), as applicable, into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a) and Section 3.1(c) or Section 3.1(d), as applicable, shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror may instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common

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Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3 Treatment of Company Options.

(a) Effective as of the Effective Time, each Company Option (or portion thereof) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Acquiror and converted automatically at the Effective Time into the right to receive an option to purchase shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time (each, an “Acquiror Option”), except that (i) such Acquiror Option shall relate to that whole number of shares of Domesticated Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. Prior to the Effective Time, each Company Option that is then outstanding with an exercise price that is equal to or greater than the Per Share Merger Consideration shall be cancelled without consideration therefor.

(b) Prior to the Effective Time, the Company shall take all actions that the Company or the Acquiror determine to be necessary or appropriate to effect the treatment of Company Options pursuant to Section 3.3(a), including adopting resolutions and obtaining consents or acknowledgments from any holders thereof.

Section 3.4 Withholding. Notwithstanding any other provision to this Agreement, Acquiror and the Company and their respective Affiliates and representatives, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror and the Company, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any

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waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), and (ii) as otherwise explicitly contemplated by the Pre-Closing Restructuring, in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1 Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. True, correct and complete copies of the Governing Documents of the Company, as amended to the date of this Agreement, have been made available to Acquiror by or on behalf of the Company. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Due Authorization.

(a) Other than the Company Stockholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The Company Stockholder Approval is the only approval by the Company’s stockholders necessary in connection with the consummation of the Merger under applicable Law (including the DGCL) and the Company’s Governing Documents. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approval.

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Governmental Order or material Permit applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Governmental Authorities; Consents. Except as set forth on Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) authorizations issued by the FCC pursuant to the Communications Act and its implementing regulations, (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby, (iv) the filing of the Certificate of Merger in accordance with the DGCL, (v) applicable requirements of the NSIA, (vi) the submission to the DDTC of all information required by 22 C.F.R. § 122.4(a) within five calendar days of Closing, and (vii) notification to the U.S. Department of Defense, Defense Counterintelligence and Security Agency (“DCSA”) of a change in ownership in accordance with NISPOM.

Section 4.6 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100 shares of Company Common Stock. 100 shares of Company Common Stock are issued and outstanding, and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (x) the Governing Documents of the Company and (y) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) Except as otherwise set forth on Section 4.6(b) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Common Stock, any

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other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Common Stock.

Section 4.7 Capitalization of Subsidiaries.

(a) (i) Company Options to purchase 8,477,280 shares of common stock of VO Holdings and (ii) Company SARs relating to 290,689 shares of common stock of VO Holdings are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each individual (identified by Carta identification numbers) who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of common stock of VO Holdings subject thereto, vesting schedule and, if applicable, the exercise price and expiration date thereof. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly issued and properly approved by the Board of Directors of VO Holdings (or appropriate committee thereof). No Company Award was granted with an exercise price per share that was less than the fair market value of a share of a common stock of VO Holdings on the grant date as determined in accordance with Section 409A of the Code.

(b) The outstanding shares of capital stock or equity interests of the Company’s Subsidiaries, and the record and beneficial ownership thereof, is set forth on Section 4.7(b) of the Company Disclosure Letter and (i) have been duly authorized and validly issued, and, to the extent applicable, are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the issuing Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8 Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, and changes in stockholders’ equity (deficit) and cash flows of (x) the Company and its Subsidiaries (including all notes thereto) as of and for the years ended December 31, 2020 and December 31, 2019 and (y) VO Holdings and its Subsidiaries (including all notes thereto) as of and for the years ended December 31, 2019 and December 31, 2018, in each case, together with the auditor’s reports thereon (and together with the FY 2021 Financial Statements and FY 2020 and 2019 Financial Statements, when delivered pursuant to Section 6.3, the “Audited Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements, and, when delivered pursuant to Section 6.3, the PCAOB Financial Statements (i) fairly present in all material respects the condensed consolidated balance sheets of the Company and its Subsidiaries, as at the respective dates thereof, and the condensed consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in

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conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof and (v) solely with respect to the Audited Financial Statements, were prepared in accordance with the auditing standards of the American Institute of Certified Public Accountants or Public Company Accounting Oversight Board, as applicable.

(c) Neither the Company, its Subsidiaries (including any employee thereof) nor any independent auditor of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim, complaint, investigation or allegation regarding any of the foregoing.

(d) Except as set forth in Section 4.8(d) of the Company Disclosure Letter, the Company and each of its Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) reconciliations of physical assets to records are performed on a routine basis at reasonable intervals, and adjusted for any differences.

Section 4.9 No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability (including any off-balance sheet liability), debt (including Indebtedness, guarantees of any Indebtedness or obligation to incur any debt or guarantee) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries none of which are or would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries of any nature, civil, criminal, regulatory or otherwise, initiated, pending or, to the knowledge of the Company, threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”) against or involving the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, and would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries are, and at all times for the past three years, have been, in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

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Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all contracts described in clauses (i) through (xvii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any contract with any of the Top Vendors or Top Customers;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;

(iii) Each contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last three (3) years, in each case, involving payments in excess of $1,000,000 other than contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) dispositions of obsolete assets in the ordinary course consistent with past practice or (C) between the Company and its Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract that (i) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, and (ii) (x) relates to real property used for test sites or (y) involves aggregate payments in excess of $400,000 in any calendar year for agreements related to real property and $1,000,000 in any calendar year for agreements related to personal property;

(v) Each contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vi) contracts (other than offer letters, employment agreements, bonus agreements, severance agreements, separation agreements, employee non-competition agreements, employee confidentiality and invention assignment agreements, non-competition agreements, bonus agreements, separation agreements, severance agreements, or other agreement entered into in the ordinary course or equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the shareholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) contracts with each current officer, manager, director or current employee or worker of or consultant to the Company or its Subsidiaries that provide annual base compensation, on an individual basis, (excluding bonus and other benefits) in excess of $250,000;

(viii) contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(x) Any collective bargaining (or similar) agreement or contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

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(xi) Each contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than contracts granting nonexclusive rights to use commercially available off-the-shelf Software);

(xii) Each contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in any calendar year;

(xiii) Any contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiv) contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xv) Any contract (A) obligating the Company to purchase or otherwise obtain any product or service exclusively from a single third party, (B) establishing an exclusive sale or purchase obligation of the Company with respect to any product or geographic area or (C) granting any third party the exclusive right to develop, market, sell or distribute any of the Company’s products or services; and

(xvi) Any outstanding written commitment to enter into any contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any contract that will terminate in full (without any further liability or obligations thereunder) upon the expiration of the stated term thereof prior to the Closing Date, all of the contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. The Company has delivered to Acquiror, to the extent applicable,

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true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all material contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all material obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of their ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to the Company Benefit Plans, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation payable by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company or (iii) result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

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Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, background checks, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, pay equity, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any material unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any material grievances or Actions arising out of any collective bargaining agreement, works council agreement, or any similar agreement or any other grievances or Actions against them, (iii) notice of any material Action with respect to or relating to them pending before the Equal Employment Opportunity Commission, California Department of Fair Employment and Housing or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any material Action pending or threatened in any forum by or on behalf of any present or former employee, worker or independent contractor of such entities, any applicant for employment or classes of the foregoing.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries with an annual base salary in excess of $250,000 intends to terminate his or her employment.

(e) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of its Subsidiaries is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(f) Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is party to a settlement agreement with a current or former director, officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct, discrimination or retaliation by either (i) a director or an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Sr. Manager or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct, discrimination or retaliation have been made against (i) a director or an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Sr. Manager or above.

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(g) Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) in the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations and (ii) the Company, taken as a whole with its Subsidiaries, employs or otherwise engages the Persons sufficient to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company or any of the Company’s Subsidiaries’ have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of the Company’s Subsidiaries.

(d) No deficiency for any amount of material Tax has been asserted or assessed by any Governmental Authority against the Company or any of the Company’s Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Company or any of the Company’s Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of the Company’s Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and/or its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(j) No written claim has been made by any Governmental Authority where the Company or any of the Company’s Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

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(m) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (v) election pursuant to Section 965 of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(n) Neither the Company nor any of its Subsidiaries is or will be subject to any material Tax (including any Taxes that may be triggered under Section 1502 of the Code and the Treasury Regulations promulgated thereunder) as a result of the Pre-Closing Restructuring.

(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies (or, to the extent that policies are not available, binders) of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due thereon have been paid in full, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. To the knowledge of the Company, during the last twelve (12) months, the Company and the Company’s Subsidiaries have complied with all material terms and conditions of such insurance policies, including by providing due, proper and timely notice of any material claims and occurrences covered or potentially covered thereunder. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material insurance claim under an insurance policy during the last twelve (12) months.

Section 4.18 Permits. The Company and its Subsidiaries have obtained, and maintain, all of the material Permits reasonably required to permit the Company and its Subsidiaries to acquire, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, except where the failure to obtain or maintain such material Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any material term, condition or provision of any material Permit to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, non-renewal or impairment of any material Permit; or (c) has received any notice that any Governmental Authority that has issued any material Permit intends to cancel, suspend, modify, terminate, or not renew any such material Permit, except to the extent such material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

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Section 4.19 Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.20 Real Property.

(a) Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all material leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv) The Company and its Subsidiaries are in material compliance with all Real Property Leases and all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any notice alleging any default or breach under any of such Real Property Leases, Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed, and to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any land (“Owned Land”).

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Company Intellectual Property that is registered and applied-for with a Governmental Authority, whether applied for or registered in the United States or internationally (“Company Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens), and all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, to the knowledge of the Company is valid and enforceable. Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

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(b) The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated any Intellectual Property of any third Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(c) To the knowledge of the Company as of the date of this Agreement, (i) no Person is infringing upon, misappropriating or otherwise violating any material Company Intellectual Property in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(d) The Company and its Subsidiaries take and have taken for the three (3) years preceding the date of this Agreement, reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may reasonably be expected to result in the misappropriation of, or loss of trade secret or other rights in and to such information, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any material item of Intellectual Property for the Company or any of its Subsidiaries (“Company Service Provider”) either: (i) created such Intellectual Property within the scope of such Person’s employment such that the Company or one of the Company’s Subsidiaries is deemed to be the original owner/author of such Intellectual Property or such Intellectual Property otherwise vests in the Company or one of the Company’s Subsidiaries as a matter of law upon its creation; or (ii) has executed a Contract in favor of the Company or one of the Company’s Subsidiaries assigning to the Company or such Company Subsidiary all of such person’s right, title and interest in such Intellectual Property.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of Company Intellectual Property.

(g) No source code for any Company Software (i) has been provided or licensed or made available to any customer, business partner, escrow agent or other Person (other than employees or contractors or other Persons that had a need to utilize such source code pursuant to the ordinary course of business of the Company or one of its Subsidiaries, in each case subject to appropriate confidentiality obligations) or (ii) is the subject of any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, any such source code to any customer, business partner, escrow agent or other Person. The Company or one of its Subsidiaries possesses all source code for all Company Software and all other materials necessary to generate the object code for, and deliver, the Company products and services.

(h) The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security, collection, retention, protection and use of personal information collected, used, or held for use in connection with the business of the Company and the Company’s Subsidiaries, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy, cybersecurity and data security policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”), in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements or a third Person’s privacy or personal information rights.

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(i) During the three (3) years preceding the date of this Agreement (i) there have been no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no failures, breakdown, performance reduction, disruptions or other adverse event in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its or their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through appropriate administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary has (A) experienced any incident in which such information was stolen or accessed without authorization, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries, in each case, that materially and adversely affected, or that would reasonably be expected to, individually or in the aggregate, materially and adversely affect the Company’s and its Subsidiaries’ business or operations.

(j) With respect to the Company Software and other Software used and held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such Software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious Software, code, or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other Software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(k) The Company’s and its Subsidiaries’ use and distribution of (i) Company Software and (ii) Open Source Materials is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any Company Software to be subject to Copyleft Licenses.

(l) The Company and the Company’s Subsidiaries maintain reasonable business continuity and disaster recovery plans that are designed to provide reasonable assurance that the Company information technology systems can be replaced or substituted without material disruption to the operations of the Company’s and its Subsidiaries’ business as currently conducted.

Section 4.22 Environmental Matters. Except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in compliance with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Owned Land or Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Owned Land or the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or to any investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

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Section 4.23 Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, (i) there has not been any Company Material Adverse Effect and (ii) except as set forth in Section 4.23 of the Company Disclosure Letter, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice, other than due to any actions taken in compliance with any COVID-19 Measures.

Section 4.24 Anti-Corruption Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, any director, officer or, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office, or any other Person or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to promote compliance in all material respects with the Anti-Bribery Laws.

(c) For the previous three (3) years, there have been no pending internal investigations, or internal or external audits, or, to the knowledge of the Company, allegations, complaints, or reports that address any allegations or information concerning possible violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, there have been no third-party investigations (including by any Governmental Authority) concerning possible violations of the Anti-Bribery Laws in the previous three (3) years.

Section 4.25 Sanctions and International Trade Compliance; Security Clearances.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) For the past five (5) years and in each case with respect to the Company’s and the Company’s Subsidiaries’ businesses, the Company and its Subsidiaries, and all of their respective directors, and officers, and, to the knowledge of the Company, employees or agents, have been in compliance in all material respects with applicable International Trade Laws and Sanctions Laws.

(c) With respect to the Company’s and the Company’s Subsidiaries’ businesses, the Company has in place written policies, controls and systems reasonably designed to provide reasonable assurance to prevent, detect, and deter violations of applicable International Trade Laws and Sanctions Laws in each jurisdiction in which the Company or any of its Subsidiaries conducts business.

(d) With respect to the Company’s and the Company’s Subsidiaries’ businesses, the Company has not within the past five (5) years (i) made a voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any International Trade Laws or Sanctions Laws, (ii) been the subject of an actual or threatened investigation, inquiry, or enforcement proceedings for violations of International Trade Laws or Sanctions Laws or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with International Trade Laws or Sanctions Laws.

(e) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or to the knowledge of the Companies, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or Restricted Person (ii) has during the past five (5) years transacted business directly or indirectly with any Sanctioned Person or Restricted Person or in any Sanctioned Country.

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(f) Section 4.25(f) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all of the Current Company Government Contracts and outstanding Company Government Bids that require the Company or its Subsidiaries to acquire or maintain any level of security clearance (including any national security designation).

(g) Section 4.25(g) of the Company Disclosure Letter sets forth a true and complete list of all active facility security clearances held by the Company and its Subsidiaries. The clearances set forth in Section 4.25(g) of the Company Disclosure Letter constitute all of the facility security clearances necessary to conduct the business of the Company and its Subsidiaries as it is currently being conducted.

(h) Each of the Company and its Subsidiaries are, and for the three (3) years preceding the date of this Agreement have been in compliance with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (as amended and/or supplemented, “NISPOM”) except as would not be material to the business of the Company and its Subsidiaries, taken as a whole. Other than routine audits by the DCSA, there has been no audit relating to the Company’s or its Subsidiaries’ compliance with the requirements of the NISPOM that resulted in material adverse findings against the Company or its Subsidiaries.

Section 4.26 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the shareholders of Acquiror or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.27 Customers and Vendors.

(a) Section 4.27(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 10 customers (the “Top Customers”); and the top 10 vendors (the “Top Vendors”), in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2020.

(b) Except as set forth on Section 4.27(b) of the Company Disclosure Letter, none of the Top Customers or Top Vendors has informed the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.28 Sufficiency of Assets. Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course consistent with past practice.

Section 4.29 Aviation Regulation Compliance. Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) is in compliance with all applicable Laws prescribed by the United States Federal Aviation Administration or any successor Governmental Authority exercising similar functions (“FAA”) under Title 14 of the Code of Federal Regulations (such Laws, collectively, “Aviation Regulations”) and has fulfilled and performed all of its obligations with respect thereto, including all reports, filings, notifications, payments and applications, (ii) has not violated, been subject to an investigation with respect to (to the knowledge of the Company), received written notification of any asserted failure to comply with or made voluntary disclosures with respect to potential violations of the Aviation Regulations in the past three (3) years, and (iii) has not been cited by the FAA or foreign aviation Governmental Authorities for any material discrepancies, failures to comply with applicable Laws, or violations during inspections or audits in the past three (3) years.

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Section 4.30 Government Contracts.

(a) Subject to applicable restrictions that prevent the disclosure of sensitive information, Section 4.30(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of Current Company Government Contracts and outstanding Company Government Bids.

(b) Each Current Company Government Contract is in full force and effect and not subject to any Legal Proceedings, other than audits in the ordinary course of business by the Defense Contract Audit Agency, the Defense Contract Management Agency, the Office of Federal Contract Compliance Programs or their non-United States equivalent. Subject to applicable restrictions that prevent the disclosure of sensitive information, Section 4.30(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each agreement with a foreign Governmental Authority to which the Company or any of its Subsidiaries is a party.

(c) As of the date of this Agreement, to the knowledge of the Company, each Current Company Government Contract has been legally awarded and neither the Company nor any of its Subsidiaries has received written notice, or to the knowledge of the Company, oral notification that (i) any Current Company Government Contract or Company Government Bid is or is likely to become the subject of a bid or award protest proceeding, (ii) the counterparty to any such Current Company Government Contract intends to make a modification to any such Current Company Government Contract to reduce future expenditures under or refrain from exercising any options under such Current Company Government Contract, (iii) any Current Company Government Contract is or will be terminated for default or for convenience, or subject to a cure notice, show cause notice or stop work order, or (iv) money due to the Company pertaining to a Current Company Government Contract or Company Government Bid is or will be withheld or offset.

(d) The execution and delivery of this Agreement and the other documents contemplated hereby, the performance of the Company and its Subsidiaries and their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not result in any material violation, breach or default of any material term or provision of any Current Company Government Contract or noncompliance in any material respect with any Laws applicable thereto.

(e) For the past six (6) years, (i) the Company and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to all Company Government Contracts and Company Government Bids (and in any certificate, statement, list, schedule, or other documents submitted or furnished in connection with the foregoing); (ii) neither the Company nor its Subsidiaries have received any written notice from a Governmental Authority regarding any alleged violation or potential violation by the Company or one of its subcontractors that reasonably could be expected to be material and adverse to the Company and its Subsidiaries; (iii) the Company and its Subsidiaries have complied in all material respects with all representations and certifications set forth in such Company Government Contracts and Company Government Bids and all such representations and certifications were current, accurate, and complete in all material respects as of the date such representations and certifications were made, including but not limited to any representations to the Company’s or a Subsidiary’s status as a small business or other preferential status under regulations implemented by the Small Business Administration; and (iv) neither the U.S. Government nor any prime contractor, subcontractor, or other Person has notified the Company or its Subsidiaries in writing that the Company or its Subsidiaries has breached or violated in any material respect any applicable Law, term or condition pertaining to any Company Government Contract or Company Government Bid.

(f) As of the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under or identified in any administrative, civil or criminal investigation or indictment, nor is it a party to any administrative or civil litigation, involving alleged false statements, false claims or other misconduct or any other Legal Proceeding, relating to any Company Government Contract or Company Government Bid that has been communicated in writing to the Company or any of the Company’s Subsidiaries.

(g) As of the date of this Agreement and for the three (3) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, consultant, or Affiliate of the Company or its Subsidiaries, has been or is suspended, debarred or, to the knowledge of the Company, proposed for suspension or debarment from government contracting. For the three (3) years preceding the date of this Agreement, no Company Government Contract to which the Company or any of the Company’s Subsidiaries is or was a party has been terminated for default and, to the knowledge of the Company, no such termination for default has been threatened.

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(h) For the past four (4) years, the Company and its Subsidiaries have been in compliance with all data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including but not limited to DFARS 252.204-7008 Compliance with Safeguarding Covered Defense Information Controls (Oct 2016), DFARS 252.204-7012 Safeguarding Covered Defense Information and Cyber Incident Reporting (Oct 2016), DFARS 252.204-7020 NIST SP 800-171 DoD Assessment Requirements (Nov 2020), and FAR 52.204-21 Basic Safeguarding of Covered Contractor Information Systems (June 2016), each when applicable to a Company Government Contract. Any data security, cybersecurity or physical security breach related to any Company Government Contract has been reported to the necessary Governmental Authority or higher tier contractor, as required by the terms of the Company Government Contract or applicable Law.

(i) Since January 1, 2015, neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of their respective representatives have (i) made a voluntary disclosure with respect to any alleged, potential, or actual irregularity, misstatement, noncompliance, or omission arising under or relating to a Company Government Contract or Company Government Bid, or (ii) made any disclosure to any Governmental Authority pursuant to the FAR mandatory disclosure provisions (FAR 9.406-2, 9.407-2 & 52.203-13) and no facts and circumstances exist that would require a mandatory disclosure pursuant to FAR 52.203-13.

(j) Since January 1, 2015, neither the Company nor any of its Subsidiaries has used or provided to any third party any Intellectual Property developed under any Company Government Contract for purposes other than those allowed under such Government Contract.

(k) Since January 1, 2015, (i) the Company’s and its Subsidiaries’ cost accounting and, to the extent applicable and required, “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable Laws pertaining to government procurement and with the requirements of all Company Government Contracts; (ii) the Company’s and its Subsidiaries’ financial and other systems, have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated; and (iii) there has been no finding of fraud or any claim of any material liability as a result of defective pricing, labor mischarging, or improper payments on the part of the Company or any of its Subsidiaries in connection with any Company Government Contract or Company Government Bid.

(l) Since January 1, 2018, neither the Company nor any of its Subsidiaries has received a past performance evaluation, rating or report with a rating lower than satisfactory in connection with any Company Government Contract, and, to the knowledge of the Company, no facts exist that would reasonably be expected to result in any adverse or negative past performance evaluation, report or rating by any Governmental Authority, or that could reasonably be expected to adversely affect the evaluation of any bids or proposals by the Company or any of its Subsidiaries for future Company Government Contracts.

(m) Since August 13, 2019, the Company has not provided covered telecommunications equipment or services to Governmental Authorities in the performance of a Company Government Contract. Since August 13, 2020, the Company has not used covered telecommunications equipment or services, or used any equipment, system, or service that uses covered telecommunications equipment or services. For purposes of this section, the term “covered telecommunications equipment or services” shall have the meaning prescribed in FAR clause 52.204-25.

Section 4.31 Communications Regulation Compliance. Except as would not be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) is in compliance with the Communications Act and all applicable rules, regulations, policies, instructions and orders prescribed by the FCC, and has fulfilled and performed all of its obligations with respect thereto, including all reports, filings, notifications, payments and applications required, and the payment of all regulatory fees and contributions, except (a) for exemptions, waivers or similar concessions or allowances and (b) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions would not, individually or in the aggregate, reasonably be expected to be material to the operations or its subsidiaries, (ii) has not violated or, to the knowledge of the Company, been subject to an investigation with respect to, received written notification of any asserted failure to comply with or made voluntary disclosures with respect to potential violations of the Communications Act in the past three (3) years, and (iii) has not been cited by the FCC or foreign communications authorities for any material discrepancies, failures to comply with applicable Laws, or violations during inspections or audits in the past three (3) years.

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Section 4.32 No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates. The Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the equity or assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12, or Section 5.15), or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of the Acquiror Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and by Acquiror as the sole shareholder of Merger Sub and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the shareholders of Acquiror and recommended for approval by the shareholders of Acquiror. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b) Assuming that a quorum (as determined pursuant to the Acquiror Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose; and

(ii) each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 8.2(b), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with the Acquiror Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose.

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3 No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) is not and would not reasonably be expected to be material to Acquiror.

Section 5.4 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 25, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing made prior to the date of this Agreement or the Closing Date, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the

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Closing Date, then as of the date of such amendment, supplement or superseding filing), the Acquiror SEC Filings did not contain, when filed, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since March 25, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (“Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of January 18, 2021, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from January 11, 2021 (inception) through January 18, 2021, together with the notes thereto and auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of the Acquiror, as at the respective dates thereof (taking into account the notes thereto), and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of the Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

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Section 5.7 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, (iii) applicable requirements of the NSIA, (iv) in connection with authorizations issued by the FCC pursuant to the Communications Act and its implementing regulations and (v) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8 Trust Account. As of the date of this Agreement, Acquiror has at least $382,500,000 in the Trust Account (including, if applicable, an aggregate of approximately $13,400,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 22, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since March 25, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice other than due to any actions taken in compliance with any COVID-19 Measures.

Section 5.11 No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of the operation of business of Acquiror and Merger Sub, or (iii) which would not be, and would not reasonably be expected to be, material to Acquiror.

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Section 5.12 Capitalization of Acquiror.

(a) As of the date hereof, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 38,259,457 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 9,564,864 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares (“Acquiror Preferred Shares”) of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represent all of the issued and outstanding Acquiror Securities. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Acquiror Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of hereof, 7,651,891 Acquiror Common Warrants and 6,767,927 Acquiror Private Placement Warrants are issued and outstanding. No Acquiror Warrants are exercisable until the later of (x) March 25, 2022 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Warrant Agreement, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Stock Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Acquiror Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14 Indebtedness. Except as set forth on Section 5.14 of the Acquiror Disclosure Letter, neither Acquiror nor Merger Sub has any Indebtedness.

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Section 5.15 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Acquiror or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon any property or assets of the Acquiror or any of its Subsidiaries.

(d) No deficiency for any amount of material Tax has been asserted or assessed by any Governmental Authority against the Acquiror or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Acquiror or any of its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Acquiror or any of its Subsidiaries.

(f) No written claim has been made by any Governmental Authority where the Acquiror or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Acquiror nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Acquiror and/or its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Acquiror nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Acquiror nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Acquiror or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial Contracts not primarily related to Taxes).

(j) Neither the Acquiror nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the Acquiror nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (v) election pursuant to Section 965 of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

Section 5.16 Business Activities.

(a) Since its respective organization, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement,

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commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination (other than confidentiality agreements, term sheets, letters of intent or other customary agreements entered into in connection with review of potential initial business combinations conducted by Acquiror, in each case which were entered into prior to the date hereof and which do not contain binding terms with respect to liabilities or obligations to effect a Business Combination). Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the Working Capital Loans), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract. As of the date hereof, $0.00 is outstanding under the Working Capital Loans.

Section 5.17 Nasdaq Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “NGCA.” As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “NGCAW.” Acquiror is in compliance with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to shareholders of Acquiror, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue

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statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19 PIPE Investment. On or prior to the date of this Agreement, Acquiror has entered into the Initial Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror shares of Domesticated Acquiror Common Stock for a PIPE Investment Amount of at least $100,000,000 (such amount, the “Minimum PIPE Investment Amount”). The Initial Subscription Agreements are in full force and effect with respect to, and binding upon, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.20 Takeover Statutes and Charter Provisions. The Board of Directors of the Acquiror has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to the Acquiror or any of its Subsidiaries in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which the Acquiror or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.21 CFIUS. Neither Acquiror nor Merger Sub is a “foreign person” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Section 5.22 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.23 Employees; Benefit Plans. Acquiror and Merger Sub do not have and have never had any employees and Acquiror has no unsatisfied material liability with respect to any employee. Acquiror and Merger Sub do not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated thereby will: (a) result in any payment of compensation or benefits (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of Acquiror or Merger Sub; or (b) result in the acceleration of the time of payment or vesting of any compensation or benefits.

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Section 5.24 No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Acquiror and Merger Sub acknowledge that Acquiror and Merger Sub and their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company and its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company, its Subsidiaries or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI.

COVENANTS OF THE COMPANY

Section 6.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements or required by Law or any COVID-19 Measures or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements or required by Law or any COVID-19 Measures:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries, except as otherwise required by Law, or form or cause to be formed any new Subsidiary of the Company;

(b) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any contract of a type required to be listed on Section 4.12 of the Company Disclosure Letter (excluding any Company Benefit Plan), or any Real Property Lease or Company Government Contract, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

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(g) acquire any ownership interest in any real property;

(h) except as otherwise required by Law, or the terms of any Company Benefit Plan as in effect on the date hereof, (i) grant any severance, retention, change in control or termination or similar pay, except (A) with respect to retention, in the ordinary course of business consistent with past practice, in connection with promotion or hiring and (B) with respect to severance, termination, or similar pay, to any employee whose employment terminates after the date hereof, in the ordinary course of business consistent with past practice, (ii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iii) materially increase the cash compensation, bonus opportunity or employee benefits of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (iv) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (v) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(i) (i) terminate the employment of any employee of the Company or any of its Subsidiaries whose individual base compensation exceeds $250,000, other than for cause, death or disability, or (ii) hire any individual to become an employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or to replace an employee whose employment terminates after the date hereof, and in each case with compensation and benefits that are no more favorable in the aggregate than those provided to similarly situated employees of the Company or any of its Subsidiaries;

(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(k) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

(l) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes, (E) settle any claim or assessment in respect of material Taxes, (F) affirmatively surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(m) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business and in an aggregate amount not to exceed $1,000,000, or (y) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(n) issue any additional securities, including shares of Company Common Stock or securities exercisable for or convertible into Company Common Stock, other than (i) grants of any additional equity or equity-based compensation or issuances of equity securities upon the exercise of equity-based awards and (ii) issuances of equity securities in VO Holdings to the Company in connection with the Company’s monthly funding obligations to VO Holdings;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

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(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(q) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for (i) the expiration of patents and copyrights that are Company Registered Intellectual Property in accordance with the applicable statutory term or (ii) the commercially reasonable exercise of the Company or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining such item;

(r) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(s) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(s) of the Company Disclosure Letter, in the aggregate;

(t) manage the Company’s and its Subsidiaries’ working capital in a manner other than in the ordinary course of business consistent with past practice;

(u) permit any of its material Intellectual Property to become subject to a Lien (other than a Permitted Lien) or sell, lease, license or otherwise dispose of any of its material Intellectual Property rights but excluding licenses to Intellectual Property granted by the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice;

(v) enter into or extend any collective bargaining agreement, works council agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(w) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(x) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(y) terminate without replacement or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, permit to lapse or fail to use commercially reasonable efforts to maintain and, to the extent necessary to continue to operate the business in the ordinary course of business consistent with past practice, reinstate or replace any material Governmental Authorization or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries;

(z) terminate (without replacement with similar or better coverage terms and limits) or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(aa) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or is sensitive information under or in connection with a Company Government Bid or a Company Government Contract (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of

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such information in a manner that preserves such privilege or compliance with such confidentiality or sensitive obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating (i) to any Legal Proceeding initiated, pending or, to the knowledge of the Company, any Legal Proceeding that is, or would reasonably be expected to be, material to the Company, threatened during the Interim Period, or (ii) to the material compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any material compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any material written communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings. All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3 Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror audited consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “FY 2020 and 2019 Financial Statements” and, together with the Interim Financial Statements and the FY 2021 Financial Statements, the “PCAOB Financial Statements”); provided, that upon delivery of such FY 2020 and 2019 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the FY 2020 and 2019 Financial Statements in the same manner as the Audited Financial Statements.

(b) As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to Acquiror the auditor reviewed condensed consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the six-month period ended June 30, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Q2 Financial Statements”); provided, that upon delivery of such Q2 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q2 Financial Statements in the same manner as the Interim Financial Statements.

(c) If the Effective Time has not occurred prior to November 12, 2021, as soon as reasonably practicable following November 12, 2021, the Company shall deliver to Acquiror the auditor reviewed condensed consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the nine-month period ended September 30, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Q3 Financial Statements” and, together with the Q2 Financial Statements, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”); provided, that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 Financial Statements in the same manner as the Interim Financial Statements.

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(d) If the Effective Time has not occurred prior to March 31, 2022, as soon as reasonably practicable following March 31, 2022, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, changes in stockholders’ equity (deficit), and cash flows of the Company and its Subsidiaries (including all notes thereto) as of and for the year ended December 31, 2021, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “FY 2021 Financial Statements”); provided, that upon delivery of such FY 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the FY 2021 Financial Statements in the same manner as the Audited Financial Statements.

Section 6.4 Affiliate Agreements. The Company shall deliver to Acquiror evidence that all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries.

Section 6.5 Pre-Closing Restructuring. Prior to the Closing, the Company shall, or cause its Subsidiaries to, effect all transfers and shall take all such actions as are necessary so that the Pre-Closing Restructuring shall have been consummated prior to the Closing in accordance with the terms and subject to the conditions set forth in the Pre-Closing Restructuring Plan. The Company shall provide Acquiror reasonable time to review and comment on the documents effecting the Pre-Closing Restructuring Plan and shall consider in good faith any comments received in writing from the Acquiror relating thereto.

Section 6.6 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its commercially reasonable efforts to cause its Subsidiaries and its representatives, not to (a) solicit, initiate or participate in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and shall use its commercially reasonable efforts to cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal (other than Acquiror and its representatives). From and after the date hereof, the Company shall promptly notify Acquiror if any Person makes any written proposal, offer or inquiry with respect to an Acquisition Proposal and provide Acquiror with a description of the material terms and conditions thereof to the extent that such disclosure would not result in breach of the Company’s confidentiality obligations that are in existence as of the date hereof. Subject to Section 6.1, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to this Section 6.6 with respect to any actions taken in connection with (1) the Pre-Closing Restructuring and (2) preliminary discussions with potential financing sources related to the arrangement of financing in order to facilitate the consummation of the transactions contemplated by this Agreement or for the financing of the Acquiror following the Closing; provided, that no non-public information and no material terms of any such investment or other similar substantive information, in each case, whether in writing or orally, shall be provided to any Person in connection with such actions without (i) providing Acquiror with prior written notice and (ii) the existence of a confidentiality agreement between the parties. The Company shall keep Acquiror reasonably informed of any such discussions and information furnished to any Person pursuant to this Section 6.6.

Section 6.7 SAS Divestment. Within thirty (30) days following the date of this Agreement, the Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to effect all transfers and cancellations, and take all such other actions, as are reasonably necessary to ensure that neither the Company nor any of its Subsidiaries has a “direct interest” (as defined in the FATA) in SAS at Closing (the “SAS Divestment”). The Company shall provide Acquiror reasonable time to review and comment on the documents effecting the SAS Divestment and shall consider in good faith any comments received in writing from the Acquiror relating thereto.

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Article VII.

COVENANTS OF ACQUIROR

Section 7.1 Employee Matters.

(a) Prior to the Closing Date, Acquiror shall approve and adopt, and submit for stockholder approval (i) an equity incentive plan, in substantially the form attached hereto as Exhibit E (the “Incentive Award Plan”) (with such changes as may be agreed in writing by the Company and Acquiror), and (ii) an employee stock purchase plan, in substantially the form attached hereto as Exhibit F (the “ESPP”) (with such changes as may be agreed in writing by the Company and Acquiror). As soon as practicable following the date that is sixty (60) days after the Closing and subject to applicable securities Laws, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Award Plan and the ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Award Plan and the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, Acquiror, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2 Trust Account Proceeds and Related Available Equity.

(a) If (i) the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount, transaction expenses of Acquiror (including transaction expenses incurred, accrued, paid or payable by Acquiror’s Affiliates on Acquiror’s behalf), as contemplated by Section 11.6, and the payment of any deferred underwriting commissions being held in the Trust Account (the “Trust Amount”), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $200,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.1(h) shall be satisfied. If, after the deadline for Acquiror Share Redemptions has passed in connection with the Acquiror Shareholders’ Meeting, the sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is reasonably expected to be less than the Minimum Available Acquiror Cash Amount, then, at or prior to the Closing, Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands, and its Affiliates (collectively, “VIL”) shall have the right (but not the obligation) to purchase up to $100,000,000.00 of additional shares of Acquiror Common Stock at a price per share of $10.00 (the dollar value of such purchase, the “Additional Equity Amount”) upon written notice to Acquiror within two (2) Business Days following the deadline for the Acquiror Share Redemptions. If VIL elects to purchase such additional shares and the aggregate of the Trust Amount after the deadline for the Acquiror Share Redemptions, the PIPE Investment Amount and the Additional Equity Amount equal or exceed the Minimum Available Acquiror Cash Amount, then, subject to the terms of this Agreement, the condition set forth in Section 9.1(h) shall be deemed satisfied (and any Additional Equity Amount shall be added to the definition of the “Available Acquiror Cash”). The rights of VIL to purchase additional shares of Acquiror Common Stock pursuant to this Section 7.2(a) shall be subject to the occurrence of the Closing. In connection with the foregoing, the Acquiror shall use its commercially reasonable efforts to enter into agreements with VIL in substantially the same form and on substantially the same terms as the PIPE Subscription Agreements and shall otherwise reasonably cooperate with VIL in connection with the purchase of such shares of Acquiror Common Stock.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents,

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opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror shareholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3 Nasdaq Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Domesticated Acquiror Common Stock and the Domesticated Acquiror Warrants issuable in the Merger and the Domestication, and shall use commercially reasonable efforts to obtain approval for the listing of such shares of Acquiror Common Stock and Domesticated Acquiror Warrants and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4 No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5 Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror’s shareholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) materially amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any “closing agreements” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Law) with any Governmental Authority in respect of material Taxes, (E) settle any claim or assessment in respect of material Taxes, (F) affirmatively surrender or allow to expire any right to claim a refund of material Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

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(iv) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (B) incurred between Acquiror and Merger Sub;

(vi) incur, assume or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, or guarantee any Indebtedness of another Person, or otherwise knowingly and purposefully incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000);

(vii) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Stock Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Acquiror; or

(ix) enter into any agreement to do any action prohibited under this Section 7.5.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Stockholders’ Agreement and the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of up to 7 directors (the final number of which shall be determined by the Company prior to the Closing), which shall initially include:

(i) one (1) director nominee to be designated by Acquiror (who shall serve as a Class III director in accordance with the Governing Documents of Acquiror following the Effective Time), in its sole discretion, prior to the Closing;

(ii) one (1) director nominee to be designated by Acquiror, that is reasonably acceptable to the Company, prior to the Closing;

(iii) one (1) director nominee, who shall be the Chief Executive Officer of the Surviving Company as of the Closing; and

(iv) up to four (4) director nominees to be designated by the Company, in good faith consultation with Acquiror, prior to the Closing.

(b) unless, at the Company’s election, Acquiror qualifies, at the Effective Time, as a “controlled” company under the rules of Nasdaq, the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq and each of whom shall serve in such capacity in accordance with the terms of the Stockholders’ Agreement and the Governing Documents of Acquiror following the Effective Time;

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(c) the initial officers of Acquiror shall be as set forth on Section 2.6(b) of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Acquiror), who shall serve in such capacity in accordance with the terms of the Acquiror Governing Documents following the Effective Time.

Section 7.7 Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall be cancelled and will convert automatically into a one share of Domesticated Acquiror Common Stock and one-fifth of one Domesticated Acquiror Warrant.

Section 7.8 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.8.

(b) For a period of six (6) years from the Effective Time, Acquiror shall or shall cause the Surviving Company to maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s and their respective Subsidiaries’ directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that, in the case of each such insurance coverage, in no event shall Acquiror be required to pay an annual premium for such insurance in excess of four hundred percent (400%) of the aggregate annual premium payable by Acquiror or the Company, as applicable, for such insurance policy(ies) in effect on the date of this Agreement; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability, employment practices liability and fiduciary liability insurance by obtaining six (6) year “tail” insurance containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims arising out of acts, omissions or

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events existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof. For the avoidance doubt, the Company shall, and shall use commercially reasonable efforts to, cause each of its Subsidiaries to, reasonably cooperate with Acquiror in order to facilitate the procurement of such insurance.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or any of the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company shall succeed to the obligations set forth in this Section 7.8.

(d) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.9 Acquiror Public Filings. Except in connection with the matters set forth on Section 7.9 of the Acquiror Disclosure Letter, from the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.10 PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not (i) permit any amendment or modification to any economic term or other material covenant, agreement or condition to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any such provision or to any remedy under, or any replacements of, or any assignment or transfer of, any of the Initial Subscription Agreements or (ii) enter into any Subsequent Subscription Agreements. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.11 Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and, except as set forth on Section 7.11 of the Acquiror Disclosure Letter, shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article VIII.

JOINT COVENANTS

Section 8.1 HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

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(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) The Company will as promptly as practicable after the Closing Date (and in any event within five (5) calendar days after the Closing Date) prepare and file any notifications pursuant to 22 C.F.R. §122 with the United States Department of State Directorate of Defense Trade Controls (“DDTC”).

(e) Each of the parties hereto shall use its commercially reasonable efforts to take all actions necessary, proper or advisable, as determined by each such party in its reasonable discretion, to consummate the transaction contemplated hereby, including, with respect to the filing to be made pursuant to this Section 8.1, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, including any Permits or Governmental Authorizations required by the Communications Act or otherwise by the FCC, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary waiver, clearance, approval, consent, Permits, orders, authorization or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority, for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, including by the Acquiror using its commercially reasonable efforts to seek written confirmation from the United Kingdom Investment Security Unit that the transactions contemplated hereby are unlikely to be called in under the NSIA notwithstanding any requirement to notify the transactions under that NSIA not having commenced as at the date of this Agreement; and (ii) cooperate fully with each other in the defense of such matters. The Company shall notify Acquiror of any applications to acquire, reinstate, or replace any Permits or Governmental Authorizations issued by the FCC as soon as practicable after filing such applications. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(f) Acquiror shall have the option, but not the obligation, to give and maintain any notice under the FATA or take any other action reasonably necessary to satisfy the condition set forth in Section 9.1(f)(i) or Section 9.1(f)(ii); provided, that Acquiror acknowledges and agrees that the SAS Divestment is intended to be undertaken by the Company in accordance with Section 6.7 and Acquiror may not give and maintain any notice under the FATA unless

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and until it has in good faith and acting reasonably, following consultation with the Company, determined that the SAS Divestment will not occur in accordance with Section 6.7 (including within the time period specified therein) and considered any comments received in writing from the Company relating thereto. If the Acquiror gives any such notice, Section 8.1(e) and Section 8.3 shall apply for purposes of this Section 8.1(f), provided, that the Acquiror may withdraw the notice so long as such withdrawal does not materially impair or delay the ability of the Company to implement the SAS Divestment in accordance with Section 6.7.

(g) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby; provided, however, that all such filing fees shall be transaction expenses of Acquiror and its Affiliates or Transaction Expenses of the Company and its Affiliates, as applicable, and be paid (or repaid, if applicable) in accordance with Section 2.4(c).

Section 8.2 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror’s shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Common Warrants and units comprising such, respectively, in the Domestication and (B) the shares of Domesticated Acquiror Common Stock that constitute the Stock Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to Acquiror’s shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company

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and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror’s shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror’s shareholders.

(v) Acquiror shall be responsible for and pay one-hundred percent (100%) of the filing fee payable to the SEC for filing the Proxy Statement/Registration Statement.

(b) Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror’s shareholders in compliance with applicable Law, (y) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with the Acquiror’s Governing Documents and Nasdaq Listing Rule 5620(b) (such meeting to be held on a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective), and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Virgin Orbit Holdings, Inc.”, (C) amendment and restatement of the Acquiror Governing Documents, in substantially the form attached as Exhibits A and B, respectively, to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Merger, (F) approval of the adoption by Acquiror of the Incentive Award Plan and the ESPP, (G) the election of directors effective as of the Closing as contemplated by Section 7.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror described in the Recitals hereto that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders

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of Acquiror, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Acquiror prior to the Acquiror Shareholders’ Meeting; provided, that, without the consent of the Company, the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by the Acquiror Governing Documents.

(c) Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall (i) use its commercially reasonable efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of the Requisite Company Stockholder (pursuant to the Company Stockholder Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, but in any event no later than two (2) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company determines it is not able to obtain the Written Consent, the Company shall duly convene a meeting of the stockholders of the Company for the purpose of voting solely upon the adoption of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including the Merger, promptly after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, but in any event no later than two (2) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders. The Company shall (x) if required under clause (ii) above, obtain the Company Stockholder Approval at such meeting of the stockholders of the Company and (y) take all other action necessary or advisable to secure the Company Stockholder Approval promptly after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, but in any event no later than two (2) Business Days after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders.

Section 8.3 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company in compliance with this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Common Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

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Section 8.5 Cooperation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and, in the case of the Company, Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands, and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement, including the PIPE Investment (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including by providing such cooperation and assistance as may be reasonably requested in connection with the preparation of any investor presentations or other offering materials in connection with the PIPE Investment), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its commercially reasonable efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and material changes in the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) reasonably consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided, that each of Acquiror and the Company acknowledges and agrees that Acquiror’s and the Company’s respective financial advisors shall be entitled to the fees and reimbursements with respect to the PIPE set forth in the letter agreements, each dated June 20, 2021, between the Acquiror and the applicable financial advisor.

Article IX.

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may (to the extent permitted by applicable Law) be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approval shall have been obtained;

(b) The Company Stockholder Approval shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act and any other required regulatory approval set forth on Section 9.1(d) of the Company Disclosure Letter applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained, expired or been terminated, as applicable;

(e) If a transaction contemplated hereby or any part thereof is a “notifiable acquisition” pursuant to section 6 of the NSIA that requires approval pursuant to section 13 of the NSIA as in force at the relevant time, such transaction is approved by the U.K. Secretary of State pursuant to the NSIA;

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(f) The first to occur of the following events:

(i) Acquiror receives a “no objection notification” under the FATA from the Treasurer of the Commonwealth of Australia (or a delegate) to the effect that the Commonwealth Government does not object to the acquisition by Acquiror of a “direct interest” under the FATA in SAS as a result of the Merger either unconditionally or subject to conditions that are reasonably acceptable to Acquiror and the Company;

(ii) the Treasurer of the Commonwealth of Australia ceases to have the power to make an order or decision contemplated by section 77(1) or (2) of the FATA in relation to the acquisition by Acquiror of a “direct interest” in SAS as a result of the Merger; and

(iii) as a result of the SAS Divestment, the Merger will not, or ceases to, result in any action by Acquiror that is (A) both a “significant action” and a “notifiable action” under the FATA or (B) a “notifiable national security action” under the FATA;

(g) There shall not (i) be in force any Governmental Order enjoining or otherwise prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby, or (ii) have been adopted following the date hereof any Law or regulation that would result in the consummation of the Merger being illegal or otherwise prohibited;

(h) The sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is equal to or greater than the Minimum Available Acquiror Cash Amount;

(i) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act and inclusive of the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing); and

(j) The shares of Domesticated Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq.

Section 9.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in Section 4.6 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated by (except with respect to the first sentence of Section 6.1) or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than Section 4.6) shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated by (except with respect to the first sentence of Section 6.1) or expressly permitted by this Agreement or the Ancillary Agreements, (iii) the representation and warranty of the Company contained in Section 4.23 shall be true and correct in all respects as of the Closing Date as though made on and as of such date and (iv) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the representation and warranty set forth in Section 4.23 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that, for purposes of this Section 9.2(a) , no Event that is expressly contemplated by the Pre-Closing Restructuring Plan shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

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(b) Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; provided, that for purposes of this Section 9.2(b), a covenant of the Company shall only be deemed to have not been performed or complied with if the Company has failed to perform or comply with any such covenant in any material respect and failed to cure such failure to perform or comply within twenty (20) days after notice of such breach (or if earlier, three (3) Business Days prior to the Agreement End Date); and

(c) The Pre-Closing Restructuring shall have been completed prior to the Closing.

Section 9.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated by (except with respect to the first sentence of Section 7.5) or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Acquiror Fundamental Representations (other than Section 5.12) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated by (except with respect to the first sentence of Section 7.5) or expressly permitted by this Agreement or the Ancillary Agreements, (iii) the representation and warranty of Acquiror contained in Section 5.10(a) shall be true and Section correct as of the Closing Date as though made on and as of such date, and (iv) each of the representations and warranties of Acquiror contained in this Agreement other than the Acquiror Fundamental Representations and the representation and warranty set forth in Section 5.10(a) (disregarding any qualifications and exceptions contained therein relating to materiality and material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date as though made on and as of such date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquiror or Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b) Each of the covenants of the Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror shall only be deemed to have not been performed or complied with if Acquiror has failed to perform or comply with any such covenant in any material respect and failed to cure such failure to perform or comply within twenty (20) days after notice of such breach (or if earlier, three (3) Business Days prior to the Agreement End Date); and

(c) The Domestication shall have been completed as provided in Section 7.8 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

Section 9.4 Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s breach.

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Article X.

TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making the consummation of the Merger illegal or otherwise prohibiting consummation of the Merger, provided, the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby, or if there shall be adopted following the date hereof any Law or regulation that would result in the consummation of the Merger being illegal or otherwise prohibited;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) prior to the Closing, by Acquiror by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts prior to the end of the period ending on the date that is the earlier of (A) thirty (30) days after receipt by the Company of notice from Acquiror of such breach or (B) three (3) Business Days prior to the Agreement End Date (as defined below) (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or prior to May 23, 2022 (the “Agreement End Date”), unless Acquiror is in material breach hereof; provided, however, that if, as of the Agreement End Date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than any of the conditions set forth in Section 9.1(g) (to the extent relating to the subject of Section 9.1(c), (d), (e) and (f)), Section 9.1(c), Section 9.1(d), Section 9.1(e) or Section 9.1(f) and those conditions that by their nature are to be satisfied at the Closing, then Acquiror shall have the right to, by providing written notice to the Company prior to the Agreement End Date, extend the Agreement End Date for one period of three (3) months;

(f) by Acquiror if the Company Stockholder Approval shall not have been obtained within two (2) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

(g) prior to the Closing, by the Company by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts prior to the end of the period ending on the date that is the earlier of (A) thirty (30) days after receipt by Acquiror of notice from the Company of such breach or (B) three (3) Business Days prior to the Agreement End Date (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or prior to the Agreement End Date, unless the Company is in material breach hereof; provided, however, that if, as of the Agreement End Date, all of the conditions to the Closing have been satisfied or, if permissible, waived other than any of the conditions set forth in Section 9.1(g) (to the extent relating to the subject of Section 9.1(c), (d), (e) and (f)), Section 9.1(c), Section 9.1(d), Section 9.1(e) or Section 9.1(f) and those conditions that by their nature are to be satisfied at the Closing, then the Company shall have the right to, by providing written notice to Acquiror prior to the Agreement End Date, extend the Agreement End Date for one period of three (3) months;

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Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI.

MISCELLANEOUS

Section 11.1 Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated March 22, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (b) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (c) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the obligation to allow for the redemption of any Acquiror Common Shares in connection with a Business Combination or to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees it shall not have the right of setoff and that it shall not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

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Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror or Merger Sub, to:

NextGen Acquisition Corp. II
2255 Glades Road, Suite 324A
Boca Raton, FL 33431
Attention:	Patrick Ford
Email:	pford@nextgenacq.com

with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
June S. Dipchand
Email:	howard.ellin@skadden.com
june.dipchand@skadden.com

(b) If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:

Vieco USA, Inc.
65 Bleecker Street, 6th Floor
New York, NY 10012
Attention:	James Cahillane
Email:	James.Cahillane@virgin.com

with copies to (which shall not constitute notice):

Virgin Orbit LLC
4022 East Conant Street
Long Beach, CA 90808
Attention:	Derrick Boston
Email:	derrick.boston@virginorbit.com

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Justin Hamill
Nima J. Movahedi
Email:	Justin.Hamill@lw.com
Nima.Movahedi@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Annex A-64

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror or its Affiliates, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, subject to Section 2.4(c), any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure (even if not expressly stated) that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (i) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (ii) the Sponsor Support Agreement and Company Stockholder Support Agreement, (iii) the Confidentiality Agreement, dated as of March 25, 2021, between Acquiror and VO Holdings (the “Confidentiality Agreement”), (iv) the Registration Rights Agreement, and (v) the Stockholders Agreement (clause (ii)-(v), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Annex A-65

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action, suit or proceeding directly or indirectly arising out of or relating to this Agreement or any of the transactions contemplated hereby.

Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled, without the requirement for proof of damages, to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Annex A-66

Section 11.16 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto) or to the extent party to and as expressly contemplated by (and applicable to and subject to the terms of) any Ancillary Agreement, (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Acquiror Group”), on the one hand, and the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Acquiror Group in such dispute even though the interests of such Persons may be directly adverse to the Acquiror or the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Sponsor and/or any other member of the Acquiror Group. Acquiror and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror, the Sponsor and/or any other member of the Acquiror Group prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Acquiror Group and shall be controlled by the Acquiror Group, and shall not pass to or be claimed or controlled by Acquiror (after giving effect to the Closing) and the Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror, the Sponsor and/or any other member of the Acquiror Group (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company) hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such

Annex A-67

counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company. Acquiror and the Company further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Latham & Watkins LLP) that represented the Company prior to the Closing and any one or more such Persons that relate in any way to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the “Company Group and shall be controlled by the “Company Group, and shall not pass to or be claimed or controlled by the Acquiror (after giving effect to the Closing) or the Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with any member of the Company Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

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Annex A-68

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

NEXTGEN ACQUISITION CORP. II
By:	/s/ Patrick T. Ford
Name: Patrick T. Ford
Title: Chief Executive Officer and Secretary
PULSAR MERGER SUB, INC.
By:	/s/ Patrick T. Ford
Name: Patrick T. Ford
Title: President
VIECO USA, INC.
By:	/s/ Daniel M. Hart
Name: Daniel M. Hart
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-69

Annex B

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of August 22, 2021, by and among NextGen Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Vieco USA, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 9,564,864 Acquiror Common Shares and 6,767,927 Acquiror Warrants in the aggregate as set forth on Schedule I hereto (all such Acquiror Common Shares, together with (as applicable) any Acquiror Common Shares that are deemed Acquiror Common Shares pursuant to Section 1.3 hereof, are referred to herein as the “Subject Shares”; and all such Acquiror Warrants, together with (as applicable) any Acquiror Warrants that are deemed Acquiror Warrants pursuant to Section 1.3 hereof, are referred to herein as the “Subject Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Pulsar Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1     Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time, each Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Acquiror” contained in Section 7.4 of the Merger Agreement also referred to the Sponsor.

Section 1.2     No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, each Sponsor shall not except in each case pursuant to the Merger Agreement (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares or Subject Warrants, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part,

Annex B-1

any of the economic consequences of ownership of any Subject Shares or Subject Warrants owned by such Sponsor, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between such Sponsor and any Affiliate of such Sponsor, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Sponsor Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3     New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively, the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Shares or Subject Warrants owned by such Sponsor as of the date hereof.

Section 1.4     Closing Date Deliverables. On the Closing Date, the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco and certain of the Company’s stockholders, and their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement.

Section 1.5     Sponsor Agreements.

(a)      During the period commencing on the date hereof and ending at the Expiration Time, at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Shares:

(i)      in favor of each Transaction Proposal;

(ii)     against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii)   against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(iv)    against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals) that would or would reasonably be expected to adversely affect the ability of Acquiror to consummate the transactions contemplated by the Merger Agreement, including the Merger;

(v)     against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror; and

(vi)    if applicable, in favor of waiving any and all anti-dilution rights such Sponsor may hold pursuant to the Acquiror Governing Documents.

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Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)      Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of March 22, 2021, by and among the Sponsors, Acquiror and each of the other parties thereto (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Subject Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.

(c)      During the period commencing on the date hereof and ending at the Expiration Time, the Sponsors shall not modify or amend any agreement set forth on Schedule II.

Section 1.6     Further Assurances. Each Sponsor shall take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to consummate the Merger and the other transactions contemplated by the Merger Agreement and this Sponsor Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.7     No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8     Lock-Ups.

(a)      Subject to Section 1.8(b), each Sponsor hereby agrees that such Sponsor shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b)      Notwithstanding the provisions set forth in Section 1.8(a), each Sponsor or its Permitted Transferees (as defined below) may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Acquiror’s officers or directors, (B) any Affiliates or family members of the Acquiror’s officers or directors, or (C) any members or partners of the Sponsor Holdco or their Affiliates, any Affiliates of Sponsor Holdco, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Company; (vii) by virtue of the laws of the Cayman Islands or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor Holdco; (viii) in the event of the Acquiror’s liquidation, merger, capital stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date, in each case, solely in connection with such exchange; or (ix) in connection with the exercise of any options or warrants to purchase Domesticated Acquiror Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that each transferee contemplated by clauses (i) through (vii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c)      Notwithstanding the provisions set forth in Section 1.8(a) and Section 1.8(b), if the VWAP of one share of Domesticated Acquiror Common Stock quoted on Nasdaq (or such other exchange on which the shares of Domesticated Acquiror Common Stock are then listed) is equal to or greater than $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing on the day that is at least 11 months after the Closing Date, including the last day of such thirty (30) consecutive Trading Day period (any such thirty (30) consecutive Trading Day period during which such condition is satisfied, the “Measurement Period”), then the Sponsor’s Lock-up Shares that are subject to the Lock-up Period will be automatically released from such restrictions immediately prior to the opening of trading on the exchange on which the Domesticated Acquiror Common Stock is listed on the second Trading Day following the end of the Measurement Period.

(d)      Notwithstanding the provisions set forth in Section 1.8(a) and Section 1.8(b), if (i) at least 120 days have elapsed since the Closing Date and (ii) the 180 Day Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the 180 Day Lock-up Period shall end 10 Trading Days

Annex B-3

prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Acquiror shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Acquiror shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the 180 Lock-up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

(e)      For purposes of this Sponsor Agreement:

(i)      the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Acquiror’s securities would not be permitted under the Acquiror’s insider trading policy;

(ii)     the term “Lock-up Period” means, (x) for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is 180 days after (and excluding) the Closing Date (the “180 Day Lock-up Period”), (y) for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 a.m. Eastern Time on the date that is 18 months after (and excluding) the Closing Date and (z) for 50% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 a.m. Eastern Time on the date that is 24 months after (and excluding) the Closing Date;

(iii)   the term “Lock-up Shares” means the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants (including the shares of Domesticated Acquiror Common Stock issuable upon exercise thereof) held by each Sponsor immediately following the Closing (other than shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants acquired in the public market or, in the case of Domesticated Acquiror Common Stock, pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Domesticated Acquiror Common Stock occurs on or after the Closing); provided that, for clarity, shares of Domesticated Acquiror Common Stock issued in connection with the PIPE Investment shall not constitute Lock-up Shares and shall not be subject to this Section 1.8;

(iv)    the term “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for buying and selling of securities;

(v)     the term “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Acquiror.

Section 1.9     Vesting Provisions Applicable to Founder Securities.

(a)      General. Sponsor Holdco agrees that, as of immediately prior to (but subject to) the Closing, 15% of the Founder Shares (the “Unvested Founder Shares”) and 15% of the Founder Warrants (the “Unvested Founder Warrants” and, together with the Unvested Founder Shares, the “Unvested Founder Securities”) shall be unvested and, from and after the Closing, shall be subject to the vesting and forfeiture provisions set forth in this Section 1.9. For the

Annex B-4

avoidance of doubt, all Founder Shares and Founder Warrants (other than the Unvested Founder Shares and Unvested Founder Warrants) are, and from and after the Closing will be, vested, and will not be subject to this Section 1.9, including the vesting and forfeiture provisions set forth herein.

(b)      Special Transfer Restrictions for Unvested Founder Securities. Neither the Sponsor Holdco nor any of its Permitted Transferees shall Transfer any of its Unvested Founder Securities prior to the time such Unvested Founder Securities become vested pursuant to subsection (c) below, except to Permitted Transferees that agree in writing to be bound by this Section 1.9.

(c)      Vesting of Unvested Founder Securities.

(i)      Following the Closing, upon the occurrence of Triggering Event I (or if Triggering Event I occurs prior to Closing, at Closing), one-half of the Unvested Founder Shares and one-half of the Unvested Founder Warrants shall immediately vest.

(ii)     Following the Closing, upon the occurrence of Triggering Event II (or if Triggering Event II occurs prior to Closing, at Closing), one-half of the Unvested Founder Shares and one-half of the Unvested Founder Warrants shall immediately vest.

(iii)   If, at any time during the Earnout Period (but after the Closing), an Acquiror Sale is consummated where the price paid per share of Domesticated Acquiror Common Stock is at least (a) $12.50 but less than $15.00, then Triggering Event I shall be deemed to occur and (b) $15.00, then Triggering Event I and Triggering Event II shall be deemed to occur, in each case, immediately prior to the consummation of such Acquiror Sale, and upon such deemed occurrences, all of the Unvested Founder Securities shall immediately vest and be treated in the same manner as similar securities in such Acquiror Sale. For the avoidance of doubt, in the event of an Acquiror Sale, including where the consideration payable is other than a specified price per share, for purposes of determining whether Triggering Event I and/or Triggering Event II has been deemed to occur, the price paid per share of Domesticated Acquiror Common Stock will be calculated as if the Unvested Founder Securities have fully vested.

(d)      Forfeiture of Unvested Founder Securities.

(i)      If Triggering Event I does not occur (or is not deemed to occur) during the Earnout Period, all of the Unvested Founder Shares and the Unvested Founder Warrants shall be forfeited without any consideration paid therefor.

(ii)     If Triggering Event II does not occur (or is not deemed to occur) and Triggering Event I does occur (or is deemed to occur) during the Earnout Period, one-half of the Unvested Founder Shares and one-half of the Unvested Founder Warrants shall be forfeited without any consideration paid therefor.

(iii)   Upon the consummation of an Acquiror Sale, any Unvested Founder Shares and Unvested Founder Warrants that have failed to vest pursuant to Section 1.9(c) shall be forfeited without any consideration paid therefor; provided, however, that if the consideration in an Acquiror Sale is equity securities of the surviving company or one of its affiliates that are (or will be at the closing of such Acquiror Sale) publicly traded, any remaining unvested Unvested Founder Shares and Unvested Founder Warrants (not otherwise vested pursuant to Section 1.9(c)) shall not be forfeited and instead shall be converted into similar equity securities offered in such Acquiror Sale and shall remain subject to the remaining applicable vesting triggering events set forth herein (as may be equitably adjusted to take into account the structure and consideration provided for such Acquiror Sale). For the avoidance of doubt, in the event of any merger, sale, consolidation, recapitalization, equity transfer, restructuring, reorganization or other similar transaction that does not constitute an Acquiror Sale, any remaining Unvested Founder Shares and Unvested Founder Warrants shall not be forfeited, shall remain outstanding, and shall remain subject to the remaining applicable vesting triggering events set forth above in Section 1.9(c).

(e)      Stockholder Rights of Unvested Founder Securities. Subject to the limitations contemplated herein, the Sponsors shall have all of the rights of (i) a stockholder of Acquiror with respect to the Unvested Founder Shares, including the right to voting rights generally granted to holders of Domesticated Acquiror Common Stock, provided, however, that the Unvested Founder Shares shall not entitle the holder thereof to any economic rights

Annex B-5

(including rights to dividends) of such Unvested Founder Shares for so long as such Unvested Founder Shares remain unvested, or to consideration in connection with any sale or other transaction (other than pursuant to Section 1.9(c)(iii)) and may not otherwise be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Sponsors (other than to a Permitted Transferee), as the case may be, or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such transfer restrictions, and any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Unvested Founder Shares shall be null and void; and (ii) a warrant holder of Acquiror with respect to the Unvested Founder Warrants, including the right to exercise such Unvested Founder Warrants for securities of the Company in accordance with the terms of such warrant; provided that any securities of the Company received upon exercise of such warrants will be subject to the vesting and forfeiture provisions set forth in this Section 1.9. Upon the vesting of any Unvested Founder Shares in accordance with the terms herein, and subject to applicable law and the delivery by the applicable holder of such Unvested Founder Shares of any customary and reasonable representations or other documentation as may reasonably be requested by the Company in connection therewith to the effect that the removal of any restrictive legends in such circumstances may be effected under the Securities Act, the Company shall promptly cause the removal of any such legend upon request by the holder thereof.

(f)       Equitable Adjustments. In the event that the shares of Domesticated Acquiror Common Stock or the Domesticated Acquiror Warrants (or the securities received upon exercise thereof) are changed into a different security or a different number, series or class of securities, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Unvested Founder Securities and the dollar values referenced in Triggering Event I and Triggering Event II shall be equitably adjusted.

(g)      Certain Definitions. For purposes of this Sponsor Agreement:

(i)      the term “Acquiror Sale” means the occurrence of any of the following events: (A) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities (or rights convertible or exchangeable into securities) of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities, (B) there is consummated a merger, consolidation, reorganization or other business combination of Acquiror with any other corporation or other entity, however effected, following which either (x) the members of the Board of Directors of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving such transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof or (y) the voting securities of Acquiror immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or, if the surviving company is a Subsidiary, the ultimate parent thereof, (C) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or (D) there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than a sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale;

(ii)     the term “Earnout Period” means the time period between the date hereof and the five (5)-year anniversary of the Closing Date;

(iii)   the term “Founder Shares” means the shares of Acquiror Common Stock (which, in connection with the consummation of the Transactions, will convert into shares of Domesticated Acquiror Common Stock on a one-for-one basis) set forth across from the Sponsor Holdco’s name on Schedule I (provided, that, for clarity, shares of Domesticated Acquiror Common Stock issued in connection with the PIPE Investment shall not constitute Founder Shares and shall not be subject to this Section 1.9) and all rights, benefits and privileges associated with the ownership or control of such shares of Acquiror Common Stock;

Annex B-6

(iv)    the term “Founder Warrants” means the Acquiror Warrants (which, in connection with the consummation of the Transactions, will convert into Domesticated Acquiror Warrants on a one-for-one basis) set forth across from the Sponsor Holdco’s name on Schedule I and all rights, benefits and privileges associated with the ownership or control of such Acquiror Warrants;

(v)     the term “Founder Securities” means, collectively, the Founder Shares and the Founder Warrants;

(vi)    the term “Triggering Event I” means the date on which the VWAP of one share of Acquiror Common Stock quoted on Nasdaq (or such other exchange on which the shares of Acquiror Common Stock are then listed) is equal to or greater than $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earn Out Period; and

(vii)   the term “Triggering Event II” means the date on which the VWAP of one share of Acquiror Common Stock quoted on Nasdaq (or such other exchange on which the shares of Acquiror Common Stock are then listed) is equal to or greater than $15.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period within the Earn Out Period.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1     Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)      Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b)      Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Subject Shares and Subject Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares or Subject Warrants (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares or Subject Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Subject Shares and Subject Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Subject Shares or Subject Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares or Subject Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Subject Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)      No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any

Annex B-7

consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Subject Shares or Subject Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d)      Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e)      Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f)       Affiliate Arrangements. Except as set forth on Schedule II hereto, neither such Sponsor nor anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater, is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g)      Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution, delivery and performance of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1     Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (i) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof, (ii) the consummation of an Acquiror Sale following the Closing, (iii) as to each Sponsor, the written agreement of such Sponsor, Acquiror and the Company and (iv) the later to occur of (A) the expiration of the Lock-up Period and (B) the earlier to occur of (I) the occurrence of Triggering Event II during the Earnout Period and (II) the fifth anniversary of the Closing Date. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.

Section 3.2     Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to principals of or rules of conflict of Laws to the extent such principles or rules would require or permit application of Laws of another jurisdiction.

Section 3.3     CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)      THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT

Annex B-8

WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 3.8.

(b)      WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4     Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5     Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6     Amendment; Waiver. This Sponsor Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7     Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8     Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

Annex B-9

If to Acquiror:

NextGen Acquisition Corp. II

2255 Glades Road, Suite 324A

Boca Raton, FL 33431

Attention:    Patrick Ford

Email:          pford@nextgenacq.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:    Howard L. Ellin

June S. Dipchand

Email:          howard.ellin@skadden.com

june.dipchand@skadden.com

If to the Company:

Vieco USA, Inc.
65 Bleecker Street, 6th Floor
New York, NY 10012
Attention:    James Cahillane

Email:         James.Cahillane@virgin.com

with copies to (which shall not constitute notice):

Virgin Orbit LLC

4022 East Conant Street

Long Beach, CA 90808

Attention:    Derrick Boston

Email:          derrick.boston@virginorbit.com

and

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:    Justin Hamill

Nima J. Movahedi

Email:          Justin.Hamill@lw.com

Nima.Movahedi@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:    Howard L. Ellin

June S. Dipchand

Email:          howard.ellin@skadden.com

june.dipchand@skadden.com

Annex B-10

Section 3.9     Sponsor Liability. The liability of any Sponsor hereunder is several (and not joint). Notwithstanding any other provision of this Sponsor Agreement, in no event will any Sponsor be liable for any other Sponsor’s breach of such other Sponsor’s representations, warranties, covenants, or agreements contained in this Sponsor Agreement.

Section 3.10   Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.11   Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex B-11

IN WITNESS WHEREOF, the Sponsors, Acquiror and the Company have each caused this Sponsor Agreement to be duly executed as of the date first written above.

SPONSORS:

NEXTGEN SPONSOR II LLC

By:	/s/ George N. Mattson
Name: George N. Mattson
Title: Manager and President

/s/ George N. Mattson
Name: George N. Mattson

/s/ Gregory L. Summe
Name: Gregory L. Summe

[Signature Page to Sponsor Support Agreement]
Annex B-12

ACQUIROR:

NEXTGEN ACQUISITION CORP. II

By:	/s/ Patrick T. Ford
Name: Patrick T. Ford
Title: Chief Financial Officer and Secretary

[Signature Page to Sponsor Support Agreement]

Annex B-13

COMPANY:

VIECO USA, INC.

By:	/s/ Dan M. Hart
Name: Dan M. Hart
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex B-14

Schedule I
Sponsor Acquiror Common Shares and Acquiror Warrants

Sponsor	Acquiror Common Shares		Acquiror Warrants
NextGen Sponsor II LLC c/o NextGen Acquisition Corp. II 2255 Glades Road, Suite 324A, Boca Raton, FL 33431	9,564,864		6,767,927
George N. Mattson c/o NextGen Acquisition Corp. II 2255 Glades Road, Suite 324A, Boca Raton, FL 33431	—	(1)	—	(1)
Gregory L. Summe c/o NextGen Acquisition Corp. II 2255 Glades Road, Suite 324A, Boca Raton, FL 33431	—	(1)	—	(1)

____________

(1)      Messrs. Mattson and Summe may be deemed to beneficially own securities held by NextGen Sponsor II LLC by virtue of their shared control over NextGen Sponsor II LLC. Each of Messrs. Mattson and Summe disclaims beneficial ownership of securities held by NextGen Sponsor II LLC.

[Schedule I to Sponsor Support Agreement]

Annex B-15

Schedule II

Affiliate Agreements

1.      Promissory Note, dated January 18, 2021, issued to the Sponsor Holdco

2.      Letter Agreement, dated March 22, 2021, among the Acquiror, the Sponsor Holdco and each of the other parties thereto

3.      Registration Rights Agreement, dated March 22, 2021, between the Acquiror, the Sponsor Holdco and certain other security holders named therein

4.      Administrative Services Agreement, dated March 22, 2021, between the Acquiror and the Sponsor Holdco, which shall terminate at Closing without further liability, cost, payment or other obligation of the Acquiror

5.      Sponsor Warrants Purchase Agreement, dated March 22, 2021, between Acquiror and the Sponsor Holdco

6.      Indemnity Agreement, dated March 22, 2021, between Acquiror and George N. Mattson

7.      Indemnity Agreement, dated March 22, 2021, between Acquiror and Gregory L. Summe

8.      Promissory Note, dated August 12, 2021, issued to the Sponsor Holdco

[Schedule II to Sponsor Support Agreement]

Annex B-16

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement, dated as of [___], 2021 (as amended, supplemented or otherwise modified from time to time, the “Sponsor Agreement”), by and among NextGen Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Vieco USA, Inc., a Delaware corporation, and the Sponsors set forth on Schedule I thereto. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if it had executed the Sponsor Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [___], 2021
By:
Name:
Title:

Address for Notices:

With copies to:

Annex B-17

Annex C

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of August 22, 2021, by and among NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (the “Company Stockholder”), and Vieco USA, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Common Stock as are indicated opposite the Company Stockholder’s name on Schedule I hereto (all such shares of Company Common Stock, together with (as applicable) any shares of Company Common Stock that are deemed Subject Shares pursuant to Section 1.3 hereof, are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Pulsar Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving company and a wholly owned subsidiary of Acquiror, on the terms and conditions set forth therein (the “Merger”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1     Binding Effect of Merger Agreement. The Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. After the date hereof but prior to the Expiration Time, the Company Stockholder shall be bound by and comply with Sections 6.6 (Acquisition Proposals) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.6 of the Merger Agreement (other than Section 6.6(a), the second to last sentence of Section 6.6, or for purposes of the definition of Acquisition Proposal) also referred to the Company Stockholder.

Section 1.2     No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, the Company Stockholder shall not (except in each case pursuant to the Merger Agreement) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified

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in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Permitted Transferee identified in Section 1.7(b)(i)(C), so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror and the Company a joinder to this Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to the Company Stockholder’s Subject Shares shall be null and void.

Section 1.3     New Shares. In the event that after the date hereof (a) any shares of Company Common Stock (or securities convertible into shares of Company Common Stock) are issued to the Company Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Company Common Stock or otherwise, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock (or securities convertible into shares of Company Common Stock), or (c) the Company Stockholder acquires the right to vote or share in the voting of any shares of Company Common Stock (collectively, the “New Securities”), then such New Securities acquired or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4     Company Stockholder Agreements.

(a)      During the period commencing on the date hereof and ending at the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement or the transactions contemplated thereby in a form reasonably acceptable to Acquiror (which written consent shall be delivered promptly, and in any event within two (2) Business Days, after the Registration Statement (as contemplated by the Merger Agreement) is declared effective under the Securities Act and delivered or otherwise made available to stockholders of the Company), the Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and the Company Stockholder shall vote or provide consent (or cause to be voted or consent provided), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(i)      to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger;

(ii)     to approve and adopt the Pre-Closing Restructuring and the transactions contemplated thereby;

(iii)   in any other circumstances upon which a consent, waiver or other approval is required under the Company’s Governing Documents or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement or the transactions contemplated thereby, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Company Stockholder’s Subject Shares held at such time in favor thereof (to the extent such Subject Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iv)    against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(v)     against any change in the business, management or board of directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger; and

(vi)    against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the transactions contemplated thereby, including the Merger, (B) result in a breach in any respect of any covenant, representation,

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warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company.

The Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.5     Affiliate Agreements. The Company Stockholder hereby agrees and consents to the termination of all Affiliate Agreements to which the Company Stockholder is party, other than those set forth on Section 6.4 of the Company Disclosure Letter, subject to the Closing and effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror.

Section 1.6     Registration Rights Agreement. The Company Stockholder agrees that it will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement.

Section 1.7     Lock-Up Agreement

(a)      Subject to Section 1.7(b), the Company Stockholder hereby agrees that it shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b)      Notwithstanding the provisions set forth in Section 1.7(a), the Company Stockholder or its Permitted Transferees (as defined below) may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Company’s officers or directors, (B) any Affiliates or family members of the Company’s officers or directors; or (C) any direct or indirect partners, members or equity holders of the Company Stockholder or such Permitted Transferee, any Affiliates of the Company Stockholder or such Permitted Transferee or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates, including, but not limited to, (1) Virgin Investments Limited, a company limited by shares under the laws of the British Virgin Islands (“VIL”) and Virgin Group Holdings Limited, a company limited by shares under the laws of the British Virgin Islands; (2) Aabar Space Inc., a company incorporated under the laws of the British Virgin Islands (“Aabar”), Aabar Investments PJS, a private joint stock company established under the laws of the Emirate of Abu Dhabi, and Mubadala Investment Company PJSC, a public joint stock company established under the laws of the Emirate of Abu Dhabi; and (3) any other person or entity directly or indirectly controlled by any person or combination of persons identified in this clause 1.7(b)(i)(C)(1) or (2) (in each case, other than such Transfers that would reasonably be expected to, individually or in the aggregate, prevent or materially impair, impede or delay the consummation of the transactions contemplated by the Merger Agreement); (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Company; (vii) by virtue of the laws of the British Virgin Islands or the Company Stockholder’s certificate of incorporation upon dissolution of the Company Stockholder; (viii) in the event of Acquiror’s liquidation, merger, capital stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date, in each case, solely in connection with such exchange; or (ix) in connection with the exercise of any options or warrants to purchase Domesticated Acquiror Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis); provided, that each transferee contemplated by clauses (i) through (vii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c)      Notwithstanding the provisions set forth in Section 1.7(a) and Section 1.7(b), if the VWAP of one share of Domesticated Acquiror Common Stock quoted on Nasdaq (or such other exchange on which the shares of Domesticated Acquiror Common Stock are then listed) is equal to or greater than $12.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing on the day that is at least 11 months after the Closing Date, including the last day of such thirty (30) consecutive Trading Day period (any such thirty (30) consecutive Trading Day

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period during which such condition is satisfied, the “Measurement Period”), then the Company Stockholder’s Lock-up Shares that are subject to the Lock-up Period will be automatically released from such restrictions immediately prior to the opening of trading on the exchange on which the Domesticated Acquiror Common Stock is listed on the second Trading Day following the end of the Measurement Period.

(d)      Notwithstanding the provisions set forth in Section 1.7(a) and Section 1.7(b), if (i) at least 120 days have elapsed since the Closing Date and (ii) the 180 Day Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the 180 Day Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Acquiror shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Acquiror shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the 180 Lock-up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

(e)      For purposes of this Agreement:

(i)      the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Acquiror’s securities would not be permitted under the Acquiror’s insider trading policy;

(ii)     the term “Lock-up Period” means, (x) for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is 180 days after (and excluding) the Closing Date (the “180 Day Lock-up Period”), (y) for 25% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 a.m. Eastern Time on the date that is 18 months after (and excluding) the Closing Date and (z) for 50% of the Lock-up Shares, the period beginning on the Closing Date and ending at 8:00 a.m. Eastern Time on the date that is 24 months after (and excluding) the Closing Date;

(iii)   the term “Lock-up Shares” means the shares of Domesticated Acquiror Common Stock held by the Company Stockholder immediately following the Closing (other than the shares of Domesticated Acquiror Common Stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Domesticated Acquiror Common Stock occurs on or after the Closing); provided that, for clarity, shares of Domesticated Acquiror Common Stock issued in connection with the PIPE Investment shall not constitute Lock-up Shares and shall not be subject to this Section 1.7;

(iv)    the term “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for buying and selling of securities;

(v)     the term “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Acquiror.

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Section 1.8     Stockholders’ Agreement. The Company Stockholder agrees that it will deliver, substantially simultaneously with the Effective Time, a duly executed copy of the Stockholders’ Agreement substantially in the form attached as Exhibit D to the Merger Agreement.

Section 1.9     Further Assurances. The Company Stockholder shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws) to consummate the Merger and the other transaction contemplated by the Merger Agreement and this Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.10   No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.11   No Challenges. The Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors, assigns or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s rights under this Agreement and the other agreements entered into by the Company Stockholder in connection herewith, including the Company Stockholder’s right to receive the Company Stockholder’s portion of the Aggregate Merger Consideration as provided in the Merger Agreement.

Section 1.12   Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. The Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1     Representations and Warranties of the Company Stockholder. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a)      Organization; Due Authorization. The Company Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Company Stockholder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b)      Ownership. The Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. The Company Stockholder’s Subject Shares are the only equity securities in the Company

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owned of record or beneficially by the Company Stockholder on the date of this Agreement, and none of the Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth hereunder. Other than as set forth opposite the Company Stockholder’s name on Schedule I, the Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)      No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company Stockholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Stockholder or the Company Stockholder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(d)      Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of its obligations under this Agreement.

(e)      Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

(f)       Brokerage Fees. Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its Affiliates may become liable.

(g)      Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon the Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1     Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (i) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof, (ii) as to each Company Stockholder, the written agreement of such Company Stockholder, Acquiror and the Company and (iii) the expiration of the Lock-up Period. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2     Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the

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internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to principals of or rules of conflict of Laws to the extent such principles or rules would require or permit application of Laws of another jurisdiction.

Section 3.3     CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)      THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER AND FURTHER AGREES NOT TO BRING ANY PROCEEDING OR ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 3.8.

(b)      WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4     Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5     Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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Section 3.6     Amendment; Waiver. This Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholder.

Section 3.7     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8     Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day, addressed as follows:

If to Acquiror:

NextGen Acquisition Corp. II
2255 Glades Road, Suite 324A
Boca Raton, FL 33431
Attention:    Patrick Ford
Email:          pford@nextgenacq.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:    Howard L. Ellin

June S. Dipchand

Email:          howard.ellin@skadden.com

june.dipchand@skadden.com

If to the Company:

Vieco USA, Inc.
65 Bleecker Street, 6th Floor
New York, NY 10012
Attention:    James Cahillane
Email:          James.Cahillane@virgin.com

with copies to (which shall not constitute notice):

Virgin Orbit LLC
4022 East Conant Street
Long Beach, CA 90808
Attention:    Derrick Boston
Email:          derrick.boston@virginorbit.com

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:    Justin Hamill

Nima J. Movahedi

Email:          Justin.Hamill@lw.com

Nima.Movahedi@lw.com

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If to the Company Stockholder:

Vieco 10 Limited
PO Box 71
Road Town, Tortola
British Virgin Islands
Attention:   Craigmuir Chambers
Email:         VGhl@harneys.com

with copies to (which shall not constitute notice):

Virgin Management USA, Inc.
65 Bleecker Street, 6th Floor
New York, NY 10012
Attention:    James Cahillane, General Counsel
Email:          James.Cahillane@virgin.com

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:    Justin Hamill

Nima J. Movahedi

Email:          Justin.Hamill@lw.com

Nima.Movahedi@lw.com

Section 3.9     Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10   Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex C-9

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

VIECO 10 LIMITED

By:	/s/ James Cahillane
Name: James Cahillane
Title: Authorized Signatory

[Signature Page to Stockholder Support Agreement]

Annex C-10

ACQUIROR:

NEXTGEN ACQUISITION CORP. II

By:	/s/ Patrick T. Ford
Name: Patrick T. Ford
Title: Chief Financial Officer and Secretary

[Signature Page to Stockholder Support Agreement]

Annex C-11

COMPANY:

VIECO USA, INC.

By:	/s/ Daniel M. Hart
Name: Daniel M. Hart
Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

Annex C-12

Schedule I

Company Stockholder Subject Shares

Company Stockholder	Shares of Common Stock
Vieco 10 Limited	100

[Schedule I to Stockholder Support Agreement]

Annex C-13

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Support Agreement, dated as of [___], 2021 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation), Vieco USA, Inc., a Delaware corporation, and Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [___], 2021
By:
Name:
Title:

Address for Notices:

With copies to:

Annex C-14

Annex D

Execution Version

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on August 22, 2021, by and between NextGen Acquisition Corp. II, a Cayman Islands exempted company (“NextGen”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among NextGen, Vieco USA, Inc., a Delaware corporation (the “Company”), Pulsar Merger Sub, Inc., a Delaware corporation (“NextGen Merger Sub”), and the other parties thereto, pursuant to which, among other things, NextGen Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of NextGen, and NextGen will change its name to “Virgin Orbit Holdings, Inc.,” on the terms and subject to the conditions therein (the “Transaction”);

WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), NextGen will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, in connection with the Transaction, NextGen is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of NextGen’s Class A common stock, par value $0.0001 per share, as such shares will exist as common stock following the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, NextGen is entering into: (a) separate subscription agreements (the “Insider Subscription Agreements”) with certain other investors that may include existing directors, officers or securityholders (including, for the avoidance of doubt, holders of convertible securities) of NextGen, NextGen Sponsor LLC, a Cayman Islands limited liability company, the Company and/or their respective affiliates with an aggregate purchase price of $60,000,000 (collectively, the “Insider PIPE Investors” and, such investment, the “Insider PIPE Investment”) substantially similar to this Subscription Agreement; and (b) separate subscription agreements (collectively, the “Other PIPE Agreements” and, together with the Insider Subscription Agreements, the “Other Subscription Agreements”) substantially similar to this Subscription Agreement with certain investors (other than the Insider PIPE Investors) with an aggregate purchase price of $40,000,000 (inclusive of the Subscription Amount) (together with the Insider PIPE Investment, the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and NextGen acknowledges and agrees as follows:

1. Subscription. Subject to the terms and conditions hereof, the Investor hereby irrevocably subscribes for and agrees to purchase from NextGen, and NextGen agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”) and be conditioned upon the prior or substantially concurrent consummation of the Transaction and satisfaction of the other conditions set forth in Section 3 hereof. Upon delivery of written notice from (or on behalf of) NextGen to the Investor (the “Closing Notice”), that NextGen reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected closing date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor

Annex D-1

shall, two (2) business days prior to the expected closing date specified in the Closing Notice (or such other date agreed to in writing by NextGen), deliver the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by NextGen in the Closing Notice. On the Closing Date, NextGen shall (i) issue the Shares to the Investor and subsequently cause the Shares to be registered in book-entry form in the name of the Investor (or its nominee in accordance with delivery instructions, as applicable) on NextGen’s share register and (ii) as soon as practical following the Closing, deliver to the Investor a certificate of NextGen’s transfer agent confirming the issuance and delivery of the Shares to the Investor (or such nominee or custodian) as of the Closing Date (or such other evidence of issuance of the Shares from NextGen’s transfer agent reasonably acceptable to the Investor). For purposes of this Subscription Agreement, “business day” shall mean any day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as NextGen remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing Date, Investor shall deliver to NextGen a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Closing Date does not occur within three (3) business days after the expected closing date specified in the Closing Notice, NextGen shall promptly (but not later than three (3) business days after the expected closing date specified in the Closing Notice) return or cause the return of the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing upon delivery by NextGen of a subsequent Closing Notice in accordance with this Section 2. For the avoidance of doubt, if any termination hereof occurs after the delivery by the Investor of the Subscription Amount for the Shares and prior to the Closing, NextGen shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Investor without any deduction for or on account of any tax, withholding, charges or set-off.

3. Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the satisfaction of the following conditions:

(a) there shall not be in force any injunction or order issued by any governmental authority enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement;

(b) solely with respect to the Investor’s obligation to close, no amendments or modifications of the Transaction Agreement by NextGen or the Company or waivers under the Transaction Agreement by NextGen shall have occurred that materially and adversely affect the economic benefits the Investor would reasonably expect to receive under this Subscription Agreement without the Investor’s prior written consent;

(c) all conditions precedent to the closing of the Transaction as set forth in the Transaction Agreement, including all necessary approvals of NextGen’s shareholders and regulatory approvals, if any, shall have been satisfied or waived (as determined by the applicable parties to the Transaction Agreement and other than those conditions that, by their nature, (x) may only be satisfied at the closing of the Transaction (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement and the Other Subscription Agreements), but subject to the satisfaction or waiver of such conditions as of the Closing, or (y) will be satisfied by the Closing and the closing of the transactions contemplated by the Other Subscription Agreements);

(d) solely with respect to the Investor’s obligation to close, the representations and warranties made by NextGen in Section 5 of this Subscription Agreement shall be true and correct in all respects as of the Closing Date, other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date, in each case, except for any failure of such representations and warranties to be so true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on NextGen or its ability to consummate the transactions contemplated hereby;

(e) solely with respect to the NextGen’s obligation to close, the representations and warranties made by the Investor in Section 6 of this Subscription Agreement shall be true and correct in all respects as of the Closing Date, other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date, in each case, except for any failure of such representations and warranties to be so true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Investor or its ability to consummate the transactions contemplated hereby;

Annex D-2

(f) solely with respect to NextGen’s obligation to close, the Investor shall have wired the Subscription Amount in accordance with Section 2 of this Subscription Agreement and otherwise performed or complied in all material respects all of its covenants and agreements contained in this Subscription Agreement that are required to be performed or complied with by the Investor on or before the Closing Date; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by NextGen to the Investor and the Investor fails to cure such non-compliance in all material respects within five (5) Business Days of receipt of such notice;

(g) solely with respect to the Investor’s obligation to close, NextGen shall have performed or complied in all material respects with all of its covenants and agreements contained in this Subscription Agreement that are required to be performed or complied with by NextGen on or before the Closing Date; provided, that this condition shall be deemed satisfied unless written notice of such non-compliance is provided by the Investor to NextGen and NextGen fails to cure such non-compliance in all material respects within five (5) Business Days of receipt of such notice;

(h) no suspension of the qualification of the Class A ordinary shares, par value $0.0001 per share, of NextGen (“Class A Shares”) for offering or sale or trading on the Nasdaq Stock Market LLC (“Nasdaq”), and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred and be continuing, and the Shares shall be approved for listing on Nasdaq or the New York Stock Exchange (“NYSE”), subject to official notice of issuance; and

(i) solely with respect to the Investor’s obligation to close, there shall have been no amendment, waiver, or modification to the Other Subscription Agreements that materially economically benefits any other investor unless the Investor has been offered substantially the same benefits.

4. Further Assurances. At or prior to the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties deem to be reasonably necessary or advisable in order to consummate the subscription as contemplated by this Subscription Agreement (the “Subscription”).

5. NextGen Representations, Warranties and Agreements. NextGen represents and warrants to, and agrees with, the Investor that:

(a) NextGen is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. NextGen has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, NextGen will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any liens or preemptive or similar rights created under NextGen’s certificate of incorporation (as in effect at such time of issuance) or under the Delaware General Corporation Law (other than those arising under this Subscription Agreement or applicable securities laws).

(c) This Subscription Agreement has been duly authorized, executed and delivered by NextGen and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a valid and binding agreement of NextGen and is enforceable against NextGen in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The issuance and sale by NextGen of the Shares and the execution and delivery of, and compliance by NextGen with all of the provisions pursuant to, this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of NextGen or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which NextGen or any of its subsidiaries is a party or by which NextGen or any of its subsidiaries is bound or to which any of the property or assets of NextGen is subject that would reasonably be expected to have a material adverse effect on the business, financial

Annex D-3

condition or results of operations of NextGen and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of NextGen to comply in all material respects with its obligations under this Subscription Agreement; (ii) the provisions of the organizational documents of NextGen; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over NextGen or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of NextGen to comply in all material respects with its obligations under this Subscription Agreement.

(e) As of their respective filing dates, all reports required to be filed by NextGen with the U.S. Securities and Exchange Commission (the “SEC”) since March 22, 2021 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder and none of the SEC Reports, when filed, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that notwithstanding anything to the contrary in this Subscription Agreement, no representation or warranty is made under this Subscription Agreement or otherwise as to the timeliness of the filing of NextGen’s Form 10-Q for the quarterly period ended March 31, 2021 filed on May 26, 2021 with the SEC or as to the accounting treatment of the Company’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the accounting treatment of such warrants, in any SEC Reports. The financial statements of NextGen included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (as amended or superseded) and fairly present in all material respects the financial position of NextGen as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by NextGen from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(f) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, NextGen is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement; (iv) those required by Nasdaq, including with respect to obtaining approval of NextGen’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on NextGen’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Shares.

(g) As of the date hereof, NextGen has not received any written communication from a governmental authority that alleges that NextGen is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) As of the date hereof, there is no (i) suit, action, claim, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of NextGen, threatened against NextGen or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against NextGen, except, in each case, for such matters as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by NextGen to the Investor.

(j) Neither NextGen nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(k) As of the date hereof, the authorized share capital of NextGen consists of (i) 5,000,000 undesignated preferred shares, par value $0.0001 per share (“Preferred Shares”), (ii) 500,000,000 Class A Shares and (iii) 50,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B Shares”). As of the date hereof: (1) no

Annex D-4

Preferred Shares are issued and outstanding, (2) 38,259,457 Class A Shares are issued and outstanding, (3) 9,564,864 Class B Shares are issued and outstanding and (4) 14,419,818 warrants, each entitling the holder thereof to purchase one Class A Share at an exercise price of $11.50 per Class A Share, are outstanding.

(l) As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of NextGen, threatened against NextGen by Nasdaq or the SEC with respect to any intention by such entity to deregister NextGen’s Class A Shares or prohibit or terminate the listing of NextGen’s Class A Shares on Nasdaq. NextGen has taken no action that is designed to terminate the registration of its Class A Shares under the Exchange Act.

(m) Other than as set forth in the Transaction Agreement, there are no securities or instruments issued by or to which NextGen is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement, in each case that have not been or will not be validly waived on or prior to the Closing Date.

(n) NextGen is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).

(o) The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms and conditions with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds, and there is no side letter or other agreement that modifies such Per Share Subscription Price and such other terms and conditions with respect to the purchase of the Shares. Furthermore, if, and whenever on or after the date hereof, NextGen (i) enters into any subscription agreements for the purchase of Class A Shares with the closing of such purchase to occur in connection with the closing of the Transaction, (ii) enters into a side letter or other agreement that modifies such Per Share Subscription Price or modifies or provides for other terms and conditions with respect to the purchase of the Shares, or (iii) otherwise amends or modifies any of the Other Subscriptions Agreements, side letters or other agreements, in each case, pursuant to which the terms and conditions thereof are more favorable to such other subscriber, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds, this Agreement shall be, without any further action by the Investor or NextGen, automatically amended and modified in an economically and legally equivalent manner such that the Investor shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such other subscription agreement, side letter or other agreement. Notwithstanding anything to the contrary herein, entry into agreements, side letters, or other arrangements with respect to the sale, supply, marketing or distribution of goods or services shall be excluded from the foregoing.

6. Investor Representations, Warranties and Agreements. The Investor represents and warrants to, and agrees with, NextGen that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring its entire beneficial ownership interest in the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is acquiring the Shares for investment purposes only and is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and the Investor is an “institutional account” as defined by FINRA Rule 4512(c).

(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction and that NextGen is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that, unless the resale of the Shares has been registered pursuant to an effective registration

Annex D-5

statement under the Securities Act, the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor except (i) to NextGen or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates representing the Shares shall contain a restrictive legend to the following effect:

(i)     THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, ANY SUCH TRANSFER OR OTHER DISPOSITION IS SUBJECT TO THE CONDITIONS CONTAINED IN A SUBSCRIPTION AGREEMENT, DATED AUGUST 22, 2021. A COPY OF SUCH CONDITIONS WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST.

(c) The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(d) The Investor acknowledges and agrees that the Investor is purchasing the Shares from NextGen. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of NextGen, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity (including the Placement Agents), expressly or by implication, other than those representations, warranties, covenants and agreements of NextGen expressly set forth in Section 5 of this Subscription Agreement and the investor presentation and materials provided by NextGen to Investor, in making its investment or decision to invest in NextGen.

(e) The Investor has (i) received, reviewed and understood the offering materials made available to it in connection with the Subscription, (ii) had the opportunity to ask questions of and receive answers from the Company directly and (iii) conducted and completed its own independent due diligence with respect to the Subscription. Based on such information the Investor has deemed appropriate and without reliance upon any Placement Agent, the Investor has independently made its own analysis and decision to enter into the Subscription. Except for the representations, warranties and agreements of NextGen expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Subscription, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of NextGen, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

(f) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and NextGen, the Company or a representative of NextGen or the Company, and the Shares were offered to the Investor solely by such direct contact. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered to the Investor by any form of general solicitation or general advertising and (ii) are not being offered to the Investor in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation

Annex D-6

or warranty made by any person, firm or corporation (including NextGen, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of NextGen contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in NextGen.

(g) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in NextGen’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither NextGen nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(h) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in NextGen. The Investor acknowledges specifically that a possibility of total loss exists.

(i) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(j) The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(k) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, the Investor will not violate any provisions of the Investor’s organizational documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of NextGen, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(l) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person or entity named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to

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ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(m) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), then the Investor represents and warrants that (1) neither NextGen nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (2) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(n) As of the date hereof, the Investor does not have any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of NextGen; provided that in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement. For the avoidance of doubt, this Section 6(n) shall not apply to ordinary course, non-speculative hedging transactions.

(o) The Investor acknowledges that, no disclosure or offering document has been prepared by Goldman Sachs & Co. LLC or Credit Suisse Securities (USA) LLC (collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.

(p) The Investor acknowledges that none of the Placement Agents, any of their respective affiliates, or any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to NextGen, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by NextGen.

(q) The Investor understands that in connection with the issue and purchase of the Shares, neither the Placement Agents, nor any of their respective affiliates have acted as the Investor’s financial advisor or fiduciary.

(r) The Investor has or has commitments to have and, when required to deliver payment to NextGen pursuant to Section 2 above, will have sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

(s) No broker’s or finder’s fees or commissions will be payable by the Investor with respect to the transactions contemplated hereby.

(t) The Investor hereby acknowledges that it is aware of the fact that, in addition to its capacity as NextGen’s Placement Agents in connection with the Subscription, (i) Goldman Sachs & Co. LLC is acting as financial advisor to NextGen and (ii) Credit Suisse Securities (USA) LLC is acting as financial advisor to the Company, in each case in connection with the Transaction.

(u) The Investor is not a “foreign person,” “foreign government,” or a “foreign entity,” in each case, as defined in Section 721 of the Defense Production Act of 1950, as amended, including, without limitation, all implementing regulations thereof (the “DPA”). The Investor is not controlled, in whole or in part, by a “foreign person,” as defined in the DPA. The Investor is purchasing the Shares “solely for the purpose of passive investment,” as defined

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in 31 C.F.R. § 800.243. The Investor will not (i) have control (as defined in 31 C.F.R. §800.208) over NextGen from and after the Closing solely as a result of the purchase and sale of the Shares hereunder or (ii) have any of the rights with respect to NextGen that are set forth at 31 C.F.R. §800.211(b) as rights of a foreign person with respect to a “TID U.S. business.”

7. Registration Rights.

(a) NextGen agrees that, within thirty (30) days following the Closing Date (such deadline, the “Filing Deadline”), NextGen will submit to or file with the SEC (at NextGen’s expense) a registration statement for a shelf registration on Form S-1, Form S-3 (if NextGen is then eligible to use a Form S-3 shelf registration) or other appropriate form (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and NextGen shall use its commercially reasonable efforts to have the Registration Statement declared effective as promptly as practicable after the filing thereof, but no later than the earliest of (i) the 90th calendar day following the filing date thereof if the SEC notifies NextGen that it will “review” the Registration Statement, (ii) the first anniversary of the date of this Subscription Agreement, (iii) the 10th business day after the date NextGen is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review and (iv) the 90th calendar day following the Closing (such earlier date, the “Effectiveness Deadline”); provided, however, that if such day falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business; provided further, that NextGen’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to NextGen such information regarding Investor or its permitted assigns, the securities of NextGen held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by NextGen to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as NextGen may reasonably request that are customary of a selling shareholder in similar situations, including providing that NextGen shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. NextGen will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of the date of filing the Registration Statement with the SEC; provided that for the avoidance of doubt, in no event shall NextGen be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Investor’s review.

(b) For as long as the Investor holds Shares, NextGen will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by NextGen to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve NextGen of its obligations to file or effect the Registration Statement as set forth above in this Section 7. Notwithstanding the foregoing, if the SEC prevents NextGen from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Registrable Shares under Rule 415 under the Securities Act, NextGen shall amend the Registration Statement or file a new Registration Statement to register such Registrable Shares not included in the initial Registration Statement and shall use commercially reasonable efforts to have such amendment or Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the Effectiveness Deadline. As soon as is reasonably practicable upon notification by the SEC that the Registration Statement has been declared effective by the SEC, NextGen shall

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file the final prospectus under Rule 424 of the Securities Act. If the SEC determines that any resale of the Shares is deemed a primary offering, NextGen will use its commercially reasonable efforts to dispute the SEC’s determination. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC or another regulatory agency; provided that if the SEC or another regulatory agency requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement.

(c) At its expense NextGen shall:

(i) except for such times as NextGen is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which NextGen determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144, and (C) three (3) years from the date of effectiveness of the Registration Statement;

(ii) advise Investor within five (5) business days:

(1) when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by NextGen of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, NextGen shall not, when so advising Investor of such events described in Section 7(c)(ii) above, provide Investor with any material, nonpublic information regarding NextGen other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding NextGen;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated in Section 7(c)(ii)(4) above, except for such times as NextGen is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, NextGen shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(v) use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of Class A common stock issued by NextGen have been listed;

(vi) if requested by Investor, use commercially reasonable efforts to cause NextGen’s transfer agent to remove the legend set forth above in Section 6(b)(i), in accordance with the provisions of Section 7(g); and

(vii) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.

(d) Notwithstanding anything to the contrary in this Subscription Agreement, NextGen shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it reasonably determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by NextGen or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event NextGen’s board of directors reasonably believes would require additional disclosure by NextGen in the Registration Statement of material information that NextGen has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of NextGen’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of NextGen’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to NextGen and the majority of the NextGen board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that NextGen may not delay or suspend the Registration Statement on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days in each case during any twelve (12) month period. Upon receipt of any written notice from NextGen of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which NextGen agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by NextGen that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by NextGen unless otherwise required by law or subpoena. If so directed by NextGen, Investor will deliver to NextGen or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) The Investor may deliver written notice (an “Opt-Out Notice”) to NextGen requesting that the Investor not receive notices from NextGen otherwise required by Section 7; provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) NextGen shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of an effective Registration Statement, the Investor will notify NextGen in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, NextGen will so notify the Investor, within two (2) business days of the Investor’s notification to NextGen, by delivering to the Investor a copy of such previous notice of Suspension Event, and thereafter will provide the Investor with the related notice of the conclusion of such Suspension Event immediately upon its availability.

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(f) Indemnification.

(i) NextGen agrees to indemnify and hold harmless, to the extent permitted by law, Investor (to the extent a seller under the Registration Statement), its directors, officers, partners, managers, members, investment advisors, employees, stockholders, agents and each person who controls Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities, and reasonable and documented out of pocket expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending any such action or claim of one law firm and one local counsel in each applicable jurisdiction) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to NextGen by or on behalf of such Investor expressly for use therein or such Investor has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7(f)(i) shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities and out of pocket expenses if such settlement is effected without the consent of NextGen (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall NextGen be liable for any losses, claims, damages, liabilities and out of pocket expenses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by an Investor expressly for use in the Prospectus, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by NextGen in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by NextGen, or (D) in connection with any offers or sales effected by or on behalf of an Investor in violation of Section 7(d) hereof.

(ii) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to NextGen in writing such information and affidavits as NextGen reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify NextGen, its directors, officers, agents, employees and each person or entity who controls NextGen (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, and reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees of one law firm) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of such Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for

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any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v) If the indemnification provided under this Section 7(f) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 7(f)(i), Section 7(f)(ii) and Section 7(f)(iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(f)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(g) Subject to receipt from the Investor by NextGen and the transfer agent of customary representations and other documentation reasonably acceptable to NextGen and the transfer agent in connection therewith, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, upon request by Investor, NextGen shall use commercially reasonable efforts to remove or cause to be removed any legend from the book-entry position evidencing the Shares within a reasonable time following the earliest of such time as the Shares (i) (x) are registered under or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold or transferred pursuant to Rule 144 or (iii) may be sold by such Investor without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions. In connection with NextGen’s instruction to remove any legend from the book-entry position evidencing the Shares pursuant to the preceding sentence, and subject to receipt from the Investor by NextGen and its counsel of representations and documentation reasonably acceptable to NextGen and its counsel, NextGen shall cause its legal counsel to deliver an opinion, if necessary, to the transfer agent to the effect that the removal of such restrictive legend in such circumstance may be effected under the Securities Act. If restrictive legends are no longer required for the Shares pursuant to the foregoing, NextGen shall, in accordance with the provisions of this section and reasonably promptly following any request therefor from the Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, unlegended entry for the Shares.

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8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (d) May 23, 2022 or, if the Agreement End Date (as defined in the Transaction Agreement) is extended by the parties thereto, such date shall be August 23, 2022; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from any such willful breach. NextGen shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to NextGen in connection herewith shall be promptly (and in any event within one (1) business day after such termination) returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that NextGen is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving NextGen and one or more businesses or assets. The Investor further acknowledges that, as described in NextGen’s prospectus relating to its initial public offering dated March 25, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of NextGen’s assets consist of the cash proceeds of NextGen’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of NextGen, its public shareholders and the underwriter of NextGen’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to NextGen to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of NextGen entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 9 shall (x) serve to limit or prohibit the Investor’s right to pursue a claim against NextGen for legal relief against assets held outside the Trust Account (so long as such claim would not affect NextGen’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of NextGen), for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Investor may have in the future against NextGen’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect NextGen’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of NextGen) or (z) be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Shares of NextGen acquired by any means other than pursuant to this Subscription Agreement.

10. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than (i) by prior written consent from NextGen or (ii) an assignment to one or more affiliates under common control with Investor, including the investment manager of the Investor and any entity, fund or account managed by the same investment manager as the Investor or a controlled affiliate thereof, without prior written consent of NextGen, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions; provided that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to NextGen hereunder or any of NextGen’s obligations may be transferred or assigned other than pursuant to the Transaction.

Annex D-14

(b) NextGen may request from the Investor such additional information as NextGen may reasonably deem necessary to evaluate the eligibility of the Investor to acquire the Shares, to comply with applicable regulatory requirements and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that, NextGen agrees to keep any such information provided by the Investor confidential. The Investor acknowledges that NextGen may file a copy of the form of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement.

(c) The Investor acknowledges that NextGen and the Placement Agents (as third-party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of NextGen) will rely on the acknowledgments, understandings, agreements, covenants, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify NextGen and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.

(d) NextGen acknowledges that the Investor and the Placement Agents (as third-party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of the Investor) will rely on the acknowledgments, understandings, agreements, covenants, representations and warranties of NextGen contained in this Subscription Agreement. Prior to the Closing, NextGen agrees to promptly notify the Investor and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of NextGen set forth herein are no longer accurate.

(e) NextGen, the Placement Agents (as set forth in Section 10(c) and Section 10(d)) and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or regulation.

(f) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(g) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(h) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(f), Section 10(c) and Section 10(d) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(i) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) Each party shall pay all of its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Subscription Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.

Annex D-15

(l) The obligations of the Investor under this Subscription Agreement are several and not joint with the obligations of any other investor under the Other Subscription Agreements, and the Investor shall not be responsible in any way for the performance of the obligations of any other investor under any Other Subscription Agreement. The decision of the Investor to purchase the Shares pursuant to this Subscription Agreement has been made by the Investor independently of any other investor and independently of any information, materials, statements opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of NextGen, the Company or any of their respective subsidiaries which may have been made or given by any other investor or by any agent or employee of any other investor, and neither the Investor nor any of its agents or employees shall have any liability to any other investor relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or any other investor pursuant hereto or thereto, shall be deemed to constitute the Investor and any other investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and any other investor are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no other investor has acted as agent for the Investor in connection with making its investment hereunder and no other investor will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement.

(m) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(n) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(o) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(o) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(p) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH

Annex D-16

SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(p).

11. Non-Reliance and Exculpation. The Investor acknowledges and agrees that: (a) it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of NextGen expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in NextGen; (b) the Placement Agents are acting solely as placement agents in connection with the Subscription and are not acting as underwriters or in any other capacity and are not and shall not be construed as fiduciaries for the Investor, the Company or any other person or entity in connection with the Subscription; (c) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Subscription; (d) the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, condition (financial or otherwise), operations, properties or prospects of, or any other matter concerning the Company or the Subscription; (e) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other person or entity), whether in contract, tort or otherwise, to the Investor, or to any person claiming through the Investor, in respect of the Subscription; and (f) the Placement Agents have not provided the Investor with a disclosure or offering document in connection with the offer and sale of the Shares. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares (including such other investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, in each case, absent their own gross negligence, fraud or willful misconduct, (iii) any other party to the Transaction Agreement (other than NextGen), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of NextGen, the Company or any other party to the Transaction Agreement shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares. On behalf of itself and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby, in each case, absent their own gross negligence, fraud or willful misconduct.

12. Press Releases; Publicity. NextGen shall, by 9:00 a.m., New York City time, on or before the business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that NextGen has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, the Investor shall not be in possession of any material, non-public information received from NextGen, the Company or any of their agents, officers, directors or employees and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with NextGen or any of its affiliates or agents relating to the transactions contemplated by

Annex D-17

this Subscription Agreement. Except with the express written consent of the Investor and unless prior thereto the Investor shall have executed a written agreement regarding the confidentiality and use of such information, NextGen shall not, and shall cause its officers, directors, employees and agents, not to, provide the Investor with any material, non-public information regarding NextGen or the Transaction from and after the filing of the Disclosure Document. All press releases, marketing materials or other public communications or disclosures relating to the transactions contemplated hereby between NextGen and the Investor, and the method of the release for publication thereof, shall be subject to the prior written approval of the Investor to the extent such press release or public communication or disclosure of the name of the Investor or any of its affiliates or investment advisers; provided that NextGen shall not be required to obtain consent pursuant to this Section 12 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12. The restriction in this Section 12 shall not apply to the extent the public announcement or disclosure is required by applicable securities law (including in connection with the Registration Statement), any governmental authority or stock exchange rule; provided that in such an event, NextGen shall consult with the Investor in advance as to its form, content and timing.

13. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to NextGen, to:

NextGen Acquisition Corp. II
2255 Glades Road, Suite 324A
Boca Raton, Florida 33431
Attention:	Patrick Ford
Email:	pford@nextgenacq.com

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Howard L. Ellin
David J. Goldschmidt
June S. Dipchand
Email:	howard.ellin@skadden.com
david.goldschmidt@skadden.com
june.dipchand@skadden.com

and

Vieco USA, Inc.
4022 East Conan Street
Long Beach, CA 90808
Attention:	Brita O’Rear
Derrick Boston
Email:	brita.orear@virginorbit.com
derrick.boston@virginorbit.com

Annex D-18

and

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:	Justin Hamill
Rachel Sheridan
Drew Capurro
Email:	justin.hamill@lw.com
rachel.sheridan@lw.com
drew.capurro@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

Annex D-19

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount:$	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by NextGen in the Closing Notice.

[Signature Page to Subscription Agreement]

Annex D-20

IN WITNESS WHEREOF, NextGen has accepted this Subscription Agreement as of the date set forth below.

NEXTGEN ACQUISITION CORP. II

By:
Name:
Title:

Date: , 2021

[Signature Page to Subscription Agreement]

Annex D-21

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):
☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act a (“QIB”)).
☐	We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.
**OR**
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

The Investor is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has checked the below boxes for the applicable provision under which the Investor qualifies as such:

☐

Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, limited liability company or partnership not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000.

☐	Investor is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
☐	Investor is a “bank” as defined in Section 3(a)(2) of the Securities Act.
☐	Investor is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.
☐	Investor is a broker or dealer registered pursuant to Section 15 of the Exchange Act.
☐	Investor is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.
☐	Investor is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state.

[Schedule A to Subscription Agreement]

☐	Investor is an investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940.
☐	Investor is an investment company registered under the Investment Company Act of 1940.
☐	Investor is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.
☐	Investor is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.
☐	Investor is a “Rural Business Investment Company” as defined in Section 384A of the Consolidated Farm and Rural Development Act.
☐

Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

Annex D-22

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

	☐	A bank;
	☐	A savings and loan association;
	☐	An insurance company; or
☐	A registered investment adviser.
☐	Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.
☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐

Investor is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

[Schedule A to Subscription Agreement]

Annex D-23

Annex E

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2021, is made and entered into by and among [Virgin Orbit Holdings, Inc.], a Delaware corporation (the “Company”) (formerly known as NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), NextGen Sponsor II LLC, a Cayman Islands exempted company (the “Sponsor”), certain former stockholders of Vieco USA, Inc., a Delaware corporation (“Vieco USA”), identified on the signature pages hereto (such stockholders, the “VO Holders” and, collectively with the Sponsor, the VO Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of March 22, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of August 22, 2021, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Pulsar Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and Vieco USA;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the VO Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, on the date hereof, certain investors, including certain Holders party hereto, (such investors, collectively, the “PIPE Investors”) purchased an aggregate of 10,000,000 shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of August 22, 2021, entered into by and between the Company and each of the PIPE Investors (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus

Annex E-1

in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Holder Support Agreement” shall mean that certain Stockholder Support Agreement, dated as of August 22, 2021, by and among Vieco USA and Vieco 10 Limited.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Insider Letter” means that certain letter agreement, dated as of March 22, 2021, by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

Annex E-2

“Permitted Transferees” shall (a) with respect to the Sponsor and its respective Permitted Transferees, have the meaning given in the Sponsor Support Agreement and (b) with respect to the VO Holders and their respective Permitted Transferees, have the meaning given in the Bylaws of the Company or the Company Holder Support Agreement, as applicable to such VO Holder.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company, and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F) the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Common Stock is then listed;

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(G) the fees and expenses incurred by the Company in connection with any Underwritten Offering, Block Trade, Other Coordinated Offering or other offering involving an Underwriter or a broker, placement agent or sales agent;

(H) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of Registrable Securities held by the Demanding Holders participating in the applicable Underwritten Offering, Block Trade or Other Coordinated Offering; and

(I) all expenses with respect to a road show that the Company is obligated to participate in pursuant to the terms of this Agreement.

“Registration Statement” shall mean any registration statement under the Securities Act that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration, a Block Trade or an Other Coordinated Offering.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Support Agreement” shall mean that certain Sponsor Support Agreement, dated as of August 22, 2021, by and among the Company, the Sponsor and Vieco USA.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Vieco USA” shall have the meaning given in the Preamble hereto.

“VO Holders” shall have the meaning given in the Preamble hereto.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

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ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor or a VO Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor and the VO Holders.

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2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a VO Holder (any of the Sponsor or a VO Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than one (1) Underwritten Shelf Takedown and the VO Holders may demand, in the aggregate, not more than four (4) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a VO Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the VO Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a VO Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such VO Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement,

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the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

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(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock that participates and sells Registrable Securities in such Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder that participates and sells Registrable Securities in such Underwritten Offering agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders that execute a lock-up agreement).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade”

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(a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.4 of this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities, which Registration Statement shall include a plan of distribution that includes any method of distribution that a Holder may reasonably request prior to the filing of such Registration Statement (including a distribution of Registrable Securities to its members, limited partners or stockholders), and use its commercially reasonable efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering, to the extent reasonably requested by the Underwriter, broker, placement agent or sales agent engaged for such offering, allow the Underwriter, broker, placement agent or sales agent to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.16 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders (as well as of any attorney, consultants or consultant retained by the Holders under Section 3.1.10).

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the

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basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the majority of the Board such Registration, upon the advice of external legal counsel, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall as promptly as practical notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.4.3 Subject to Section 3.4.4, during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, representatives, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (and one local counsel in each applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or such indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Vieco USA Inc., 65 Bleeker Street, 6th Floor, New York, NY 10012, Attention: Legal Department, Email: james.cahillane@virgin.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that with respect to the VO Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the VO Holders shall be permitted to transfer its rights hereunder as a VO Holder to one or more affiliates or any direct or indirect partners, members or equity holders

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of such VO Holder (it being understood that no such transfer shall reduce any rights of such VO Holder or such transferees), including Permitted Transferees identified in clause (i)(C) thereof, and (y) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more of its affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees).

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each VO Holder so long as such VO Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the PIPE Investors who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of March 22, 2021, between the Company and Continental Stock Transfer & Trust Company, the

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Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as (a) the Sponsor and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor, and (b) a VO Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant Competing Registration Rights without the prior written consent of such VO Holder. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail; for the avoidance of doubt, in the event of any conflict, this Agreement shall supersede Section 7 of the Subscription Agreement of any Holder that is also a PIPE Investor with respect to such Holder’s Investor Shares.

5.8 Term. This Agreement shall terminate with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor and each VO Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[Virgin Orbit Holdings, Inc.]
a Delaware corporation

By:
Name:
Title:

HOLDERS:

NextGen Sponsor II LLC,
a Delaware limited liability company

By:
Name:
Title:

VO HOLDERS

Vieco 10 Limited
a company limited by shares under the laws of the British Virgin Islands

By:
Name:
Title:
[Individual VO Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

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Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [__], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [Virgin Orbit Holdings, Inc.], a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [        ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
____________, 20__

By:
Name:
Its:

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Annex F

FORM OF STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of August [__], 2021, by and among Virgin Orbit Holdings, Inc., a Delaware corporation (the “Company”) (f/k/a NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation) and Vieco 10 Limited, a company limited by shares under the laws of the British Virgin Islands (the “VO Holder” and together with any individual or entity who hereafter becomes a party to this Agreement pursuant to Section 15, the “Voting Parties” and each a “Voting Party”).

RECITALS

WHEREAS, the Company, Vieco USA, Inc., a Delaware corporation (“VO”) and Pulsar Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of August [__], 2021 (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into VO (the “Merger”), with VO continuing on as the surviving entity, in each case, on the terms and conditions set forth therein;

WHEREAS, in connection with the Merger, the Company and VO Holder are party to a Registration Rights Agreement, dated as of the date hereof (as it may be amended, supplemented, restated and/or modified from time to time, the “Registration Rights Agreement”);

WHEREAS, in connection with the Merger, the Company and the VO Holder have agreed to execute and deliver this Agreement;

WHEREAS, as of immediately following the closing of the Merger (the “Closing”), the VO Holder Beneficially Owns (as defined below) the number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), set forth on Annex A hereto;

WHEREAS, VO Holder in the aggregate Beneficially Owns (as defined below) shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company;

WHEREAS, the number of shares of Common Stock Beneficially Owned by any Voting Party may change from time to time, in accordance with the terms of (x) the Certificate of Incorporation of the Company, as it may be amended, supplemented and/or restated from time to time (the “Charter”), (y) the by-laws of the Company and (z) the Registration Rights Agreement, which changes shall be reported by any Voting Party in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

WHEREAS, each of the Voting Parties believes that it is in their respective best interests to qualify the Company as a “controlled company” under the listing standards of Nasdaq; and

WHEREAS, the parties hereto desire to maintain a group and to enter into this Agreement to provide for voting agreements pursuant to which all of the Voting Parties’ shares of Common Stock will be voted together with respect to elections of the Company’s Board of Directors (the “Board”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Liquidation Agreement” shall mean that certain Transaction Support and Liquidation Agreement, dated as of July 2, 2021, by and among the VO Holder, Aabar Space Inc. and Virgin Investments Limited.

Annex F-1

“Lock-Up Period” shall have the meaning ascribed to such term in the Stockholder Support Agreement.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the Merger Agreement, the Registration Rights Agreement, the Charter or the by-laws of the Company) reasonably necessary and desirable within his, her or its control to cause such result, including, without limitation (i) calling special meetings of the Board and the stockholders of the Company, (ii) voting or providing a proxy with respect to the Voting Shares beneficially owned by such party, (iii) causing the adoption of stockholders’ resolutions and amendments to the Charter or by-laws of the Company, including executing written consents in lieu of meetings, (iv) executing agreements and instruments, (v) causing members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (vi) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“Permitted Transferees” shall have the meaning ascribed to such term in the Stockholder Support Agreement.

“Stockholder Support Agreement” shall mean that certain Stockholder Support Agreement, dated as of August [__], 2021, by and among the Company, VO Holder and VO.

2. Agreement to Vote. During the term of this Agreement, each Voting Party shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, including, without limitation, voting or causing to be voted all Voting Shares Beneficially Owned by such Voting Party so that the Board is comprised of the Persons designated pursuant to Subsection 3(a). Except as explicitly provided in this Agreement, each Voting Party is free to vote or cause to be voted all Voting Shares Beneficially Owned by such Voting Party. The parties hereto agree and acknowledge that Subsection 3(a) shall not limit the number of directors of the Company that may be designated or elected by VO Holder, whether pursuant to the TMLA or otherwise.

3. Board of Directors.

a. Board Representation. Subject to the terms and conditions of this Agreement and the Merger Agreement (including Section 7.6 (Post-Closing Directors and Officers of Acquiror) thereof), from the date of this Agreement, the Company and each Voting Party shall take all Necessary Action to cause, effective immediately following the Effective Time, the Board to be comprised of seven (7) directors or such other number of directors as the VO Holder determines, four (4) of whom (the “VO Designees” and each a “VO Designee”) have been initially designated as set forth on Exhibit 3(a) hereto and shall thereafter be designated by the VO Holder; provided, that only for so long as VO Holder Beneficially Owns a number of Voting Shares representing at least the percentage set forth below of the number of Voting Shares currently owned by VO Holder relative to the number of Voting Shares Beneficially Owned by VO Holder immediately following the Effective Time, the Company shall, and the Voting Parties shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of the stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected that number of individuals designated by VO Holder that, if elected, will result in VO Holder having designated the number of directors serving on the Board that is shown below:

Percentage	Number of Directors
50% or greater	4
25% or greater, up to but not including 50%	3
10% or greater, up to but not including 25%	2
5% or greater, up to but not including 10%	1
Less than 5%	0

Annex F-2

                  b. Decrease in Designees.

i. Upon any decrease in the number of directors that the VO Holder is entitled to designate for nomination to the Board, the VO Holder shall take all Necessary Action to cause the appropriate number of Designees to offer to tender their resignation, effective as of the next annual meeting of stockholders of the Company. Any Designee resigning pursuant to this Section 3(b) shall be permitted to continue serving as a director until the next annual meeting of stockholders of the Company.

ii. If as a result of the provisions of Section 3(a) there are no seats on the Board for which VO Holder has the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and with the Charter, by-laws of the Company, and the other corporate governance documents of the Company.

c. Resignation; Removal; Vacancies.

i. Any VO Designee may resign at any time upon written notice to the Board.

ii. (A) VO Holder shall have the exclusive right to remove one or more of the VO Designees from the Board, and the Company and the Voting Parties shall take all Necessary Action to cause the removal of any such VO Designee(s) at the written request of VO Holder and (B) VO Holder shall have the exclusive right, in accordance with Subsection 3(a), to designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of VO Designees, and the Company and the Voting Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement VO Designees as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Subsection 3(c)(ii), VO Holder shall not have the right to designate a replacement VO Designee, and the Company and the Voting Parties shall not be required to take any action to cause any vacancy to be filled by any such VO Designee, to the extent that election or appointment of such VO Designee to the Board would result in a number of directors designated by VO Holder in excess of the number of directors that VO Holder is then entitled to designate for membership on the Board pursuant to this Agreement.

d. Committees.

i. In accordance with the Charter, by-laws, and other corporate governance documents of the Company, the Board may from time to time by vote or resolution establish and maintain one or more committees of the Board, each committee to consist of one or more VO Designees. Subject to applicable laws, stock exchange regulations and applicable listing requirements, VO Holder shall have the right to have one VO Designee appointed to serve on each committee of the Board for so long as VO Holder is entitled to designate at least two directors to the Board. The Voting Parties and the Company shall take all Necessary Action to cause the initial composition of certain committees of the Board to be agreed between VO Holder and the Company. The Board may dissolve any committee or remove any member of a committee at any time, provided that, for so long as VO Holder is entitled to designate at least two directors to the Board, following any such removal, VO Holder shall have the right to maintain at least one VO Designee serving on such committee.

ii. Subject to applicable laws and stock exchange regulations and applicable listing requirements, the VO Holder shall also have the right to appoint one observer (a “Board Observer”) to attend any meeting of the Board for so long as the VO Holder has the right to designate at least one director for nomination under this Agreement. Any meeting of the Board may exclude a Board Observer from access to any meeting materials or information or meeting or portion thereof or written consent if the Board determines, in good faith, that (i) such exclusion is reasonably necessary to protect confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence or (ii) such access would reasonably be expected to result in a conflict of interest with the Company; provided, that such exclusion shall be limited to the portion of the meeting materials or information or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the meeting materials or information or meeting or written consent that does not involve or pertain to such exclusion.

Annex F-3

                e. Chairperson. For so long as VO Holder is entitled to designate four directors for election to the Board in accordance with the terms and conditions of this Agreement, the Voting Parties and the Company shall take all Necessary Action to cause the Chairperson of the Board to be an individual chosen by the VO Holder, who shall initially be [__]. Except as otherwise set forth herein, the majority of the Board shall determine the Chairperson of the Board.

f. Voting. Each of the Company and the Voting Parties agree not to take, directly or indirectly, any actions (including removing directors in a manner inconsistent with this Agreement) that would frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated. Each Voting Party, to the extent not prohibited by the Charter, shall vote all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board those individuals designated in accordance with this Section 3 and to otherwise effect the intent of the provisions of this Agreement.

4. Required Approvals.

a. From the date of this Agreement for so long as VO Holder is entitled to designate at least two directors to the Board pursuant to Subsection 3(a), in addition to any vote or consent of the Board or the stockholders of the Company required by applicable law, the Charter or by-laws of the Company, the Board may not approve, or cause the Company or any of its Subsidiaries to approve, and neither the Company nor any of its Subsidiaries may take, any action set forth on Exhibit 4(a) (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), other than as explicitly contemplated by this Agreement, the Merger Agreement, the Stockholder Support Agreement or the Registration Rights Agreement, without the prior written consent of VO Holder.

b. From the date of this Agreement for so long as VO Holder is entitled to designate at least three directors to the Board pursuant to Section 3(a), in addition to any vote or consent of the Board or the stockholders of the Company required by applicable law, the Charter or by-laws of the Company, the Board may not approve, or cause the Company or any of its Subsidiaries to approve, and neither the Company nor any of its Subsidiaries may take, any action set forth on Exhibit 4(b) (whether directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), other than as explicitly contemplated by this Agreement, the Merger Agreement, the Stockholder Support Agreement or the Registration Rights Agreement, without the prior written consent of VO Holder.

c. Prior to the expiration of the Lock-Up Period, the VO Holder will first consult and discuss with the Board before (i) adopting, amending or repealing, in whole or in part, the Charter or by-laws of the Company and (ii) taking any actions by written consent as a stockholder of the Company.

5. Controlled Company.

a. The Voting Parties agree and acknowledge that:

i. by virtue of this Agreement, from and after the date hereof, they are acting as a “group” within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of causing the Company to continue to qualify as a “controlled company” under Nasdaq Listing Rule 5615(c); and

ii. by virtue of the combined voting power of the Voting Parties of more than fifty percent (50%) of the total voting power of the shares of capital stock of the Company outstanding as of the date hereof, the Company will, as of the date hereof, qualify as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c).

b. From and after the date hereof, the Company agrees and acknowledges that, unless otherwise agreed by VO Holder, it shall elect, to the extent permitted under the Nasdaq Listing Rules, to be treated as a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c).

6. Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants to the Company and each other Voting Party, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A, as of the date of this Agreement, as follows:

Annex F-4

                a. Organization; Authority. If Voting Party is a legal entity, Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder. If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Voting Party’s ability to perform his, her or its obligations pursuant to this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Voting Party is a legal entity, conflict with or violate any provision of the organizational documents of Voting Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, Voting Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of a Voting Party, threatened, against such Voting Party or any of Voting Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Voting Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

d. Ownership of Shares. Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant to this Agreement, the Merger Agreement, the Stockholder Support Agreement, the Registration Rights Agreement and the Liquidation Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A (collectively, “Options”).

7. Covenants of the Company.

a. The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; and (ii) not take any action that would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the VO Holder under this Agreement without the prior written consent of the VO Holder.

b. The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for long as any VO Designee nominated pursuant to this Agreement serves as a director on the Board, maintain such coverage with respect to such VO Designee, and (iii) cause the Charter and by-laws of the Company (each as may be further amended, modified and/or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable law; provided, that upon

Annex F-5

removal or resignation of any VO Designee for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

c. The Company shall pay all reasonable out-of-pocket expenses incurred by the VO Designees in connection with the performance of his or her duties as a director/observer and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each VO Designee and officer of the Company from time to time.

8. No Other Voting Trusts or Other Arrangement. Each Voting Party shall not, and shall not permit any entity under such Voting Party’s control to (i) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

9. Additional Shares. Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

10. No Agreement as Director or Officer. Voting Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its Subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

11. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12. Termination. Following the Closing, (a) Sections 2, 3, 4, and 7 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which VO Holder no longer has the right to designate a director to the Board under this Agreement; provided, that the provisions in Section 7(b) shall survive such termination and shall terminate automatically (without any action by any party hereto) at such time as VO Holder is no longer entitled to any rights pursuant to such section; (b) Section 5 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which the combined voting power of the Voting Parties no longer exceeds fifty percent (50%) of the total voting power of the Company then outstanding and (c) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Voting Party when such Voting Party ceases to Beneficially Own any Voting Shares.

13. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the VO Holder; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No failure or delay by any party

Annex F-6

in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

14. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement. During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares for purposes of this Agreement.

15. Assignment.

a. Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

b. Prior to the expiration of the Lock-Up Period, no Voting Party may assign or delegate such Voting Party’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Voting Shares by such Voting Party to a Permitted Transferee in accordance with the terms of the Stockholder Support Agreement and this Section 15; provided, that, with respect to VO Holder, the rights hereunder that are personal to VO Holder, as applicable, may not be assigned or delegated in whole or in part, except that (i) VO Holder shall be permitted to transfer rights hereunder as VO Holder to one or more Affiliates or any direct or indirect partners, members or equity holders of VO Holder, (each, a “Transferee”) and (ii) VO Holder shall be permitted to designate any Transferee as “VO Holder”, as applicable, for purposes of this Agreement as if such Transferee were an initial signatory hereto.

c. This Agreement and the provisions hereof shall, subject to Section 15(b), inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of the Voting Parties, including with respect to any of such Voting Party’s Voting Shares that are transferred to a Permitted Transferee in accordance with the terms of this Agreement and the Stockholder Support Agreement.

d. No assignment in accordance with this Section 15 by any party hereto (including pursuant to a transfer of any Voting Party’s Voting Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other party hereto unless and until each of the other parties hereto shall have received (i) written notice of such assignment as provided in Section 22 and (ii) the executed written agreement of the assignee, in a form reasonably satisfactory to each of the other parties hereto, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Voting Party shall not permit the transfer of any such Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

e. Any transfer or assignment made other than as provided in this Section 15 shall be null and void.

f. Notwithstanding anything herein to the contrary, for purposes of determining the number of shares of capital stock of the Company held by VO Holder, the aggregate number of shares so held by VO Holder shall include any shares of capital stock of the Company transferred or assigned to a Permitted Transferee in accordance with the provisions of this Section 15; provided, that any such Permitted Transferee has executed a written agreement agreeing to be bound by the terms and provisions of this Agreement as contemplated by Section 15(d) above, including agreeing to vote or cause to be voted the Voting Shares Beneficially Owned by such Permitted Transferee as required of a Voting Party hereunder.

16. Other Rights. Except as provided by this Agreement, each Voting Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

17. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Annex F-7

18. Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

19. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

22. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, in accordance with the terms of the Merger Agreement, (y) if to any other party hereto, to the address or email address, as applicable, of such party set forth on Annex A hereto, or (z) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 22.

23. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

[Remainder of page intentionally left blank; signature pages follow]

Annex F-8

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:
Virgin Orbit Holdings, Inc.
By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

Annex F-9

VO HOLDER
VIECO 10 LIMITED
By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

Annex F-10

Annex A

Voting Shares

Holder	Address		Shares of Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities
Vieco 10 Limited	Vieco 10 Limited Craigmuir Chambers PO Box 71 Road Town Tortola British Virgin Islands Email: VGhl@harneys.com with copies to (which shall not constitute notice):

Virgin Management USA, Inc.
65 Bleecker Street, 6th Floor
New York, NY 10012
Attention: James Cahillane, General Counsel
Email: James.Cahillane@virgin.com

Latham & Watkins LLP 885 Third Avenue New York, New York 10022
	Attention:	Justin G. Hamill Nima Movahedi @
	Email:	justin.hamill@lw.com nima.movahedi@lw.com
Annex F-11

Exhibit 3(a)
Initial Designees

1.	[__]

Exhibit 4(a)

List of Matters for Required Approvals

1.

Sale or any merger, consolidation, purchase of an equity interest, tender offer, exchange offer, other secondary acquisition, business combination or similar transaction to which the Company or any of its Subsidiaries is a party (in one transaction or a series of related transactions);

2.

Amendment, modification or waiver of any term or condition of this Agreement or the Registration Rights Agreement, any provision of the Charter or by-laws of the Company or any organizational or governing document of any of the Subsidiaries of the Company;

3.	Liquidation, dissolution, winding-up or causing any voluntary bankruptcy or related actions with respect to the Company or any of its Subsidiaries; or
4.

Issuance or sale of any shares of capital stock of the Company or any of its Subsidiaries or securities convertible into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries in excess of 5% of the then-issued and outstanding shares of capital of the Company, other than issuances of shares of capital stock upon the exercise of options to purchase shares of capital stock of the Company or any Subsidiary, as the case may be, in accordance with their respective terms.

Exhibit 4(b)
List of Matters for Required Approvals

1.

Sale or any merger, consolidation, purchase of an equity interest, tender offer, exchange offer, other secondary acquisition, business combination or similar transaction to which the Company or any of its Subsidiaries is a party (in one transaction or a series of related transactions), having a fair market value of $10,000,000 or more;

2.

Non-ordinary course sale, exchange, transfer, lease, disposition, surrender or abandonment of any assets of the Company or any Subsidiary of the Company (in one transaction or a series of related transactions), including any equity interest in any Subsidiary of the Company, having a fair market value of $10,000,000 or more;

3.

Acquisition of the business or assets (to the extent such acquisition of assets is non-ordinary course) of any other entity (in one transaction or a series of related transactions) having a fair market value of $10,000,000 or more;

4.

Acquisition of an equity interest in any other entity, by merger, purchase of equity interests or otherwise (in one transaction or a series of related transactions) having a fair market value of $10,000,000 or more, other than the incorporation, formation, establishment or similar by the Company or any of its Subsidiaries of a new wholly owned Subsidiary thereof;

5.

Engagement by the Company or its Subsidiaries (but not the Board of Directors or any committee thereof) of any professional advisers, including, without limitation, investment bankers and financial advisers, for any matters set forth in this Exhibit 4(b);

6.

Approval of any non-ordinary course investment (including capital contribution) or expenditure or execution of any agreement reasonably likely to result in costs and expenses (in one transaction or contract or a series of related transactions or contracts) having a fair market value of $10,000,000 or more (other than any investment or expenditure expressly contemplated by the annual operating budget of the Company then in effect);

7.	Increase or decrease the size of the Board;
8.

Issuance or sale of any shares of capital stock of the Company or any of its Subsidiaries or securities convertible into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries, other than issuances of shares of capital stock upon the exercise of options to purchase shares of capital stock of the Company or any Subsidiary, as the case may be, in accordance with their respective terms;

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9.

(A) making of any dividends or other distributions to the stockholders of the Company or (B) other than (i) redemptions made pursuant to any Acquiror Share Redemptions or (ii) any redemptions, repurchases, acquisitions or similar transactions of equity securities in the Company or any of its Subsidiaries in connection with the cessation of employment or service of a Person at a price no less than the then-current fair market value thereof and pursuant to the terms and conditions of the underlying applicable purchase, grant, award or other documentation approved by the Board, any redemption, repurchase or other acquisition of (x) shares of capital stock of the Company by the Company or (y) any shares of capital stock or other equity securities in any Subsidiary of the Company by the Company or any Subsidiary thereof (other than acquisitions or equity securities of a direct or indirect wholly owned Subsidiary of the Company by the Company or another direct or indirect wholly owned Subsidiary of the Company);

10.

(A) incurrence of indebtedness or guarantee of indebtedness of any third party other than the incurrence of indebtedness (i) pursuant to ordinary course trade payables or (ii) in an amount not to exceed $25,000,000 in aggregate principal amount in a single transaction or $100,000,000 in aggregate consolidated indebtedness for the Company, (B) amendment of the material terms of any indebtedness for borrowed money of the Company or any of its Subsidiaries or (C) refinance of indebtedness for borrowed money of the Company or any of its Subsidiaries;

11.

Amendment, modification or waiver of any term or condition of this Agreement or the Registration Rights Agreement, any provision of the Charter or by-laws of the Company or any organizational or governing document of any of the Subsidiaries of the Company;

12.	Liquidation, dissolution, winding-up or causing any voluntary bankruptcy or related actions with respect to the Company or any of its Subsidiaries;
13.	Entry into of a “related party transaction” under Item 404 of Regulation S-K; or
14.	Authorization or approval, or entrance into any agreement to do any of the foregoing.

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Annex G

VIRGIN ORBIT HOLDINGS, INC. [2021][1] INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1    Administration.    The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2    Appointment of Committees.    To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
Stock Available for Awards

4.1    Number of Shares.    Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2    Share Recycling.    If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall

____________

1        All dates to be rolled forward one year if closing occurs in 2022.

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not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3    Incentive Stock Option Limitations.    Notwithstanding anything to the contrary herein, no more than [•]2 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4    Substitute Awards.    In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5    Non-Employee Director Compensation.    Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (the “Director Limit”) (which limits shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation).

ARTICLE V.
Stock Options and Stock Appreciation Rights

5.1    General.    The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2    Exercise Price.    The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right.

____________

2        To be determined once Overall Share Limit is determined.

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5.3    Duration.    Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4    Exercise.    Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5    Payment Upon Exercise.    Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)     cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)     to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)     to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)     to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6    Additional Terms of Incentive Stock Options.    The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, provided that such employee is a Service Provider. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option,

Annex G-3

the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.
Restricted Stock; Restricted Stock Units

6.1    General.    The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2    Restricted Stock.

(a)     Dividends.    Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(b)    Stock Certificates.    The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3    Restricted Stock Units.

(a)     Settlement.    The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights.    A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.
Other Stock or Cash Based Awards; DIVIDEND EQUIVALENTS

7.1    Other Stock or Cash Based Awards.    Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2    Dividend Equivalents.    A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to

Annex G-4

an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement.

ARTICLE VIII.
Adjustments for Changes in Common Stock and Certain Other Events

8.1    Equity Restructuring.    In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2    Corporate Transactions.    In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)     To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)     To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)     To replace such Award with other rights or property selected by the Administrator; and/or

(f)     To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

Annex G-5

8.3    Effect of Non-Assumption in a Change in Control.    Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4    Administrative Stand Still.    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5    General.    Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of shares of any class, dividend payment, increase or decrease in the number of shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
General Provisions Applicable to Awards

9.1    Transferability.    Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2    Documentation.    Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

Annex G-6

9.3    Discretion.    Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Status.    The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5    Withholding.    Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6    Amendment of Award; Repricing.    The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the

Annex G-7

issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration.    The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10  Broker-Assisted Sales.    In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.
Miscellaneous

10.1  No Right to Employment or Other Status.    No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2  No Rights as Stockholder; Certificates.    Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3  Effective Date and Term of Plan.    Unless earlier terminated by the Board, the Plan will become effective as of [_______]3 (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

____________

3        To be the day immediately prior to the closing date of the transaction.

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10.4  Amendment of Plan.    The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5  Provisions for Foreign Participants.    The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6  Section 409A.

(a)    General.    The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service.    If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)     Payments to Specified Employees.    Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7  Limitations on Liability.    Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power

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relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8  Lock-Up Period.    The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9  Data Privacy.    As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10  Severability.    If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11  Governing Documents.    If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12  Governing Law.    The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13  Claw-back Provisions.    All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14  Titles and Headings.    The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

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10.15  Conformity to Securities Laws.    Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16  Relationship to Other Benefits.    No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1  “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2  “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3  “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4  “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5  “Board” means the Board of Directors of the Company.

11.6  “Change in Control” means and includes each of the following:

(a)     A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, VO Holder (as defined in the Stockholders Agreement), an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)     The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)     which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or

Annex G-11

indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.7  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.8  “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.9  “Common Stock” means the common stock of the Company.

11.10   “Company” mean Virgin Orbit Holdings, Inc., a Delaware corporation, or any successor.

11.11   “Consultant” means any consultant, advisor or other person or entity that is not an Employee, in each case, that can be granted an Award that is eligible to be registered on a Form S-8 Registration Statement.

11.12   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.13   “Director” means a Board member.

11.14   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.15   “Employee” means any employee of the Company or its Subsidiaries.

11.16   “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.17   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.18   “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last

Annex G-12

day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.19   “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.20   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.21   “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.22   “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.23   “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.24   “Overall Share Limit” means the sum of (a) [•]4 Shares, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, [2022] and ending on and including January 1, [2031] equal to the lesser of (i) a number of Shares equal to 5% of the number of outstanding Shares on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.25   “Participant” means a Service Provider who has been granted an Award.

11.26   “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.27   “Plan” means this [2021] Incentive Award Plan.

____________

4        To equal 10% of the number of outstanding Shares as of immediately after the closing.

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11.28   “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.29   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.30   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.31   “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.32   “Securities Act” means the Securities Act of 1933, as amended.

11.33   “Service Provider” means an Employee, Consultant or Director.

11.34   “Shares” means shares of Common Stock.

11.35   “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.36   “Stockholders’ Agreement” means that certain Stockholders’ Agreement by and between the Company and Vieco 10 Limited, dated as of [______], [2021].5

11.37   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.38   “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.39   “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

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5        To be updated when final.

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Annex H

VIRGIN ORBIT HOLDINGS, INC.

[2021]1 EMPLOYEE STOCK PURCHASE PLAN

Article I.
PURPOSE

The purposes of this Virgin Orbit Holdings, Inc. [2021] Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of Virgin Orbit Holdings, Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

Article II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2    “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.3    “Board” shall mean the Board of Directors of the Company.

2.4    “Change in Control” shall mean and include each of the following:

(a)     A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, VO Holder (as defined in the Stockholders Agreement), an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

____________

1        All dates to be rolled forward by one year if closing occurs in 2022.

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(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)      which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of any right that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b) or (c) with respect to such right (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such right (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.5    “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.6    “Common Stock” shall mean the common stock of the Company and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.7    “Company” shall mean Virgin Orbit Holdings, Inc., a Delaware corporation, or any successor.

2.8    “Compensation” of an Eligible Employee shall mean the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, excluding prior week adjustment, overtime payments, sales commissions, incentive compensation, periodic bonuses, one-time bonuses (e.g., retention or sign-on bonuses), expense reimbursements, fringe benefits, vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, other special payments, all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established, or, for Participants in foreign jurisdictions, equivalent amounts as determined by the Administrator.

2.9    “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).

2.10  “Effective Date” shall mean [______].2

2.11  “Eligible Employee” shall mean an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (b) such Employee has not met a service requirement designated by

____________

2        To be the day immediately prior to the closing date of the transaction.

Annex H-2

the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (c) such Employee’s customary employment is for 20 hours or less per week, (d) such Employee’s customary employment is for less than five months in any calendar year and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.12  “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.13  “Enrollment Date” shall mean the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.

2.14  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.15  “Fair Market Value” shall mean, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.16  “Offering Document” shall have the meaning given to such term in Section 4.1.

2.17  “Offering Period” shall have the meaning given to such term in Section 4.1.

2.18  “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.19  “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.20  “Plan” shall mean this Virgin Orbit Holdings, Inc. [2021] Employee Stock Purchase Plan, as it may be amended from time to time.

2.21  “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.22  “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.23  “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated

Annex H-3

by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.24  “Securities Act” shall mean the Securities Act of 1933, as amended.

2.25  “Share” shall mean a share of Common Stock.

2.26  “Stockholders’ Agreement” means that certain Stockholders’ Agreement by and between the Company and Vieco 10 Limited, dated as of [______], [2021].3

2.27  “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.28  “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

Article III.
SHARES SUBJECT TO THE PLAN

3.1    Number of Shares. Subject to Article VIII, the aggregate number of shares of Common Stock that may be issued pursuant to rights granted under the Plan shall be [•]4 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on and including January 1, [2022] and ending on and including January 1, [2031], the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) a number of Shares equal to 1% of the number of outstanding Shares on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of [•]5 Shares, subject to Article VIII.

3.2    Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

Article IV.
Offering Periods; Offering Documents; Purchase dates

4.1    Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

____________

3        To be updated when final.

4        To equal 2% of the number of outstanding Shares as of immediately after the closing.

5        Overall ESPP limit be determined once overall share limit is determined.

Annex H-4

4.2    Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a)     the length of the Offering Period, which period shall not exceed 27 months;

(b)    the length of the Purchase Period(s) within the Offering Period;

(c)     in connection with each Offering Period that contains only one Purchase Period the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 10,000 Shares;

(d)    in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 10,000 Shares; and

(e)     such other provisions as the Administrator determines are appropriate, subject to the Plan.

Article V.
ELIGIBILITY AND PARTICIPATION

5.1    Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2    Enrollment in Plan.

(a)     Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b)    Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c)     A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed two decreases and one suspension (but no increases) to his or her payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d)    Except as otherwise set forth in Section 5.8 or in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

Annex H-5

5.3    Payroll Deductions. Except as otherwise provided in the applicable Offering Document or Section 5.8, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4    Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5    Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6    Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7    Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8    Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

Article VI.
grant and Exercise of rights

6.1    Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of such Offering Period, (y) last day of such Offering Period and (z) the date on which such Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2    Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional

Annex H-6

Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be carried forward and applied toward the purchase of whole Shares for the following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3    Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4    Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5    Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a)     The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)     The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)    The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e)     The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

Article VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1    Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the Offering Period or, if earlier, the end of the Purchase Period (or such shorter or longer period as may be specified by the Administrator in the Offering Document). All of the Participant’s payroll deductions credited to his or her account during the Offering Period not yet used to exercise his or her rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering

Annex H-7

Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement.

7.2    Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3    Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

Article VIII.
Adjustments upon Changes in Stock

8.1    Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2    Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)     To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b)    To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c)     To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

Annex H-8

(d)    To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e)     To provide that all outstanding rights shall terminate without being exercised.

8.3    No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

Article IX.
Amendment, modification and termination

9.1    Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4); or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2    Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3    Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)     altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b)    shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c)     allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4    Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

Annex H-9

Article X.
TERM OF PLAN

The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

Article XI.
ADMINISTRATION

11.1  Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2  Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3  Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)     To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b)    To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c)     To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(d)    To amend, suspend or terminate the Plan as provided in Article IX.

(e)     Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4  Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

Article XII.
MISCELLANEOUS

12.1  Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

Annex H-10

12.2  Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3  Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4  Designation of Beneficiary.

(a)     A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b)    Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5  Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6  Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7  Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8  Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.9  No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.10  Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

Annex H-11

12.11  Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.12  Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

* * * * *

Annex H-12

Annex I

NextGen Acquisition Corp. II

(the “Company”)

WRITTEN RESOLUTION OF THE SOLE SHAREHOLDER OF THE COMPANY

1            Adoption of Amended and Restated Memorandum and Articles of Association

It is resolved as a special resolution that, with effect from the effective time and date of the Company’s Registration Statement on Form 8-A as filed with the United States Securities and Exchange Commission, the Memorandum and Articles of Association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association annexed hereto.

(Signature Page follows)

Annex I-1

Signature Page to Written Resolution of the Sole Shareholder of NextGen Acquisition Corp. II

Adoption of Amended and Restated Memorandum and Articles of Association

/s/ Gregory L. Summe
NextGen Sponsor II LLC
Name: Gregory L. Summe
Title: Manager
Date: Mar 19, 2021	2021

Annex I-2

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
NEXTGEN ACQUISITION CORP. II
(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 19, 2021 AND EFFECTIVE ON
MARCH 22, 2021)

Annex I-3

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
NEXTGEN ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 19, 2021 AND EFFECTIVE ON
MARCH 22, 2021)

1       The name of the Company is NextGen Acquisition Corp. II.

2       The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3       The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4       The liability of each Member is limited to the amount unpaid on such Member’s shares.

5       The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6       The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7       Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Annex I-4

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
NEXTGEN ACQUISITION CORP. II

(ADOPTED BY SPECIAL RESOLUTION DATED MARCH 19, 2021 AND EFFECTIVE ON
MARCH 22, 2021)

1       Interpretation

1.1    In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”

means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

Annex I-5

“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock	means any United States national securities exchange on

Exchange”	which the securities of the Company are listed for trading, including the Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating and Corporate	means the nominating and corporate governance committee of

Governance Committee”	the board of directors of the Company established pursuant to the Articles, or any successor committee.

Annex I-6

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange	means the United States Securities and Exchange

Commission”	Commission.

“Share”	means a Class A Share, a Class B Share, or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means NextGen Sponsor II LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised	means such person as any Director shall designate from time

Person”	to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”

means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

Annex I-7

1.2         In the Articles:

(a)    words importing the singular number include the plural number and vice versa;

(b)    words importing the masculine gender include the feminine gender;

(c)    words importing persons include corporations as well as any other legal or natural person;

(d)    “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)    “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)    the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)     any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)    any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)     sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)   the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)    the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

Annex I-8

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3         The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4         The Company shall not issue Shares to bearer.

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

Annex I-9

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)    Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)    Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)    Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

Annex I-10

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

              The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

Annex I-11

12          Non Recognition of Trusts

              The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

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14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer

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of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Class B Share Conversion

17.1       The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2       Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3       Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4       Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial

              Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5       The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

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17.6       Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7       References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8       Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18          Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1       The Company may by Ordinary Resolution:

(a)    increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)    convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)    cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3       Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)    change its name;

(b)    alter or add to the Articles;

(c)    alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

19          Offices and Places of Business

              Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

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20          General Meetings

20.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3       The Directors, the chief executive officer, if applicable, or any chairman of the board of Directors (which expression shall include co-chairmen, if any, mutatis mutandis) may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21          Notice of General Meetings

21.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)    in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22          Proceedings at General Meetings

22.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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22.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, any chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9       If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11     A resolution put to the vote of the meeting shall be decided on a poll.

22.12     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23          Votes of Members

23.1       Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

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23.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24          Proxies

24.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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25          Corporate Members

25.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27          Directors

27.1       There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2       Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until their successors shall have been elected and qualified or their office is otherwise vacated. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve in the capacity of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified or his office has otherwise been vacated.

28          Powers of Directors

28.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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29          Appointment and Removal of Directors

29.1       Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3       After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4       Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)    the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)    the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)    the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)    all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31          Proceedings of Directors

31.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote (acting unanimously in the case of co-chairmen without which unanimous consent the co-chairmen shall forfeit their casting vote on the relevant question(s)).

31.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting (or in the case of co-chairmen who are not in the same location, the location agreed by the co-chairmen acting unanimously deem the meeting to be held).

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31.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32          Presumption of Assent

              A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33          Directors’ Interests

33.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

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33.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34          Minutes

              The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35          Delegation of Directors’ Powers

35.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3       The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

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35.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36          No Minimum Shareholding

              The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

              The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members

Annex I-24

had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Audit Committee shall fill the vacancy and determine the remuneration of such Auditor.

42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

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42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8       At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2       Where a notice is sent by:

(a)    courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)    post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)    cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)    e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)    placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal

Annex I-26

personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)    if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

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46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47          Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48          Mergers and Consolidations

              The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Business Combination

49.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)    submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3       If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and

Annex I-28

provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6       A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7       In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)    cease all operations except for the purpose of winding up;

(b)    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)    as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8       In the event that any amendment is made to this Article:

(a)    to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)    with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10     After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)    receive funds from the Trust Account; or

(b)    vote as a class with Public Shares on a Business Combination.

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49.11     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12     As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50          Certain Tax Filings

              Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51          Business Opportunities

51.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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Annex J

CERTIFICATE OF INCORPORATION

OF

VIRGIN ORBIT HOLDINGS, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

ARTICLE I
NAME

The name of the corporation is Virgin Orbit Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
AUTHORIZED CAPITAL

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [•]. The total number of shares of Common Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share.

ARTICLE V
CAPITAL STOCK

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.     COMMON STOCK.

1.      General.    The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.      Voting.    Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions

Annex J-1

thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.      Dividends.    Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.      Liquidation.    Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5.      Transfer Rights.    Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

B.      PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Subject to the Stockholders’ Agreement (as defined below), authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A.     The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire

Annex J-2

Board of Directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation.

B.      Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

C.     Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D.     Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled (i) so long as the Corporation does not qualify as a “controlled company” under Section 5615 of the Nasdaq Listing Rules (a “Controlled Company”), by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and, (ii) so long as the Corporation qualifies as a Controlled Company, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

E.      Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F.      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without the assent or vote of the stockholders of the Corporation entitled to vote with respect thereto in any manner not inconsistent with the laws of the State of Delaware, this Certificate of Incorporation or that certain Stockholders’ Agreement of the Corporation as in effect from time to time, by and among the Corporation and the VO Holder (as defined in such Stockholders’ Agreement), dated as of [•], 2021 (such agreement, as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders’ Agreement”). Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision

Annex J-3

of law that might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation(s) in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors. Except as otherwise required by law, the Corporation shall comply with the terms and provisions of the Stockholders’ Agreement.

G.     The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

A.     Subject to the Stockholders’ Agreement, so long as the Corporation qualifies as a Controlled Company, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders or may, except as otherwise required by applicable law or this Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. So long as the Corporation does not qualify as a Controlled Company, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.      Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Notwithstanding the foregoing, so long as the Corporation qualifies as a Controlled Company, special meetings of the stockholders of the Corporation may be called for any purpose or purposes by the Secretary of the Corporation upon the request, in writing, of any holder of record of at least 25% of the voting power of the issued and outstanding shares of stock of the Corporation. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C.     Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended hereafter to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Annex J-4

Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader elimination or limitation of the personal liability of directors on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE IX
BUSINESS COMBINATION

A.     The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. By operation of Section 203(b)(3) of the DGCL, the restrictions on business combinations (as defined in Section 203(c)(3) of the DGCL) under Section 203 of the DGCL shall continue to apply for twelve (12) months after the Effective Time, at which time they shall cease to apply by virtue of the election set forth in the immediately preceding sentence (the “203 Opt-Out Effective Date”). The provisions of Article IX(B)-(D), including the restrictions on business combinations (as defined in Article IX(D)(3) below) set forth in Article IX(B) below, shall not apply before the 203 Opt-Out Effective Date. From and after the 203 Opt-Out Date, the provisions of Article IX(B) – (D) below shall become effective if, and shall continue in effect for so long as, the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.      The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)    prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.     The restrictions contained in the foregoing Article IX(B) shall not apply if:

(1)    a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2)    the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value

Annex J-5

equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).

D.     For purposes of this Article IX, references to:

(1)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)    “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.      any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;

b.      any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c.      any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.      any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.      any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

Annex J-6

(4)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.      beneficially owns such stock, directly or indirectly;

b.      has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c.      has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7)    “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9)    “Stockholder Party” means any stockholder of the Corporation that was a direct or indirect stockholder of Vieco USA, Inc. immediately prior to the Effective Time (as defined in the Merger Agreement) and directly or indirectly acquired shares of stock of the Corporation as a result of the consummation of the transactions contemplated by the Merger Agreement.

(10)  “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

Annex J-7

(11)  “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12)  “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE X
INDEMNIFICATION

A.     Subject to Article X(C), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

B.      Subject to Article X(C), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C.     Any indemnification under this Article X (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Annex J-8

D.     For purposes of any determination under Article X(C), a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Article X(D) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be.

E.      Notwithstanding any contrary determination in the specific case under Article X(C), and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible Article X(A) or Article X(B). The basis of such indemnification by the Corporation shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be. Neither a contrary determination in the specific case under Article X(C) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article X shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

F.      Expenses (including attorneys’ fees) incurred by a present or former director or officer in appearing at, participating in or defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article X shall be paid by the Corporation upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by employees and agents of the Corporation or by persons acting at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

G.     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Article X(A) or Article X(B) shall be made to the fullest extent permitted by law. The provisions of this Article X shall not be deemed to preclude the indemnification of any person who is not specified in Article X(A) or Article X(B) but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

H.     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article X.

I.       For purposes of this Article X, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving corporation as such person

Annex J-9

would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article X shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article X, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article X.

J.       The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified as provided in this Article X, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

K.     Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Article X, Section E), the Corporation shall not be obligated to indemnify any present or former director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

L.      The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and to persons serving at the request of the Corporation as directors, officers, employees and agents of another corporation, partnership, joint venture, trust or other enterprise similar to those conferred in this Article X to directors and officers of the Corporation.

M.     Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Article X(M) shall only apply to Covered Persons in their capacity as Covered Persons.

N.     Any repeal or amendment of this Article X by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article X, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE XI
COMPETITION AND CORPORATE OPPORTUNITIES

A.     In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of an Exempted Person, (as defined below) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) an Exempted Person and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may

Annex J-10

continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.      Neither (i) an Exempted Person nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or, in each case, his, her or its Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its Affiliates or subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XI. Subject to Section C of Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).

C.     The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article XII shall not apply to any such corporate opportunity.

D.     In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

E.      For purposes of this Article XI, (i) “Affiliate” means (a) in respect of an Exempted Person, any Person that, directly or indirectly, is controlled by such Exempted Person, controls such Exempted Person or is under common control with such Exempted Person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled

Annex J-11

by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Exempted Person” means (a) Vieco 10 Limited, (b) Virgin Investments Limited, (c) Aabar Space Inc. and (d) NextGen Sponsor II LLC; and (iii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.      To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII
EXCLUSIVE FORUM

A.     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XII(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

B.      Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

C.     Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.

ARTICLE XIII
SOLE INCORPORATOR

The name and the mailing address of the Sole Incorporator is:

[•]

[•]

ARTICLE XIV
MISCELLANEOUS

A.     Subject to the Stockholders’ Agreement, notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B) (Preferred Stock), Article VI (Board of Directors), Article VII (Meeting

Annex J-12

of Stockholders; Action by Written Consent), Article VII (Limitation of Director Liability), Article IX (Business Combination), Article X (Indemnification), Article XI (Competition and Corporate Opportunities), Article XII (Exclusive Forum) and this Article XIV (Miscellaneous).

B.      If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be signed on this ______ day of ____________, _____.

Virgin Orbit Holdings, Inc.
By:
Sole Incorporator

Annex J-13

Annex K

Bylaws

of

Virgin Orbit Holdings, Inc.

(a Delaware corporation)

Annex K Page No.
Article I — Corporate Offices		K-1
1.1	Registered Office	K-1
1.2	Other Offices	K-1

Article II — Meetings of Stockholders		K-1
2.1	Place of Meetings	K-1
2.2	Annual Meeting	K-1
2.3	Special Meeting	K-1
2.4	Notice of Business to be Brought before a Meeting	K-1
2.5	Notice of Nominations for Election to the Board of Directors	K-4
2.6	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors	K-6
2.7	Notice of Stockholders’ Meetings	K-7
2.8	Quorum	K-8
2.9	Adjourned Meeting; Notice	K-8
2.10	Conduct of Business	K-8
2.11	Voting	K-9
2.12	Record Date for Stockholder Meetings and Other Purposes	K-9
2.13	Proxies	K-10
2.14	List of Stockholders Entitled to Vote	K-10
2.15	Inspectors of Election	K-10
2.16	Delivery to the Corporation	K-11

Article III — Directors		K-11
3.1	Powers	K-11
3.2	Number of Directors	K-11
3.3	Election, Qualification and Term of Office of Directors	K-11
3.4	Resignation, Removal and Vacancies	K-11
3.5	Place of Meetings; Meetings by Telephone	K-12
3.6	Regular Meetings	K-12
3.7	Special Meetings; Notice	K-12
3.8	Quorum	K-12
3.9	Board Action without a Meeting	K-12
3.10	Fees and Compensation of Directors	K-13

Article IV — Committees		K-13
4.1	Committees of Directors	K-13
4.2	Meetings and Actions of Committees	K-13
4.3	Subcommittees	K-13

Article V — Officers		K-14
5.1	Officers	K-14
5.2	Appointment of Officers	K-14
5.3	Subordinate Officers	K-14
5.4	Removal and Resignation of Officers	K-14
5.5	Vacancies in Offices	K-14
5.6	Representation of Shares of Other Corporations	K-14
5.7	Authority and Duties of Officers	K-14
5.8	Compensation	K-14

Annex K-i

Annex K Page No.
Article VI — Records		K-15

Article VII — General Matters		K-15
7.1	Execution of Corporate Contracts and Instruments	K-15
7.2	Stock Certificates	K-15
7.3	Special Designation of Certificates.	K-15
7.4	Lost Certificates	K-15
7.5	Shares Without Certificates	K-16
7.6	Construction; Definitions	K-16
7.7	Dividends	K-16
7.8	Fiscal Year	K-16
7.9	Seal	K-16
7.10	Transfer of Stock	K-16
7.11	Stock Transfer Agreements	K-16
7.12	Lock-Up	K-16
7.13	Registered Stockholders	K-18
7.14	Waiver of Notice	K-18

Article VIII — Notice		K-18
8.1	Delivery of Notice; Notice by Electronic Transmission	K-18

Article IX — Indemnification		K-19
9.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	K-19
9.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	K-19
9.3	Authorization of Indemnification	K-20
9.4	Good Faith Defined	K-20
9.5	Indemnification by a Court	K-20
9.6	Expenses Payable in Advance	K-20
9.7	Nonexclusivity of Indemnification and Advancement of Expenses	K-21
9.8	Insurance	K-21
9.9	Certain Definitions	K-21
9.10	Survival of Indemnification and Advancement of Expenses	K-21
9.11	Limitation on Indemnification	K-21
9.12	Indemnification of Employees and Agents	K-22
9.13	Primacy of Indemnification	K-22
9.14	Amendments	K-22

Article X — Amendments		K-22

Article XI — Definitions		K-22

Annex K-ii

Bylaws
of
Virgin Orbit Holdings, Inc.

_________________

Article I — Corporate Offices

1.1    Registered Office

The address of the registered office of Virgin Orbit Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II — Meetings of Stockholders

2.1    Place of Meetings

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2    Annual Meeting

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. Subject to Section 211(b) and (c) of the DGCL, the Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3    Special Meeting

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting (or any supplement thereto).

2.4    Notice of Business to be Brought before a Meeting.

(i)     At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than nominations for election to the Board, which must comply with the provisions of Section 2.5) must be (a) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified

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representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii)    Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(i), the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [June 15, 2021]1); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a)     As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b)    As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal

____________

1        Appropriate date to be determined.

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proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal, (7) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the Proposing Persons, (8) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any Proposing Person is a party, the intent or effect of which may be (i) to transfer to or from any Proposing Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any Proposing Person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any Proposing Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation and (9) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (9) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c)     As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (whether written or oral) (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote

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at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not (x) limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, (y) extend any applicable deadlines hereunder or (z) enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v)    Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4; provided, however, that once business has been properly brought before an annual meeting in accordance with such procedures, nothing in this Section 2.4 shall be deemed to preclude discussion by any stockholder of any such business. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(vi)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notwithstanding anything to the contrary contained in this Section 2.4, so long as the Corporation qualifies as a “controlled company” under Section 5615 of the Nasdaq Listing Rules (a “Controlled Company”), any holder of record of at least 25% in voting power of the outstanding capital of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing provisions of this Section 2.4 and may bring any business before an annual meeting of stockholders in person at the annual meeting, without prior notice.

(vii)  For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5    Notice of Nominations for Election to the Board of Directors.

(i)     Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder

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or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(ii)     Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(iii)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iv)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(v)    In no event may a Nominating Person provide notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) (x) in the case of an annual meeting, the conclusion of the time period for Timely Notice or (y) in the case of a special meeting, the conclusion of the time period for timely notice as set forth in Section 2.5(iii), or (iii) the 10th day following the date of public disclosure (as defined in Section 2.4) of such increase.

(vi)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a)     As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b)    As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c)     As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect

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material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(vii)  A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not (x) limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, (y) extend any applicable deadlines hereunder or (z) enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(viii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding anything to the contrary contained in this Section 2.5, so long as the Corporation is a Controlled Company, any holder of record of at least 25% in voting power of the outstanding capital stock of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing notice an nomination provisions of this Section 2.5 and Section 2.6 and may nominate any person for election at an annual meeting or at a special meeting in person at the annual meeting or special meeting, without prior notice.

2.6    Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i)     To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and

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will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii)    The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, the Exchange Act and applicable stock exchange rules.

(iii)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(v)    Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7    Notice of Stockholders’ Meetings

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

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2.8    Quorum

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9    Adjourned Meeting; Notice

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10  Conduct of Business

The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the chairperson of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be

Annex K-8

transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.11  Voting

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12  Record Date for Stockholder Meetings and Other Purposes

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting to the extent permitted hereunder, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by the DGCL, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by the DGCL, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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2.13  Proxies

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law and filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14  List of Stockholders Entitled to Vote

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or the books and records of the Corporation or to vote in person or by proxy at any meeting of stockholders.

2.15  Inspectors of Election

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation.

Such inspectors shall:

(i)     determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes and ballots;

(iii)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(iv)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

Annex K-10

2.16  Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission, other than proxies which have been electronically delivered) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL to the maximum extent permitted thereby (but subject to the limitations set forth therein) with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III — Directors

3.1    Powers

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors

Subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall not be less than one, the exact number of which shall be determined from time to time by resolution of the Board. Except as otherwise provided in the Certificate of Incorporation, no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal inaccordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation, Removal and Vacancies

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board or any individual director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, except as otherwise provided by applicable law, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled (i) following such time as the Corporation is no longer a Controlled Company, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and (ii) so long as the Corporation is a Controlled Company, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

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3.5    Place of Meetings; Meetings by Telephone

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and communicated among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7    Special Meetings; Notice

Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)     delivered personally by hand, by courier or by telephone;

(ii)    sent by United States first-class mail, postage prepaid;

(iii)   sent by facsimile or electronic mail; or

(iv)   sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present.

3.9    Board Action without a Meeting

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

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3.10  Fees and Compensation of Directors

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1    Committees of Directors

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2    Meetings and Actions of Committees

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)     Section 3.5 (place of meetings; meetings by telephone);

(ii)    Section 3.6 (regular meetings);

(iii)   Section 3.7 (special meetings; notice);

(iv)   Section 3.9 (board action without a meeting); and

(v)    Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.

4.3    Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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Article V — Officers

5.1    Officers

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or, except in the case of a Chairperson of the Board or a Vice Chairperson of the Board, a director of the Corporation.

5.2    Appointment of Officers

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3    Subordinate Officers

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4    Removal and Resignation of Officers

Any officer may be removed at any time, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6    Representation of Shares of Other Corporations

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    Authority and Duties of Officers

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8    Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

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Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII — General Matters

7.1    Execution of Corporate Contracts and Instruments

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2    Stock Certificates

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be certificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3    Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    Lost Certificates

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal

Annex K-15

representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6    Construction; Definitions

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7    Dividends

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8    Fiscal Year

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9    Seal

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10  Transfer of Stock

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11  Stock Transfer Agreements

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12  Lock-Up.

(i)     Subject to Section 7.12(ii), the holders of the common stock of the Corporation (other than those holders who are party to that certain Stockholder Support Agreement, dated as of August 22, 2021, by and among the Corporation and the other parties thereto) (the “Lock-Up Holders”) issued (a) as consideration pursuant to the merger of Pulsar Merger Sub, Inc. (“Merger Sub”), with and into Vieco USA Inc., a Delaware corporation (“Virgin Orbit”), with Virgin Orbit surviving as a wholly owned subsidiary of the Corporation (the “Virgin Orbit Transaction”)

Annex K-16

or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Virgin Orbit Transaction in respect of awards of Virgin Orbit outstanding immediately prior to the closing of the Virgin Orbit Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Agreement and Plan of Merger, dated as of August 22, 2021, by and among the Corporation (f/k/a NextGen Acquisition Corp. II, a Cayman Islands exempted company), Merger Sub, and Virgin Orbit (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”))) (such shares referred to in this Section 7.12(i)(b), the “Virgin Orbit Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”). Notwithstanding the generality of the foregoing, the foregoing Lock-up restriction shall not apply to Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a broker-assisted sale, in either case, in order to satisfy applicable exercise price and/or tax withholding obligations that arise with respect to the Virgin Orbit Equity Award Shares; provided that, in each case, such Transfer is made in accordance with applicable law and is permitted pursuant to the terms and conditions of (I) the applicable equity incentive plan and any award agreement evidencing the Virgin Orbit Equity Award Shares and (II) the Corporation’s insider trading or other applicable policy.

(ii)    Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; (g) by virtue of the laws of the State of Delaware or the Corporation’s certificate of incorporation upon dissolution of the Corporation; (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Virgin Orbit Transaction (the “Closing Date”).

(iii)   Notwithstanding the provisions set forth in Section 7.12(i), if (A) at least 120 days have elapsed since the Closing Date and (B) the Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period (such period, the “Specified Period”), the Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Corporation shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the Lock-up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

(iv)   Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.

(v)    For purposes of this Section 7.12:

(a)     the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy;

(b)    the term “Lock-up Period” means: the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is 180 days after the Closing Date;

(c)     the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the Virgin Orbit Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities

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Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Virgin Orbit Transaction) and the Virgin Orbit Equity Award Shares (determined as if, with respect to any Virgin Orbit Equity Award Shares that are net settled, such Virgin Orbit Equity Award Shares were instead cash settled); provided, that, for clarity, shares of common stock issued in connection with the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;

(d)    the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii);

(e)     the term “Trading Day” means any day on which shares of common stock of the Corporation are actually traded on the principal securities exchange or securities market on which shares of common stock of the Corporation are then traded; and

(f)     the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase, or other disposition of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

7.13  Registered Stockholders

The Corporation:

(i)     shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14  Waiver of Notice

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII — Notice

8.1    Delivery of Notice; Notice by Electronic Transmission

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

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Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)     if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)   if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX — Indemnification

9.1    Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought

Annex K-19

shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3    Authorization of Indemnification

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4    Good Faith Defined

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5    Indemnification by a Court

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by the Corporation shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6    Expenses Payable in Advance

Expenses (including attorneys’ fees) incurred by a present or former director or officer in appearing at, participating in or defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IX shall be paid by the Corporation upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by employees and agents of the Corporation or by persons acting at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

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9.7    Nonexclusivity of Indemnification and Advancement of Expenses

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8    Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9    Certain Definitions

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10  Survival of Indemnification and Advancement of Expenses

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified as provided in this Article IX, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11  Limitation on Indemnification

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any present or former director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

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9.12  Indemnification of Employees and Agents

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and to persons serving at the request of the Corporation as directors, officers, employees and agents of another corporation, partnership, joint venture, trust or other enterprise similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13  Primacy of Indemnification

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

9.14  Amendments

Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Subject to that certain Stockholders’ Agreement of the Corporation as in effect from time to time, by and among the Corporation and the VO Holder (as defined in such Stockholders’ Agreement), the stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

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An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex K-23

Annex L

August 22, 2021

The Board of Directors
NextGen Acquisition Corp. II
2255 Glades Road, Suite 324A
Boca Raton, FL 33431

Members of the Board of Directors:

We understand that NextGen Acquisition Corp. II (the “Parent”), Pulsar Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), and Vieco USA, Inc. (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Parent (the “Transaction”), and that, in connection with the Transaction, each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Shares”), other than Treasury Shares, Dissenting Shares and Company Shares subject to Company Options, will be cancelled and converted into either (i) the right to receive a number of shares of common stock, par value $0.0001 per share, of the Parent, after its domestication as a corporation incorporated in the State of Delaware (“Parent Common Shares”), equal to $3,100,000,000 divided by $10.00 (the “Maximum Implied Stock Consideration”), divided by the number of Aggregate Fully Diluted Company Common Shares (the “Exchange Ratio”) or, (ii) at the election of the Company (the “Cash Out Election”), and in the aggregate only up to the Available Cash Consideration Amount in excess of zero dollars (the amount elected pursuant to the Cash Out Election, the “Cash Consideration”), (A) an amount in cash equal the Cash Consideration divided by the Aggregate Fully Diluted Company Common Shares (the “Per Share Cash Consideration”) and (B) a number of Parent Common Shares equal to the Maximum Implied Stock Consideration minus a number of Parent Common Shares equal to the Cash Consideration divided by $10.00, divided by the number of Aggregate Fully Diluted Company Common Shares (the “Per Share Stock Consideration”). For purposes of this opinion, “Aggregate Consideration” means (i) the number of Parent Common Shares equal to the Exchange Ratio multiplied by the number of Company Shares, other than Treasury Shares and Company Shares subject to Company Options or (ii) the sum of (A) the number of Parent Common Shares equal to the Per Share Stock Consideration multiplied by the number of Company Shares, other than Treasury Shares and Company Shares subject to Company Options and (B) the amount in cash equal to the Per Share Cash Consideration multiplied by the number of Company Shares, other than Treasury Shares and Company Shares subject to Company Options, as applicable. The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms contained herein that are not defined herein have the meanings ascribed to them in the Agreement.

The board of directors of the Parent (the “Board”) has requested our opinion as to whether the Aggregate Consideration payable pursuant to the Agreement is fair, from a financial point of view, to the Parent.

In arriving at our opinion set forth below, we have, among other things: (i) reviewed a draft of the Agreement dated August 19, 2021; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company and the industry in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed generally relevant and the consideration paid in such transactions; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company; (vi) reviewed certain financial forecasts relating to the Company provided by the management of the Parent and certain information relating to the

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expenses expected to result from the Transaction provided by the management of the Parent (the “Parent Forecasts”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of each of the Company and the Parent regarding the Transaction, the past and current business operations and financial condition and prospects of the Company, and the Parent Forecasts and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by the Parent, the Company and their respective associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of the Parent or the Company (including, without limitation, real property owned by the Company or to which the Company holds a leasehold interest), nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of the Parent or the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of the Parent or the Company. At the direction of the management of the Parent, we have used and relied upon the Parent Forecasts for purposes of our opinion. In relying on the Parent Forecasts, we have assumed, at the direction of the Parent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Parent’s management as to the expected future results of operations and financial condition of the Company and the other matters covered thereby and that the financial results reflected in such Parent Forecasts will be achieved at the times and in the amounts projected. In addition, we have relied, with your consent, on the assessments of the Parent as to the Parent’s ability to retain key employees, customers, suppliers and strategic partners of the Company. In addition, at the direction of the management of the Parent, we have assumed that for purposes of our analysis and to calculate the combined company’s pro forma enterprise value, the combined company will have cash, net of debt and transaction expenses, of at least $446 million on its balance sheet at the consummation of the Transaction (including the PIPE Investment and after giving effect to any redemptions of Parent Common Shares). We express no view as to the reasonableness of the Parent Forecasts and the assumptions on which they are based. We have not been requested to, and did not (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to a Transaction, the securities, assets, businesses or operations of the Company or the Parent or any other party, or any alternatives to the Transaction, (b) participate in the structuring or negotiation of the Transaction, (c) advise the Board, the Parent or any other party with respect to alternatives to the Transaction, or (d) identify or introduce to the Board or the Parent any prospective investors, lenders or other participants in the Transaction.

We have assumed that the transactions contemplated by the Agreement, including, without limitation, the PIPE Investment, will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company or the Parent since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company and the Parent made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, in performing our analyses and rendering this opinion, we have assumed, at the Parent’s direction, that the Company will not make a Cash Out Election and that the redemption price per Parent Common Share provides a reasonable basis upon which to evaluate the Parent Common Shares. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax and regulatory matters relevant to rendering our opinion upon the assessments made by the Parent and its other advisors with respect to such issues. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or

Annex L-2

may be brought against the Parent, the Company or any of their respective affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of the Parent and the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of the Parent and the Company. We are expressing no opinion herein as to what the value of the Parent Common Shares actually will be when issued pursuant to the Transaction or the price at which the Parent Common Shares or any other class of securities of the Parent will trade at any future time. Our opinion is limited to the fairness, from a financial point of view, to the Parent of the Aggregate Consideration to be paid by the Parent pursuant to the Agreement. We do not express any opinion as to the underlying business decision of the Board, the Parent, the holders of any securities of the Parent or any other party to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Aggregate Consideration to be paid by the Parent in the Transaction and only to the extent expressly set forth herein, of the Agreement or Transaction, including, without limitation, the Domestication, the conversion of the Acquiror Class A Common Stock, Acquiror Class B Common Stock, Cayman Acquiror Warrants and Cayman Acquiror Units into the Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants, as applicable, the Pre-Closing Restructuring, the vesting and settlement of the Company SARs, the conversion of the Company Options into the Acquiror Options, the Company Stockholder Support Agreement, the Acquiror Share Redemption, the Sponsor Support Agreement, the Stockholders’ Agreement, the PIPE Investment, the Subscription Agreements, the TMLA, the Registration Rights Agreement, or any ongoing obligations of the Parent or the Company under the Agreement or any other agreements. We make no representation or warranty regarding the adequacy of this opinion or the analyses underlying this opinion for the purposes of the Parent’s compliance with the terms of its Governing Documents or the rules of any securities exchange.

We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of the Parent, the Company and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as a financial advisor to the Parent with respect to the Transaction and will receive a fee from the Parent for our services, a portion of which is payable upon delivery of this opinion and the remaining portion of which is contingent upon the consummation of the Transaction. In addition, the Parent has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. We have provided financial advisory services to an entity in which the Co-Founders and Co-Chairmen of the Parent are Co-Founders and Co-Chairmen, which services were unrelated to the Transaction and for which we have received fees. We have also provided financial advisory services to an entity for which a Co-Founder and Co-Chairman of the Parent is a member of the board of directors, which services were unrelated to the Transaction and for which we have received fees. A foreign investment banking affiliate of ours has provided certain financial advisory services to an affiliate of Virgin Group, an affiliate of which is a shareholder of the Company, for which our affiliate has received fees for its services. In addition, we and our foreign investment banking affiliates also have provided and/or are currently providing certain financial advisory services to Mubadala Investment Company PJSC, an affiliate of which is a shareholder of the Company, and/or its affiliates from time to time for which we and our affiliates have received and/or may receive fees for our services, including representing Mubadala Investment Company PJSC and/or its affiliates in connection with strategic advisory, mergers and acquisitions, equity and debt advisory and restructuring matters. In addition, we and our affiliates may in the future provide financial services to the Parent, the Company and/or their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

Annex L-3

This opinion is provided for the benefit of the Board in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board or the board of directors of the Company as to whether to approve the Transaction or a recommendation as to how any holder of Company Shares or Parent Common Shares or any other class of securities of the Company or Parent should vote or act with respect to the Transaction or any other matter, including whether any PIPE Investor should participate in the PIPE Investment and whether any holders of Parent Common Shares or any other class of securities of the Parent should redeem their Parent Common Shares or other securities pursuant to the Acquiror Share Redemption. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, any holders of Company Shares or Parent Common Shares, or the holders of any other class of securities, or creditors or other constituencies of the Parent or the Company; (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent, the Company, or any class of such persons, whether relative to the Aggregate Consideration pursuant to the Agreement or otherwise; or (iii) the fairness to the Parent or the PIPE Investors of the price per Parent Common Share paid by the PIPE Investors in the PIPE Investment.

This opinion is given and speaks only as of the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co US Inc.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Parent pursuant to the Agreement is fair, from a financial point of view, to the Parent.

Very truly yours,
/s/ Rothschild & Co US Inc.
ROTHSCHILD & CO US INC.

Annex L-4

Annex M

virgin enterprises limited

and

virgin orbit holdings, inc.

______________________________

trade mark licence agreement

______________________________

Annex M-1

This Agreement is made on        2021

Between

VIRGIN ENTERPRISES LIMITED (company number 01073929) a company incorporated in England whose registered office is at The Battleship Building, 179 Harrow Road, London W2 6NB (“VEL”); and

VIRGIN ORBIT HOLDINGS, INC. a Delaware corporation (f/k/a NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation) whose principal place of business is at 2255 Glades Rd., Suite 324A, Boca Raton, FL 33431, USA, (the “Licensee).

Recital

VEL is the legal and beneficial owner of the Marks (as defined below) and has agreed to grant the Licensee a licence to use the Marks in the form of the Names (as defined below) on the terms and conditions of this Agreement.

It Is Agreed as follows:

DEFINITIONS

1.1         In this Agreement, the Recital above and the Schedules to it, the following terms shall have the following meanings:

Accounting Period means each of the annual accounting periods ending on the Annual Accounting Date during the Term and, in the case of the first such period, the period from the Commencement Date to the first Annual Accounting Date and, in the case of the last period, the period from the commencement of such period until close of business on the final day of the Term or the date of termination of this Agreement, whichever occurs sooner;

Affiliate means the relevant party’s Holding Company, Subsidiary, or a Subsidiary of the relevant party’s Holding Company (in each case, whether directly or indirectly);

[***]

Annual Accounting Date means 31 December save as such date may be adjusted (if in a material manner, then by written agreement between the parties) to avoid an Annual Accounting Date falling on a day which is not a Business Day and/or to ensure that all Annual Accounting Dates fall on the same day on the relevant week;

Board means the board of directors of the relevant party from time to time or the directors present at a duly convened meeting of the directors at which a quorum is present;

Brand Marketing Partnership has the meaning given to it in Schedule 6;

Brand Strategy Plan has the meaning given to it in Schedule 8;

Brand Values means the following values: (i) insatiable curiosity; (ii) heartfelt service; (iii) delightfully surprising; (iv) red hot relevance; (v) smart disruption; and (vi) straight up; as detailed in The Virgin Way, and as the same may be amended or updated by VEL from time to time;

Business Day means any day (excluding Saturdays and Sundays) on which banks generally are open in London for the transaction of normal banking business;

Commencement Date means 1 March 2017;

Commercial Launch Date means [***];

Annex M-2

Control means the power of a person or group to determine the outcome of decisions about the relevant entity’s financial and operating policies (whether by ownership of voting share capital, ability to appoint or remove directors with a majority of the voting rights at meetings of the Board, or otherwise howsoever);

Controlled Business [***]

CPI means the Consumer Price Index published annually by the Bureau of Labor Statistics in the US; (or by such other body upon which duties in connection with such index shall have been devolved from time to time), PROVIDED THAT if (i) such index ceases to be published or (ii) the basis on which it is compiled is amended such that it is no longer a measure of general consumer price inflation in the United States, such index shall be replaced by such other index as may most closely resemble the CPI as at the Novation Effective Date;

Crisis means any material safety incident, material health incident, material public relations issue, or other material incident, in each case with respect to the Licensee or its business and which causes or threatens to cause material detriment to the Marks;

Customer Experience Principles means the customer experience principles set out in Schedule 4;

Data Protection Law means the following to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the GDPR and any national law implementing and/or supplementing the GDPR (such as, in the UK, the Data Protection Act 2018), and (c) any other data protection or data privacy laws, regulations, guidance and codes of practice applicable to the processing of personal data, each as amended or replaced from time to time;

[***]

Domain Name means www.virginorbit.com;

Ethical Sourcing Principles means the ethical sourcing principles set out in Schedule 5;

Expiry Date means, as applicable: (i) the date falling at the end of the Initial Term; or (ii) in the case of a First Renewal Term, the date falling at the end of the First Renewal Term; or (iii) in the case of a Second Renewal Term, the date falling at the end of the Second Renewal Term;

First Renewal Term has the meaning given to it in clause 9.1

GDPR means Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data;

Good Industry Practice means the exercise of such skill, diligence, prudence and foresight which would ordinarily or customarily be expected of a skilled and experienced operator engaged in the same industry or a similar business;

Gross Sales means:

(i)          the total consolidated revenue of the Licensee and its Subsidiaries (including, for the avoidance of doubt, the Controlled Business); together with

(ii)         the total amounts of revenue received by the Licensee’s permitted sub-licensees (other than the Licensee’s Subsidiaries which are covered by limb (i) above), if any, in connection with the carrying on of the Licensed Activities, excluding VAT or other sales taxes applicable to such revenue, in each case excluding any revenue received by the Licensee and its Subsidiaries arising from any Opportunities other than the matters referred to in paragraph 5(i) of Schedule 6 (for the avoidance of doubt, revenue arising from the matters referred to in paragraph 5(i) of Schedule 6 shall constitute Gross Sales);

Annex M-3

Group means, in relation to a company, the ultimate Holding Company of that company and any Subsidiary of the ultimate Holding Company of that company, and “Group Company” will be construed accordingly;

HL1 Tech means [***]

Holding Company means a holding company (as defined by section 1159 of the Companies Act 2006) or a parent undertaking (as defined by section 1162 of the Companies Act 2006);

Hyperloop Activities means:

(i)          [***];

(ii)         [***]; and

(iii)        [***];

[***];

[***];

Initial Term has the meaning given to it in clause 9.1;

[***];

Licensed Activities means the activities set out in clauses 3(a) to (d) inclusive;

Logo means the logo set out in Part A of Schedule 2;

Loyalty Program means a program designed to increase users and user engagement based on a membership model and the earning and giving of rewards;

Marks means the Virgin Marks and the Names;

Merchandising Opportunity has the meaning given to it in Schedule 6;

Names means Virgin Orbit plus the Logo, the Domain Name and the Social Media Names (each as may be updated from time to time by agreement in writing between the parties);

Novation Effective Date means the effective date of the Deed of Novation, Amendment and Restatement to which this Agreement is annexed;

Opportunities has the meaning given to it in Schedule 6;

People Experience Principles means the people experience principles set out in Schedule 4;

Permitted E-Presence means the Site and the Social Media (and will include access to such media channels via mobile applications);

Pre-approved Events [***];

Promotional Materials means those electronic and printed materials created by the Licensee in connection with the advertising, promotion and exploitation of goods and/or services being provided as part of the Licensed Activities in accordance with this Agreement;

Purchaser Covenant means the agreement set out in Schedule 9;

Annex M-4

Purpose means “Changing business for good”, as detailed in The Virgin Way, and as the same may be amended or updated by VEL from time to time;

Quarter means the periods of three months commencing on 1 January, 1 April, 1 July and 1 October respectively;

Quarterly Statement has the meaning given to it in clause 4.3(a);

Royalties means the payments described in clause 4 and paragraph 5 of Schedule 6;

[***];

[***];

Second Renewal Period has the meaning given to it in clause 9.1;

Site means the Licensee’s internet site either accessible through or located at the Domain Name;

Social Media means customary Internet based social media services from time to time (such as, as of the Commencement Date, the internet based social media service known as Facebook) which are:

(i)          created and operated exclusively in connection with the Licensed Activities; and

(ii)         exclusively intended for the promotion of the Licensed Activities;

Social Media Names means those Social Media names as set out in Part B of Schedule 2, as such Schedule may be amended by the mutual written agreement of VEL and the Licensee;

[***];

Sponsorship Opportunity has the meaning given to it in Schedule 6;

[***];

Stockholders’ Agreement means that certain Stockholders’ Agreement to be entered into as of the Effective Time (as defined in the Deed of Novation, Amendment and Restatement to which this Agreement is annexed) by and between Vieco 10 Limited and the Licensee;

Strategy and Brand Board has the meaning given to it in Schedule 3;

Strategy and Brand Board Report means the reporting framework set out in Part B of Schedule 3, as the same may be amended or updated from time to time;

Subsidiary means a subsidiary (as defined by section 1159 of the Companies Act 2006) or a subsidiary undertaking (as defined by section 1162 of the Companies Act 2006);

[***];

Term means the period commencing on the Commencement Date and terminating on: (i) the Expiry Date; or (ii) the date of earlier termination of this Agreement in accordance with its terms;

Territory means the World;

Annex M-5

The Virgin Way means VEL’s brand experience programme which includes a self-serve site (available at https://www.thevirginway.com) that provides best practice, tools and guidelines on how to create irresistible Virgin experiences that change business for good, as the same may be amended or updated by VEL from time to time;

US means the United States of America;

VAT means value added tax imposed in any current or former member state of the European Union pursuant to Council Directive (EC) 2006/112 on the common system of value added tax, and national legislation implementing, or supplemental to, that Directive or any predecessor to it, or any similar tax which may be substituted for or levied in addition to it or any value added, sales, turnover or similar tax imposed in any country that is not a member of the European Union;

VEL Licensee means any person or entity to which VEL has (directly or indirectly) granted a licence to use the Marks (or any of them);

Virgin Brand Identity Guidelines means the guidelines for the use of the Marks available at The Virgin Way, as the same may be amended or updated by VEL from time to time;

Virgin Galactic means Virgin Galactic Holdings, Inc., a Delaware corporation whose principal place of business is at 166 North Roadrunner Parkway, Suite 1C, Las Cruces, New Mexico 88011, USA;

Virgin Group means VEL and its Group, together with any VEL Licensee;

Virgin Marks means VEL’s trade mark applications and/or registrations in respect of the Virgin Signature Logo and the word mark VIRGIN (as the same may be updated from time to time), a list of which is available upon request;

Virgin Red means the company Virgin Red Limited registered in England and Wales with company number 11490861 whose registered office is at 66 Porchester Road, London, United Kingdom, W2 6ET, and its successors and assigns;

Virgin Signature Logo means the logo set out in Schedule 1;

Virgin Social Media Guidelines means the social media guidelines available at The Virgin Way, as the same may be amended or updated by VEL from time to time; and

Webstore has the meaning given to it in clause 3(11)(b).

1.2         In this Agreement, unless otherwise specified:

(a)          The headings in this Agreement are inserted only for the purpose of convenience and shall not affect the construction of this Agreement;

(b)         references to a clause, schedule or paragraph are to a clause, a schedule or paragraph in this Agreement;

(c)          any reference to this Agreement or to any other document will include any permitted variation, amendment or supplement to such document;

(d)         a reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(e)          the Schedules form part of this Agreement;

Annex M-6

(f)            references to any statute or statutory provision or order or regulation made thereunder shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time;

(g)         any reference to a person will be to a legal person of whatever kind whether incorporated or unincorporated and to its successors, permitted assignees and transferees;

(h)         words denoting the singular shall include the plural and vice versa;

(i)          any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(j)          a reference to writing or written includes email, unless (i) otherwise specified; (ii) the reference relates to a material approval required from VEL; (iii) the reference relates to an amendment of this Agreement or a notice under this Agreement;

(k)         for any decision requiring VEL’s consent, VEL will have absolute discretion to withhold its consent. In exercising its discretion under this Agreement, VEL will be entitled to have regard to all relevant factors including, without limitation: (a) the overall value and reputation of the Marks (or any of them); (b) the interests of current or future licensees of any of the Marks; and (c) VEL’s current and future strategy for the Virgin brand; and

(l)          any obligation on a party not to do something includes an obligation not to procure or authorise that thing to be done.

1.3         If there is any inconsistency or conflict between the clauses of this Agreement, the schedules of this Agreement and any other documents referred to in this Agreement, the following order of precedence will apply:

(a)         the clauses of this Agreement;

(b)         the schedules of this Agreement;

(c)         any other document referred to in this Agreement

LICENSEE’S ACKNOWLEDGEMENT

2            The Licensee acknowledges:

(a)         that all rights in the Marks belong to VEL;

(b)            that the Licensee shall not acquire or claim any title to any of the Marks by virtue of the rights granted to it by this Agreement or through its use of the Marks either before or after the date of this Agreement;

(c)         that all goodwill and other rights generated or accrued by the Licensee’s use of the Marks shall at all times be deemed to have accrued to VEL. VEL may, at any time, call for a confirmatory assignment of that goodwill and the Licensee will immediately execute it; and

for the avoidance of doubt, the Licensee shall do any act reasonably required to give effect to this clause 2.

GRANT

3            In consideration of the Royalties and the covenants and undertakings contained in this Agreement, VEL hereby grants to the Licensee with effect from the Commencement Date the following rights:

(a)         the non-exclusive right to use the name VIRGIN as part of its registered company name Virgin Orbit Holdings, Inc. and the registered company names Virgin Orbit LLC, Virgin Orbit UK Limited, and Virgin Orbit Brazil [legal entity denotation TBC], and to use the same on headed notepaper and

Annex M-7

other corporate materials and communications which, in the ordinary course of business, bear the company name in the Territory during the Term in accordance with the terms and conditions of this Agreement;

provided that when used as a company name such name is always followed by the relevant company denotation (e.g. LLC, Ltd., Inc.) for the relevant type of company and jurisdiction within the Territory in which such company operates;

(b)         an exclusive licence to use the Virgin Marks, but only in the form of the Names, in relation to:

(i)          [***];

(ii)         [***]; and

(iii)        [***]

[***];

(c)         in each case in conjunction with and as an ancillary part of the activities in clause 3(b) above, an exclusive licence in the case of sub-clauses (i) and (ii) below, and a non-exclusive licence in the case of sub-clauses (iii) to (viii) below, in each case to use the Marks, but only in the form of the Names, on or in relation to:

(i)          [***];

(ii)         [***];

(iii)        [***];

(iv)        [***];

(v)         [***];

(vi)        [***];

(vii)       [***]; and

(viii)      [***]; and

(d)         the pursuit and implementation of the Opportunities in accordance with the terms and conditions set out in Schedule 6;

in each case in the Territory for the Term in accordance with the terms and conditions of this Agreement PROVIDED THAT:

1.           nothing contained in this Agreement shall allow the Licensee to use: (a) the Virgin Marks in a form other than the Names (including using the Virgin Marks alone or using the stylised V from the “Virgin” Signature Logo alone); and (b) in respect of any Social Media, any name other than the Social Media Names. VEL shall not license any other party to use the Names without the prior written consent of the Licensee (such consent not to be unreasonably withheld) SAVE THAT, for the avoidance of doubt, VEL shall be entitled to license Virgin Galactic to use (and permit the use of) the Iris logo;

2.           nothing contained in this Agreement shall allow the Licensee to use the Marks in relation to:

(a)         [***];

Annex M-8

(b)         [***];

(c)         [***];

(e)         [***];

(f)          [***];

(g)         [***];

(h)         [***];

(i)          [***];

(j)          [***]; and

(k)         [***];

and the Licensee acknowledges that VEL has licensed certain other parties to use the Marks (other than in the form of the Names) in the Territory in relation to the operation of hotels, airlines, holiday tour operators, orbital and sub-orbital human space flight experiences and activities incidental thereto. The Licensee further acknowledges and agrees that, notwithstanding the licence granted in clause 3(b) of this Agreement, [***];

3.           any use of the Virgin Marks in relation to goods and services not specifically permitted under this Agreement without VEL’s prior approval will amount to a material breach of this Agreement;

4.           the Licensee shall, at all times during the Term, conduct the Licensed Activities in the Territory using only the Names and shall use all reasonable endeavours to promote its conduct of the Licensed Activities under the Names, provided that [***];

5.           the Licensee hereby undertakes and agrees, on behalf of itself and its Subsidiaries from time to time, that it and its Subsidiaries shall be prohibited from carrying out or conducting any activities other than the Licensed Activities and the Controlled Business without VEL’s prior written consent (in its absolute discretion);

6.           the Licensee shall not, and shall procure that: (i) its Subsidiaries shall not; and (ii) it and its Subsidiaries customers shall not use the Licensee’s products and services to, undertake any activities which would be used, or would reasonably be expected to be used, to harm human beings;

7.           the Licensee shall work with VEL on, and VEL shall have a right to approve (in its absolute discretion), the design, scale and look and feel of the activities in clause 3(c)(vi) above;

8.           in relation to [***] subject to proviso 14(b) below, where the Licensee has acted as a systems integrator in relation to the third party software product or service, such product or service shall not itself be provided under or by reference to the Marks, by way of co-branding with the third party software provider or otherwise;

9.           [***];

10.         [***]:

(a)         [***];

(b)         [***]; and

(c)         [***];

Annex M-9

11.         [***];

12.         the Licensee undertakes:

(a)         not to create, establish, operate or maintain any Social Media other than the Social Media described in Part B of Schedule 2, except with VEL’s prior written consent;

(b)         to ensure that the content of the Permitted E-Presence relates to and promotes exclusively or substantially exclusively the Licensed Activities; and

(c)         to modify or moderate the content, design and/or functionality and/or programming of all Permitted E-Presence upon VEL’s reasonable request;

13.         other than as set out in proviso 1 to clause 3 above, VEL shall not grant any other party a licence to use the Virgin Marks in the form of the Names; and

14.            VEL agrees that it shall consider in good faith, and subject to the rights of VEL Licensees, any written business plan from the Licensee relating to an extension of its rights under this Agreement, in particular in relation to:

(a)  [***]; and

(b)  [***]

15.         [***]

PAYMENT OF ROYALTIES

4.1         The Licensee shall pay VEL a quarterly royalty which shall be the greater of:

(a)          (i)       [***] for each Quarter or part of a Quarter prior to the Commercial Launch Date;

(ii)         [***] for each of the first 4 Quarters after the Commercial Launch Date;

(iii)        [***] for each of the next 4 Quarters (i.e. Quarters 5 to 8 inclusive) after the Commercial Launch Date;

(iv)        [***] for each of the next 4 Quarters (i.e. Quarters 9 to 12 inclusive) after the Commercial Launch Date;

(v)         [***] for each subsequent Quarter as adjusted annually in line with CPI as from the fourth anniversary of the Commercial Launch Date, and on each anniversary thereafter; and

(b)         [***] of Gross Sales.

All amounts payable pursuant to this clause shall accompany the Quarterly Statement to be provided by the Licensee to VEL in accordance with clause 4.3(a).

4.2         In addition to the amounts payable under clause 4.1 above, the Licensee shall also pay royalties to VEL in respect of the Sponsorship Opportunities, Brand Marketing Opportunities and Merchandising Opportunities in accordance with Schedule 6.

4.3         The Licensee shall supply to VEL:

(a)         within 10 Business Days of the end of each Quarter, a statement certified as accurate by an authorised representative of the Licensee showing:

(i)          the Gross Sales by source of revenue;

Annex M-10

(ii)         the Royalty due for the relevant Quarter on such Gross Sales; and

(iii)        any other information which VEL reasonably requests,

(the “Quarterly Statement”);

(b)         at least 30 days prior to the Annual Accounting Date each year an annual budget, with a projection of Gross Sales for the upcoming Accounting Period broken down by Quarter and a projection of Gross Sales for the upcoming 5 years broken down by Accounting Period. These projections will be produced in good faith and based upon an informed assessment of the market;

(c)         a statement showing Gross Sales for each Accounting Period within one month after the end of such period certified by a qualified, internationally recognised auditor;

(d)         within one hundred and twenty (120) days after each Annual Accounting Date, a balance sheet and profit and loss account certified by a qualified, internationally recognised auditor, showing the true position of the business of the Licensee for each financial year of the Licensee during the Term, and for the first financial year expiring after the expiration or termination of this Agreement;

(e)         within one hundred and twenty (120) days after each Annual Accounting Date, a reconciliation between revenue/turnover for the relevant Accounting Period (as shown in the audited profit and loss account), and the Quarterly Statements provided to VEL during the Licensee’s financial year, audited by the Licensee’s auditors (the “Reconciliation Statement”). The Reconciliation Statement will provide a detailed description of each of the reconciling items to the satisfaction of VEL;

(f)          where the Reconciliation Statement reveals an underpayment of any amount due to VEL, the amount of such underpayment will be paid in full by the Licensee to VEL within ten (10) Business Days following receipt of a relevant invoice from VEL. Where the Reconciliation Statement reveals an overpayment of any amount due to VEL, the amount of such overpayment will be set off against the Royalties due for the following Quarter;

(g)         any information that may materially affect the financial standing of the Licensee; and

(h)         any other information relating to the Reconciliation Statement and/or the financial position of the Licensee’s (and its Subsidiaries’) business under this Agreement as may be reasonably requested by VEL.

4.4         If the Licensee does not provide VEL with the Quarterly Statement when due, VEL may invoice the Licensee the greater of the minimum royalty for the relevant Quarter set out in clause 4.1(a) or the amount invoiced the previous Quarter plus [***].

4.5         Subject to the provisions of Schedule 6, any obligation to make a payment under this Agreement has been expressed exclusive of value added or similar tax. If such tax is chargeable by reference to anything done under this Agreement, the payment shall be increased to include an amount representing such tax.

4.6         In the event of any payment to be made by the Licensee under this Agreement not being received by VEL on or before the due date of payment (including without limitation as a result of any failure by the Licensee to provide the Quarterly Statement when due), VEL shall be entitled to charge interest at the lesser of (a) the rate of [***] per annum above the base rate of Lloyds Bank PLC; or (b) the maximum rate permitted by applicable law, from the due date for payment to the date when payment is actually received (both before and after any court judgment). Such interest will be payable immediately on demand and will accrue on a daily basis and be compounded quarterly.

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4.7         Subject to the provisions of Schedule 6, all sums payable to VEL under or in connection with this Agreement shall be paid in full without any set-off or counterclaim whatsoever and free and clear from all deductions or withholdings including, but not limited to, withholding tax. If such withholdings and deductions are specifically required by legislation any sums due to VEL shall be increased to include an amount equal to such withholding or deduction. The Parties shall take reasonable steps to cooperate to reduce or eliminate any withholding taxes in connection with the transactions contemplated by this Agreement. Prior to any payment being made pursuant to this Agreement, VEL shall provide the Licensee with a completed and executed applicable Form W-8 (and VEL agrees to furnish the Licensee with such Form upon expiration of any prior Form or upon request).

4.8         The Licensee shall keep suitable records and accounts in order to demonstrate that the correct Royalty payments have been made pursuant to the terms of this Agreement. All such records and accounts shall be available for inspection by VEL (or its duly authorised representative) which shall be entitled to inspect such records and accounts on five Business Days prior written notice. In the event that any such inspection or audit reveals a discrepancy in the Royalties paid, any shortfall shall be paid immediately and in the event that the shortfall is more than [***] of the correct figure due in the audited period, the reasonable professional costs of the audit or inspection shall also be payable by the Licensee. If an inspection or audit reveals an overpayment in the Royalties paid, the Licensee may set off the overpayment against the next Royalty payment(s).

4.9         All books of account and records referred to in this clause 4 will be kept and made available for inspection for at least six years after any termination or expiry of this Agreement.

4.10       The Licensee’s payment obligations under this Agreement shall be performed without any right of the Licensee to invoke set-off, deductions, or other similar rights (other than as expressly permitted in this Agreement).

CONDITIONS OF USE

Business

5.1         The Licensee will:

(a)        conduct the Licensed Activities in accordance with transparent, honest and ethical business practices (whether dealing with employees, the public, the business community, shareholders, customers, suppliers, competitors or governmental and regulatory bodies);

(b)         develop and maintain comprehensive Crisis management procedures. The Licensee will, within sixty (60) Business Days of the Novation Effective Date, develop and agree with VEL a comprehensive Crisis management and response plan, to include: (i) a communications strategy; (ii) decision making and escalation process; (iii) preparation for key scenarios including draft communications to be used in the event of a Crisis across external media, internal communications and the Permitted E-Presence; and (iv) where appropriate, engagement of an external PR/communications agency and preparation of a ‘dark site’ (the “Crisis Management and Response Plan”). The Licensee shall update the Crisis Management and Response Plan when needed and notify VEL of any material changes. The Licensee will notify VEL as soon as reasonably practicable of any Crisis that arises during the Term and will keep VEL informed of (and take into account VEL’s reasonable input on) any material action to be taken or material procedure to be adopted by the Licensee. To the extent that a Crisis requires a response prior to consulting with VEL, the Licensee will keep VEL informed of any action taken or procedures adopted in relation thereto as soon as reasonably practicable. The Licensee will determine how to respond to any Crisis, acting in accordance with the terms of the agreed Crisis Management and Response Plan and taking into account (i) VEL’s reasonable input; and (ii) any impact on the value and reputation of the Virgin brand;

(c)         operate its business sustainably and in a Purpose-driven manner, including through (i) using finite resources responsibly with specific regard to water, waste and volatile organic compounds; and (ii) making a positive contribution to its local communities. The Licensee will ensure that its policies

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relating to the above are appropriate for a company operating in its sector. The Licensee will actively seek and investigate opportunities to display innovation and leadership in its sector in respect of wellbeing of people and planet, and social/environmental impact;

(d)         have science based targets in place by 2040; and

(e)         within [***], have a demonstrable, credible plan and phased targets in place to achieve net zero greenhouse gas emissions by 2050.

Brand

5.2         The Licensee will only use the Marks in accordance with the Virgin Brand Identity Guidelines and, with respect to Social Media, the Virgin Social Media Guidelines (unless otherwise approved by VEL). If, in VEL’s reasonable opinion, any use of the Marks or advertising, marketing or promotional material in relation to which any of the Marks are used does not comply with the standards of quality relating to the use of the Marks in relation to such materials as set out in this Agreement or in the Virgin Brand Identity Guidelines then the Licensee must withdraw or procure the withdrawal of all such use of the Marks or advertising, marketing and/or promotional material as soon as reasonably practicable upon VEL’s request. VEL specifically reserves the right to action such a request in the event that such material infringes on the rights of any other VEL Licensee. For the avoidance of doubt, the Licensee may adopt its own specific brand usage guidelines, as long as the same are not inconsistent with (i) the Virgin Brand Identity Guidelines or (ii) any other obligations of the Licensee under this Agreement.

5.3         The Licensee acknowledges that the value and reputation of the Marks are such that they denote high quality status and are synonymous with the Purpose and the Brand Values. The Licensee agrees to ensure that any services supplied under the Marks and any goods to which (or to the packaging of which) the Marks are applied are of a style, quality and appearance so as to maintain this value and reputation and to reflect the Purpose and the Brand Values. The parties acknowledge that, prior to the Commencement Date, they have worked together to develop a Purpose statement and a change programme designed to embed the Purpose in the Licensee’s business and the parties will continue to work together to develop this further. The parties will regularly review and discuss the measures implemented by the Licensee to ensure that (i) the Purpose and the Brand Values are embedded in and reflected by the Licensee’s business and (ii) the Licensee’s business lives up to the People Experience Principles and Customer Experience Principles.

5.4         The Licensee will conduct its business and the Licensed Activities in accordance with the Ethical Sourcing Principles.

5.5         The Licensee will work with VEL on an ongoing basis via the Strategy and Brand Board to agree targets related to the matters set out in the Strategy and Brand Board Report and will use its reasonable endeavours to comply with such agreed targets from time to time.

5.6         When carrying out the Licensed Activities, the Licensee shall, on a case-by-case basis:

(a)        consider the impact of those activities on the Marks, the Virgin brand and VEL (bearing in mind the value and reputation of the Marks and the interests of the Virgin Group as a whole);

(b)        ensure that those activities are aligned with the Purpose and the Brand Values;

(c)        only provide the Licensed Activities to customers (whether commercial or governmental) whose association with the Virgin brand and the Licensee is supportive of the value and reputation of the Marks. Subject to any applicable confidentiality restrictions,[***];

(e)        to the extent permitted by applicable law or regulation and subject to any applicable confidentiality restrictions, collaborate with VEL in advance in relation to, and incorporate VEL’s reasonable comments on, the Licensee’s brand and communications strategy in respect of the Licensed Activities, including: [***];

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(f)        in advance of undertaking any Licensed Activities, including [***] the Licensee will provide the Licensed Activities to, carefully consider and mitigate any Purpose-related, reputational, legal and/or brand damage risks for the Virgin and Virgin Orbit brands, which may arise in the context of such activities; and

(g)        not conduct those activities in any manner which would bring the Marks, the Virgin brand or VEL into disrepute or otherwise materially damage the goodwill or reputation of the Marks, the Virgin brand or VEL.

5.7         The Licensee shall keep VEL regularly informed of the Licensed Activities. The Licensee will on written request from VEL meet with VEL at least once in each calendar year in order to review the exercise of the Licensee’s rights granted by this Agreement.

Review

5.8         In order to review the conduct by the Licensee of the Licensed Activities, the Licensee will establish and operate a Strategy and Brand Board in accordance with the terms set out in Schedule 3.

5.9         VEL may appoint a representative to the Licensee’s Strategy and Brand Board in accordance with Schedule 3.

5.10       If, at any time during the Term, (a) Vieco 10 Limited or such other entity or person that is the “VO Holder” under the Stockholders’ Agreement is no longer entitled to designate any directors to the Board of Licensee pursuant to the terms of the Stockholders’ Agreement, and (b) no member of VEL’s Group otherwise has a director or other representative on such Board, then:

(i)          Licensee shall agree to take all actions necessary or desirable to appoint to the Board of Licensee, one individual (the “Designated Director”) who is designated by VEL in writing; PROVIDED, HOWEVER, that such individual must be (i) qualified and suitable to serve as a member of the Board of Licensee under all applicable corporate governance policies and guidelines of the Licensee and the Licensee’s Board and all applicable legal, regulatory and stock exchange requirements, in each case as determined in good faith by the Board of Licensee, and (ii) reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Licensee, if there be one, or the Licensee’s Board (the requirements set forth in clauses (i) and (ii), the “Designated Director Requirements”). For the avoidance of any doubt, in the event the individual designated by VEL is deemed not to satisfy the Designated Director Requirements, the Licensee shall promptly notify VEL, and VEL shall have the opportunity to designate alternative individuals to the Licensee’s Board until its designee meets the Designated Director Requirements. Such alternative individual shall, subject to meeting the Designated Director Requirements, be appointed on or prior to thirty (30) days after VEL’s designation; and

(ii)         the Designated Director shall have a right to receive the Board papers and materials that are distributed to the Board and also to share the information contained therein related to the Licensee’s business with VEL (other than, in each case, papers, materials or information that is subject to legal privilege). The reasonable and customary costs of travel to any Licensee Board meetings for the Designated Director will be paid by the Licensee.

5.11       The Licensee will report to VEL regularly (at least twice annually), and in advance of each Strategy and Brand Board meeting, on its performance relative to the matters and targets set out in the Strategy and Brand Board Report. The Licensee will in addition submit key people experience data (including employee engagement survey data) to VEL on an annual basis, using the template provided (and as may be updated) by VEL from time to time.

5.12       The parties acknowledge the Licensee’s business strategy, positioning and implementation proposition, where relevant to the Virgin brand, is as set out in the Brand Strategy Plan. The Licensee shall conduct its business and the Licensed Activities in accordance with the Brand Strategy Plan.

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5.13       The Licensee agrees that it will not:

(a)          make any material change to the Licensee’s Brand Strategy Plan;

(b)         appoint (or replace) the CMO (or equivalent most senior brand officer) of the Licensee; or

(c)          approve an annual marketing plan which has not been discussed beforehand at the Strategy and Brand Board meetings or does not reflect the Brand Strategy Plan (in each case, in all material respects), unless it has obtained the prior written consent of VEL.

5.14       The Licensee shall consult with VEL in advance in relation to the appointment (or replacement) of the CEO of the Licensee.

General

5.15       The Licensee further undertakes to comply with the following conditions of use:

(a)         to the extent that they do not comply with the Virgin Brand Identity Guidelines, but subject to clause 5.15(b), the Licensee shall submit initial designs for any materials featuring the Marks to VEL for approval (including but not limited to use on headed note paper and business cards and any advertising, marketing or promotional purposes);

(b)         the creation of any logos incorporating the Marks shall be the responsibility of VEL, or any party nominated by VEL. VEL shall consult and liaise with the Licensee during the creation of such logos unless there are legitimate reasons (in VEL’s reasonable opinion) why VEL should not do so. In certain circumstances, VEL may delegate the creation of logos to the Licensee but the Licensee shall not make use of any such logos unless VEL has given its prior written approval to use such logos (in its absolute discretion) notwithstanding that the logos may otherwise comply with the Virgin Brand Identity Guidelines. Where the Licensee participates in the development of any such new logos:

(i)the Licensee hereby assigns to VEL all copyright and other rights in and to the new logos which may be assigned by way of present assignment of future rights and will assign all such rights as may not be so assigned, (and will procure that any relevant third party will assign all of its rights in and to the new logos) to VEL, in each case from the date of their creation; and

(ii)         to the extent permitted by law, the Licensee irrevocably waives, and will procure that any relevant third party irrevocably waives, any rights it or they may have under Chapter IV (Moral Rights) of Part 1 of the Copyright, Designs and Patents Act 1988 (or equivalent rights in any jurisdiction) in relation to the new logos and the Licensee will obtain a written waiver from its employees of any such rights which they may have, and in each case the Licensee will execute all documents as may be required to effect and confirm the foregoing;

(c)         the Licensee shall also obtain the prior written approval of VEL (in its absolute discretion) in relation to the form and appearance of any sub-branding or co-branding featuring the Marks (to the extent that it is otherwise permitted under this Agreement);

(d)         where VEL has not sent (by courier, post, email or fax) to the Licensee at its then usual business or email address a written response in relation to the designs and/or materials submitted by the Licensee within 15 Business Days of receipt of such designs and/or materials, VEL shall be deemed to have approved the designs and/or materials for the purposes of this clause;

(e)         where reasonably practicable, the Licensee shall display a statement in the following terms:

“VIRGIN and the Virgin Signature logo are trademarks of Virgin Enterprises Limited and are used under licence.”

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(f)          the Marks may not be used in combination with any other marks, names, words, logos, symbols or devices, including without limitation any mark comprising or incorporating the letter “V” as a dominant element (except as specified in this Agreement) without the prior written consent of VEL (in its absolute discretion);

(g)         the Licensee shall not at any time do or omit to do anything which is likely to prejudice VEL’s rights in the Marks;

(h)         the Marks shall not be used in any manner which would bring them or VEL into disrepute or otherwise materially damage the goodwill or reputation of the Marks or VEL or which would tend to allow the Marks to become generic, lose their distinctiveness or become liable to mislead the public;

(i)          the Licensee shall promptly provide VEL with details of all claims or litigation commenced against the Licensee by third parties and all material complaints made by customers, distributors, retailers and/or members of the public relating to the Licensed Activities conducted under the Marks together with reports on the resolution of such complaints and shall comply with any reasonable directions or recommendations given by VEL in respect thereof;

(j)          the Licensee shall comply with, and ensure that all goods and services provided as part of the Licensed Activities and all related marketing and advertising comply with, all applicable laws, regulations, industry standards and codes of practice, and with Good Industry Practice, save to the extent that such compliance is made impractical by the action or inaction of VEL;

(k)         the Licensee shall obtain, maintain, and comply with all necessary consents, licences and authorisations and all other formalities required in connection with the provision of the Licensed Activities within the Territory and is under an obligation to notify VEL if there are any changes or possible changes in legislation, regulations, policy or procedures which may adversely affect the ability of the Licensee to carry on its business or use the Marks; and

(l)          the Licensee shall comply with all third party contractual obligations including, but not limited to, banking covenants; and

(m)        the Licensee will obtain and incorporate VEL creative council’s reasonable comments on: (i) significant creative campaigns (including launch, relaunch, annual campaigns); and (ii) subject in each case to obtaining VEL’s prior written approval, any communication they wish to make involving Sir Richard Branson.

5.16       During the Term the Licensee shall not use without VEL’s prior consent (in VEL’s absolute discretion):

(a)         any marks which are similar to but not identical with the Marks or which otherwise incorporate the “Virgin” name, style, font, format or colour or the letter “V” as a dominant element in relation to the Licensed Activities; or

(b)         the Marks or any marks which are similar to but not identical with the Marks or which otherwise incorporate the “Virgin” name or the letter “V” as a dominant element in relation to any activities other than the Licensed Activities.

5.17       The Licensee shall on written request from VEL:

(a)         provide VEL with details of any claims, litigation, arbitration or administrative proceedings, investigations or enquiries which are in progress or threatened in writing against the Licensee concerning the Licensed Activities; and

(b)         provide VEL with any brand tracking studies/reports undertaken or commissioned by the Licensee.

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5.18       If at any time the Licensee fails to comply with the conditions of use or standards of quality and presentation set out in this clause 5, or acts in any way other than in accordance with the licence granted under this Agreement, VEL may direct the Licensee (in writing) to take such reasonable steps as may be necessary to ensure compliance which will, if such steps are taken to the reasonable satisfaction of VEL, remedy such breach without prejudice to the Licensee’s liability to VEL in respect of any damages or other claims which may have arisen as a result of such breach. Such steps may include, but shall not be limited to, prior approval of all future advertising, marketing and promotional materials (including those complying with the Virgin Brand Identity Guidelines) in addition to any of the obligations on the part of the Licensee referred to in this clause 5.

5.19       The Licensee recognises that it is part of a group of companies and businesses licensed by VEL to use the Marks and agrees that it shall use all reasonable endeavours to participate in certain group activities and initiatives including, but not limited to, charitable initiatives and activities such as Virgin Unite, corporate social responsibility activities and initiatives, the Virgin Group Loyalty Program established by Virgin Group (including Virgin Red), human resources initiatives, procurement initiatives, marketing forums, promotion of the virgin.com website, group-wide and inter-company promotions and cross-selling.

5.20       The Licensee acknowledges and agrees that:

(a)         the Virgin Group (including Virgin Red) may from time to time conduct activity in order to increase customer engagement and cross promotion across the Virgin Group as a whole, which may involve the advertising and cross promotion of goods and services offered by VEL Licensees and third party service providers (including, but not limited to, via the Virgin Group Loyalty Program established by Virgin Red, the virgin.com website, Virgin Group social media pages and Sir Richard Branson’s blog), and will provide the Licensee a right to participate therein; and

(b)         regardless of whether the Licensee participates in any Virgin Group Loyalty Program pursuant to clause 5.19 or clause 14.4, the advertising and cross promotion activities referred to in clause 5.20(a) will not constitute a breach by any member of the Virgin Group of the Licensee’s rights under this Agreement.

5.21       If VEL at any time during the Term materially amends or updates the Brand Values or the way in which the core elements of the Marks (such as the Virgin Signature Logo and the name “VIRGIN”) are depicted, and such amendment is intended to apply to all or substantially all of the VEL Licensees (a “Brand Refresh”), VEL will provide the Licensee not less than ninety (90) days’ written notice of the proposed commencement of such Brand Refresh and the Licensee agrees to use reasonable endeavours to amend its usage of the Marks in accordance with VEL’s reasonable written directions (including any amended Brand Values, Virgin Brand Identity Guidelines and/or Virgin Social Media Guidelines), PROVIDED THAT VEL will:

(a)         consult with the Licensee in relation to defining the reasonable steps and timeframes required to implement the Brand Refresh in the context of the Licensee’s business under this Agreement;

(b)         reasonably consider the Licensee’s requests in relation to minimising the Licensee’s costs in implementing the Brand Refresh;

(c)         allow the Licensee to run down existing branded supplies and inventory bearing the Marks during a run-off period of up to six (6) months; and

(d)         allow the Licensee a reasonable period, and in any case up to twelve (12) months, within which to complete the Brand Refresh.

5.22       The Parties agree that, in accordance with the Brand Values and Purpose: (i) the Parties have a responsibility to promote good business practices, act responsibly and play their part in creating a stable, secure and sustainable society, acknowledging that modern, inclusive economies depend on fair, effective tax systems; and (ii) the payment of tax where value is created within the normal course of commercial activity plays an important role in the functioning of sustainable, responsible and socially inclusive businesses. Accordingly,

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in light of the above, the Licensee commits: (a) to consider the Brand Values and Purpose as well as its corporate and social responsibilities when evaluating tax matters; (b) to seek to avoid any tax controversy which may bring the Marks or VEL into disrepute or which may otherwise materially damage the goodwill or reputation of the Marks or VEL; and (c) not to enter into any arrangements which: (i) use artificial tax structures intended for tax avoidance; (ii) lack genuine commercial substance; or (iii) are contrary to either the letter or spirit of the applicable law.

TRADE MARK PROTECTION

6.1         The Licensee acknowledges VEL’s exclusive right, title and interest in the Marks and undertakes not to do or permit to be done any act which would or may reasonably be expected to weaken, damage or be detrimental to the Marks or the reputation or goodwill associated with the Marks or VEL, or which may reasonably be expected to jeopardise or invalidate any registration of the Marks.

6.2         The Licensee and VEL each undertake that they shall, at the other’s request and at the Licensee’s expense, execute or procure the execution of any document which may be necessary to allow recordal of the rights granted to the Licensee by this Agreement and the corresponding cancellation of such recordal on the expiry or termination of this Agreement, for whatever reason.

6.3         The Licensee hereby undertakes that it shall not (and will ensure that its Affiliates and sub-licensees do not) in any country during the Term or following termination or expiry of this Agreement register or apply to register any of the Marks as the whole or part of any trade mark, copyright, domain name, electronic mail address or any analogous right or anything similar thereto or register or apply to register any marks similar to the Marks including any marks comprising or including the letter “V” as a dominant element. All such registrations are to be undertaken by VEL in the name of VEL (other than the Social Media Names during the Term, which may be in the name of the Licensee) and VEL shall be entitled to recharge the Licensee for all costs of transfer or assignment of any such registration made in breach of this clause including any legal, official and technical costs.

6.4         VEL shall take all reasonable steps to ensure that the registrations of the Marks cover (and, if applicable, are extended to cover) the scope of the Licensed Activities in the areas of the Territory where the Licensee is active to the extent that registrations are available in the Territory and as VEL reasonably considers is necessary to protect the value, reputation and/or goodwill associated with the Marks, in each case at the Licensee’s cost. Any additional registrations of the Marks as the Licensee may reasonably request shall be at the Licensee’s cost.

6.5         The costs of renewal, including legal costs and official filing fees, of any registrations in the Territory for any of the Names (including the Domain Name) which relate in whole or in part to the Licensed Activities shall be paid in full by the Licensee. VEL will pay the costs of renewal of registrations for the Virgin Marks.

6.6         The Licensee shall at the request and expense of VEL provide full assistance in connection with the protection and maintenance by VEL of its rights in and to the Marks as VEL may from time to time in its reasonable discretion determine necessary including, but not limited to, providing details of sales figures, customer numbers, marketing spend, launch dates and dates of first use of the Marks by the Licensee.

6.7         The Licensee shall immediately stop using, or as VEL may direct, modify the use of, any Marks in relation to any part or parts of the Licensed Activities on receipt of written notice from VEL that such use infringes or is reasonably likely to infringe the intellectual property rights of a third party or another VEL Licensee PROVIDED ALWAYS THAT:

(a)         VEL gives the Licensee full details of the alleged infringement;

(b)         VEL will take whatever steps it deems necessary and appropriate to resolve such infringement or potential infringement and keep the Licensee fully updated in relation to the progress of such actions. VEL will have reasonable regard at all times to the Licensee’s interests and reputation; and

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(b)         VEL shall permit the Licensee to recommence use of the Marks if, and as soon as reasonably practicable after, VEL settles the matter with the third party with the effect that use by the Licensee is permitted or would no longer amount to an infringement of such third party’s rights;

PROVIDED THAT (i) nothing in this clause 6.7 shall prevent the Licensee from exercising any rights it may have against VEL; (ii) the Licensee may elect to suspend use of the relevant Marks, rather than modify the use of the Marks, if the required modifications are material in the context of the Licensee’s business; and (iii) during any time when the Licensee’s right to use the Marks for the conduct of all or a material part of the Licensed Activities is suspended under this clause 6.7, the Licensee’s obligations to pay Royalties are suspended on a pro rata basis for the period of suspension. The Licensee acknowledges that nothing under this Agreement amounts to a representation, warranty or assurance on the part of VEL in respect of the Licensee’s use of the Iris logo (if any).

DEALINGS

7.1         The rights granted under this Agreement are personal to the Licensee and the Licensee shall not delegate, assign, sub-license, sub-contract, mortgage or charge any of those rights to any third party without the prior written consent of VEL (in its absolute discretion) provided that the Licensee shall, subject to clause 7.2 below, be permitted to:

(a)         sub-contract the design, development and construction of the rockets, air-borne vehicles and launch systems required for the Licensed Activities;

(b)         sub-contract the manufacture of any of the products in clauses 3(c)(iv), 3(c)(v) and 3(c)(vii) above, or any products produced in connection with the Licensee’s exploitation of its rights with regard to the Opportunities, to any reputable third party manufacturer that has been approved by the Licensee’s supply chain team and which meets the Ethical Sourcing Principles;

(c)         permit the sale of any of the products in clauses 3(c)(iv) and 3(c)(v) above through any third party retail outlets.

(d)         promote [***] through promotions and competitions of a type ordinarily run by or in conjunction with third parties;

(e)         permit the branding of a chase car provided by a third party manufacturer, it being recognised by the parties that such chase car may be used by such manufacturer in the ordinary course of its business when not being used for the activities in clause 3(c)(vi) above;

(f)          sub-license any of the rights granted under this Agreement to its Subsidiaries for as long as they remain Subsidiaries of the Licensee;

(g)         sub-license any of its rights under this Agreement to any Affiliate of the Licensee formed for the purpose of holding any carry aircraft used in the course of providing [***]; and

(h)         sub-license its rights to use the Marks, but only in the form of the Names, in relation to [***]:

(i)       [***];

(ii)     [***]; and

(iii)    [***].

7.2         The rights for third parties to use the Marks referred to in clause 7.1 above shall be subject to:

(a)         any such rights being no wider or no less onerous than the rights granted to the Licensee under this Agreement;

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(b)         the Licensee being at all times primarily liable for all use of the Marks by any such third party and any act or omission on the part of any such third party which would amount to a breach of this Agreement had it been committed by the Licensee (a “Third Party Breach”) shall constitute a failure on the part of the Licensee to comply with the corresponding terms and conditions of this Agreement;

(c)         the Licensee indemnifying VEL from and against all cost and expenses, actions, proceedings, claims, demands and damages arising from any Third Party Breach; and

(d)         any such rights terminating automatically and immediately on:

(i)           expiry or termination of this Agreement;

(ii)         expiry or termination of the relevant contractual relationship between such third party and the Licensee or upon any such third party being subject to an insolvency event of a type further detailed in clause 9.2(d) below; or

(iii)        in the case of any Subsidiary of the Licensee, upon that entity ceasing to be a Subsidiary of the Licensee.

7.3         VEL will be entitled at any time and in each case without the need for consent of the Licensee to assign the Marks and/or benefit and/or delegate the burden of this Agreement to any other company within the Virgin Group or otherwise sub-contract, mortgage, charge or otherwise transfer to any third party or hold on trust for any third party any or all of its rights and obligations under this Agreement.

INDEMNITY

8            The Licensee undertakes and agrees that it shall at all times during the continuance in force of this Agreement observe and perform the terms and conditions contained in this Agreement. The Licensee undertakes and agrees to indemnify and hold harmless Virgin Group (together with their officers, servants and agents) from and against all costs (including the costs of enforcement, legal costs on a solicitor client basis, fees and expenses and value added tax) liabilities, injuries, direct, indirect and consequential loss (including, without limitation, pure economic loss, loss of profits, loss of business and depletion of goodwill) and expenses, actions, proceedings, claims, demands and damages arising directly or indirectly from: (i) breach of this Agreement by the Licensee (or its Subsidiaries or any permitted sub-licensees); and/or (ii) the operation of the Licensed Activities by the Licensee (or its Subsidiaries or any permitted sub-licensees), save to the extent that the same are caused by the action or inaction of VEL or a breach of this Agreement by VEL.

TERMINATION AND EFFECTS OF TERMINATION

9.1         This Agreement will come into effect on the Commencement Date and subject to earlier termination in accordance with its terms will continue in force until the date that is ten (10) years after the Novation Effective Date (the “Initial Term”). Save where this Agreement is terminated before the expiry of the Initial Term, it will be automatically renewed on the same terms (or such other terms as agreed between the parties in writing):

(a)         on expiry of the Initial Term for a further period of ten (10) years from the expiry of the Initial Term (the “First Renewal Term”); and

(b)         on expiry of the First Renewal Term for a further period of ten (10) years from expiry of the First Renewal Term (the “Second Renewal Term”),

unless VEL has, at least 180 calendar days prior to the expiry of the Initial Term or the First Renewal Term (as the case may be), sent to the Licensee a written notice that this Agreement should not be renewed on expiry of the Initial Term or the First Renewal Term (as the case may be). If such a notice is given, this Agreement will expire at the end of the Initial Term or the First Renewal Term (as applicable).

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9.2         VEL shall have the right, by giving notice in writing to the Licensee, to terminate this Agreement immediately if:

(a)         VEL has reasonable grounds to believe that the use of the Marks by the Licensee (or any of its Subsidiaries or permitted sub-licensees) or the conduct of the Licensee (or any of its Subsidiaries or permitted sub-licensees) has been or is likely to be damaging to the Marks or VEL, including but not limited to the reputation or the goodwill of the Marks or VEL;

(b)         the Licensee (or any of its Subsidiaries or permitted sub-licensees) commits a material breach of any term or condition of this Agreement and such breach continues unremedied for more than [***] after VEL has served a notice in writing on the Licensee requiring remedy of the breach. The parties agree that, without limitation, any breach of proviso 6 to clause 3 will be deemed a material breach;

(c)         the Licensee makes any use of the Marks in relation to goods and services not specifically permitted under this Agreement without VEL’s prior written approval (in its absolute discretion);

(d)         the Licensee’s financial position is such that the Licensee, its directors, shareholders or creditors take or are entitled to take steps to institute formal insolvency proceedings with respect to the Licensee of a type provided for by the Insolvency Act 1986 (or any similar or analogous legislation, whether under English law or otherwise), including administration, liquidation, administrative receivership, receivership, winding up or bankruptcy;

(e)         the Licensee takes any steps to obtain a moratorium as provided for by Part A1 of the Insolvency Act 1986 (or any similar or analogous legislation, whether under English law or otherwise);

(f)          the Licensee is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 but for these purposes as if the words “it is proved to the satisfaction of the court that” had not been included in either sub-section 123(1)(e) or sub-section 123(2);

(g)         the Licensee, its directors, shareholders or creditors take steps to institute a voluntary arrangement with respect to the Licensee as provided for by the Insolvency Act 1986 or a scheme of arrangement with respect to the Licensee as provided for by Part 26 or Part 26A of the Companies Act 2006 (or any other similar compromise or arrangement with respect to the Licensee under any similar or analogous legislation, whether under English law or otherwise);

(h)         there is a direct or indirect change of Control of the Licensee or any Holding Company of the Licensee;

(i)          the Licensee ceases or threatens to cease to use the Marks and/or carry on the whole or any material part of its business which VEL considers, in its reasonable opinion, may have an adverse effect on the Marks or the expected royalty income to be paid to VEL under this Agreement;

(j)          the Licensee challenges the validity of or the entitlement of VEL to use or license the use of any of the Marks;

(k)         following the Commercial Launch Date the Licensee fails to undertake any Satellite Launch Services for paying customers for any period of [***], unless such reduced launch cadence occurs because Licensee is conducting a launch failure investigation and implementing changes to its Satellite Launch Systems as a result of such investigation;

(l)          any catastrophic failure or accident occurs involving any of the rockets, air-borne vehicles or launch systems and leading to death; or

(j)          the Licensee is operating any of the rockets, air-borne vehicles or launch systems or otherwise undertaking any part of the Licensed Activities in a way which, in VEL’s reasonable opinion, gives rise to any material safety issues.

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9.3         Unless otherwise agreed by the parties in accordance with Schedule 10, upon expiration of the Term or earlier termination of this Agreement for any reason, the Licensee shall:

(a)         other than as permitted in sub-clauses (b) to (d) below, immediately cease use of the Marks, including in relation to the Permitted E-Presence;

(b)         as soon as reasonably practicable, and in any event within 10 Business Days, remove from any establishment or place all representations of the Marks including without limitation all signs or display material bearing the Marks;

(c)         as soon as reasonably practicable, and in any event within 20 Business Days deliver (at its expense) to VEL (or to any person, firm or company nominated by VEL) such products and other materials in its possession or under its control which reproduce or display the Marks or, at the election of VEL, destroy such products and other materials and provide VEL with satisfactory evidence of their destruction (including evidence that all aspects of the Permitted E-Presence bearing the Marks have been rendered inaccessible);

(d)         immediately, and in any event within 20 Business Days, change its name to a name that does not incorporate the Marks or any part thereof or anything colourably similar thereto or start with “V” (including a name consisting of “V” by itself) and cease to use the name “Virgin” as a business or trading name or part thereof;

(e)         refrain from using the Marks at any time in the future and not hold itself out in any way as a licensee of VEL and/or as using the Marks or entitled to use the Marks and otherwise refrain from any action (including the use of colours associated with the Virgin brand) that would or may indicate a relationship between it and VEL; and

(f)          deliver to VEL all usernames and passwords or equivalents required by VEL to access, operate and assume control of the Permitted E-Presence.

9.4         Upon expiration of the Term or earlier termination of this Agreement for any reason:

(a)          any Royalties accrued which have not been paid will immediately become due and payable to VEL; and

(b)         the Licensee shall comply with the debranding process set out in Schedule 10.

9.5         The Licensee shall be entirely responsible to VEL for any direct damage caused by the unauthorised use of such products and/or materials which are not delivered up or destroyed or altered pursuant to clause 9.3(c).

9.6         Any termination or expiry of this Agreement in whole or in part will not affect:

(a)          any accrued rights or liabilities of either party whether under statute, in contract, tort or otherwise, nor prevent either party from pursuing other remedies available to it, including the right of the terminating party to claim any losses, damages, costs and expenses resulting from any breaches giving rise to the right to terminate this Agreement (which includes, where VEL is the terminating party, the right for VEL to recover from the Licensee the total Minimum Royalty in respect of the period between the date of termination and the Expiry Date that would have been payable by the Licensee to VEL had this Agreement not been terminated);

(b)         the coming into force or the continuance in force of clauses 2, 4.3(d), 4.9, 5 (during the 20 Business Day transition period under this Agreement or such longer period agreed between the parties pursuant to Schedule 10), 6.2, 6.3, 7.2(d), 8, 9, 16, 17, 18, 19 and 20 and Schedule 10, or any other provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination or expiry; and

(c)          the legality, validity or enforceability of the terms of any other contract between the parties.

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9.7         For the avoidance of doubt, the Licensee shall be required to continue paying Royalties to VEL in accordance with the terms of clause 4 and Schedule 6 during any period after termination or expiry of this Agreement in which the Licensee continues to use the Marks in accordance with clause 9.3 or pursuant to any Debranding Plan agreed in writing between the parties in accordance with Schedule 10.

9.8         Except as otherwise provided herein, no party may terminate this Agreement by notice in writing to the other without the written consent of the other.

INFRINGEMENTS AND INJUNCTIVE RELIEF

10.1       The Licensee shall promptly notify VEL of any unauthorised use or infringement or suspected or threatened infringement of the Marks or of any passing off or of any other act or thing which might vitiate or prejudice the rights of VEL in and to the Marks that comes to its notice at any time giving reasonable particulars thereof.

10.2       VEL shall have the exclusive right in its absolute discretion to take whatever action it believes necessary and proper in connection with any unauthorised use, infringement, suspected or threatened infringement, passing off, or other unlawful interference with the rights of VEL in the Marks. VEL will have exclusive control over, and conduct of, all claims and proceedings. The Licensee will not settle or compromise any claims or proceedings or make any admissions other than to VEL.

10.3       The Licensee agrees to provide to VEL all reasonable assistance which VEL may require in connection with any action it may decide to take in relation to any unauthorised use, infringement, suspected or threatened infringement, passing off or other unlawful interference with the rights of VEL (including, without limitation, bringing or joining in proceedings or lending its name to any proceedings brought by VEL, giving testimony in trade mark depositions or trial proceedings and providing VEL with details of sales figures, customer numbers, marketing spend, launch dates and dates of first use of the Marks by the Licensee). The provisions of Section 30 of the Trade Marks Act 1994 (as amended, re-enacted or replaced from time to time) or similar or equivalent legislation in any country of the world, if any, are expressly excluded by the parties for the purposes of this Agreement.

10.4       VEL will bear the cost of any proceedings which it initiates and may retain all sums recovered in any action for its own account.

ANTI BRIBERY

11.1       The Licensee shall at all times comply with (and procure that the Licensee’s employees comply with):

(a)          all applicable foreign or domestic laws relating to bribery, corruption, tax evasion or any related matter from time to time in force in any relevant jurisdiction, including the UK Bribery Act 2010 and the UK Criminal Finances Act 2017; and

(b)         those provisions of the Ethical Sourcing Principles that relate to bribery, corruption or any related matter (as further described in Schedule 5 and as may be updated from time to time),

(together, the “Anti-Bribery Requirements”).

11.2       The Licensee shall not (and shall ensure that all Licensee Affiliates and the Licensee’s employees do not) engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the UK Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK.

11.3       The Licensee shall:

(a)          have and maintain at all times during the Term its own policies and procedures, including adequate procedures under the UK Bribery Act 2010, to ensure compliance with the Anti-Bribery Requirements and will enforce them where appropriate;

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(b)         promptly report to VEL any request or demand for any undue financial or other advantage of any kind received by Licensee, any Licensee Affiliate or any of the Licensee’s employees in connection with the performance of this Agreement; and

(c)          annually after the Novation Effective Date, certify to VEL compliance with this clause 11 by the Licensee, any Licensee Affiliate and all persons associated with it (as determined in accordance with the UK Bribery Act 2010). Such certification shall be in writing and signed by an officer of the Licensee. The Licensee shall provide such supporting evidence of compliance as VEL may reasonably request.

11.4       The Licensee shall notify VEL as soon as it becomes aware of any breach, or potential breach, of the Anti-Bribery Requirements by it, any Licensee Affiliate or any of the Licensee’s employees.

ANTI SLAVERY

12.1       The Licensee shall at all times comply with (and procure that the Licensee’s employees comply with):

(a)          all applicable foreign or domestic laws relating to anti-slavery and/or human trafficking in any relevant jurisdiction, including the UK Modern Slavery Act 2015; and

(b)         those provisions of the Ethical Sourcing Principles that relate to anti-slavery and/or human trafficking (as further described in Schedule 5 and as may be updated from time to time),

(together, the “Anti-Slavery Requirements”).

12.2       The Licensee shall not (and shall ensure that all Licensee Affiliates and the Licensee’s employees do not) engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 4 of the UK Modern Slavery Act 2015 if such activity, practice or conduct had been carried out in the UK.

12.3       The Licensee represents and warrants that:

(a)          neither the Licensee nor any of the Licensee’s employees has been convicted of any offence involving slavery and human trafficking; and

(b)         neither the Licensee nor any of the Licensee’s employees has been or is the subject of any investigation, inquiry or enforcement proceedings by any regulatory body regarding any offence or alleged offence of or in connection with slavery and human trafficking.

12.4       The Licensee shall implement due diligence procedures for its own suppliers, subcontractors, and other participants in its supply chains, designed to ensure that there is no slavery or human trafficking in its supply chains.

12.5       Where the Licensee subcontracts any of its obligations under this Agreement, the Licensee shall implement an appropriate system of due diligence, audit and training designed to ensure compliance with the Anti-Slavery Requirements.

12.6       The Licensee shall notify VEL as soon as it becomes aware of any breach, or potential breach, of the Anti-Slavery Requirements by it, any Licensee Affiliate or any of the Licensee’s employees.

DATA PROTECTION

13.1       The Licensee will at all times comply with Data Protection Law.

13.2       The Licensee will not engage in any activity, practice or conduct which would constitute an offence under Data Protection Law.

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13.3       The Licensee will devise, implement and enforce written policies and procedures to ensure that any processing of personal data by it is carried out in accordance with Data Protection Law. The parties do not envisage that the Licensee shall be processing any personal data of VEL under this Agreement. If the Licensee will be the processor of any such personal data, the Licensee will devise, implement and enforce written policies and procedures and any such processing shall be carried out in accordance with the terms of a separate data processing addendum to be entered into by the parties, acting reasonably and in good faith, before commencing such processing to ensure that any such processing of personal data is carried out in accordance with Data Protection Law.

13.4       The Licensee shall implement and maintain appropriate safeguarding procedures and comply with any reasonable policies or guidelines with respect thereto provided to it by VEL from time to time.

USE OF DATA

14.1       VEL may make written requests from time to time to the Licensee to provide certain anonymised data generated by the Licensee in relation to its operation of the Licensed Activities for VEL’s bona fide business purposes as licensor of the Marks. Subject to clause 14.3, upon VEL’s reasonable written request the Licensee will promptly (at its own cost, and in a format reasonably acceptable to VEL) provide such data to VEL and/or directly to such other Virgin Group persons, or the data processors of such Virgin Group persons, as VEL nominates.

14.2       In exceptional circumstances, VEL may require the Licensee to contact its customers on behalf of VEL or the Virgin Group. The Licensee shall offer all reasonable assistance to VEL to send such communications.

14.3       Clause 14.1 will not oblige the Licensee to do (or refrain from doing) anything which would cause the Licensee to breach its duties under Data Protection Law.

14.4       The Licensee will enter into good faith discussions with any Virgin Group Loyalty Program operator nominated by VEL (including Virgin Red) in relation to its participation in such Loyalty Program (and VEL will use reasonable endeavours to cause the Virgin Group Loyalty Program operators to make reciprocal efforts with respect to the Licensee). Such participation may include the offering of tours to the public, or Merchandising Opportunities, via the Virgin Group Loyalty Program platform, or other activities in relation to Virgin Red’s US launch of the Virgin Group Loyalty Program.

INSURANCE

15.1       The Licensee will take out and maintain with a reputable insurance company a policy or policies of insurance providing an adequate level of cover, having regard to the nature of the Licensee’s business, in respect of all risks and liabilities which may be incurred by the Licensee in carrying out the Licensed Activities, including death or personal injury, loss of or damage to property or any other loss.

15.2       The Licensee will have and maintain in place comprehensive and effective Crisis management policies and procedures.

CONFIDENTIALITY

16          Each of the parties shall keep secret and confidential the terms of this Agreement and any information of a confidential nature which it may obtain relating to the business affairs and/or trade secrets of the other PROVIDED THAT this obligation shall not apply in respect of any information (a) which comes into the public domain other than as a result of breach by the recipient of the information of the provisions of this clause, (b) which was otherwise known by the receiving party prior to receipt of such information from the disclosing party, (c) which is required to be disclosed by law or by order of a court of competent jurisdiction or a recognised stock exchange, (d) insofar as disclosure is in connection with the enforcement of this Agreement, (e) which is disclosed by a party hereto to its professional advisers, or (f) which is disclosed as reasonably customary and appropriate to underwriters, lenders or potential acquirers and their professional advisers, subject in each case to confidentiality obligations.

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NOTICES

17.1       Any notice or other communication required or authorised to be given under this Agreement shall be in writing and either be sent by courier or first class post as follows:

Address for notices to VEL:	Virgin Enterprises Limited The Battleship Building 179 Harrow Road London, W2 6NB with a copy to [***]
Attention: Intellectual Property Director
Address for notice to the Licensee:	Virgin Orbit Holdings, Inc 4022 E. Conant St. Long Breach CA 90808 With a copy to [***]
Attention: General Counsel

17.2       The parties may change the address or the name of the person for whose attention notices are to be addressed by serving a notice on the other party in accordance with the provisions of this clause.

17.3       All notices given in accordance with clause 17.1 above shall be deemed to have been served as follows:

(a)         if delivered by courier, at the time of delivery; or

(b)         if posted, at the expiration of 3 Business Days after the envelope containing the same was delivered into the custody of the postal authorities,

PROVIDED THAT where, in the case of delivery by courier such delivery occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

17.4       In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown or into the custody of the postal authorities as a pre-paid first class letter.

AGENT FOR SERVICE

18.1       The Licensee irrevocably appoints [***] to be its agent for the receipt of any claim form, application notice, order, judgment or other document relating to any proceeding, suit or action arising out of or in connection with this Agreement (“Service Documents”) and agrees that any Service Document may be effectively served on the Licensee in connection with any such proceeding, suit or action in England and Wales by service on such agent effected in any manner permitted by the Civil Procedure Rules.

18.2       If the agent at any time ceases for any reason to act as such, the Licensee shall appoint a replacement agent having an address for service in England or Wales and shall notify VEL of the name and address of the replacement agent. Failing such appointment and notification, VEL shall be entitled by notice to the Licensee to appoint a replacement agent to act on behalf of the Licensee (at the Licensee’s cost). The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

18.3       A copy of any Service Document served on an agent shall also be sent to the Licensee. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

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PURCHASER COVENANT

19          Subject to clause 9.2(h), where there is a direct or indirect change of Control of the Licensee or any Holding Company of the Licensee, the Licensee shall procure that the new ultimate Holding Company (or, with respect to an acquisition by a private equity firm or the like, the direct Holding Company of the Licensee or the acquirer, as applicable) of the Licensee promptly enters into the Purchaser Covenant within thirty (30) Business Days of such change of Control.

GENERAL

Waiver

20.1       The rights and remedies of the parties shall not be affected by any delay, failure to exercise, forbearance or indulgence or any other conduct by any other party, except a specific waiver or release in writing of a breach of any condition, term, covenant, warranty or undertaking contained in this Agreement. Any such waiver or release shall:

(a)         not prejudice, affect or restrict any other right or remedy of the parties;

(b)         not operate as a waiver in respect of any subsequent breach;

(c)          not be construed as a further or continuing waiver.

No single or partial exercise of any right or remedy by any party shall prevent any other or further exercise thereof or the exercise of any such other right or remedy. No right or remedy of either party is exclusive of any other right or remedy available to that party and each such right or remedy shall be cumulative. The rights and remedies of each of the parties under or pursuant to this Agreement are in addition to its rights and remedies under general law.

Modifications

20.2       No amendment or modification to this Agreement will be effective or binding unless it is in writing, signed by all the parties and specifically states that it is an amendment to this Agreement.

Invalidity

20.3       If at any time any one or more of the provisions (or part of one or more of the provisions) of this Agreement becomes invalid, illegal or unenforceable in any respect, under any law, the validity, legality and enforceability of the remaining provisions (or part or parts) shall not in any way be affected or impaired.

Entire Agreement

20.4       This Agreement sets out the entire agreement and understanding between VEL and the Licensee in relation to its subject matter and supersedes all prior agreements, arrangements or understandings between them. the parties acknowledge that:

(a)         no party has entered into this Agreement in reliance upon any statement, representation, warranty or undertaking of any other party which is not expressly set out or referred to in this Agreement;

(b)         subject only to (c) below, no party shall have a claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by any other party;

(c)         this clause shall not exclude any liability for fraudulent misrepresentation.

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Independent Contractors

20.5       Nothing in this Agreement shall create, or be deemed to create, a partnership, a joint venture, an agency, a fiduciary duty or employment between the parties. The only relationship created by this Agreement is that of independent contractors, and, except as expressly provided herein, no party by virtue of this Agreement has authority to transact any business in the name of the other party or on its behalf or incur any liability for or on behalf of the other party.

Governing Law

20.6       This Agreement shall be governed by and construed in accordance with English law. Subject to clause 20.7, each of the parties irrevocably submits to the exclusive jurisdiction of the Courts of England.

20.7       The Licensee agrees that it will submit to the jurisdiction of any court in which VEL (i) seeks to enforce an English court judgment against it, for the purposes of those enforcement proceedings only; or (ii) seeks and/or obtains injunctive relief to prevent or stop the infringement or misuse of any of VEL’s intellectual property rights, in each case in any territory.

20.8       The Licensee acknowledges that the Marks and the reputation and goodwill associated with them possess a special, unique and extraordinary character which makes it difficult to assess the monetary damage which VEL may sustain as a result of the unauthorised use of the Marks. The Licensee recognises that irreparable injury would be caused and that there may be no adequate remedy at law for unauthorised use of the Marks during and after the Term or for the Licensee’s failure to perform any of the material terms and conditions of this Agreement. The Licensee agrees that, in addition to any other legal or equitable relief which may be available to VEL, VEL shall be entitled to seek injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.

Counterparts

20.9       This Agreement may be executed in counterparts, each of which shall be considered an original, with the same effect as if the parties or their representatives signed the same instrument.

Further Assurances

20.10     Each party agrees at the other’s expense to use all reasonable endeavours to do or procure to be done all such further acts and execute or procure the execution of all such documents as the other may from time to time reasonably require for the purpose of giving the other the full benefit of the provisions of this Agreement.

Third Party Rights

20.11     Except as expressly provided otherwise in this Agreement, a person who is not party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

Costs

20.12     Each party shall bear its own costs in connection with the negotiation, preparation and implementation of this Agreement.

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schedule 1

Virgin Signature Logo

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schedule 2

Part A – The Logo

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schedule 2

Part B – Social Media Names

[***]

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SCHEDULE 3

Part A – Strategy and Brand Board

1            The Licensee will establish a strategy and brand board consisting of the Licensee’s CEO, CMO/most senior brand officer and Chief People Officer (or equivalents) and at least one VEL representative to (i) shape and discuss the business strategy and positioning of the Licensee; (i) manage any issues which affect the performance of the Virgin brand and review brand health; and (ii) identify and discuss opportunities to leverage the value of the Virgin brand for the Licensee’s business (the “Strategy and Brand Board”).

2            The Strategy and Brand Board will meet not less than six-monthly and its agenda must include:

2.1         general business update versus objectives, including a review of key brand-related risks (and brand-related risk management/mitigation strategies);

2.2         review of the Licensee’s progress against the Brand Strategy Plan, and business strategy and positioning in general (to include review of the Licensee’s efforts to interpret and implement the Purpose and the Brand Values in its business and how the business leverages the master-brand framework);

2.3         update on Licensee’s future planning strategy, including future positioning and emerging trends;

2.4         review of performance relative to the matters set out in the Brand Board Report, to include an update on brand health, people and customer experience, and social and environmental matters;

2.5         marketing and PR/communications update (to include: (i) review of any major advertising campaigns planned by the Licensee; and (ii) review and update on key PR/comms risks and mitigation strategies);

2.6         a review of approach to data protection and security policy, material suppliers, ethical procurement, Modern Slavery Act requirements, diversity and inclusion policy; and

2.7         AOB.

3            The parties will discuss and agree (i) a written record setting out the Licensee’s plans to address any issues raised or pursue any opportunities discussed at Strategy and Brand Board meetings, as well as any assistance VEL might be able to provide; and (ii) any additional, amended or extended targets to apply in relation to the matters set out in the Strategy and Brand Board Report.

4              No meeting of the Strategy and Brand Board will be quorate without the VEL representative(s). The Licensee will ensure that it is represented at each meeting by personnel with appropriate seniority and experience to participate fully and effectively in the meeting, taking into account the agenda. The attendance at or participation in any Strategy and Brand Board meeting by the VEL representative(s) will not absolve the Licensee of its contractual obligation to seek VEL’s written consent on any matter on which such consent is required under this Agreement.

5            Without prejudice to any other information rights that VEL may have under this Agreement, the Licensee will supply VEL with any information reasonably requested by VEL in relation to the matters discussed (or to be discussed) at any Strategy and Brand Board or otherwise in order to protect the value of the Virgin brand, and will permit VEL on reasonable notice to enter any place where the Licensed Activities are carried out to inspect compliance with this Agreement, subject to regulatory restrictions.

6            The Licensee must consult with VEL in good faith in advance and as soon as reasonably practicable in each instance in relation to any major changes in the scope or direction of the Licensee’s business as against the Licensee’s business plan, where relevant to the Virgin brand.

7            The Licensee shall take into account all reasonable comments and recommendations from VEL in relation to the above matters, and will give such comments and recommendations due consideration and will provide feedback on the implementation of the same.

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Part B – Strategy and Brand Board Report

[***]

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SCHEDULE 4

Customer and People Experience Principles

Customer Experience Principles

[***]

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People Experience Principles

[***]

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SCHEDULE 5

Ethical Sourcing Principles

These Ethical Sourcing Principles shall bind the Licensee in respect of its procurement policies and practices for all products, services, premises and equipment manufactured, purchased, promoted, sold or otherwise used in the course of the Licensee’s conduct of its business, whether or not such items or services themselves bear the Marks.

[***]

Part A: Ethical Business Governance

Within [***], the Licensee will develop and enact Board and governance processes that are designed to ensure the business operates in a Purpose-driven manner, enables the Licensee to pursue net zero and ethical business goals, and ensures the Licensee is engaging with changing expectations and concerns. This will include: [***]

Part B: Ethical Procurement

This Part B will apply to the Licensee’s procurement policies and practices in respect of all products, services, materials, premises and equipment manufactured, purchased, promoted, sold or otherwise used in the course of the Licensee’s conduct of its business, whether or not those items or services themselves bear the Marks.

The Licensee will:

(i)          use reasonable endeavours to require counterparties to contracts into which it enters or which it renegotiates [***] (“New Contracts”) to; and

(ii)         seek to encourage counterparties to new and renegotiated contracts [***] to;

comply in all material respects with all applicable local, regional, state, federal and country laws, including labour laws, child protection laws, wage and hour laws, anti-discrimination laws, environmental laws, anti-corruption laws, health and safety laws, industry standards and regulatory requirements for safety and quantity and requirements and codes of conduct applicable to labour standards and working conditions for all employees (including but not limited to those set forth by the International Labour Organisation). The Licensee will in addition comply with the following:-

1. Legal Compliance

The Licensee’s supply chain management must reflect compliance in all material respects under applicable law, as well as under the laws of the countries in which the Licensee and its suppliers operate. This includes, but is not limited to, the California Transparency in Supply Chains requirements and other modern slavery legislation (where applicable).

2. Innovation and Sustainability by Design

The Licensee will seek to be at the forefront of innovation, and will use reasonable endeavours to incorporate at an early stage sustainability principles into new products, services, events and infrastructure. The Licensee will always view products and services with a holistic lens and will use its best endeavours to ensure that products/services do not have unforeseen negative impacts. Considerations will include, but are not limited to: innovation and customer/people experience, quality and longevity, materials sourcing and use/reuse/disposal, and environmental and human impact.

3. Materiality analysis

The Licensee will conduct a full materiality analysis of the environmental, social and labour impact of its value chain and provide to VEL, during [***], a written report of its findings (in a form reasonably acceptable to VEL). The analysis will cover, but is not limited to, business operations, supply chain, partners and customer use of product. The findings and report will include the Licensee’s plans to address any negative impacts.

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4. Fuel and Energy and GHG Emissions

From [***], the Licensee will measure its greenhouse gas (“GHG”) emissions footprint across its value chain (including manufacture, operation/use and decommissioning of products) on an annual basis and will provide written confirmation of the same to VEL within [***]. The Licensee will actively explore opportunities to reduce its GHG emissions through energy efficiency measures, the installation of renewable energy generation systems, purchasing renewable energy, using sustainable renewable fuels and other appropriate methods. The Licensee will adopt consistent, positive business engagement with policymakers on climate issues.

5. Manufacturing, Waste and End of Product Life

The Virgin Group has ambitions to reach net zero GHG emissions in its operations and supply chain and is committing to the Science-Based Targets Initiative. Without prejudice to any other term of this Agreement, the Licensee will use all reasonable endeavours to significantly reduce its environmental footprint and will commit and report to the Science-Based Targets Initiative by 2040 at the latest. The Licensee will measure, and report to each Brand Board meeting on, its environmental impacts across its business operations and put in place time-bound plans to improve its environmental impact. The Licensee should consider a range of environmental impacts, including but not limited to:

•        GHGs

•        Water

•        Waste

•        Hazardous materials

•        Air quality and atmospheric emissions

•        Deforestation

•        Protecting bio-diversity

•        Re-use and recycling

•        Single-use plastics

•        Use of renewable energy

•        Adoption of closed loop processes

•        Climate lobbying activities

With respect to New Contracts, the Licensee will also seek to work with suppliers and partners who are dedicated to significantly reducing their environmental footprint, especially those that are measuring and reporting their environmental impacts across their business operations, with ambitious time-bound plans to improve them. They will also seek to work with suppliers and partners who adopt consistent, positive business engagement with policymakers on climate issues.

The Licensee must have in place plans for all products’ end of life, such as up-cycling, recycling, composting, and/or safe disposal of any non-usable parts. It will work closely with waste management providers to ensure that waste is processed in the most environmentally sustainable way possible, with a long term strategy to achieve closed-loop processes.

6. Buildings and fixed assets

The Licensee will use commercially reasonable endeavours to improve the environmental impact of its buildings and other fixed assets, subject to obtaining any landlord and regulatory consents and/or permits. The Licensee’s measures to achieve this should include, but are not limited to, those related to power and energy efficiency, sustainable fossil fuel alternatives, waste and pollutants, water usage, internal and external air quality and biodiversity. Where appropriate, and commercially reasonable, the Licensee will demonstrate the credibility of these improvements by adopting local and international certification standards (e.g. LEED, BREEAM, Green Star, etc).

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As a minimum, Licensee will use commercially reasonable endeavours to provide that all new builds related to the Licensed Activities or developed, occupied or otherwise used by the Licensee (including, without limitation, manufacturing sites, warehousing, space ports, launch sites and future astronaut/customer accommodation), will meet BREEAM Excellent/LEED Gold standards, and all other building projects will incorporate relevant BREEAM/LEED best practice standards. When refitting buildings and fixed assets, the Licensee will demonstrate their environmental credibility by adopting local and (if commercially reasonable and applicable) international certification standards (e.g. Green Star certification), and will undertake a materiality analysis of environmental and labour risks and pay particular attention to the sourcing and use of high-impact materials by the Licensee and its contractors (e.g. concrete, steel, metals, insulating materials, timber, electronics, plastics, etc.).

7. Construction – land use and human rights

The Licensee will ensure for itself (and use all reasonable endeavours to cause its contracting parties to agree) that the rights and title to property and land of the individuals, indigenous people and local communities, as well as historical, cultural and environmental heritage and diversity, are always respected, in particular in the planning and implementation of all construction projects carried out for or on behalf of the Licensee or otherwise related to the Licenced Activities to the fullest extent permitted by applicable laws and regulations. The Licensee will ensure that negotiations with regard to their property or land, including the use of and transfers of it, adhere to the principles of free, prior and informed consent, contract transparency and disclosure. The Licensee will also require adoption of commercial best practices and compliance with all applicable laws and regulations to limit the creation and impact of pollution on local communities from pollution (including, but not limited to noise, light, dust, excess water run-off and gaseous emissions) during construction, operational and wind-down/decommissioning phases.

The Licensee will ensure that the material effects of its activities to biodiversity, access to water and local communities are thoroughly assessed, reported on and verified (including recent activities in the area) before any undertakings are agreed or actioned. This will be through local environmental health and planning departments and, where necessary, civil society groups. This assessment will be shared and agreed with VEL before seeking approval of plans.

For the avoidance of doubt, all provisions of the Ethical Sourcing Principles (including the calculation of GHG emissions) will apply during construction as well as operational phases.

8. Purchasing and procurement practices

The Licensee will ensure that ethical purchasing matters are included as part of its purchasing and procurement processes (e.g. through the use of a supplier scorecard). To the extent commercially reasonable, ethical purchasing requirements (including, but not limited to environmental, labour, human rights and community impacts) during materials sourcing, manufacture, reuse/recycling and disposal/end of life will be included in tender process, and in standard decision-making and scoring matrices. The Licensee will have a clear policy on mandatory requirements before a supplier can be contracted (the Licensee may have a separate policy for small-scale suppliers), as well as a clear escalation process within which to raise ethical questions. The Licensee will use all reasonable endeavours to include ethical requirements in New Contracts, including termination rights should unacceptable breaches occur. The Licensee will show flexibility and offer additional support for small suppliers to the extent commercially reasonable. The Licensee will train all individuals responsible for purchasing and procurement in ethical procurement practices, and ensure that processes are followed at all times.

9. Supporting suppliers and partners

The Licensee will adopt procedures and processes over time to undertake the following checks for each supplier and partner:

•        the owners of an organisation (KYC checks), its structure, its business and its supply chains;

•        its policies in relation to people, planet, governance/transparency and accountability;

•        its due diligence processes;

•        the parts of its business and supply chains where there is highest risk of unethical behaviour, and the steps the supplier has taken to assess, manage and mitigate that risk, including in relation to all forms of forced and child labour;

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•        the supplier/partner’s effectiveness in ensuring the integrity of its business and supply chains, and the performance indicators it uses to measure this;

•        the training the supplier/partner provides to its staff on ESG (including human rights and environmental impact) and Health & Safety issues, and the percentage (or other appropriate measure) of staff members receiving that training;

The Licensee will ensure that clear and legal lines of accountability are in place, should unacceptable activity be found within a supply chain. The Licensee will put measures in place to work with the supplier/partner to address issues, or terminate relationships where necessary.

10. Labour practices

Licensee will use commercially reasonable endeavours to ensure that all locations used in the manufacture and supply of products, services, materials and equipment (hereafter “products”) for the Licensee must meet the applicable provisions of the Ethical Trading Initiative (ETI) Base Code, and International Labor Organisation (ILO) codes on occupational health and safety standards. Employees and managers who have direct responsibility for supply chain management will receive training on the mitigation of labour abuses, occupational health and safety infringements, environmental standards and the impact of activities on children and local communities. The Licensee should, over time, adopt a programme of monitoring by independent third parties to assess these standards at a minimum through the first and second tiers of the supply chain.

Products will not be sourced from any factories located in hotspots for child labour (Extreme Risk ranking on Maplecroft Child Labor Index) or slave labour (Watch List, US TIP report) unless the relevant factory actively participates, to VEL’s reasonable satisfaction, in one of the following:

•        An internationally recognized program with third party verification to bring better labour standards to the region. Internationally recognized programs include ILO Better Works, Fairtrade Labeling Organization, SIA Social Fingerprint and the Fair Labour Association.

•        A country specific program for sourcing companies, such as BSR’s China Training Initiative or Heath Enables Returns.

The Licensee should seek to develop agreements with leaders in responsible supply chain management and will therefore look to support companies which do one or more of the following:

•        actively source from companies which themselves source from factories which participate in internationally recognized labour improvement programs, i.e. HERproject, ILO Better Works factories, etc;

•        provide company-wide staff training on labour standards, occupational health and safety, and whistle-blowing;

The Licensee will require that companies which have a record of breaches in labour standards, occupational health and safety standards and pollutant controls in their supply chains demonstrate significant performance improvements via third party assessments before the Licensee enters into contracts with them. Similarly, supply chains which are known to include products with high risk of egregious labour standards for inputs, including but not limited to, cotton, precious metals, gem stones, and tropical hardwoods, require the supplier to provide evidence of proactively working with sourcing communities to ensure highest labour standards.

The Licensee will use reasonable endeavours to manage its supply chain to provide that any parties involved in the manufacture or supply of any relevant products comply in all material respects with all applicable local, regional, state, federal and country laws, including labour laws, child protection laws, wage and hour laws, anti-discrimination laws, environmental laws, anti-corruption laws, health and safety laws, industry standards and regulatory requirements for safety and quality and requirements and codes of conduct applicable to labour standards and working conditions for all employees (including but not limited to those set forth by the International Labour Organization).

The Licensee will use reasonable endeavours to manage its supply chain to provide that workers for all parties involved in the manufacture or supply of relevant products are able to understand all policies and procedures pertaining to their work (whistleblowing, employment rights, safeguarding of minors and vulnerable people, etc), irrespective of language, gender, race, religion, sexual orientation, education, culture, disability, technical, and other barriers.

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The Licensee will use reasonable endeavours to manage its supply chain to provide that workers for all parties involved in the manufacture or supply of relevant products have access to paid maternity leave and nursing facilities with appropriate breaks and private, clean and comfortable space.

The Licensee will seek to work with suppliers and partners that meet Virgin’s own ethical and operational standards with regard to issues such as (but not limited to) gender, race, sexual orientation, religion, caste, education, culture, disability, social equality. The Licensee will seek to ensure that suppliers and partners pay equal pay for equal work. The Licensee will seek to work with suppliers that have zero tolerance of sexual and other forms of harassment, promoting and actively supporting safety from violence for all workers. It will seek to promote these values throughout its supply chain, working with suppliers to address issues, or terminate relationships where necessary.

The Licensee will use reasonable endeavours to provide that all workers (including office workers, service delivery workers, remote workers and all workers in construction environments) are trained in modern slavery issues and how to spot and respond to them in a timely and safe manner.

11. Attention to high risk areas

The Licensee will pay special attention to high risk areas in its supply chain including but not limited to: cotton, precious metals, cement, gem stones, timber and tropical hardwoods, off-shoring, alcohol, palm oil, heavy metals, toxins, brominated fire retardants, child-labour/forced labour hotspots, migrant male labour (and associated sex trade) and seasonal workers. The Licensee will assess labour, community (including impact on children), environmental, corruption and brand reputation risks, engaging with NGOs and other credible third parties for quality advice. It will also consider leadership opportunities and where there is the greatest ability to positively influence change.

12. Responsible Sourcing of Minerals

The Licensee shall use reasonable endeavours to manage its suppliers to, and include requirements in New Contracts with all suppliers of materials used in the manufacture or supply of relevant products (such as raw material inputs, hardware, components, electronic equipment, renewable energy technologies and other relevant goods and services), to implement a policy to reasonably assure that the tantalum, tin, tungsten, gold and other minerals in the products they manufacture do not directly or indirectly finance or benefit armed groups that are perpetrators of serious human rights abuses (e.g. in Democratic Republic of Congo and other affected countries). The Licensee shall use reasonable endeavours to manage its suppliers to, and include requirements in New Contracts to, conduct due diligence on the source and chain of custody of all such minerals and, if permitted by applicable laws and contract. shall make the results of their due diligence available to customers upon request.

13. Automation in major manufacturing locations of strategic suppliers

The Licensee will seek to include requirements in New Contracts that major strategic manufacturers of their products who are planning to automate significant proportions of their operations report on their plans to reskill workers to ensure that they can thrive in a rapidly changing economic environment, and report on their plans to ensure that the local community continues to enjoy the economic benefits of their industry.

14. Use of plastics, recycled content and minimal packaging

Single use plastics will be avoided wherever possible — the Licensee will follow a reduce-reuse-recycle approach to use of plastics and other materials. Licensee will use commercially reasonable endeavours not to use or sell products containing microbeads, polyethylene, polypropylene, polyethylene terephthalate or polymethyl methacrylate in the course of its business. Packaging for products will, where possible, be made with sustainable materials and energy sources and the Licensee will seek to encourage the use of materials with reused and recycled content and support the use of products that are designed with minimal packaging and are themselves able to be reused and recycled. The use of primary, secondary and tertiary packaging should be minimised and made from materials that can be reused or recycled. The Licensee should seek whenever possible not to accept products and packaging using polystyrene as this cannot be easily reused or recycled.

15. Waste in electrical and electronic equipment

Licensee will use reasonable endeavours to provide that any supplier of electrical or electronic products meets the requirements of the California Electronic Waste Recycling Act, and any other applicable legislation.

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16. Toxins and heavy metals

The Licensee will, as far as possible, minimise the concentration of heavy metals and brominated fire retardants in products and their packaging, and will comply with applicable standards on maximum levels of heavy metals and brominated fire retardants and heavy metals including Cadmium, Hexavalent Chromium, Lead and Mercury.

17. Use of data, Cloud services, AI and blockchain technologies

The Licensee will consider the environmental, social and ethical impact of the digital services it employs in the course of its business, both through direct procurement, and through Cloud, blockchain and other web-based services. This consideration will be from cradle to grave and include, but not be limited to, components, products, transportation, emissions, end of life and impact on people (both users and non-users of the digital services).

18. Sustainability related certified products and textiles

The Licensee should seek to procure products that carry a certification mark related to sustainability, such as those certified by a member of Fairtrade Labelling Organizations International (FLO), the Soil Association organic certification, the Rainforest Alliance, or other appropriate standards, where they do not compromise other sustainability objectives.

19. Animal testing, animal welfare and animal based products

Animal testing will not be used by the Licensee on any products without VEL’s prior written approval. No products will make use of any fur, skins, food or food ingredients of plant or animal origin (including fish) of any species specified in the International Union for Conservation of Nature (IUCN) Red List of Threatened Species. The Licensee will not use live animals or glorify hunting in the course of its business without VEL’s prior written consent, and will ensure due consideration of animal welfare in the sourcing of animal-derived products.

20. Timber and timber products

All products produced by Licensee with wood components, including new fibre for paper, require sustainability certification (whether by the Forest Stewardship Council (FSC) or by any other certification process accepted by the Carbon Disclosure Project (CDP)).

21. Publications and other printed materials

The Licensee will seek to minimise the use of printed publications and other printed materials where possible. However, where this is not possible, the Licensee will use reasonable endeavours to provide that any printing work is certified to ISO 14001 or will take steps towards managing its environmental impact through other initiatives. The use of laminate and ultraviolet varnish and waxed finishes by the Licensee should be avoided. Paper and card made by the Licensee should be produced using non-chlorinating bleaching methods and aim to achieve 75% post-consumer recycled content for coated paper, and 100% post-consumer waste for uncoated paper. Any new fibre used by the Licensee must be from FSC-certified sources.

22. Catering

The Licensee will develop, and provide to VEL for its approval within [***], a written set of ‘Sustainable Food Principles’ for customer and employee catering, where relevant. The Licensee will amend such ‘Sustainable Food Principles’ to reflect any reasonable comments VEL may have and will comply in all material respects with such principles once approved. The Licensee will seek to run its catering operations (including third party-branded items) sustainably, minimising waste (including post-consumer waste) and seeking to eliminate the use of single use plastics and other environmental pollutants. The Licensee will seek to work with sustainable producers in all catering activities, where possible, and will consider labour and trade conditions, supporting biodiversity, ethical and humane treatment of livestock, and sustainable sourcing. The Licensee will seek to avoid the use of products (including Palm Oil, Soy and other ingredients) that are in VEL’s reasonable opinion regarded as having disproportionately negative effects on the environment and biodiversity. Menus should seek to provide customers/employees with a balanced diet. The Licensee will use its best endeavours to ensure that all fish and seafood used in catering will exclude high risk species as outlined in the Greenpeace Fish Guides. The Licensee will also use its best endeavours to ensure that no food or food ingredients will be used of plant or animal origin (including fish) of any species specified in the International Union for Conservation of Nature (IUCN) Red List of Threatened Species.

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23. Employee commuting

The Licensee recognises that employee commuting forms a large part of the Licensee’s environmental footprint, and will engage with employees to seek innovative ways to address their footprint.

24. Transparency and Reporting

The Licensee will seek to be transparent in the management of its social and environmental impact and will produce, starting [***], an externally validated (which may be by the Licensee’s auditors) annual sustainability report. This report will be signed by an authorised signatory for and on behalf of the Licensee and will be published in a prominent and relevant place on the Site.

25. Cross-industry collaboration

The Licensee will seek to play a leadership role in industry-wide collaboration, leveraging ideas and support from across the Virgin Group. Areas for collaboration include, but are not limited to, alternative fuels, health and safety, mental health and crime, accessibility, efficiency and environmental sustainability, labour conditions in supply chains, and human trafficking using industry products or services.

26. Social impact and community investment activity

The Licensee will seek to play a leadership role in the delivery of its community investment and social impact activity. Community investment activity will be delivered in-line with the Licensee’s Purpose and social impact strategy.

The Licensee will offer employees an equitable allocation of working days to volunteer to support community investment and will produce and publish a company volunteering policy that sets out the terms of volunteering allocation and the practices suitable for employees to pursue as volunteering activity.

27. Partner and technology diligence in contracts

The Licensee will use reasonable endeavours to ensure that ethical matters are an integral part of its contracting process. The Licensee will have a clear policy on mandatory requirements before such work can be contracted as well as a clear escalation process, which (subject to any applicable confidentiality restrictions) includes VEL, within which to raise ethical questions.

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SCHEDULE 6

Sponsorship Opportunities, Merchandising Opportunities and Brand Marketing Partnerships

[***]

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SCHEDULE 7

Staff Product Examples

[***]

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SCHEDULE 8

Brand Strategy Plan

The Licensee and VEL shall work with each other in good faith to develop and agree as soon as reasonably practicable and in any event within [***], a document which reflects the business strategy, positioning and implementation of the Licensee as relevant to the Virgin brand (the “Brand Strategy Plan”). The Brand Strategy Plan shall include, without limitation, high level details of the following:

(i)          the Licensee’s business strategy as relevant to the Virgin brand;

(ii)         objectives: brand ambition (envisaged market share, reputation etc.);

(iii)        targeting: the Licensee’s target demographic;

(iv)        positioning: how the “Virgin Orbit” brand will be positioned in the market (in keeping with Virgin brand DNA, and to include a proposition and purpose); and

(v)         implementation: route to market, digital strategy.

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SCHEDULE 9

Form of Deed of Covenant

DATE:

PARTIES

1            [        ] (company number [        ]) a company incorporated in [        ] whose registered office is at [        ] (the “Purchaser”)

2            VIRGIN ENTERPRISES LIMITED, a company registered in England and Wales with registered number 01073929, whose registered office is at The Battleship Building, 179 Harrow Road, London W2 6NB (the “Beneficiary”)

(together, the “Parties” and each a “Party”)

BACKGROUND

A           On [date], the Beneficiary and [Virgin Orbit Holdings, Inc] (the “Company”) entered into a trade mark licence agreement, as amended from time to time (the “Agreement”). Under the Agreement, the Beneficiary granted the Company the right to use certain of its trade marks in relation to the provision by the Company of certain satellite launch services and activities.

B           The Purchaser has agreed to guarantee the Company’s financial obligations under the Agreement and to provide certain comfort in relation to the observance of the terms of the Agreement in consideration of the Beneficiary entering into this Deed of Covenant.

OPERATIVE PROVISIONS

1.           Interpretation

1.1     In this Deed of Covenant (unless the context requires otherwise) references to:

1.1.1      the Purchaser, the Beneficiary and the Company shall be construed so as to include their successors in title, permitted assigns and permitted transferees;

1.1.2      the Agreement or to any other document are to the Agreement or that other document (as the case may be):

1.1.2.1          and to all other documents forming part of it from time to time;

1.1.2.2          as amended (i) in accordance with the terms thereof; or (ii) with the agreement of the relevant parties;

1.1.3      any reference to an “amendment” includes a supplement, restatement, variation, novation or re-enactment (and “amend”, “amended” and similar words are to be construed accordingly);

1.1.4      any reference to a “company” shall be construed as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.1.5      any reference to a “person” includes an individual, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

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1.1.6      any reference to “law” includes a reference to the common law, any statute, bye-law, regulation or instrument and any kind of subordinate legislation, and any order, requirement, code of practice, circular, guidance note, licence, consent or permission made or given pursuant to any of the foregoing, and shall be construed as referring to:

1.1.6.1   such law as amended and in force from time to time and to any law which (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such law; and

1.1.6.2   any former law which it re-enacts, consolidates or enacts in rewritten form,

PROVIDED THAT in the case of matters which fall within Clause 1.1.6.1 above, as between the Parties, no such amendment or modification shall apply for the purposes of this Deed of Covenant to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

1.1.7      the singular includes a reference to the plural and vice versa; and

1.1.8      any reference to a “Clause” is to a clause of this Deed of Covenant.

1.2     Clause headings are for ease of reference only.

1.3     Any obligation in this Deed of Covenant on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.4     Any capitalised terms not defined herein shall have the meaning ascribed to them in the Agreement.

2.           Covenant and indemnity

The Purchaser hereby irrevocably and unconditionally covenants with the Beneficiary as follows:-

2.1     The Purchaser will in all respects :

2.1.1      guarantee the due and punctual payment by the Company as and when due of moneys, interest and damages which are payable to the Beneficiary in respect of the Agreement; and

2.1.2      procure that neither it nor its “Group” (which for the avoidance of doubt shall include any Subsidiary of the Purchaser, including the Company and its Subsidiaries) shall participate in, permit or otherwise facilitate (or permit any other member of its Group to participate in, permit or otherwise facilitate) a reorganisation, restructuring or transfer of assets of its Group where the impact of that reorganisation, restructuring or transfer of assets is to materially subordinate the position or rights of the Beneficiary under the Agreement or otherwise materially compromise the obligations of the Company under the Agreement;

(the “Guaranteed Obligations”), which obligations shall extend to any variation, amendment or supplement thereto.

2.2     Without prejudice to the Beneficiary’s rights against the Company as principal obligor, the Purchaser shall be deemed the principal obligor in respect of the obligations, duties, undertakings, covenants, conditions and sums referred to in Clause 02.1 under this Deed of Covenant and not merely a surety, if and to the extent the Company is in default of its obligations defined therein.

2.3     The Purchaser shall not be discharged or released from this Deed of Covenant by the occurrence of any one or more of the following (except if and to the extent the Company is so deemed to be discharged and relieved from the underlying obligations):

2.3.1      any alteration of the terms of the Agreement between the Beneficiary and the Company;

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2.3.2      any allowance of time to the Company;

2.3.3      any forbearance, indulgence or concession granted to the Company;

2.3.4      any compromise of any dispute with the Company; and

2.3.5      any failure of supervision or to detect or prevent any fault of the Company.

2.4     This Deed of Covenant sets forth continuing obligations and accordingly shall remain in operation until all payments of moneys, interest and damages now or hereafter to be carried out or performed by the Company under the Agreement shall have been satisfied or performed in full.

2.5     The Purchaser’s obligation and liability under this Deed of Covenant shall continue notwithstanding any disclaimer of the Agreement by a liquidator or administrator appointed to the Company and the Agreement shall for the purposes of this Deed of Covenant be deemed to continue notwithstanding any such disclaimer.

2.6     This Deed of Covenant shall not be affected by any amalgamation, reconstruction, change of name or status in the Company.

3.           Termination

The Purchaser shall have no right to terminate its liability under this Deed of Covenant and any such rights at common law or in equity are excluded, except that this Deed of Covenant shall automatically terminate if, in the event of a direct or indirect change of Control of the Licensee or any Holding Company of the Licensee a new Purchaser Covenant under Clause 20 of the Agreement is delivered.

4.           Separate obligation

4.1     Except as set forth in Clause 3 of this Deed of Covenant, this Deed of Covenant and the Beneficiary’s rights under it are in addition to and not in substitution for or in any way prejudiced or affected by any other guarantee, mortgage, charge or other security, by whomsoever given, now or at any time in the future held by the Beneficiary in connection with the Guaranteed Obligations.

4.2     The Beneficiary shall not be obliged, before making demand or taking any other steps to enforce its rights under this Deed of Covenant:

4.2.1      to make any demand for repayment or take any action on or against the Company or any other person in connection with the Guaranteed Obligations; or

4.2.2      to take any proceedings or exhaust any claim, right or remedy against the Company or any other person.

5.           Costs

5.1     The Purchaser shall, on demand by the Beneficiary, pay or reimburse to the Beneficiary, on a full indemnity basis, all costs and expenses of whatsoever nature (including, without prejudice to the generality of the foregoing, legal fees and disbursements) and VAT thereon which the Beneficiary or its agents may reasonably incur in protecting or preserving, exercising or enforcing its rights and/or powers under this Deed of Covenant or attempting to do so; PROVIDED THAT the Beneficiary has first used reasonable endeavours to preserve, exercise or enforce such rights and/or powers with respect to the Agreement directly against the Company without full and prompt success.

6.           Purchaser Warranties

6.1     The Purchaser represents and warrants to the Beneficiary that at the date of this Deed of Covenant:

6.1.1      the Purchaser has all requisite power and authority, and has taken all necessary corporate action, to enable it to enter into and perform this Deed of Covenant;

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6.1.2      its obligations under this Deed of Covenant shall, when executed, constitute legal, valid, and binding obligations enforceable in accordance with the terms of this Deed of Covenant;

6.1.3      the Purchaser does not require the consent, approval or authority of any other person to enter into or perform its obligations under this Deed of Covenant; and

6.1.4      the Purchaser’s entry into and performance of its obligations under this Deed of Covenant will not constitute any breach of or default under any contractual, governmental or public obligation binding on it.

7.           Assignment and transfer

7.1     The Beneficiary may at any time, subject to the prior written consent of the Purchaser, assign or transfer to any person the whole or any part of the Beneficiary’s rights under this Deed of Covenant or enter into any agreement with any person in relation to any or all of such rights; PROVIDED THAT Beneficiary shall remain responsible hereunder for performance of its obligations (even as performed by such third parties) and shall not assign this Deed of Covenant without assigning the Marks to such assignee.

7.2     The Purchaser may not, without the prior written consent of the Beneficiary, assign any of its rights or transfer any of its obligations under this Deed of Covenant or enter into any transaction which would result in any of these rights or obligations passing to another person (for clarity, without limitation to Purchaser’s rights under clause 3 hereof).

8.           General

8.1     The Beneficiary’s rights and powers arising out of any breach or non-performance of this Deed of Covenant shall not be prejudiced by any delay in exercising them or by any other act done or omitted by the Beneficiary which but for this Clause might have been deemed a waiver of such breach or non-performance, nor shall any exercise of any such right or power preclude any further or other exercise of any right or power of the Beneficiary.

8.2     All powers of the Beneficiary shall be cumulative and any express power conferred on the Beneficiary under this Deed of Covenant may be exercised without prejudicing or being limited by any other express or implied power of the Beneficiary.

8.3     A certificate by the Beneficiary confirming (accurately and in reasonable detail) any amount for the time being due to it from the Company or the Purchaser shall be conclusive evidence of the amount so due in the absence of any manifest error.

8.4     If any provision of this Deed of Covenant (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, such invalidity or unenforceability shall not affect the other provisions of this Deed of Covenant which shall remain in full force and effect.

8.5     No variation of this Deed of Covenant shall be effective unless and until it is in writing and signed by (or by some person duly authorised by) the Beneficiary and the Purchaser.

8.6     No term of this Deed of Covenant shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a party who is not a party to this Deed of Covenant.

8.7     This Deed of Covenant may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

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9.           Notices

9.1     Any notice or other communication given under this Deed of Covenant shall be in writing in the English language and signed by or on behalf of the Party giving it and shall be served by delivering it personally or sending it by special delivery to the address and for the attention of the relevant Party set out in Clause 9.2.

9.2     The addresses of the Parties for the purposes of Clause 9.10, are:

Address for notices to Beneficiary:	The Battleship Building, 179 Harrow Road, London W2 6NB Attention: Intellectual Property Director
Address for notice to Purchaser :	[ ] Attention: Chief Executive Officer
or such other address as may be notified in writing from time to time by the relevant Party to the other Party.

9.3     In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant Party set out in Clause 9.2 (or as otherwise notified by that Party under this Deed of Covenant) and delivered either to that address or into the custody of the postal authorities as a special delivery or airmail letter.

10.         Governing law

10.1   This Deed of Covenant is governed by and shall be construed in accordance with the laws of England. Non-contractual obligations (if any) arising out of or in connection with this Deed of Covenant (including its formation) shall also be governed by the laws of England.

10.2   The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this Deed of Covenant (including its formation).

Executed as a Deed and delivered on the date shown at its head.

EXECUTED as a DEED by	)
[ ]	)
acting by	)	…………………………………………
(director) in the presence of	)
Witness:	Signature:	…………………………………………………
	Name:	…………………………………………………
	Address:	…………………………………………………
	Occupation:	…………………………………………………
EXECUTED as a DEED by	)
VIRGIN ENTERPRISES	)
LIMITED	)
acting by	)	…………………………………………
(director) in the presence of	)
Witness:	Signature:	…………………………………………………
	Name:	…………………………………………………
	Address:	…………………………………………………
	Occupation:	…………………………………………………

Annex M-50

SCHEDULE 10

Debranding Process

1.1         In order to manage the debranding and transition process following termination or expiry of this Agreement, the parties shall establish a steering committee (the “Debrand Steering Committee”) consisting of at least one representative of VEL and at least one representative of the Licensee. The Licensee and VEL shall each have the right from time to time to nominate, by written notice to the other, a maximum of two other representatives to join the Debrand Steering Committee. No meeting of the Debrand Steering Committee will be quorate without the VEL and the Licensee representative.

1.2         The Debrand Steering Committee shall review all aspects of the debranding and transition process, with a specific focus on aspects which impact the Virgin brand, including customer experience. In particular, the Debrand Steering Committee shall review:

1.2.1      the development, agreement and implementation of the Debranding Plan (as defined below);

1.2.2      the development, agreement and implementation of the Communications Plan (as defined below);

1.2.3      orders agreed with customers prior to termination or expiry of this Agreement (including whether such orders are to be fulfilled or if customers are to be reimbursed for any expenses incurred); and

1.2.4      any reputational or public relations issues.

1.3         Within twenty (20) Business Days following notice of termination by VEL, the parties shall agree, in writing:

1.3.1      a debranding plan to set out the steps, and corresponding timing for such steps, to be taken by the Licensee and any permitted sub-licensees to discontinue its use of the Marks and de-brand away from the Marks (“Debranding Plan”); and

1.3.2      a communications plan to set out the messaging, and corresponding timing for such messaging, to consumers, employees, the press and industry in relation to the debranding (“Communications Plan”).

1.4         The parties agree that all aspects of the debranding and transition process following termination or expiry of this Agreement will be conducted in accordance with the Debranding Plan and the Communications Plan. Save as agreed and set out in the Debranding Plan and the Communications Plan, and without prejudice to the foregoing, the Licensee shall not issue any communications to any customers regarding the debrand and transition process without the prior written consent of VEL. For the avoidance of doubt, all aspects of the debranding and transition process which are not in the Debranding Plan or Communications Plan shall be subject to the prior written agreement of VEL.

1.5         The Licensee shall ensure that the debrand and transition process is carried out with discretion and to avoid public attention as far as practicable and shall not commit, omit or permit any act which may damage the Marks or the reputation of VEL.

Annex M-51

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. NextGen’s amended and restated memorandum and articles of association provided for indemnification of NextGen’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

NextGen has entered into agreements with NextGen’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in NextGen’s amended and restated memorandum and articles of association. NextGen has purchased a policy of directors’ and officers’ liability insurance that insures NextGen’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against NextGen’s obligations to indemnify NextGen’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, NextGen has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of August 22, 2021, by and among the Registrant, Pulsar Merger Sub, Inc. and Vieco USA, Inc. (included as Annex A to the proxy statement/prospectus).
2.2*	Plan of Domestication, dated as of , 2021.
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex I to the proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of Virgin Orbit Holdings, Inc., to become effective upon Domestication (included as Annex J to the proxy statement/ prospectus).
3.3	Form of Bylaws of Virgin Orbit Holdings, Inc., to become effective upon Domestication (included as Annex K to the proxy statement/prospectus).
4.1(1)	Specimen Unit Certificate of NextGen Acquisition Corp. II.
4.2(2)	Specimen Class A Ordinary Share Certificate of NextGen Acquisition Corp. II.
4.3(3)	Specimen Warrant Certificate of NextGen Acquisition Corp. II.
4.4(4)	Warrant Agreement, dated March 22, 2021, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.
4.5*	Specimen Common Stock Certificate of Virgin Orbit Holdings, Inc.
4.6*	Form of Certificate of Corporate Domestication of Virgin Orbit Holdings, Inc., to be filed with the Secretary of the State of Delaware.
4.6*	Form of Warrant Agreement, by and between NextGen Acquisition Corp. II and The Boeing Company.
5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
8.1*	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1

Sponsor Support Agreement, dated August 22, 2021, by and among NextGen Sponsor II LLC, the Registrant, certain officers and directors of the Registrant and Vieco USA, Inc. (included as Annex B to the proxy statement/prospectus).

10.2+	Deed of Novation, Amendment and Restatement, dated August 22, 2021, by and among Virgin Enterprises Limited, Virgin Orbit, LLC and the Registrant.

Exhibit Number	Description
10.3†

Amended and restated trademark license agreement in the form attached as an annex to the Deed of Novation, Amendment and Restatement entered into by and among Virgin Enterprises Limited, Virgin Orbit, LLC and the Registrant, dated August 22, 2021 (included as Annex M to the proxy statement/prospectus).

10.4	Stockholder Support Agreement, dated August 22, 2021, by and among the Registrant, Vieco USA, Inc. and Vieco 10 Limited (included as Annex C to the proxy statement/prospectus).
10.5	Form of Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex D to the proxy statement/prospectus).
10.6	Form of Stockholders’ Agreement, by and between Virgin Orbit Holdings, Inc. and Vieco 10 Limited (included as Annex F to the proxy statement/prospectus).
10.7

Form of Amended and Restated Registration Rights Agreement, by and among Virgin Orbit Holdings, Inc., NextGen Sponsor II LLC and certain former stockholders of Vieco USA, Inc. (included as Annex E to the proxy statement/prospectus).

10.8(4)	Letter Agreement, dated March 22, 2021, among the Registrant, NextGen Sponsor II LLC and the Registrant’s officers and directors.
10.9(4)	Investment Management Trust Agreement, dated March 22, 2021, between the Registrant and Continental Stock Transfer & Trust Company, as trustee.
10.10(4)	Administrative Services Agreement, dated March 22, 2021, between the Registrant and NextGen Sponsor II LLC.
10.11(4)	Sponsor Warrants Purchase Agreement, dated March 22, 2021, between the Registrant and NextGen Sponsor II LLC.
10.12(4)	Indemnity Agreement, dated March 22, 2021, between the Registrant and George M. Mattson.
10.13(4)	Indemnity Agreement, dated March 22, 2021, between the Registrant and Gregory L. Summe.
10.14(4)	Indemnity Agreement, dated March 22, 2021, between the Registrant and Patrick T. Ford.
10.15(4)	Indemnity Agreement, dated March 22, 2021, between the Registrant and Melina E. Higgins.
10.16(4)	Indemnity Agreement, dated March 22, 2021, between the Registrant and Jeffery M. Moslow.
10.17(4)	Indemnity Agreement, dated March 22, 2021, between the Registrant and Josef H. von Rickenbach.
10.18	Form of Virgin Orbit Holdings, Inc. 2021 Incentive Award Plan (included as Annex G to the proxy statement/prospectus).
10.19	Form of Virgin Orbit Holdings, Inc. 2021 Employee Stock Purchase Plan (included as Annex H to the proxy statement/prospectus).
10.20(5)	Promissory Note, dated January 18, 2021, issued to NextGen Sponsor II LLC.
10.21(6)	Promissory Note, dated August 12, 2021, issued to NextGen Sponsor II LLC.
10.22	VO Holdings, Inc. 2017 Stock Incentive Plan.
10.23	Form of Stock Option Agreement under the VO Holdings, Inc. 2017 Stock Incentive Plan.
10.24	Employment Agreement by and between LauncherOne, LLC and Dan Hart, dated February 13, 2017, as amended, effective June 1, 2021.
21.1	List of subsidiaries of the Registrant.
23.1	Consent of Marcum LLP.
23.2	Consent of KPMG LLP.
23.3*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	Form of Proxy Card for the Registrant’s Extraordinary General Meeting.
99.2	Consent of Dan Hart to be named as a director.
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

____________

*        To be filed by amendment.

†        Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Regulation S-K, Item (601)(b)(10)

+        Schedules and exhibits have been omitted pursuant to Item 601 (b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)      Incorporated by reference to Exhibit 4.1 filed with the Form S-1 filed by the Registrant on March 12, 2021.

(2)      Incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by the Registrant on March 12, 2021.

(3)      Incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by the Registrant on March 12, 2021.

(4)      Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 25, 2021.

(5)      Incorporated by reference to Exhibit 10.1 filed with the Form S-1 filed by the Registrant on March 12, 2021.

(6)      Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q filed on August 20, 2021.

Item 22. Undertakings.

1.      The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.      The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.      The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of September, 2021.

NEXTGEN ACQUISITION CORP. II
By:	/s/ Gregory L. Summe
Name: Gregory L. Summe
Title: Co-Chairman and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints George N. Mattson and Gregory L. Summe as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of NextGen Acquisition Corp. II and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ George N. Mattson	Co-Chairman and Director	September 16, 2021
George N. Mattson
/s/ Gregory L. Summe	Co-Chairman and Director	September 16, 2021
Gregory L. Summe
/s/ Patrick T. Ford	Chief Financial Officer and Secretary (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	September 16, 2021
Patrick T. Ford
*	Director	September 16, 2021
Melina E. Higgins
*	Director	September 16, 2021
Jeffrey M. Moslow
*	Director	September 16, 2021
Josef H. von Rickenbach
*By:	/s/ Gregory L. Summe
Gregory L. Summe
Attorney-in-fact